Form 10KSB40, Exhibit 13
period 2000-12-31
ALPENA BANCSHARES INC
filed 2001-03-30
CIK 1128227

                         [ALPENA BANCSHARES, INC. LOGO]



                                      2000
                                 ANNUAL REPORT



                      YOUR HOMETOWN FINANCIAL INSTITUTION!

         LOCALLY OWNED AND SERVING NORTHERN MICHIGAN FOR OVER 40 YEARS.

                               WITH LOCATIONS IN

                     - ALPENA - OSCODA - MIO - CHEBOYGAN -
                     - OSSINEKE - INDIAN RIVER - LEWISTON -


                             www.first-federal.com


                                  Member FDIC

                                TABLE OF CONTENTS


                                                                                                               PAGE


Message of President and Chief Executive Officer.........................................................         1
Selected Consolidated Financial and Other Data...........................................................         2
Management's Discussion and Analysis of
     Financial Condition and Results of Operations.......................................................         3
Report of Management and Independent Auditors............................................................        13
Consolidated Statements of Financial Condition...........................................................        14
Consolidated Statements of Income........................................................................        15
Consolidated Statements of Stockholders' Equity..........................................................        16
Consolidated Statements of Cash Flows....................................................................        17
Notes to Consolidated Financial Statements...............................................................        18
Directors and Officers of First Federal Savings
     and Loan Association of Alpena......................................................................        42
Stockholder Information..................................................................................        43


[ALPENA BANCSHARES, INC. LETTERHEAD]


March 19, 2001



Dear Stockholders:

The year 2000 has been an exciting one for our Company. First Federal Savings and Loan Association completed the formation of Alpena Bancshares, Inc., its holding company, on November 14, 2000. The formation of the holding company will allow us greater flexibility to take advantage of financial and growth opportunities in the future. Another aspect of our strategic planning was the changing of the Bank's name to "First Federal of Northern Michigan", which more accurately reflects the market area of our business plan. While we have changed our name, we have not changed our commitment to provide superior customer service and quality products in the communities we serve.

Net income for the year grew to $2.1 million or $1.29 per share. Return on average assets and on average equity was 0.82% and 11.37%, respectively.

While maintaining a relatively stable loan portfolio, the Company established a serviced loan portfolio of over $17 million. This was a result of selling longer term fixed rate residential mortgage loans in the secondary market while maintaining the servicing relationship with our customers. These mortgage banking activities produced income of $243,000 in 2000. Commercial and consumer lending has remained strong throughout the year. The average balance of these portfolios combined grew $9.8 million, or 61.5%.

The Bank opened two new full service offices in 2000 in an effort to expand our market area. These offices are located in Indian River and Lewiston, Michigan. For cost control, these offices are presently leased, and will remain so until volume warrants an investment into facilities. In addition, we are excited to announce the planned opening of a full service branch in Gaylord in the second quarter of 2001. As a growing and substantial market, Gaylord fits well into our strategy of better servicing our banking area of Northern Michigan.

Competition is becoming very strong in our market area, both on the lending and deposit sides. We are confident with our strong capital position we can meet this competition head-on and succeed. We look forward to the opportunities and challenges of the coming year and beyond and seek to reward your commitment and investment in Alpena Bancshares, Inc.

Very truly yours,


/s/ Jerry A. Christensen
Jerry A. Christensen
President and Chief Executive Officer

         Set forth below are selected financial and other data of the Company. This information is derived in part from and should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto presented elsewhere in this Annual Report.


SELECTED FINANCIAL CONDITION DATA:

                                                                                     YEARS ENDED DECEMBER 31,
                                                               ------------------------------------------------------------
                                                                  2000         1999         1998        1997        1996
                                                               ----------   ----------   ----------  ----------  ----------
                                                                                       (IN THOUSANDS)


Total assets................................................. $   267,009    $263,549    $242,380    $221,575    $150,724
Interest-earning deposits at other financial institutions ...      12,299       2,695       3,982       3,011       1,095
Investment securities .......................................      18,314      17,403      17,608      21,223       9,383
Mortgage-backed securities ..................................       1,405       1,646       2,105       2,657       3,104
Loans receivable, net .......................................     219,807     223,866     205,460     181,123     128,521
Deposits ....................................................     162,771     156,393     147,159     143,329      98,181
Stockholders' equity ........................................      19,471      18,805      18,664      17,017      15,812


SELECTED OPERATING DATA:


                                                                                    YEARS ENDED DECEMBER 31,
                                                               ------------------------------------------------------------
                                                                   2000         1999        1998       1997        1996
                                                               ------------  ----------  ----------- ---------- -----------
                                                                                 (IN THOUSANDS)

Total interest income .......................................    $ 19,018     $ 17,607    $ 16,716    $ 14,112    $ 10,471
Total interest expense ......................................      12,558       11,726      11,239       9,014       6,356
                                                                 --------     --------    --------    --------    --------
     Net interest income ....................................       6,460        5,881       5,477       5,098       4,115
Provision for loan losses ...................................         280          120         115          98          67
                                                                 --------     --------    --------    --------    --------
     Net interest income after provision
       for loan losses ......................................       6,180        5,761       5,362       5,000       4,048

Other income:
  Service charges and fees ..................................         364          279         207         109          87
  Mortgage companying activities ............................         243           --          --          --          --
  Net gain on sale of investment securities .................       2,028           --          --          --          --
  Loss on impairment of real estate held for investment .....        (211)          --          --          --          --
  Loss on abandonment of fixed assets .......................        (258)          --          --          --          --
  Other .....................................................         111          440         166         156          82
                                                                 --------     --------    --------    --------    --------
       Total other income ...................................       2,277          719         373         265         169
                                                                 --------     --------    --------    --------    --------

Other expense ...............................................       5,298        5,104       4,094       3,735       3,442
                                                                 --------     --------    --------    --------    --------

  Income before income tax expense
  and cumulative effect of change in
  accounting principle ......................................       3,159        1,376       1,641       1,530         775
Income tax expense ..........................................       1,035          452         558         444         210
                                                                 --------     --------    --------    --------    --------

  Net income................................................     $  2,124     $    924    $  1,083    $  1,086    $    565
                                                                 ========     ========    ========    ========    ========


                                                                                       YEARS ENDED DECEMBER 31,
                                                                      --------------------------------------------------------
                                                                          2000        1999        1998      1997      1996
                                                                      ------------ ---------- ----------- --------- ----------

KEY FINANCIAL RATIOS AND OTHER DATA:

Return on average assets (net income
  divided by average total assets) ................................         0.82%      0.37%      0.48%      0.58%     0.41%
Return on average equity (net income
  divided by average equity) ......................................        11.37       5.46       6.85       7.08      3.78
Average equity to average assets ..................................         7.24       6.77       6.98       8.23     10.84
Equity to total assets ............................................         7.29       7.15       7.06       7.23     10.07
Net interest rate spread (average yield on
  interest-earning assets less average yield
  on interest-bearing liabilities) ................................         2.49       2.36       2.41       2.74      2.69
Net interest margin (net interest income as a
  percentage of average interest-earning assets) ..................         2.65       2.50       2.54       2.93      3.14
Noninterest expense to average assets .............................         2.05       2.04       1.81       2.01      2.49
Net interest income to noninterest expense.........................       121.93     112.85     134.88     137.56    119.55
Nonperforming loans to net loans receivable .......................         0.31       0.34       0.55       0.69      0.31
Nonperforming assets to total assets ..............................         0.31       0.32       0.48       0.57      0.27
Allowance for loan losses to nonperforming assets..................        79.21      52.64      41.21      33.25     82.88
Allowance for loan losses to net loans receivable .................         0.30       0.20       0.23       0.23      0.26
Average interest-bearing assets to
  average interest-bearing liabilities.............................       103.20%    102.75%    102.86%    103.67%   109.25%
Number of full-service offices ....................................            8          6          6          6         4



                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

         Alpena Bancshares, Inc. (the "Company") is a holding company whose primary asset is the investment in First Federal Savings & Loan Association of Alpena, MI (the "Bank"), which reorganized into the holding company structure, effective November 14, 2000. In the holding company reorganization, each outstanding share of the Bank's common stock was converted into one share of the Company's common stock by operation of law, and each stockholder of the Bank received the same ownership interest in the Company immediately following the holding company reorganization as he or she had in the Bank immediately prior to that transaction.

         The Company focuses on establishing and maintaining long-term relationships with customers, and is committed to serving the financial service needs of the communities in its market area. The Company attracts retail deposits from the general public and uses those deposits, together with borrowed funds, to originate residential mortgage loans, and commercial and consumer loans. The Company is the only thrift institution headquartered in its market area, which in recent years has experienced an influx of new commercial banks headquartered outside of northeast Michigan. The Company is committed to meeting the financial needs of the community in which it operates. The Company believes it is large enough to provide a full range of personal and business financial services, and yet small enough to be able to provide such services on a personalized and efficient basis. Management believes that the Company can be more effective in servicing its customers than many of its nonlocal competitors because of the Company's ability to quickly and effectively provide senior management responses to customer needs and inquiries. The Company is majority owned by Alpena Bancshares, M.H.C., a mutual holding company. The Company intends to use the mutual holding company structure to enhance its focus as a community-oriented, independent savings institution.

         The Company's current business strategy is to operate the Bank as a well-capitalized, profitable and independent community-oriented savings association dedicated to providing quality customer service. Generally, the Company has sought to implement this strategy by using retail deposits and FLHB advances as its source of funds and maintaining a substantial part of its assets in loans secured by one- to four-family residential real estate located in the

Company's market area, home equity loans, commercial real estate loans, mortgage-backed securities and in other liquid investment securities. Specifically, the Company's business strategy incorporates the following elements: (1) operating as a community-oriented financial institution, maintaining a strong core customer base by providing quality service and offering customers the access to senior management and services that a community-based institution can offer; (2) maintaining high asset quality by emphasizing investment in residential mortgage loans, mortgage-backed securities and other securities issued or guaranteed by the United States Government or agencies thereof; (3) maintaining capital in excess of regulatory requirements and growing only to the extent that adequate capital levels can be maintained; and (4) managing interest rate risk exposure while achieving desirable levels of profitability.

         Asset Quality and Emphasis on Residential Mortgage Lending. Historically, the Company had emphasized fixed-rate balloon mortgage loans with three and five-year terms secured by one- to four-family properties located in its market area. The Company had been a portfolio lender however, in 2000 the bank began to offer Freddie Mac mortgage products as an additional service to our customers. These products include 15 year and 30 year fixed rate mortgage loans. The Company generally retains all loan servicing on any loans sold to Freddie Mac. The Company anticipates a continued commitment to financing the purchase or improvement of residential real estate in its market area. To supplement local mortgage loan originations where available funds exceed local mortgage loan demand, the Company also invests in mortgage-backed securities and investment securities that are issued or guaranteed by the United States Government or agencies thereof. By investing in these types of assets, the Company's strategy has been to reduce the credit risk of its asset base in exchange for lower yields than would typically be available on commercial real estate loans and multi-family real estate loans.

         Generally, the yield on mortgage loans originated by the Company is greater than that of mortgage-backed securities purchased by the Company. However, due to the highly competitive market in which the Company operates, there can be no assurance that the Company will be able to originate a sufficient number of new mortgage loans to offset the amortization and prepayments of its existing loan portfolio. Accordingly, new loan originations may be reduced in the future, and the Company may increase its investment in mortgage-backed securities during periods of reduced loan demand.

         Capital Position and Controlled Growth. The Company's stockholders' equity increased from $7.1 million at December 31, 1992, to $19.5 million at December 31, 2000, an increase of 174.6%. This includes a net increase of $5.9 million from the proceeds of the Company's initial public offering. Given the current regulatory environment that focuses on the need for higher capital ratios, the Company intends to maintain its level of stockholders' equity and capital ratios by growing only to the extent that adequate capital levels can be maintained.

         Strong Retail Deposit Base. The Company has had a relatively stable retail deposit base drawn from its eight full-service offices located in Alpena, Oscoda, Montmorency, Cheboygan and Iosco Counties in Northeast Michigan. At December 31, 2000, 29.7% of its deposit base consisted of core deposits, which included NOW accounts, regular savings accounts, and money market deposit accounts. Core deposits are considered to be a more stable and lower cost source of funds than certificates of deposit or outside borrowings. The Company will continue to emphasize retail deposits by providing quality customer service, offering competitive rates on deposit accounts, and providing depositors with a full range of accounts.

         The earnings of the Company depend primarily on its level of net interest income, which is the difference between interest earned on the Company's interest-earning assets, consisting primarily of loans receivable, mortgage-backed securities, investment securities, and interest-bearing deposits at other institutions, and the interest paid on interest-bearing liabilities, which consist primarily of savings deposits and FHLB advances. Interest income is a function of the Company's interest rate spread, which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, as well as a function of the average balance of interest-earning assets as compared to interest-bearing liabilities. The Company's earnings also are affected by its level of noninterest income, including primarily service fees and charges, and noninterest expense, including primarily compensation and employee benefits, occupancy expenses, and SAIF deposit insurance premiums. Earnings of the Company also are affected significantly by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities, which events are beyond the control of the Company.

COMPARISON OF FINANCIAL CONDITION

         Total assets increased $3.5 million, or 1.3%, to $267.0 million at December 31, 2000 from $263.5 million at December 31, 1999. Cash and cash equivalents increased by $6.9 million, or 68.7%, to $16.8 million on December 31, 2000 from $10.0 million at December 31, 1999. Investment securities (other than mortgage-backed securities) increased $911,000, or 6.9%, to $14.0 million at December 31, 2000 from $13.1 million at December 31,1999. Net loans decreased $4.1 million, or 1.8%, to $219.8 million at December 31, 2000 from $223.9 million at December 31, 1999. Mortgage-backed securities decreased $241,000, or 14.6%, to $1.4 million at December 31, 2000 from $1.6 million at December 31, 1999.

         Deposits increased $6.4 million, or 4.1%, to $162.8 million at December 31, 2000 from $156.4 million at December 31, 1999. Borrowings in the form of Federal Home Loan Bank advances declined $3.4 million, or 4.0%, to $82.4 million at December 31, 2000 from $85.9 million one year earlier.

         Stockholders' equity increased by $666,000, or 3.5%, to $19.5 million at December 31, 2000 from $18.8 million at December 31, 1999. The increase in stockholders' equity was due to net income of $2.1 million; offset by dividends of $377,000 being paid to the stockholders, and by a decrease in accumulated other comprehensive income of $1.2 million as the result of sales of available for sale securities.


COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

         The earnings of the Company depend primarily on its level of net interest income, which is the difference between interest earned on the Company's interest-earning assets, consisting primarily of mortgage loans, consumer loans, mortgage-backed securities, investment securities, and interest-bearing deposits at other institutions, and the interest paid on interest-bearing liabilities, which consist primarily of savings deposits and FHLB advances. The Company had net income of $2.1 million and $924,000 for the years ended December 31, 2000 and 1999, respectively.

         Interest Income. Total interest income increased by $1.4 million, or 8.0% to $19.0 million for the year ended December 31, 2000 from $17.6 million for the year ended December 31, 1999. The increase in interest income was attributable to an increase in the average balance of the Company's average interest-earning assets by $8.3 million, or 3.5%, to $243.6 million for the year ended December 31, 2000 from $235.4 million for the year ended December 31, 1999 and by an increase in the average yield on the Company's average interest earning assets to 7.81% for the year ended December 31, 2000 from 7.48% for the year ended December 31, 1999. The increase in the average balance of interest-earning assets reflected a $122,000 increase in the average balance of mortgage loans, a $9.8 million increase in the average balance of other loans, and a $202,000 increase in the average balance of investment securities. This was partially offset by a $336,000 decrease in the average balance of mortgage-backed securities and a $1.5 million decrease in the average balance of other investments. The increase in average yield was caused primarily by the increase in yield on mortgage loans due to loans being originated in 2000 at higher interest rates, and also partially due to higher interest rates during 2000 on other loans, mortgage-backed securities and interest-earning deposits.

         Interest income on loans receivable increased by $1.4 million, or 8.4%, to $17.6 million for the year ended December 31, 2000 from $16.2 million for the year ended December 31, 1999. Interest income on mortgage loans increased by $303,000, or 2.0%, to $15.2 million from $14.9 million, and interest income on other loans increased by $1.0 million, or 76.5%, to $2.4 million from $1.4 million. The increase in interest income on loans resulted primarily from an increase in the average balance of other loans to $25.7 million for the year ended December 31, 2000 from $15.9 million for the year ended December 31, 1999, and was accompanied by an increase in the average yield on other loans to 9.46% from 8.65%. The increase in average yield on other loans was primarily because of higher interest rates on loans originated during 2000 along with existing adjustable rate loans resetting at higher current market interest rates.

         Interest Expense. Total interest expense increased by $832,000, or 7.1%, to $12.6 million for the year ended December 31, 2000 from $11.7 million for the year ended December 31, 1999. The increase was primarily attributable to increases in the average balance of deposits of $3.0 million, or 2.0%, to $155.7 million for the year ended December 31, 2000 from $152.7 million for the same period one year earlier and an increase in the average balance of borrowed funds to $80.3 million from $76.3 million for the years ended December 31, 2000 and 1999, respectively and in the average cost of deposits to 4.88% from 4.77% and in the average cost of borrowed funds to 6.18% from 5.82%. The increase in average balance of deposits was primarily due to promotions for acquiring certificate accounts. The increase in the average balance of deposits and borrowed funds was used to fund loan originations. The increase in the average cost of deposits and borrowed funds was attributable to higher market interest rates during 2000.

         Net Interest Income. Net interest income increased by $580,000, or 9.9%, to $6.5 million for the year ended December 31, 2000 from $5.9 million for the year ended December 31, 1999. The principal reason for the increase in net interest income was an increase in the Company's interest rate spread to 2.5% from 2.4%, and an increase in the Company's ratio of average interest-earning assets to average interest-bearing liabilities.

         Provision for Loan Losses. The Company maintains an allowance for loan losses based upon management's evaluation of risks in the loan portfolio, the Company's past loss experience, and current and expected future economic conditions. The Company increased its provision for loan losses to $280,000 for the year ended December 31, 2000 from $120,000 for the year ended December 31, 1999. The increased provision was because of the inherent risk of the expanding loan (primarily commercial and consumer) portfolio. Management believes that its provisions for loan losses have maintained its allowance for loan losses will not exceed estimated amounts. Management continues to monitor activity and will make adjustments to this allowance provision as conditions warrant.

         Other Income. Other income increased by $1.6 million to $2.3 million for the year ended December 31, 2000 from $719,000 for the year ended December 31, 1999. The increase for the 2000 period was primarily attributable to gains on the sale of assets, income from mortgage banking activities, and also partially due to increases in various fees collected. These increases were partially offset by costs associated with the retirement of certain fixed assets, a valuation adjustment to real estate held for sale, along with a decrease in miscellaneous other income items. In 2000, the Company recognized gains in the liquidation of certain available-for-sale securities to enhance both liquidity and future earnings. These gains totaled approximately $2.0 million. Certain fixed assets, relating to the Company's in-house computer system were retired during the third quarter of 2000. These costs amounted to approximately $258,000. In the fourth quarter of 2000, the Company made an adjustment of approximately $211,000 related to the valuation of its investment in Wyndham Garden Estates. This development is required by accounting standards to be valued at the lower of actual cost or current market values. During 2000, the Company began selling originations of 15 to 30 year fixed rate loans to Freddie Mac with servicing generally retained. For the year ended December 31, 2000, the Company had income from mortgage banking activities of $243,000.

         Other Expense. Noninterest expense increased by $195,000 to $5.3 million for the year ended December 31, 2000 from $5.1 million for the year ended December 31, 1999. The increase was attributable to the $297,000 increase in compensation and benefits expense, the $82,000 increase in occupancy expense, and partially offset by declines of $56,000 in Federal insurance premiums and $117,000 in other operating expenses. Compensation and benefit expenses were higher primarily because of additional employees hired to accommodate some the Company's significant growth over the past few years and overall wage increases in 2000, and also partially due to continued increases in pension plan and health insurance costs. Occupancy expense increased primarily due to the increased cost of depreciation and maintenance of equipment. The decline in other operating expenses was primarily attributable to a $95,000 adjustment in the Michigan Single Business Tax in 1999.

         Income Taxes. Federal income tax expense increased $583,000 to $1.0 million for the year ended December 31, 2000 from $452,000 for the year ended December 31, 1999. The increase was primarily due to the $1.8 million increase in income before federal income tax expense to $3.2 million for the year ended December 31, 2000 from $1.4 million for the year ended December 31, 1999.

OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

         Interest Income. Total interest income increased by $890,000, or 5.3%, to $17.6 million for the year ended December 31, 1999 from $16.7 million for the year ended December 31, 1998. The increase in interest income was principally attributable to an increase in an average balance of the Company's average interest-earning assets by $20.0 million, or 9.3%, to $235.4 million for the year ended December 31, 1999 from 215.3 million for the year ended December 31, 1998 and partially offset by a decrease in the average yield on the Company's average interest earning assets to 7.48% for the year ended December 31, 1999 from 7.76% for the year ended December 31, 1998. The increase in the average balance of interest-earning assets reflected an $18.1 million increase in the average balance of mortgage loans, a $4.3 million increase in the average balance of other loans, and a $261,000 increase in the average balance of interest-earning deposits. This was partially offset by a $527,000 decrease in the average balance of mortgage-backed securities and a $2.2 million decrease in the average balance of investment securities. The decrease in average yield was caused primarily by the decrease in yield on mortgage loans due to loans being originated in 1999 at lower interest rates, and also partially due to lower interest rates during 1999 on other loans, mortgage-backed securities and interest-earning deposits.

         Interest income on loans increased by $1.0 million, or 7.1%, to $16.2 million for the year ended December 31, 1999 from $15.2 million for the year ended December 31, 1998. Interest income on mortgage loans increased by $767,000, or 5.4%, to $14.9 million from $14.1 million, and interest income on other loans increased by $303,000, or 28.2%, to $1.4 million from $1.1 million. The increase in interest income on loans resulted primarily from a $18.1 million, or 10.0%, increase in the average balance of mortgage loans to $199.0 million for the year ended December 31, 1999 from $180.9 million for the year ended December 31, 1998, and was partially offset by a decrease in the average yield on mortgage loans to 7.46% from 7.79%. The decrease in the average yield on mortgage loans was due to lower interest rates on new and refinanced loans during 1999. The increase in interest income on other loans resulting primarily from an increase in the average balance of other loans to $15.9 million for the year ended December 31, 1999 from $11.6 million for the year ended December 31, 1998, and was partially offset by a decrease in the average yield on other loans to 8.65% from 9.27%. The decrease in average yield on other loans was primarily because of lower interest rates on loans originated during 1999. Interest income on mortgage-backed securities decreased to $119,000 for the year ended December 31, 1999 from $162,000 for the year ended December 31, 1998. This decrease resulted from a decrease in the average balance of mortgage-backed securities to $1.9 million for the year ended December 31, 1999 from $2.4 million for the year ended December 31, 1998, and also partially by a decrease in the average yield on mortgage-backed securities to 6.40% from 6.79%. The lower average balance of mortgage-backed securities was the result of principal payments and prepayments, and the lower average yield on mortgage-backed securities resulted from downward adjustments to adjustable rate mortgage-backed securities in the lower market interest rate environment. Interest income on investment securities decreased to $1.0 million from $1.1 million, primarily the result of a decrease in the average balance of investment securities to $14.8 million for the year ended December 31, 1999 from $17.0 million for the year ended December 31, 1998, and partially offset by a slight increase in the average yield on investments to 6.88% from 6.77%. The decrease in average balance was caused by utilization of funds from maturing securities to fund loan originations. Interest income from interest-earning deposits decreased by $6,000 to $238,000 for the year ended December 31, 1999 from $244,000 for the year ended December 31, 1998, reflecting an increase in the average balance of interest-earning deposits to $3.7 million from $3.5 million, which was more than offset by a decrease in the average yield on interest earning deposits to 6.36% from 7.01%. The increase in the average balance was primarily due to higher balances maintained during 1999, and the decrease in average yield was primarily the result of lower market interest rates during 1999.

         Interest Expense. Total interest expense increased by $487,000, or 4.3%, to $11.7 million for the year ended December 31, 1999 from $11.2 million for the year ended December 31, 1998. The increase was primarily attributable to an increase in the average balance of deposits to $152.7 million from $144.1 million and the average balance of borrowed funds to $76.3 million from $65.3 million, and partially offset by a decrease in the average cost of deposits to 4.77% from 5.11% and the decrease in the average cost of borrowed funds to 5.82% from 5.93%. The increase in average balance of deposits was primarily due to promotions for acquiring checking and certificate accounts. The increase in the average balance of deposits and borrowed funds was used to fund loan originations. The decrease in the average cost of deposits and borrowed funds was attributable to lower market interest rates during 1999.

         Net Interest Income. Net interest income increased by $402,000, or 7.3%, to $5.9 million for the year ended December 31, 1999 from $5.5 million for the year ended December 31, 1998. This increase was primarily attributable to the $20.0 million increase in the average balance of interest-earning assets for the year ended December 31, 1999, and partially offset by the $19.7 million increase in the average balance of interest-bearing liabilities. The net interest rate spread decreased to 2.36% for the year ended December 31, 1999 from 2.39% for the year ended December 31, 1998, as the average yield on interest-earning assets decreased to 7.48% from 7.76%, while the average cost of interest-bearing liabilities decreased to 5.12% from 5.37%.

         Provision for Loan Losses. The Company increased its provision for loan losses to $120,000 for the year ended December 31, 1999 from $115,000 for the year ended December 31, 1998. The increased provision was because of the additional inherent risk of the increase in net loans receivable. Net loans receivable increased $18.4 million during the year ended December 31, 1999.

         Other Income. Noninterest income increased by $346,000 to $719,000 for the year ended December 31, 1999 from $373,000 for the year ended December 31, 1998. The increase was primarily attributable to $185,000 of appraisal income from FSMC, the Company's indirect subsidiary, which income had been offset by corresponding appraisal expenses to the Company in prior years. The Company adjusted its accounting methods in early 1999 to pass through appraisal bill payments to borrowers. As of January 1, 2000, all appraisal services are being outsourced. The increase was also partially attributable to the Company's increase of various fees.

          Other Expense. Noninterest expense increased by $1.0 million to $5.1 million for the year ended December 31, 1999 from $4.1 million for the year ended December 31, 1998. The increase was attributable to the $624,000 increase in compensation and benefits expense, the $22,000 increase in advertising expense, the $134,000 increase in occupancy expense, and the $231,000 increase in other operating expenses. Compensation and benefit expenses were higher primarily because of additional employees hired to accommodate some the Company's significant growth over the past few years and overall wage increases in 1999, and also partially due to large increases in pension plan and health insurance costs. Occupancy expense increased primarily due to the increased cost of depreciation and maintenance of equipment, and also partially due to overall increases in several occupancy expenses. The increase in advertising expenses was primarily due to promotion of certificate of deposit and checking account programs, and also partially due to general cost increases. The increase in other operating expenses was primarily attributable to a $95,000 increase in the Michigan Single Business Tax. The increase in operating expense was also partially due to smaller increases in several other expense accounts.

         Income Taxes. Federal income tax expense decreased by $107,000 to $452,000 for the year ended December 31, 1999 from $558,000 for the year ended December 31, 1998. The decrease was primarily due to the $266,000 decrease in income before federal income tax expense to $1,376,000 for the year ended December 31, 1999 from $1,642,000 for the year ended December 31, 1998.

AVERAGE BALANCE SHEET

         The following table sets forth certain information relating to the Company's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from average daily balances.


                                                                         Average Consolidated Statements of Condition
                                      Consolidated Statement                     For Years Ended December 31,
                                      Of Financial Condition   ----------------------------------------------------------------
                                      December 31,2000                2000                                    1999
                                      -------------------      ------------------------------      ----------------------------
                                                                                     Average                            Average
                                       Actual      Yield/      Average                Yield/       Average               Yield/
                                       Balance      Cost       Balance   Interest      Cost        Balance   Interest     Cost
                                      ---------    ------      -------   --------    -------       -------   --------   -------

Interest-earning assets:
Mortgage loans.................       $191,657      7.66%      $199,159   $15,157      7.61%      $199,037   $14,854      7.46%
Non-mortgage loans.............         28,800      9.33         25,702     2,432      9.46         15,926     1,378      8.65
Mortgage-backed securities.....          1,405      7.22          1,523       104      6.83          1,859       119      6.40
Investment securities..........         14,020      5.67         11,120       789      7.10         14,791     1,018      6.38
Other Investments..............         16,593      7.03          6,110       536      8.77          3,741       238      6.36
                                      --------      ----       --------   -------      ----       --------   -------      ----

Total Interest-earning assets..        252,475      7.70        243,614    19,018      7.81        235,354    17,607      7.48
Non-interest earning assets....         14,534                   14,388                             14,496
                                      --------                 --------                           --------

Total assets...................       $267,009                 $258,002                           $ 249,850
                                      ========                 ========                           =========

Interest-bearing liabilities:
Deposits.......................       $162,771      5.18       $155,736     7,596      4.88       $152,714     7,281      4.77
Borrowed Funds.................         82,435      6.13         80,317     4,962      6.18         76,337     4,445      5.82
                                      --------                 --------   -------                 --------   -------

Total interest-bearing
      liabilities..............        245,206      5.50        236,052    12,558      5.32        229,051    11,726      5.12
Non-interest bearing
      Liabilities..............          2,332                    3,271                              3,889
                                       -------                 --------                           --------

Total liabilities..............        247,538                  239,323                            232,940
Stockholders Equity............         19,471                   18,679                             16,910
                                      ---------                --------                           --------

Total liabilities and
     Stockholders equity.......       $267,009                 $258,002                           $249,850
                                      ========                 ========                           ========

Net interest income............                                           $ 6,460                            $ 5,881
                                                                          =======                            =======

Interest rate spread...........                     2.20%                              2.49%                              2.36%
                                                  ======                             ======                             ======

Net interest margin (1)........                     2.36%                              2.65%                              2.50%
                                                  ======                             ======                             ======

Ratio of average interest-earning
     Assets to average interest-
     Bearing liabilities.......                   102.96%                            103.20%                            102.75%
                                                  ======                             ======                             ======


                                      -----------------------------------
                                                     1998
                                      -----------------------------------
                                                                  Average
                                      Average                      Yield/
                                      Balance      Interest         Cost
                                      -------      ---------       ------

Interest-earning assets:
Mortgage loans.................       $180,895      $14,087         7.79%
Non-mortgage loans.............         11,597        1,075         9.27
Mortgage-backed securities.....          2,386          162         6.79
Investment securities..........         16,978        1,149         6.77
Other Investments..............          3,480          244         7.01
                                       -------

Total Interest-earning assets..        215,336       16,717         7.76
Non-interest earning assets....         11,412


Total assets...................       $226,748
                                      ========

Interest-bearing liabilities:
Deposits.......................       $144,081        7,368         5.11
Borrowed Funds.................         65,266        3,871         5.93
                                      --------      -------

Total interest-bearing
      liabilities..............         209,347      11,239         5.37
Non-interest bearing
      Liabilities..............          1,583
                                      --------

Total liabilities..............        210,930
Stockholders Equity............         15,818
                                      --------

Total liabilities and
     Stockholders equity.......       $226,748
                                      ========

Net interest income............                     $ 5,478
                                                    =======

Interest rate spread...........                                     2.39%
                                                                  ======

Net interest margin (1)........                                     2.54%
                                                                  ======

Ratio of average interest-earning
     Assets to average interest-
     Bearing liabilities.......                                   102.86%
                                                                  ======

------------------------------------

(1) Net interest margin represents net interest income divided by average interest-earning assets.

RATE/VOLUME ANALYSIS

         The following table sets forth certain information regarding changes in interest income and interest expense of the Company during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided in each category with respect to (i) changes attributable to changes in volume (change in volume multiplied by prior rate), (ii) changes in rates (changes in rate multiplied by prior average volume), and (iii) the net change. Changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.


                                                                      YEAR ENDED DECEMBER 31,
                                                ------------------------------------------------------------------
                                                        2000 VS. 1999                       1999 VS. 1998
                                                ------------------------------      ------------------------------
                                                      INCREASE/(DECREASE)                 INCREASE/(DECREASE)
                                                             DUE TO                             DUE TO
                                                ------------------------------      ------------------------------
                                                 VOLUME      RATE         NET       VOLUME       RATE         NET
                                                -------      ----        -----      ------       ----        -----
                                                                          (IN THOUSANDS)

Interest income:
        Loans Receivable ...................... $   716     $   642     $ 1,358     $ 1,758     $ (688)    $ 1,070
        Mortgage-backed securities ............     (23)          8         (15)        (34)        (9)        (43)
        Investment securities .................      21          60          81        (150)        19        (131)
        Interest-earning deposits .............    (119)        107         (12)         18        (24)         (6)
                                                -------     -------     -------     -------     ------     -------
          Total interest-earning assets .......     595         817       1,412       1,592       (702)        890
                                                -------     -------     -------     -------     ------     -------

Interest-bearing liabilities:
        Deposits .............................. $   146     $   169     $   315     $   423     $ (510)    $   (87)
        Borrowed funds ........................     241         276         517         548        (74)        574
                                                -------     -------     -------     -------     ------     -------
          Total interest-bearing liabilities... $   387     $   445     $   832     $ 1,071     $ (584)    $   487
                                                =======     =======     =======     =======     ======     =======

Net change in interest income ................. $   208     $   372     $   580     $   521     $ (118)    $   403
                                                =======     =======     =======     =======     ======     =======


------------------------------------
(1) Includes one- to four-family residential real estate and commercial real estate loans.


ASSET AND LIABILITY MANAGEMENT - INTEREST RATE SENSITIVITY ANALYSIS

         The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income while a positive gap would tend to positively affect net interest income. Similarly, during a period of falling interest rates, a negative gap would tend to positively affect net interest income while a positive gap would tend to adversely affect net interest income.

         Historically the Company has been almost exclusively a fixed-rate lender and the Company's policy in recent years has been to reduce its exposure to interest rate risk generally by better matching the maturities and interest rates of its interest rate sensitive assets and liabilities by originating and retaining for the portfolio balloon mortgage loans with three and five year terms, shorter term home equity loans and selling longer term 15 and 30 year fixed rate mortgages. While the Company has not purchased mortgage-backed securities since 1990, such securities have generally been adjustable-rate mortgage-backed securities, which are more liquid than mortgage loans held in portfolio. Finally, the Company also maintains a significant percentage of its assets in cash and other liquid investments, which permits the Company to reinvest such assets more quickly in response to changes in market interest rates. In addition, the Company offers competitive rates on deposit accounts and prices certificates of deposit to provide customers with incentives to choose certificates of deposit with longer terms. To reduce the potential volatility of the Company's earnings in a changing interest rate environment, the Company has sought to manage interest rate risk by retaining for the portfolio certain originated residential mortgage loans (primarily adjustable rate and balloon mortgages) and generally sell the remainder in the secondary market by originating shorter-term home equity loans, and by investing in adjustable-rate mortgage-backed securities, short- and medium-term agency securities, and short-term investments such as interest-bearing deposits in other financial institutions.

         Net Portfolio Value. The OTS adopted a final rule in August 1993 incorporating an interest rate risk component into the risk-based capital rules. The IRR component is a dollar amount that will be deducted from total capital for the purpose of calculating an institution's risk-based capital requirement and is measured in terms of the sensitivity of its net portfolio value ("NPV") to changes in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. An institution's IRR is measured as the change to its NPV as a result of a hypothetical 200 basis point change in market interest rates. A resulting change in NPV of more than 2% of the estimated market value of its assets will require the institution to deduct from its capital 50% of that excess change.

         The Company utilizes NPV to supplement its gap analysis in managing interest rate risk. Unlike gap analysis, the NPV model utilized by the OTS updates cash flow assumptions (by changing prepayment estimates) for different rate scenarios. The following table presents the Company's NPV as of December 31, 2000, as calculated by the OTS, based on information provided to the OTS by the Company.


                       CHANGE IN
                    INTEREST RATES                    NET PORTFOLIO VALUE
                    IN BASIS POINTS              ----------------------------
                     (RATE SHOCK)                AMOUNT                 RATIO
                     ------------                ------                 -----
                                               (DOLLARS IN THOUSANDS)

                      +300                      $  13,942                5.50%
                      +200                         16,335                6.33
                      +100                         18,665                7.10
                      Static                       20,420                7.65
                      (100)                        20,641                7.65
                      (200)                        20,366                7.48
                      (300)                        20,767                7.53


         As indicated above, management has structured its assets and liabilities to minimize its exposure to interest rate risk, particularly in a decreasing interest rate environment. There is no significant change to the Company's NPV with decreasing rates up to 300 basis points. The Company's NPV would fall from 7.65% to 5.50% with a 300 basis point increase in interest rates. Management considers such an increase unlikely in the current interest rate environment.

LIQUIDITY AND CAPITAL RESOURCES

         The Company is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which varies from time to time depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required ratio currently is 4.0%. The Company's liquidity ratio averaged 8.05% during the month of December 2000. Liquidity ratios averaged 7.68% for the three months ended December 31, 2000. The Company adjusts its liquidity levels in order to meet funding needs of deposit outflows, payment of real estate taxes on mortgage loans, repayment of borrowings and loan commitments. The Company also adjusts liquidity as appropriate to meet its asset and liability management objectives.

         The Company's primary sources of funds are deposits, borrowed funds, amortization and prepayment of loans and mortgage-backed securities, maturities of investment securities and other investments, and earnings and funds provided from operations. While scheduled principal repayments on loans and mortgage-backed securities are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition. The Company manages the pricing of its deposits to maintain a desired deposit balance. In addition, the Company invests in short-term interest-earning assets, which provide liquidity to meet lending requirements. At December 31, 2000, $14.0 million, or 90.9%, of the Company's investment securities and mortgage-backed securities, was scheduled to mature in less than five years, and $1.4 million, or 9.1%, was scheduled to mature in over five years. Assets qualifying for liquidity outstanding at December 31, 2000, amounted to $28.1 million.

         A major portion of the Company's liquidity consists of cash and cash equivalents, which are a product of its operating, investing, and financing activities. The primary sources of cash are net income, principal repayments on loans and mortgage-backed securities, and increases in deposit accounts. Liquidity management is both a daily and long-term function of business management. If the Company requires funds beyond its ability to generate them internally, borrowing agreements exist with the FHLB, which provide an additional source of funds.

         At December 31, 2000, the Company had outstanding loan commitments of $3.5 million. This amount did not include $1.7 million for construction of 1-4 family dwellings, $1.9 million of undisbursed lines of credit on home equity loans, and $2.5 million of unused commercial lines of credit. Certificates of deposit scheduled to mature in less than one year at December 31, 2000 totaled $59.9 million. Based on prior experience, management believes that a significant portion of such deposits will remain with the Company.

SAFE HARBOR STATEMENT

         When used in this annual report or future filings by Alpena Bancshares, Inc. with the Securities Exchange Commission ("SEC"), in the Company's press releases or other public or stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.

         The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various factors, including regional and national economic conditions, changes in levels of market interest rates, credit and other risks of lending and investment activities and competitive and regulatory factors, could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from those anticipated or projected.

         The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

                        [PLANTE & MORAN, LLP LETTERHEAD]


                          Independent Auditor's Report



To the Board of Directors
Alpena Bancshares, Inc. and Subsidiaries


We have audited the accompanying consolidated statement of financial condition of Alpena Bancshares, Inc. and subsidiaries as of December 31, 2000 and the related consolidated statements of income, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of Alpena Bancshares, Inc. and subsidiaries for the years ended December 31, 1999 and 1998 were audited by other auditors whose report dated February 14, 2000 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2000 consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Alpena Bancshares, Inc. and subsidiaries as of December 31, 2000 and the consolidated results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.





                                        /s/ PLANTE & MORAN, LLP


Auburn Hills, Michigan
January 31, 2001

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
================================================================================
                                   CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
                                           (000S OMITTED, EXCEPT PER SHARE DATA)


                                                                                              December 31
                                                                                        -------------------------
                                                                                          2000            1999
                                                                                        ---------       ---------
                                     ASSETS
Cash and cash equivalents                                                               $   4,528       $   7,279
Overnight deposits with Federal Home Loan Bank                                             12,299           2,695
                                                                                        ---------       ---------
        Total cash and cash equivalents                                                    16,827           9,974

Securities available for sale (Note 2)                                                     15,425           2,110
Securities to be held to maturity (Note 2)                                                     --          12,645
Loans - Net (Note 3)                                                                      218,957         223,867
Loans held for sale                                                                           850              --
Foreclosed real estate                                                                        150             100
Real estate held for sale (Note 4)                                                          1,113           1,486
Federal Home Loan Bank stock                                                                4,294           4,294
Property and equipment (Note 5)                                                             4,486           4,291
Accrued interest receivable                                                                 1,490           1,315
Intangible assets                                                                           2,141           2,341
Other assets                                                                                1,276           1,126
                                                                                        ---------       ---------

        Total assets                                                                    $ 267,009       $ 263,549
                                                                                        =========       =========
                      LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
   Customer deposits (Note 6)                                                           $ 162,771       $ 156,393
   Advances from borrowers for taxes and insurance                                            255             251
   Advances from Federal Home Loan Bank (Note 7)                                           82,435          85,872
   Accrued expenses and other liabilities                                                   1,878           1,295
   Deferred income taxes (Note 8)                                                             199             933
                                                                                        ---------       ---------

        Total liabilities                                                                 247,538         244,744

STOCKHOLDERS' EQUITY
   Common stock - $1 par value:
     Authorized - 20,000,000 shares
     Issued and outstanding - 1,642,200 shares in 1999 and 2000                             1,642           1,642
   Additional paid-in capital                                                               5,122           5,082
   Retained earnings - Restricted                                                           3,427           2,944
   Retained earnings                                                                        9,059           7,795
   Shares purchased by Recognition and Retention Plan                                          (4)            (10)
   Accumulated other comprehensive income                                                     225           1,352
                                                                                        ---------       ---------

        Total stockholders' equity                                                         19,471          18,805
                                                                                        ---------       ---------
        Total liabilities and stockholders' equity                                      $ 267,009       $ 263,549
                                                                                        =========       =========


See Notes to Consolidated
  Financial Statements.

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
================================================================================
                                                CONSOLIDATED STATEMENT OF INCOME
                                           (000S OMITTED, EXCEPT PER SHARE DATA)


                                                                       Year Ended December 31
                                                           -------------------------------------------
                                                                2000           1999            1998
                                                           -----------     -----------     -----------
INTEREST INCOME
    Interest and fees on loans                             $    17,589     $    16,232     $    15,206
    Interest and dividends on investments                        1,325           1,256           1,348
    Interest on mortgage-backed securities                         104             119             162
                                                           -----------     -----------     -----------

        Total interest income                                   19,018          17,607          16,716
INTEREST EXPENSE
    Interest on deposits                                         7,596           7,281           7,368
    Interest on other borrowings                                 4,962           4,445           3,871
                                                           -----------     -----------     -----------

        Total interest expense                                  12,558          11,726          11,239
                                                           -----------     -----------     -----------

        Net interest income                                      6,460           5,881           5,477
    Provision for loan losses                                      280             120             115
                                                           -----------     -----------     -----------

        Net interest income after provision for loan losses      6,180           5,761           5,362
OTHER INCOME (EXPENSES)
    Service charges and other fees                                 364             279             207
    Mortgage banking activities                                    243              --              --
    Gain on sale of investment securities                        2,028              --              --
    Gain (loss) on sale of real estate                             (47)             35               9
    Loss on impairment of real estate held for sale               (211)             --              --
    Loss on abandonment of fixed assets                           (258)             --              --
    Other                                                          158             405             157
                                                           -----------     -----------     -----------

        Total other income                                       2,277             719             373
OPERATING EXPENSES
    Compensation and employee benefits                           2,962           2,664           2,040
    Federal insurance premiums                                      32              88              88
    Advertising                                                    184             193             171
    Occupancy                                                      868             787             653
    Other                                                        1,252           1,372           1,142
                                                           -----------     -----------     -----------

        Total operating expenses                                 5,298           5,104           4,094
                                                           -----------     -----------     -----------

INCOME - Before federal income tax                               3,159           1,376           1,641

FEDERAL INCOME TAX                                               1,035             452             558
                                                           -----------     -----------     -----------

NET INCOME                                                 $     2,124     $       924     $     1,083
                                                           ===========     ===========     ===========

PER SHARE DATA
    Basic earnings per share                               $      1.29     $      0.56     $      0.66
    Fully diluted earnings per share                       $      1.29     $      0.56     $      0.65
    Weighted average number of shares outstanding            1,642,181       1,641,848       1,639,246
    Weighted average number of shares outstanding,
       including dilutive stock options                      1,642,181       1,650,641       1,667,498
    Dividends per common share                             $      0.53     $      0.60     $      0.55


See Notes to Consolidated
Financial Statements.

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
================================================================================
                                  CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                           (000S OMITTED, EXCEPT PER SHARE DATA)


                                                                                                        Accumulated
                                                       Additional                 ESOP       Shares       Other           Total
                                              Common     Paid-in    Retained      Debt      Acquired   Comprehensive   Stockholders'
                                               Stock     Capital    Earnings    Guaranty     by RRP    Income (Loss)      Equity
                                             --------  ----------   --------    --------    --------   -------------   ------------
BALANCE - January 1, 1998                    $  1,637   $  4,845    $  9,545    $   (190)   $    (21)     $  1,202      $ 17,018

Comprehensive income:
   Net income                                      --         --       1,083          --          --            --         1,083
   Unrealized appreciation on available-
       for-sale securities - Net of tax
       of $338                                     --         --          --          --          --           660           660
                                                                                                                        --------

           Total comprehensive income                                                                                      1,743

Stock options exercised                             4         30          --          --          --            --            34
RRP stock release                                  --         46          --          --           5            --            46
ESOP stock release                                 --        205          --          --          --            --           210
Principal payments on ESOP loan                    --       (115)         --         115          --            --            --
Dividends paid                                     --         --        (387)         --          --            --          (387)
                                             --------   --------    --------    --------    --------      --------      ---------
BALANCE - December 31, 1998                     1,641      5,011      10,241         (75)        (16)        1,862        18,664
Comprehensive income:
   Net income                                      --         --         924          --          --            --           924
   Unrealized depreciation on
   available-for-sale
   securities - Net of tax of $263                 --         --          --          --          --          (510)         (510)
                                                                                                                        --------
            Total comprehensive income                                                                                       414

Stock options exercised                             1         11          --          --          --            --            12
RRP stock release                                  --         53          --          --          --            --            53
ESOP stock release                                 --         82          --          --           5            --            87
Principal payments on ESOP loan                    --        (75)         --          75          --            --            --
Dividends paid                                     --         --        (426)         --          --            --          (426)
                                             --------   --------    --------    --------    --------      --------      ---------
BALANCE - December 31, 1999                     1,642      5,082      10,739          --         (11)        1,352        18,804
Comprehensive income:
   Net income                                      --         --       2,124          --          --            --         2,124
   Other comprehensive income:
       Unrealized depreciation on available-for-
         sale securities -
         Net of tax of $109                        --         --          --          --          --           211           211
       Less reclassification adjustment for
         realized gains included in net income -
         Net of tax of $690                        --         --          --          --          --        (1,338)       (1,338)
                                                                                                                        --------
           Total comprehensive income                                                                                        997

Stock options exercised                            --          2          --          --          --            --             2
Forfeiture of shares in connection with RRP        --         --          --          --          --            --            --
RRP stock release                                  --         38          --          --           6            --            44
Dividends paid                                     --         --        (377)         --          --            --          (377)
                                             --------   --------    --------    --------    --------      --------      --------
BALANCE - December 31, 2000                  $  1,642   $  5,122    $ 12,486    $     --    $     (5)     $    225      $ 19,470
                                             ========   ========    ========    ========    ========      ========      ========

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
================================================================================
                                            CONSOLIDATED STATEMENT OF CASH FLOWS
                                           (000S OMITTED, EXCEPT PER SHARE DATA)


                                                                                         Years Ended December 31
                                                                                -----------------------------------------
                                                                                   2000            1999           1998
                                                                                ---------       ---------       ---------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                                 $   2,124       $     924       $   1,083
     Adjustments to reconcile net income to net cash from operating activities:
        Depreciation and amortization                                                 576             493             446
        Provision for loan losses                                                     280             120             115
        Amortization and accretion on securities                                       48             267             (40)
        Gain on sale of investment securities                                      (2,028)             --              --
        Originations of loans held for sale                                       (18,712)             --              --
        Principal amount of loans sold                                             17,862              --              --
        Loss (gain) on sale of real estate                                             47             (35)             (9)
        Loss on impairment of real estate held for sale                               210              --              --
        Loss on abandonment of fixed assets                                           258              --              --
        Changes in accrued interest receivable                                       (175)            (40)             25
        Change in other assets                                                       (149)             90            (277)
        Change in accrued expenses and other liabilities                              595            (323)             57
        Change in deferred income taxes                                              (154)            (19)             72
                                                                                ---------       ---------       ---------
            Net cash provided by operating activities                                 782           1,477           1,472

CASH FLOWS FROM INVESTING ACTIVITIES
     Net (increase) decrease in loans                                               4,102         (18,590)        (24,470)
     Purchase of real estate held for sale                                             --            (187)           (416)
     Proceeds from sale of real estate                                                601             432             462
     Proceeds from maturity of held-to-maturity investment securities                 249           3,456          17,958
     Proceeds from sale of securities available for sale                            2,066              --              --
     Purchase of securities available for sale                                     (2,712)             (3)             (2)
     Purchase of investment securities to be held to maturity                          --          (3,000)        (12,000)
     Purchase of Federal Home Loan Bank stock                                          --            (564)           (780)
     Purchase of premises and equipment                                              (836)           (396)           (150)
                                                                                ---------       ---------       ---------
            Net cash provided by (used in) investing activities                     3,470         (18,852)        (19,398)

CASH FLOWS FROM FINANCING ACTIVITIES
     Net increase in deposits                                                       6,365           9,248           3,829
     Dividends paid on common stock                                                  (377)           (426)           (387)
     Net increase (decrease) in advances from borrowers                                 4            (165)            206
     Additions to advances from Federal Home Loan Bank                            139,500          37,000          25,000
     Repayments of advances from Federal Home Loan Bank                          (142,937)        (25,218)         (9,910)
     Issuance of RRP shares                                                            44               6              47
     Proceeds from exercise of stock options                                            2              12              34
     Net decrease in loans to Employee Stock Ownership Plan (ESOP)                     --             (75)           (115)
     Contribution for shares acquired by ESOP                                          --              75             115
     ESOP stock rebate                                                                 --              61              96
                                                                                ---------       ---------       ---------
            Net cash provided by financing activities                               2,601          20,518          18,915
                                                                                ---------       ---------       ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS                                           6,853           3,143             989

CASH AND CASH EQUIVALENTS - Beginning of year                                       9,974           6,831           5,842
                                                                                ---------       ---------       ---------

CASH AND CASH EQUIVALENTS - End of year                                         $  16,827       $   9,974       $   6,831
                                                                                =========       =========       =========

SUPPLEMENTAL CASH FLOW AND NONCASH INFORMATION
     Cash paid for income taxes                                                 $     925       $     532       $     787
     Cash paid for interest on deposits and borrowing                              12,555          11,726          11,239
     Stock issued to employees                                                         --               6               5




See Notes to Consolidated
  Financial Statements.

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
================================================================================
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2000 AND 1999
                                        (000S OMITTED EXCEPT FOR PER SHARE DATA)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         NATURE OF OPERATIONS - Alpena Bancshares, Inc. (the "Company") and its subsidiary, First Federal Savings and Loan Association of Alpena (the "Bank"), conduct operations in the northeastern lower peninsula of Michigan. The Bank is primarily engaged in the business of attracting deposits from the general public in its market area and investing those deposits in one- to four-family residential real estate mortgages and, to a lesser extent, commercial real estate loans and consumer loans.

         Alpena Bancshares, Inc. was formed on November 14, 2000 pursuant to a plan of reorganization adopted by the Bank and its stockholders. Pursuant to the reorganization, each share of First Federal Savings and Loan Association of Alpena stock held by existing stockholders of the Bank was exchanged for a share of common stock of Alpena Bancshares, Inc., by operation of law. The reorganization had no financial statement impact and is reflected for all prior periods presented. Approximately 56 percent of the Company's capital stock is owned by Alpena Bancshares M.H.C., a mutual holding company. The remaining 44 percent of the Company's stock is owned by the general public, including the Bank's Employee Stock Ownership Plan.

         The Bank's loan portfolio is concentrated in residential first-mortgage loans. The Bank is not dependent upon any single industry or customer.

         PRINCIPLES OF CONSOLIDATION AND ORGANIZATION - The consolidated financial statements include the accounts of Alpena Bancshares, Inc., First Federal Savings and Loan Association of Alpena, and the Bank's wholly owned subsidiary, Financial Services & Mortgage Corporation ("FSMC"). FSMC invests in real estate, which includes leasing, selling, developing, and maintaining real estate properties. All significant intercompany balances and transactions have been eliminated in the consolidation.

         CASH AND CASH EQUIVALENTS - For presentation purposes on both the consolidated statement of financial condition and the consolidated statement of cash flows, the Bank considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

         SECURITIES - Securities are classified as held to maturity when management has the intent and ability to hold them to maturity. Held-to-maturity securities are reported at amortized cost. All other securities are classified as available for sale and are reported at fair value, with unrealized gains and losses, net of related deferred income taxes, included in equity as a component of accumulated other comprehensive income. Federal Home Loan Bank stock is considered restricted investment security and is carried at cost.

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
================================================================================
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2000 AND 1999
                                        (000S OMITTED EXCEPT FOR PER SHARE DATA)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES - In June 1998, Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), was issued. SFAS 133 requires all derivative instruments to be recorded on the balance sheet at estimated fair value. Changes in the fair value of derivative instruments are to be reported each period either in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, on the type of hedge transaction. Certain commitments in the connection with its mortgage banking activities are considered derivatives under SFAS 133, which was adopted by the Bank in October 2000. The Bank had no material derivative instruments at the time of adoption or at year end. The implementation did not have a material effect on the consolidated financial position or results of operation. Concurrent with adoption of SFAS 133, $12,457 of held-to-maturity securities was transferred to available-for-sale. The unrealized loss at the time of transfer was $183.

         LOAN INTEREST AND FEE INCOME - Loans are generally reported at the principal amount outstanding, net of unearned income. Nonrefundable loan origination fees and certain direct loan origination costs are deferred and included in interest income over the term of the related loan as a yield adjustment.

         Interest on loans is accrued and credited to income based on the principal amount outstanding. The accrual of interest on loans is discontinued when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. Upon such discontinuance, all unpaid interest accrued is reversed. Interest accruals are generally resumed when all delinquent principal and interest have been brought current or the loan becomes both well secured and in the process of collection.

         ALLOWANCE FOR POSSIBLE LOAN LOSSES - The allowance for possible loan losses is maintained at a level considered by management to be adequate to absorb losses inherent in existing loans and loan commitments. The adequacy of the allowance is based on evaluations that take into consideration such factors as prior loss experience, changes in the nature and volume of the portfolio, overall portfolio quality, loan concentrations, specific impaired or problem loans and commitments, and current economic conditions that may affect the borrower's ability to pay.

         LOANS HELD FOR SALE - The Bank routinely sells to investors its long-term fixed rate residential mortgages. These loans are identified as held for sale and are accounted for at the lower of cost or market on an aggregate basis. The lower of cost or market allowance for loans held for sale at December 31, 2000 was $0.

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
================================================================================
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2000 AND 1999
                                        (000S OMITTED EXCEPT FOR PER SHARE DATA)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         FORECLOSED REAL ESTATE - Real estate acquired in settlement of loans is recorded at the lower of the balance of the loan or at estimated fair value, minus estimated costs to sell, at the date acquired, plus capital improvements made thereafter to facilitate sale. Adjustments are made to reflect declines, if any, in net realizable values below the recorded amounts. Costs of holding real estate acquired in settlement of loans are reflected in income currently.

         REAL ESTATE HELD FOR SALE - FSMC is engaged in the development and sale of real estate. Land held for sale or development is carried at cost, including development costs not in excess of fair value, less costs to sell, determined on an individual project basis.

         FEDERAL HOME LOAN BANK STOCK - The Bank is required to maintain an investment in the stock of the Federal Home Loan Bank of Indianapolis
         (FHLB) in an amount equal to at least 1 percent of the unpaid principal balances of the Bank's residential mortgage loans or 0.3 percent of its total assets, whichever is greater. Purchases and sales of stock are made directly with the FHLB at par value.

         PROPERTY AND EQUIPMENT - These assets are recorded at cost, less accumulated depreciation. The Bank uses the straight-line method of recording depreciation for financial reporting. Maintenance and repairs are charged to expense and improvements are capitalized.

         INTANGIBLE ASSETS - In connection with the purchase of certain branches, the excess of purchase price over fair value of net assets acquired has been allocated to intangible assets, which is being amortized over 5 to 15 years.

         INCOME TAXES - The Company records income tax expense based on the amount of taxes due on its tax return plus deferred taxes computed based on the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, using enacted tax rates. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

         MORTGAGE BANKING ACTIVITIES - In 2000, the Bank began selling to investors its originated residential mortgage loans. The mortgage loans serviced for others are not included in the consolidated statement of financial condition. Loans serviced for others were approximately $17,509 at December 31, 2000.

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
================================================================================
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2000 AND 1999
                                        (000S OMITTED EXCEPT FOR PER SHARE DATA)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         When the Bank acquires mortgage servicing rights through the origination of mortgage loans and sells those loans with servicing rights retained, it allocates the total cost of the mortgage loans to the mortgage servicing rights based on their relative fair value. Capitalized mortgage servicing rights are amortized as a reduction of servicing fee income in proportion to, and over the period of, estimated net servicing income by use of a method that approximates the level-yield method. Capitalized mortgage servicing rights are periodically evaluated for impairment. If impairment is identified, the amount of impairment is charged to earnings with the establishment of a valuation allowance against the capitalized mortgage servicing rights.

         A summary of the activity relating to mortgage servicing rights is as follows:

                                                                             2000
                                                                           --------
         Carrying amount - Beginning of year                               $     --
         Originated mortgage servicing rights capitalized                       156
         Amortization of mortgage servicing rights                              (11)
                                                                           --------
                 Subtotal                                                       145

         Impairment valuation allowance                                          --
                                                                           --------
         Carrying amount - End of year                                     $    145
                                                                           ========

         OTHER COMPREHENSIVE INCOME - Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income. Certain changes in assets and liabilities, however, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component in the equity section of the consolidated balance sheet. Such items, along with net income, are components of comprehensive income.

         USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
================================================================================
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2000 AND 1999
                                        (000S OMITTED EXCEPT FOR PER SHARE DATA)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         EARNINGS PER SHARE - Earnings per share is based on the weighted average number of shares outstanding in each period. Fully diluted earnings per share are based on weighted average shares outstanding assuming the exercise of the dilutive stock options. The Company uses the treasury stock method to compute fully diluted earnings per share, which assumes proceeds from the assumed exercise of stock options would be used to purchase common stock at the average market price during the period.

         RECLASSIFICATIONS - Certain items from December 31, 1999 and 1998 have been reclassified to conform with the December 31, 2000 presentation.

NOTE 2 - INVESTMENT SECURITIES

         Investment securities have been classified according to management's intent and the Bank's ability to hold securities to maturity. The carrying value and estimated fair value of securities at December 31, 2000 and 1999 are as follows:


                                                                              2000
                                                       ---------------------------------------------------
                                                                        Gross        Gross
                                                       Amortized     Unrealized    Unrealized      Market
                                                          Cost          Gains        Losses         Value
                                                       ---------     ----------    ----------      -------
         SECURITIES AVAILABLE FOR SALE
         U.S. Treasury securities and obligations
            of U.S. government corporations
            and agencies                                 $11,996       $    19       $    61       $11,954
         Municipal notes                                     721            --            --           721
         Corporation securities                              947            --            --           947
         Mortgage-backed securities                        1,395            17             7         1,405
         Other securities                                     25           373            --           398
                                                         -------       -------       -------       -------

                 Total                                   $15,084       $   409       $    68       $15,425
                                                         =======       =======       =======       =======

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
================================================================================
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2000 AND 1999
                                        (000S OMITTED EXCEPT FOR PER SHARE DATA)

NOTE 2 - INVESTMENT SECURITIES (CONTINUED)


                                                                           1999
                                                     -------------------------------------------------
                                                                     Gross        Gross
                                                     Amortized    Unrealized    Unrealized      Market
                                                        Cost         Gains        Losses         Value
                                                     ---------    ----------    ----------      ------
         SECURITIES AVAILABLE-FOR-SALE - Other
             securities                               $    62       $ 2,048       $    --       $ 2,110
                                                      =======       =======       =======       =======
         SECURITIES TO BE HELD TO MATURITY
         U.S. Treasury securities and obligations
             of U.S. government corporations
             and agencies                             $10,999       $    --       $   292       $10,707
         Mortgage-backed securities                     1,646             5             2         1,649
                                                      -------       -------       -------       -------

                 Total                                $12,645       $     5       $   294       $12,356
                                                      =======       =======       =======       =======

         The amortized cost and estimated market value of securities at December 31, 2000, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties:


                                                       Amortized      Market
                                                          Cost         Value
                                                       ---------      -------
         Due in one year or less                        $ 5,025       $ 5,376
         Due after one year through five years            8,664         8,644
                                                        -------       -------

                 Subtotal                                13,689        14,020

         Mortgage-backed securities                       1,395         1,405
                                                        -------       -------

                 Total                                  $15,084       $15,425
                                                        =======       =======

         At December 31, 2000, securities with a carrying and fair value of $3,004 were pledged to secure certain deposit accounts.

         Proceeds from the sale of available-for-sale securities during 2000 were $2,066, resulting in a gain of $2,028. There were no sales of securities in 1999 or 1998.

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
================================================================================
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2000 AND 1999
                                        (000S OMITTED EXCEPT FOR PER SHARE DATA)

NOTE 3 - LOANS

         Loans at December 31, 2000 and 1999 are summarized as follows:


                                                                       2000            1999
                                                                     --------        --------
         Real estate loans - One- to four-family
           residential                                               $179,024        $194,165

         Commercial loans:
           Secured by real estate                                      10,681           8,969
           Other                                                        1,143              --
                                                                     --------        --------
                 Total commercial loans                                11,824           8,969

         Consumer loans                                                28,758          21,181
                                                                     --------        --------

                 Total gross loans                                    219,606         224,315

         Less allowance for loan losses                                   649             448
                                                                     --------        --------
                 Total loans - Net                                   $218,957        $223,867
                                                                     ========        ========

         Final loan maturities and rate sensitivity of the loan portfolio at December 31, 2000, are as follows:


                                                              One Year          After
                                              Less Than        to Five          Five
                                              One Year          Years           Years           Total
                                              --------        --------        --------        --------
         Loans at fixed interest rates        $ 34,027        $ 84,385        $ 94,962        $213,374
         Loans at variable interest rates        4,283           1,495             454           6,232
                                              --------        --------        --------        --------

                 Total                        $ 38,310        $ 85,880        $ 95,416        $219,606
                                              ========        ========        ========        ========

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
================================================================================
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2000 AND 1999
                                        (000S OMITTED EXCEPT FOR PER SHARE DATA)

NOTE 3 - LOANS (CONTINUED)

         Certain directors and executive officers of the Company were loan customers during 2000 and 1999. Such loans were made in the ordinary course of business and do not involve more than a normal risk of collectibility. An analysis of aggregate loans outstanding to directors and executive officers for the years ended December 31, 2000 and 1999 is as follows:


                                                            2000       1999
                                                          -------     -------
         Aggregate balance - January 1                    $ 1,014     $   659

         New loans                                             59         714
         Repayments                                          (201)       (359)
                                                          -------     -------

         Aggregate balance - December 31                  $   872     $ 1,014
                                                          =======     =======

         The Bank considers a loan impaired when it is probable that all interest and principal will not be collected in accordance with contractual terms of the loan agreement. Consistent with this definition, all nonaccrual and reduced-rate loans (with the exception of residential mortgages and consumer loans) are considered impaired. The Bank had $0 impaired loans in 2000, 1999, and 1998.

         An analysis of the allowance for loan losses is as follows:


                                                        2000         1999        1998
                                                       -----        -----       -----
         Balance - Beginning of year                   $ 448        $ 478       $ 419

         Provision for losses                            280          120         115
         Loans - Charged off                            (106)        (184)        (56)
         Recoveries                                       27           34          --
                                                       -----        -----       -----

         Balance - End of period                       $ 649        $ 448       $ 478
                                                       =====        =====       =====

NOTE 4 - REAL ESTATE HELD FOR SALE

         In 2000, the real estate held for sale was determined to be impaired and was written down to fair value. Fair value, which was determined based on recent sales of comparable real estate and existing real estate listings, exceeded cost by approximately $211 at December 31, 2000. An impairment loss of that amount has been charged to operations during the year ended December 31, 2000.

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
================================================================================
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2000 AND 1999
                                        (000S OMITTED EXCEPT FOR PER SHARE DATA)

NOTE 5 - PROPERTY AND EQUIPMENT

         A summary of property and equipment for the years ended December 31, 2000 and 1999 is as follows:


                                                        2000             1999
                                                       ------           ------
         Land                                          $  768           $  768
         Land improvements                                 17               14
         Buildings                                      3,067            2,751
         Equipment                                      1,908            2,336
                                                       ------           ------

                 Total property and equipment           5,760            5,869

         Less accumulated depreciation                  1,274            1,578
                                                       ------           ------

                 Net property and equipment            $4,486           $4,291
                                                       ======           ======

NOTE 6 - DEPOSITS

         Deposit accounts, by type and range of rates at December 31, 2000 and 1999, consist of the following:


         Account Type and Rate                           2000                    1999
         ------------------------------------         --------                 --------
         Noninterest-bearing demand                   $  2,287                 $  1,123
         NOW accounts and MMDA                          19,781                   18,265
         Regular savings accounts                       26,322                   26,930
                                                      --------                 --------

                 Total                                  48,390                   46,318

         Certificate of Deposit Rates
         ------------------------------------
         3.00 percent to 4.99 percent                    2,770                   21,976
         5.00 percent to 6.99 percent                   94,030                   84,511
         7.00 percent to 8.99 percent                   17,581                    3,588
                                                      --------                 --------

                 Total certificate of deposits         114,381                  110,075
                                                      --------                 --------

                 Total deposits                       $162,771                 $156,393
                                                      ========                 ========

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
================================================================================
                                                 NOTES TO CONSOLIDATED FINANCIAL
                                           STATEMENTS DECEMBER 31, 2000 AND 1999
                                        (000S OMITTED EXCEPT FOR PER SHARE DATA)

NOTE 6 - DEPOSITS (CONTINUED)

         Certificates of deposit and savings accounts $100 or greater at December 31, 2000 and 1999 were $22,936 and $19,893, respectively.

         The following table sets forth the amount and maturities of certificates of deposit at December 31, 2000:


                                                                   Amount Due
                                -------------------------------------------------------------------------------
                                                                                         Greater
                                Less than         1-2          2-3            3-5         than
                Rate              1 Year         Years        Years          Years       5 Years        Total
         --------------------   ---------      --------      --------      --------      --------      --------
         3.00 percent to
            4.99 percent         $  2,104      $    378      $    288      $     --      $     --      $  2,770
         5.00 percent to
            6.99 percent           47,571        20,993        12,339         6,891         6,236        94,030
         7.00 percent to
            8.99 percent           10,186         2,639         1,891         1,498         1,367        17,581
                                 --------      --------      --------      --------      --------      --------

                 Total           $ 59,861      $ 24,010      $ 14,518      $  8,389      $  7,603      $114,381
                                 ========      ========      ========      ========      ========      ========

         Interest expense on deposits for the years ended December 31, 2000, 1999, and 1998 is summarized as follows:


                                              2000        1999         1998
                                             ------      ------       ------
         NOW and MMDAs                       $  488      $  425       $  366
         Regular savings                        737         720          709
         Certificates of deposit              6,371       6,135        6,293
                                             ------      ------       ------

                 Total                       $7,596      $7,280       $7,368
                                             ======      ======       ======

NOTE 7 - FEDERAL HOME LOAN BANK ADVANCES

         Advances outstanding from the Federal Home Loan Bank (FHLB) bear interest that is payable monthly. Pursuant to blanket collateral agreements with the FHLB, advances are collateralized by one- to four-family whole mortgage loans, government agency securities and highly rated private mortgage-backed securities. The FHLB requires eligible collateral to have a market value equal to 145 percent of advances.

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
================================================================================
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2000 AND 1999
                                        (000S OMITTED EXCEPT FOR PER SHARE DATA)

NOTE 7 - FEDERAL HOME LOAN BANK ADVANCES (CONTINUED)

         The advances are subject to prepayment penalties subject to the provisions and conditions of the credit policy of the Federal Home Loan Bank. Future maturities of the advances are as follows:


            Years Ending                                       Weighted Average
            December 31                              Amount     Interest Rate
         ------------------                        ---------   ----------------
                2001                               $  32,500        6.45
                2002                                   9,000        6.62
                2003                                  10,500        5.29
                2004                                   4,935        6.37
                2008                                  25,500        6.30
                                                   ---------

                        Total                      $  82,435        6.27
                                                   =========

NOTE 8 - FEDERAL INCOME TAX

         The analysis of the consolidated provision for federal income tax for the years ended December 31, 2000, 1999, and 1998 is as follows:


                                                       2000            1999           1998
                                                     -------         -------         -------
         Current provision                           $ 1,189         $   471         $   486
         Deferred provision (credit)                    (154)            (19)             72
                                                     -------         -------         -------

                 Total                               $ 1,035         $   452         $   558
                                                     =======         =======         =======

         A reconciliation of the federal income tax expense and the amount computed by applying the statutory federal income tax rate (34 percent) to income before federal income tax for the years ended December 31, 2000, 1999, and 1998 is as follows:


                                                       2000            1999           1998
                                                     -------         -------         -------
         Tax at statutory rate                       $ 1,074         $   468         $   558
         Nontaxable dividend                             (32)             (6)             (5)
         Tax-exempt interest                              --              (5)             (8)
         Other                                            (7)             (5)             13
                                                     -------         -------         -------

                 Federal income tax                  $ 1,035         $   452         $   558
                                                     =======         =======         =======

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
================================================================================
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2000 AND 1999
                                        (000S OMITTED EXCEPT FOR PER SHARE DATA)

NOTE 8 - FEDERAL INCOME TAX (CONTINUED)

         The net deferred tax liability was comprised of the following temporary differences at December 31, 2000 and 1999:


                                                                         2000        1999
                                                                        ------      ------
         Deferred tax assets:
            Bad debt reserve                                            $  199      $  152
            Valuation allowance for real estate held
                for sale                                                    70          --
            Deferred compensation - Key employees                           20          19
            Directors' benefit plan                                        130         107
                                                                        ------      ------
                   Total deferred tax assets                               419         278

         Valuation allowance for deferred tax assets                        --          --

         Deferred tax liabilities:
            Bad debt recapture                                              72          96
            Mortgage servicing rights                                       50          --
            Partnership losses                                              40          40
            Depreciation                                                   266         324
            Other                                                           74          55
            Unrealized gains on available-for-sale
                securities                                                 116         696
                                                                        ------      ------
                   Total deferred tax liabilities                          618       1,211
                                                                        ------      ------

                   Net deferred tax liability                           $  199      $  933
                                                                        ======      ======

         For tax years beginning prior to January 1, 1996, a qualified thrift institution was allowed a bad debt deduction for tax purposes based on a percentage of taxable income or on actual experience. The Bank used the percentage of taxable income method through December 31, 1995.

         The Small Business Job Protection Act of 1996 (the "Act") requires qualified thrift institutions, such as the Bank, to recapture the portion of their tax bad debt reserves at January 1, 1996 that exceeds the December 31, 1987 ("base year") reserve balance. The amount of this excess reserve is $422, which will be taken into taxable income ratably over a six-year period beginning in 1998.

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
================================================================================
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2000 AND 1999
                                        (000S OMITTED EXCEPT FOR PER SHARE DATA)

NOTE 8 - FEDERAL INCOME TAX (CONTINUED)

         A deferred tax liability has not been recognized for the tax bad debt base year reserves of the Bank. The base year reserves are the balance of reserves as of December 31, 1987. At December 31, 2000, the amount of those reserves was approximately $60. The amount of the unrecognized deferred tax liability at December 31, 2000 was approximately $20.

NOTE 9 - OFF-BALANCE-SHEET RISK COMMITMENTS AND CONTINGENCIES

         OFF-BALANCE-SHEET RISK - The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and forward contracts to sell mortgage loans. These instruments involve, to varying degrees, elements of credit and interest rate risk that are not recognized in the consolidated balance sheet.

         Commitments to extend credit are agreements to lend to a customer as long as there are no violations of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Fees from issuing these commitments to extend credit are recognized over the period to maturity. Since a portion of the commitments is expected to expire without being drawn upon, the total commitments do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained upon extension of credit is based on management's credit evaluation of the customer.

         Exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and financial guarantees written is represented by the contractual amount of those items. The Bank generally requires collateral to support such financial instruments in excess of the contractual amount of those instruments.

         Forward contracts are used to manage risk positions associated with mortgage origination activities. Substantially all forward contracts mature within 90 days of origination. Forward contracts are traded in the over-the-counter markets and do not have standardized terms. Counterparties to the Bank's forward contracts are primarily U.S. government agencies and brokers and dealers in mortgage-backed securities. In the event the counterparty is unable to meet contractual obligations, the Bank may be exposed to selling mortgage loans at prevailing market prices. There were no counterparty default losses on forward contracts for the years ended December 31, 2000, 1999, and 1998. At December 31, 2000, the Bank had no material forward contracts.

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
================================================================================
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2000 AND 1999
                                        (000S OMITTED EXCEPT FOR PER SHARE DATA)

NOTE  9  - OFF-BALANCE-SHEET RISK COMMITMENTS AND CONTINGENCIES (CONTINUED)

           At December 31, 2000 and 1999, the Bank had loan commitments of $9,562 and $3,457, respectively, consisting of unused lines of credit and loans that have been committed but not closed, and that are not included in the accompanying consolidated financial statements.

NOTE 10 -  STOCKHOLDERS' EQUITY

           The Company declared $.525, $.60 and $.55 regular cash dividends on its shares of common stock for the years ended December 31, 2000, 1999, and 1998, respectively. Payment of dividends on the common stock is subject to determination and declaration by the Board of Directors and depends on a number of factors, including capital requirements, regulatory limitation on payment of dividends, the Bank's results of operation and financial condition, tax considerations, and general economic conditions.

           The Bank filed a notice with the Office of Thrift Supervision (OTS) and the Federal Deposit Insurance Corporation (FDIC) requesting approval to waive payment of cash dividends to Alpena Bancshares M.H.C. (the "M.H.C.") (majority stockholder of the Company). The OTS and FDIC did not object to the dividend waiver request subject to the following conditions:

           (1) For as long as the Company and the Bank are controlled by the M.H.C., the amount of dividends waived by the M.H.C. must be segregated and considered as a restriction on retained earnings of the Company;

           (2) The amount of the dividend waived by the M.H.C. shall be available for declaration as a dividend solely to the M.H.C.; and

           (3) The amount of the dividend waived by the M.H.C. must be considered as having been paid by the Company in evaluating any proposed dividend.

           In addition, the OTS may rescind its nonobjection to the waiver of dividends for subsequent periods, if based on subsequent developments, the proposed waivers are determined to be detrimental to the safe and sound operation of the Bank.

           If management determines that it is probable that the waived dividends will be paid, it will be necessary to record a liability in accordance with Statement of Financial Accounting Standards No. 5. In management's opinion, it is not probable that the waived dividends will be paid; therefore, a liability has not been recorded in the financial statements of the Company.

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
================================================================================
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2000 AND 1999
                                        (000S OMITTED EXCEPT FOR PER SHARE DATA)

NOTE 10 - STOCKHOLDERS' EQUITY (CONTINUED)

          The Bank is subject to various regulatory capital requirements administered by the OTS. Failure to meet certain capital requirements can initiate certain mandatory and possibly additional discretionary action by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators regarding components, risk-weightings, and other factors.

          As of December 31, 2000 and 1999, the OTS categorized the Bank as "well capitalized" per definition of 12 CFR Section 565.4(b)(1). To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's categorization.


                                                                                                To be Categorized as
                                                                                               Well Capitalized Under
                                                                            For Capital          Prompt Corrective
                                                        Actual           Adequacy Purposes       Action Provisions
                                              -----------------------------------------------------------------------
                                                 Amount        Ratio     Amount     Ratio        Amount      Ratio
                                              ----------       ------   --------    -----       -------      --------
                                                                      (Dollars in Thousands)
         December 31, 2000
             Total capital (to
                 risk-weighted assets)        $   16,425       10.59%   $ 12,416     8.00%      $ 15,520     10.00%
             Tier 1 capital (to
                 risk-weighted assets)            15,622       10.07%      6,205     4.00%         9,307      6.00%
             Tier 1 capital (to total
                 assets)                          15,622        5.93%     10,530     4.00%        13,163      5.00%

         December 31, 1999
             Total capital (to
                 risk-weighted assets)            13,908       10.00%     11,127     8.00%        13,908     10.00%
             Tier 1 capital (to
                 risk-weighted assets)            13,460        9.68%      5,562     4.00%         8,343      6.00%
             Tier 1 capital (to total
                 assets)                          13,460        5.22%     10,310     4.00%        12,887      5.00%

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
================================================================================
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2000 AND 1999
                                        (000S OMITTED EXCEPT FOR PER SHARE DATA)

NOTE 11 - EMPLOYEE BENEFIT PLANS

          RETIREMENT PLANS

          The Bank is a participant in the multiemployer Financial Institutions Retirement Fund (FIRF or the "Plan"), which covers substantially all of its officers and employees. The defined benefit plan covers all employees who have completed one year of service, attained age 21, and worked at least 1,000 hours during the year. Normal retirement age is 65, with reduced benefits available at age 55. The Bank's contributions are determined by FIRF and generally represent the normal cost of the Plan. Specific Plan assets and accumulated benefit information for the Bank's portion of the Plan are not available. Under the Employee Retirement Income Security Act of 1974 (ERISA), a contributor to a multiemployer pension plan may be liable in the event of complete or partial withdrawal for the benefit payments guaranteed under ERISA. The Bank was fully funded in the Plan as of December 31, 2000. The expense of the Plan allocated to the Bank for the years ended December 31, 2000, 1999, and 1998 was $137, $93, and ($12),
          respectively.

          In 1999, the Bank instituted a Section 401(k) savings plan covering substantially all of its employees who meet certain age and service requirements. Under the plan, the Bank matches 50 percent of participant contributions up to 3 percent of each participant's compensation during the year. This contribution is dependent upon availability of sufficient net earnings from current or prior years. Additional contributions may be made as approved by the Board of Directors. Expense under the plan for the years ended December 31, 2000 and 1999 was $47 and $72, respectively.

          The Bank has entered into a nonqualified deferred compensation plan for its directors. Each director may voluntarily defer all or part of his or her director's fees to participate in this program. The plan is currently unfunded and amounts deferred are unsecured and remain subject to claims of the Bank's general creditors. Directors are paid once they reach normal retirement age or sooner for reason of death, total disability, or termination. The Bank may terminate the plan at any time. The amount recorded under the plan totaled approximately $383 and $316 at December 31, 2000 and 1999, respectively. The expense associated with the plan was $67, $55, and $48 for the years ended December 31, 2000, 1999, and 1998, respectively.

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
================================================================================
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2000 AND 1999
                                        (000S OMITTED EXCEPT FOR PER SHARE DATA)

NOTE 11 - EMPLOYEE BENEFIT PLANS (CONTINUED)

          EMPLOYEE STOCK OWNERSHIP PLAN

          Effective January 1, 1994, the Bank implemented an employee stock ownership plan (ESOP). The ESOP covers substantially all employees with more than one year of service who have completed at least 1,000 hours of service and who have attained the age of 21. To fund the ESOP, the Bank borrowed $480 from an outside party to purchase 48,000 shares of the Company's common stock at $10 per share. The ESOP note was payable quarterly with interest (New York prime) and was retired in 1999. All shares were allocated as of December 31, 1999. Compensation expense, measured by the fair value of ESOP shares allocated to participants during a fiscal year, amounted to $0, $75, and $194 in compensation expense for the years ended December 31, 2000, 1999, and 1998, respectively.

          STOCK AWARD PLAN

          The 1996 Recognition and Retention Plan for employees and outside directors authorized the issuance of authorized, but unissued shares of common stock of the Company in an aggregate amount of 27,600 shares of common stock, of which amount, 17,940 shares were available to be awarded to employees and 9,660 shares were available to be awarded to nonemployee directors. Restricted stock awards are nontransferable and nonassignable. Awards to nonemployee directors vest at the rate of 20 percent of the amount awarded commencing one year from the date of the award, April 17, 1996. Awards to executive officers and employees would become fully vested upon termination of employment or service due to death, disability, or normal retirement. Upon termination of employment or service for any other reason, unvested shares are forfeited. A provision of $54, $54, and $53 was charged to expense for the years ended December 31, 2000, 1999, and 1998, respectively.

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
================================================================================
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2000 AND 1999
                                        (000S OMITTED EXCEPT FOR PER SHARE DATA)

NOTE 11 - EMPLOYEE BENEFIT PLANS (CONTINUED)

          A summary of shares relating to the Recognition and Retention Plan is as follows:


          Outstanding - January 1, 1998           $ 21,440
              Granted in 1998                          500
              Vested in 1998                        (5,360)
              Forfeited in 1998                        (60)
                                                  --------
          Outstanding - December 31, 1998           16,520
              Vested in 1999                        (6,200)
              Forfeited in 1999                       (340)
                                                  --------
          Outstanding - December 31, 1999            9,980
              Vested in 2000                        (5,587)
              Forfeited in 2000                       (200)
                                                  --------

          Outstanding - December 31, 2000         $  4,193
                                                  ========

          STOCK OPTION PLAN

          The 1996 stock option plan for certain employees and nonemployee directors authorized the grant of stock options and limited rights to purchase 69,000 shares of common stock. Pursuant to the stock option plan, grants may be made of incentive stock options, nonstatutory stock options, and limited rights. Nonemployee directors are only eligible to receive nonstatutory options. Under the terms of the plan, fully vested incentive stock options have been granted at fair market value as of the date of the grant that are exercisable any time prior to 10 years from the grant date. Nonstatutory stock options have been granted at fair market value on the date the option is granted and are exercisable prior to 10 years from the date of grant.

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
================================================================================
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2000 AND 1999
                                        (000S OMITTED EXCEPT FOR PER SHARE DATA)

NOTE 11 - EMPLOYEE BENEFIT PLANS (CONTINUED)


                                                            2000                     1999                   1998
                                                   -----------------------  -----------------------  ------------------------
                                                                  Weighted                 Weighted                  Weighted
                                                                   Average                  Average                   Average
                                                   Number of      Exercise  Number of      Exercise  Number of       Exercise
                                                     Shares         Price     Shares         Price     Shares          Price
                                                   ---------      --------  ---------      --------  ---------      ---------
          Options outstanding at
             beginning of year                       60,589       $   9.94    63,329       $   9.92    65,829       $    9.76
          Options granted                                --             --        --             --     2,000           14.50
          Options exercised                            (200)          9.63    (1,200)          9.63    (3,500)           9.63
          Options forfeited                          (6,421)          9.63    (1,540)          9.63    (1,000)           9.63
                                                    -------                  -------                  -------
          Options outstanding at end
             of year                                 53,968           9.97    60,589           9.94    63,329            9.92
                                                    =======                  =======                  =======

          Exercisable at end of year                 53,968           9.97    60,589           9.94    63,329            9.92

          Weighted average estimated
             fair value of options granted
             during the year                            N/A            N/A      8.57

          At December 31, 2000, options outstanding had exercise prices ranging between $9.63 and $14.50 per share and a weighted average remaining contractual life of 5.5 years. The Company accounts for the options granted using the intrinsic value method, under which compensation expenses are recorded at the amount by which the market price of the underlying stock at the grant date exceeds the exercise price of an option. Under the Company's plan, the exercise price on all of the options granted equals or exceeds the fair value of the stock at the grant date. Accordingly, no compensation cost is recorded as a result of stock options awarded under plans. If the fair value method of accounting had been used, which reflects additional compensation cost for options grants based on the value of the options granted, the Company's net income attributable to common stock would have been reduced by $0, $0, and $11 for the years ended December 31, 2000, 1999, and 1998, respectively.

          The fair value of options granted under the Company's stock option plan is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1998: annual dividend yield of 6.0 percent; expected volatility of 62.84 percent; risk-free interest rate of 5.23 percent; and an expected life of ten years.

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
================================================================================
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2000 AND 1999
                                        (000S OMITTED EXCEPT FOR PER SHARE DATA)

NOTE 12 - FAIR VALUES OF FINANCIAL INSTRUMENTS

          FAIR VALUES OF FINANCIAL INSTRUMENTS - The carrying amounts and estimated fair values of the Bank's financial instruments are presented below. Certain assets, the most significant being premises and equipment and the deposit base and other customer relationship intangibles, do not meet the definition of a financial instrument and are excluded from this disclosure. Accordingly, this fair value information is not intended to, and does not, represent Alpena Bancshares, Inc. and subsidiaries underlying value. Many of the assets and liabilities subject to the disclosure requirements are not actively traded, requiring fair values to be estimated by management. These estimates necessarily involve the use of judgment about a wide variety of factors, including, but not limited to, relevancy of market prices of comparable instruments, expected future cash flows, and appropriate discount rates.

          The carrying amounts and estimated fair values of financial instruments at December 31, 2000 and 1999 are as follows (items that are not financial instruments are not included):


                                                          2000                         1999
                                                 ------------------------      ------------------------
                                                 Carrying      Estimated       Carrying      Estimated
                                                  Amounts      Fair Value       Amounts      Fair Value
                                                 ---------     ----------      ---------     ----------
          Financial assets:
               Cash and cash equivalents          $ 16,827       $ 16,827       $  9,974       $  9,974
               Securities                           15,425         15,425         14,755         14,466
               Loans - Net                         218,957        215,148        223,867        220,653
               Federal Home Loan Bank stock          4,294          4,294          4,294          4,294
               Accrued interest receivable           1,490          1,490          1,315          1,315

          Financial liabilities:
               Customer deposits                   162,771        158,988        156,393        156,841
               Advances from borrowers for
                  taxes and insurance                  255            255            251            251
               Federal Home Loan Bank advances      82,435         81,478         85,872         83,820
               Accrued interest payable                267            267            263            263

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
================================================================================
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2000 AND 1999
                                        (000S OMITTED EXCEPT FOR PER SHARE DATA)

NOTE 12 - FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

          The terms and short-term nature of certain assets and liabilities result in their carrying amount approximating fair value. These include cash and due from banks, interest-bearing deposits in banks, federal funds sold and accrued interest receivable and payable. The following methods and assumptions were used by the Bank to estimate the fair value of the remaining classes of financial instruments:

          Securities are valued based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

          For variable rate loans that reprice frequently, fair values are based on carrying amounts, as adjusted for estimated credit losses. The fair values for other loans are estimated using discounted cash flow analyses and employ interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

          The fair values of demand deposits, savings accounts and money market deposits are, by definition, equal to the amount payable on demand. The fair values of fixed rate time deposits are estimated by discounting cash flows using interest rates currently being offered on certificates with similar maturities.

          The fair value of the Bank's fixed rate long-term debt is based on quoted market prices or, in the absence of quoted market prices, discounted cash flows using rates for similar debt with the same maturities. The fair value of variable rate notes is based on their carrying amount.

          The fair value of loan commitments and standby letters of credit, valued on the basis of fees currently charged for commitments for similar loan terms to new borrowers with similar credit profiles, is not considered material.

          The fair value of off-balance-sheet financial instruments used for risk management purposes, which consists solely of forward contracts extending from 45-90 days to sell mortgage loans, is estimated by obtaining quotes from brokers and U.S. government agencies or by cash flow analysis comparing forward with current rates. The notional amount of forward contracts at December 31, 2000 and 1999 was $39 and $0, respectively. The fair value of these contracts is not material.

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
================================================================================
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2000 AND 1999
                                        (000S OMITTED EXCEPT FOR PER SHARE DATA)

NOTE 13 - PARENT-ONLY FINANCIAL STATEMENTS

          The following represents the condensed financial statements of Alpena Bancshares, Inc. ("Parent") only. The Parent-only financial information should be read in conjunction with the Company's consolidated financial statements.

          The condensed balance sheet at December 31, 2000 is as follows:


                                             ASSETS

          Cash at subsidiary bank                                 $    48
          Investment in subsidiary                                 19,333
          Other                                                        90
                                                                  -------
                  Total assets                                    $19,471
                                                                  =======

          LIABILITIES AND STOCKHOLDERS' EQUITY

          Liabilities                                             $    --
          Stockholder's equity                                     19,471
                                                                  -------

                  Total liabilities and stockholders' equity      $19,471
                                                                  =======


          The condensed statement of operations for the year ended December 31, 2000 is as follows:


          Operating income                                               $    --
          Operating expense                                                    2

                  Income - Before income taxes and equity in
                      income of subsidiary                                    (2)

          Income tax expense                                                  --
                                                                         -------
                  Income - Before equity in income of subsidiary              (2)

          Equity in income of subsidiary                                   2,126
                                                                         -------

                  Net income                                             $ 2,124
                                                                         =======

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
================================================================================
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2000 AND 1999
                                        (000S OMITTED EXCEPT FOR PER SHARE DATA)

NOTE 13 - PARENT-ONLY FINANCIAL STATEMENTS (CONTINUED)

          The condensed statement of cash flows for the year ended December 31, 2000 is as follows:


          CASH FLOWS FROM OPERATING ACTIVITIES
              Net income                                                       $ 2,124
              Adjustments to reconcile net income to net cash from
                    operating activities:
                        Equity in income of subsidiary                         $(2,126)
                        Net change in other assets                                 (90)
                                                                               -------
                            Net cash used in operating activities                  (92)

          CASH FLOWS FROM INVESTING ACTIVITIES - Upstream
              dividend from subsidiary                                             140
                                                                               -------

          NET INCREASE IN CASH AND CASH EQUIVALENTS                                 48

          CASH AND CASH EQUIVALENTS - Beginning of year                             --
                                                                               -------
          CASH AND CASH EQUIVALENTS - End of year                              $    48
                                                                               =======

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
================================================================================
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2000 AND 1999
                                        (000S OMITTED EXCEPT FOR PER SHARE DATA)

NOTE 14 - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

          The following tables summarize the Company's quarterly results for the fiscal years ended December 31, 2000 and 1999:


                                                       For the Three-month Periods Ending
                                            ------------------------------------------------------------
                                             March 31,       June 30,     September 30,     December 31,
                                               2000            2000            2000            2000
                                            ----------      ---------    ---------------   -------------
          Interest income                     $4,571          $4,803          $4,779          $4,865
          Interest expense                     2,999           3,084           3,212           3,263
                                              ------          ------          ------          ------

          Net interest income                  1,572           1,719           1,567           1,602
          Provision for losses on loans           45              45              45             145
          Other income                           309             245             671           1,053
          Other expenses                       1,259           1,283           1,316           1,440
                                              ------          ------          ------          ------
          Income before income taxes             577             636             877           1,070
          Federal income taxes                   198             213             301             324
                                              ------          ------          ------          ------
          Net income                          $  379          $  423          $  576          $  746
                                              ======          ======          ======          ======

          Basic earnings per share - Net
                income                        $ 0.23          $ 0.26          $ 0.35          $ 0.45
          Weighted average number of
                shares outstanding             1,642           1,642           1,642           1,642
          Cash dividends declared per
                common share                  $0.150          $0.125          $0.125          $0.125


                                                       For the Three-month Periods Ending
                                            ------------------------------------------------------------
                                             March 31,       June 30,     September 30,     December 31,
                                               1999            1999            1999            1999
                                            ----------      ---------    ---------------   -------------
          Interest income                     $4,349          $4,347          $4,374          $4,537
          Interest expense                     2,852           2,913           2,932           3,029
                                              ------          ------          ------          ------

          Net interest income                  1,497           1,434           1,442           1,508
          Provision for losses on loans           30              30              30              30
          Other income                            86             143             308             182
          Other expenses                       1,142           1,133           1,461           1,368
                                              ------          ------          ------          ------

          Income before income taxes             411             414             259             292
          Federal income taxes                   126             126              87             113
                                              ------          ------          ------          ------
          Net income                          $  285          $  288          $  172          $  179
                                              ======          ======          ======          ======

          Basic earnings per share - Net
                income                        $ 0.17          $ 0.18          $ 0.10          $ 0.11
          Weighted average number of
                shares outstanding             1,641           1,642           1,643           1,642
          Cash dividends declared per
                common share                  $0.150          $0.150          $0.150          $0.150

                       DIRECTORS AND EXECUTIVE OFFICERS OF
                             ALPENA BANCSHARES, INC.


         Directors -

         Gary W. Bensinger is owner of Bensinger's Western Auto Store in Alpena, Michigan. Mr. Bensinger has been a director of the Company since 1985.

         Keith D. Wallace is the senior partner of the law firm of Isackson and Wallace, located in Alpena, Michigan. Mr. Wallace has acted as general counsel to the Company since 1988. Mr. Wallace has been a director of the Company since 1988.

         James C. Rapin is a pharmacist with LeFave Pharmacy, Alpena, Michigan. Mr. Rapin has been a director of the Company since 1985.

         Martin A. Thomson is Executive Vice President and General Manager of Presque Isle Electric and Gas Cooperative, Inc., Onaway, Michigan. Mr. Thomson has been a director of the Company since 1986.

         Duane I. Dickey is Chairman of the Board of Directors of the Company. Mr. Dickey was made Chairman of the Board of Directors in 1988. Mr. Dickey retired from his position as Chief Executive Officer of the Company on November 9, 1998 and as President as of December 31, 1998. Mr. Dickey joined the Company in 1970. He has been a member of the Board of Directors since 1976.

         Jerry A. Christensen was named Chief Executive Officer of the Company in November 1998 and President, effective January 1, 1999. Prior to this appointment, Mr. Christensen served as President and Chief Executive Officer of Homestead Savings Bank, Albion, Michigan, a position he held since 1992.

         Executive Officers -

         James I. Malaski is Executive Vice President of the Company and has served in this position since 1988. In November 1998, Mr. Malaski was made Chief Operations Officer of the Company as well. Also, Mr. Malaski was made Secretary of the Company in October 1999. Mr. Malaski joined the Company in 1983.

         Thomas S. Davis joined the Company and was named Vice President of Operations in July 1999. Prior to joining the Company, Mr. Davis served as the Chief Financial Officer of Bank of Ann Arbor. Mr. Davis also previously held operations and financial officer positions at other banks since 1987.

         Jerome W. Tracey joined the Company and was named Vice President of Commercial Services in November 1999. Prior to this appointment, Mr. Tracey served as Vice President of Commercial Lending for National City Bank, Alpena, Michigan, a position he held since 1996. Mr. Tracey has been in the banking profession since 1981.

                             STOCKHOLDER INFORMATION


         The Annual Meeting of Stockholders will be held at 1:00 p.m., April 17, 2001 at the Thunder Bay Recreational Center, 701 Woodward Avenue, Alpena, Michigan.

STOCK LISTING

         The Company's common stock is traded over-the-counter through the National Daily Quotation System "pink sheets" published by the National Quotation Bureau, Inc.

PRICE RANGE OF COMMON STOCK

         There are no uniformly quoted prices for the Company's common stock. Stockbrokers can provide recent price ranges using information contained in the National Daily Quotation System "pink sheets."



GENERAL COUNSEL                                INDEPENDENT AUDITOR

Isackson & Wallace, P.C.                       Plante & Moran, LLP
114 S. Second Avenue                           2601 Cambridge Ct.
Alpena, MI  49707                              Auburn Hills, Michigan 48326

SPECIAL COUNSEL                                TRANSFER AGENT

Luse Lehman Gorman Pomerenk & Schick           Registrar and Transfer Company
5335 Wisconsin Avenue, N.W.                    10 Commerce Drive
Suite 400                                      Cranford, New Jersey 07016
Washington, D.C.  20015                        800-346-6084


ANNUAL REPORT ON FORM 10-KSB

         A COPY OF THE COMPANY'S FORM 10-KSB FOR THE YEAR ENDED DECEMBER 31, 2000 WILL BE FURNISHED WITHOUT CHARGE UPON WRITTEN REQUEST TO JAMES I. MALASKI, CORPORATE SECRETARY, ALPENA BANCSHARES, INC., 100 S. SECOND AVENUE, ALPENA, MICHIGAN 49707.