Form 10KSB40, Exhibit 13
period 2001-12-31
ALPENA BANCSHARES INC
filed 2002-04-01
CIK 1128227

                                                                      EXHIBIT 13






                            ALPENA BANCSHARES, INC.

                                      2001
                                  ANNUAL REPORT

                                TABLE OF CONTENTS


                                                                                                               PAGE


Message of President and Chief Executive Officer.........................................................         1
Selected Consolidated Financial and Other Data...........................................................         2
Management's Discussion and Analysis of
     Financial Condition and Results of Operations.......................................................         3
Report of Management and Independent Auditors............................................................        13
Consolidated Statements of Financial Condition...........................................................        14
Consolidated Statements of Income........................................................................        15
Consolidated Statements of Stockholders' Equity..........................................................        16
Consolidated Statements of Cash Flows....................................................................        17
Notes to Consolidated Financial Statements...............................................................        18
Directors and Senior Officers of Alpena Bancshares, Inc. and First Federal of Northern Michigan..........        44
Stockholder Information..................................................................................        45

[ALPENA BANCSHARES, INC. LETTERHEAD]



March 6, 2002



Dear Stockholders,

The year 2001 will go down in history as a year that America endured tremendous adversity. The U.S. economy saw a major slowdown and the Federal Reserve made eleven interest rate cuts in an attempt to stimulate a struggling economy. On September 11th, America's resolve and courage were tested in a manner never before experienced. A terrorist declaration of war on America's homeland involved thousands of innocent civilians on our own soil. The September 11th tragedies were answered with a tremendous outpouring of patriotism and enduring love for our great country and our fellow man. Again, as in the past, America proved to the whole world that it has the strength and character to step up to meet any challenge with a level of intensity and commitment to preserve the freedom and unalienable rights that the citizens of this country hold so dear to their hearts.

Several other events impacted the Bank during the year 2001. The impact of lower interest rates and declines in the stock market lead to historic rates of mortgage refinancing and a flight to the safety and security of bank deposit products. The impact of these economic factors led to compressed margins, lower investment returns and higher liquidity for First Federal.

Refinancing activity reached record levels as our customers took advantage of lower rates to lock in longer term fixed rate mortgage products. The Bank's ability to service these customers with desired products and sell the loans with servicing retained, provided income opportunities and the ability to retain the valued customer relationships built over time.

Although deposit rates were lowered due to a decline in the yields available in the market place, First Federal experienced deposit growth of 2% in 2001, while Michigan peers declined. The increase is even more encouraging when the increase in competitors in our markets is considered.

The Bank made significant additions in the area of technology including a new core processing system, a new loan origination and documentation system and the implementation of telephone banking which will be released in the second quarter of 2002. All of these enhancements will improve the efficiencies of the Bank and allow us to provide quality products to our customers. In June of 2001, First Federal was pleased to open the Gaylord branch. As the ninth branch, the full service facility has seen steady growth and we are very optimist about the opportunities and diversity the growing Gaylord market can bring to our Northern Michigan service area.

As the industry changes, management continues to adjust the operations of the Bank to remain a strong competitor in the Northern Michigan communities we serve. We look forward to providing you, the stockholder, value in return for your trust and investment in Alpena Bancshares, Inc.

Respectfully yours,

/s/ Martin A. Thomson

Martin A. Thomson
President and Chief Executive Officer

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF THE COMPANY

         Set forth below is selected financial and other data of the Company. This information is derived in part from and should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto presented elsewhere in this Annual Report.

SELECTED FINANCIAL CONDITION DATA:

                                                                            YEARS ENDED DECEMBER 31,
                                                            -----------------------------------------------------
                                                                 2001     2000        1999       1998     1997
                                                                 ----     ----       -----      -----    -----
                                                                                 (IN THOUSANDS)


Total assets................................................$ 241,472  $267,009   $263,549   $242,380  $221,575
Cash and cash equivalents ..................................   24,990    16,827      9,974      6,251     5,555
Investment securities.......................................   23,212    15,425     19,049     19,713    23,880
Loans receivable, net.......................................  178,037   219,807    223,866    205,460   181,123
Deposits....................................................  166,538   162,771    156,393    147,159   143,329
Stockholders' equity........................................   20,597    19,470     18,805     18,664    17,017


SELECTED OPERATING DATA:

                                                                             YEARS ENDED DECEMBER 31,
                                                             ----------------------------------------------------
                                                                 2001     2000       1999       1998      1997
                                                                 ----     ----      -----      -----      ----
                                                                                 (IN THOUSANDS)

Total interest income.......................................$  17,586  $18,654    $17,059    $16,716   $14,112
Total interest expense......................................   11,439   12,558     11,726     11,239     9,014
                                                            ---------  -------    -------    -------   -------
     Net interest income....................................    6,147    6,096      5,333      5,477     5,098
Provision for loan losses...................................      255      280        120        115        98
                                                            ---------  -------    -------    -------   -------
     Net interest income after provision
       for loan losses......................................    5,892    5,816      5,213      5,362     5,000

Other income:
  Service charges and fees..................................      740      462        600        207       109
  Mortgage banking activities...............................    1,352      243          -          -         -
  Net gain on sale of investment securities.................      183    2,028          -          -         -
  Gain (loss) on sale of real estate........................     (107)     (46)        35          -         -
  Loss on impairment of real estate held for investment.....        -     (211)         -          -         -
  Loss on abandonment of fixed assets.......................      (88)    (258)         -          -         -
  Other.....................................................      125      158        405        166       156
                                                            ---------  -------    -------    -------   -------
       Total other income...................................    2,205    2,376      1,040        373       265
                                                            ---------  -------    -------    -------   -------

Other expense...............................................    6,166    5,033      4,877      4,094     3,735
                                                            ---------  -------    -------    -------   -------

  Income before income tax expense..........................    1,931    3,159      1,376      1,641     1,530
  Income tax expense........................................      646    1,035        452        558       444
                                                            ---------  -------    -------    -------   -------

     Net income.............................................$   1,285   $2,124    $   924    $ 1,083   $ 1,086
                                                            =========  --=====    =======    =======   =======

                                                                     YEARS ENDED DECEMBER 31,
                                                      ---------------------------------------------------
                                                          2001     2000      1999      1998      1997
                                                          ----     ----      ----      ----      ----

KEY FINANCIAL RATIOS AND OTHER DATA:

Return on average assets (net income
  divided by average total assets) ................      0.51%     0.82%     0.37%     0.48%     0.58%
Return on average equity (net income
  divided by average equity) ......................      6.52      1.37      5.46      6.85      7.08
Average equity to average assets ..................      7.88      7.24      6.77      6.98      8.23
Equity to total assets ............................      8.53      7.29      7.15      7.06      7.23
Net interest rate spread (average yield on
  interest-earning assets less average yield
  on interest-bearing liabilities) ................      2.37      2.34      2.13      2.41      2.74
Net interest margin (net interest income as a
  percentage of average interest-earning assets)...      2.60      2.50      2.27      2.54      2.93
Noninterest expense to average assets .............      2.47      1.95      1.95      1.81      2.01
Net interest income to noninterest expense ........     99.69    121.12    109.35    134.88    137.56
Nonperforming loans to net loans receivable .......      0.38      0.31      0.34      0.55      0.69
Nonperforming assets to total assets ..............      0.36      0.31      0.32      0.48      0.57
Allowance for loan losses to nonperforming assets..     78.94     79.21     52.64     41.21     33.25
Allowance for loan losses to net loans receivable..      0.39      0.30      0.20      0.23      0.23
Average interest-earning assets to
  average interest-bearing liabilities ............    104.66    103.20    102.75    102.86    103.67
Number of full-service offices ....................         9         8         6         6         6



                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

         Alpena Bancshares, Inc. (the "Company") is a holding company whose primary asset is the investment in First Federal of Northern Michigan (the "Bank"), which reorganized into the holding company structure, effective November 14, 2000.

         The Company focuses on establishing and maintaining long-term relationships with customers, and is committed to serving the financial service needs of the communities in its market area. The Company attracts retail deposits from the general public and uses those deposits, together with borrowed funds, to originate residential mortgage loans, and commercial and consumer loans. The Company is the only thrift institution headquartered in its market area, which in recent years has experienced an influx of new commercial banks headquartered outside of Northeast Michigan. The Company believes it is large enough to provide a full range of personal and business financial services, and yet small enough to be able to provide such services on a personalized and efficient basis. Management believes that the Company can be more effective in servicing its customers than many of its non-local competitors because of the Company's ability to quickly and effectively provide senior management responses to customer needs and inquiries. The Company is majority owned by Alpena Bancshares, M.H.C., a mutual holding company. The Company intends to use the mutual holding company structure to enhance its focus as a community-oriented, independent savings institution.

         The Company's current business strategy is to operate the Bank as a well-capitalized, profitable and independent community-oriented savings association dedicated to providing quality customer service. Generally, the Company has sought to implement this strategy by using retail deposits and FHLB advances as its source of funds and maintaining a substantial part of its assets in loans secured by one- to four-family residential real estate located in the Company's market area, home equity loans, commercial real estate loans, mortgage-backed securities and in other liquid investment securities. Specifically, the Company's business strategy incorporates the following elements: (1) operating as a community-oriented financial institution, maintaining a strong core customer base by providing quality service and offering customers the access to senior management and services that a community-based institution can offer; (2) maintaining high asset quality by emphasizing investment in residential mortgage loans, mortgage-backed securities and other securities issued or guaranteed by the United States Government or agencies thereof; (3) maintaining capital in excess of regulatory requirements and growing only to the extent that adequate capital levels can be maintained; and (4) managing interest rate risk exposure while achieving desirable levels of profitability.

         Asset Quality and Emphasis on Residential Mortgage Lending. Historically, the Company had emphasized fixed-rate balloon mortgage loans with three- and five-year terms secured by one- to four-family properties located in its market area. The Company, historically, had been a portfolio lender; however in 2000 the Bank began to offer Freddie Mac mortgage products as an additional service to our customers. These products include 15 year to 30 year fixed rate and adjustable rate mortgage loans. The Company generally retains all servicing rights on any loans sold to Freddie Mac. The Company anticipates a continued commitment to financing the purchase or improvement of residential real estate in its market area. To supplement local mortgage loan originations where available funds exceed local mortgage loan demand, the Company also invests in mortgage-backed securities and investment securities that are issued or guaranteed by the United States Government or agencies thereof. By investing in these types of assets, the Company's strategy has been to reduce the credit risk of its asset base in exchange for lower yields than would typically be available on commercial real estate loans and multi-family real estate loans.

         Capital Position and Controlled Growth. The Company's stockholders' equity increased from $7.1 million at December 31, 1992, to $20.6 million at December 31, 2001, an increase of 190.1%. This includes a net increase of $5.9 million from the proceeds of the Company's initial public offering. Given the current regulatory environment that focuses on the need for higher capital ratios, the Company intends to maintain its level of stockholders' equity and capital ratios by growing only to the extent that adequate capital levels can be maintained.

         Strong Retail Deposit Base. The Company has had a relatively stable retail deposit base drawn from its nine full-service offices located in Alpena, Cheboygan, Iosco, Montmorency, Oscoda and Otsego counties in Northeast Michigan. At December 31, 2001, 33.9% of its deposit base consisted of core deposits, which included NOW accounts, regular savings accounts, and money market deposit accounts. Core deposits are considered to be a more stable and lower cost source of funds than certificates of deposit or outside borrowings. The Company will continue to emphasize retail deposits by providing quality customer service, offering competitive rates on deposit accounts, and providing depositors with a full range of accounts.

         The earnings of the Company depend primarily on its level of net interest income, which is the difference between interest earned on the Company's interest-earning assets, consisting primarily of loans receivable, mortgage-backed securities, investment securities, and interest-bearing deposits at other institutions, and the interest paid on interest-bearing liabilities, which consist primarily of savings deposits and FHLB advances. Interest income is a function of the Company's interest rate spread, which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, as well as a function of the average balance of interest-earning assets as compared to interest-bearing liabilities. The Company's earnings also are affected by its level of noninterest income, including primarily mortgage banking activities, service fees and charges, and noninterest expense, including primarily compensation and employee benefits, occupancy expenses, and SAIF deposit insurance premiums. Earnings of the Company also are affected significantly by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities, which events are beyond the control of the Company.

COMPARISON OF FINANCIAL CONDITION

         Total assets decreased $25.5 million, or 9.6%, to $241.5 million at December 31, 2001 from $267.0 million at December 31, 2000. The decrease in assets was the result of the Bank's mortgage banking activities of selling longer term fixed rate mortgages. This activity resulted in the Bank's increased liquidity as the funds from the loan sales were utilized to increase short-term investments and to reduce Federal Home Loan Bank ("FHLB") advances. Cash and cash equivalents increased by $8.2 million, or 48.5%, to $25.0 million on December 31, 2001 from $16.8 million at December 31, 2000. Investment securities increased $7.8 million, or 50.5%, to $23.2 million at December 31, 2001 from $15.4 million at December 31, 2000. Net loans decreased $41.8 million, or 19.0%, to $178.0 million at December 31, 2001 from $219.8 million at December 31, 2000.

         Deposits increased $3.8 million, or 2.3%, to $166.5 million at December 31, 2001 from $162.8 million at December 31, 2000. Borrowings in the form of FHLB advances declined $30.3 million, or 36.8%, to $52.1 million at December 31, 2001 from $82.4 million one year earlier.

         Stockholders' equity increased by $1.1 million, or 5.8%, to $20.6 million at December 31, 2001 from $19.5 million at December 31, 2000. The increase in stockholders' equity was due to net income of $1.3 million and a net increase in accumulated other comprehensive income of $141,000, partially offset by dividends of $360,000 being paid to the stockholders.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

         The Company had net income of $1.3 million and $2.1 million for the years ended December 31, 2001 and 2000, respectively.

         Interest Income. Total interest income decreased by $1.1 million, or 5.7% to $17.6 million for the year ended December 31, 2001 from $18.7 million for the year ended December 31, 2000. The decrease in interest income was attributable to a decline in the average balance of the Company's average interest-earning assets by $7.0 million, or 2.9%, to $236.6 million for the year ended December 31, 2001 from $243.6 million for the year ended December 31, 2000 and by a decrease in the average yield on the Company's average interest earning assets to 7.43% for the year ended December 31, 2001 from 7.66% for the year ended December 31, 2000. The decrease in the average balance of interest-earning assets reflected a $35.4 million decline in the average balance of mortgage loans, partially offset by a $12.4 million increase in the average balance of other loans, and a $6.2 million increase in the average balance of investment securities and a $9.8 million increase in the average balance of other investments. The decline was the result of the Bank's secondary market activities, which resulted in the sale of $77.6 million of mortgage loans. Historically low interest rates on 15 and 30 year mortgage loans caused a large portion of the Bank's balloon mortgage portfolio to refinance into these fixed rate products, which in turn were sold, thereby decreasing the portfolio balance. The balances of the balloon products were $58.1 million and $95.7 million at December 31, 2001 and 2000, respectively. The decrease in average yield was caused primarily by the lower current market interest rates during 2001 on other loans, and interest-earning deposits.

         Interest income on loans receivable decreased by $1.6 million, or 8.5%, to $15.8 million for the year ended December 31, 2001 from $17.2 million for the year ended December 31, 2000. Interest income on mortgage loans decreased by $2.6 million, or 16.8%, to $12.4 million from $15.0 million, and interest income on other loans increased by $1.0 million, or 46.5%, to $3.3 million from $2.3 million. The increase in interest income on other loans resulted primarily from an increase in the average balance of other loans to $38.1 million for the year ended December 31, 2001 from $25.7 million for the year ended December 31, 2000, and was accompanied by a decrease in the average yield on other loans to 8.73% from 8.84%. The decrease in average yield on other loans was primarily because of lower interest rates on loans originated during 2001 along with existing adjustable rate loans resetting at lower current market interest rates.

    Interest income on investments including mortgage-backed securities and overnight funds increased $396,000 to $1.8 million from $1.4 million for the twelve months ended December 31, 2001 and 2000, respectively. This increase was primarily attributable to an increase in the average balance of the investment portfolio of $16.0 million to $34.7 million from $18.8 million for the twelve months ended December 31, 2001 from the same period one year earlier.

         Interest Expense. Total interest expense decreased by $1.2 million, or 8.9%, to $11.4 million for the year ended December 31, 2001 from $12.6 million for the year ended December 31, 2000. The decrease was primarily attributable to a decline in the average balance of borrowed funds to $60.5 million from $80.3 million for the years ended December 31, 2001 and 2000, respectively and partially offset by an increase in the average balance of deposits of $9.9 million, or 6.4%, to $165.6 million for the year ended December 31, 2001 from $155.7 million for the same period one year earlier. The average cost of deposits decreased to 4.77% from 4.88% and the average cost of borrowed funds declined to 5.84% from 6.18%. The increase in average balance of deposits was due partially to the one-time purchase of brokered certificates of deposit of $4.5 million, at a cost of 5.68% which mature over a five year period. Also, savings, NOW and money market accounts have shown steady increases as consumers have moved away from the stock market and await economic recovery and higher interest rates. The decrease in the average cost of deposits was attributable to lower market interest rates during 2001, while the decrease in the cost of borrowings resulted from the repayment of high cost FHLB advances.

         Provision for Loan Losses. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

         The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available. The provision for loan losses amounted to $255,000 and $280,000 for the twelve month periods ended December 31, 2001 and 2000, respectively.

         Other Income. Other income decreased by $171,000 to $2.2 million for the year ended December 31, 2001 from $2.4 million for the year ended December 31, 2000. Service charges and other fees increased $278,000, or 60.2% to $740,000 due to increases in ATM access fees of $22,000, various deposit account fees of $56,000, late charges and other miscellaneous fees from loans of $145,000 and incentive fees from a third party vendor for float on issued official bank checks of $51,000. Net gain on sale of loans increased $675,000 or 630.8% to $782,000 for the twelve months ended December 31, 2001 from the same period one year earlier. This increase was due to the increase in the volume of loans sold to $77.6 million in 2001 from $17.9 million in 2000 as refinanced fixed rate loans were sold by the Bank into the secondary mortgage market. If interest rates trend up, management does not expect to achieve these same results in future periods. Income from the associated mortgage banking activities rose to $1.4 million in 2001 from $243,000 in 2000. Loan servicing fees increased to $570,000 in 2001 from $136,200 in 2000. This income level was achieved through mortgage servicing fee income of $108,000 from a serviced loan portfolio which reached $82.1 million at December 31, 2001 from $17.5 million at December 31, 2000, and the recognition of income through the net capitalization of originated mortgage servicing rights of $485,000. Net gains on loan sales totaled $782,000 for the twelve months ended December 31, 2001 compared to $107,000 for the same period in 2000. In 2000, the Company began to liquidate certain available-for-sale securities to enhance both liquidity and future earnings. These gains totaled approximately $183,000 in 2001 and $2.0 million in 2000. Certain fixed assets, relating to the Company's in-house computer system were retired in 2001 and 2000. These losses amounted to approximately $88,000 and $258,000 for 2001 and 2000, respectively.

         Operating Expense. Noninterest expense increased by $1.2 million to $6.2 million for the year ended December 31, 2001 from $5.0 million for the year ended December 31, 2000.

  Compensation and employee benefits increased $639,000 or 23.5% to $3.4 million in 2001 from $2.7 million in 2000. Salaries increased $306,000 to $2.6 million in 2001 as staff was added to service our new office in Gaylord, Michigan. Additional staffing was also added to back room operations and various branches for the Company to follow its business strategy of promoting quality customer service. In addition to salaries, commissions and incentives increased to $195,000 in 2001. This was primarily due to the increased loan demand during the year. Employee benefit costs, including health, life and pension, rose 24.4% to $443,000 in 2001 from $356,000 the prior year. Occupancy and equipment increased $188,000 to $1.1 million in 2001. The Bank had purchased a building in Gaylord late in 2000 for its new office and completed extensive remodeling prior to opening in June 2001. The Bank also converted its core processing system from an in-house system to a third party service bureau. This conversion was completed to not only upgrade the core system but to allow growth in services that the Bank can provide to its customers such as telephone and internet banking. Other expense increased $314,000 to $1.4 million in 2001 from $1.1 million in 2000. This increase was attributable to several factors. Our market expansion into the Central area of Northern Michigan has contributed to increased supplies, courier, postage and communication expense. These costs have increased $127,000 to $425,000 from $298,000 for the years ended December 31, 2001 and 2000, respectively. Professional expenses, including legal, consulting and accounting increased $122,000 to $224,000 in 2001 from $102,000 in 2000.

         Income Taxes. Federal income tax expense decreased $389,000 to $646,000 for the year ended December 31, 2001 from $1.0 million for the year ended December 31, 2000. The decrease was primarily due to the $1.3 million decline in income before federal income tax expense to $1.9 million for the year ended December 31, 2001 from $3.2 million for the year ended December 31, 2000.


COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

         The Company had net income of $2.1 million and $924,000 for the years ended December 31, 2000 and 1999, respectively.

         Interest Income. Total interest income increased by $1.6 million, or 9.3% to $18.7 million for the year ended December 31, 2000 from $17.1 million for the year ended December 31, 1999. The increase in interest income was attributable to an increase in the average balance of the Company's average interest-earning assets by $8.3 million, or 3.5%, to $243.6 million for the year ended December 31, 2000 from $235.4 million for the year ended December 31, 1999 and by an increase in the average yield on the Company's average interest earning assets to 7.66% for the year ended December 31, 2000 from 7.25% for the year ended December 31, 1999. The increase in the average balance of interest-earning assets reflected a $122,000 increase in the average balance of mortgage loans, a $9.8 million increase in the average balance of other loans, and a $202,000 increase in the average balance of investment securities. This was partially offset by a $336,000 decrease in the average balance of mortgage-backed securities and a $1.5 million decrease in the average balance of other investments. The increase in average yield was caused primarily by the increase in yield on mortgage loans due to loans being originated in 2000 at higher interest rates, and also partially due to higher interest rates during 2000 on other loans, mortgage-backed securities and interest-earning deposits.

         Interest income on loans receivable increased by $1.5 million, or 9.8%, to $17.2 million for the year ended December 31, 2000 from $15.7 million for the year ended December 31, 1999. Interest income on mortgage loans increased by $548,000, or 3.8%, to $15.0 million from $14.4 million, and interest income on other loans increased by $1.0 million, or 77.7%, to $2.3 million from $1.3 million. The increase in interest income on loans resulted primarily from an increase in the average balance of other loans to $25.7 million for the year ended December 31, 2000 from $15.9 million for the year ended December 31, 1999, and was accompanied by an increase in the average yield on other loans to 8.84% from 8.02%. The increase in average yield on other loans was primarily because of higher interest rates on loans originated during 2000 along with existing adjustable rate loans resetting at higher current market interest rates.

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

         Other Income. Other income increased by $1.3 million to $2.4 million for the year ended December 31, 2000 from $1.0 million for the year ended December 31, 1999. The increase for the 2000 period was primarily attributable to gains on the sale of assets, income from mortgage banking activities, and also partially due to increases in various fees collected. These increases were partially offset by costs associated with the retirement of certain fixed assets, a valuation adjustment to real estate held for sale, along with a decrease in miscellaneous other income items. In 2000, the Company recognized gains in the liquidation of certain available-for-sale securities to enhance both liquidity and future earnings. These gains totaled approximately $2.0 million. Certain fixed assets, relating to the Company's in-house computer system were retired during the third quarter of 2000. These costs amounted to approximately $258,000. In the fourth quarter of 2000, the Company made an adjustment of approximately $211,000 related to the valuation of its investment in Wyndham Garden Estates. This development is required by accounting standards to be valued at the lower of actual cost or current market values. During 2000, the Company began selling originations of 15 to 30 year fixed rate loans to Freddie Mac with servicing generally retained. For the year ended December 31, 2000, the Company had income from mortgage banking activities of $243,000.

         Other Expense. Noninterest expense increased by $156,000 to $5.0 million for the year ended December 31, 2000 from $4.9 million for the year ended December 31, 1999. The increase was attributable to the $263,000 increase in compensation and benefits expense, the $81,000 increase in occupancy expense, and partially offset by declines of $56,000 in Federal insurance premiums and $120,000 in other operating expenses. Compensation and benefit expenses were higher primarily because of additional employees hired to accommodate some the Company's significant growth over the past few years and overall wage increases in 2000, and also partially due to continued increases in pension plan and health insurance costs. Occupancy expense increased primarily due to the increased cost of depreciation and maintenance of equipment. The decline in other operating expenses was primarily attributable to a $95,000 adjustment in the Michigan Single Business Tax in 1999.

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


                                                             Average Consolidated Statements of Condition
                                   Consolidated Statement            For Years Ended December 31,
                                   Of Financial Condition      -----------------------------------------
                                    At December 31, 2001                         2001
                                    --------------------       -----------------------------------------
                                                                                                Average
                                    Actual       Yield/         Average                          Yield/
                                    Balance       Cost          Balance     Interest              Cost
                                    -------       ----          -------     --------              ----
Interest-earning assets:
Mortgage loans ..................   $137,380      7.51%         $163,807    $ 12,435              7.59%
Non-mortgage loans ..............     41,346      8.39            38,119       3,326              8.73
Mortgage-backed securities(1) ...      1,934      6.39             2,143         140              6.53
Investment securities(1) ........     21,260      4.92            16,704         916              5.48
Other investments ...............     25,312      2.41            15,856         769              4.85
                                    --------                     -------      ------
Total interest-earning assets ...    227,232      6.85           236,629      17,586              7.43
Non-interest earning assets .....     14,240
                                    --------
Total assets ....................   $241,472                      13,469    $250,098
                                    ========                     =======    ========
Interest-bearing liabilities:
Deposits ........................   $166,538      4.13          $165,642       7,906              4.77
Borrowed funds ..................     52,120      5.77            60,461       3,533              5.84
                                    --------                    --------    --------
Total interest-bearing
      liabilities ...............    218,658      4.52           226,103      11,439              5.06
                                                                            --------
Non-interest bearing
     liabilities ................      2,217                       4,291
                                     -------                     -------
Total liabilities ...............    220,875                     230,394
Stockholders equity .............     20,597                      19,704
                                     -------                     -------

Total liabilities and
     stockholders equity ........   $241,472                    $250,098
                                    ========                    ========
Net interest income .............                                           $  6,147
                                                                            ========
Interest rate spread ............                 2.33%                                           2.37%
                                                  ====                                            ====
Net interest margin (1) .........                 2.50%                                           2.60%
                                                  ====                                            ====
Ratio of average interest-earning
     assets to average interest-
     bearing liabilities ........               103.92%                                          104.66%
                                                ======                                           ======



                                                      Average Consolidated Statements of Condition
                                                              For Years Ended December 31,
                                     --------------------------------------------------------------------------------
                                                    2000                                    1999
                                     ------------------------------------   -----------------------------------------
Interest-earning assets:
Mortgage loans ..................    $199,159   $ 14,954             7.51%      $199,037   $ 14,406             7.24%
Non-mortgage loans ..............      25,702      2,271             8.84         15,926      1,278             8.02
Mortgage-backed securities(1) ...       1,523        104             6.83          1,859        119             6.40
Investment securities(1) ........      11,120        789             7.10         14,791      1,018             6.88
Other investments ...............       6,110        536             8.77          3,741        238             6.36
                                      -------     ------                         -------     ------
Total interest-earning assets ...     243,614     18,654             7.25        235,354     17,607             7.48
Non-interest earning assets .....      14,388     ------                          14,496     ------
                                     --------                                   --------
Total assets ....................    $258,002                                   $249,850
                                     ========                                   ========
Interest-bearing liabilities:
Deposits ........................    $155,735      7,596             4.88       $152,714      7,281             4.77
Borrowed funds ..................      80,317      4,962             6.18         76,337      4,445             5.82
                                     --------      -----                        --------     ------
Total interest-bearing
      liabilities ...............     236,052     12,558             5.32        229,051     11,726             5.12
                                                  ------                                     ------
Non-interest bearing
     liabilities ................       3,271                                     3,889
                                      -------                                   -------
Total liabilities ...............     239,323                                   232,940
Stockholders equity .............      18,679                                    16,910
                                      -------                                   -------

Total liabilities and
     stockholders equity ........   $258,002                                   $249,850
                                    ========                                   ========
Net interest income .............               $  6,096                                   $  5,881
                                                ========                                   ========
Interest rate spread ............                                    2.34%                                      2.13%
                                                                     ====                                       ====
Net interest margin (1) .........                                    2.50%                                      2.27%
                                                                     ====                                       ====
Ratio of average interest-earning
     assets to average interest-
     bearing liabilities ........                                  103.20%                                    102.75%
                                                                   ======                                     ======



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


                                                                  YEAR ENDED DECEMBER 31,
                                               -------------------------------------------------------------
                                                        2001 VS. 2000                   2000 VS. 1999
                                               -----------------------------    ----------------------------
                                                    INCREASE/(DECREASE)              INCREASE/(DECREASE)
                                                         DUE TO                            DUE TO
                                               -----------------------------    ----------------------------
                                                VOLUME     RATE        NET      VOLUME      RATE       NET
                                               -------    -------    -------    -------    -------   -------
                                                       (IN THOUSANDS)

Interest income:
        Loans receivable ...................   $(1,794)   $   330    $(1,464)   $   686    $   855   $ 1,541
        Mortgage-backed securities .........        41         (5)        36        (23)         8       (15)
        Investment securities ..............       335       (208)       127         21         60        81
        Interest-earning deposits ..........       557       (324)       233       (119)       107       (12)
                                               -------    -------    -------    -------    -------   -------

        Total interest-earning assets ......      (861)      (207)    (1,068)       565      1,030     1,595
                                               -------    -------    -------    -------    -------   -------


Interest expense:
        Deposits ...........................       482       (172)       310        146        169       315
        Borrowed funds .....................    (1,169)      (260)    (1,429)       241        276       517
                                               -------    -------    -------    -------    -------   -------

        Total interest-bearing liabilities .      (687)      (432)    (1,119)       387        445       832
                                               -------    -------    -------    -------    -------   -------

Net change in interest income ..............   $  (174)   $   225    $    51    $   178    $   585   $   763
                                               =======    =======    =======    =======    =======   =======

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

         Historically the Company has been almost exclusively a fixed-rate lender and the Company's policy has been to reduce its exposure to interest rate risk generally by better matching the maturities and interest rates of its interest rate sensitive assets and liabilities by originating and retaining for the portfolio balloon mortgage loans with three and five year terms, shorter term home equity loans and selling longer term 15 and 30 year fixed rate mortgages. While the Company has not purchased mortgage-backed securities since 1990, such securities have generally been adjustable-rate mortgage-backed securities, which are more liquid than mortgage loans held in portfolio. Finally, the Company also maintains a significant percentage of its assets in cash and other liquid investments, which permits the Company to reinvest such assets more quickly in response to changes in market interest rates. In addition, the Company offers competitive rates on deposit accounts and prices certificates of deposit to provide customers with incentives to choose certificates of deposit with longer terms. To reduce the potential volatility of the Company's earnings in a changing interest rate environment, the Company has sought to manage interest rate risk by retaining for the portfolio certain originated residential mortgage loans (primarily adjustable rate, balloon and shorter term fixed rate mortgages) and generally selling the remainder in the secondary market, by originating shorter-term home equity loans, and by investing in adjustable-rate mortgage-backed securities, short- and medium-term agency securities, and short-term investments such as interest-bearing deposits in other financial institutions.

         Net Portfolio Value. The OTS incorporated an interest rate risk component into the risk-based capital rules. The IRR component is a dollar amount that will be deducted from total capital for the purpose of calculating an institution's risk-based capital requirement and is measured in terms of the sensitivity of its net portfolio value ("NPV") to changes in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. An institution's IRR is measured as the change to its NPV as a result of a hypothetical 200 basis point change in market interest rates. A resulting change in NPV of more than 2% of the estimated market value of its assets will require the institution to deduct from its capital 50% of that excess change.

         The Company utilizes NPV to supplement its gap analysis in managing interest rate risk. Unlike gap analysis, the NPV model utilized by the OTS updates cash flow assumptions (by changing prepayment estimates) for different rate scenarios. The following table presents the Company's NPV as of December 31, 2001, as calculated by the OTS, based on information provided to the OTS by the Company. For the December 31, 2001 reporting cycle, the OTS has suppressed all model outputs associated with the (300) and (200) basis point scenarios because of the abnormally low prevailing interest rate environment.

                       CHANGE IN
                    INTEREST RATES                           NET PORTFOLIO VALUE
                    IN BASIS POINTS                 -------------------------------------
                     (RATE SHOCK)                           AMOUNT                RATIO
                     ------------                           ------                -----
                                                    (DOLLARS IN THOUSANDS)

                           +300                        $  17,939                   7.56%
                           +200                           20,342                   8.41
                           +100                           22,561                   9.15
                         Static                           24,131                   9.62
                           (100)                          23,948                   9.44
                           (200)                               -                   -
                           (300)                               -                   -

As indicated above, management has structured its assets and liabilities to minimize its exposure to interest rate risk. The Company's NPV would fall from 9.62% to 7.56% with a 300 basis point increase in interest rates.

LIQUIDITY AND CAPITAL RESOURCES

         The Company's primary sources of funds are deposits, FHLB advances, and proceeds from principal and interest payments and prepayments on loans and mortgage-backed and investment securities. While maturities and scheduled amortization of loans and mortgage-backed securities are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. The Company manages the pricing of its deposits to maintain a desired deposit balance. In addition, the Company invests in short-term interest-earning assets, which provide liquidity to meet lending requirements. At December 31, 2001, $18.7 million, or 82.5%, of the Company's investment securities were scheduled to mature in less than five years, and $4.0 million, or 17.5%, were scheduled to mature in over five years.

Liquidity represents the amount of an institution's assets that can be quickly and easily converted into cash without significant loss. The most liquid assets are cash, short-term U.S. Government securities, U.S. Government agency guaranteed securities and certificates of deposit. The Company is required to maintain sufficient levels of liquidity as defined by the OTS regulations. This requirement may be varied at the direction of the OTS. Regulations currently in effect require that the Company maintain sufficient liquidity to ensure its safe and sound operation. The Company's objective for liquidity is to be above 6%. Liquidity as of December 31, 2001 averaged $37.2 million, or 17.3%, compared to $15.9 million, or 7.68% at December 31, 2000. The levels of these assets are dependent on the Company's operating, financing, lending and investing activities during any given period.

The Company intends to retain for the portfolio certain originated residential mortgage loans (primarily adjustable rate, balloon and shorter term fixed rate mortgage loans) and to generally sell the remainder in the secondary market. The Company will from time to time participate in or originate commercial real estate loans, including real estate development loans. During the twelve months ended December 31, 2001 the Company originated $96.6 million in residential mortgage loans, of which $18.9 million were retained in the portfolio while the remainder were sold in the secondary market or are being held for sale. This compares to $44.9 million in originations during 2000 of which $27.0 million were retained in the portfolio. The Company also originated $18.2 million of commercial loans and $12.4 million of consumer loans in 2001 compared to $8.1 million of commercial loans and $14.7 million of consumer loans for 2000. Of total loans receivable, excluding loans held for sale, mortgage loans comprised 76.6% and 84.0%, commercial loans 11.4% and 4.8% and consumer loans 12.0% and 11.2% at December 31, 2001 and December 31, 2000, respectively. At December 31, 2001, the Company had outstanding loan commitments of $12.5 million. This amount did not include $3.0 million for construction of 1-4 family dwellings, $1.4 million of undisbursed lines of credit on home equity loans, and $4.6 million of unused commercial lines of credit.

         Deposits are a primary source of; funds for use in lending and for other general business purposes. At December 31, 2001, deposits funded 69.0% of the Company's total assets compared to 61.0% at December 31, 2000. Certificates of deposit scheduled to mature in less than one year at December 31, 2001 totaled $66.2 million. Management believes that a significant portion of such deposits will remain with the Company. Borrowings may be used to compensate for seasonal or other reductions in normal sources of funds or for deposit outflows at more than projected levels. Borrowings may also be used on a longer-term basis to support increased lending or investment activities. At December 31, 2001, the Company had $52.1 million in FHLB advances. Total borrowings as a percentage of total assets were 21.6% at December 31, 2001 as compared to 30.9% at December 31, 2000. The Company has sufficient available collateral to obtain additional advances from the FHLB, and, based upon current FHLB stock ownership, could obtain up to a total of approximately $85 million in such advances.

SAFE HARBOR STATEMENT

         When used in this annual report or future filings by Alpena Bancshares, Inc. with the Securities Exchange Commission), in the Company's press releases or other public or stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.

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

                        [PLANTE & MORAN, LLP LETTERHEAD]


                          Independent Auditor's Report



To the Board of Directors
Alpena Bancshares, Inc. and Subsidiaries

We have audited the accompanying consolidated statement of financial condition of Alpena Bancshares, Inc. and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each year in the two-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The consolidated financial statements of Alpena Bancshares, Inc. and subsidiaries for the year ended December 31, 1999 were audited by other auditors, whose report dated February 14, 2000 expressed an unqualified opinion on those statements.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 2001 and 2000 consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Alpena Bancshares, Inc. and subsidiaries as of December 31, 2001 and 2000 and the consolidated results of their operations and their cash flows for each year in the two-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.


                                                       PLANTE & MORAN, LLP

Auburn Hills, Michigan
January 31, 2002

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
================================================================================
                                   CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
                                           (000S OMITTED, EXCEPT PER SHARE DATA)



                                                                                            December 31
                                                                                      ---------------------
                                                                                        2001         2000
                                                                                      ---------   ---------
                                      ASSETS

         Cash and cash equivalents                                                    $   3,972   $   4,528
         Overnight deposits with Federal Home Loan Bank                                  21,018      12,299
                                                                                      ---------   ---------
                 Total cash and cash equivalents                                         24,990      16,827

         Securities available for sale (Note 2)                                          23,212      15,425
         Loans - Net (Note 3)                                                           176,146     218,957
         Loans held for sale                                                              1,891         850
         Foreclosed assets                                                                  197         150
         Real estate held for sale (Note 4)                                                 770       1,113
         Federal Home Loan Bank stock                                                     4,294       4,294
         Property and equipment (Note 5)                                                  4,844       4,486
         Accrued interest receivable                                                      1,350       1,490
         Core deposit intangible                                                          1,903       2,141
         Other assets (Note 6)                                                            1,875       1,276
                                                                                      ---------   ---------
                 Total assets                                                         $ 241,472   $ 267,009
                                                                                      =========   =========
                         LIABILITIES AND STOCKHOLDERS' EQUITY

         LIABILITIES
              Customer deposits (Note 7)                                              $ 166,538   $ 162,771
              Advances from borrowers for taxes and insurance                               103         255
              Advances from Federal Home Loan Bank (Note 8)                              52,120      82,435
              Accrued expenses and other liabilities (Note 12)                            1,759       1,879
              Deferred income taxes (Note 9)                                                355         199
                                                                                      ---------   ---------
                 Total liabilities                                                      220,875     247,539

         STOCKHOLDERS' EQUITY (Note 11)
              Common stock - $1 par value:
                    Authorized - 20,000,000 shares
                    Issued and outstanding - 1,641,579 shares in 2001
                    and 1,642,200 in 2000                                                 1,641       1,642
              Additional paid-in capital                                                  5,179       5,122
              Retained earnings - Restricted                                              3,887       3,427
              Retained earnings                                                           9,524       9,059
              Shares purchased by Recognition and Retention Plan                              -          (5)
              Accumulated other comprehensive income                                        366         225
                                                                                      ---------   ---------
                 Total stockholders' equity                                              20,597      19,470
                                                                                      ---------   ---------
                 Total liabilities and stockholders' equity                           $ 241,472   $ 267,009
                                                                                      =========   =========




See Notes to Consolidated Financial Statements.

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
================================================================================
                                                CONSOLIDATED STATEMENT OF INCOME
                                           (000S OMITTED, EXCEPT PER SHARE DATA)


                                                                                  Year Ended December 31
                                                                              --------------------------------
                                                                                2001        2000       1999
                                                                              --------    --------    --------
         INTEREST INCOME
                 Loans, including fees                                        $ 15,761    $ 17,225    $ 15,684
                 Investments                                                     1,685       1,325       1,256
                 Mortgage-backed securities                                        140         104         119
                                                                              --------    --------    --------
                         Total interest income                                  17,586      18,654      17,059

         INTEREST EXPENSE
                 Deposits (Note 7)                                               7,906       7,596       7,281
                 Other borrowings                                                3,533       4,962       4,445
                                                                              --------    --------    --------
                 Total interest expense                                         11,439      12,558      11,726
                                                                              ========    ========    ========
         NET INTEREST INCOME - Before provision for loan losses                  6,147       6,096       5,333

         PROVISION FOR LOAN LOSSES (Note 3)                                        255         280         120
                                                                              --------    --------    --------
         NET INTEREST INCOME - After provision for loan losses                   5,892       5,816       5,213

         OTHER INCOME (EXPENSES)
                 Service charges and other fees                                    740         462         600
                 Net gain on sale of loans                                         782         107           -
                 Loan servicing fees                                               570         136           -
                 Gain on sale of investment securities                             183       2,028           -
                 Gain (loss) on sale of real estate                               (107)        (46)         35
                 Loss on impairment of real estate held for sale (Note 4)            -        (211)          -
                 Loss on abandonment of fixed assets                               (88)       (258)          -
                 Other                                                             125         158         405
                                                                              ========    ========    ========
                         Total other income                                      2,205       2,376       1,040

         OPERATING EXPENSES
                 Compensation and employee benefits (Note 12)                    3,362       2,723       2,460
                 Amortization of intangible assets                                 239         196         199
                 Advertising                                                       133         184         193
                 Occupancy and equipment                                         1,056         868         787
                 Other                                                           1,376       1,062       1,238
                                                                              ========    ========    ========
                         Total operating expenses                                6,166       5,033       4,877

         INCOME - Before federal income tax                                      1,931       3,159       1,376

         FEDERAL INCOME TAX (Note 9)                                               646       1,035         452
                                                                              --------    --------    --------
         NET INCOME                                                           $  1,285    $  2,124    $    924
                                                                              ========    ========    ========
         PER SHARE DATA
                 Basic earnings per share                                     $   0.78    $   1.29    $   0.56
                 Fully diluted earnings per share                                 0.78        1.29        0.56
                 Dividends per common share                                       0.50        0.53        0.60



See Notes to Consolidated Financial Statements.

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
================================================================================
                       CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                           (000S OMITTED, EXCEPT PER SHARE DATA)


                                                                                                           Accumulated
                                                             Additional                ESOP       Shares      Other        Total
                                                  Common      Paid-in     Retained     Debt     Acquired Comprehensive Stockholders'
                                                   Stock      Capital     Earnings   Guaranty     by RRP   Income (Loss)    Equity
                                                   -------     -------     -------     -------     -------    --------   ---------
BALANCE - January 1, 1999                         $  1,641    $  5,011    $ 10,241    $    (75)   $    (16)   $  1,862    $ 18,664
Comprehensive income:
    Net income                                           -           -         924           -           -           -         924
    Unrealized depreciation on
      available-for-sale
      securities - Net of tax of  $263                   -           -           -           -           -        (510)       (510)
                                                                                                                          --------

                Total comprehensive income                                                                                     414

Stock options exercised                                  1          11           -           -           -           -          12
RRP stock release                                        -          53           -           -           -           -          53
ESOP stock release                                       -          82           -           -           5           -          87
Principal payment son ESOP loan                          -         (75)          -          75           -           -           -
Dividends paid                                           -           -        (426)          -           -           -        (426)
                                                   -------     -------     -------     -------     -------    --------   ---------


BALANCE - December 31, 1999                          1,642       5,082      10,739           -         (11)      1,352      18,804
Comprehensive income:
    Net income                                           -           -       2,124           -           -           -       2,124
    Other comprehensive income:
       Unrealized appreciation on available-for-
         sale securities - Net of tax of $109            -           -           -           -           -         211         211
    Less reclassification adjustment for
         realized gains included in net income -
         Net of tax of $690                              -           -           -           -           -      (1,338)     (1,338)


                Total comprehensive income                                                                                     997

Stock options exercised                                  -           2           -           -           -           -           2
RRP stock release                                        -          38           -           -           6           -          44
Dividends paid                                           -           -        (377)          -           -           -        (377)
                                                   -------     -------     -------     -------     -------    --------   ---------

BALANCE - December 31, 2000                          1,642       5,122      12,486           -          (5)        225      19,470

Comprehensive income:
    Net income                                           -           -       1,285           -           -           -       1,285
    Other comprehensive income:
       Unrealized appreciation on available-for-
         sale securities - Net of tax of $134            -           -           -           -           -         262         262
       Less reclassification adjustment for
         realized gains included in net income -
         Net of tax of $62                               -           -           -           -           -        (121)       (121)


Total comprehensive income                               -           -           -           -           -           -       1,426
Forfeiture of shares in connect ion
   with RRP                                             (1)          -           -           -           1           -           -
RRP stock release                                        -          57           -           -           4           -          61
Dividends paid                                           -           -        (360)          -           -           -        (360)
                                                   -------     -------     -------     -------     -------    --------   ---------
BALANCE - December 31, 2001                       $  1,641    $  5,179    $ 13,411         $ -       $   -    $    366    $ 20,597
                                                   =======     =======     =======     =======     =======    ========   =========


See Notes to Consolidated Financial Statements.

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
================================================================================
                                            CONSOLIDATED STATEMENT OF CASH FLOWS
                                           (000S OMITTED, EXCEPT PER SHARE DATA)


                                                                                           Years Ended December 31
                                                                                      -----------------------------------
                                                                                        2001          2000        1999
                                                                                      ---------    ---------    ---------
     CASH FLOWS FROM OPERATING ACTIVITIES
         Net income                                                                   $   1,285    $   2,124    $     924
         Adjustments to reconcile net income to net cash from operating activities:
                    Depreciation and amortization                                           665          576          493
                    Provision for loan losses                                               255          280          120
                    Amortization and accretion on securities                                 47           48          267
                    Gain on sale of investment securities                                  (183)      (2,028)           -
                    Originations of loans held for sale                                 (78,667)     (18,712)           -
                    Principal amount of loans sold                                       77,626       17,862            -
                    Loss (gain) on sale of real estate                                      107           47          (35)
                    Loss on impairment of real estate held for sale                           -          210            -
                    Loss on abandonment of fixed assets                                      88          258            -
                    Changes in accrued interest receivable                                  140         (175)         (40)
                    Change in other assets                                                 (599)        (149)          90
                    Change in accrued expenses and other liabilities                        (59)         639         (317)
                    Change in deferred income taxes                                          84         (154)         (19)
                                                                                      ---------    ---------    ---------
                           Net cash provided by operating activities                        789          826        1,483

     CASH FLOWS FROM INVESTING ACTIVITIES
                 Net (increase) decrease in loans                                        42,556        4,102      (18,590)
                 Purchase of real estate held for sale                                     (150)           -         (187)
                 Proceeds from sale of real estate                                          339          601          432
                 Proceeds from maturity of available-for-sale securities                  9,542            -            -
                 Proceeds from maturity of held-to-maturity securities                        -          249        3,456
                 Proceeds from sale of securities available for sale                        186        2,066            -
                 Purchase of securities available for sale                              (17,166)      (2,712)          (3)
                 Purchase of investment securities to be held to maturity                     -            -       (3,000)
                 Purchase of Federal Home Loan Bank stock                                     -            -         (564)
                 Purchase of premises and equipment                                        (873)        (836)        (396)
                                                                                      ---------    ---------    ---------
                           Net cash provided by (used in) investing activities           34,434        3,470      (18,852)

     CASH FLOWS FROM FINANCING ACTIVITIES
                 Net increase in deposits                                                 3,767        6,365        9,248
                 Dividends paid on common stock                                            (360)        (377)        (426)
                 Net increase (decrease) in advances from borrowers                        (152)           4         (165)
                 Additions to advances from Federal Home Loan Bank                       22,500      139,500       37,000
                 Repayments of advances from Federal Home Loan Bank                     (52,815)    (142,937)     (25,218)
                 Proceeds from exercise of stock options                                      -            2           12
                 Net decrease in loans to Employee Stock Ownership Plan (ESOP)                -            -          (75)
                 Contribution for shares acquired by ESOP                                     -            -           75
                 ESOP stock rebate                                                            -            -           61
                                                                                      ---------    ---------    ---------
                           Net cash provided by (used in) financing activities          (27,060)       2,557       20,512
                                                                                      ---------    ---------    ---------

     NET INCREASE IN CASH AND CASH EQUIVALENTS                                            8,163        6,853        3,143

     CASH AND CASH EQUIVALENTS - Beginning of year                                       16,827        9,974        6,831
                                                                                      ---------    ---------    ---------

     CASH AND CASH EQUIVALENTS - End of year                                          $  24,990    $  16,827    $   9,974
                                                                                      =========    =========    =========
     SUPPLEMENTAL CASH FLOW AND NONCASH INFORMATION
                 Cash paid for income taxes                                           $     475    $     925    $     532
                 Cash paid for interest on deposits and borrowing                        11,465       12,555       11,726
                 Stock issued to employees                                                   61           44            6




See Notes to Consolidated Financial Statements.

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
================================================================================
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2001, 2000, AND 1999
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         NATURE OF OPERATIONS - Alpena Bancshares, Inc. (the "Company") and its subsidiary, First Federal of Northern Michigan (the "Bank"), conduct operations in the northeastern lower peninsula of Michigan. The Bank is primarily engaged in the business of attracting deposits from the general public in its market area and investing those deposits in one- to four-family residential real estate mortgages and, to a lesser extent, commercial real estate loans and consumer loans.

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

         PRINCIPLES OF CONSOLIDATION AND ORGANIZATION - The consolidated financial statements include the accounts of Alpena Bancshares, Inc., First Federal of Northern Michigan, and the Bank's wholly owned subsidiary, Financial Services & Mortgage Corporation ("FSMC"). FSMC invests in real estate, which includes leasing, selling, developing, and maintaining real estate properties. All significant intercompany balances and transactions have been eliminated in the consolidation.

         CASH AND CASH EQUIVALENTS - For presentation purposes on both the consolidated statement of financial condition and the consolidated statement of cash flows, the Bank considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

         SECURITIES - Securities are classified as available for sale and are reported at fair value, with unrealized gains and losses, net of related deferred income taxes, included in equity as a component of accumulated other comprehensive income. Federal Home Loan Bank stock is considered restricted investment security and is carried at cost.

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
================================================================================
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2001, 2000, AND 1999
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES - In June 1998, Statement of Financial Account Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), was issued. SFAS 133 requires all derivative instruments to be recorded on the balance sheet at estimated fair value. Changes in the fair value of derivative instruments are to be reported each period either in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, on the type of hedge transaction. SFAS 133 was adopted by the Bank in October 2000 and implementation did not have a material effect on the consolidated financial position or results of operation. Concurrently with adoption of SFAS 133, $12,457 of held-to-maturity securities was transferred to available for sale. The unrealized loss at the time of transfer was $183.

         SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK - Most of the Company's activities are with customers located within Michigan. Note 2 discusses the types of securities in which the Company invests. Note 3 discusses the types of lending in which the Company engages. The Company does not have any significant concentrations to any one industry or customer.

         LOANS - The Company grants mortgage, commercial, and consumer loans to customers. Loans are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

         The accrual of interest on loans is discontinued at the time the loan is 90 days' delinquent unless the credit is well-secured and in process of collection. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

         All interest accrued but not collected, for loans that are placed on nonaccrual or charged off, is reversed against interest income. The interest on these loans is accounted for on the cash basis or cost recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
================================================================================
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2001, 2000, AND 1999
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         ALLOWANCE FOR LOAN LOSSES - The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

         The allowance for loan losses is evaluated on a regular basis by management and is based on management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

         A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

         Large groups of homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

         LOANS HELD FOR SALE - The Bank routinely sells to investors its long-term fixed rate residential mortgages. These loans are identified as held for sale and are accounted for at the lower of cost or market on an aggregate basis. The lower of cost or market allowance for loans held for sale was $0 at December 31, 2001 and 2000.

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
================================================================================
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2001, 2000, AND 1999
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         FORECLOSED ASSETS - Assets acquired in settlement of loans are recorded at the lower of the loan balance or fair value, minus estimated costs to sell, plus capital improvements made thereafter to facilitate sale. Adjustments are made to reflect declines, if any, in the fair value below the recorded amounts. Costs of holding real estate acquired in settlement of loans are reflected in income currently.

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

         CORE DEPOSIT INTANGIBLE - In connection with the purchase of certain branches, the excess of purchase price over fair value of net assets acquired has been allocated to intangible assets, which is being amortized over 5 years to 15 years.

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

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
================================================================================
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2001, 2000, AND 1999
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         SERVICING - Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Capitalized servicing rights are reported in other assets and are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment based on the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights by predominant characteristics, such as interest rates and terms. Fair value is determined using prices for similar assets with similar characteristics, when available, or based on discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum.

         CREDIT-RELATED FINANCIAL INSTRUMENTS - In the ordinary course of business, the Company has entered into commitments to extend credit, including commitments under credit card arrangements, commercial letters of credit, standby letters of credit, and forward sales commitments to various credit card trusts. Such financial instruments are recorded when they are funded.

         OTHER COMPREHENSIVE INCOME - Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income. Certain changes in assets and liabilities, however, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component in the equity section of the consolidated statement of financial condition. Such items, along with net income, are components of comprehensive income.

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

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
================================================================================
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2001, 2000, AND 1999
                                           (000S OMITTED, EXCEPT PER SHARE DATA)


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         STOCK COMPENSATION PLANS - The Company has chosen to measure compensation cost for employee stock compensation plans using the intrinsic value based method of accounting, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's stock option plan have no intrinsic value at the grant date, and no compensation cost is recognized for them. The fair value-based method of accounting for employee stock compensation plans measures compensation cost at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. The Company has not provided pro forma disclosures of net income and earnings per share and other disclosures, as no additional shares became vested during the periods presented.

         EARNINGS PER COMMON SHARE - Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options and are determined using the treasury stock method.

         Earnings per common share have been computed based on the following (000s omitted):

                                                           2001           2000            1999
                                                       -----------     -----------     ---------
        Net income                                     $     1,285     $    2,124      $      924
                                                       ===========     ==========      ==========
        Average number of common shares
           outstanding                                   1,641,702      1,642,181       1,641,848
        Effect of dilutive options                           3,122              -           8,793
                                                       -----------      ---------      ----------
        Average number of common shares
           outstanding used to calculate diluted
           earnings per common share                     1,644,824      1,642,181       1,650,641
                                                       ===========     ==========      ==========





         RECLASSIFICATIONS - Certain items from December 31, 1999 and 2000 have been reclassified to conform with the December 31, 2001 presentation.

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
================================================================================
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2001, 2000, AND 1999
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         RECENT ACCOUNTING PRONOUNCEMENTS - In July 2001, Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangibles (FAS 142), was issued. FAS 142 changes the accounting treatment for goodwill effective January 1, 2002. The entire amount of intangible assets reported by the Company is attributable to core deposit intangible. Therefore, the adoption of FAS 142 has no impact on the Company.

NOTE 2 - INVESTMENT SECURITIES

         Investment securities have been classified according to management's intent. The carrying value and estimated fair value of securities at December 31, 2001 and 2000 are as follows:

                                                                      2001
                                                    -----------------------------------------
                                                                Gross       Gross
                                                    Amortized Unrealized  Unrealized   Market
                                                      Cost      Gains       Losses     Value
                                                    --------- ----------  ----------   ------

         SECURITIES AVAILABLE FOR SALE
         U.S. Treasury securities and obligations
           of U.S. government corporations
           and agencies                              $13,614   $   256   $     -       $13,870
         Municipal notes                               3,686        54        10         3,730
         Corporation securities                        3,403        56         5         3,454
         Mortgage-backed securities                    1,934        43         1         1,976
         Other securities                                 21       161         -           182
                                                     -------   -------   -------       -------
              Total                                  $22,658   $   570   $    16       $23,212
                                                     =======   =======   =======       =======


                                                                      2000
                                                     ----------------------------------------
                                                                  Gross      Gross
                                                     Amortized  Unrealized Unrealized   Market
                                                        Cost      Gains      Losses     Value
                                                    --------- ----------  ----------   ------
         SECURITIES AVAILABLE FOR SALE
         U.S. Treasury securities and obligations
            of U.S. government corporations
            and agencies                               $11,996   $    19   $    61      $11,954
         Municipal notes                                   721         -         -          721
         Corporation securities                            947         -         -          947
         Mortgage-backed securities                      1,395        17         7        1,405
         Other securities                                   25       373         -          398
                                                       -------   -------   -------      -------
                 Total                                 $15,084   $   409   $    68      $15,425
                                                       =======   =======   =======      =======


ALPENA BANCSHARES, INC. AND SUBSIDIARIES
================================================================================
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2001, 2000, AND 1999
                                           (000S OMITTED, EXCEPT PER SHARE DATA)


NOTE 2 - INVESTMENT SECURITIES (CONTINUED)

         The amortized cost and estimated market value of securities at December 31, 2001, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties:

                                                               Amortized  Market
                                                                 Cost     Value
                                                               ---------  -------
         Due in one year or less                                $ 2,434   $ 2,634
         Due after one year through five years                   16,254    16,560
         Due after five years                                     2,036     2,042
                                                                -------   -------
                Subtotal                                         20,724    21,236
         Mortgage-backed securities                               1,934     1,976
                                                                -------   -------
                 Total                                          $22,658   $23,212
                                                                =======   =======

         At December 31, 2001, securities with a carrying and fair value of $3,112 were pledged to secure certain deposit accounts.

         Gross proceeds from the sale of available-for-sale securities during 2001 and 2000 were $186 and $2,066, respectively, resulting in gross gains of $183 and $2,028, respectively. There were no sales of securities in 1999.

NOTE 3 - LOANS

         Loans at December 31, 2001 and 2000 are summarized as follows:

                                                                 2001       2000
                                                               --------   --------
         Real estate loans - One- to four-family residential   $135,489   $179,024
         Commercial loans:
           Secured by real estate                                14,152     10,681
           Other                                                  6,022      1,143
                                                               --------   --------
                  Total commercial loans                         20,174     11,824
         Consumer loans                                          21,172     28,758
                                                               --------   --------
                  Total gross loans                             176,835    219,606
         Less allowance for loan losses                             689        649
                                                               --------   --------
                  Total loans - Net                            $176,146   $218,957
                                                               ========   ========

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
================================================================================
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2001, 2000, AND 1999
                                           (000S OMITTED, EXCEPT PER SHARE DATA)


NOTE 3 - LOANS (CONTINUED)

         Final loan maturities and rate sensitivity of the loan portfolio at December 31, 2001 are as follows:

                                                       One Year     After
                                           Less Than    to Five     Five
                                            One Year     Years      Years     Total
                                            --------     -----      -----     -----
         Loans at fixed interest rates      $ 24,807   $ 60,463   $ 77,025   $162,295
         Loans at variable interest rates      5,994      8,546          -     14,540
                                            --------   --------   --------   --------
                 Total                      $ 30,801   $ 69,009   $ 77,025   $176,835
                                            ========   ========   ========   ========


         Certain directors and executive officers of the Company were loan customers during 2001 and 2000. Such loans were made in the ordinary course of business and do not involve more than a normal risk of collectibility. An analysis of aggregate loans outstanding to directors and executive officers for the years ended December 31, 2001 and 2000 is as follows:

                                              2001       2000
                                            -------    -------
         Aggregate balance - January 1      $   872    $ 1,014

         New loans                              212         59
         Repayments                            (368)      (201)
                                            -------    -------
         Aggregate balance - December 31    $   716    $   872
                                            =======    =======




         The Bank did not have any impaired loans in 2001, 2000, and 1999.

         An analysis of the allowance for loan losses is as follows:


                                        2001      2000     1999
                                        ----      ----     ----
         Balance - Beginning of year    $ 649    $ 448    $ 478

         Provision for losses             255      280      120
         Loans - Charged off             (289)    (106)    (184)
         Recoveries                        74       27       34
                                        -----    -----    -----
         Balance - End of year          $ 689    $ 649    $ 448
                                        =====    =====    =====

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
================================================================================
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2001, 2000, AND 1999
                                           (000S OMITTED, EXCEPT PER SHARE DATA)


NOTE 4 - REAL ESTATE HELD FOR SALE

         In 2000, the real estate held for sale was determined to be impaired and was written down to fair value. The cost associated with the project exceeded fair value, which was determined based on recent sales of comparable real estate and existing real estate listings, by approximately $170 and $211 at December 31, 2001 and 2000, respectively. An impairment loss of $211 was charged to operations during the year ended December 31, 2000.

NOTE 5 - PROPERTY AND EQUIPMENT

         A summary of property and equipment for the years ended December 31, 2001 and 2000 is as follows:


                                                 2001      2000
                                                 ----      ----
         Land                                   $  838   $  768
         Land improvements                          20       17
         Buildings                               3,125    3,067
         Equipment                               2,484    1,908
                                                ------   ------
                 Total property and equipment    6,467    5,760

         Less accumulated depreciation           1,623    1,274
                                                ------   ------
                 Net property and equipment     $4,844   $4,486
                                                ======   ======



NOTE 6 - SERVICING

         Loans serviced for others are not included in the accompanying consolidated statement of financial condition. The unpaid principal balances of mortgage and other loans serviced for others were $82,123 and $17,509 at December 31, 2001 and 2000, respectively.

         The balance of capitalized servicing rights, net of valuation allowance, is included in other assets at December 31, 2001 and 2000.

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
================================================================================
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2001, 2000, AND 1999
                                           (000S OMITTED, EXCEPT PER SHARE DATA)


NOTE 6 - SERVICING (CONTINUED)

         The following summarizes mortgage servicing rights capitalized and amortized, along with the aggregate activity in related valuation allowances (000s omitted):

                                                            2001      2000
                                                          --------  --------
         Carrying amount - Beginning of year                $ 145     $  -

         Originated mortgage servicing rights capitalized     629      156
         Amortization of mortgage servicing rights           (144)     (11)
                                                           ------    -----
                        Subtotal                              630      145
         Valuation allowances:
            Balance at beginning of year                        -        -
               Additions                                        -        -
               Reductions                                       -        -
               Write-downs                                      -        -
                                                           ------    -----
            Balance at end of year                          $ 630    $ 145
                                                           ======    =====



NOTE 7 - DEPOSITS

         Deposit accounts, by type and range of rates at December 31, 2001 and 2000, consist of the following:

                   Account Type                          2001       2000
      ------------------------------------------------------------------------
         Noninterest-bearing demand                   $  3,422   $  2,287
         NOW accounts and MMDA                          22,126     19,781
         Regular savings accounts                       30,922     26,322
                                                      --------   --------
                      Total                             56,470     48,390

                  Certificate of Deposit Rates
      ------------------------------------------
         1.74 percent to 4.99 percent                   40,720      2,770
         5.00 percent to 6.99 percent                   62,037     94,030
         7.00 percent to 8.99 percent                    7,311     17,581
                                                      --------   --------
                      Total certificate of deposits    110,068    114,381
                                                      --------   --------
                      Total deposits                  $166,538   $162,771
                                                      ========   ========



         Certificates of deposit and savings accounts $100,000 or greater at December 31, 2001 and 2000 were $51,660 and $22,936, respectively.

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
================================================================================
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2001, 2000, AND 1999
                                           (000S OMITTED, EXCEPT PER SHARE DATA)


NOTE 7 - DEPOSITS (CONTINUED)

         The following table sets forth the amount and maturities of certificates of deposit at December 31, 2001:

                                                   Amount Due
                          ----------------------------------------------------------------
                                                                       Greater
                          Less than     1-2        2-3        3-5        than
             Rate           1 Year     Years      Years      Years     5 Years      Total
         ---------------  ----------  -------    --------   -------   ---------   --------
         1.74 percent to
            4.99 percent   $ 35,660   $  2,761   $    598   $  1,440   $    261   $ 40,720
         5.00 percent to
            6.99 percent     27,939     14,819      6,328      6,794      6,157     62,037
         7.00 percent to
            8.99 percent      2,573      1,783        329      1,233      1,393      7,311
                           --------   --------   --------   --------   --------   --------
                 Total     $ 66,172   $ 19,363   $  7,255   $  9,467   $  7,811   $110,068
                           ========   ========   ========   ========   ========   ========



         Interest expense on deposits for the years ended December 31, 2001, 2000, and 1999 is summarized as follows:

                                    2001      2000    1999
                                   ------    ------  ------
         NOW and MMDAs             $  132   $  488   $  425
         Regular savings            5,723      737      720
         Certificates of deposit    2,051    6,371    6,136
                                   ------   ------   ------
                      Total        $7,906   $7,596   $7,281
                                   ======   ======   ======




         Deposits from related parties held by the Bank at December 31, 2001 and 2000 amounted to $149 and $202, respectively.

NOTE 8 - FEDERAL HOME LOAN BANK ADVANCES

         Advances outstanding from the Federal Home Loan Bank (FHLB) bear interest that is payable monthly. Pursuant to blanket collateral agreements with the FHLB, advances are collateralized by one- to four-family whole mortgage loans, government agency securities, and highly rated private mortgage-backed securities. The FHLB requires eligible collateral to have a market value equal to 145 percent of advances.

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
================================================================================
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2001, 2000, AND 1999
                                           (000S OMITTED, EXCEPT PER SHARE DATA)


NOTE 8 - FEDERAL HOME LOAN BANK ADVANCES (CONTINUED)

         The advances are subject to prepayment penalties subject to the provisions and conditions of the credit policy of the Federal Home Loan Bank. Future maturities of the advances are as follows:

             Years Ending                        Weighted Average
              December 31                 Amount  Interest Rate
              -----------                 ------  -------------
                  2002                   $ 3,000      6.34
                  2003                    11,500      5.31
                  2004                     6,120      6.06
                  2005                    11,000      6.15
                  2008                     4,500      5.62
                  2010                    16,000      5.66
                                         -------
                           Total         $52,120      5.77
                                         =======




NOTE 9 - FEDERAL INCOME TAX

         The analysis of the consolidated provision for federal income tax for the years ended December 31, 2001, 2000, and 1999 is as follows:

                                         2001      2000      1999
                                         ----      ----      ----
         Current provision             $   562   $ 1,189    $   471
         Deferred provision (credit)        84      (154)       (19)
                                       -------   -------    -------
                 Total                 $   646   $ 1,035    $   452
                                       =======   =======    =======




         A reconciliation of the federal income tax expense and the amount computed by applying the statutory federal income tax rate (34 percent) to income before federal income tax for the years ended December 31, 2001, 2000, and 1999 is as follows:

                                        2001       2000     1999
                                        ----       ----     ----
         Tax at statutory rate        $   657    $ 1,074    $   468
         Nontaxable dividend              (19)       (32)        (6)
         Tax-exempt interest              (16)         -         (5)
         Other                             24         (7)        (5)
                                      -------    -------    -------
                 Federal income tax   $   646    $ 1,035    $   452
                                      =======    =======    =======

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
================================================================================
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2001, 2000, AND 1999
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 9 - FEDERAL INCOME TAX (CONTINUED)

         The net deferred tax liability was comprised of the following temporary differences at December 31, 2001 and 2000:


                                                          2001   2000
                                                          ----   ----
         Deferred tax assets:
             Allowance for loan losses                    $206   $199
             Valuation allowance for real estate held
                 for sale                                   58     70
             Deferred compensation - Key employees          21     20
             Directors' benefit plan                       156    130
                                                          ----   ----
                         Total deferred tax assets         441    419

         Valuation allowance for deferred tax assets         -      -

         Deferred tax liabilities:
             Bad debt recapture                             48     72
             Mortgage servicing rights                     211     50
             Partnership losses                             54     40
             Depreciation                                  279    266
             Other                                          16     74
             Unrealized gains on available-for-sale
                  securities                               188    116
                                                          ----   ----
                         Total deferred tax liabilities    796    618
                                                          ----   ----
                         Net deferred tax liability       $355   $199
                                                          ====   ====


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

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
================================================================================
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2001, 2000, AND 1999
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE  9  - FEDERAL INCOME TAX (CONTINUED)

         A deferred tax liability has not been recognized for the tax bad debt base year reserves of the Bank. The base year reserves are the balance of reserves as of December 31, 1987. At December 31, 2001, the amount of those reserves was approximately $60. The amount of the unrecognized deferred tax liability at December 31, 2001 was approximately $20.

NOTE 10 - OFF-BALANCE-SHEET RISK COMMITMENTS AND CONTINGENCIES

         CREDIT-RELATED FINANCIAL INSTRUMENTS - The Company is a party to credit-related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit, and commercial letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statement of financial condition.

         The Company's exposure to credit loss is represented by the contractual amount of these commitments. The Company follows the same credit policies in making commitments as it does for on-balance-sheet instruments.

         At December 31, 2001 and 2000, the following financial instruments were outstanding whose contract amounts represent credit risk (000s omitted):


                                                        Contract Amount
                                                       ----------------
                                                        2001      2000
                                                       -------   -------
         Commitments to grant loans                    $12,547   $ 9,562
         Unfunded commitments under lines of credit     11,789     7,635
         Commercial and standby letters of credit           12         -


         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Company, is based on management's credit evaluation of the customer.

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2001, 2000, AND 1999
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 10 - OFF-BALANCE-SHEET RISK COMMITMENTS AND CONTINGENCIES (CONTINUED)

                  Unfunded commitments under commercial lines of credit, revolving credit lines, and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit are collateralized and may not be drawn upon to the total extent to which the Company is committed.

                  Commercial and standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily used to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The Company generally holds collateral supporting those commitments if deemed necessary.

                  COLLATERAL REQUIREMENTS - To reduce credit risk related to the use of credit-related financial instruments, the Company might deem it necessary to obtain collateral. The amount and nature of the collateral obtained is based on the Company's credit evaluation of the customer. Collateral held varies but may include cash, securities, accounts receivable, inventory, property, plant, and equipment, and real estate.

                  If the counterparty does not have the right and ability to redeem the collateral or if the Company is permitted to sell or repledge the collateral on short notice, the Company records the collateral in its statement of financial condition at fair value with a corresponding obligation to return it.

NOTE 11 - STOCKHOLDERS' EQUITY

                  The Company declared $.50, $.525, and $.60 regular cash dividends on its shares of common stock for the years ended December 31, 2001, 2000, and 1999, respectively. Payment of dividends on the common stock is subject to determination and declaration by the Board of Directors and depends on a number of factors, including capital requirements, regulatory limitation on payment of dividends, the Bank's results of operations and financial condition, tax considerations, and general economic conditions.

                  The Bank filed a notice with the Office of Thrift Supervision
                  (OTS) and the Federal Deposit Insurance Company (FDIC) requesting approval to waive payment of cash dividends to Alpena Bancshares M.H.C. (the "M.H.C.") (majority stockholder of the Company). The OTS and FDIC did not object to the dividend waiver request subject to the following conditions:

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2001, 2000, AND 1999
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 11 - STOCKHOLDERS' EQUITY (CONTINUED)

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

                  In addition, the OTS may rescind its non-objection to the waiver of dividends for subsequent periods if, based on subsequent developments, the proposed waivers are determined to be detrimental to the safe and sound operation of the Bank.

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

                  As of December 31, 2001 and 2000, the OTS categorized the Bank as "well-capitalized" per definition of 12 CFR Section 565.4(b)(1). To be categorized as well-capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's categorization.

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2001, 2000, AND 1999
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 11 - STOCKHOLDERS' EQUITY (CONTINUED)

                                                                                           To be Categorized as
                                                                                          Well-capitalized Under
                                                                    For Capital             Prompt Corrective
                                                  Actual          Adequacy Purposes         Action Provisions
                                           ------------------------------------------------------------------------
                                             Amount    Ratio     Amount       Ratio       Amount        Ratio
                                           ------------------------------------------------------------------------
                                                        (Dollars in Thousands)

               December 31, 2001:
                  Total capital (to risk-
                      weighted assets)         $   17,974    13.11%   $ 10,972     8.00%      $ 13,715     10.00%
                  Tier 1 capital (to risk-
                      weighted assets)         $   17,212    12.55%   $  5,486     4.00%      $  8,229      6.00%
                  Tier 1 capital (to total
                      assets)                  $   17,212     7.24%   $  9,516     4.00%      $ 11,895      5.00%

               December 31, 2000:
                  Total capital (to risk-
                      weighted assets)         $   16,579    10.70%   $ 12,399     8.00%      $ 15,499     10.00%
                  Tier 1 capital (to risk-
                      weighted assets)         $   15,760    10.17%   $  6,200     4.00%      $  9,299      6.00%
                  Tier 1 capital (to total
                      assets)                  $   15,760     5.99%   $ 10,527     4.00%      $ 13,159      5.00%



NOTE 12 - EMPLOYEE BENEFIT PLANS

               RETIREMENT PLANS

               The Bank is a participant in the multiemployer Financial Institutions Retirement Fund (FIRF or the "Plan"), which covers substantially all of its officers and employees. The defined benefit plan covers all employees who have completed one year of service, attained age 21, and worked at least 1,000 hours during the year. Normal retirement age is 65, with reduced benefits available at age 55. The Bank's contributions are determined by FIRF and generally represent the normal cost of the Plan. Specific Plan assets and accumulated benefit information for the Bank's portion of the Plan are not available. Under the Employee Retirement Income Security Act of 1974 (ERISA), a contributor to a multiemployer pension plan may be liable in the event of complete or partial withdrawal for the benefit payments guaranteed under ERISA. The Bank was fully funded in the Plan as of December 31, 2001. The expense of the Plan allocated to the Bank for the years ended December 31, 2001, 2000, and 1999 was $168, $137, and $93, respectively.

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2001, 2000, AND 1999
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 12 - EMPLOYEE BENEFIT PLANS (CONTINUED)

                In 1999, the Bank instituted a Section 401(k) savings plan covering substantially all of its employees who meet certain age and service requirements. Under the plan, the Bank matches 50 percent of participant contributions up to 3 percent of each participant's compensation during the year. This contribution is dependent upon availability of sufficient net earnings from current or prior years. Additional contributions may be made as approved by the Board of Directors. The expense under the plan for the years ended December 31, 2001, 2000, and 1999 was $56, $47, and $72, respectively.

                The Bank has a nonqualified deferred compensation plan for its directors. Through 1998, each director could voluntarily defer all or part of his or her director's fees to participate in the program. The plan is currently unfunded and amounts deferred are unsecured and remain subject to claims of the Bank's general creditors. Directors are paid once they reach normal retirement age or sooner for reason of death, total disability, or termination. The Bank may terminate the plan at any time. The amount recorded under the plan totaled approximately $460 and $383 at December 31, 2001 and 2000, respectively. The expense associated with the plan was $77, $67, and $55 for the years ended December 31, 2001, 2000, and 1999, respectively.

                EMPLOYEE STOCK OWNERSHIP PLAN

                Effective January 1, 1994, the Bank implemented an employee stock ownership plan (ESOP). The ESOP covers substantially all employees with more than one year of service who have completed at least 1,000 hours of service and who have attained the age of
                21. To fund the ESOP, the Bank borrowed $480 from an outside party to purchase 48,000 shares of the Company's common stock at $10 per share. The ESOP note was payable quarterly with interest (New York prime) and was retired in 1999. All shares were allocated as of December 31, 1999. Compensation expense, measured by the fair value of ESOP shares allocated to participants during a fiscal year, amounted to $0, $0, and $75 in compensation expense for the years ended December 31, 2001, 2000, and 1999, respectively.

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2001, 2000, AND 1999
                                           (000S OMITTED, EXCEPT PER SHARE DATA)


NOTE 12 - EMPLOYEE BENEFIT PLANS (CONTINUED)

                STOCK AWARD PLAN

                The 1996 Recognition and Retention Plan for employees and outside directors authorized the issuance of authorized, but unissued shares of common stock of the Company in an aggregate amount of 27,600 shares of common stock, of which amount, 17,940 shares were available to be awarded to employees and 9,660 shares were available to be awarded to nonemployee directors. Restricted stock awards are nontransferable and nonassignable. Awards to non-employee directors vest at the rate of 20 percent of the amount awarded commencing one year from the date of the award, which was April 17, 1996. Awards to executive officers and employees would become fully vested upon termination of employment or service due to death, disability, or normal retirement. Upon termination of employment or service for any other reason, unvested shares are forfeited. A provision of $16, $54, and $54 was charged to expense for the years ended December 31, 2001, 2000, and 1999, respectively.

                A summary of shares relating to the Recognition and Retention Plan is as follows:


                Outstanding - January 1, 1999                            $    16,520
                   Vested in 1999                                             (6,200)
                   Forfeited in 1999                                            (340)
                                                                         -----------

                Outstanding - December 31, 1999                                9,980
                   Vested in 2000                                             (5,587)
                   Forfeited in 2000                                            (200)
                                                                         -----------

                Outstanding - December 31, 2000                                4,193
                   Vested in 2001                                             (3,472)
                   Forfeited in 2001                                            (721)


                Outstanding - December 31, 2001                          $        -
                                                                         ===========

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                              DECEMBER 31, 2001, 2000, AND 1999
                                          (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 12 - EMPLOYEE BENEFIT PLANS (CONTINUED)

          STOCK OPTION PLAN

          The 1996 stock option plan for certain employees and nonemployee directors authorized the grant of stock options and limited rights to purchase 69,000 shares of common stock of the Company. Pursuant to the stock option plan, grants may be made of incentive stock options, nonstatutory stock options, and limited rights. Nonemployee directors are only eligible to receive nonstatutory options. Under the terms of the plan, fully vested incentive stock options have been granted at fair market value as of the date of the grant that are exercisable any time prior to 10 years from the grant date. Nonstatutory stock options have been granted at fair market value on the date the option is granted and are exercisable prior to 10 years from the date of grant.



                                                 2001                    2000                   1999
                                       --------------------------------------------------------------------------
                                                         Weighted             Weighted                 Weighted
                                                          Average              Average                 Average
                                           Number of     Exercise  Number of  Exercise     Number of  Exercise
                                            Shares        Price    Shares       Price       Shares      Price
                                       --------------------------------------------------------------------------

          Options outstanding at
            beginning of year               46,256        $10.03    60,589      $ 9.94     63,329     $ 9.92
          Options granted                       -             -         -           -          -          -
          Options exercised                     -             -       (200)       9.63     (1,200)      9.63
          Options forfeited                (6,743)        11.07    (14,133)       9.63     (1,540)      9.63
                                         --------                   ------               --------
          Options outstanding at end
            of year                        39,513          9.85     46,256       10.03     60,589       9.94
                                         ========                   ======               ========

          Exercisable at end of year       39,513          9.85     46,256       10.03     60,589       9.94

          Weighted average estimated
             fair value of options
             granted during the year          N/A          N /A                   N /A                   N/A



          At December 31, 2001, options outstanding had exercise prices ranging between $9.63 and $10.00 per share and a weighted average remaining contractual life of 4.4 years.

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                              DECEMBER 31, 2001, 2000, AND 1999
                                          (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 13 - FAIR VALUES OF FINANCIAL INSTRUMENTS

                 The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based on quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

                 The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

                 CASH AND CASH EQUIVALENTS - The carrying amounts of cash and short-term instruments approximate fair values.

                 SECURITIES - Fair values for securities, excluding Federal Home Loan Bank stock, are based on quoted market prices. The carrying value of Federal Home Loan Bank stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank.

                 LOANS HELD FOR SALE - Fair values of mortgage loans held for sale are based on commitments on hand from investors or prevailing market prices.

                 LOANS RECEIVABLE - For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (e.g., one- to four-family residential), credit card loans, and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for other loans (e.g., commercial real estate and investment property mortgage loans, commercial, and industrial loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for nonperforming loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
================================================================================
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2001, 2000, AND 1999
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 13 - FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

         DEPOSIT LIABILITIES - The fair values disclosed for demand deposits (e.g., interest and noninterest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits

         LONG-TERM BORROWINGS - The fair values of the Company's long-term borrowings are estimated using discounted cash flow analyses based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

         ACCRUED INTEREST - The carrying amounts of accrued interest approximate fair value.

         The estimated fair values, and related carrying or notional amounts, of the Company's financial instruments are as follows (000s omitted):

                                                               2001                  2000
                                                        --------------------  --------------------
                                                        Carrying  Estimated   Carrying  Estimated
                                                         Amounts  Fair Value   Amounts  Fair Value
                                                         -------  ----------   -------  ----------
         Financial assets:
                 Cash and cash equivalents              $ 24,990   $ 24,990   $ 16,827   $ 16,827
                 Securities                               23,212     23,212     15,425     15,425
                 Loans and loans held for sale - Net     178,037    184,574    219,807    215,998
                 Federal Home Loan Bank stock              4,294      4,294      4,294      4,294
                 Accrued interest receivable               1,350      1,350      1,490      1,490

         Financial liabilities:
                 Customer deposits                       166,538    168,518    162,771    158,988
                 Advances from borrowers for
                     taxes and insurance                     103        103        255        255
                 Federal Home Loan Bank advances          52,120     56,071     82,435     81,478
                 Accrued interest payable                    240        240        267        267

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
================================================================================
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2001, 2000, AND 1999
                                           (000S OMITTED, EXCEPT PER SHARE DATA)


NOTE 14 - PARENT-ONLY FINANCIAL STATEMENTS

         The following represents the condensed financial statements of Alpena Bancshares, Inc. ("Parent") only. The Parent-only financial information should be read in conjunction with the Company's consolidated financial statements.

         The condensed balance sheet at December 31, 2001 and 2000 is as follows:

                                                                                2001      2000
                                                                                ----      ----
                                           ASSETS

         Cash at subsidiary bank                                               $    22   $    47
         Investment in subsidiary                                               20,644    19,513
                                                                               -------   -------
                     Total assets                                              $20,666   $19,560
                                                                               =======   =======

                             LIABILITIES AND STOCKHOLDERS' EQUITY

         Liabilities                                                           $    69   $    90
         Stockholder's equity                                                   20,597    19,470
                                                                               -------   -------
                     Total liabilities and stockholders' equity                $20,666   $19,560
                                                                               =======   =======



         The condensed statement of operations for the years ended December 31, 2001 and 2000 are as follows:

                                                                                 2001      2000
                                                                                 ----      ----
         Operating income                                                      $     -    $     -
         Operating expense                                                          67          2
                                                                               -------    -------
         Loss - Before income taxes and equity in undistributed
                     net income of subsidiary                                      (67)        (2)

         Income tax benefit                                                         23          -
                                                                               -------    -------
         Loss - Before equity in undistributed net income of
                     subsidiary                                                    (44)        (2)

         Equity in undistributed net income of subsidiary                        1,329      2,126
                                                                               -------    -------
         Net income                                                            $ 1,285    $ 2,124
                                                                               =======    =======

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
================================================================================
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2001, 2000, AND 1999
                                           (000S OMITTED, EXCEPT PER SHARE DATA)



NOTE 14 - PARENT-ONLY FINANCIAL STATEMENTS (CONTINUED)

         The condensed statement of cash flows for the years ended December 31, 2001 and 2000 is as follows:


                                                                     2001       2000
                                                                     ----       ----
         CASH FLOWS FROM OPERATING ACTIVITIES
                 Net income                                         $ 1,285    $ 2,124
                 Adjustments to reconcile net income to net cash
                       from operating activities:
                            Equity in undistributed net income of
                                subsidiary                           (1,329)    (2,127)
                            Net change in other liabilities             (21)        90
                                                                    -------    -------

                                 Net cash provided by (used in)
                                    operating activities                (65)        87

         CASH FLOWS FROM INVESTING ACTIVITIES - Upstream
                 dividend from subsidiary                               400         50

         CASH FLOWS FROM FINANCING ACTIVITIES - Dividends
                 paid                                                  (360)       (90)
                                                                    -------    -------
         NET INCREASE (DECREASE) IN CASH AND CASH
                 EQUIVALENTS                                            (25)        47

         CASH AND CASH EQUIVALENTS - Beginning of year                   47          -
                                                                    -------    -------
         CASH AND CASH EQUIVALENTS - End of year                    $    22    $    47
                                                                    =======    =======

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
================================================================================
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2001, 2000, AND 1999
                                           (000S OMITTED, EXCEPT PER SHARE DATA)


NOTE 15 - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

         The following tables summarize the Company's quarterly results for the fiscal years ended December 31, 2001 and 2000:


                                                                For the Three-month Periods Ending
                                                         -------------------------------------------------------
                                                         March 31,      June 30,    September 30,   December 31,
                                                           2001           2001           2001          2001
                                                         ---------      --------    -------------   ------------
         Interest income                                  $4,669         $4,504         $4,304         $4,109
         Interest expense                                  3,123          2,923          2,790          2,603
                                                         -------        -------      ---------     ----------

         Net interest income                               1,546          1,581          1,514          1,506
         Provision for losses on loans                        45             60             75             75
         Other income                                        379            540            556            730
         Other expenses                                    1,361          1,531          1,600          1,674
                                                         -------        -------      ---------     ----------

         Income - Before income taxes                        519            530            395            487
         Federal income taxes                                184            193            148            121
                                                         -------        -------      ---------     ----------
         Net income                                       $  335         $  337         $  247         $  366
                                                         =======        =======      =========     ==========

         Basic earnings per share                         $ 0.20         $ 0.21         $ 0.15         $ 0.22

         Fully diluted earnings per share                 $ 0.20         $ 0.21         $ 0.15         $ 0.22
         Weighted average number of shares outstanding     1,642          1,642          1,642          1,642
         Weighted average number of shares outstanding,
         including dilutive stock options                  1,642          1,642          1,643          1,653
         Cash dividends declared per common share         $0.125         $0.125         $0.125         $0.125



                                                                  For the Three-month Periods Ending
                                                          ---------------------------------------------------
                                                          March 31,    June 30,     September 30,  December 31,
                                                            2000         2000           2000          2000
                                                         -----------   --------     ------------- ------------

         Interest income                                  $4,510         $4,695         $4,673         $4,776
         Interest expense                                  2,999          3,084          3,212          3,263
                                                         -------        -------      ---------     ----------

         Net interest income                               1,511          1,611          1,461          1,513
         Provision for losses on loans                        45             45             45            145
         Other income                                        348            276            665          1,087
         Other expenses                                    1,237          1,206          1,204          1,386
                                                         -------        -------      ---------     ----------

         Income - Before income taxes                        577            636            877          1,069
         Federal income taxes                                198            213            301            323
                                                         -------        -------      ---------     ----------
         Net income                                       $  379         $  423         $  576         $  746
                                                         =======        =======      =========     ==========

         Basic earnings per share                         $ 0.23         $ 0.26         $ 0.35         $ 0.45

         Fully diluted earnings per share                 $ 0.23         $ 0.26         $ 0.35         $ 0.45
         Weighted average number of shares outstanding     1,642          1,642          1,642          1,642
         Weighted average number of shares outstanding,
         including dilutive stock options                  1,642          1,642          1,643          1,653
         Cash dividends declared per common share         $0.150         $0.125         $0.125         $0.125


--------------------------------------------------------------------------------
                       DIRECTORS AND EXECUTIVE OFFICERS OF
         ALPENA BANCSHARES, INC. AND FIRST FEDERAL OF NORTHERN MICHIGAN
--------------------------------------------------------------------------------


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

         Gary C. VanMassenhove is a partner in VanMassenhove, Kearly, Taphouse & Faulman, CPAs. Mr. VanMassenhove has been a Certified Public Accountant for 31 years. He has been a director of the Company and the Bank since September 2001.

         Duane I. Dickey is Chairman of the Board of Directors of the Company. Mr. Dickey was made Chairman of the Board of Directors in 1988. Mr. Dickey retired from his position as Chief Executive Officer of the Company on November 9, 1998 and as President as of December 31, 1998. Mr. Dickey joined the Company in 1970. He has been a member of the Board of Directors since 1976.

         Martin A. Thomson was named Acting President and Chief Executive Officer of the Company and Bank in May 2001 and later named President and Chief Executive Officer in October 2001. Prior to this appointment, Mr. Thomson served as Executive Vice President and General Manager of Presque Isle Electric and Gas Cooperative, Inc., Onaway, Michigan. Mr. Thomson has been a director of the Company since 1986.

         Executive Officers -

         Thomas S. Davis was named Senior Vice President, Operations of the Bank in April 2001, after serving as Vice President of Operations since joining the Bank in July 1999. Prior to joining the Bank Mr. Davis served as the Chief Financial Officer of Bank of Ann Arbor, Ann Arbor, Michigan. Mr. Davis also previously held operations and financial officer positions at other banks since 1987.

         Jerome W. Tracey was named Senior Vice President, Senior Lender of the Bank in September 2001, after serving as Vice President of Commercial Services since joining the Bank in November 1999. Prior to joining the Bank, Mr. Tracey served as Vice President of Commercial Lending for National City Bank, Alpena, Michigan, a position he held since 1996. Mr. Tracey has been in the banking profession since 1981.

         James D. Hubinger was named Chief Financial Officer of the Company and the Bank in February 2001 after serving as the Controller since joining the Company and the Bank in November of 1999. Prior to joining the Bank, Mr. Hubinger served as Assistant Vice President - External Reporting Manager with the former Mutual Savings Bank, Bay City, Michigan, a position he held since 1993. Mr. Hubinger has been in the banking industry since 1978.

         Debra S. Weiss was named Vice President, Retail Services of the Bank in September 2001, after serving as the Gaylord Branch Manager since joining the Bank in May 2001. Prior to joining the Bank, Ms. Weiss served as Secondary Market Officer and Compliance Officer for Alden State Bank, Alden, Michigan.

         Joseph W. Gentry was named Vice President, Human Resources in February 2002, after serving as Director of Human Resources since joining the Bank in October 2001. Prior to joining the Bank, Mr. Gentry served as Manager -- Industrial Relations / Safety for Lafarge -- Presque Isle Corporation since 1991.

         James I. Malaski is Vice President of Corporate Relations and Corporate Secretary of the Company and the Bank. Mr. Malaski joined the Bank as Vice President in 1983 and was made Secretary of the Company and the Bank in October 1999. Mr. Malaski has previously filled the positions of Executive Vice President and Chief Operations Officer for the Bank.

--------------------------------------------------------------------------------
                             STOCKHOLDER INFORMATION
--------------------------------------------------------------------------------

         The Annual Meeting of Stockholders will be held at 1:00 p.m., April 16, 2002 at the Thunder Bay Recreational Center, 701 Woodward Avenue, Alpena, Michigan.

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

ANNUAL REPORT ON FORM 10-KSB

         A COPY OF THE COMPANY'S FORM 10-KSB FOR THE YEAR ENDED DECEMBER 31, 2001 WILL BE FURNISHED WITHOUT CHARGE UPON WRITTEN REQUEST TO JAMES I. MALASKI, CORPORATE SECRETARY, ALPENA BANCSHARES, INC., 100 S. SECOND AVENUE, ALPENA, MICHIGAN 49707.