Form 10KSB, Exhibit 13
period 2002-12-31
ALPENA BANCSHARES INC
filed 2003-03-27
CIK 1128227

                                   EXHIBIT 13


                       2002 ANNUAL REPORT TO STOCKHOLDERS

                               TABLE OF CONTENTS

                                                                            PAGE

Message of President and Chief Executive Officer .......................       1
Selected Consolidated Financial and Other Data .........................       2
Management's Discussion and Analysis of
   Financial Condition and Results of Operations .......................       3
Report of Management and Independent Auditors ..........................      15
Consolidated Statement of Financial Condition ..........................      16
Consolidated Statement of Income .......................................      17
Consolidated Statement of Stockholders' Equity .........................      18
Consolidated Statement of Cash Flows ...................................      19
Notes to Consolidated Financial Statements .............................      20
Directors and Senior Officers of Alpena Bancshares, Inc. and First
   Federal of Northern Michigan ........................................      49
Stockholder Information ................................................      50

[ALPENA BANCSHARES, INC. LETTERHEAD]



March 3, 2003

Dear Stockholders,

Vision. Mission. Plan. During 2002, considerable time and effort was spent by the Board of Directors and Management of Alpena Bancshares, Inc. defining what we want the company to be (Vision), developing the foundation of ideals on which to build the future (Mission) and laying out a roadmap to make our Vision and Mission a reality (Plan). We reviewed the performance of our peers and looked at what our customers and shareholders could, and should expect. Then we developed the following Mission Statement:

         First Federal of Northern Michigan is a community bank committed to its customers, shareholders and employees by providing quality products, delivered with a high level of personal service, which achieves above average levels of profitability in an environment that challenges and rewards each employee.

At the heart of our new Strategic Plan is three and five year benchmarks for improved financial performance of the Bank as measured by Return on Assets (ROA) and Return on Equity (ROE). Achievement of each step of the multi-year goals will solidify our position as a profitable Community Bank in Northern Michigan that can deliver quality products to our customers for years to come.

The planning process identified our employees as our greatest asset. A major re-engineering of our staff has taken place. Our new V.P. of Human Resources has done a remarkable job of recruiting talented professionals from banking and business to complement the existing talent at the Bank and enhance the "can do" attitude for us to build upon. Senior Management has new faces with a fresh outlook and, for the first time in the Bank's history, includes experienced professional business women. I am very optimistic that the new chemistry achieved at the Senior Management level will help us surpass the goals set out in our Strategic Plan. A new Pay for Performance Compensation Plan was put in place in 2002, allowing all employees achieving individual performance goals an opportunity to share in improvements to the bottom line of the Bank.

A key component of our Strategic Plan is to diversify our product offerings by being able to offer our customers insurance and investment products. Subsequent to year end 2002, Alpena Bancshares, Inc. signed a purchase agreement to acquire the InsuranCenter Corp. of Alpena, a licensed insurance agency engaged in the business of property, casualty, life and group health insurance. This acquisition is expected to improve our financial performance by improving ROA and ROE. The principals will remain as managers of the agency and will assist us in making different products available to our customers and assuring the continued financial success of the agency.

Our strategic planning for growth identified two immediate areas of need. We are just completing an addition and improvements to our Gaylord Branch serving the growing Otsego market and we purchased a building in Alpena to renovate for our back room operations.

Our success in accomplishing the goals identified in our strategic plan will enhance the value of your shareholder interest and retain the commitment to the communities we serve.

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

SELECTED FINANCIAL CONDITION DATA:

                                                                                    YEARS ENDED DECEMBER 31,
                                                                   --------------------------------------------------------
                                                                   2002         2001         2000         1999         1998
                                                                   ----         ----         ----         ----         ----
                                                                                    (DOLLARS IN THOUSANDS)
Total assets.................................................    $228,808     $241,472     $267,009     $263,549     $242,380
Cash and cash equivalents....................................      15,099       24,990       16,827        9,974        6,251
Investment securities........................................      46,944       23,212       15,425       19,049       19,713
Loans receivable, net........................................     151,341      178,037      219,807      223,866      205,460
Deposits.....................................................     156,092      166,538      162,771      156,393      147,159
Shareholders' equity.........................................      21,747       20,597       19,470       18,805       18,664

SELECTED OPERATING DATA:

                                                                                    YEARS ENDED DECEMBER 31,
                                                                   --------------------------------------------------------
                                                                   2002         2001         2000         1999         1998
                                                                   ----         ----         ----         ----         ----
                                                                                       (IN THOUSANDS)
Total interest income........................................    $ 14,499     $ 17,586     $ 18,654     $ 17,059     $ 16,716
Total interest expense.......................................       8,342       11,439       12,558       11,726       11,239
                                                                 --------     --------     --------     --------     --------
  Net interest income........................................       6,157        6,147        6,096        5,333        5,477
Provision for loan losses....................................         415          255          280          120          115
                                                                 --------     --------     --------     --------     --------
Net interest income after provision for loan losses..........       5,742        5,892        5,816        5,213        5,362

Other income:
  Service charges and fees...................................         818          740          462          600          207
  Mortgage banking activities................................       1,401        1,352          243           --           --
  Net gain on sale of investment securities..................          65          183        2,028           --           --
  Gain (loss) on sale of real estate.........................         (17)        (107)         (46)          35           --
  Loss on impairment of real estate held for investment......          --           --         (211)          --           --
  Gain (Loss) on sale of fixed assets........................           2          (88)        (258)          --           --
  Other......................................................         116          125          158          405          156
                                                                 --------     --------     --------     --------     --------
    Total other income.......................................       2,385        2,205        2,376        1,040          373
                                                                 --------     --------     --------     --------     --------

Other expense................................................       7,072        6,166        5,033        4,877        4,094
                                                                 --------     --------     --------     --------     --------

  Income before income tax expense...........................       1,055        1,931        3,159        1,376        1,641
  Income tax expense.........................................         285          646        1,035          452          558
                                                                 --------     --------     --------     --------     --------

    Net income...............................................    $    770     $  1,285     $  2,124     $    924     $  1,083
                                                                 ========     ========     ========     ========     ========


                                                             YEARS ENDED DECEMBER 31,
                                                 -----------------------------------------------
                                                   2002      2001      2000      1999      1998
                                                  -----     -----     -----     -----     -----

KEY FINANCIAL RATIOS AND OTHER DATA:

Return on average assets (net income
  divided by average total assets)..............   0.33%     0.51%     0.82%     0.37%     0.48%
Return on average equity (net income
  divided by average equity)....................   3.68      6.52     11.37      5.46      6.85
Average equity to average assets................   8.90      7.88      7.24      6.77      6.98
Equity to total assets..........................   9.50      8.53      7.29      7.15      7.06
Net interest rate spread (average yield on
  interest-earning assets less average yield
  on interest-bearing liabilities)..............   2.50      2.37      2.34      2.13      2.41
Net interest margin (net interest
  income as a percentage of average
  interest-earning assets)......................   2.78      2.60      2.50      2.27      2.54
Noninterest expense to average assets...........   3.01      2.47      1.95      1.95      1.81
Net interest income to noninterest expense......  87.06     99.69    121.12    109.35    134.88
Nonperforming loans to net loans receivable.....   0.41      0.38      0.31      0.31      0.55
Nonperforming assets to total assets............   0.33      0.36      0.31      0.32      0.48
Allowance for loan losses to nonperforming
  assets........................................ 122.16     78.94     79.21     52.64     41.21
Allowance for loan losses to net loans
  receivable....................................   0.61      0.39      0.30      0.20      0.23
Average interest-earning assets to
  average interest-bearing liabilities.......... 107.42    104.66    103.20    102.75    102.86
Number of full-service offices..................   9         8         8         6         6



                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     Alpena Bancshares, Inc. (the "Company") is a holding company whose primary asset is the investment in First Federal of Northern Michigan (the "Bank"), which reorganized into the holding company structure, effective November 14, 2000.

     The Company focuses on establishing and maintaining long-term relationships with customers, and is committed to serving the financial service needs of the communities in its market area. The Company attracts retail deposits from the general public and uses those deposits, together with borrowed funds, to originate residential mortgage loans, and commercial and consumer loans. The Company is the only thrift institution headquartered in its market area, which in recent years has experienced an influx of new commercial banks headquartered outside of Northeast Michigan and one denovo bank headquartered in Alpena, Michigan. The Company believes it is large enough to provide a full range of personal and business financial services, and yet small enough to be able to provide such services on a personalized and efficient basis. Management believes that the Company can be more effective in servicing its customers than many of its non-local competitors because of the Company's ability to quickly and effectively provide senior management responses to customer needs and inquiries. The Company is majority owned by Alpena Bancshares, M.H.C., a mutual holding company. The Company intends to use the mutual holding company structure to enhance its focus as a community-oriented, independent savings institution.

     The Company's current business strategy is to operate the Bank as a well-capitalized, profitable and independent community-oriented savings bank dedicated to providing quality customer service. Generally, the Company has sought to implement this strategy by using retail deposits and FHLB advances as its source of funds and maintaining a substantial part of its assets in loans secured by one- to four-family residential real estate located in the Company's market area, home equity loans, commercial real estate loans, mortgage-backed securities and in other liquid investment securities. Specifically, the Company's business strategy incorporates the following elements: (1) operating as a community-oriented financial institution, maintaining a strong core customer base by providing quality service and offering customers the access to senior management and services that a community-based institution can offer; (2) maintaining high asset quality by emphasizing investment in residential mortgage loans, mortgage-backed securities and other securities issued or guaranteed by the United States Government or agencies thereof; (3) maintaining capital in excess of regulatory requirements and growing only to the extent that adequate capital levels can be maintained; and (4) managing interest rate risk exposure while achieving desirable levels of profitability.

         Asset Quality and Emphasis on Residential Mortgage Lending. Historically, the Company had emphasized fixed-rate balloon mortgage loans with three- and five-year terms secured by one- to four-family properties located in its market area. The Company, historically, had been a portfolio lender; however in 2000 the Bank began to offer Freddie Mac mortgage products as an additional service to our customers. These products include 15 year to 30 year fixed rate mortgage loans. The Company generally retains all servicing rights on any loans sold to Freddie Mac. The Company anticipates a continued commitment to financing the purchase or improvement of residential real estate in its market area. However, the Company has sought to increase the commercial loan portfolio to help improve the overall yield of the total loan portfolio. To supplement local loan originations where available funds exceed local loan demand, the Company also invests in mortgage-backed securities, corporate, municipal and tax free municipal bonds along with investment securities that are issued or guaranteed by the United States Government or agencies thereof.

         Capital Position and Controlled Growth. The Company's stockholders' equity increased from $7.1 million at December 31, 1992, to $21.7 million at December 31, 2002, an increase of 205.6%. This includes a net increase of $5.9 million from the proceeds of the Company's initial public offering. Given the current regulatory environmental that focuses on the need for higher capital ratios, the Company intends to maintain its level of stockholders' equity and capital ratios by growing only to the extent that adequate capital levels can be maintained.

         Strong Retail Deposit Base. The Company has had a relatively stable retail deposit base drawn from its nine full-service offices located in Alpena, Cheboygan, Iosco, Montmorency, Oscoda and Otsego counties in Northeast Michigan. At December 31, 2002, 38.9% of its deposit base consisted of core deposits, which included NOW accounts, regular savings accounts, and money market deposit accounts. Core deposits are considered to be a more stable and lower cost source of funds than certificates of deposit or outside borrowings. The Company will continue to emphasize retail deposits by providing quality customer service, offering competitive rates on deposit accounts, and providing depositors with a full range of accounts.

         The earnings of the Company depend primarily on its level of net interest income, which is the difference between interest earned an the Company's interest-earning assets, consisting primarily of loans receivable, mortgage-backed securities, investment securities, and interest-bearing deposits at other institutions, and the interest paid on interest-bearing liabilities, which consist primarily of deposits and FHLB advances. interest income is a function of the Company's interest rate spread, which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, as well as a function of the average balance of interest-earning assets as compared to interest-bearing liabilities. The Company's earnings also are affected by its level of noninterest income, including primarily mortgage banking activities, service fees and charges, and noninterest expense, including primarily compensation and employee benefits, occupancy expenses, and SAIF deposit insurance premiums. Earnings of the Company also are affected significantly by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities, which events are beyond the control of the Company.

COMPARISON OF FINANCIAL CONDITION

         Total assets decreased $12.7 million, or 5.3%, to $228.8 million at December 31, 2002 from $241.5 million at December 31, 2001. Net loans decreased $26.1 million, or 14.7%,to $151.9 million at December 31, 2002 from $178.0 million at December 31, 2001. The decrease in net loans and assets generally was the result of the Company's mortgage banking activities which included selling longer term fixed-rate mortgages given the historically low yield levels on such mortgages. This activity resulted in the Company's increased liquidity as the funds from the loan sales as well as cash and cash equivalents were utilized to increase investment securities and to reduce Federal Home Loan Bank ("FHLB") advances. Cash and cash equivalents decreased by $9.8 million, or 39.4%, to $15.1 million at December 31, 2002 from $24.9 million at December 31, 2001. Investment securities increased $23.7 million, or 102.2%, to $46.9 million at December 31, 2002 from $23.2 million at December 31, 2001.

         Deposits decreased $10.4 million, or 6.2%, to $156.1 million at December 31, 2002 from $166.5 million at December 31, 2001 as lower funding needs due to the decrease in assets allowed the Company to reduce the rates offered on deposit products. Borrowings in the form of FHLB advances declined $3.7 million, or 7.1%, to $48.4 million at December 31, 2002 from $52.1 million one year earlier as the Company repaid high cost advances.

         Stockholders' equity increased by $1.1 million, or 5.3%, to $21.7 million at December 31, 2002 from $20.6 million at December 31, 2001. The increase in stockholders' equity was due to net income of $770,000 and a net increase in accumulated other comprehensive income of $700,000 partially offset by dividends of $362,000 being paid to the stockholders.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31,2002 AND 2001

         The Company had net income of $770,000 and $1.3 million for the years ended December 31, 2002 and 2001, respectively.

         Interest income. Total interest income decreased by $3.1 million, or 17.6% to $14.5 million for the year ended December 31, 2002 from $17.6 million for the year ended December 31, 2001. The decrease in interest income was attributable to a decline in the average balance of the Company's average interest-earning assets by $14.8 million, or 6.3%, to $221.8 million for the year ended December 31,2002 from $236.6 million for the year ended December 31,2001 and by a decrease in the average yield on the Company's average interest-earning assets to 6.54% for the year ended December 31, 2002 from 7.43% for the year ended December 31, 2001. The decrease in the average balance of interest-earning assets reflected a $44.4 million decline in the average balance of mortgage loans, partially offset by a $6.2 million increase in the average balance of other loans, and a $21.0 million increase in the average balance of investment securities. The overall decline in assets was the result of the Company's secondary market activities, which resulted in the sale of $70.0 million of mortgage loans during 2002. Historically low interest rates on 15 and 30 year mortgage loans caused a large portion of the Company's balloon mortgage portfolio to refinance into fixed-rate products, which in turn were sold to reduce interest rate risk, thereby decreasing the portfolio balance. The balances of the balloon products were $45.7 million and $62.0 million at December 31,2002 and 2001, respectively. The decrease in average yield was caused primarily by the lower current market interest rates during 2002 on non-mortgage loans and interest-earning deposits.

         Interest income on loans receivable decreased by $3.7 million, or 23.4%, to $12.1 million for the year ended December 31, 2002 from $15.8 million for the year ended December 31, 2001. Interest income on mortgage loans decreased by $3.7 million, or 29.8%, to $8.7 million from $12.4 million, and interest income on other loans increased by $100,000, or 3.0%, to $3.4 million from $3.3 million. The increase in interest income on other loans resulted primarily from a increase in the average balance of other loans to $44.3 million for the year ended December 31, 2002 from $38.1 million for the year ended December 31, 2001, and was accompanied by a decrease in the average yield on other loans to 7.73% from 8.73%. The decrease in average yield on other loans was primarily because of lower interest rates on loans originated during 2002 along with existing adjustable rate loans resetting at lower current market interest rates.

         Interest income on investments including mortgage-backed securities and overnight funds increased $542,000 to $2.3 million from $1.8 million for the twelve months ended December 31, 2002 and 2001, respectively. This increase was primarily attributable to an increase in the average balance of the investment portfolio of $21.0 million to $37.7 million for the twelve months ended
December 31, 2002 from $16.7 million for the same period one year earlier.

         Interest Expense. Total interest expense decreased by $3.1 million, or 27.2%, to $8.3 million for the year ended December 31, 2002 from $11.4 million for the year ended December 31, 2001. The decrease was primarily attributable to a decline in the average balance of borrowed funds to $49.5 million from $60.5 million for the years ended December 31, 2002 and 2001, respectively, plus a decline in the average balance of deposits of $8.6 million, or 5.2%, to $157.0 million for the year ended December 31, 2002 from $165.6 million for the same period one year earlier. The average cost of deposits decreased to 3.48% from 4.77% and the average cost of borrowed funds declined to 5.82% from 5.84%. The decrease in average balance of deposits was due primarily to run-off related to certificates of deposits as depositors sought higher rates outside of the Bank. The lower bank CD rates were a function of the excess liquidity created by the heavy refinance activity this past year. Attracting deposits by paying higher CD yields was not necessary given the available liquidity that was maintained through the year. The decrease in the average cost of deposits was attributable to lower market interest rates during 2002, while the decrease in the cost of borrowings resulted from the repayment of high cost FHLB advances. Future liquidity needs are expected to be satisfied through the use of FHLB borrowings as necessary. Management does not generally plan on paying above market rates on deposit products.

         Provision for Loan Losses. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

         The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available. The provision for loan losses amounted to $415,000 and $255,000 for the twelve month periods ended December 31, 2002 and 2001, respectively. The increase to the allowance included an $115,000 provision for a specific consumer loan. As commercial and consumer loans levels change as a percent of the overall loan portfolio, the reserve may be adjusted upward (as the percentages of these assets rise) or downward (as the percentages of these assets fall). This change in the provision is based on the assumption that there is inherently higher risk levels associated with commercial and consumer loans when compared to mortgages backed by real estate. The combined increased balances of commercial and consumer loans as a percentage of the overall loan portfolio are highlighted in the following table:

                           CHANGES TO LOAN PORTFOLIO:
                             (Dollars in thousands)
                           Balances at December 31:

                                     2002         2001        % Change
                                     ----         ----        --------
             Real Estate Loans    $104,780      $135,489        22.7% decrease
             Commercial Loans       27,896        20,174        38.3  increase
             Consumer Loans         19,587        21,172         7.5  decrease


         Other Income. Other income increased by $180,000 to $2.4 million for the year ended December 31, 2002 from $2.2 million for the year ended December 31, 2001. Service charges and other fees increased $78,000, or 10.5% to $818,000 due to increases in non-sufficient funds fees of $65,000. Net gain on sale of loans increased $169,000 or 21.6% to $951,000 for the twelve months ended December 31, 2002 compared to $782,000 for the 12 months ended December 31, 2001. This increase was due to the increase in the margin associated with the sale of mortgages sold in the secondary market. For 2002, the average margin was 1.38% versus 1.0% in 2001. Loan servicing fees decreased to $450,000 in 2002 from $570,000 in 2001. This $120,000 decline of fee income relates to the reduction in the amount of loans sold on the secondary market in 2002. When a loan is sold, the Company recognizes not only the income from the gain on the sale, but also recognizes the income associated with the value of the right to service the loan in the future. As loans that are currently being serviced through the Bank get refinanced, the income associated with the new servicing asset is offset by the reversal of the previously recorded asset. Loans sold in 2002 totaled $70.0 million versus $77.6 million in 2001. In 2002, the

Company liquidated available-for-sale securities and recorded a gain of $65,000 compared to gains totaling $183,000 in 2001. If interest rates trend up, management does not expect to see the same volume of refinancing activity and would not expect to achieve these same results in future periods.

         Operating Expense. Noninterest expense increased by $906,000 to $7.1 million for the year ended December 31, 2002 from 6.2 million for the year ended December 31, 2001.

         Compensation and employee benefits increased $600,000 or 17.6% to $4.0 million in 2002 from $3.4 million in 2001. Salaries increased $400,000 to $2.9 million in 2002 as additional staff was added to service our office expansion in Gaylord, Michigan. Additional income producing staff was added to improve market penetration and bolster revenues. There were additional back room staff and branch personnel added to continue to follow the strategy of promoting quality customer service. In addition to salaries, commissions and incentives increased by $200,000 in 2002. This was primarily due to the new compensation initiative that aligns Bank goals with personal accomplishment and performance. This compensation program was based upon a study conducted in 2001 and implemented in 2002. Since the Bank met the financial net core income objective established for 2002, the payout was initiated under the plan. This payout represented $170,000 recorded in commissions and incentives in 2002. Employee benefit costs, including health, life and pension, rose 20.1% to $532,000 in 2002 from $443,000 the prior year. Marketing and advertising expenses increased $42,000 in 2002 to $175,000. The increase was related to advertising as the Bank continued to pursue penetration into the Gaylord market as well as the other markets. In 2002 occupancy and equipment expenses decreased by $23,000 to $1.03 million. Data processing service bureau costs increased $205,000 to $281,000 in 2002. This increase over the $76,000 in 2001 expense relates to timing. The migration to the service bureau for the core operating system occurred in September 2001 so only four months of those expenses were incurred in 2001. In 2002, there was a full year of those expenses. Other expense increased $62,000 to $1.36 million in 2002 from $1.30 million in 2001. This increase was attributable primarily to the use of various professional consulting services that were engaged to review internal controls and compliance related functions.

         Income Taxes. Federal income tax expense decreased $361,000 to $285,000 for the year ended December 31, 2002 from $646,000 for the year ended December 31, 2001. The decrease was primarily due to the $876,000 decline in pre-tax earnings for the year. Pretax income was $1.1 million for the period ended December 31, 2002 compared to $1.9 million for the year ended December 31, 2001. Besides lower earnings, the increase of the investment portfolio in 2002 included the purchase of several tax free municipal bonds which are exempt from federal tax which lowers the effective tax rate. In 2002, the Company elected to take the accumulation of excess tax accruals back into income which reduced the tax provision for the year.


COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

         The Company had net income of $1.3 million and $2.1 million for the years ended December 31, 2001 and 2000, respectively.

         Interest Income. Total interest income decreased by $1.1 million, or 5.9% to $17.6 million for the year ended December 31, 2001 from $18.7 million for the year ended December 31, 2000. The decrease in interest income was attributable to a decline in the average balance of the Company's average interest-earning assets by $7.0 million, or 2.9%, to $236.6 million for the year ended December 31, 2001 from $243.6 million for the year ended December 31, 2000 and by a decrease in the average yield on the Company's average interest earning assets to 7.43% for the year ended December 31, 2001 from 7.66% for the year ended December 31, 2000. The decrease in the average balance of interest-earning assets reflected a $35.4 million decline in the average balance of mortgage loans, partially offset by a $12.4 million increase in the average balance of other loans, and a $6.2 million increase in the average balance of investment securities and a $9.7 million increase in the average balance of other investments. The overall decline in the average earning assets was the result of the Bank's secondary market activities, which resulted in the sale of $77.6 million of mortgage loans. Historically low interest rates on 15 and 30 year mortgage loans caused a large portion of the Bank's balloon mortgage portfolio to refinance into these fixed rate products, which in turn were sold, thereby decreasing the portfolio balance. The balances of the balloon products were $58.1 million and $95.7 million at December 31,2001 and 2000, respectively. The decrease in average yield was caused primarily by the lower current market interest rates during 2001 on other loans, and interest-earning deposits.

         Interest income on loans receivable decreased by $1.4 million, or 8.1%, to $15.8 million for the year ended December 31, 2001 from $17.2 million for the year ended December 31, 2000. Interest income on mortgage loans decreased by $2.6 million, or 17.3%, to $12.4 million from $15.0 million, and interest income on other loans increased by $1.0 million, or 43.5%, to $3.3 million from $2.3 million. The increase in interest income on other loans resulted primarily from an increase in the average balance of other loans to $38.1 million for the year ended December 31, 2001 from $25.7 million for the year ended December 31, 2000, and was accompanied by a decrease in the average yield on other loans to 8.73% from 8.84%. The decrease in average yield on other loans was primarily because of lower interest rates on loans originated during 2001 along with existing adjustable rate loans resetting at lower current market interest rates.

         Interest income on investments including mortgage-backed securities and overnight funds increased $396,000 to $1.8 million from $1.4 million for the twelve months ended December 31, 2001 and 2000, respectively. This increase was primarily attributable to an increase in the average balance of the investment portfolio of $15.9 million to $34.7 million from $18.8 million for the twelve months ended December 31, 2001 from the same period one year earlier.

         Interest Expense. Total interest expense decreased by $1.2 million, or 9.5%, to $11.4 million for the year ended December 31, 2001 from $12.6 million for the year ended December 31, 2000. The decrease was primarily attributable to a decline in the average balance of borrowed funds to $60.5 million from $80.3 million for the years ended December 31, 2001 and 2000, respectively and partially offset by an increase in the average balance of deposits of $9.9 million, or 6.4%, to $165.6 million for the year ended December 31, 2001 from $155.7 million for the same period one year earlier. The average cost of deposits decreased to 4.77% from 4.88% and the average cost of borrowed funds declined to 5.84% from 6.18%. The increase in average balance of deposits was due partially to the one-time purchase of brokered certificates of deposit of $4.5 million, at a cost of 5.68% which mature over a five year period. Also, savings, NOW and money market accounts have shown steady increases as consumers have moved away from the stock market and await economic recovery and higher interest rates. The decrease in the average cost of deposits was attributable to lower market interest rates during 2001, while the decrease in the cost of borrowings resulted from the repayment of high cost FHLB advances.

         Provision for Loan Losses. The provision for loan losses amounted to $255,000 and $280,000 for the twelve month periods ended December 31, 2001 and 2000, respectively.

         Other Income. Other income decreased by $171,000 to $2.2 million for the year ended December 31, 2001 from $2.4 million for the year ended December 31, 2000. Service charges and other fees increased $278,000, or 60.2% to $740,000 due to increases in late charges and other miscellaneous fees from loans of $145,000 and incentive fees from a third party vendor for float on issued official bank check of $51,000 along with various deposit account fees of $56,000 and an increase in ATM fees of $22,000. Income from the associated mortgage banking activities rose to $1.4 million in 2001 from $243,000 in 2000. The first explanation for this significant increase relates to the net gain on sale of loans. The gain on sale increased $675,000 or 630.8% to $782,000 for the twelve months ended December 31, 2001 from the same price one year earlier. This increase was due to the increase in the volume of loans sold to $77.6 million in 2001 from $17.9 million in 2000 as refinanced fixed rate loans were sold by the Bank into the secondary mortgage market. The second part of the explanation for the improvement relates to loan servicing fees. Loan servicing fees increased to $570,000 in 2001 from $136,200 in 2000. This income level was achieved through mortgage servicing fee income of $108,000 from a serviced loan portfolio which reached $82.1 million at December 31, 2001 from $17.5 million at December 31, 2000, and the recognition of income through the net capitalization of originated mortgage servicing rights of $485,000. In 2000, the Company began to liquidate certain available-for-sale securities to enhance both liquidity and future earnings. These gains totaled approximately $183,000 in 2001 and $2.0 million in 2000. The change is a reduction to other income of $1.8 million or a 90.9% decline for the year. Certain fixed assets, relating to the Company's in-house computer system were retired in 2001 and 2000. These losses amounted to approximately $88,000 and $258,000 for 2001 and 2000, respectively.

         Operating Expense. Noninterest expense increased by $1.2 million to $6.2 million for the year ended December 31, 2001 from $5.0 million for the year ended December 31, 2000.

         Compensation and employee benefits increased $639,000 or 23.7% to $3.4 million in 2001 from $2.7 million in 2000. Salaries increased $306,000 to $2.6 million in 2001 as staff was added to service our new office in Gaylord, Michigan. Additional staffing was also added to back room operations and various branches for the Company to follow its business strategy of promoting quality customer service. In addition to salaries, commissions and incentives increased to $195,000 in 2001. This was primarily due to the increased loan demand during the year. Employee benefit costs, including health, life and pension, rose 24.4% to $443,000 in 2001 from $356,000 the prior year. Occupancy and equipment increased $188,000 to $1.1 million in 2001. The Bank had purchased a building in Gaylord late in 2000 for its new office and completed extensive remodeling prior to opening in June 2001. Other expense increased $238,000 to $1.3 million in 2001 from $1.1 million in 2000. This increase was attributable to several factors. Expenses relating to our market expansion into the Central area of Northern Michigan contributed to increased supplies, courier, postage, and communication expenses. These costs have increased $127,000 to $425,000 from $298,000 for the years ended December 31, 2001 and 2000, respectively. Professional expenses, including legal, consulting and accounting increased $122,000 to $224,000 in 2001 from $102,000 in 2000.

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


                                                                        Average Consolidated Statements of Condition
                                  Consolidated Statement                      For Years Ended December 31,
                                  Of Financial Condition      --------------------------------------------------------------
                                   At December 31, 2002                  2002                          2001
                                  ----------------------      ---------------------------     ------------------------------
                                                                                  Average                            Average
                                  Actual        Yield/        Average              Yield/      Average                Yield/
                                  Balance        Cost         Balance   Interest    Cost       Balance    Interest    Cost
                                  --------     --------       -------   --------  -------      -------    --------   -------
                                                                         (DOLLARS IN THOUSANDS)

Interest-earning assets:
Mortgage loans................... $104,780         8.319%    $119,400   $ 8,704       7.29%    $163,807    $12,435     7.59%
Non-mortgage loans...............   47,483         7.22        44,346     3,429       7.73       38,119      3,326     8.73
Mortgage-backed securities(1)....    6,931         3.79         5,118       263       5.14        2,143        140     6.53
Investment securities(1).........   40,013         4.12        37,687     1,648       4.37       16,704        916     5.48
Other investments................   15,099         2.80        15,267       455       2.99       15,856        769     4.85
                                  --------                   --------   -------                --------    -------
Total interest-earning assets....  214,306         6.73       221,818    14,499       6.54      236,629     17,586     7.43
                                                                        -------                            -------
Non-interest earning assets......   14,502                     13,375                            13,469
                                  --------                   --------                          --------
Total assets..................... $228,808                   $235,193                          $250,098
                                  ========                   ========                          ========

Interest-bearing liabilities
Deposits......................... $156,092         3.50      $157,025     5,466       3.48     $165,642      7,906     4.77
Borrowed funds...................   48,414         5.94        49,462     2,877       5.82       60,461      3,533     5.84
                                  --------                   --------   -------                --------    -------

Total interest-bearing
  liabilities....................  204,506         4.08       206,487     8,343       4.04      226,103     11,439     5.06
                                                                        -------                            -------

Non-interest bearing
  liabilities....................    2,555                      7,770                             4,291
                                  --------                   --------                          --------

Total liabilities................  207,061                    214,257                           230,394
Stockholders equity..............   21,747                     20,936                            19,704
                                  --------                   --------                          --------

Total liabilities and
  stockholders equity............ $228,808                   $235,193                          $250,098
                                  ========                   ========                          ========

Net interest income..............                                        $6,157                            $ 6,147
                                                                         ======                            =======

Interest rate spread.............                 2.69%                               2.50%                            2.37%
                                                ======                              ======                           ======

Net interest margin(1)...........                 2.86%                               2.78%                            2.60%
                                                ======                              ======                           ======


Ratio of average interest-
  earning assets to average
  interest-bearing
  liabilities....................               104.79%                             107.42%                          104.66%
                                                ======                              ======                           ======



                                     Average Consolidated Statements of Condition
                                           For Years Ended December 31,
                                     --------------------------------------------
                                                         2000
                                     --------------------------------------------
                                                                        Average
                                     Average                            Yield/
                                     Balance           Interest          Cost
                                     --------          --------        -------
                                                (Dollars in Thousands)

Interest-earning assets:
Mortgage loans...................      $199,159        $ 14,954             7.51%
Non-mortgage loans...............        25,702           2,271             8.84
Mortgage-backed securities(1)....         1,523             104             6.83
Investment securities(1).........        11,120             789             7.10
Other investments................         6,110             536             8.77
                                       --------         -------           ------
Total interest-earning assets....       243,614          18,654             7.66
                                                        -------
Non-interest earning assets......        14,388
                                       --------
Total assets.....................      $258,002
                                       ========

Interest-bearing liabilities
Deposits.........................      $155,735           7,596             4.88
Borrowed funds...................        80,317           4,962             6.18
                                       --------         -------

Total interest-bearing
  liabilities....................       236,052          12,558             5.32
                                                        -------

Non-interest bearing
  liabilities....................         3,271
                                       --------

Total liabilities................       239,323
Stockholders equity..............        18,679
                                       --------

Total liabilities and
  stockholders equity............      $258,002
                                       ========

Net interest income..............                        $6,096
                                                         ======

Interest rate spread.............                                           2.34%
                                                                          ======

Net interest margin(1)...........                                           2.50%
                                                                          ======


Ratio of average interest-
  earning assets to average
  interest-bearing
  liabilities....................                                         103.20%
                                                                          ======



----------------------
(1) Net interest margin represents net interest income divided by average interest-earning assets.

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

                                                          YEAR ENDED DECEMBER 31,
                                          --------------------------------------------------------
                                                 2002 VS. 2001                2001 VS. 2000
                                          ----------------------------   -------------------------
                                              INCREASE/(DECREASE)           INCREASE/(DECREASE)
                                                     DUE TO                       DUE TO
                                          ----------------------------   -------------------------
                                           VOLUME     RATE      NET      VOLUME     RATE     NET
                                           ------     ----      ---      ------     ----     ---
                                                               (In Thousands)
Interest income:
  Loans receivable.....................   $(2,827)   $  (800)  $(3,627)  $(1,794)  $ 330   $(1,464)
  Mortgage-backed securities...........       194        (71)      123        41      (5)       36
  Investment securities................     1,150       (418)      732       335    (208)      127
  Interest-earning deposits............       (29)      (285)     (314)      557    (324)      233
                                          -------    -------   -------   -------   -----   -------
  Total interest-earning assets........    (1,512)    (1,574)   (3,086)     (861)   (207)   (1,068)
                                          -------    -------   -------   -------   -----   -------

Interest expense:
  Deposits.............................      (411)    (2,029)   (2,440)      482    (172)      310
  Borrowed funds.......................      (642)       (14)     (656)   (1,169)   (260)   (1,429)
                                          -------    -------   -------   -------   -----   -------
  Total interest-bearing liabilities...    (1,053)    (2,043)   (3,096)     (687)   (432)   (1,119)
                                          -------    -------   -------   -------   -----   -------
Net change in interest income...........  $  (459)   $   469   $    10   $  (174)  $ 225   $    51
                                          =======    =======   =======   =======   =====   =======

---------------
(1) Includes one- to four-family residential real estate and commercial real estate loans.


ASSET AND LIABILITY MANAGEMENT - INTEREST RATE RISK ANALYSIS

     The Company uses two methods to measure and manage interest rate risk. The first is the earnings at risk simulation which measures the impact of changes in interest rates on earnings. The second method is the economic value of equity (EVE) which measures the impact of interest rate changes on the value of the equity. The Company has an asset/liability committee (the "ALCO"), which includes an outside consultant, the Company's president and senior Company officers The ALCO meets monthly to review the monthly financial performance, loan and deposit pricing, production volumes, interest rate risk analysis, liquidity and borrowing needs and other asset and liability management topics. The risk simulation and EVE analysis are updated each month by the ALCO consultant.

     Historically the Company has been almost exclusively a fixed-rate lender and the Company's policy has been to reduce its exposure to interest rate risk generally by better matching the maturities and interest rates of its interest rate sensitive assets and liabilities by originating and retaining for the portfolio balloon mortgage loans with three and five year terms, shorter term home equity loans and selling longer term 15 and 30 year fixed rate mortgages. The Company also maintains a significant percentage of its assets in cash and other liquid investments, which permits the Company to reinvest such assets more quickly in response to changes in market interest rates. In addition, the Company offers competitive rates on deposit accounts and prices some certificates of deposit to provide customers with incentives to choose certificates of deposit with longer terms. To reduce the potential volatility of the Company's earnings in a changing interest rate environment, the Company has sought to manage interest rate risk by retaining for the portfolio certain originated residential mortgage loans (primarily adjustable rate, balloon and shorter term fixed rate mortgages) and generally selling the remainder in the secondary market, by originating shorter-term home equity loans, and by investing in adjustable-rate mortgage-backed securities, short- and medium-term agency securities, and short-term investments such as interest-bearing deposits in other financial institutions.

         Net Portfolio Value. The OTS has incorporated an interest rate risk component into the risk-based capital rules. The I.R.R. component is a dollar amount that will be deducted from total capital for the purpose of calculating an institution's risk-based capital requirement and is measured in terms of the sensitivity of its net portfolio value ("NPV") to changes in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. An institution's IRR is measured as the change to its NPV as a result of a hypothetical 200 basis point change in market interest rates. A resulting change in NPV of more than 2% of the estimated market value of its assets will require the institution to deduct from its capital 50% of that excess change.

         The Company utilizes NPV analysis in managing interest rate risk. The NPV model utilized by the Company updates cash flow assumptions (by changing prepayment estimates) for different rate scenarios. The following table presents the Company's NPV as of December 31, 2002, as calculated by the model. The table shows the present value of the equity under rate shock scenarios of -100 basis points to +300 basis points in increments of 100 basis points. NPV estimates for rate scenarios of -200 and -300 were suppressed due to the abnormally low interest rate environment. The Company's NPV increases in a rising interest rate scenario and declines more dramatically in a falling rate scenario.

  CHANGE IN
INTEREST RATES                     NET PORTFOLIO VALUE
IN BASIS POINTS          -----------------------------------------
 (RATE SHOCK)              AMOUNT                         RATIO
---------------          ----------                    -----------
                        (DOLLARS IN THOUSANDS)
  +300                   $ 17,521                          8.04%
  +200                     18,185                          8.14
  +100                     18,130                          7.94
STATIC                     17,474                          7.50
  (100)                    16,284                          6.85

         As indicated above, management has structured its assets and liabilities in an effort to minimize its exposure to interest rate risk. The Company's NPV would be expected to rise from 7.50% to 8.04% (as a percent of assets) with a 300 basis point increase in interest rates. A 100 basis point decline in rates would be expected to reduce the Company's NPV from 7.50% to 6.85%.

Liquidity and Capital Resources

         The Company's primary sources of funds are deposits, FHLB advances, and proceeds from principal and interest payments and prepayments on loans and mortgage-backed and investment securities. While maturities and scheduled amortization of loans and mortgage-backed securities are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. The Company manages the pricing of its deposits to maintain a desired deposit balance. In addition, the Company invests in short-term interest-earning assets, which provide liquidity to meet lending requirements. At December 31, 2002, $37.9 million, or 83.7%, of the Company's investment securities were scheduled to mature in less than five years, and $7.4 million, or 16.3%, were scheduled to mature in over five years.

         Liquidity represents the amount of an institution's assets that can be quickly and easily converted into cash without significant loss. The most liquid assets are cash, U.S. Government securities, U.S. Government agency guaranteed securities and certificates of deposit. The Company is required to maintain sufficient levels of liquidity as defined by the OTS regulations. This requirement may be varied at the direction of the OTS. Regulations currently in effect require that the Company maintain sufficient liquidity to ensure its safe and sound operation. The Company's objective for liquidity is to be above 6%. Liquidity as of December 31, 2002 was $47.0 million, or 24.4%, compared to $37.1 million, or 19.0% at December 31, 2001. The levels of these assets are dependent on the Company's operating, financing, lending and investing activities during any given period.

         The Company intends to retain for the portfolio certain originated residential mortgage loans (primarily adjustable rate, balloon and shorter term fixed rate mortgage loans) and to generally sell the remainder in the secondary market. The

Company will from time to time participate in or originate commercial real estate loans, including real estate development loans. During the twelve months ended December 31, 2002 the Company originated $97.5 million in residential mortgage loans, of which $31.4 million were retained in the portfolio while the remainder were sold in the secondary market or are being held for sale. This compares to $114.7 million in originations during 2001 of which $32.2 million were retained in the portfolio. The Company also originated $27.2 million of commercial loans and $8.3 million of consumer loans in 2002 compared to $17.5 million of commercial loans and $13.8 million of consumer loans for 2001. Of total loans receivable, excluding loans held for sale, mortgage loans comprised 68.8% and 76.6%, commercial loans 18.3% and 11.4% and consumer loans 12.9% and 12.0% at December 31, 2002 and December 31, 2001, respectively. At December 31, 2002, the Company had outstanding loan commitments of $33.4 million. This amount did not include $2.6 million for construction of 1-4 family dwellings, $4.7 million of undisbursed lines of credit on home equity loans, $884,000 of unused commercial lines of credit and $3.0 million of unused credit card credit.

         Deposits are a primary source of funds for use in lending and for other general business purposes. At December 31, 2002, deposits funded 68.2% of the Company's total assets compared to 69.0% at December 31, 2001. Certificates of deposit scheduled to mature in less than one year at December 31, 2002 totaled $50.5 million. Management believes that a significant portion of such deposits will remain with the Company. Borrowings may be used to compensate for seasonal or other reductions in normal sources of funds or for deposit outflows at more than projected levels. Borrowings may also be used on a longer-term basis to support increased lending or investment activities. At December 31, 2002, the Company had $48.4 million in FHLB advances. Total borrowings as a percentage of total assets were 21.2% at December 31, 2002 as compared to 21.6% at December 31, 2001. The Company has sufficient available collateral to obtain additional advances from the FHLB, and, based upon current FHLB stock ownership, could obtain up to a total of approximately $85 million in such advances.


CRITICAL ACCOUNTING POLICIES

         The Company's critical accounting policy relates to the allowance for losses on loans. The Company has established a systematic method of periodically reviewing the credit quality of the loan portfolio in order to establish an allowance for losses on loans. The allowance for losses on loans is based on management's current judgments about the credit quality of individual loans and segments of the loan portfolio. The allowance for losses on loans is established through a provision for loan losses based on management's evaluation of the risk inherent in the loan portfolio, and considers all known internal and external factors that affect loan collectability as of the reporting date. Such evaluation, which includes a review of all loans on which full collectability may not be reasonably assured, considers among other matters, the estimated net realizable value or the fair value of the underlying collateral, economic conditions, historical loan loss experience, management's knowledge of inherent risks in the portfolio that are probable and reasonably estimable and other factors that warrant recognition in providing an appropriate loan loss allowance. This evaluation involves a high degree of complexity and requires management to make subjective judgments that often require assumptions or estimates about uncertain matters.

         A summary of significant accounting policies followed by the Company is set forth in Note 1 of the Company's 2002 Annual Report to Stockholders and is incorporated herein by reference. The Company's critical accounting policies and their application are periodically reviewed by the Audit Committee and the full Board of Directors.


 OFF-BALANCE SHEET ARRANGEMENTS

         The Company is a party to credit related financial instruments with off balance sheet risk in the normal course of the business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit, and commercial letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statement of financial condition. The Company's exposure to credit loss is represented by the contractual amount of these commitments. The Company follows the same credit policies in making commitments as it does for on-balance sheet instruments. At December 31, 2002 and December 31, 2001, the commitments to grant loans were $34.4 million and $12.5 million, respectively. Unfunded commitments under lines of credit were $11.2 million and $11.8 million as of those same dates respectively. Commercial standby letters of credit were $250,000 December 31, 2002 and $12,000 at December 31, 2001.

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Unfunded commitments under lines of credit and revolving credit lines are collateralized and may not be drawn upon to the total extent to which the Company is committed. Commitments for equity lines of credit do not necessarily represent future cash requirements because they may expire without being draw upon.

         The Company may reduce the risk associated with these credit-related financial instruments by obtaining collateral if deemed necessary. The amount and nature of the collateral obtained is based on the Company's credit evaluation of the customer. Collateral held varies but may include cash, securities, accounts receivable, inventory, property, plant, and equipment and real estate.

         A summary of the off-balance sheet risks for the Company can be found in Note 10 to the Company's 2002 Consolidated Financial Report.

SAFE HARBOR STATEMENT

         When used in this annual report or future filings by Alpena Bancshares, Inc. with the Securities and Exchange Commission, in the Company's press releases or other public or stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.

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

IMPACT OF INFLATION AND CHANGING PRICES

         The Consolidated Financial Statements of the Company and the notes thereto, presented elsewhere herein, have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most manufacturing or industrial companies, nearly all of the assets and liabilities of the Company are monetary. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

SUBSEQUENT EVENTS

         On February 28, 2003, Alpena Bancshares, Inc. (ABI), a federally chartered holding company, entered into a Stock Purchase Agreement with Ralph and Kathleen Stepaniak to acquire the entire issued and outstanding stock interest of the InsuranCenter Corp. of Alpena ("ICA"). ICA is incorporated in Michigan and is a licensed insurance agency engaged in the business of property, casualty, life and group health insurance. ABI expects to assign to and make the acquisition through First Federal of Northern Michigan (the "Bank") which is a wholly owned subsidiary of ABI. ICA will become a wholly owned subsidiary of the Bank.

         The purchase price for the stock is approximately Two Million, Three Hundred Fifty-Six Thousand, Seven-Hundred Seventy-Two ($2,356,772), including cash in the amount of One Million Dollars ($1,000,000) and a ten year installment obligation in the principal amount of One Million, Three Hundred Fifty-six Thousand Seven Hundred Seventy-Two Dollars ($1,356,772) subject to adjustment as provided in the Stock Purchase Agreement (the "Purchased Price"). An additional Nine Hundred Thousand Dollars ($900,000.00) may be paid over the next three years as "Earn-Out Payments" subject to certain terms and conditions. The Bank will use available cash to finance the acquisition. The terms of the purchase agreement, including the Purchase Price and Earn-out Payments, were determined through arms-length negotiations between the parties.

         In connection with the closing of the purchase transaction, Ralph and Kathleen Stepaniak will enter into Employment Agreements with ICA and will continue to serve as President and Vice President, Corporate Secretary, respectively, of ICA. There is no material relationship between the ICA shareholders and ABI or any of its affiliates, any ABI director or officer, or any associate of any such director or officer. Closing of the purchase is subject to receipt of all necessary regulatory approvals. ABI expects the closing to occur sometime prior to May 1, 2003.

                          [PLANTE & MORAN LETTERHEAD]

                          Independent Auditor's Report

To the Board of Directors
Alpena Bancshares, Inc. and Subsidiaries


We have audited the consolidated statement of financial condition of Alpena Bancshares, Inc. and subsidiaries as of December 31. 2002 and 2001 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each year in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Alpena Bancshares, Inc. and subsidiaries as of December 31, 2002 and 2001 and the consolidated results of their operations and their cash flows for each year in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

                                                        /s/ Plante & Moran, PLLC

Auburn Hills, Michigan
January 31, 2003, except for Note 17,
  which is as of March 4,2003

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------
                                  CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
                                          (000S OMITTED, EXCEPT PER SHARE DATA)


                                                              December 31
                                                         ----------------------
                                                           2002          2001
                                                         --------      --------
                           ASSETS

Cash and cash equivalents                                $  3,091      $  3,972
Overnight deposits with Federal Home Loan Bank             12,008        21,018
                                                         --------      --------
      Total cash and cash equivalents                      15,099        24,990

Securities available for sale (Note 2)                     46,944        23,212
Loans - Net (Note 3)                                      151,341       176,146
Loans held for sale                                           542         1,891
Foreclosed assets                                             128           197
Real estate held for sale (Note 4)                            490           770
Federal Home Loan Bank stock                                4,294         4,294
Property and equipment (Note 5)                             4,761         4,844
Accrued interest receivable                                 1,323         1,350
Core deposit intangible                                     1,698         1,903
Other assets (Note 6)                                       2,188         1,875
                                                         --------      --------

      Total assets                                       $228,808      $241,472
                                                         ========      ========

            LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
  Customer deposits (Note 7)                             $156,092      $166,538
  Advances from borrowers for taxes and insurance               4           103
  Advances from Federal Home Loan Bank (Note 8)            48,414        52,120
  Accrued expenses and other liabilities (Note 12)          1,834         1,759
  Deferred income taxes (Note 9)                              717           355
                                                         --------      --------

      Total liabilities                                   207,061       220,875

STOCKHOLDERS' EQUITY (Note 11)
  Common stock - $1 par value:
    Authorized - 20,000,000 shares
    Issued and outstanding - 1,645,258 shares
      in 2002 and 1,641,579 shares in 2001                  1,645         1,641
  Additional paid-in capital                                5,216         5,179
  Retained earnings - Restricted                            4,347         3,887
  Retained earnings                                         9,472         9,524
  Accumulated other comprehensive income                    1,067           366
                                                         --------      --------

      Total stockholders' equity                           21,747        20,597
                                                         --------      --------

      Total liabilities and stockholders' equity         $228,808      $241,472
                                                         ========      ========



See Notes to Consolidated
  Financial Statements.

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                                CONSOLIDATED STATEMENT OF INCOME
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

                                                                            Year Ended December 31
                                                                        ------------------------------
                                                                        2002         2001         2000
                                                                        ----         ----         ----
INTEREST INCOME
  Loans, including fees                                               $ 12,133     $ 15,761     $ 17,225
  Investments                                                            2,103        1,685        1,325
  Mortgage-backed securities                                               263          140          104
                                                                      --------     --------     --------
    Total interest income                                               14,499       17,586       18,654

INTEREST EXPENSE
  Deposits (Note 7)                                                      5,466        7,906        7,596
  Other borrowings                                                       2,876        3,533        4,962
                                                                      --------     --------     --------
    Total interest expense                                               8,342       11,439       12,558
                                                                      --------     --------     --------

NET INTEREST INCOME - Before provision for loan losses                   6,157        6,147        6,096

PROVISION FOR LOAN LOSSES (Note 3)                                         415          255          280
                                                                      --------     --------     --------

NET INTEREST INCOME - After provision for loan losses                    5,742        5,892        5,816

OTHER INCOME (EXPENSES)
  Service charges and other fees                                           818          740          462
  Net gain on sale of loans                                                951          782          107
  Loan servicing fees                                                      450          570          136
  Gain on sale of investment securities (Note 2)                            65          183        2,028
  Loss on sale of real estate                                              (17)        (107)         (46)
  Loss on impairment of real estate held for sale (Note 4)                  --           --         (211)
  Gain (loss) on fixed assets                                                2          (88)        (258)
  Other                                                                    116          125          158
                                                                      --------     --------     --------

    Total other income                                                   2,385        2,205        2,376

OPERATING EXPENSES
  Compensation and employee benefits (Note 12)                           4,016        3,362        2,723
  Amortization of intangible assets                                        205          239          196
  Advertising                                                              175          133          184
  Occupancy and equipment                                                1,033        1,056          868
  Data processing service bureau                                           281           76           --
  Other                                                                  1,362        1,300        1,062
                                                                      --------     --------     --------

    Total operating expenses                                             7,072        6,166        5,033
                                                                      --------     --------     --------

INCOME - Before federal income tax                                       1,055        1,931        3,159

FEDERAL INCOME TAX (Note 9)                                                285          646        1,035
                                                                      --------     --------     --------

NET INCOME                                                            $    770     $  1,285     $  2,124
                                                                      ========     ========     ========

PER SHARE DATA
  Basic earnings per share                                            $   0.47     $   0.78     $   1.29
  Fully diluted earnings per share                                        0.47         0.78         1.29
  Dividends per common share                                              0.50         0.50         0.53


See Notes to Consolidated
Financial Statements.

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                       CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                          (000S OMITTED, EXCEPT PER SHARE DATA)



                                                                                                Accumulated
                                                 Additional                ESOP      Shares        Other          Total
                                        Common    Paid-in     Retained     Debt     Acquired   Comprehensive   Stockholders'
                                        Stock     Capital     Earnings   Guaranty    by RRP    Income (Loss)      Equity
                                        ------   ----------   --------   --------   --------   -------------   -------------

BALANCE - January 1, 2000               $1,642    $5,082       $10,739    $  --      $(11)       $ 1,352           $18,804

Comprehensive income:
  Net income                                --        --         2,124       --        --             --             2,124

  Other comprehensive income:

    Unrealized appreciation on
      available-for-sale securities -
      Net of tax of $109                    --        --            --       --        --            211               211

    Less reclassification adjustment
      for realized gains included in
      net income - Net of tax of $690       --        --            --       --        --         (1,338)           (1,338)
                                                                                                               -----------

        Total comprehensive income                                                                                     997

Stock options exercised                     --         2            --       --        --             --                 2

RRP stock release                           --        38            --       --         6             --                44

Dividends paid                              --        --          (377)      --        --             --              (377)
                                        ------    ------       -------    -----      ----        -------           -------

BALANCE - December 31, 2000              1,642     5,122        12,486       --        (5)           225            19,470

Comprehensive income:

  Net income                                --        --         1,285       --        --             --             1,285

  Other comprehensive income:

    Unrealized appreciation on
      available-for-sale
      securities - Net of tax of $134       --        --            --       --        --            262               262

    Less reclassification adjustment
      for realized gains included in
      net income - Net of tax of $62        --        --            --       --        --           (121)             (121)
                                                                                                               -----------

        Total comprehensive income                                                                                   1,426

Forfeiture of shares in connection
   with RRP                                 (1)       --            --       --         1             --                --

RRP stock release                           --        57            --       --         4             --                61

Dividends paid                              --        --          (360)      --        --             --              (360)
                                        ------    ------       -------    -----      ----        -------           -------

BALANCE - December 31, 2001              1,641     5,179        13,411       --        --            366            20,597

Comprehensive income:

  Net income                                --        --           770       --        --             --               770

  Other comprehensive income:

    Unrealized appreciation on
      available-for-sale securities -
      Net of tax of $384                    --        --            --       --        --            744               744

    Less reclassification adjustment
      for realized gains included in
      net income - Net of tax of $22        --        --            --       --        --            (43)              (43)
                                                                                                                  --------

        Total comprehensive income                                                                                   1,471

Stock options exercised                      3        22            --       --        --             --                25

RRP stock release                            1        15            --       --        --             --                16

Dividends paid                              --        --          (362)      --        --             --              (362)
                                        ------    ------       -------    -----      ----        -------           -------

BALANCE - December 31, 2002             $1,645    $5,216       $13,819    $  --      $ --        $ 1,067           $21,747
                                        ======    ======       =======    =====      ====        =======           =======


See Notes to Consolidated
  Financial Statements.

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                            CONSOLIDATED STATEMENT OF CASH FLOWS
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

                                                                        Years Ended December 31,
                                                                   --------------------------------
                                                                   2002         2001           2000
                                                                   ----         ----           ----
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                     $    770     $  1,285     $   2,124
  Adjustments to reconcile net income to net cash from
    operating activities:
    Depreciation and amortization                                     676          665           576
    Provision for loan losses                                         415          255           280
    Amortization and accretion on securities                          253           47            48
    Gain on sale of investment securities                             (65)        (183)       (2,028)
    Originations of loans held for sale                           (68,631)     (78,667)      (18,712)
    Principal amount of loans sold                                 69,980       77,626        17,862
    Loss on sale of real estate                                        17          107            47
    Loss on impairment of real estate held for sale                    --           --           210
    (Gain) loss on fixed assets                                        (2)          88           258
    Change in accrued interest receivable                              27          140          (175)
    Change in other assets                                           (313)        (599)         (149)
    Change in accrued expenses and other liabilities                   91          (59)          639
    Change in deferred income taxes                                    --           84          (154)
                                                                 --------     --------     ---------

        Net cash provided by operating activities                   3,218          789           826


CASH FLOWS FROM INVESTING ACTIVITIES
  Net decrease in loans                                            24,390       42,556         4,102
  Purchase of real estate held for sale                              (676)        (150)           --
  Proceeds from sale of real estate                                 1,008          339           601
  Proceeds from maturity of available-for-sale securities           7,820        9,542            --
  Proceeds from maturity of held-to-maturity securities                --           --           249
  Proceeds from sale of securities available for sale               4,977          186         2,066
  Purchase of securities available for sale                       (35,654)     (17,166)       (2,712)
  Purchase of investment securities to be held to maturity             --           --            --
  Purchase of Federal Home Loan Bank stock                             --           --            --
  Purchase of premises and equipment                                 (286)        (873)         (836)
                                                                 --------     --------     ---------

        Net cash provided by investing activities                   1,479       34,434         3,470

CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in deposits                             (10,446)       3,767         6,365
  Dividends paid on common stock                                     (362)        (360)         (377)
  Net increase (decrease) in advances from borrowers                  (99)        (152)            4
  Additions to advances from Federal Home Loan Bank                    --       22,500       139,500
  Repayments of advances from Federal Home Loan Bank               (3,706)     (52,815)     (142,937)
  Proceeds from exercise of stock options                              25           --             2
                                                                 --------     --------     ---------

        Net cash provided by (used in) financing activities       (14,588)     (27,060)        2,557
                                                                 --------     --------     ---------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS               (9,891)       8,163         6,853

CASH AND CASH EQUIVALENTS -- Beginning of year                     24,990       16,827         9,974
                                                                 --------     --------     ---------

CASH AND CASH EQUIVALENTS -- End of year                         $ 15,099     $ 24,990     $  16,827
                                                                 ========     ========     =========

SUPPLEMENTAL CASH FLOW AND NONCASH INFORMATION
  Cash paid for income taxes                                     $    506     $    475     $     925
  Cash paid for interest on deposits and borrowings                 8,239       11,465        12,555
  Stock issued to employees                                            16           61            44



See Notes to Consolidated
  Financial Statements.

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2002, 2001, AND 2000
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE I - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

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

         DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES - Derivative instruments are recorded on the balance sheet at estimated fair value. Changes in the fair value of derivative instruments are reported each period either in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, on the type of hedge transaction.

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2002, 2001, AND 2000
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE I - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK - Most of the Company's activities are with customers located within Michigan. Note 2 discusses the types of securities in which the Company invests. Note 3 discusses the types of lending in which the Company engages. The Company does not have any significant concentrations to any one industry or customer.

         LOANS - The Company grants mortgage, commercial, and consumer loans to customers. Loans are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield.

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

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2002, 2001, AND 2000
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE I - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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

         LOANS HELD FOR SALE - The Bank routinely sells to investors its long-term fixed rate residential mortgages. These loans are identified as held for sale and are accounted for at the lower of cost or market on an aggregate basis. The lower of cost or market allowance for loans held for sale was $0 at December 31, 2002 and 2001.

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

         REAL ESTATE HELD FOR SALE - FSMC is engaged in the development and sale of real estate. Land held for sale or development is carried at cost, including development costs not in excess of fair value, less costs to sell determined on an individual project basis.

         PROPERTY AND EQUIPMENT - These assets are recorded at cost, less accumulated depreciation. The Bank uses the straight-line method of recording depreciation for financial reporting. Maintenance and repairs are charged to expense and improvements are capitalized.

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2002, 2001, AND 2000
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE I - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         CORE DEPOSIT INTANGIBLE - In connection with the purchase of certain branches, the excess of purchase price over fair value of net assets acquired has been allocated to intangible assets, which is being amortized over 5 years to 15 years. The estimated amortization expense for each period during the years ended December 31, 2003 through December 31, 2008 is approximately $200.

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

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2002, 2001, AND 2000
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE I - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         USE OF ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, and the valuation of foreclosed real estate, mortgage servicing rights, real estate held for sale, and deferred tax assets.

         STOCK COMPENSATION PLAN - The Company has a stock-based employee compensation plan, which is described more fully in Note 12. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The Company has not provided pro forma disclosures of net income and earnings per share and other disclosures, as no additional shares became vested during the periods presented.

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

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2002, 2001, AND 2000
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE I - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         Earnings per common share have been computed based on the following:

                                                       2002             2001              2000
                                                    ----------       ----------        ----------
Net income                                          $      770       $    1,285        $    2,124
                                                    ==========       ==========        ==========

Average number of common shares
   outstanding                                       1,643,966        1,641,702         1,642,181
Effect of dilutive options                              10,347            3,122                -
                                                    ----------       ----------        ----------
Average number of common shares
   outstanding used to calculate diluted
   earnings per common share                         1,654,313        1,644,824         1,642,181
                                                    ==========       ==========        ==========

         RECLASSIFICATIONS - Certain items from December 31, 2001 and 2000 have been reclassified to conform with the December 31, 2002 presentation.

         RECENT ACCOUNTING PRONOUCEMENTS - In July 2001. Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangibles (FAS 142), was issued. SFAS 142 changes the accounting treatment for goodwill effective January 1, 2002. The entire amount of intangible assets reported by the Company is attributable to core deposit intangible. Therefore, the adoption of FAS 142 has no impact on the Company.

         In December 2002, the FASB issued Statement No. 148, Accounting for Stock-based Compensation-transition and Disclosure, which amends FASB Statement No. 123, Accounting for Stock-Based Compensation. Statement No. 148 is effective for fiscal years ending after December 15, 2002. Statement No. 148 provides alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation. In addition, Statement No. 148 amends the disclosure requirements of Statement No. 123. The Company has not adopted the fair value-based method of accounting for stock-based compensation; therefore, there is no impact to the financial statements. The disclosures required by the statement have been included in the notes to the consolidated financial statements.

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2002, 2001, AND 2000
                                           (000S OMITTED, EXCEPT PER SHARE DATA)


NOTE 2 - INVESTMENT SECURITIES

     Investment securities have been classified according to management's intent. The carrying value and estimated fair value of securities at December 31, 2002 and 2001 are as follows:


                                                                                                2002
                                                                        --------------------------------------------------
                                                                                        Gross           Gross
                                                                        Amortized     Unrealized     Unrealized     Market
                                                                           Cost          Gains         Losses       Value
                                                                        ---------     ----------     ----------     ------
SECURITIES AVAILABLE FOR SALE
  U.S. Treasury securities and obligations of U.S.
    government corporations and agencies                                $ 30,940      $ 1,041        $   --         $ 31,981
  Municipal notes                                                          3,170          116            --            3,286
  Corporation securities                                                   4,488           92            --            4,580
  Mortgage-backed securities                                               6,708          224             1            6,931
  Other securities                                                            21          145            --              166
                                                                        --------      -------        ------         --------

    Total                                                               $ 45,327      $ 1,618        $    1         $ 46,944
                                                                        ========      =======        ======         ========


                                                                                                2001
                                                                        --------------------------------------------------
                                                                                        Gross           Gross
                                                                        Amortized     Unrealized     Unrealized     Market
                                                                           Cost          Gains         Losses       Value
                                                                        ---------     ----------     ----------     ------
SECURITIES AVAILABLE FOR SALE
  U.S. Treasury securities and obligations of U.S.
    government corporations and agencies                                $ 13,614      $   256        $   --         $ 13,870
  Municipal notes                                                          3,686           54            10            3,370
  Corporation securities                                                   3,403           56             5            3,454
  Mortgage-backed securities                                               1,934           43             1            1,976
  Other securities                                                            21          161            --              182
                                                                        --------      -------        ------         --------

    Total                                                               $ 22,658      $   570        $   16         $ 23,212
                                                                        ========      =======        ======         ========


ALPENA BANCSHARES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2002, 2001, AND 2000
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 2 -- INVESTMENT SECURITIES (CONTINUED)

          The amortized cost and estimated market value of securities at December 31, 2002, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties:


                                                          Amortized     Market
                                                            Cost        Value
                                                          ---------     -------
          Due in one year or less                           $ 6,706     $ 6,965
          Due after one year through five years              31,241      32,353
          Due after five years                                  672         695
                                                            -------     -------
               Subtotal                                      38,619      40,013
          Mortgage-backed securities                          6,708       6,931
                                                            -------     -------
               Total                                        $45,327     $46,944
                                                            =======     =======

          At December 31, 2002 and 2001, securities with a carrying and fair value of $4,686 and $3,112, respectively, were pledged to secure certain deposit accounts.

          Gross proceeds from the sale of available-for-sale securities during 2002, 2001, and 2000 were $4,977, $186, and $2,066, respectively, resulting in gross gains of $65, $183, and $2,028, respectively.

NOTE 3 -- LOANS

          Loans at December 31, 2002 and 2001 are summarized as follows:

                                                              2002        2001
                                                              ----        ----
          Real estate loans -- One- to four-family
            residential                                     $104,780    $135,489

          Commercial loans:
              Secured by real estate                          20,369      14,152
              Other                                            7,527       6,022
                                                            --------    --------
                   Total commercial loans                     27,896      20,174
          Consumer loans                                      19,587      21,172
                                                            --------    --------
                   Total gross loans                         152,263     176,835
          Less allowance for loan losses                         922         689
                                                            --------    --------
                   Total loans -- Net                       $151,341    $176,146
                                                            ========    ========

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------
                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                              DECEMBER 31, 2002, 2001, AND 2000
                                          (000S OMITTED, EXCEPT PER SHARE DATA)


NOTE 3 - LOANS (CONTINUED)

     Final loan maturities and rate sensitivity of the loan portfolio at December 31, 2002 are as follows:

                                                    One Year   After
                                        Less Than    to Five   Five
                                        One Year     Years     Years     Total
                                        ---------   --------  -------   --------
     Loans at fixed interest rates      $23,582     $56,489   $57,010   $137,081
     Loans at variable interest rates     8,545       6,637       --      15,182
                                        -------     -------   -------   --------
         Total                          $32,127     $63,126   $57,010   $152,263
                                        =======     =======   =======   ========


     Certain directors and executive officers of the Company were loan customers during 2002 and 2001. Such loans were made in the ordinary course of business and do not involve more than a normal risk of collectibility. An analysis of aggregate loans outstanding to directors and executive officers for the years ended December 31, 2002 and 2001 is as follows:

                                                        2002           2001
                                                       -----          -----
     Aggregate balance - January 1                     $ 716          $ 872

     New loans                                           817            212
     Repayments                                         (552)          (368)
                                                       -----          -----
     Aggregate balance - December 31                   $ 981          $ 716
                                                       =====          =====

     The Bank did not have any impaired loans in 2002, 2001, or 2000.

     An analysis of the allowance for loan losses is as follows:

                                                        2002     2001    2000
                                                       -----    -----   -----
     Balance - Beginning of year                       $ 689    $ 649   $ 448

     Provision for losses                                415      255     280
     Loans - Charged off                                (234)    (289)   (106)
     Recoveries                                           52       74      27
                                                       -----    -----   -----
     Balance - End of year                             $ 922    $ 689   $ 649
                                                       =====    =====   =====

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2002, 2001, AND 2000
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 4 - REAL ESTATE HELD FOR SALE

         In 2000, the real estate held for sale was determined to be impaired and was written down to fair value. The valuation allowance on this project, which was determined based on recent sales of comparable real estate and existing real estate listings, was approximately $102 and $170 at December 31, 2002 and 2001, respectively.

NOTE 5 - PROPERTY AND EQUIPMENT

         A summary of property and equipment for the years ended December 31, 2002 and 2001 is as follows:

                                                                  2002         2001
                                                               ----------   -----------
Land                                                            $    838      $    838
Land improvements                                                     21            20
Buildings                                                          3,243         3,125
Equipment                                                          2,745         2,484
                                                               ----------    ----------
           Total property and equipment                            6,847         6,467



Less accumulated depreciation                                      2,086         1,623
                                                               ----------    ----------

           Net property and equipment                           $  4,761      $  4,844
                                                               ==========    ==========

NOTE 6 - SERVICING

         Loans serviced for others are not included in the accompanying consolidated statement of financial condition. The unpaid principal balances of mortgage and other loans serviced for others were $119,651 and $82,123 at December 31, 2002 and 2001, respectively.

         The balance of capitalized servicing rights, net of valuation allowance, is included in other assets at December 31, 2002 and 2001.

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2002, 2001, AND 2000
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 6 -- SERVICING (CONTINUED)

          The following summarizes mortgage servicing rights capitalized and amortized, along with the aggregate activity in related valuation allowances:

                                                              2002        2001
                                                              ----        -----
          Carrying amount -- Beginning of year               $ 630       $ 145
          Originated mortgage servicing rights capitalized     557         629
          Amortization of mortgage servicing rights           (318)       (144)
                                                             -----       -----
               Subtotal                                        869         630
          Valuation allowances:
               Balance at beginning of year                     --          --
               Additions                                        --          --
               Reductions                                       --          --
               Write-downs                                      --          --
                                                             -----       -----
               Balance at end of year                        $ 869       $ 630
                                                            ======       =====


NOTE 7 -- DEPOSITS

          Deposit accounts, by type and range of rates at December 31, 2002 and 2001, consist of the following:


                   Account Type                               2002        2001
          -----------------------------------------------     ----        ----
          Noninterest-bearing demand                        $  5,418    $  3,422
          NOW accounts and MMDA                               23,115      22,126
          Regular savings accounts                            32,198      30,922
                                                            --------    --------
                   Total                                      60,731      56,470


                   Certificate of Deposit Rates
          -----------------------------------------------


          0.50 percent to 1.99 percent                        19,670       2,399
          2.00 percent to 2.99 percent                        11,537       6,729
          3.00 percent to 3.99 percent                        11,111      21,037
          4.00 percent to 4.99 percent                        13,576      10,555
          5.00 percent to 6.99 percent                        34,394      62,037
          7.00 percent to 8.99 percent                         5,073       7,311
                                                            --------    --------
                   Total certificate of deposits              95,361     110,068
                                                            --------    --------
                   Total deposits                           $156,092    $166,538
                                                            ========    ========

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2002, 2001, AND 2000
                                           (000S OMITTED, EXCEPT PER SHARE DATA)


NOTE 7 - DEPOSITS (CONTINUED)

Certificates of deposit $100,000 or greater at December 31, 2002 and 2001 were $18,613 and $24,562, respectively.

The following table sets forth the amount and maturities of certificates of deposit at December 31, 2002:


                                                       Amount Due
                      ------------------------------------------------------------------------
                                                                           Greater
                      Less than      1-2          2-3          3-5           than
Rate                   1 Year       Years        Years        Years        5 Years    Total
----                  ---------     -----        -----        -----        -------    -----
0.50 percent to
  1.99 percent        $19,069      $   570       $   31       $     -      $    -      $19,670
2.00 percent to
  2.99 percent          5,217        4,712        1,538            70           -       11,537
3.00 percent to
  3.99 percent          7,970          566          463         2,082          30       11,111
4.00 percent to
  4.99 percent            994        2,856          377         8,999         350       13,576
5.00 percent to
  6.99 percent         15,222        6,188        3,899         3,516       5,569       34,394
7.00 percent to
  8.99 percent          2,007          354        1,267           119       1,326        5,073
                      -------      -------       ------       -------      ------      -------

    Total             $50,479      $15,246       $7,575       $14,786      $7,275      $95,361
                      =======      =======       ======       =======      ======      =======


Interest expense on deposits for the years ended December 31, 2002, 2001, and 2000 is summarized as follows:

                                  2002       2001       2000
                                  ----       ----       ----
NOW and MMDAs                    $  288      $  132     $  488
Regular savings                     363       5,723        737
Certificates of deposit           4,815       2,051      6,371
                                 ------      ------     ------

  Total                          $5,466      $7,906     $7,596
                                 ======      ======     ======


Deposits from related parties held by the Bank at December 31, 2002 and 2001 amounted to $170 and $149, respectively.

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2002, 2001, AND 2000
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

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

         The advances are subject to prepayment penalties subject to the provisions and conditions of the credit policy of the Federal Home Loan Bank. Future maturities of the advances are as follows:

         Years Ending                       Weighted Average
         December 31         Amount          Interest Rate
         ------------        ------         ----------------
            2003             $12,112             5.31
            2004               4,802             6.02
            2005              11,000             6.15
            2008               4,500             5.62
            2010              16,000             5.66
                             -------
                   Total     $48,414             5.72
                             =======

NOTE 9 - FEDERAL INCOME TAX

         The analysis of the consolidated provision for federal income tax for the years ended December 31, 2002, 2001, and 2000 is as follows:

                                          2002      2001       2000
                                          ----      ----       ----
         Current provision                $285      $562      $1,189
         Deferred provision (credit)        -         84        (154)
                                          ----      ----      ------
                    Total                 $285      $646      $1,035
                                          ====      ====      ======

         A reconciliation of the federal income tax expense and the amount computed by applying the statutory federal income tax rate (34 percent) to income before federal income tax for the years ended December 31, 2002, 2001, and 2000 is as follows:

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2002, 2001, AND 2000
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 9 -- FEDERAL INCOME TAX (CONTINUED)

                                                              2002        2001       2000
                                                              ----        ----       ----
          Tax at statutory rate                               $359        $657      $1,074
          Nontaxable dividend                                   (8)        (19)        (32)
          Tax-exempt interest                                  (24)        (16)         --
          Other                                                (42)         24          (7)
                                                              ----        ----      ------
                  Federal income tax                          $285        $646      $1,035
                                                              ====        ====      ======

          The net deferred tax liability was comprised of the following temporary differences at December 31, 2002 and 2001:

                                                                          2002       2001
                                                                          ----       ----
          Deferred tax assets:
              Allowance for loan losses                                  $  282    $  206
              Valuation allowance for real estate held for sale              35        58
              Deferred compensation -- Key employees                         24        21
              Directors' benefit plan                                       189       156
                                                                         ------    ------
                  Total deferred tax assets                                 530       441

          Valuation allowance for deferred tax assets                        --        --

          Deferred tax liabilities:
              Bad debt recapture                                             24        48
              Mortgage servicing rights                                     295       211
              Partnership losses                                             58        54
              Depreciation                                                  306       279
              Other                                                          14        16
              Unrealized gains on available-for-sale securities             550       188
                                                                         ------    ------
                   Total deferred tax liabilities                         1,247       796
                                                                         ------    ------
                   Net deferred tax liability                            $  717    $  355
                                                                         ======    ======

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2002, 2001, AND 2000
                                           (000S OMITTED, EXCEPT PER SHARE DATA)


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

         A deferred tax liability has not been recognized for the tax bad debt base year reserves of the Bank. The base year reserves are the balance of reserves as of December 31, 1987. At December 31, 2002, the amount of those reserves was approximately $60. The amount of the unrecognized deferred tax liability at December 31, 2002 was approximately $20.

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

         At December 31, 2002 and 2001, the following financial instruments were outstanding whose contract amounts represent credit risk:

                                                                    Contract Amount
                                                                ----------------------
                                                                   2002         2001
                                                                ---------    ---------
Commitments to grant loans                                      $  33,363    $  12,547
Unfunded commitments under lines of credit                         11,223       11,789
Commercial and standby letters of credit                              250           12

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2002, 2001, AND 2000
                                           (000S OMITTED, EXCEPT PER SHARE DATA)


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

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2002, 2001, AND 2000
                                           (000S OMITTED, EXCEPT PER SHARE DATA)


NOTE 11 - STOCKHOLDERS' EQUITY

         The Company declared $.50, $.50, and $.525 regular cash dividends on its shares of common stock for the years ended December 31, 2002, 2001, and 2000, respectively. Payment of dividends on the common stock is subject to determination and declaration by the Board of Directors and depends on a number of factors, including capital requirements, regulatory limitation on payment of dividends, the Bank's results of operations and financial condition, tax considerations, and general economic conditions.

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

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2002, 2001, AND 2000
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 11 -- STOCKHOLDERS' EQUITY (CONTINUED)

           The Bank is subject to various regulatory capital requirements administered by the OTS. Failure to meet certain capital requirements can initiate certain mandatory and possibly additional discretionary action by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators regarding components, risk-weightings, and other factors.

           As of December 31, 2002 and 2001, the OTS categorized the Bank as "well-capitalized" per definition of 12 CFR Section 565.4(b)(1). To be categorized as well-capitalized, the Bank must maintain minimum total risk-based, tier I risk based, and tangible equity ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's categorization.


                                                                                                        To be Categorized as
                                                                                                       Well-capitalized Under
                                                                                    For Capital           Prompt Corrective
                                                               Actual            Adequacy Purposes        Action Provisions
                                                         -----------------      ------------------     ----------------------
                                                         Amount      Ratio      Amount       Ratio     Amount         Ratio
                                                         ------      -----      ------       -----     ------         -----
           December 31, 2002:
             Total capital (to risk-weighted assets)     $19,137     15.95%     $ 9,596       8.00%     $11,995       10.00%
             Tier I capital (to risk-weighted assets)    $18,149     15.13%     $ 4,798       4.00%     $ 7,197        6.00%
             Tangible capital (to tangible assets)       $18,149      8.08%     $ 3,370       1.50%     $ 4,493        2.00%


           December 31, 2001:
             Total capital (to risk-weighted assets)     $17,974     13.11%     $10,972       8.00%     $13,715       10.00%
             Tier I capital (to risk-weighted assets)    $17,212     12.55%     $ 5,486       4.00%     $ 8,229        6.00%
             Tangible capital (to tangible assets)       $17,212      7.24%     $ 3,566       1.50%     $ 4,755        2.00%

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2002, 2001, AND 2000
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

 NOTE 12 - EMPLOYEE BENEFIT PLANS

         RETIREMENT PLANS


         The Bank is a participant in the multiemployer Financial Institutions Retirement Fund (FIRF or the "Plan"), which covers substantially all of its officers and employees. The defined benefit plan covers all employees who have completed one year of service, attained age 21, and worked at least 1,000 hours during the year. Normal retirement age is 65, with reduced benefits available at age 55. The Bank's contributions are determined by FIRF and generally represent the normal cost of the Plan. Specific Plan assets and accumulated benefit information for the Bank's portion of the Plan are not available. Under the Employee Retirement Income Security Act of 1974 (ERISA), a contributor to a multiemployer pension plan may be liable in the event of complete or partial withdrawal for the benefit payments guaranteed under ERISA. The Bank was fully funded in the Plan as of December 31, 2002. The expense of the Plan allocated to the Bank for the years ended December 31, 2002, 2001, and 2000 was $212, $168, and $137, respectively.

         The Bank has a Section 401(k) savings plan covering substantially all of its employees who meet certain age and service requirements. Under the plan, the Bank matches 50 percent of participant contributions up to 3 percent of each participant's compensation during the year. This contribution is dependent upon availability of sufficient net earnings from current or prior years. Additional contributions may be made as approved by the Board of Directors. The expense under the plan for the years ended December 31, 2002, 2001, and 2000 was $64, $56, and $47,
         respectively.

         The Bank has a nonqualified deferred compensation plan for its directors. Through 1998, each director could voluntarily defer all or part of his or her director's fees to participate in the program. The plan is currently unfunded and amounts deferred are unsecured and remain subject to claims of the Bank's general creditors. Directors are paid once they reach normal retirement age or sooner for reason of death, total disability, or termination. The Bank may terminate the plan at any time. The amount recorded under the plan totaled approximately $550 and $460 at December 31, 2002 and 2001, respectively. The expense associated with the plan was $90, $77, and $67 for the years ended December 31, 2002, 2001, and 2000, respectively.

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2002, 2001, AND 2000
                                           (000S OMITTED, EXCEPT PER SHARE DATA)


 NOTE 12 - EMPLOYEE BENEFIT PLANS (CONTINUED)

         EMPLOYEE STOCK OWNERSHIP PLAN

         Effective January 1, 1994. the Bank implemented an employee stock ownership plan (ESOP). The ESOP covers substantially all employees who have completed one year of service, attained age 21, and worked at least 1,000 hours during the year. To fund the ESOP, the Bank borrowed $480 from an outside party to purchase 48,000 shares of the Company's common stock at $10 per share. The ESOP note was payable quarterly with interest at the prime rate and was retired in 1999. All shares were allocated as of December 31, 1999. Compensation expense is measured by the fair value of ESOP shares allocated to participants during a fiscal year. There was no compensation expense for the years ended December 31, 2002, 2001, and 2000.

         STOCK AWARD PLAN

         The 1996 Recognition and Retention Plan for employees and outside directors authorized the issuance of authorized, but unissued shares of common stock of the Company in an aggregate amount of 27,600 shares of common stock, of which 17,940 shares were available to be awarded to employees and 9,660 shares were available to be awarded to non-employee directors. Restricted stock awards are nontransferable and non-assignable. Awards to non-employee directors vest at the rate of 20 percent of the amount awarded commencing one year from the date of the award, which was April 17, 1996. Awards to executive officers and employees would become fully vested upon termination of employment or service due to death, disability, or normal retirement. Upon termination of employment or service for any other reason, unvested shares are forfeited. A provision of $16, $15, and $54 was charged to expense for the years ended December 31, 2002, 2001, and 2000, respectively.

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2002, 2001, AND 2000
                                           (000S OMITTED, EXCEPT PER SHARE DATA)




 NOTE 12 - EMPLOYEE BENEFIT PLANS (CONTINUED)

         A summary of shares relating to the Recognition and Retention Plan is as follows:

         Outstanding -January 1, 2000                              10,600
           Vested in 2000                                          (5,687)
           Forfeited in 2000                                         (200)
           Available to be re-awarded                                 200
                                                                ---------

         Outstanding - December 31, 2000                            4,913
           Vested in 2001                                          (3,472)
           Forfeited in 2001                                         (621)
           Available to be re-awarded                                 621
                                                                ---------

         Outstanding - December 31, 2001                            1,441
           Vested in 2002                                              --
           Forfeited in 2002                                           --
           Re-awarded in 2002                                      (1,199)
                                                                ---------

         Outstanding - December 31, 2002                              242
                                                                =========

         STOCK OPTION PLAN

         The 1996 stock option plan for certain employees and nonemployee directors authorized the grant of stock options and limited rights to purchase 69,000 shares of common stock of the Company. Pursuant to the stock option plan, grants may be made of incentive stock options, nonstatutory stock options, and limited rights. Nonemployee directors are only eligible to receive nonstatutory options. Under the terms of the plan, fully vested incentive stock options have been granted at fair market value as of the date of the grant that are exercisable any time prior to 10 years from the grant date. Nonstatutory stock options have been granted at fair market value on the date the option is granted and are exercisable prior to 10 years from the date of grant. None of the options granted in 2002 have vested as of December 31, 2002.

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2002, 2001, AND 2000
                                           (000s OMITTED, EXCEPT PER SHARE DATA)


NOTE 12 - EMPLOYEE BENEFIT PLANS (CONTINUED)


                                               2002                          2001                           2000
                                     -------------------------      ------------------------      ------------------------
                                                      Weighted                      Weighted                      Weighted
                                                      Average                       Average                       Average
                                      Number of       Exercise      Number of       Exercise      Number of       Exercise
                                        Shares          Price         Shares         Price         Shares          Price
                                      ---------       --------      ---------       --------      ---------       --------
Options outstanding at
  beginning of year                   39,513          $ 9.85        46,256          $10.03         60,589          $ 9.94
Options granted                        7,000           13.75            --              --             --              --
Options exercised                     (2,480)             10            --              --           (200)           9.63
Options forfeited                     (3,000)          12.38        (6,743)          11.07        (14,133)           9.63
                                      ------                        ------                        -------

Options outstanding at
  end of year                         41,033           10.35        39,513            9.85         46,256           10.03
                                      ======                        ======                        =======

Exercisable at end of year            36,033            9.88        39,513            9.85         46,256           10.03

Weighted average estimated fair
  value of options granted during
  the year                                            $ 1.04                           N/A                            N/A
                                                      ======


The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                 Year Ended December 31
                                         -----------------------------------
                                         2002             2001          2000
                                         ----             ----          ----
Dividend yield                            7.0%            N/A           N/A
Expected life                             8.0  years      N/A           N/A
Expected volatility                      19.7%            N/A           N/A
Risk-free interest rate                   4.0%            N/A           N/A


ALPENA BANCSHARES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2002, 2001, AND 2000
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 12 -- EMPLOYEE BENEFIT PLANS (CONTINUED)

           Information pertaining to options outstanding at December 31, 2002 is as follows (000s omitted):




                                            Options Outstanding                            Options Exercisable
                               -------------------------------------------      ------------------------------------------
                                                  Weighted-                                      Weighted-
                                                   Average      Weighted-                         Average        Weighted-
                                                  Remaining      Average                         Remaining        Average
                                 Number          Contractual     Exercise         Number         Contractual       Exercise
           Exercise Prices     Outstanding     Life (in years)    Price         Exercisable    Life (in years)     Price
           ---------------     -----------     ---------------  ---------       -----------    ---------------   ---------

             $ 9.625              11,885              3.45       $ 9.625            11,885            3.45         $ 9.625
              10.00               24,148              3.30         10.00            24,148            3.30           10.00
              13.75                5,000              9.24         13.75                --                              --
                               ---------                                        ----------

                      Total       41,033              4.06       $10.348            36,033            9.88
                               =========                                        ==========

NOTE 13 -- FAIR VALUES OF FINANCIAL INSTRUMENTS

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

           The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

           CASH AND CASH EQUIVALENTS -- The carrying amounts of cash and short-term instruments approximate fair values.

           SECURITIES -- Fair values for securities, excluding Federal Home Loan Bank stock, are based on quoted market prices. The carrying value of Federal Home Loan Bank stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank.

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2002, 2001, AND 2000
                                           (000S OMITTED, EXCEPT PER SHARE DATA)


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

           DEPOSIT LIABILITIES - The fair values disclosed for demand deposits (e.g., interest and noninterest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

           LONG-TERM BORROWINGS - The fair values of the Company's long-term borrowings are estimated using discounted cash flow analyses based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

           ACCRUED INTEREST - The carrying amounts of accrued interest approximate fair value.

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                DECEMBER 31, 2002,2001, AND 2000
                                           (000S OMITTED, EXCEPT PER SHARE DATA)



NOTE 13 - FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

         The estimated fair values and related carrying or notional amounts of the Company's financial instruments are as follows (000s omitted):


                                                                  2002                      2001
                                                        ------------------------   -----------------------
                                                        Carrying     Estimated     Carrying     Estimated
                                                         Amounts     Fair Value     Amounts     Fair Value
                                                        ------------------------   -----------------------
         Financial assets:
              Cash and cash equivalents                  $ 15,099      $ 15,099     $ 24,990     $ 24,990
              Securities                                   46,944        46,944       23,212       23,212
              Loans and loans held for sale - Net         151,883       156,013      178,037      184,574
              Federal Home Loan Bank stock                  4,294         4,294        4,294        4,294
              Accrued interest receivable                   1,323         1,323        1,350        1,350

         Financial liabilities:
              Customer deposits                           156,092       160,895      166,538      168,518
              Advances from borrowers for
                 taxes and insurance                            4             4          103          103
              Federal Home Loan Bank advances              48,414        53,485       52,120       56,071
              Accrued interest payable                        344           344          240          240



NOTE 14 - RESTRICTIONS ON DIVIDENDS

         OTS regulations impose limitations upon all capital distributions including cash dividends. The total amount of dividends that may be paid is generally limited to the sum of the net profits of the bank for the preceding three years. An application to and the approval of the OTS is required prior to any capital distribution if the institution does not meet the criteria for "expedited treatment" of applications under OTS regulations. If an application is not required, the institution must still provide prior notice to the OTS of the capital distribution. In the event the Bank's capital falls below its regulatory requirements or the OTS notifies it that it was in need of more than normal supervision, the Bank's ability to make capital distributions could be restricted. In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice. At December 31, 2002, the Bank's retained earnings available for the payment of dividends totaled $2,940. Accordingly, $18,758 of the Company's investment in the Bank was restricted at December 31, 2002.

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2002, 2001, AND 2000
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 15 - PARENT-ONLY FINANCIAL STATEMENTS

          The following represents the condensed financial statements of Alpena Bancshares, Inc. ("Parent") only. The Parent-only financial information should be read in conjunction with the Company's consolidated financial statements.

          The condensed balance sheet at December 31, 2002 and 2001 is as follows:

                                                          2002           2001
                                                         -------        -------
                                  ASSETS

          Cash at subsidiary bank                        $    90        $    22
          Investment in subsidiary                        21,698         20,644
          Other assets                                        13            -
                                                         -------        -------
            Total assets                                 $21,801        $20,666
                                                         =======        =======

                   LIABILITIES AND STOCKHOLDERS' EQUITY

          Liabilities                                    $    54        $    69
          Stockholders' equity                            21,747         20,597
                                                         -------        -------
            Total liabilities and stockholders' equity   $21,801        $20,666
                                                         =======        =======

          The condensed statement of operations for the years ended December 31, 2002 and 2001 are as follows:

                                                          2002           2001
                                                         -------        -------
          Dividend income                                $   459        $   400
          Operating expense                                   64             67
                                                         -------        -------
          Income before income taxes and equity in
            undistributed net income of subsidiary           395            333
          Income tax benefit                                  22             23
                                                         -------        -------
          Income before equity in undistributed net
            income of subsidiary                             417            356
          Equity in undistributed net income of
            subsidiary                                       353            929
                                                         -------        -------
          Net income                                     $   770        $ 1,285
                                                         =======        =======

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2002, 2001, AND 2000
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 15 -- PARENT-ONLY FINANCIAL STATEMENTS (CONTINUED)

           The condensed statement of cash flows for the years ended December 31, 2002 and 2001 is as follows:

                                                                            2002        2001
                                                                            ----        ----
           CASH FLOWS FROM OPERATING ACTIVITIES
              Net Income                                                    $ 770      $1,285
              Adjustments to reconcile net income to net cash
                 from operating activities:
                     Equity in undistributed net income of subsidiary        (353)       (929)
                     Net change in other assets                               (13)         --
                     Net change in other liabilities                            1         (21)
                                                                            -----       -----
                        Net cash provided by operating activities             405         335

           CASH FLOWS FROM FINANCING ACTIVITIES
              Proceeds from exercise of stock options                          25          --
              Dividends paid                                                 (362)       (360)
                                                                            -----       -----
                        Net cash used in financing activities                 337         360
                                                                            -----       -----
           NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                68         (25)

           CASH AND CASH EQUIVALENTS -- Beginning of year                      22          47
                                                                            -----       -----
           CASH AND CASH EQUIVALENTS -- End of year                         $  90       $  22
                                                                            =====       =====

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2002, 2001, AND 2000
                                           (000S OMITTED, EXCEPT PER SHARE DATA)


NOTE 16 - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following tables summarize the Company's quarterly results for the fiscal years ended December 31, 2002 and 2001:



                                                            For the Three-month Periods Ending
                                                  -------------------------------------------------------
                                                  March 31,     June 30,    September 30,    December 31,
                                                    2002          2002          2002            2002
                                                  ---------     --------    -------------    ------------
Interest income                                   $   3,747     $  3,691    $       3,661    $      3,400
Interest expense                                      2,300        2,142            2,038           1,862
                                                  ---------     --------    -------------    ------------

Net interest income                                   1,447        1,549            1,623           1,538
Provision for losses on loans                            75           75               75             190
Other income                                            596          376              828             585
Other expenses                                        1,825        1,622            1,936           1,689
                                                  ---------     --------    -------------    ------------

Income - Before income taxes                            143          228              440             244
Federal income taxes                                     52           81              155              (3)
                                                  ---------     --------    -------------    ------------
Net income                                        $      91     $    147    $         285    $        247
                                                  =========     ========    =============    ============
Basic earnings per share                          $    0.06     $   0.09    $        0.17    $       0.15
Fully diluted earnings per share                  $    0.06     $   0.09    $        0.17    $       0.15
Weighted average number of shares outstanding         1,642        1,644            1,644           1,645
Weighted average number of shares outstanding,
   including dilutive stock options                   1,653        1,656            1,657           1,654
Cash dividends declared per common share          $   0.125     $  0.125    $       0.125    $      0.125

                                                            For the Three-month Periods Ending
                                                  -------------------------------------------------------
                                                  March 31,     June 30,    September 30,    December 31,
                                                    2001          2001          2001            2001
                                                  ---------     --------    -------------    ------------
Interest income                                   $   4,669     $  4,504    $       4,304    $      4,109
Interest expense                                      3,123        2,923            2,790           2,603
                                                  ---------     --------    -------------    ------------

Net interest income                                   1,546        1,581            1,514           1,506
Provision for losses on loans                            45           60               75              75
Other income                                            379          540              556             730
Other expenses                                        1,361        1,531            1,600           1,674
                                                  ---------     --------    -------------    ------------

Income - Before income taxes                            519          530              395             487
Federal income taxes                                    184          193              148             121
                                                  ---------     --------    -------------    ------------
Net income                                        $     335     $    337    $         247    $        336
                                                  =========     ========    =============    ============
Basic earnings per share                          $    0.20     $   0.21    $        0.15    $       0.22
Fully diluted earnings per share                  $    0.20     $   0.21    $        0.15    $       0.22
Weighted average number of shares outstanding         1,642        1,642            1,642           1,642
Weighted average number of shares outstanding,
   including dilutive stock options                   1,642        1,642            1,643           1,653
Cash dividends declared per common share          $   0.125     $  0.125    $       0.125    $      0.125

ALPENA BANCSHARES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2002, 2001, AND 2000
                                           (000S OMITTED, EXCEPT PER SHARE DATA)



NOTE 17 - SUBSEQUENT EVENT


         On February 28, 2003, the Company entered into an agreement to purchase an insurance agency. The purchase price was approximately $2.4 million in cash. The agreement allows for an additional $900,000 in payments if certain financial results are achieved over the next three years. The purchase is subject to regulatory approval and is expected to be approved by May 1, 2003.

                       DIRECTORS AND EXECUTIVE OFFICERS OF
         ALPENA BANCSHARES, INC. AND FIRST FEDERAL OF NORTHERN MICHIGAN

DIRECTORS-

         James C. Rapin was elected as the Chairman of the Board of Directors of the Company and the Bank in March 2002. He has been a director of the Bank since 1985, and a director of the Company since its formation in November 2000, and had been Vice Chairman of the Board since April 2001. Mr. Rapin is a pharmacist with LeFave Pharmacy, Alpena, Michigan.

         Gary W. Bensinger was elected as the Vice Chairman of the Board of Directors of the Company and the Bank in March 2002. He has been a director of the Bank since 1985, and a director of the Company since its formation in November 2000. Mr. Bensinger is owner of Bensinger's Western Auto Store in Alpena, Michigan.

         Martin A. Thomson was named Acting President and Chief Executive Officer of the Company and Bank in May 2001 and later named President and Chief Executive Officer in October 2001. Mr. Thomson previously held the position of President and Chief Executive Officer of Presque Isle Electric and Gas Co-op., Onaway, Michigan. Mr. Thomson has been a director of the Bank since 1986, and a director of the Company since its formation in November 2000.

         Keith D. Wallace is the senior partner of the law firm of Isackson and Wallace, P.C., located in Alpena, Michigan. Mr. Wallace has acted as general counsel to the Bank since 1988. Mr. Wallace has been a director of the Bank since 1988, and a director of the Company since its formation in November 2000.

         Gary C. VanMassenhove is a partner in VanMassenhove, Kearly, Taphouse & Faulman, CPAs. Mr. VanMassenhove has been a Certified Public Accountant for 31 years. He has been a director of the Company and the Bank since September 2001.

         Thomas R. Townsend is the President of the R.A. Townsend Co., a plumbing, heating and air conditioning distributor located in Alpena, Michigan, where he has been employed for the past 26 years. Mr. Townsend has been a director of the Company and the Bank since April 2002.

 EXECUTIVES OFFICERS WHO ARE NOT DIRECTORS-

         Jerome W. Tracey was named Senior Vice President, Senior Lender of the Company and the Bank in September 2001, after serving as Vice President of Commercial Services since joining the Bank in November 1999. Prior to joining the Bank, Mr. Tracey served as Vice President of Commercial Lending for National City Bank, Alpena, Michigan, a position he held since 1996. Mr. Tracey has been in the banking profession since 1981.

         Debra S. Weiss was named Senior Vice President, Retail Banking of the Bank in August 2002, after serving as Vice President, Retail Services of the Bank since September 2001, and serving as the Gaylord Branch Manager since joining the Bank in May 2001, Prior to joining the Bank, Ms. Weiss served as Secondary Market Officer and Compliance Officer for Alden State Bank, Alden, Michigan. Ms. Weiss was employed as a Compliance Specialist Examiner for the Office of Comptroller of the Currency from 1998 - 1999, and she held various officer positions with First National Bank, Gaylord, Michigan from 1992 - 1998.

         Michael W. Mahler was named Chief Financial Officer and Treasurer of the Company and the Bank in November 2002. Prior to this, Mr. Mahler was employed for two years by the Besser Company, in Alpena, Michigan, which is an international producer of concrete products equipment, where he served as their Corporate Controller. He was previously employed for ten years by LTV Steel Company, where he was a financial analyst in East Chicago, Indiana for seven years and for three years he was the controller of a division in Northeastern Michigan.

         Joseph W. Gentry II was named Vice President, Human Resources of the Bank in February 2002, after serving as Director of Human Resources since joining the Bank in October 2001. Prior to joining the Bank, Mr. Gentry served as Manager - Industrial Relations / Safety for Lafarge - Presque Isle Corporation, producer of chemical grade and aggregate limestone for the construction and building materials market, since 1991, and was employed by Besser Company, an international producer of concrete products equipment, from 1973 to 1991 as Personnel Manager/Safety Director. All previous employers are in the Alpena, Michigan area. Mr. Gentry has taught economics at Alpena Community College as an adjunct professor for the past 16 years.

         James I. Malaski is Corporate Secretary of the Company and the Bank, and is also Vice President of Corporate Relations of the Bank. Mr. Malaski joined the Banks as Vice President in 1983 and was appointed Secretary of the Bank in October 1999. He has been Secretary of the Company since its formation in November 2000. Mr. Malaski has previously filled the positions of Executive Vice President and Chief Operations Officer for the Bank.

         Sherri K. Quay was named Vice President, Lending of the Bank July 2002. Prior to joining the Bank, Mrs. Quay served for three years as Vice President, Mortgages at First National Bank of Gaylord, Gaylord, Michigan. Mrs. Quay was employed at First National for 18 years. She has been involved with many civic and charitable organizations in the Gaylord area during her 19 years in banking.



                             STOCKHOLDER INFORMATION


         The Annual Meeting of Stockholders will be held at 1:00 p.m., April 16, 2003 at the Thunder Bay Recreational Center, 701 Woodward Avenue, Alpena, Michigan.

 Stock Listing

         The Company's common stock is traded on the over-the-counter (O.T.C.) bulletin board under the symbol ALPN.

 Price Range of Common Stock

         The following sets forth the quarterly high and low sales price per share during each of the four quarters in 2001 and 2002.



                                              High /Low
                     2001     Quarter 1     $ 9.06/$ 8.50
                     2001     Quarter 2     $10.35/$ 8.87
                     2001     Quarter 3     $15.00/$10.10
                     2001     Quarter 4     $12.95/$12.25
                     2002     Quarter 1     $15.00/$12.10
                     2002     Quarter 2     $16.00/$13.20
                     2002     Quarter 3     $16.00/$14.00
                     2002     Quarter 4     $14.30/$12.70

GENERAL COUNSEL                                INDEPENDENT AUDITOR

Isackson & Wallace, P.C.                       Plante & Moran, LLP
114 S. Second Avenue                           2601 Cambridge Ct.
Alpena, MI 49707                               Auburn Hills, Michigan 48326

SPECIAL COUNSEL                                TRANSFER AGENT

Luse Gorman Pomerenk & Schick                  Registrar and Transfer Company
5335 Wisconsin Avenue, N.W.                    10 Commerce Drive
Suite 400                                      Cranford, New Jersey 07016
Washington, D.C. 20015                         800-346-6084


ANNUAL REPORT ON FORM 10-KSB

         A COPY OF THE COMPANY'S FORM 10-KSB FOR THE YEAR ENDED DECEMBER 31, 2002 WILL BE FURNISHED WITHOUT CHARGE UPON WRITTEN REQUEST TO JAMES I. MALASKI, CORPORATE SECRETARY, ALPENA BANCSHARES, INC., 100 S. SECOND AVENUE, ALPENA, MICHIGAN 49707.

                      (THIS PAGE INTENTIONALLY LEFT BLANK)