Form 10KSB/A, Exhibit 13
period 2002-12-31
ALPENA BANCSHARES INC
filed 2003-04-29
CIK 1128227

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
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

                                                                        Years Ended December 31,
                                                                   --------------------------------
                                                                   2002         2001           2000
                                                                   ----         ----           ----
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                     $    770     $  1,285     $   2,124
  Adjustments to reconcile net income to net cash from
    operating activities:
    Depreciation and amortization                                     676          665           576
    Provision for loan losses                                         415          255           280
    Amortization and accretion on securities                          253           47            48
    Gain on sale of investment securities                             (65)        (183)       (2,028)
    Originations of loans held for sale                           (68,631)     (78,667)      (18,712)
    Principal amount of loans sold                                 69,980       77,626        17,862
    Loss on sale of real estate                                        17          107            47
    Loss on impairment of real estate held for sale                    --           --           210
    (Gain) loss on fixed assets                                        (2)          88           258
    Change in accrued interest receivable                              27          140          (175)
    Change in other assets                                           (313)        (599)         (149)
    Change in accrued expenses and other liabilities                   91          (59)          639
    Change in deferred income taxes                                    --           84          (154)
                                                                 --------     --------     ---------

        Net cash provided by operating activities                   3,218          789           826


CASH FLOWS FROM INVESTING ACTIVITIES
  Net decrease in loans                                            24,390       42,556         4,102
  Purchase of real estate held for sale                              (676)        (150)           --
  Proceeds from sale of real estate                                 1,008          339           601
  Proceeds from maturity of available-for-sale securities           7,820        9,542            --
  Proceeds from maturity of held-to-maturity securities                --           --           249
  Proceeds from sale of securities available for sale               4,977          186         2,066
  Purchase of securities available for sale                       (35,654)     (17,166)       (2,712)
  Purchase of investment securities to be held to maturity             --           --            --
  Purchase of Federal Home Loan Bank stock                             --           --            --
  Purchase of premises and equipment                                 (386)        (873)         (836)
                                                                 --------     --------     ---------

        Net cash provided by investing activities                   1,479       34,434         3,470

CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in deposits                             (10,446)       3,767         6,365
  Dividends paid on common stock                                     (362)        (360)         (377)
  Net increase (decrease) in advances from borrowers                  (99)        (152)            4
  Additions to advances from Federal Home Loan Bank                    --       22,500       139,500
  Repayments of advances from Federal Home Loan Bank               (3,706)     (52,815)     (142,937)
  Proceeds from exercise of stock options                              25           --             2
                                                                 --------     --------     ---------

        Net cash provided by (used in) financing activities       (14,588)     (27,060)        2,557
                                                                 --------     --------     ---------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS               (9,891)       8,163         6,853

CASH AND CASH EQUIVALENTS -- Beginning of year                     24,990       16,827         9,974
                                                                 --------     --------     ---------

CASH AND CASH EQUIVALENTS -- End of year                         $ 15,099     $ 24,990     $  16,827
                                                                 ========     ========     =========

SUPPLEMENTAL CASH FLOW AND NONCASH INFORMATION
  Cash paid for income taxes                                     $    506     $    475     $     925
  Cash paid for interest on deposits and borrowings                 8,239       11,465        12,555
  Stock issued to employees                                            16           61            44



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