Form 10KSB, Exhibit 13
period 2003-12-31
ALPENA BANCSHARES INC
filed 2004-03-30
CIK 1128227

                                                                      EXHIBIT 13

                    [ALPENA BANCSHARES, INC. COVER PICTURE]

                                                                               .
                                                                               .
                                                                               .

                                TABLE OF CONTENTS

                                                                                                                PAGE
Message of President and Chief Executive Officer.........................................................         1
Directors and Senior Management Team of Alpena Bancshares, Inc. and
     First Federal of Northern Michigan..................................................................         2
Selected Consolidated Financial and Other Data...........................................................         3
Management's Discussion and Analysis of
     Financial Condition and Results of Operations.......................................................         4
Report of Management and Independent Auditors............................................................        16
Consolidated Statement of Financial Condition............................................................        17
Consolidated Statement of Income.........................................................................        18
Consolidated Statement of Stockholders' Equity...........................................................        19
Consolidated Statement of Cash Flows.....................................................................        20
Notes to Consolidated Financial Statements...............................................................        21
Directors and Senior Officers of Alpena Bancshares, Inc. and First Federal of Northern Michigan..........        54
Stockholder Information..................................................................................        55
Highlights of 2003.......................................................................................        56
Branch Locations.........................................................................................        57

March 1, 2004

[PHOTO OF MARTIN A. THOMSON]

Dear Shareholders:

2003 was another successful year of attaining the goals in our Strategic Plan. Reflecting back on how we reached our goals is interesting to say the least. We projected and anticipated a rise in interest rates that never materialized, and the mortgage refinance market we expected to decline and disappear, remained strong throughout the last quarter. In spite of less than favorable market conditions we were successful in achieving our income goal by improving the Bank's Net Interest Margin and Non-Interest Income.

The Board of Directors and Management devoted considerable time updating and focusing efforts on our Strategic Business Plan. Our Vision Statement, Mission Statement and Strategic Plan were established in 2001 and have become the focus of everyone's - Board, Management and Employees - effort at improving the Bank's performance compared to measurable benchmarks of peer banks. We are using this peer data to determine our Return on Assets and Return on Equity goals for each year of our five year Strategic Plan. These goals are then translated into a Net Income target which becomes the performance benchmark. The audited financial statements confirm that for the second year in succession, First Federal employees have met the aggressive goals established in the Strategic Plan. The year-end pretax earnings of $1.7 million in 2003 were 63.7% higher than 2002 and the 2003 Net Income of $1.2 million is 57% above 2002!

In addition to planning, staff worked on several different business issues that have been completed or are in the process of being completed since our last annual report. Some of the highlights include:

     - Purchased the InsuranCenter of Alpena (ICA) which provided strong earnings to the Bank's Non-Interest Income. The owners/sellers have remained with the agency and the seamless transition of ownership has been significantly influenced by their efforts.

     - Relocated our backroom operations center to a renovated downtown building providing improved work conditions for our accounting, deposit operations and mortgage service operations.

     - Developed and implemented a Branch Profitability Analysis Model. This will provide management a tool with which to measure the performance of each branch compared to acceptable benchmarks and identify good practices to share with all branches for improved profitability.

     - Closed the Indian River Branch which was opened in 1999 in a leased office.

     - Signed a purchase agreement to acquire the deposits and the branch facilities of North Country Bank and Trust located in Alanson and Mancelona.

     - Signed an agreement to sell our Cheboygan Branch to a developer and signed a purchase agreement for property to build a new Cheboygan Branch to accommodate growth.

     - Signed a purchase agreement for property in Lewiston for the construction of a new branch. Our current branch in Lewiston is in a leased office.

We will continue to focus on earnings and profitability in 2004; however, we will concentrate our efforts on growing the Bank. Growth of the Bank requires an emphasis on our products and strengthening our community commitment. Our success in accomplishing our goals will continue to enhance shareholder value and continue to support our commitment to be an integral part of the communities we serve.

Respectfully yours,

/s/Martin A. Thomson
-------------------------
Martin A. Thomson
President and Chief Executive Officer

                               BOARD OF DIRECTORS

                         [PHOTO OF BOARD OF DIRECTORS]

Pictured left to right: James C. Rapin; Keith D. Vallace; Gary C. VanMassenhove;
                     Thomas R. Townsend; Martin A. Thomson

                             SENIOR MANAGEMENT TEAM

                         [PHOTO SENIOR MANAGEMENT TEAM]

Seated from left to right: Amy E. Essex; Jerome W. Tracey; Cathy L. Gilbertson;
        Standing from left to right: Michael W. Mahler; Debra S. Weiss;
                     Joseph W. Gentry II; Martin A. Thomson

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF THE COMPANY

         Set forth below is selected financial and other data of Alpena Bancshares, Inc. This information is derived in part from and should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto presented elsewhere in this Annual Report.

FINANCIAL CONDITION DATA:

                                                                                For Years Ended December 31,
                                                            ---------------------------------------------------------------------
                                                               2003          2002           2001           2000           1999
                                                            ----------    ----------     ----------     ----------     ----------
                                                                                                      (In thousands)
Total assets ...........................................    $  223,923    $  228,808     $  241,472     $  267,009     $  263,549
Loans receivable, net ..................................       163,460       151,341        178,037        219,807        223,866
Investment securities ..................................        34,670        46,944         23,212         19,719         19,049
Cash and cash equivalents ..............................         6,705        15,099         24,990         16,827          9,974
Deposits ...............................................       151,702       156,092        166,538        162,771        156,393
FHLB advances & Note Payable ...........................        47,159        48,414         52,120         82,435         85,872
Stockholders' equity ...................................        21,951        21,747         20,597         19,471         18,805

OPERATING DATA:

                                                                                        At December 31,
                                                            ---------------------------------------------------------------------
                                                               2003          2002           2001           2000           1999
                                                            ----------    ----------     ----------     ----------     ----------
                                                                                                      (In thousands)
Interest income ........................................    $   13,350    $   14,499     $   17,586     $   18,654     $   17,059
Interest expense .......................................         6,455         8,342         11,439         12,558         11,726
                                                            ----------    ----------     ----------     ----------     ----------

  Net interest income ..................................         6,895         6,157          6,147          6,096          5,333
Provision for loan losses ..............................           267           415            255            280            120
                                                            ----------    ----------     ----------     ----------     ----------

  Net interest income after provision for loan losses ..         6,628         5,742          5,892          5,816          5,213
                                                            ----------    ----------     ----------     ----------     ----------
Other income (loss):
Service charges and fees ...............................           801           818            740            462            600
Mortgage banking activities ............................         1,563         1,401          1,352            243             --
Net gain on sale of investment securities ..............           320            65            183          2,028             --
Gain (loss) on sale of real estate .....................             2           (17)          (107)           (46)            35
Loss on impairment of real estate held for investment ..            --            --             --           (211)            --
Loss on abandonment of fixed assets ....................            --             2            (88)          (258)            --
Other non-interest income ..............................           260           116            125            158            405
Insurance & Brokerage Commissions ......................         2,480            --             --             --             --
                                                            ----------    ----------     ----------     ----------     ----------

  Total other income ...................................         5,426         2,385          2,205          2,376          1,040
                                                            ----------    ----------     ----------     ----------     ----------
Other expenses .........................................        10,327         7,072          6,166          5,033          4,877
                                                            ----------    ----------     ----------     ----------     ----------

  Income before income tax expense .....................         1,727         1,055          1,931          3,159          1,376
Income tax expense .....................................           518           285            646          1,035            452
                                                            ----------    ----------     ----------     ----------     ----------
  Net income ...........................................    $    1,209    $      770     $    1,285     $    2,124     $      924
                                                            ==========    ==========     ==========     ==========     ==========

KEY FINANCIAL RATIOS AND OTHER DATA:

                                                                        For Years Ended December 31,
                                                        ------------------------------------------------------------
                                                          2003         2002         2001         2000         1999
                                                        --------     --------     --------     --------     --------
Other data:
Return on average assets ...........................       0.55%        0.33%        0.51%        0.82%        0.37%
Return on average equity ...........................        5.76         3.68         6.52        11.37         5.46
Average equity to average assets ...................        9.62         8.90         7.88         7.24         6.77
Equity to Total Assets .............................        9.80         9.50         8.53         7.29         7.15
Interest rate spread ...............................        3.07         2.50         2.37         2.49         2.36
Net interest margin ................................        3.21         2.78         2.60         2.65         2.50
Other expenses to average assets ...................        4.53         3.01         2.47         2.05         2.04
Net interest income to noninterest expense .........       64.19        87.06        99.69       121.93       112.85
Non-performing loans to net loans receivable .......        0.82         0.41         0.38         0.31         0.34
Non-performing assets to total assets ..............        0.68         0.33         0.36         0.31         0.32
Allowance for loan losses to nonperforming assets ..       67.57       122.16        78.94        79.21        52.64
Allowance for loan losses to net loans receivable ..        0.63         0.61         0.39         0.30         0.20
Average interest-earning assets to average
 interest-bearing liabilities .....................       104.70       107.42       104.66       103.20       102.75
Number of full service offices .....................           8            9            9            8            6



                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

         Alpena Bancshares, Inc. (the "Company") is a holding company whose primary asset is the investment in First Federal of Northern Michigan (the "Bank"), which reorganized into the holding company structure effective November 14, 2000.

         The Company focuses on establishing and maintaining long-term relationships with customers, and is committed to serving the financial service needs of the communities in its market area. The Company attracts retail deposits from the general public and uses those deposits, together with borrowed funds, to originate residential mortgage loans, commercial loans and consumer loans. The Company is the only thrift institution headquartered in its market area, which in recent years has experienced an influx of new commercial banks headquartered outside of Northeast Michigan and one de novo bank headquartered in Alpena, Michigan. The Company believes it is large enough to provide a full range of personal and business financial services, and yet small enough to be able to provide such services on a personalized and efficient basis. Management believes that the Company can be more effective in servicing its customers than many of its non-local competitors because of the Company's ability to quickly and effectively provide senior management responses to customer needs and inquiries. The Company is majority owned by Alpena Bancshares, M.H.C., a mutual holding company. The Company intends to use the mutual holding company structure to enhance its focus as a community-oriented, independent savings institution.

         The earnings of the Company depend primarily on its level of net interest income, which is the difference between interest earned on the Company's interest-earning assets, consisting primarily of loans receivable, mortgage-backed securities, investment securities, and interest-bearing deposits at other institutions, and the interest paid on interest-bearing liabilities, which consist primarily of deposits and FHLB advances. Interest income is a function of the Company's interest rate spread, which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, as well as a function of the average balance of interest-earning assets as compared to interest-bearing liabilities. The Company's earnings also are affected by its level of non-interest income, including primarily mortgage banking activities, service fees and charges, and non-interest expense, including primarily compensation and employee benefits, occupancy expenses, and SAIF deposit insurance premiums. Earnings of the Company also are affected significantly by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities, which are events beyond the control of the Company.

BUSINESS STRATEGY

         The Company's current business strategy is to operate the Bank as a well-capitalized, profitable and independent community-oriented savings bank dedicated to providing quality customer service. Generally, the Company has sought to implement this strategy by using retail deposits and FHLB advances as its source of funds and maintaining a substantial part of its assets in loans secured by one-to four-family residential real estate located in the Company's market area, home equity loans, commercial real estate loans, mortgage-backed securities and in other liquid investment securities. Specifically, the Company's business strategy incorporates the following elements: (1) operating as a community-oriented financial institution, maintaining a strong core customer base by providing quality service and offering customers the access to senior management and services that a community-based institution can offer; (2) maintaining high asset quality by emphasizing investment in residential mortgage loans, mortgage-backed securities and other securities issued or guaranteed by the United States Government or agencies thereof; (3) maintaining capital in excess of regulatory requirements and growing only to the extent that adequate capital levels can be maintained; and (4) managing interest rate risk exposure while achieving desirable levels of profitability.

         Community Oriented Financial Institution. As a community oriented financial institution, the Company has sought to provide a full range of competitive products and services from commercial loans to consumer loans that meet the needs of the areas served by the branch network. In fitting with the community orientation, the Bank services all of its loans locally which provides customers with a means to discuss their accounts and loans with a bank employee face to face. The Company encourages employees to be involved in civic and community functions. Many of our employees sit on civic boards and volunteer their time to numerous local causes.

         Asset Quality and Emphasis on Residential Mortgage Lending. Historically, the Company has emphasized fixed-rate balloon mortgage loans with three- and five-year terms secured by one-to four-family dwellings located in its market area. However, in 2000 the Company began to offer Freddie Mac mortgage products as an additional service to its customers. These products include 15 year to 30 year fixed rate mortgage loans. The Company generally retains all servicing rights on any loans sold to Freddie Mac. The Company anticipates a continued commitment to financing the purchase or improvement of residential real estate in its market area. However, in recent years, the Company has also sought to increase its commercial loan portfolio to help improve the overall yield of the total loan portfolio. To supplement local loan originations where available funds exceed local loan demand, the Company also invests in mortgage-backed securities, corporate, municipal and tax free municipal bonds and investment securities that are issued or guaranteed by the United States Government or agencies thereof.

         Capital Position and Controlled Growth. The Company's equity-to-total-assets ratio has increased every year in the last five years, and was 9.80% for the year ended December 31, 2003. The Company intends to maintain its level of stockholders' equity and capital ratios by growing only to the extent that adequate capital levels can be maintained.

         Strong Retail Deposit Base. The Company has had a relatively stable retail deposit base drawn from its eight full-service offices located in Alpena, Cheboygan, Iosco, Montmorency, Oscoda and Otsego counties in Northeast Michigan. At December 31, 2003, 38.8% of its deposit base consisted of core deposits, which included Demand Deposit Accounts (DDA's) NOW accounts, regular savings accounts, and money market deposit accounts. Core deposits are considered to be a more stable and lower cost source of funds than certificates of deposit or outside borrowings. The Company will continue to emphasize retail deposits by providing quality customer service, offering competitive rates on deposit accounts, and providing depositors with a full range of accounts. In 2003, the Company implemented a rewards-based incentive program designed to encourage employee efforts to increase these types of accounts.

INSURANCE AGENCY OPERATIONS

         In an effort to increase and diversify sources of income, in 2003 the Bank acquired the InsuranCenter of Alpena (ICA), a licensed insurance agency engaged in the business of property, casualty and health insurance, for $2.6 million. The financial data set forth in this Annual Report includes ten months of ICA ownership. The former owners of ICA remain with the organization and are entitled to an "earn-out" payment of up to $300,000 per year for three years if specific net sales levels are achieved. The earn out payment level for net sales was achieved for 2003 and was recorded at December 31, 2003. The $300,000 payment was made to the former owners in February 2004. This amount was added to the Goodwill associated with the purchase. The acquisition of ICA will allow the Company, through this subsidiary, to offer investment and annuity products.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

         For the year ended December 31, 2003, the Company's pretax earnings were $1.7 million compared to $1.1 million one year earlier, an improvement of $672,000 or 63.7%. The Bank's Return on Average Assets (ROA) was 55 basis points compared to 33 basis points for the same period one year earlier. Management uses ROA as a tool to measure the performance of the Bank. ROA is reviewed on a trailing twelve-month basis each month by management and the Board of Directors. The earnings improvement can be broken down into a few key areas which include the Net Interest Margin (NIM) improvement, mortgage banking activities, subsidiary earnings and cost containment measures.

         NET INTEREST MARGIN - The Company's Net Interest Margin (NIM), which represents the difference between the yield on assets and the cost of funds, improved by 43 basis points to 3.21%. The improvement was significant given the interest rate environment that existed in 2003 during which many financial institutions experienced significant net interest margin compression. The improvement in NIM can be partly attributed to the changes in the balance sheet. Cash balances were converted into commercial loans which carry much higher yields when compared to the overnight rates earned by the cash. In addition, the new commercial relationships resulting from the increased commercial lending bring business checking accounts which are a low cost source of funds for the Company which reduced the overall cost of funds in 2003. The improvement in the margin can also be attributed to the reduced rates the Company offered on deposit products as well as the pay down and re-pricing of Federal Home Loan Bank (FHLB) advances that matured in 2003.

         MORTGAGE BANKING - The Company generated higher income from mortgage banking activity in 2003 as interest rates hit 45 year lows which caused a significant wave of refinance activity. This income came from loan fees and the gain on sale from the mortgage loans that were sold. Management expects to see a return to more normal levels of mortgage originations in 2004.

         SUBSIDIARY INCOME - The Company generated additional income in 2003 from the acquisition of ICA. On a pretax basis, ICA generated an additional $314,000 of income during ten months of ownership by the Bank. These earnings do not take into account the related amortization expenses of $86,000 or the $41,000 of interest expense that was recorded during the year. Management expects ICA to continue to contribute strong positive earnings for the Bank in 2004. Financial Services Mortgage Corporation (FSMC), a subsidiary of the Bank engaged in real estate development activities, earned $54,000 on a pretax basis in 2003 versus a loss of $15,000 in 2002. The income resulted from the profitable sales of condominiums that were built during the year. More condominiums are planned for development in 2004.

         COST CONTAINMENT - In 2003, the Company initiated a program to reduce costs throughout the organization. The Company upgraded communication systems which helped reduce communications costs, rerouted courier services, and reduced reliance on costly outside consultants by recruiting an internal auditor and compliance officer. This move helped the Company to achieve a reduction in professional service-related expenses in 2003. Management expects these savings to continue in 2004. Hours of operation were analyzed and staffing needs reviewed over the course of the 2003 year. This analysis brought about changes which helped to reduce controllable expenses at the branch level.

COMPARISON OF FINANCIAL CONDITION

         Total assets decreased $4.9 million, or 2.1%, to $223.9 million at December 31, 2003 from $228.8 million at December 31, 2002. Net loans increased $12.1 million, or 8.0%, to $163.4 million at December 31, 2003 from $151.3 million at December 31, 2002. The increase in net loans was the result of the Company's commercial lending activities. The commercial loan portfolio grew 55.5% from $27.9 million at December 31, 2002 to $43.4 million at December 31, 2003. Among the reasons for the growth of the commercial loan portfolio was the hiring of a new commercial lender early in 2003. Mortgage lending was very strong for the year with total originations exceeding $133.1 million in 2003, representing an increase of 36.5% versus 2002. This increased activity was a function of 45 year lows in mortgage interest rates plus the addition by the Company of two seasoned mortgage lenders that were in place most of the year. Because of the low interest rates, the Company elected to not keep these loans in portfolio but to sell most of them in the secondary market to Freddie Mac. This activity increased the Company's liquidity as the loan sales generated cash. The cash was utilized to fund the origination of commercial loans and to pay off high cost Federal Home Loan Bank ("FHLB") advances. Cash and cash equivalents decreased by $8.4 million, or 55.6%, to $6.7 million at December 31, 2003 from $15.1 million at December 31, 2002. Investment securities decreased $12.3 million, or 26.1%, to $34.7 million at December 31, 2003 from $46.9 million at December 31, 2002.

         Deposits decreased $4.4 million, or 2.8%, to $151.7 million at December 31, 2003 from $156.1 million at December 31, 2002 as increased liquidity allowed the Company to reduce the rates offered on deposit products which led to the slight decline in deposit balances. Borrowings in the form of FHLB advances declined $2.6 million, or 5.4%, to $45.8 million at December 31, 2003 from $48.4 million as the Company used liquidity to repay high cost advances.

         Stockholders' equity increased by $204,000, or 0.9%, to $22.0 million at December 31, 2003 from $21.7 million at December 31, 2002. The increase in stockholders' equity was due to net income of $1.2 million which was partially offset by dividends paid of $366,000 and by lower other comprehensive income resulting from the decline of value in available-for-sale (AFS) securities as market interest rates rose in the fall of 2003.

         COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

         The Company had net income of $1,209,000 and $770,000 for the years ended December 31, 2003 and 2002, respectively. The $439,000, or 57.0%, increase in net income was due primarily to higher net interest income and non-interest income.

         Interest Income - Total interest income decreased by $1.2 million, or 8.3% to $13.3 million for the year ended December 31, 2003 from $14.5 million for the year ended December 31, 2002. The decrease in interest income was attributable to a decline in the average balance of the Company's average interest-earning assets by $10.1 million, or 4.6%, to $211.7 million for the year ended December 31, 2003 from $221.8 million for the year ended December 31, 2002 and by a decrease in the average yield on the Company's average interest-earning assets to 6.26% for the year ended December 31, 2003 from 6.54% for the year ended December 31, 2002. The decrease in the average balance of interest-earning assets reflected an $18.6 million decline in the average balance of mortgage loans, partially offset by an $11.0 million increase in the average balance of other loans. The average balance of other investments decreased by $2.5 million during the year ended December 31 2003. The overall decline of $7.5 million in average assets to $227.8 million for the year was the result of the Company's secondary market activities, which resulted in the sale of $81.5 million of mortgage loans during 2003. Historically low interest rates on 15- and 30-year mortgage loans caused a large portion of the Company's balloon mortgage portfolio to refinance into fixed-rate products, which in turn were sold to reduce interest rate risk, thereby decreasing the portfolio balance. The balances of the balloon products were $41.1 million and $45.7 million at December 31, 2003 and 2002, respectively. The decrease in average yield was caused primarily by the lower market interest rates during 2003 on non-mortgage loans and interest-earning deposits.

         Interest income on total loans receivable decreased by $919,000, or 7.6%, to $11.2 million for the year ended December 31, 2003 from $12.1 million for the year ended December 31, 2002. Interest income on mortgage loans decreased by $1.2 million, or 13.7%, to $7.5 million from $8.7 million, and interest income on other loans increased by $275,000, or 8.0%, to $3.7 million from $3.4 million. The increase in interest income on other loans resulted primarily from an increase in the average balance of other loans to $55.4 million for the year ended December 31, 2003 from $44.3 million for the year ended December 31, 2002. The increase in the average balance of other loans related to the $15.5 million increase in the commercial loan portfolio. The growth in loans was accompanied by a decrease in the average yield on other loans to 6.69% from 7.73%. The decrease in average yield on other loans was primarily because of lower interest rates on loans originated during 2003 along with existing adjustable rate loans (often indexed against the Prime Rate) resetting at lower current market interest rates.

         Interest income on investments including mortgage-backed securities and overnight funds decreased $324,000 to $2.0 million from $2.3 million for the twelve months ended December 31, 2003 and 2002, respectively. This decrease was primarily attributable to decreases in the average yield of mortgage backed and investment securities. The average yields declined to 3.83% and 3.97%, respectively, for the period ended December 31, 2003 compared to 5.14% and 4.37%, respectively, for the period ended December 31, 2002.

         Interest Expense - Total interest expense decreased by $1.9 million, or 22.9%, to $6.45 million for the year ended December 31, 2003 from $8.3 million for the year ended December 31, 2002. The decrease was attributable to a decline in the average balance of borrowed funds to $48.0 million from $49.5 million for the years ended December 31, 2003 and 2002, respectively, plus a decline in the average balance of deposits of $2.8 million, or 1.8%, to $154.2 million for the year ended December 31, 2003 from $157.0 million for the same period one year earlier. The average cost of deposits decreased to 2.41% from 3.48% and the average cost of borrowed funds declined to 5.70% from 5.82%. The decrease in average balance of deposits was due primarily to run-off related to certificates of deposits (CD's) as depositors sought higher rates outside of the Company. The lower bank CD rates were a function of the excess liquidity created from selling loans into the secondary market. Attracting deposits by paying higher CD yields was not necessary given the available liquidity that was maintained throughout the year. The decrease in the average cost of deposits was attributable to lower market interest rates during 2003, while the decrease in the cost of borrowings resulted from the repayment and re-pricing of matured high-cost FHLB advances. Future liquidity needs may be satisfied through the use of FHLB borrowings as necessary. Management does not generally plan on paying above market rates on deposit products. However, as mortgage activity slows and fewer loans are sold, management may need to raise rates to attract the dollars necessary to fund consumer and commercial loans. Each week, management compares the rates offered by the Company to other competing institutions in the areas we serve. Management watches this closely and may adjust rates depending upon a number of factors including, but not limited to, liquidity needs, cash position, loan demand and market dynamics.

         Net Interest Income - Net Interest Income was $6.9 million for the period ended December 31, 2003 which represents an increase of $738,000 or 12.0% compared to the $6.2 million for the period ended December 31, 2002.

Provision for Loan Losses - The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available. The provision for loan losses amounted to $267,000 and $415,000 for the twelve month periods ended December 31, 2003 and 2002, respectively. The decrease in the provision for loan loss is partly related to the settlement of a consumer loan that had a specific allocation of $115,000 assigned to it. The loan was paid off in 2003 with only a small loss compared to the provision that had been allocated. Additionally, in 2003 the Company sold off approximately fifty five percent of the credit card portfolio which was part of the consumer loan portfolio. Typically, the credit card portfolio carries more risk than other loan types and usually requires a larger loss provision. Since fifty five percent of the credit card portfolio was sold, the need to record additional provision was reduced. As commercial and consumer loan levels change as a percent of the overall loan portfolio, the reserve may be adjusted upward (as the percentages of these assets rise) or downward (as the percentages of these assets fall). This change in the provision is based on the assumption that there is inherently higher risk levels associated with commercial and consumer loans when compared to mortgages backed by real estate. The combined increased balances of commercial and consumer loans as a percentage of the overall loan portfolio are highlighted in the following table:

                            CHANGES TO LOAN PORTFOLIO
                             (Dollars in thousands)
                            Balances at December 31:

                          2003         2002      % Change
                          ----         ----      --------
Real Estate Loans      $  101,129   $  104,780     3.5%
Commercial Loans       $   43,375   $   27,896    55.5%
Consumer Loans         $   20,923   $   19,587     6.8%
                       ----------   ----------
Totals                 $  165,427   $  152,263     8.6%

         Other Income - Other income increased by $3.0 million to $5.4 million for the year ended December 31, 2003 from $2.4 million for the year ended December 31, 2002, an increase of 127.4%, due primarily to $2.5 million in insurance and brokerage commissions generated by ICA in 2003. Since ICA was purchased during 2003, this income was not included in the Company's income for the period ended December 31, 2002. Mortgage banking activities income increased by $163,000 or 11.6% to $1.6 million for the twelve months ended December 31, 2003 compared to $1.4 million for the 12 months ended December 31, 2002. This increase related to the gain on sale of mortgages sold into the secondary market. For the 12 months ended December 31, 2003, the gain on sale of mortgage loans finished at $1.1 million compared $951,000 one year earlier, due to the increased volume of refinance activity in 2003 when compared to 2002. Management anticipates a return to more levels of mortgage activity in 2004 and expects to see less revenue from mortgage fees and a reduction in the gain in sale related income. This is based on management's belief that most homeowners that could refinance and take advantage of the lower mortgage rates have already done so. Management has made the decision to sell most fixed-rate mortgage loans given the low interest rate environment. For the year ended

December 31, 2003, the gain on sale of investments was $320,000 compared to $64,000 for the same period one year earlier. In 2003, management elected to sell certain bonds during the year to fund loans and pay off high cost maturing Federal Home Loan Bank (FHLB) advances.

Operating Expense - Non-interest expense increased by $3.3 million, or 46.0%, to $10.3 million for the year ended December 31, 2003 from $7.1 million for the year ended December 31, 2002. Much of this increase related to the inclusion of the various expenses associated with ICA, which totaled $2.2 million for the year ended December 31, 2003. Overall, the increases were broken down into a couple of major categories including compensation and benefits along with brokerage and commission expenses. Total compensation and benefits expenses were $6.8 million for the year ended December 31, 2003 compared to $4.0 million for the same period one year earlier. Of this $2.8 million increase in compensation and benefits expenses, $800,000 related to the inclusion of the employees associated with ICA. Additional mortgage and commercial lending staff were hired by the Company late in 2002 to improve market penetration and bolster revenues. There were additional back room staff and branch personnel added to continue to provide quality customer service. In addition to salaries, commissions and incentives increased by $93,000 primarily due to the higher commission levels tied to higher loan production levels. The new compensation initiative that aligns Company goals with personal accomplishment and performance was also met in 2003 with an expected payout to exceed last year's by $30,000. Employee benefit expenses including health, life and pension, rose 20.3% to $640,000 in 2003 from $532,000 the prior year.

         The other major variance in non-interest expenses related to the costs associated with the brokerage and commission expenses for ICA. These costs totaled $1.1 million during the year ended December 31, 2003. Since ICA was purchased during 2003, these costs were not included in the Company's non-interest expenses for 2002. The inclusion of ICA costs represented the single biggest piece of the overall increase in non-interest expenses for the year. There was also the amortization expense associated with the intangible assets created in the acquisition of ICA which totaled $87,000 for the year ended December 31, 2003. The imputed interest associated with the purchase of ICA added $41,000 of additional expense in 2003. Marketing and advertising expenses increased $40,000 in 2003 to $215,000. The increase was related to the advertising done by ICA. In 2003, occupancy and equipment expenses increased by $155,000 to $1.2 million. This increase related to the addition of ICA which added $133,000 of expense that did not exist in 2002. Other expense increased $155,000 to $1.5 million in 2003 from $1.4 million in 2002. This increase was attributable to the other expenses recorded within ICA.

         Income Taxes - Federal income tax expense increased to $518,000 from $285,000 for the years ended December 31, 2003 and December 31, 2002 respectively. The increase was primarily due to the increase of $671,000 in pre-tax earnings for the year. Pretax income was $1.7 million for the period ended December 31, 2003 compared to $1.1 million for the year ended December 31, 2002. The effective rate for 2003 was 30.0% compared to 27% in 2002. The reason for the increase was that in 2002 there was an excess accrual for federal tax on the balance sheet that was reversed thereby reducing the effective rate for the year.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

         The Company had net income of $770,000 and $1.3 million for the years ended December 31, 2002 and 2001, respectively.

         Interest Income - Total interest income decreased by $3.1 million, or 17.6% to $14.5 million for the year ended December 31, 2002 from $17.6 million for the year ended December 31, 2001. The decrease in interest income was attributable to a decline in the average balance of the Company's average interest-earning assets by $14.8 million, or 6.3%, to $221.8 million for the year ended December 31, 2002 from $236.6 million for the year ended December 31, 2001 and by a decrease in the average yield on the Company's average interest-earning assets to 6.54% for the year ended December 31, 2002 from 7.43% for the year ended December 31, 2001. The decrease in the average balance of interest-earning assets reflected a $44.4 million decline in the average balance of mortgage loans, partially offset by a $6.2 million increase in the average balance of other loans, and a $21.0 million increase in the average balance of investment securities. The overall decline in assets was the result of the Company's secondary market activities, which resulted in the sale of $70.0 million of mortgage loans during 2002. Historically low interest rates on 15 and 30 year mortgage loans caused a large portion of the Company's balloon mortgage portfolio to refinance into fixed-rate products, which in turn were sold to reduce interest rate risk, thereby decreasing the portfolio balance. The balances of the balloon products were $45.7 million and $62.0 million at December 31, 2002 and 2001, respectively. The decrease in average yield was caused primarily by the lower current market interest rates during 2002 on non-mortgage loans and interest-earning deposits.

         Interest income on loans receivable decreased by $3.7 million, or 23.4%, to $12.1 million for the year ended December 31, 2002 from $15.8 million for the year ended December 31, 2001. Interest income on mortgage loans decreased by $3.7 million, or 29.8%, to $8.7 million from $12.4 million, and interest income on other loans increased by $100,000, or 3.0%, to $3.4 million from $3.3 million. The increase in interest income on other loans resulted primarily from an increase in the average balance of other loans to $44.3 million for the year ended December 31, 2002 from $38.1 million for the year ended December 31, 2001, and was accompanied by a decrease in the average yield on other loans to 7.73% from 8.73%. The decrease in average yield on other loans was primarily because of lower interest rates on loans originated during 2002 along with existing adjustable rate loans resetting at lower current market interest rates.

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

         Interest Expense - Total interest expense decreased by $3.1 million, or 27.2%, to $8.3 million for the year ended December 31, 2002 from $11.4 million for the year ended December 31, 2001. The decrease was primarily attributable to a decline in the average balance of borrowed funds to $49.5 million from $60.5 million for the years ended December 31, 2002 and 2001, respectively, plus a decline in the average balance of deposits of $8.6 million, or 5.2%, to $157.0 million for the year ended December 31, 2002 from $165.6 million for the same period one year earlier. The average cost of deposits decreased to 3.48% from 4.77% and the average cost of borrowed funds declined to 5.82% from 5.84%. The decrease in average balance of deposits was due primarily to run-off related to certificates of deposits as depositors sought higher rates outside of the Bank. The lower bank CD rates were a function of the excess liquidity created by the heavy refinance activity this past year. Attracting deposits by paying higher CD yields was not necessary given the available liquidity that was maintained through the year. The decrease in the average cost of deposits was attributable to lower market interest rates during 2002, while the decrease in the cost of borrowings resulted from the repayment of high cost FHLB advances. Future liquidity needs are expected to be satisfied through the use of FHLB borrowings as necessary. Management does not generally plan on paying above market rates on deposit products.

         Provision for Loan Losses - The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect he borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available. The provision for loan losses amounted to $415,000 and $255,000 for the twelve month periods ended December 31, 2002 and 2001, respectively. The increase to the allowance included an $115,000 provision for a specific consumer loan. As commercial and consumer loans levels change as a percent of the overall loan portfolio, the reserve may be adjusted upward (as the percentages of these assets rise) or downward (as the percentages of these assets fall). This change in the provision is based on the assumption that there is inherently higher risk levels associated with commercial and consumer loans when compared to mortgages backed by real estate. The combined increased balances of commercial and consumer loans as a percentage of the overall loan portfolio are highlighted in the following table:

                            CHANGES TO LOAN PORTFOLIO
                             (Dollars in thousands)
                            Balances at December 31:

                          2002         2001      % Change
                          ----         ----      --------
Real Estate Loans      $  104,780   $  135,489     22.7%
Commercial Loans       $   27,896   $   20,174     38.3%
Consumer Loans         $   19,587   $   21,172      7.5%
                       ----------   ----------
Totals                 $  152,263   $  176,835     13.9%

         Other Income - Other income increased by $180,000 to $2.4 million for the year ended December 31, 2002 from $2.2 million for the year ended December 31, 2001. Service charges and other fees increased $78,000, or 10.5% to $818,000 due to increases in non-sufficient funds fees of $65,000. Net gain on sale of loans increased $169,000 or 21.6% to $951,000 for the twelve months ended December 31, 2002 compared to $782,000 for the 12 months ended December 31, 2001. This increase was due to the increase in the margin associated with the sale of mortgages sold in the secondary market. For 2002, the average margin was 1.38% versus 1.0% in 2001. Loan servicing fees decreased to $450,000 in 2002 from $570,000 in 2001. This $120,000 decline of fee income relates to the reduction in the amount of loans sold on the secondary market in 2002. When a loan is sold, the Company recognizes not only the income from the gain on the sale, but also recognizes the income associated with the value of the right to service the loan in the future. As loans that are currently being serviced through the Bank get refinanced, the income associated with the new servicing asset is offset by the reversal of the previously recorded asset. Loans sold in 2002 totaled $70.0 million versus $77.6 million in 2001. In 2002, the Company liquidated available-for-sale securities and recorded a gain of $65,000 compared to gains totaling $183,000 in 2001. If interest rates trend up, management does not expect to see the same volume of refinancing activity and would not expect to achieve these same results in future periods.

         Operating Expense - Non-interest expense increased by $906,000 to $7.1 million for the year ended December 31, 2002 from $6.2 million for the year ended December 31, 2001.

         Compensation and employee benefits increased $600,000 or 17.6% to $4.0 million in 2002 from $3.4 million in 2001. Salaries increased $400,000 to $2.9 million in 2002 as additional staff was added to service our office expansion in Gaylord, Michigan. Additional income producing staff was added to improve market penetration and bolster revenues. There were additional back room staff and branch personnel added to continue to follow the strategy of promoting quality customer service. In addition to salaries, commissions and incentives increased by $200,000 in 2002. This was primarily due to the new compensation initiative that aligns Bank goals with personal accomplishment and performance. This compensation program was based upon a study conducted in 2001 and implemented in 2002. Since the Bank met the financial net core income objective established for 2002, the payout was initiated under the plan. This payout represented $170,000 recorded in commissions and incentives in 2002. Employee benefit costs, including health, life and pension, rose 20.1% to $532,000 in 2002 from $443,000 the prior year. Marketing and advertising expenses increased $42,000 in 2002 to $175,000. The increase was related to advertising as the Bank continued to pursue penetration into the Gaylord market as well as the other markets. In 2002 occupancy and equipment expenses decreased by $23,000 to $1.03 million. Data processing service bureau costs increased $205,000 to $281,000 in 2002. This increase over the $76,000 in 2001 expense relates to timing. The migration to the service bureau for the Bank's core operating system occurred in September 2001 so only four months of those expenses were incurred in 2001. In 2002, there was a full year of those expenses. Other expense increased $62,000 to $1.36 million in 2002 from $1.30 million in 2001. This increase was attributable primarily to the use of various professional consulting services that were engaged to review internal controls and compliance related functions.

         Income Taxes - Federal income tax expense decreased $361,000 to $285,000 for the year ended December 31, 2002 from $646,000 for the year ended December 31, 2001. The decrease was primarily due to the $876,000 decline in pre-tax earnings for the year. Pretax income was $1.1 million for the period ended December 31, 2002 compared to $1.9 million for the year ended December 31, 2001. Besides lower earnings, the increase of the investment portfolio in 2002 included the purchase of several tax free municipal bonds which are exempt from federal tax which lowers the effective tax rate. In 2002, the Company elected to take the accumulation of excess tax accruals back into income which reduced the tax provision for the year.

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


                                                                        Average Consolidated Statements of Condition
                                                                                For Years Ended December 31,
                                                                 ----------------------------------------------------------
                                           At December 31, 2003              2003                          2002
                                           --------------------  ----------------------------  ----------------------------
                                                                                      Average                       Average
                                                       Yield /    Average             Yield /   Average             Yield /
                                            Balance     Cost      Balance   Interest    Cost    Balance   Interest    Cost
                                           ---------   --------  ---------  --------  -------  ---------  --------  -------
                                                                            (In thousands)
Interest-earning assets:
Mortgage loans ......................      $ 101,129     7.43%   $ 100,771  $  7,510    7.45%  $ 119,400  $  8,704    7.29%
Non-mortgage loans ..................         64,298     5.76       55,360     3,704    6.69      44,346     3,429    7.73
Mortgage-backed
  securities (1) ....................          7,335     3.68        7,042       270    3.83       5,118       263    5.14
Investment
  securities (1) ....................         27,335     5.36       36,897     1,466    3.97      37,687     1,648    4.37
Other investments ...................          7,786     3.93       11,639       306    2.63      15,267       455    2.98
                                           ---------             ---------  --------           ---------  --------

Total interest-
  earning assets ....................        207,883     6.38      211,709    13,256    6.26     221,818    14,499    6.54
                                                                            --------                      --------

Non-interest-
  earning assets ....................         16,040                16,018                        13,375
                                           ---------             ---------                     ---------

Total assets ........................      $ 223,923             $ 227,727                     $ 235,193
                                           =========             =========                     =========

Interest-bearing liabilities:
Deposits ............................      $ 144,995     2.56    $ 146,806     3,719    2.53   $ 157,025     5,466    3.48
Borrowed funds                                47,159     5.80       47,977     2,736    5.70      49,462     2,876    5.81
                                           ---------             ---------  --------           ---------  --------

Total interest-bearing
  liabilities .......................        192,154     3.36      194,783     6,455    3.31     206,487     8,342    4.04
                                                                            --------                      --------
Non-interest-
  bearing liabilities ...............          9,818                11,040                         7,770
                                           ---------             ---------                     ---------

Total liabilities ...................        201,972               205,823                       214,257
Stockholders' equity ................         21,951                21,904                        20,936
                                           ---------             ---------                     ---------

Total liabilities and
  stockholders' equity ..............      $ 223,923             $ 227,727                     $ 235,193
                                           =========             =========                     =========

Net interest income .................                                       $  6,801                      $  6,158
                                                                            ========                      ========

Interest rate spread ................                    3.02%                          2.95%                         2.50%
                                                       ======                         ======                        ======

Net interest margin (1) .............                    3.27%                          3.21%                         2.78%
                                                       ======                         ======                        ======
Ratio of average interest-
  earning assets to average
  interest-bearing liabilities ......                  108.19%                        108.69%                       107.42%
                                                       ======                         ======                        ======

                                           Average Consolidated Statements of Condition
                                                   For Years Ended December 31,
                                           --------------------------------------------
                                                              2001
                                           --------------------------------------------
                                                                                Average
                                            Average                             Yield /
                                            Balance          Interest            Cost
                                           ---------         --------           -------
                                                           (In thousands)
Interest-earning assets:
Mortgage loans ......................      $ 163,807         $ 12,435             7.59%
Non-mortgage loans ..................         38,119            3,326             8.73
Mortgage-backed
  securities (1) ....................          2,143              140             6.53
Investment
  securities (1) ....................         16,704              916             5.48
Other investments ...................         15,856              769             4.85
                                           ---------         --------

Total interest-
  earning assets ....................        236,629           17,586             7.43
                                                             --------

Non-interest-
  earning assets ....................         13,469
                                           ---------

Total assets ........................      $ 250,098
                                           =========

Interest-bearing liabilities:
Deposits ............................      $ 165,642            7,906             4.77
Borrowed funds ......................         60,461            3,533             5.84
                                           ---------         --------

Total interest-bearing
  liabilities .......................        226,103           11,439             5.06
                                                             --------

Non-interest-
  bearing liabilities ...............          4,291
                                           ---------

Total liabilities ...................        230,394
Stockholders' equity ................         19,704
                                           ---------

Total liabilities and
  stockholders' equity ..............      $ 250,098
                                           =========

Net interest income .................                        $  6,147
                                                             ========

Interest rate spread ................                                             2.37%
                                                                                ======

Net interest margin (1) .............                                             2.60%
                                                                                ======

Ratio of average interest-
  earning assets to average
  interest-bearing liabilities ......                                           104.66%
                                                                                ======

---------------------
(1) Net interest margin represents net interest income divided by the interest-earning assets.

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

                                           Year ended December 31, 2003           Year ended December 31, 2002
                                                   Compared to                            Compared to
                                           Year ended December 31, 2002           Year ended December 31, 2001
                                            Increase (Decrease) Due to:            Increase (Decrease) Due to:
                                        ----------------------------------     ----------------------------------
                                         Volume        Rate        Total        Volume        Rate        Total
                                        --------     --------     --------     --------     --------     --------
                                                  (In thousands)                         (In thousands)
Interest-earning assets:
 Loans receivable ..................    $   (516)    $   (330)    $   (846)    $ (2,827)    $   (800)    $ (3,627)
 Mortgage-backed securities ........         106          (71)          35          194          (71)         123
 Investment securities .............           4         (188)        (184)       1,150         (418)         732
 Other investments .................        (110)         (38)        (148)         (29)        (285)        (314)
                                        --------     --------     --------     --------     --------     --------

  Total interest-earning assets ....        (516)        (627)      (1,143)      (1,512)      (1,574)      (3,086)
                                        --------     --------     --------     --------     --------     --------


Interest-bearing liabilities:
 Deposits ..........................        (356)      (1,492)      (1,848)        (411)      (2,029)      (2,440)
 Borrowed funds ....................         (86)         (50)        (136)        (642)         (14)        (656)
                                        --------     --------     --------     --------     --------     --------

  Total interest-bearing liabilities        (442)      (1,542)      (1,984)      (1,053)      (2,043)      (3,096)
                                        --------     --------     --------     --------     --------     --------

Net increase (decrease) in
 net interest income ...............    $    (74)    $    915     $    841     $   (459)    $    469     $     10
                                        ========     ========     ========     ========     ========     ========

(1) Includes one- to four-family residential real estate and commercial real estate loans.

ASSET AND LIABILITY MANAGEMENT - INTEREST RATE RISK ANALYSIS

         The Company uses two methods to measure and manage interest rate risk. The first is the earnings at risk simulation which measures the impact of changes in interest rates on earnings. The second method is the economic value of equity (EVE) which measures the impact of interest rate changes on the value of the equity. The Company has an asset/liability committee (the "ALCO"), which includes an outside consultant, the Company's president and senior Company officers. The ALCO meets monthly to review the monthly financial performance, loan and deposit pricing, production volumes, interest rate risk analysis, liquidity and borrowing needs and other asset and liability management topics. The risk simulation and EVE analysis are updated each month by the ALCO consultant.

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

         Net Portfolio Value - The OTS has incorporated an interest rate risk component into the risk-based capital rules. The I.R.R. component is a dollar amount that will be deducted from total capital for the purpose of calculating an institution's risk-based capital requirement and is measured in terms of the sensitivity of its net portfolio value ("NPV") to changes in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. An institution's IRR is measured as the change to its NPV as a result of a hypothetical 200 basis point change in market interest rates. A resulting change in NPV of more than 2% of the estimated market value of its assets will require the institution to deduct from its capital 50% of that excess change.

         The Company utilizes NPV analysis in managing interest rate risk. The NPV model utilized by the Company updates cash flow assumptions (by changing prepayment estimates) for different rate scenarios. The following table presents the Company's NPV as calculated by the OTS NPV Model as of December 31, 2003. The table shows the NPV under rate change scenarios of -100 basis points to +300 basis points in increments of 100 basis points. NPV estimates for rate scenarios of -200 and -300 were suppressed due to the abnormally low interest rate environment. As illustrated by the table, the Company's NPV is more sensitive in a rising rate scenario than in a falling rate scenario. As market rates increase, the market value of the Company's large portfolio of mortgage loans and securities declines significantly as prepayments slow. As rates decrease, the market value of mortgage loans and mortgage backed securities increase less dramatically due to prepayment risk, rate caps and other embedded options.

                                Present
   Change in                     Value
Interest Rates            Net Portfolio Value
in Basis Points    --------------------------------
 (Rate Shock)        Amount       Assets      Ratio
---------------    --------------------------------
              (Dollars in thousands)
     +300          $  16,407    $  219,751    7.47%
     +200             19,117       223,548    8.55%
     +100             21,243       227,104    9.35%
    STATIC            22,384       230,035    9.73%
     -100             22,178       232,287    9.55%

         As indicated above, management has structured its assets and liabilities in an effort to minimize its exposure to interest rate risk. The Company's NPV would be expected to decline 118 basis points from 9.73% to 8.55% (as a percent of assets) with a 200 basis point increase in interest rates. A 100 basis point decline in rates would be expected to reduce the Company's NPV 18 basis points from 9.73% to 9.55%.

         Actual changes in market value will differ from estimated changes in the above table due to various risks and uncertainties.

LIQUIDITY AND CAPITAL RESOURCES

         The Company's primary sources of funds are deposits, FHLB advances, and proceeds from principal and interest payments and prepayments on loans and mortgage-backed and investment securities. While maturities and scheduled amortization of loans and mortgage-backed securities are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. The Company manages the pricing of its deposits to maintain a desired deposit balance. In addition, the Company invests in short-term interest-earning assets, which provide liquidity to meet lending requirements. At December 31, 2003, $26.5 million, or 77.3%, of the Company's investment securities were scheduled to mature in less than five years, and $7.7 million, or 22.7%, were scheduled to mature in over five years.

         Liquidity represents the amount of an institution's assets that can be quickly and easily converted into cash without significant loss. The most liquid assets are cash, U.S. Government securities, U.S. Government agency guaranteed securities and certificates of deposit. The Company is required to maintain sufficient levels of liquidity as defined by the OTS regulations. This requirement may be varied at the direction of the OTS. Regulations currently in effect require that the Company maintain sufficient liquidity to ensure its safe and sound operation. The Company's objective for liquidity is to be above 6%. Liquidity as of December 31, 2003 was $42.3 million, or 26.9%, compared to $47.0 million, or 24.4% at December 31, 2002. The levels of these assets are dependent on the Company's operating, financing, lending and investing activities during any given period.

         The Company intends to retain for the portfolio certain originated residential mortgage loans (primarily adjustable rate, balloon and shorter term fixed rate mortgage loans) and to generally sell the remainder in the secondary market. The Company will from time to time participate in or originate commercial real estate loans, including real estate development loans. During the twelve months ended December 31, 2003 the Company originated $133.1 million in residential mortgage loans, of which $51.6 million were retained in the portfolio while the remainder were sold in the secondary market or are being held for sale. This compares to $97.5 million in originations during 2002 of which $31.4 million were retained in the portfolio. The Company also originated $35.0 million of commercial loans and $18.2 million of consumer loans in 2003 compared to $27.2 million of commercial loans and $8.3 million of consumer loans for 2002. Of total loans receivable, excluding loans held for sale, mortgage loans comprised 60.9% and 68.8%, commercial loans 26.4% and 18.3% and consumer loans 12.7% and 12.9% at December 31, 2003 and December 31, 2002, respectively. At December 31, 2003, the Company had outstanding loan commitments of $32.4 million.

         Deposits are a primary source of funds for use in lending and for other general business purposes. At December 31, 2003, deposits funded 67.7% of the Company's total assets compared to 68.2% at December 31, 2002. Certificates of deposit scheduled to mature in less than one year at December 31, 2003 totaled $43.2 million. Management believes that a significant portion of such deposits will remain with the Company. Borrowings may be used to compensate for seasonal or other reductions in normal sources of funds or for deposit outflows at more than projected levels. Borrowings may also be used on a longer-term basis to support increased lending or investment activities. At December 31, 2003, the Company had $45.8 million in FHLB advances. Total borrowings as a percentage of total assets were 20.5% at December 31, 2003 as compared to 21.2% at December 31, 2002. The Company has sufficient available collateral to obtain additional advances from the FHLB, and, based upon current FHLB stock ownership, could obtain up to a total of approximately $89 million in such advances.

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

         Mortgage Servicing Rights - In 2000, the Bank began selling to investors a portion of its originated residential mortgage loans. The mortgage loans serviced for others are not included in the consolidated statements of financial condition.

         When the Bank acquires mortgage servicing rights through the origination of mortgage loans and sells those loans with servicing rights retained, it allocates the total cost of the mortgage loans to the mortgage servicing rights based on their relative fair value. As of December 31, 2003 and December 31, 2002, the Bank was servicing loans sold to others totaling $141.3 million and $119.7 million respectively. Capitalized mortgage servicing rights are amortized as a reduction of servicing fee income in proportion to, and over the period of, estimated net servicing income by use of a method that approximates the level-yield method. Capitalized mortgage servicing rights are periodically evaluated for impairment using a model that takes into account several variables. If impairment is identified, the amount of impairment is charged to earnings with the establishment of a valuation allowance against the capitalized mortgage servicing rights asset. In general, the value of mortgage servicing rights increases as interest rates rise and decreases as interest rates fall. This is because the estimated life and estimated income from a loan increase as interest rates rise and decrease as interest rates fall. The last evaluation was performed as of December 31, 2003. The key economic assumptions made in determining the fair value of the mortgage servicing rights included the following:

Annual Constant Prepayment Speed (CPR):                   13.89%
Weighted Average Life Remaining (in months):              253.3
Discount Rate used:                                        7.25%

         At the December 31, 2003 valuation, the mortgage servicing rights value was calculated, based on the above factors, to be $1,421,175. The book value as of December 31, 2003 was $993,108. Because the fair value exceeded the book value, there was no adjustment required.

         Goodwill - In connection with the purchase of the InsuranCenter of Alpena (ICA), the Company allocated the excess of the purchase price paid over the fair value of net assets acquired to intangible assets including goodwill. These intangible assets included the customer list and the Blue Cross Blue Shield Contract. The unallocated portion of the excess purchase price became true goodwill. The Company is amortizing the value assigned to the customer list and the Blue Cross contract over a 20 year period. Additionally, the Company is testing each of those assets for impairment on an annual basis. If, through the annual testing, it was determined that there was significant runoff of the customer list or material changes to the Blue Cross contract, then there might be a need to further write down the value of those intangible assets. Writing down the assets would create expense to the company and negatively impact earnings. In 2003, there was no impairment based upon the testing. The true goodwill, which is not amortized, must also be tested for impairment on an annual basis. It was determined that there was no impairment of true goodwill in 2003.

         A summary of significant accounting policies followed by the Company is set forth in Note 1 of the Company's 2003 Annual Report to Stockholders and is incorporated herein by reference. The Company's critical accounting policies and their application are periodically reviewed by the Audit Committee and the full Board of Directors.

OFF-BALANCE SHEET ARRANGEMENTS

         The Company is a party to credit related financial instruments with off balance sheet risk in the normal course of the business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit, and commercial letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statement of financial condition. The Company's exposure to credit loss is represented by the contractual amount of these commitments. The Company follows the same credit policies in making commitments as it does for on-balance sheet instruments. At December 31, 2003 and December 31, 2002, the commitments to grant loans were $32.4 million and $34.4 million, respectively. Unfunded commitments under lines of credit including commercial, credit card and home equity lines were $11.5 million and $8.6 million as of those same dates respectively. Commercial standby letters of credit were $35,000 December 31, 2003 and $250,000 at December 31, 2002. As of December 31, 2003, there was $3.5 million of undisbursed construction loans compared to $1.5 million to as of December 31, 2002.

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Unfunded commitments under lines of credit and revolving credit lines are collateralized and may not be drawn upon to the total extent to which the Company is committed. Commitments for equity lines of credit do not necessarily represent future cash requirements because they may expire without being drawn upon.

         The Company may reduce the risk associated with these credit-related financial instruments by obtaining collateral if deemed necessary. The amount and nature of the collateral obtained is based on the Company's credit evaluation of the customer. Collateral held varies but may include cash, securities, accounts receivable, inventory, property, plant, and equipment and real estate.

         A summary of the off-balance sheet risks for the Company can be found in Note 11 to the Company's 2003 Consolidated Financial Report.

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

SUBSEQUENT EVENTS

         On February 6, 2004, the Company agreed to acquire from North Country Bank and Trust, a Michigan state-chartered bank, two branch offices located at 6230 River Street, Alanson, Michigan and 625 North Williams Street, Mancelona, Michigan. The transaction will include the assumption of approximately $13.0 million in deposits and the purchase of approximately $17,000 in loans related to the two branches. The transaction, which is subject to regulatory approval, is expected to be completed in the second quarter of 2004.

[PLANTE MORAN LOGO]                                         PLANTE & MORAN, PLLC
                                                                       Suite 500
                                                            2601 Cambridge Court
                                                          Auburn Hills, MI 48326
                                                               Tel: 248.375.7100
                                                               Fax: 248.375.7101
                                                                 plantemoran.com

                          Independent Auditor's Report

Board of Directors
Alpena Bancshares, Inc. and Subsidiaries

We have audited the consolidated statement of financial condition of Alpena Bancshares, Inc. and Subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each year in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Alpena Bancshares, Inc. and Subsidiaries as of December 31, 2003 and 2002 and the consolidated results of their operations and their cash flows for each year in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

                                                          (PLANTE & MORAN, PLLC)

Auburn Hills, Michigan
January 30, 2004                                                      [MRI LOGO]

                                                                                                 December 31
                                                                                      --------------------------------
                                                                                            2003            2002
                                                                                      ----------------  --------------
                                                                                     (000s omitted except share data)
                                     ASSETS
Cash and cash equivalents                                                             $          3,380  $       3,091
Overnight deposits with Federal Home Loan Bank                                                   3,326         12,008
                                                                                      ----------------  -------------
        Total cash and cash equivalents                                                          6,706         15,099
Securities available for sale (Note 2)                                                          34,670         46,944
Loans - Net (Note 3)                                                                           163,460        151,341
Loans held for sale                                                                                931            542
Foreclosed assets                                                                                  199            128
Real estate held for sale (Note 4)                                                                 439            490
Federal Home Loan Bank stock                                                                     4,460          4,294
Property and equipment (Note 5)                                                                  5,817          4,761
Accrued interest receivable                                                                      1,066          1,323
Core deposit intangible                                                                          1,493          1,698
Other intangible assets (Note 7)                                                                 2,358              -
Other assets (Note 6)                                                                            2,324          2,188
                                                                                      ----------------  -------------
        Total assets                                                                  $        223,923  $     228,808
                                                                                      ================  =============
                      LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
   Customer deposits (Note 8)                                                         $        151,702  $     156,092
   Advances from borrowers for taxes and insurance                                                  96              4
   Advances from Federal Home Loan Bank (Note 9)                                                45,802         48,414
   Note payable (Note 10)                                                                        1,357              -
   Accrued expenses and other liabilities (Note 14)                                              2,496          1,834
   Deferred income taxes (Note 11)                                                                 519            717
                                                                                      ----------------  -------------
        Total liabilities                                                                      201,972        207,061

STOCKHOLDERS' EQUITY (Note 13)
   Common stock - $1 par value:
     Authorized - 20,000,000 shares
     Issued and outstanding - 1,657,480 shares in 2003 and 1,645,258 shares in 2002              1,657          1,645
   Additional paid-in capital                                                                    5,338          5,216
   Retained earnings - Restricted                                                                4,807          4,347
   Retained earnings                                                                             9,854          9,472
   Accumulated other comprehensive income                                                          295          1,067
                                                                                      ----------------  -------------
        Total stockholders' equity                                                              21,951         21,747
                                                                                      ----------------  -------------
        Total liabilities and stockholders' equity                                    $        223,923  $     228,808
                                                                                      ================  =============

See Notes to Consolidated
   Financial Statements.

                                                                                     Year Ended December 31
                                                                       ---------------------------------------------
                                                                            2003               2002          2001
                                                                       --------------       ---------     ----------
                                                                               (000s omitted except per share data)
INTEREST INCOME
     Loans, including fees                                             $       11,214       $  12,133     $   15,761
     Investments                                                                1,866           2,103          1,685
     Mortgage-backed securities                                                   270             263            140
                                                                       --------------       ---------     ----------
       Total interest income                                                   13,350          14,499         17,586
INTEREST EXPENSE
     Deposits (Note 8)                                                          3,719           5,466          7,906
     Other borrowings                                                           2,736           2,876          3,533
                                                                       --------------       ---------     ----------
       Total interest expense                                                   6,455           8,342         11,439
                                                                       --------------       ---------     ----------
NET INTEREST INCOME - Before provision for loan losses                          6,895           6,157          6,147
PROVISION FOR LOAN LOSSES (Note 3)                                                267             415            255
                                                                       --------------       ---------     ----------
NET INTEREST INCOME - After provision for loan losses                           6,628           5,742          5,892
OTHER INCOME (EXPENSES)
     Service charges and other fees                                               801             818            740
     Net gain on sale of loans                                                  1,138             951            782
     Loan servicing fees                                                          425             450            570
     Insurance and brokerage commissions                                        2,480               -              -
     Gain on sale of investment securities (Note 2)                               320              65            183
     (Gain) loss on sale of real estate                                             7             (17)          (107)
     Gain (loss) on fixed assets                                                   (5)              2            (88)
     Other                                                                        260             116            125
                                                                       --------------       ---------     ----------
       Total other income                                                       5,426           2,385          2,205

OPERATING EXPENSES
     Compensation and employee benefits (Note 14)                               6,859           4,016          3,362
     Amortization of intangible assets                                            292             205            239
     Advertising                                                                  215             175            133
     Occupancy and equipment                                                    1,140           1,033          1,056
     Data processing service bureau                                               304             281             76
     Other                                                                      1,517           1,362          1,300
                                                                       --------------       ---------     ----------
       Total operating expenses                                                10,327           7,072          6,166
                                                                       --------------       ---------     ----------
INCOME - Before federal income tax                                              1,727           1,055          1,931
FEDERAL INCOME TAX (Note 11)                                                      518             285            646
                                                                       --------------       ---------     ----------
NET INCOME                                                             $        1,209       $     770     $    1,285
                                                                       ==============       =========     ==========
PER SHARE DATA
     Basic earnings per share                                          $         0.73       $    0.47     $     0.78
     Fully diluted earnings per share                                            0.73            0.47           0.78
     Dividends per common share                                                  0.50            0.50           0.50

See Notes to Consolidated
   Financial Statements.

\

                                                                          (000s omitted)
                                                                                        Accumulated
                                                      Additional               Shares       Other       Total
                                            Common      Paid-in   Retained    Acquired Comprehensive Stockholders'
                                            Stock      Capital    Earnings     by RRP  Income (Loss)    Equity
                                           --------    --------   --------    -------- ------------- -------------
BALANCE - January 1, 2001                  $  1,642    $  5,122   $ 12,486    $     (5)   $    225     $ 19,470

Comprehensive income:
  Net income                                      -           -      1,285           -           -        1,285
  Other comprehensive income:
   Unrealized appreciation on
     securities available for
     sale - Net of tax of $109                    -           -          -           -         262          262
   Less reclassification
     adjustment for realized
     gains included in net income -
     Net of tax of $62                            -           -          -           -        (121)        (121)
                                                                                                     ----------
            Total comprehensive income                                                                    1,426

Forfeiture of shares in connection
 with RRP                                        (1)          -          -           1           -            -
RRP stock release                                 -          57          -           4           -           61
Dividends paid                                    -           -       (360)          -           -         (360)
                                           --------    --------   --------    --------    --------   ----------
BALANCE - December 31, 2001                   1,641       5,179     13,411           -         366       20,597

Comprehensive income:
  Net income                                      -           -        770           -           -          770
  Other comprehensive income:
   Unrealized appreciation on
     securities available for
     sale - Net of tax of $384                    -           -          -           -         744          744
   Less reclassification
     adjustment for realized gains
     included in net income -
     Net of tax of $22                            -           -          -           -         (43)         (43)
                                                                                                     ----------
            Total comprehensive income                                                                    1,471

Stock options exercised                           3          22          -           -           -           25
RRP stock release                                 1          15          -           -           -           16
Dividends paid                                    -           -       (362)          -           -         (362)
                                           --------    --------   --------    --------    --------   ----------

BALANCE - December 31, 2002                   1,645       5,216     13,819           -       1,067       21,747

Comprehensive income:
  Net income                                      -           -      1,209           -           -        1,209
  Other comprehensive income:
   Unrealized appreciation on
     securities available for
     sale - Net of tax of $289                    -           -          -           -        (561)        (561)
   Less reclassification
     adjustment for realized gains
     included in net income -
     Net of tax of $109                           -           -          -           -        (211)        (211)
                                                                                                     ----------

            Total comprehensive income                                                                      437

Stock options exercised                          12         119          -           -           -          131
RRP stock release                                 -           3          -           -           -            3
Dividends paid                                    -           -       (367)          -           -         (367)
                                           --------    --------   --------    --------    --------   ----------
BALANCE - December 31, 2003                $  1,657    $  5,338   $ 14,661    $      -    $    295     $ 21,951
                                           ========    ========   ========    ========    ========   ==========

See Notes to Consolidated
   Financial Statements

                                                                                            Years Ended December 31
                                                                             ------------------------------------------------------
                                                                                   2003               2002              2001
                                                                             ----------------    -------------    -----------------
                                                                                                 (000s omitted)
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                              $          1,209    $         770    $           1,285
     Adjustments to reconcile net income to net cash from
        operating activities:
        Depreciation and amortization                                                     782              676                  665
        Provision for loan losses                                                         267              415                  255
        Amortization and accretion on securities                                          339              253                   47
        Gain on sale of investment securities                                            (320)             (65)                (183)
        Originations of loans held for sale                                           (81,510)         (68,631)             (78,667)
        Principal amount of loans sold                                                 81,121           69,980               77,626
        (Gain) loss on sale of real estate                                                 (7)              17                  107
        (Gain) loss on fixed assets                                                         5               (2)                  88
        Change in accrued interest receivable                                             257               27                  140
        Change in other assets                                                           (288)            (313)                (599)
        Change in accrued expenses and other liabilities                                  250               91                  (59)
        Change in deferred income taxes                                                   200                -                   84
                                                                             ----------------    -------------    -----------------
          Net cash provided by operating activities                                     2,305            3,218                  789

CASH FLOWS FROM INVESTING ACTIVITIES
     Net decrease in loans                                                            (12,386)          24,390               42,556
     Purchase of real estate held for sale                                               (340)            (676)                (150)
     Proceeds from sale of real estate                                                    398            1,008                  339
     Proceeds from maturity of available-for-sale securities                           16,852            7,820                9,542
     Proceeds from sale of securities available for sale                               11,982            4,977                  186
     Purchase of securities available for sale                                        (17,750)         (35,654)             (17,166)
     Purchase of Federal Home Loan Bank stock                                            (166)               -                    -
     Purchase of InsuranCenter of Alpena                                               (1,028)               -                    -
     Purchase of premises and equipment                                                (1,114)            (386)                (873)
                                                                             ----------------    -------------    -----------------
          Net cash provided by (used in) investing activities                          (3,552)           1,479               34,434

CASH FLOWS FROM FINANCING ACTIVITIES
     Net increase (decrease) in deposits                                               (4,390)         (10,446)               3,767
     Dividends paid on common stock                                                      (367)            (362)                (360)
     Net increase (decrease) in advances from borrowers                                    92              (99)                (152)
     Additions to advances from Federal Home Loan Bank                                  9,500                -               22,500
     Repayments of advances from Federal Home Loan Bank                               (12,112)          (3,706)             (52,815)
     Proceeds from exercise of stock options                                              131               25                    -
                                                                             ----------------    -------------    -----------------
          Net cash used in financing activities                                        (7,146)         (14,588)             (27,060)
                                                                             ----------------    -------------    -----------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                   (8,393)          (9,891)               8,163

CASH AND CASH EQUIVALENTS - Beginning of year                                          15,099           24,990               16,827
                                                                             ----------------    -------------    -----------------
CASH AND CASH EQUIVALENTS - End of year                                      $          6,706    $      15,099    $          24,990
                                                                             ================    =============    =================
SUPPLEMENTAL CASH FLOW AND NONCASH INFORMATION
     Cash paid for income taxes                                              $            556    $         506    $             475
     Cash paid for interest on deposits and borrowings                                  6,430            8,239               11,465
     Stock issued to employees                                                              3               16                   61

See Notes to Consolidated
   Financial Statements.

NOTE I - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         NATURE OF OPERATIONS - Alpena Bancshares, Inc. (the "Company") and its subsidiary, First Federal of Northern Michigan (the "Bank"), conduct operations in the northeastern lower peninsula of Michigan. The Bank is primarily engaged in the business of attracting deposits from the general public in its market area and investing those deposits in one-to-four family residential real estate mortgages and, to a lesser extent, commercial real estate loans and consumer loans.

         PRINCIPLES OF CONSOLIDATION AND ORGANIZATION - The consolidated financial statements include the accounts of Alpena Bancshares, Inc., First Federal of Northern Michigan, and the Bank's wholly owned subsidiaries, Financial Services & Mortgage Corporation (FSMC) and InsuranCenter of Alpena. FSMC invests in real estate, which includes leasing, selling, developing, and maintaining real estate properties. All significant intercompany balances and transactions have been eliminated in the consolidation. The 000s have been omitted in tabular columns.

         Alpena Bancshares, Inc., was formed on November 14, 2000, pursuant to a plan of reorganization adopted by the Bank and its stockholders. Pursuant to the reorganization, each share of First Federal Savings and Loan Association of Alpena stock held by existing stockholders of the Bank was exchanged for a share of common stock of Alpena Bancshares, Inc., by operation of law. The reorganization had no financial statement impact and is reflected for all prior periods presented. Approximately 56 percent of the Company's capital stock is owned by Alpena Bancshares M.H.C., a mutual holding company. The remaining 44 percent of the Company's stock is owned by the general public, including the Bank's Employee Stock Ownership Plan.

         In an effort to increase and diversify sources of income, on June 12, 2003, First Federal of Northern Michigan acquired 100 percent of the stock of the InsuranCenter of Alpena (ICA). Beginning June 13, 2003, the financial results of ICA are included in the consolidated financial statements of the Company. ICA is a licensed insurance agency engaged in the business of property, casualty, and health insurance. The purchase price of $2,866,400 was based on pricing determined by an independent consultant. There is a provision for an earn-out payment for the former owners who remain with the organization, of up to $300,000 per year for three years if specific net sales levels are achieved. For the year ended December 31, 2003, the net sales level was achieved, and the earn-out payment was accrued for at year-end and added to the cost of the acquisition and recorded as goodwill.

         The following table summarizes the estimated fair value of the assets acquired (000s omitted):

Current assets                                            $      151
Plant, property, and equipment                                   439
Intangible assets                                              1,687
Goodwill                                                         657
                                                          ----------
   Total assets acquired                                       2,934

Current liabilities                                               68
                                                          ----------

Net assets acquired                                       $    2,866
                                                          ==========

         Of the identifiable intangible assets acquired, $890,000 relates to the value of the existing customer list and $597,000 relates to an exclusive health care contract. Both of these will be amortized over a 20 year period. The monthly amortization expense associated with these items will be $6,200. The value placed on the non-compete agreement is $200,000, which will be amortized over a 10 year period. The monthly amortization for this expense equates to $1,700 per month. These amortization expenses will be recorded in non-interest expenses on a monthly basis. The goodwill of $657,100 that was created in the transaction will not be amortized but tested annually for impairment. Any future payments made under the earn-out agreement will be added to goodwill. The goodwill created in the acquisition is non-deductible for tax purposes.

         The purchase was paid for with cash of $1,028,000 plus a note payable
         (debt) of $1,357,000 and a non-compete liability (balance to be paid over the next nine years) of $180,000.

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

         Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in the earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

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

         The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

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

         The allowance consists of specific, general, and unallocated components. The specific components relate to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

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

         LOANS HELD FOR SALE - The Bank routinely sells to investors its long-term fixed rate residential mortgages. These loans are identified at origination as held for sale and are accounted for at the lower of cost or market on an aggregate basis. The lower of cost or market allowance for loans held for sale was $0 at December 31, 2003 and 2002.

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

         CORE DEPOSIT INTANGIBLE - In connection with the purchase of certain branches, the excess of purchase price over fair value of net assets acquired has been allocated to intangible assets, which is being amortized over 5 years to 15 years. The estimated amortization expense for each period during the years ended December 31, 2004 through December 31, 2010 is approximately $205,000.

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

         OFF BALANCE SHEET INSTRUMENTS - In the ordinary course of business, the Corporation has entered into commitments to extend credit, including commitments under credit card arrangements, commercial letters of credit and standby letters of credit.

         In November 2002, the FASB issued Interpretation No. 45, (FIN 45) Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, which elaborates on the disclosures to be made by a guarantor about its obligations under certain guarantees issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of this Interpretation have been applied on a prospective basis to guarantees issued or modified after December 31, 2002. However, the value of such guarantees is immaterial and the adoption of this Standard did not have a material effect on the Corporation's financial statements.

         OTHER COMPREHENSIVE INCOME - Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income. Certain changes in assets and liabilities, however, such as unrealized gains and losses on securities available for sale, are reported as a separate component in the equity section of the consolidated statement of financial condition. Such items, along with net income, are components of comprehensive income.

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

         STOCK COMPENSATION PLAN - The Company has a stock-based employee compensation plan, which is described more fully in Note 12. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The pro forma compensation cost related to options is insignificant.

         The weighted average fair value of options granted in 2002 was $1.04. There were no options granted in 2003 and 2001. The fair value of options granted in 2002 is estimated on the date of grant using the Black-Scholes option-pricing model using the following assumptions: dividend yield of 7 percent, expected life of 8 years, expected volatility of 19.7 percent and a risk free interest rate of 4 percent.

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

         Earnings per common share have been computed based on the following (000s omitted, except share data):

                                                                2003               2002           2001
                                                            -----------       ---------------   ----------
Net income                                                  $     1,209       $           770   $    1,285
                                                            ===========       ===============   ==========
Average number of common shares
   outstanding                                                1,650,919             1,643,966    1,641,702
Effect of dilutive options                                       10,729                10,347        3,122
                                                            -----------       ---------------   ----------
Average number of common shares
   outstanding used to calculate diluted
   earnings per common share                                  1,661,648             1,654,313    1,644,824
                                                            ===========       ===============   ==========


Reclassifications - Certain items from December 31, 2002 and 2001 have been reclassified to conform to the December 31, 2003 presentation.

NOTE 2 - INVESTMENT SECURITIES

         Investment securities have been classified according to management's intent. The carrying value and estimated fair value of securities at December 31, 2003 and 2002 are as follows (000s omitted):

                                                                    2003
                                                   -----------------------------------------
                                                                Gross      Gross
                                                   Amortized  Unrealized Unrealized  Market
                                                      Cost      Gains      Losses     Value
                                                   ---------  ---------- ----------  -------
SECURITIES AVAILABLE FOR SALE
   U.S. Treasury securities and obligations
     of U.S. government corporations
     and agencies                                   $16,700    $   367    $     -    $17,067
   Municipal notes                                    3,900         60          -      3,960
   Corporation securities                             6,163          -         16      6,147
   Mortgage-backed securities                         7,443          -        108      7,335
   Other securities                                      17        144          -        161
                                                    -------    -------    -------    -------
        Total                                       $34,223    $   571    $   124    $34,670
                                                    =======    =======    =======    =======

                                                                     2002
                                                   -----------------------------------------
                                                                Gross      Gross
                                                   Amortized Unrealized  Unrealized  Market
                                                      Cost      Gains      Losses     Value
                                                   --------- ----------  ----------  -------
SECURITIES AVAILABLE FOR SALE
   U.S. Treasury securities and obligations
     of U.S. government corporations
     and agencies                                   $30,940    $ 1,041    $     -    $31,981
   Municipal notes                                    3,170        116          -      3,286
   Corporation securities                             4,488         92          -      4,580
   Mortgage-backed securities                         6,708        224          1      6,931
   Other securities                                      21        145          -        166
                                                    -------    -------    -------    -------
        Total                                       $45,327    $ 1,618    $     1    $46,944
                                                    =======    =======    =======    =======

         The amortized cost and estimated market value of securities at December 31, 2003, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties (000s omitted):

                                              Amortized   Market
                                                 Cost      Value
                                              ---------   -------
Due in one year or less                        $ 6,947    $ 7,219
Due after one year through five years           19,503     19,782
Due after five years                               330        335
                                               -------    -------
   Subtotal                                     26,780     27,336
Mortgage-backed securities                       7,443      7,334
                                               -------    -------
   Total                                       $34,223    $34,670
                                               =======    =======

         At December 31, 2003 and 2002, securities with a carrying value of $3,500,000 and $4,686,000 and fair value of $3,611,000 and $4,686,000, respectively, were pledged to secure certain deposit accounts.

         Gross proceeds from the sale of securities available for sale during 2003, 2002, and 2001 were $11,982,000, $4,977,000 and $186,000, respectively, resulting in gross gains of $320,000, $65,000 and $183,000, respectively.

NOTE 3 - LOANS

         Loans at December 31, 2003 and 2002 are summarized as follows (000s omitted):

                                                            2003        2002
                                                          --------    --------
Real estate loans - One-to-four family residential        $100,199    $104,780
Commercial loans:
   Secured by real estate                                   29,452      20,369
   Other                                                    13,922       7,527
                                                          --------    --------
     Total commercial loans                                 43,374      27,896
Consumer loans                                              20,923      19,587
                                                          --------    --------
     Total gross loans                                     164,496     152,263
Less allowance for loan losses                               1,036         922
                                                          --------    --------
     Total loans - Net                                    $163,460    $151,341
                                                          ========    ========

         Final loan maturities and rate sensitivity of the loan portfolio at December 31, 2003 are as follows (000s omitted):

                                                    One Year     After
                                        Less Than    to Five      Five
                                        One Year      Years       Years       Total
                                        --------    --------    --------    --------
Loans at fixed interest rates           $ 31,380    $ 60,596    $ 52,154    $144,130
Loans at variable interest rates          14,245       4,930       1,191      20,366
                                        --------    --------    --------    --------
   Total                                $ 45,625    $ 65,526    $ 53,345    $164,496
                                        ========    ========    ========    ========

         Certain directors and executive officers of the Company were loan customers during 2003 and 2002. Such loans were made in the ordinary course of business and do not involve more than a normal risk of collectibility. An analysis of aggregate loans outstanding to directors and executive officers for the years ended December 31, 2003 and 2002 is as follows (000s omitted):

                                        2003         2002
                                       -------     -------
Aggregate balance - January 1          $   981     $   716

New loans                                4,073         817
Repayments                              (2,586)       (552)
                                       -------     -------
Aggregate balance - December 31        $ 2,468     $   981
                                       =======     =======

         An analysis of the allowance for loan losses is as follows (000s omitted):

                                   2003        2002       2001
                                 -------     -------     -------
Balance - Beginning of year      $   922     $   689     $   649

Provision for losses                 267         415         255
Loans - Charged off                 (215)       (234)       (289)
Recoveries                            62          52          74
                                 -------     -------     -------

Balance - End of year            $ 1,036     $   922     $   689
                                 =======     =======     =======

         The following is a summary of information pertaining to impaired, non-accrual, and delinquent loans (000s omitted):

                                                  2003      2002
                                                 ------    ------
Impaired loans without a
   valuation allowance                           $    -    $    -
Impaired loans with a valuation
   allowance                                      1,040         -
                                                 ------    ------

Total impaired loans                             $1,040    $    -
                                                 ======    ======

Valuation allowance related to
   impaired loans                                $  120    $    -

Total non-accrual loans                          $1,291    $  627

Total loans past due 90 days or more
     and still accruing                          $  828    $  807

                                           2003    2002    2001
                                           ----    ----    ----
Average investment in
   impaired loans                          $829    $  -    $  -
                                           ====    ====    ====

Interest income recognized
   on impaired loans                       $  -    $  -    $  -
                                           ====    ====    ====

Interest income recognized on
   a cash basis on impaired loans          $  -    $  -    $  -
                                           ====    ====    ====

NOTE 4 - REAL ESTATE HELD FOR SALE

         In 2003, the real estate held for sale was determined to be impaired and was written down to fair value. The valuation allowance on this project, which was determined based on recent sales of comparable real estate and existing real estate listings, was approximately $121,000 and $102,000 at December 31, 2003 and 2002, respectively.

NOTE 5 - PROPERTY AND EQUIPMENT

         A summary of property and equipment for the years ended December 31, 2003 and 2002 is as follows (000s omitted):

                                          2003      2002
                                         ------    ------
Land                                     $  878    $  838
Land improvements                            62        21
Buildings                                 4,504     3,243
Equipment                                 3,187     2,745
                                         ------    ------

   Total property and equipment           8,631     6,847

Less accumulated depreciation             2,814     2,086
                                         ------    ------

   Net property and equipment            $5,817    $4,761
                                         ======    ======

NOTE 6 - SERVICING

         Loans serviced for others are not included in the accompanying consolidated statement of financial condition. The unpaid principal balances of mortgage and other loans serviced for others were approximately $141,340,000 and $119,651,000 at December 31, 2003 and
         2002, respectively.

         The balance of capitalized servicing rights, net of valuation allowance, is included in other assets at December 31, 2003 and 2002.

         The key economic assumptions used in determining the fair value of the mortgage servicing rights are as follows:

                                                          2003          2002
                                                         ------        ------
Annual constant prepayment speed (CPR)                   13.89%        17.55%
Weighted average life (in months)                          253           264
Discount rate                                             7.25%         7.25%

         The following summarizes mortgage servicing rights capitalized and amortized, along with the aggregate activity in related valuation allowances (000s omitted):

                                                           2003     2002
                                                          -----     -----
Carrying amount - Beginning of year                       $ 869     $ 630
Originated mortgage servicing rights capitalized            656       557
Amortization of mortgage servicing rights                  (541)     (318)
                                                          -----     -----
     Subtotal                                               984       869
Valuation allowances:
   Balance at beginning of year                               -         -
   Additions                                                 29         -
   Reductions                                               (29)        -
   Write-downs                                                -         -
                                                          -----     -----
   Balance at end of year                                 $ 984     $ 869
                                                          =====     =====

NOTE 7 - INTANGIBLE ASSETS AND GOODWILL

         Intangible assets of the Company at December 31, 2003 are summarized as follows (000s omitted):

                                        Gross
                                       Carrying     Accumulated  Net Carrying
                                        Amount     Amortization     Amount
                                       --------    ------------  ------------
Amortized intangible assets:
  Customer list                         $  890        $   37        $  853
  Customer contract                        597            25           572
  Non-compete covenant                     200            16           184
  Acquisition costs                        100             8            92
                                        ------        ------        ------
     Total                               1,787            86         1,701
Unamortized intangible assets:
  Goodwill                                 657             -           657
                                        ------        ------        ------
     Total                              $2,444        $   86        $2,358
                                        ======        ======        ======

NOTE 8 - DEPOSITS

         Deposit accounts, by type and range of rates at December 31, 2003 and 2002, consist of the following (000s omitted):

        Account Type                                2003               2002
        ------------                                ----               ----
Noninterest-bearing demand                        $  7,281           $  5,418
NOW accounts and MMDA                               25,209             23,115
Regular savings accounts                            28,838             32,198
                                                  --------           --------
     Total                                          61,328             60,731

  Certificate of Deposit Rates

0.50 percent to 1.99 percent                        26,192             19,670
2.00 percent to 2.99 percent                        14,384             11,537
3.00 percent to 3.99 percent                        15,349             11,111
4.00 percent to 4.99 percent                        12,498             13,576
5.00 percent to 6.99 percent                        18,768             34,394
7.00 percent to 8.99 percent                         3,183              5,073
                                                  --------           --------
     Total certificate of deposits                  90,374             95,361
                                                  --------           --------
     Total deposits                               $151,702           $156,092
                                                  ========           ========

         Certificates of deposit $100,000 or greater at December 31, 2003 and 2002 were $17,391,000 and $23,562,000, respectively.

         The following table sets forth the amount and maturities of certificates of deposit at December 31, 2003 (000s omitted):

                                                Amount Due
                      ---------------------------------------------------------------
                                                                   Greater
                      Less than     1-2        2-3        3-5       than
       Rate            1 Year      Years      Years      Years     5 Years     Total
       ----           ---------   -------    -------    -------    -------    -------
0.50 percent to
   1.99 percent        $22,979    $ 1,931    $ 1,224    $    59    $     -    $26,193
2.00 percent to
   2.99 percent         10,314      1,589      1,501        942         37     14,383
3.00 percent to
   3.99 percent            564      5,185      5,764      3,658        178     15,349
4.00 percent to
   4.99 percent          2,934        302      7,843      1,109        310     12,498
5.00 percent to
   6.99 percent          6,044      3,870      2,822      1,732      4,300     18,768
7.00 percent to
   8.99 percent            378      1,306          -        128      1,371      3,183
                       -------    -------    -------    -------    -------    -------

      Total            $43,213    $14,183    $19,154    $ 7,628    $ 6,196    $90,374
                       =======    =======    =======    =======    =======    =======

         Interest expense on deposits for the years ended December 31, 2003, 2002, and 2001 is summarized as follows (000s omitted):

                                 2003      2002      2001
                                ------    ------    ------
NOW and MMDAs                   $  190    $  288    $  132
Regular savings                    119       363     5,723
Certificates of deposit          3,410     4,815     2,051
                                ------    ------    ------

   Total                        $3,719    $5,466    $7,906
                                ======    ======    ======

         Deposits from related parties held by the Bank at December 31, 2003 and 2002 amounted to $558,000 and $170,000, respectively.

NOTE 9 - FEDERAL HOME LOAN BANK ADVANCES

         Advances outstanding from the Federal Home Loan Bank (FHLB) bear interest that is payable monthly. Pursuant to blanket collateral agreements with the FHLB advances are collateralized by one-to-four family whole mortgage loans. The FHLB requires eligible collateral to have a market value equal to 145 percent of advances. Total collateral pledged for the following advances totaled $69,907,000 as of December 31, 2003.

         The advances are subject to prepayment penalties subject to the provisions and conditions of the credit policy of the Federal Home Loan Bank. Future maturities of the advances are as follows (000s omitted):

Years Ending                                   Weighted Average
December 31                    Amount           Interest Rate
------------                  --------         ----------------
2004                          $  8,052              4.20
2005                            12,250              5.74
2006                             2,000              2.84
2008                             6,500              5.40
2010                            17,000              5.59
                              --------
     Total                    $ 45,802              5.24
                              ========

NOTE 10 - NOTE PAYABLE

         Unsecured note payable to two individuals, payable in annual installments of $180,000, including interest at 5.5 percent. Future maturities of the note are as follows (000s omitted):

Years Ending
 December 31                  Amount
------------                 --------
2004                         $    105
2005                              111
2006                              117
2007                              124
2008                              130
Thereafter                        770
                             --------
        Total                $  1,357
                             ========

NOTE 11 - FEDERAL INCOME TAX

         The analysis of the consolidated provision for federal income tax for the years ended December 31, 2003, 2002, and 2001 is as follows (000s omitted):

                          2003    2002    2001
                          ----    ----    ----
Current provision         $318    $285    $562
Deferred provision         200       -      84
                          ----    ----    ----
   Total                  $518    $285    $646
                          ====    ====    ====

         A reconciliation of the federal income tax expense and the amount computed by applying the statutory federal income tax rate (34 percent) to income before federal income tax for the years ended December 31, 2003, 2002, and 2001 is as follows (000s omitted):

                                2003     2002      2001
                               -----     -----     -----
Tax at statutory rate          $ 587     $ 359     $ 657
Nontaxable dividend              (22)       (8)      (19)
Tax-exempt interest              (20)      (24)      (16)
Other                            (27)      (42)       24
                               -----     -----     -----
   Federal income tax          $ 518     $ 285     $ 646
                               =====     =====     =====

         The net deferred tax liability was comprised of the following temporary differences at December 31, 2003 and 2002 (000s omitted):

                                                               2003      2002
                                                              ------    ------
Deferred tax assets:
   Allowance for loan losses                                  $  311    $  282
   Valuation allowance for real estate held
     for sale                                                     41        35
   Other                                                          45        24
   Directors' benefit plan                                       152       189
                                                              ------    ------

        Total deferred tax assets                                549       530

Valuation allowance for deferred tax assets                        -         -

Deferred tax liabilities:
   Bad debt recapture                                              -        24
   Mortgage servicing rights                                     334       295
   Partnership losses                                             65        58
   Depreciation                                                  502       306
   Other                                                          15        14
   Unrealized gains on securities available for sale             152       550
                                                              ------    ------

        Total deferred tax liabilities                         1,068     1,247
                                                              ------    ------

        Net deferred tax liability                            $  519    $  717
                                                              ======    ======

         For tax years beginning prior to January 1, 1996, a qualified thrift institution was allowed a bad debt deduction for tax purposes based on a percentage of taxable income or on actual experience. The Bank used the percentage of taxable income method through December 31, 1995.

         The Small Business Job Protection Act of 1996 (the "Act") requires qualified thrift institutions, such as the Bank, to recapture the portion of their tax bad debt reserves at January 1, 1996 that exceeds the December 31, 1987 ("base year") reserve balance. The amount of this excess reserve is $422,000, which will be taken into taxable income ratably over a six-year period beginning in 1998.

         A deferred tax liability has not been recognized for the tax bad debt base year reserves of the Bank. The base year reserves are the balance of reserves as of December 31, 1987. At December 31, 2003, the amount of those reserves was approximately $60,000. The amount of the unrecognized deferred tax liability at December 31, 2003 was approximately $20,000.

NOTE 12 - OFF BALANCE SHEET RISK COMMITMENTS AND CONTINGENCIES

         CREDIT-RELATED FINANCIAL INSTRUMENTS - The Company is a party to credit-related financial instruments with off balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit, and commercial letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statement of financial condition.

         The Company's exposure to credit loss is represented by the contractual amount of these commitments. The Company follows the same credit policies in making commitments as it does for on-balance-sheet instruments.

         At December 31, 2003 and 2002, the following financial instruments were outstanding whose contract amounts represent credit risk (000s omitted):

                                                      Contract Amount
                                                     ------------------
                                                      2003       2002
                                                     -------    -------
Commitments to grant loans                           $35,868    $33,363
Unfunded commitments under lines of credit            11,499     10,339
Commercial and standby letters of credit                  35        250

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

         COLLATERAL REQUIREMENTS - To reduce credit risk related to the use of credit-related financial instruments, the Company might deem it necessary to obtain collateral. The amount and nature of the collateral obtained is based on the Company's credit evaluation of the customer. Collateral held varies but may include cash, securities, accounts receivable, inventory, property, plant and equipment, and real estate.

         If the counterparty does not have the right and ability to redeem the collateral or if the Company is permitted to sell or repledge the collateral on short notice, the Company records the collateral in its statement of financial condition at fair value with a corresponding obligation to return it.

NOTE 13 - STOCKHOLDERS' EQUITY

         The Company declared $.50, $.50, and $.50 regular cash dividends on its shares of common stock for the years ended December 31, 2003, 2002, and 2001, respectively. Payment of dividends on the common stock is subject to determination and declaration by the Board of Directors and depends on a number of factors, including capital requirements, regulatory limitation on payment of dividends, the Bank's results of operations and financial condition, tax considerations, and general economic conditions.

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

         The Bank is subject to various regulatory capital requirements administered by the OTS. Failure to meet certain capital requirements can initiate certain mandatory and possibly additional discretionary action by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators regarding components, risk-weightings, and other factors.

         As of December 31, 2003 and 2002, the OTS categorized the Bank as "well-capitalized" per definition of 12 CFR Section 565.4(b)(1). To be categorized as well-capitalized, the Bank must maintain minimum total risk-based, tier 1 risk based, and tangible equity ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's categorization.

                                                                                 To be Categorized as
                                                                                Well-Capitalized Under
                                                               For Capital        Prompt Corrective
                                          Actual           Adequacy Purposes      Action Provisions
                                    ------------------     ------------------   ----------------------
                                    Amount      Ratio      Amount      Ratio      Amount      Ratio
                                    -------    -------     -------    -------     -------    -------
                                                          (Dollars in Thousands)
December 31, 2003:
   Total capital (to risk-
     weighted assets)               $18,119      11.96%    $12,116       8.00%    $15,146      10.00%
   Tier 1 capital (to risk-
     weighted assets)               $17,019      11.24%    $ 6,058       4.00%    $ 9,087       6.00%
   Tangible capital (to
     tangible assets)               $17,019       7.78%    $ 3,283       1.50%    $ 4,377       2.00%

December 31, 2002:
   Total capital (to risk-
     weighted assets)               $19,137      15.95%    $ 9,596       8.00%    $11,995      10.00%
   Tier 1 capital (to risk-
     weighted assets)               $18,149      15.13%    $ 4,798       4.00%    $ 7,197       6.00%
   Tangible capital (to
     tangible assets)               $18,149       8.08%    $ 3,370       1.50%    $ 4,493       2.00%

NOTE 14 - EMPLOYEE BENEFIT PLANS

         RETIREMENT PLANS

         The Bank is a participant in the multiemployer Financial Institutions Retirement Fund (FIRF or the "Plan"), which covers substantially all of its officers and employees. The defined benefit plan covers all employees who have completed one year of service, attained age 21, and worked at least 1,000 hours during the year. Normal retirement age is 65, with reduced benefits available at age 55. The Bank's contributions are determined by FIRF and generally represent the normal cost of the Plan. Specific plan assets and accumulated benefit information for the Bank's portion of the Plan are not available. Under the Employee Retirement Income Security Act of 1974 (ERISA), a contributor to a multiemployer pension plan may be liable in the event of complete or partial withdrawal for the benefit payments guaranteed under ERISA. The Bank was fully funded in the Plan as of December 31, 2003. The expense of the Plan allocated to the Bank for the years ended December 31, 2003, 2002, and 2001 was $263,000, $212,000 and $168,000, respectively.

         The Bank has a Section 401(k) savings plan covering substantially all of its employees who meet certain age and service requirements. Under the plan, the Bank matches 50 percent of participant contributions up to 3 percent of each participant's compensation during the year. This contribution is dependent upon availability of sufficient net earnings from current or prior years. Additional contributions may be made as approved by the Board of Directors. The expense under the plan for the years ended December 31, 2003, 2002, and 2001 was $65,000, $64,000 and
         $56,000, respectively.

         The Bank has a nonqualified deferred compensation plan for its directors. Through 1998, each director could voluntarily defer all or part of his or her director's fees to participate in the program. The plan is currently unfunded and amounts deferred are unsecured and remain subject to claims of the Bank's general creditors. Directors are paid once they reach normal retirement age or sooner for reason of death, total disability, or termination. The Bank may terminate the plan at any time. The amount recorded under the plan totaled approximately $617,000 and $550,000 at December 31, 2003 and 2002, respectively. The expense associated with the plan was $67,000, $90,000 and $77,000 for the years ended December 31, 2003, 2002, and 2001, respectively.

         EMPLOYEE STOCK OWNERSHIP PLAN

         Effective January 1, 1994, the Bank implemented an employee stock ownership plan (ESOP). The ESOP covers substantially all employees who have completed one year of service, attained age 21, and worked at least 1,000 hours during the year. To fund the ESOP, the Bank borrowed $480,000 from an outside party to purchase 48,000 shares of the Company's common stock at $10 per share. The ESOP note was payable quarterly with interest at the prime rate and was retired in 1999. All shares were allocated as of December 31, 1999. Compensation expense is measured by the fair value of ESOP shares allocated to participants during a fiscal year. There was no compensation expense for the years ended December 31, 2003, 2002, and 2001.

         STOCK AWARD PLAN

         The 1996 Recognition and Retention Plan for employees and outside directors authorized the issuance of authorized, but unissued shares of common stock of the Company in an aggregate amount of 27,600 shares of common stock, of which 17,940 shares were available to be awarded to employees and 9,660 shares were available to be awarded to non-employee directors. Restricted stock awards are nontransferable and non-assignable. Awards to non-employee directors vest at the rate of 20 percent of the amount awarded commencing one year from the date of the award, which was April 17, 1996. Awards to executive officers and employees would become fully vested upon termination of employment or service due to death, disability, or normal retirement. Upon termination of employment or service for any other reason, unvested shares are forfeited. A provision of $3,000, $16,000 and $61,000 was charged to expense for the years ended December 31, 2003, 2002, and 2001, respectively.

         A summary of shares relating to the Recognition and Retention Plan is as follows:

Outstanding - January 1, 2001               4,913
   Vested in 2001                          (3,472)
   Forfeited in 2001                         (621)
   Available to be re-awarded                 621
                                           ------

Outstanding - December 31, 2001             1,441
   Vested in 2002                               -
   Forfeited in 2002                            -
   Re-awarded in 2002                      (1,199)
                                           ------

Outstanding - December 31, 2002               242
   Vested in 2003                               -
   Forfeited in 2003                            -
   Re-awarded in 2003                        (200)
                                           ------

Outstanding - December 31, 2003                42
                                           ======

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

         The following is a summary of activity for stock options for the years ended December 31:

                                        2003                   2002                    2001
                                ---------------------  --------------------   ---------------------
                                             Weighted              Weighted                Weighted
                                             Average                Average                Average
                                Number of    Exercise  Number of   Exercise   Number of    Exercise
                                 Shares       Price     Shares       Price     Shares       Price
                                ---------    --------  ---------   --------   ---------    --------
Options outstanding at
   beginning of year              41,033     $ 10.35     39,513     $  9.85     46,256     $ 10.03
Options granted                        -           -      7,000       13.75          -           -
Options exercised                (12,022)       9.81     (2,480)         10          -           -
Options forfeited                      -           -     (3,000)      12.38     (6,743)      11.07
                                 -------                -------                -------

Options outstanding at end
   of year                        29,011       10.57     41,033       10.35     39,513        9.85
                                 =======                =======                =======

Exercisable at end of year        25,011       10.06     36,033        9.88     39,513        9.85

         Information pertaining to options outstanding at December 31, 2003 is as follows:

                              Options Outstanding                      Options Exerciseable
                    --------------------------------------- ---------------------------------------
                                    Weighted                               Weighted
                                     Average       Weighted                 Average        Weighted
                                    Remaining       Average                Remaining        Average
                       Number      Contractual     Exercise    Number     Contractual      Exercise
Exercise Prices     Outstanding  Life (in years)     Price  Exercisable  Life (in years)    Price
---------------     -----------  ---------------   -------- -----------  ---------------   --------
    9.625               5,900         2.45          $ 9.63      5,900         2.45          $ 9.63
    10.00              18,111         2.30           10.00     18,111         2.30           10.00
    13.75               5,000         8.24           13.75      1,000         8.24           13.75
                       ------                                  ------
        Total          29,011         3.35          $10.57     25,011         2.57          $10.06
                       ======                                  ======

NOTE 15 - FAIR VALUES OF FINANCIAL INSTRUMENTS

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

         LOANS RECEIVABLE - For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (e.g., one-to-four family residential), credit card loans, and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for other loans (e.g., commercial real estate and investment property mortgage loans, commercial, and industrial loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for nonperforming loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

         DEPOSIT LIABILITIES - The fair values disclosed for demand deposits (e.g., interest and noninterest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts, and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

         LONG-TERM BORROWINGS - The fair values of the Company's long-term borrowings are estimated using discounted cash flow analyses based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

         ACCRUED INTEREST - The carrying amounts of accrued interest approximate fair value.

         The estimated fair values and related carrying or notional amounts of the Company's financial instruments are as follows (000s omitted):

                                                         2003                    2002
                                                ---------------------   ---------------------
                                                Carrying   Estimated    Carrying   Estimated
                                                Amounts    Fair Value    Amounts   Fair Value
                                                --------   ----------   --------   ----------
Financial assets:
   Cash and cash equivalents                    $  6,706    $  6,706    $ 15,099    $ 15,099
   Securities                                     34,670      34,670      46,944      46,944
   Loans and loans held for sale - Net           164,391     165,114     151,883     156,013
   Federal Home Loan Bank stock                    4,460       4,460       4,294       4,294
   Accrued interest receivable                     1,066       1,066       1,323       1,323

Financial liabilities:
   Customer deposits                             151,702     153,572     156,092     160,895
   Advances from borrowers for
     taxes and insurance                              96          96           4           4
   Federal Home Loan Bank advances                45,802      50,925      48,414      53,485
   Note payable                                    1,357       1,357           -           -
   Accrued interest payable                          368         368         344         344

NOTE 16 - RESTRICTIONS ON DIVIDENDS

         OTS regulations impose limitations upon all capital distributions including cash dividends. The total amount of dividends that may be paid is generally limited to the sum of the net profits of the bank for the preceding three years. An application to and the approval of the OTS is required prior to any capital distribution if the institution does not meet the criteria for "expedited treatment" of applications under OTS regulations. If an application is not required, the institution must still provide prior notice to the OTS of the capital distribution. In the event the Bank's capital falls below its regulatory requirements or the OTS notifies it that it was in need of more than normal supervision, the Bank's ability to make capital distributions could be restricted. In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice. At December 31, 2003, the Bank's retained earnings available for the payment of dividends totaled $2,191,000.

NOTE 17 - PARENT-ONLY FINANCIAL STATEMENTS

         The following represents the condensed financial statements of Alpena Bancshares, Inc. ("Parent") only. The Parent-only financial information should be read in conjunction with the Company's consolidated financial statements.

         The condensed balance sheet at December 31, 2003 and 2002 is as follows (000s omitted):

                                                      2003        2002
                                                     -------    -------
      ASSETS

Cash at subsidiary bank                              $   148    $    90
Investment in subsidiary                              21,822     21,698
Other assets                                               -         13
                                                     -------    -------
   Total assets                                      $21,970    $21,801
                                                     =======    =======

      LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities                                          $    19    $    54
Stockholders' equity                                  21,951     21,747
                                                     -------    -------
   Total liabilities and stockholders' equity        $21,970    $21,801
                                                     =======    =======

         The condensed statement of operations for the years ended December 31, 2003 and 2002 are as follows (000s omitted):

                                                                2003       2002
                                                              -------     -------
Operating income                                              $     -     $     -
Operating expense                                                  60          64
                                                              -------     -------
Loss before income taxes and equity in undistributed
   net income of subsidiary                                       (60)        (64)
Income tax benefit                                                 18          22
                                                              -------     -------
Loss before equity in undistributed net income of
   subsidiary                                                     (42)        (42)
Equity in undistributed net income of subsidiary                1,251         812
                                                              -------     -------
Net income                                                    $ 1,209     $   770
                                                              =======     =======

         The condensed statement of cash flows for the years ended December 31, 2003 and 2002 is as follows (000s omitted):

                                                               2003         2002
                                                              -------     -------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                 $ 1,209     $   770
   Adjustments to reconcile net income to net cash
     from operating activities:
        Equity in undistributed net income of
          subsidiary                                           (1,251)       (812)
        Net change in other assets                                 13         (13)
        Net change in other liabilities                           (27)          1
                                                              -------     -------
             Net cash used in operating
               activities                                         (56)        (54)

CASH FLOWS FROM INVESTING ACTIVITIES
   Upstream dividend from subsidiary                              350         459

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from exercise of stock options                        131          25
   Dividends paid                                                (367)       (362)
                                                              -------     -------
             Net cash used in financing activities               (236)       (337)
                                                              -------     -------
NET INCREASE (DECREASE) IN CASH AND CASH
   EQUIVALENTS                                                     58          68

CASH AND CASH EQUIVALENTS - Beginning of year                      90          22
                                                              -------     -------
CASH AND CASH EQUIVALENTS - End of year                       $   148     $    90
                                                              =======     =======

NOTE 18 - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

         The following tables summarize the Company's quarterly results for the fiscal years ended December 31, 2003 and 2002

                                                          For the Three-Month Period Ending
                                                    ----------------------------------------------
                                                    March 31, June 30,  September 30, December 31,
                                                      2003      2003        2003          2003
                                                    --------- --------  ------------- ------------
                                                   (Dollars in Thousands, except for per share data)
Interest income                                      $3,400    $3,311      $3,414        $3,225
Interest expense                                      1,702     1,652       1,576         1,525
                                                     ------    ------      ------        ------
Net interest income                                   1,698     1,659       1,838         1,700
Provision for losses on loans                           162        65          11            29
Other income                                            582     1,943       1,367         1,534
Other expenses                                        1,994     2,896       2,774         2,663
                                                     ------    ------      ------        ------
Income - Before income taxes                            124       641         420           542
Federal income taxes                                     38       215         140           125
                                                     ------    ------      ------        ------
Net income                                           $   86    $  426      $  280        $  417
                                                     ======    ======      ======        ======
Basic earnings per share                             $ 0.05    $ 0.26      $ 0.17        $ 0.25
Fully diluted earnings per share                     $ 0.05    $ 0.26      $ 0.17        $ 0.25
Weighted average number of shares outstanding         1,646     1,646       1,654         1,645
Weighted average number of shares outstanding,
   including dilutive stock options                   1,657     1,659       1,663         1,654
Cash dividends declared per common share             $0.125    $0.125      $0.125        $0.125

                                                           For the Three-Month Period Ending
                                                    ----------------------------------------------
                                                    March 31, June 30,  September 30, December 31,
                                                      2002      2002       2002           2002
                                                    --------- --------  ------------- ------------
                                                  (Dollars in Thousands, except for per share data)
Interest income                                      $3,747    $3,691      $3,661        $3,400
Interest expense                                      2,300     2,142       2,038         1,862
                                                     ------    ------      ------        ------
Net interest income                                   1,447     1,549       1,623         1,538
Provision for losses on loans                            75        75          75           190
Other income                                            596       376         828           585
Other expenses                                        1,825     1,622       1,936         1,689
                                                     ------    ------      ------        ------
Income - Before income taxes                            143       228         440           244
Federal income taxes                                     52        81         155            (3)
                                                     ------    ------      ------        ------
Net income                                           $   91    $  147      $  285        $  247
                                                     ======    ======      ======        ======
Basic earnings per share                             $ 0.06    $ 0.09      $ 0.17        $ 0.15
Fully diluted earnings per share                     $ 0.06    $ 0.09      $ 0.17        $ 0.15
Weighted average number of shares outstanding         1,642     1,644       1,644         1,645
Weighted average number of shares outstanding,
   including dilutive stock options                   1,653     1,656       1,657         1,654
Cash dividends declared per common share             $0.125    $0.125      $0.125        $0.125

NOTE 19 - SUBSEQUENT EVENTS

         On February 6, 2004, the Company entered into an agreement to purchase two branches located in northern Michigan. The Company acquired approximately $17,000 in loans and assumed approximately $13,000,000. The purchase is subject to regulatory approval and is expected to be approved in the second quarter of 2004.

                       DIRECTORS AND EXECUTIVE OFFICERS OF
         ALPENA BANCSHARES, INC. AND FIRST FEDERAL OF NORTHERN MICHIGAN

DIRECTORS -

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

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS -

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

         Michael W. Mahler was named Chief Financial Officer, Treasurer of the Company and the Bank in November 2002. In December 2003 Mr. Mahler was also named Acting Corporate Secretary. Prior to this, Mr. Mahler was employed for two years by the Besser Company, in Alpena, Michigan, which is an international producer of concrete products equipment, where he served as their Corporate Controller. He was previously employed for ten years by LTV Steel Company, where he was a financial analyst in East Chicago, Indiana for seven years and for three years he was the controller of a division in Northeastern Michigan.

         Joseph W. Gentry II was named Vice President, Human Resources of the Bank in February 2002, after serving as Director of Human Resources since joining the Bank in October 2001. Prior to joining the Bank, Mr. Gentry served as Manager - Industrial Relations / Safety for Lafarge - Presque Isle Corporation, producer of chemical grade and aggregate limestone for the construction and building materials market, since 1991, and was employed by Besser Company, an international producer of concrete products equipment, from 1973 to 1991 as Personnel Manager / Safety Director. All previous employers are in the Alpena, Michigan area. Mr. Gentry has taught economics at Alpena Community College as an adjunct professor for the past 16 years.

                             STOCKHOLDER INFORMATION

         The Annual Meeting of Stockholders will be held at 1:00 p.m., April 21, 2004 at the Thunder Bay Recreational Center, 701 Woodward Avenue, Alpena, Michigan.

Stock Listing

         The Company's common stock is traded on the over-the-counter (O.T.C.) bulletin board under the symbol ALPN.OB

                       High/Low
2002    Quarter 1      $15.00/$12.10
2002    Quarter 2      $16.00/$13.20
2002    Quarter 3      $16.00/$14.00
2002    Quarter 4      $14.30/$12.70
2003    Quarter 1      $15.65/$14.00
2003    Quarter 2      $18.50/$14.80
2003    Quarter 3      $19.00/$16.50
2003    Quarter 4      $24.00/$18.95


Price Range of Common Stock

         The following sets forth the quarterly high and low sales price per share during each of the four quarters in, 2002 and 2003.

GENERAL COUNSEL                                   INDEPENDENT AUDITOR

Isackson & Wallace, P.C.                          Plante & Moran, PLLC
114 S. Second Avenue                              2601 Cambridge Ct. Suite 500
Alpena, MI 49707                                  Auburn Hills, Michigan 48326

SPECIAL COUNSEL                                   TRANSFER AGENT

Luse Gorman Pomerenk & Schick                     Registrar and Transfer Company
5335 Wisconsin Avenue, N.W.                       10 Commerce Drive
Suite 400                                         Cranford, New Jersey 07016
Washington, D.C. 20015                            800-346-6084

ANNUAL REPORT ON FORM 10-KSB

         A COPY OF THE COMPANY'S FORM 10-KSB FOR THE YEAR ENDED DECEMBER 31, 2003 WILL BE FURNISHED WITHOUT CHARGE UPON WRITTEN REQUEST TO MICHAEL W. MAHLER, CHIEF FINANCIAL OFFICER, ALPENA BANCSHARES, INC., 100 S. SECOND AVENUE, ALPENA, MICHIGAN 49707.

HIGHLIGHTS OF 2003

The mortgage, accounting and deposit operations departments moved to the newly renovated backroom center.

The purchase of The InsuranCenter of Alpena was successfully completed in 2003.

A successful renovation of the Gaylord Branch integrated the building into the town's Bavarian theme.

LOCATIONS:

ALPENA
100 South Second Avenue - Alpena, MI 49707
Telephone: (989) 356-9041 - Fax: (989) 354-8671

300 South Ripley Boulevard - Alpena, MI 49707
Telephone: (989) 354-3147 - Fax: (989) 354-5170

CHEBOYGAN
101 South Main Street - Cheboygan, MI 49721
Telephone: (231) 627-9951 - Fax: (231) 627-4727

GAYLORD
1000 South Wisconsin - Gaylord, MI 49735
Telephone: (989) 705-1582 - Fax: (989) 705-7378

LEWISTON
P.O. Box 673 - 4236 Salling Street - Lewiston, MI 49756
Telephone: (989) 786-9114 - Fax: (989) 786-9133

MIO
308 North Morenci - Mio, MI 48647
Telephone: (989) 826-3274 - Fax: (989) 826-6605

OSCODA
201 North State Street - Oscoda, MI 48750
Telephone: (989) 739-2061 - Fax: (989) 739-0760

OSSINEKE
11874 U.S. 23 South - Ossineke, MI 49766
Telephone: (989) 471-2183 - Fax: (989) 471-9119
www.first-federal.com