Form 10KSB, Exhibit 13
period 2005-12-31
First Federal of Northern Michigan Bancorp, Inc.
filed 2006-03-29
CIK 1128227

                                                                      Exhibit 13

                FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

                                      2005
                                  ANNUAL REPORT

                                 MARCH 31, 2006

(FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. LOGO)

March 31, 2006

Dear Shareholders:

Two solid building blocks were cemented in place in the Company's foundation during the past year. First, a second- step conversion and stock offering were completed effective April 1, 2005, providing the necessary capital to support our continued growth and a bright future. And second, by promoting several members of our management, we have the increased bench strength to take on the challenges of banking for the next decade. Our people are our most important asset.

STOCK CONVERSION

     - A total of 1,699,869 shares of common stock were sold to investors at $10.00 per share, which represented the ownership interest of Alpena Bancshares, MHC in Alpena Bancshares, Inc. (ABI). A new stock holding company was formed, First Federal of Northern Michigan Bancorp, Inc. (the Company), which trades on the NASDAQ exchange under the symbol FFNM, and is the parent of First Federal of Northern Michigan (the
          Bank), a federal savings bank. As a result of the conversion existing shares of stock in ABI were exchanged for 1.8477 shares of FFNM stock. We established a charitable foundation, First Federal Community Foundation, as a part of the conversion and funded the foundation with a combination of cash and stock to carry on philanthropic efforts in the communities we serve.

     - Our mission is very clear. It is imperative for the future of the Company and the Bank that we deploy the new capital timely and wisely. Our growing Commercial Services area of the Bank can now continue to recruit new business clients and support the growing needs of existing customers. The Bank's $20 million of internal loan growth in 2005 will utilize some of the new capital, but we will not rest thinking that is all we need to do. We will continue to look for outside opportunities.

BENCH STRENGTH

     - You will be pleased to know that we have taken a major step in strengthening our Executive Management Team at the Company and Bank effective January 25, 2006. The following appointments and promotions were made from within: Michael W. Mahler was named President and Chief Operating Officer; Jerome W. Tracey was named Executive Vice President and Chief Lending Officer; and Amy E. Essex, Chief Financial Officer was given the added responsibilities of Treasurer and Corporate Secretary. In addition, the following appointments were made at the Bank level: Julie A. Curtis was named Vice President, Commercial Services Manager and Josh A. Lucas was named Assistant Vice President, Retail Banking Manager. These appointments, along with other existing managers, give us the talent, enthusiastic energy and dedicated spirit we need to take the Company and the Bank to the next level.

     -    In the Bank's subsidiary insurance agency, the InsuranCenter of Alpena
          (ICA), Sandra Grant was appointed President and Mark Boyk was appointed Chief Operating Officer. Sandy and Mark each have long tenure in leadership positions with ICA and have made the transition since we purchased ICA in June 2003 a smooth one. Our management has been working closely with ICA management to integrate both entities in a manner that best serves both sets of customers.

Setting aside the contribution to the Foundation, the Company's 2005 net income was more than double 2004 results. The sustainable improvement was based upon containing expenses while growing the size of the Bank. I am extremely proud of our Board of Directors and Management for their efforts in planning, then implementing our roadmap to the future. We are well on our way toward meeting the goals established as part of the conversion process, and thereby enhancing shareholder value.

Respectfully yours,


/s/ Martin A. Thomson
-------------------------------------
Martin A. Thomson
Chief Executive Officer

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF THE COMPANY

     Set forth below are selected financial and other data of First Federal of Northern Michigan Bancorp, Inc. This information is derived in part from and should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto presented elsewhere in this Annual Report.

                                                 FOR YEARS ENDED DECEMBER 31,
                                     ----------------------------------------------------
                                       2005       2004       2003       2002       2001
                                     --------   --------   --------   --------   --------
                                                        (IN THOUSANDS)
TOTAL ASSETS .....................   $282,575   $262,800   $223,923   $228,808   $241,472
LOANS RECEIVABLE, NET ............    201,183    195,388    163,460    150,799    178,037
LOANS HELD FOR SALE ..............         --      1,096        931        542      1,891
INVESTMENT SECURITIES ............     55,187     42,033     34,670     46,944     23,212
DEPOSITS .........................    188,735    182,489    151,702    156,092    166,538
FHLB ADVANCES & NOTE PAYABLE .....     54,405     56,001     47,159     48,414     52,120
STOCKHOLDERS' EQUITY .............     36,650     21,777     21,951     21,747     20,597

OPERATING DATA:

                                                                             AT DECEMBER 31,
                                                             -----------------------------------------------
                                                               2005      2004      2003      2002      2001
                                                             -------   -------   -------   -------   -------
                                                                              (IN THOUSANDS)
INTEREST INCOME ..........................................   $15,076   $13,278   $13,350   $14,499   $17,586
INTEREST EXPENSE .........................................     6,706     6,202     6,455     8,342    11,439
                                                             -------   -------   -------   -------   -------
   NET INTEREST INCOME ...................................     8,370     7,076     6,895     6,157     6,147
PROVISION FOR LOAN LOSSES ................................       368       323       267       415       255
                                                             -------   -------   -------   -------   -------
   NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES ...     8,002     6,753     6,628     5,742     5,892
                                                             -------   -------   -------   -------   -------
OTHER INCOME (LOSS):
SERVICE CHARGES AND FEES .................................     1,030     1,012       801       818       740
MORTGAGE BANKING ACTIVITIES ..............................       482       579     1,563     1,401     1,352
NET GAIN ON SALE OF INVESTMENT SECURITIES ................        13       103       320        65       183
GAIN (LOSS) ON SALE OF REAL ESTATE .......................       (45)      (47)        7       (17)     (107)
LOSS ON ABANDONMENT OF FIXED ASSETS ......................        --        --        --         2       (88)
OTHER NON-INTEREST INCOME ................................        37        97       255       116       125
INSURANCE & BROKERAGE COMMISSIONS ........................     2,941     2,967     2,480        --        --
                                                             -------   -------   -------   -------   -------
   TOTAL OTHER INCOME ....................................     4,458     4,711     5,426     2,385     2,205
                                                             -------   -------   -------   -------   -------
OTHER EXPENSES ...........................................    11,815    10,856    10,327     7,072     6,166
                                                             -------   -------   -------   -------   -------
   INCOME BEFORE INCOME TAX EXPENSE ......................       645       608     1,727     1,055     1,931
INCOME TAX EXPENSE .......................................       203       204       518       285       646
                                                             -------   -------   -------   -------   -------
   NET INCOME ............................................   $   442   $   404   $ 1,209   $   770   $ 1,285
                                                             =======   =======   =======   =======   =======

KEY FINANCIAL RATIOS AND OTHER DATA:

                                                                    FOR YEARS ENDED DECEMBER 31,
                                                          -----------------------------------------------
                                                            2005      2004      2003      2002      2001
                                                          -------   -------   -------   -------   -------
PERFORMANCE RATIOS:
RETURN ON AVERAGE ASSETS ..............................      0.16%     0.17%     0.53%     0.33%     0.51%
RETURN ON AVERAGE EQUITY ..............................      1.49%     1.91%     5.52%     3.68%     6.52%
AVERAGE INTEREST RATE SPREAD ..........................      2.97%     2.88%     3.00%     2.50%     2.30%
DIVIDEND PAYOUT RATIO .................................    142.86%   153.85%    30.36%    47.01%    28.02%
DIVIDENDS PER SHARE ...................................   $  0.20   $  0.20   $  0.27   $  0.27   $  0.27
NET INTEREST MARGIN ...................................      3.30%     3.10%     3.26%     2.78%     2.60%
EFFICIENCY RATIO ......................................     85.07%    96.38%    88.02%    87.54%    76.04%
NON-INTEREST EXPENSE TO AVERAGE TOTAL ASSETS ..........      4.32%     4.39%     4.53%     3.01%     2.47%
AVERAGE INTEREST-EARNING ASSETS TO AVERAGE
   INTEREST-BEARING LIABILITIES .......................    112.34%   108.08%   108.69%   107.42%   104.66%

ASSET QUALITY RATIOS:
NON-PERFORMING ASSETS TO TOTAL ASSETS .................      1.57%     0.66%     1.04%     0.68%     0.36%
NON-PERFORMING LOANS TO TOTAL LOANS ...................      1.99%     0.87%     1.28%     0.94%     0.38%
ALLOWANCE FOR LOAN LOSSES TO NONPERFORMING ASSETS .....     35.33%    72.37%    48.89%    62.76%   101.92%
ALLOWANCE FOR LOAN LOSSES TO TOTAL LOANS ..............      0.70%     0.61%     0.63%     0.61%     0.39%

CAPITAL RATIOS:
EQUITY TO TOTAL ASSETS AT END OF PERIOD ...............     12.96%     8.29%     9.80%     9.50%     8.53%
AVERAGE EQUITY TO AVERAGE ASSETS ......................     10.87%     8.82%     9.62%     8.90%     7.88%
RISK-BASED CAPITAL RATIO (BANK ONLY) ..................     16.82%    10.51%    11.96%    15.95%    13.11%

OTHER DATA:
NUMBER OF FULL SERVICE OFFICES ........................        10        10         8         9         9

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     First Federal of Northern Michigan is a full-service, community-oriented savings bank whose primary lending activity is the origination of one- to four-family residential real estate mortgages, commercial real estate loans, commercial loans and consumer loans. As of December 31, 2005, $106.0 million, or 52.3%, of our total loan portfolio consisted of one- to four-family residential real estate loans, $44.3 million, or 21.8%, and $ 26.7 million, or 13.1%, of our total loan portfolio consisted of commercial mortgage loans and commercial loans, respectively, and $25.9 million, or 12.8%, of our total loan portfolio consisted of consumer and other loans. In recent years, commercial mortgage loans and commercial loans have grown as a percentage of our loan portfolio for two reasons. First, we have increased our emphasis on originating these loans, which generally have higher interest rates compared to one- to four-family residential real estate loans. In addition, most of these loans are originated with adjustable interest rates, which assists us in managing interest rate risk. Second, most of our one- to four-family residential mortgage loan customers prefer fixed-rate loans in the low interest rate environment that has prevailed over the last several years. Since we sell into the secondary mortgage market a majority of the fixed-rate one- to four-family residential mortgage loans that we originate, one- to four-family residential real estate loans have decreased as a percentage of our total loan portfolio.

     Our results of operations depend primarily on our net interest income, which is the difference between the interest income we receive on our interest-earning assets, such as loans and securities, and the interest expense we pay on our deposits and borrowings. Our results of operations are also affected by non-interest income and non-interest expense, the provision for loan losses and income tax expense. Non-interest income consists primarily of banking fees, service charges, insurance commissions and gains (losses) on sales of loans and securities available for sale. Our non-interest expense consists primarily of salaries and employee benefits, occupancy and office expenses, advertising and promotion expense and data processing expenses.

     As the holding company of a federally chartered savings bank, our results of operations are significantly affected by general economic and competitive conditions, and particularly changes in market interest rates, government policies and actions of regulatory authorities. Numerous factors that are beyond our control can cause market interest rates to increase or decline. In addition, we are unable to predict future changes in government policies and actions of regulatory authorities that could have a material impact on our financial performance. As a result, we believe that changes in market interest rates, government policies and actions of regulatory authorities represent the primary uncertainties in predicting our future performance.

BUSINESS STRATEGY

     OPERATING AS A COMMUNITY SAVINGS BANK. We are committed to meeting the financial needs of the communities in which we operate. Our branch network of 10 offices enhances our ability to serve these communities. We provide a broad range of individualized consumer and business financial services. We believe that we can be more effective in servicing our customers than many of our non-local competitors because our employees and senior management are able to respond promptly to customer needs and inquiries. Our ability to provide these services is enhanced by the experience of our senior management, which has an average of 11 years' experience in the financial services industry.

     INCREASING OUR COMMERCIAL REAL ESTATE AND COMMERCIAL LENDING. Beginning in 2001, we began to increase our originations of commercial real estate and commercial loans. At December 31, 2005, loans secured by commercial real estate totaled $44.3 million, or 21.8% of our total loan portfolio, and commercial loans totaled $26.7 million, or 13.1% of our total loan portfolio. We intend to emphasize the origination of these types of loans in the future and retain them in our portfolio. Commercial real estate and commercial loans generally are originated with higher interest rates compared to one- to four-family residential real estate loans and, therefore, have a positive effect on our net interest rate spread and net interest income. In addition, most of these loans are originated with adjustable interest rates, which assists us in managing interest rate risk. We believe that our 10-branch network will enable us to continue to increase our commercial and commercial real estate loan portfolio without significant additional fixed costs.

     INCREASING OUR SHARE OF LOWER-COST DEPOSITS. In past years our cost of funds has been relatively high as we accepted higher-costing long-term certificates of deposit to fund our long-term assets such as one- to four-family residential mortgage loans. As we have increased our origination of commercial real estate and commercial loans, most of which are originated with adjustable interest rates, we have decreased our need for higher-costing long-term certificates of deposit. We intend to lower our cost of funds by increasing our share of lower-cost short-term certificates of deposit and lower-cost money market deposits. We also intend to continue to market our non-interest-bearing checking accounts in conjunction with our focus on commercial business lending.

     INCREASING AND DIVERSIFYING OUR SOURCES OF NON-INTEREST INCOME. In June 2003, we acquired the InsuranCenter of Alpena ("ICA"), a licensed insurance agency engaged in the business of property, casualty and health insurance, in an effort to increase and diversify our sources of non-interest income. In 2005 ICA's operations provided us with $2.9 million of income, representing 66.0% of total non-interest income. In 2005, property commissions on insurance sales represented approximately 21% of ICA's revenues, commissions on life insurance sales represented approximately 6% of revenues and commissions on health insurance sales represented approximately 72% of revenues. In November 2005, the Company acquired several large group customers from another insurance agent for approximately $564,000. The entire amount of the purchase was assigned to a customer list intangible asset and is being amortized over five years. The purchase included the issuance of a note payable in the amount of $383,000, discussed in Note 10, with the remainder being paid in cash.

     MAINTAINING HIGH ASSET QUALITY AND CAPITAL STRENGTH. We are committed to conservative loan underwriting standards and procedures, and we primarily originate loans secured by real estate. As a result, we have consistently experienced low levels of late payments and losses on loans. At December 31, 2005, our ratio of non-performing assets to total assets was 1.57%. At December 31, 2005, our ratio of equity to assets was 12.96%.

     MANAGING OUR INTEREST RATE RISK EXPOSURE BY SELLING FIXED-RATE RESIDENTIAL REAL ESTATE LOANS. Historically, most borrowers have preferred long-term, fixed-rate residential real estate loans when market interest rates are at relatively low levels. These loans expose us to interest rate risk because our liabilities, consisting primarily of deposits, have relatively short maturities. In order to better match the maturities of our loan portfolio to the maturities of our deposits in the current low interest rate environment, we have sold substantially all of the fixed-rate, one- to four-family residential real estate loans with maturities of 15 years or more that we have originated since 2002, and we intend to continue this practice for so long as interest rates remain at relatively low levels. However, as interest rates rise in future periods as we expect, we anticipate deploying our existing cash and cash equivalents, as well as the net proceeds from our 2005 stock offering, to increase the origination, and retention, of one-to four-family residential mortgage loans in our portfolio.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2005 AND 2004

     Total assets increased $19.8 million, or 7.2%, to $282.6 million at December 31, 2005 from $262.8 million at December 31, 2004. Net loans increased $5.8 million, or 2.33% to $201.2 million at December 31, 2005 from $195.4 million at December 31, 2004. The increase in net loans was mainly the result of the Company's commercial lending activities. The commercial loan portfolio grew 14.1% to $71.0 million at December 31, 2005 from $61.0 million at December 31, 2004. The continued growth of the commercial loan portfolio was the result of the Bank's increased emphasis on growing this portfolio, supported by the hiring of two new commercial lenders, one in early in 2003, and the other in mid 2004, as well as the hiring of a commercial credit analyst in 2003. Mortgage lending originations declined in 2005 to total originations of $54.8 million from $60.4 million in 2004. In 2003 mortgage lending activity reflected the results of high volume loan refinances which resulted from historically low market interest rates. This refinance activity slowed significantly in 2004 and 2005 as historically low rates began to slowly rise. Cash and cash equivalents increased slightly by $100,000, or 1.0%, to $4.8 million at December 31, 2005 from $4.7 million at December 31, 2004. Investment securities increased $13.2 million, or 31.3%, to $55.2 million at December 31, 2005 from $42.0 million at December 31, 2004 as we increased our investment portfolio as an alternative to funding loans due to slow mortgage loan originations.

     Deposits increased $6.2 million, or 3.4%, to $188.7 million at December 31, 2005 from $182.5 million at December 31, 2004. This growth reflected success in attracting deposits through various time deposit promotions despite increased competitive pressures on rates. However we did not experience the rate of deposit growth we experienced in 2004. Borrowings, consisting primarily of FHLB advances, decreased $1.6 million, or 2.9%, to $54.4 million at December 31, 2005 from $56.0 million at December 31, 2004 as we paid down overnight advances with the proceeds of our stock offering and then re-borrowed during the year to fund loan growth and investment purchases in a year with lower than expected deposit growth

     Stockholders' equity increased $14.8 million, or 41.0% to $36.7 million at December 31, 2005 from $21.8 million at December 31, 2004. The increase was mainly a result of raising $15.6 million in capital, after expenses, in our second-step mutual-to-stock conversion and related stock offering which closed on April 1, 2005 and net income for the year of $442,000. These increases in equity were offset by lower other comprehensive income resulting from the decline in value of available for sale (AFS) securities and to dividends paid of $540,000.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

     GENERAL. Net income increased to $442,000 for the twelve months ended December 31, 2005 from $404,000 million for the twelve months ended December 31, 2004. Notably, in April, 2005, in connection with our stock offering, we made a one time charitable contribution of $680,000 in cash and Company stock to our newly created First Federal Community Foundation. Absent this one time contribution, our results from operations showed significant improvement from 2004 to 2005. In 2005 we achieved a $1.2 million increase over 2004 in net interest income after provision for loan loss. This was offset by a decrease in other income of $250,000 year over year, due mainly to decreases of $98,000 and $90,000 respectively in mortgage banking activities and gain on sale of AFS investments, and an increase of $958,000 in other expense, of which $680,000 was the one-time contribution to the charitable foundation. We also experienced a $286,000 increase in salaries and benefits year over year.

     INTEREST INCOME. Interest income increased by $1.8 million, or 13.5%, to $15.1 million for the twelve months ended December 31, 2005 from $13.3 million for the twelve months ended December 31, 2004. The increase was primarily due to the growth in our commercial loan portfolio of $10 million during the year ended December 31, 2005, which caused an overall increase in the yield on our loan portfolio to 6.51% for the twelve months ended December 31, 2005 from 6.36% for the twelve months ended December 31, 2004. The average balance of our loan portfolio increased by $21.0 million, or 11.6%, to $202.0 million for the twelve months ended December 31, 2005 from $181.0 million for the twelve months ended December 31, 2004. The average balance of non-mortgage loans, principally commercial loans and consumer loans, increased by $17.2 million, or 23.0%, to $91.9 million for the twelve months ended December 31, 2005 from $74.7 million for the twelve months ended December 31, 2004. The average yield on our commercial loans and consumer loans increased 100 basis points and 30 basis points, respectively, for the twelve months ended December 31, 2005 from the twelve months ended December 31, 2004. The average balance of our one- to four-family residential mortgage loans also increased to $110.1 million for the twelve months ended December 31, 2005 from $106.3 million for the twelve months ended December 31, 2004, while the average yield on such loans decreased to 6.13% from 6.48%.

     INTEREST EXPENSE. Interest expense increased to $6.7 million for the twelve months ended December 31, 2005 from $6.2 million for the twelve months ended December 31, 2004, due primarily to an increase in the average balance of interest bearing liabilities of $14M from December 2004 to December 2005. Higher interest rates paid on our deposits in 2005 also contributed to the increase in interest expense year over year. The average cost of deposits for the twelve months ended December 31, 2005 increased to 2.47% from 2.29% for the twelve months ended December 31, 2004. The average cost of borrowings decreased to 4.55% for the twelve months ended December 31, 2005 from 4.67% for the twelve months ended December 31, 2004. The increase in the average cost of deposits reflected higher market interest rates, while the decrease in the average cost of borrowings also reflected an increase in market rates, but was offset by maturing higher-cost FHLB advances which re-priced at lower rates.

     NET INTEREST INCOME. Net interest income increased to $8.4 million for the twelve months ended December 31, 2005 from $7.1 million for the twelve months ended December 31, 2004. The increase in net interest income was the result of an increase in net average interest earning assets to $28.0 million from $17.2 million combined with an increase in our average interest rate spread to 2.97% for the twelve months ended December 31, 2005 from 2.88% for the twelve months ended December 31, 2004.

     PROVISION FOR LOAN LOSSES. We recorded a provision for loan losses of $368,000 for the twelve months ended December 31, 2005 compared to a provision of $323,000 for the twelve months ended December 31, 2004. We had net charge-offs of $249,000 and $144,500 during the twelve months ended December 31, 2005 and 2004, respectively. We used the same methodology and generally similar assumptions in assessing the allowance for both periods. The allowance for loan losses was $1.4 million, or 0.70% of total loans at December 31, 2005, compared to $1.2 million, or 0.61% of total loans at December 31, 2004. The level of the allowance is based on estimates, and ultimate losses may vary from the estimates. Although total non-performing loans increased $2.3 million to $4.0 million from $1.7 million from December 31, 2004 to December 31, 2005, management believes the provision for loan loss is adequate. The two areas of increase in nonperforming loans were non-accrual loans, the increase in which represents mostly well-collateralized mortgage and commercial real-estate loans, and accrual loans delinquent more than 90 days, the increase in which also represents mostly well-collateralized commercial real estate loans.

     NON-INTEREST INCOME. Non-interest income decreased to $4.5 million for the twelve months ended December 31, 2005 from $4.7 million for the twelve months ended December 31, 2004. The decrease was primarily attributable to our mortgage banking activities, which decreased $98,000 to $ 482,000 from $580,000 as loan refinances continued to slow due to the gradual increase in market interest rates in 2005 after reaching record lows in 2003 and early 2004. The $98,000 decrease reflected a decrease of $103,000 in gain on the sale of mortgages offset by a marginal increase of $11,000 in revenues associated with mortgage servicing rights. Our gain on the sale of investment securities decreased to $13,000 for the twelve months ended December 31, 2005 from $103,000 for the twelve months ended December 31, 2004 as we sold less investments at a gain in 2005 due to market conditions.

     NON-INTEREST EXPENSE. Non-interest expense increased to $11.8 million for the twelve months ended December 31, 2005 from $10.9 million for the twelve months ended December 31, 2004. The main reason for increased expense year over year was the one-time charitable contribution in 2005 of $680,000 in cash and Company stock to the First Federal Community Foundation which was established in connection with our April 2005 stock offering. Compensation and employee benefits increased to $6.3 million for the twelve months ended December 31, 2005 from $6.0 million for the twelve months ended December 31, 2004. The increase in employee compensation and benefits was mainly the result of $180,000 in compensation costs related to the Employee Stock Ownership Plan (ESOP). The 15 year amortization period for the ESOP loan, which was used to purchase shares for the ESOP in the April 2005 stock offering, would have resulted in the release of 9,245 shares of stock by the ESOP and compensation of approximately $83,000 in 2005. However, the Board of Directors of the Company approved the release of an additional 10,770 shares, resulting in total 2005 ESOP expense of $180,000.

     INCOME TAXES. Federal income taxes decreased slightly to $203,000 for the twelve months ended December 31, 2005 from $204,000 for the twelve months ended December 31, 2004. The effective tax rate was 31.5% and 33.5% for 2005 and 2004, respectively. The reduction in the effective tax rate was a result of a higher level of tax-exempt interest in 2005 than in 2004.

AVERAGE BALANCE SHEET

     The following tables set forth average balance sheets, average yields and costs, and certain other information for the periods indicated. No tax-equivalent yield adjustments were made, as the effect thereof was not material. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense.

                                                                           AVERAGE CONSOLIDATED STATEMENTS OF CONDITION
                                                                                   FOR YEARS ENDED DECEMBER 31,
                                                                     --------------------------------------------------------
                                                                                 2005                         2004
                                                             AT      ---------------------------  ---------------------------
                                                         12/31/2005                      AVERAGE                      AVERAGE
                                                           YIELD /    AVERAGE            YIELD /   AVERAGE            YIELD /
                                                             RATE     BALANCE  INTEREST    RATE    BALANCE  INTEREST    RATE
                                                         ----------  --------  --------  -------  --------  --------  -------
                                                                            (IN THOUSANDS)               (IN THOUSANDS)
INTEREST-EARNING ASSETS:
MORTGAGE LOANS ..............................                        $110,071   $ 6,747           $106,338   $ 6,887
NON-MORTGAGE LOANS ..........................                          91,903     6,403             74,672     4,626
                                                                     --------   -------           --------   -------
LOANS .......................................  $201,183      6.64%   $201,974   $13,150    6.51%  $181,010   $11,513    6.36%
MORTGAGE-BACKED SECURITIES (1) ..............     6,250      3.40%      7,386       248    3.36%     6,986       166    2.38%
INVESTMENT SECURITIES .......................    48,937      3.90%     39,873     1,450    3.64%    35,480       918    2.59%
                                               --------              --------   -------           --------   -------
INVESTMENT SECURITIES .......................  $ 55,187      3.84%   $ 47,259   $ 1,698    3.59%  $ 42,458   $ 1,443    3.40%
OTHER INVESTMENTS ...........................     5,047      4.05%      5,491       228    4.15%     6,436       322    5.00%
                                               --------    ------    --------   -------  ------   --------   -------
TOTAL INTEREST EARNING ASSETS ...............  $261,417      6.00%   $254,724   $15,076    5.92%  $229,904   $13,278    5.78%
                                                                                         ------                       ------
NON INTEREST EARNING ASSETS .................    21,358                18,482                       17,345
                                               --------              --------                     --------
TOTAL ASSETS ................................  $282,775              $273,206                     $247,249
                                               ========              ========                     ========

INTEREST-BEARING LIABILITIES:
SAVINGS DEPOSITS ............................  $ 27,103      0.30%   $ 27,982       177    0.63%  $ 27,615        66    0.24%
MONEY MARKET/NOW ACCOUNTS ...................    28,164      1.53%     33,421       288    0.86%    30,777       256    0.83%
CERTIFICATES OF DEPOSIT .....................   122,590      3.63%    113,989     3,873    3.40%    99,857     3,294    3.30%
                                               --------    ------    --------   -------  ------   --------   -------  ------
   TOTAL DEPOSITS ...........................  $177,857      2.79%   $175,392   $ 4,338    2.47%  $158,249   $ 3,616    2.29%
BORROWED FUNDS ..............................    54,403      4.69%     51,346     2,368    4.67%    54,473     2,586    4.67%
                                               --------    ------    --------   -------  ------   --------   -------  ------
TOTAL INTEREST BEARING LIABILITIES ..........  $232,260      3.24%   $226,742   $ 6,706    2.94%  $212,722   $ 6,202    2.90%
NON-INTEREST BEARING LIABILITIES ............    13,866                16,780                       12,713
                                               --------              --------                     --------
   TOTAL LIABILITIES ........................  $246,126              $243,522                     $225,435
STOCKHOLDERS' EQUITY ........................    36,649                29,684                       21,814
                                               --------              --------                     --------
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY ....  $282,775              $273,206                     $247,249
                                               ========              ========                     ========
NET INTEREST INCOME .........................                                   $ 8,370                      $ 7,076
                                                                                =======                      =======
INTEREST RATE SPREAD ........................                2.76%                         2.98%                        2.88%
                                                           ======                        ======                       ======
NET INTEREST - EARNING ASSETS ...............                        $ 27,982                     $ 17,182
                                                                     ========                     ========
NET INTEREST MARGIN (1) .....................                3.12%                         3.30%                        3.10%
                                                           ======                        ======                       ======
AVERAGE INTEREST-EARNING ASSETS
   TO AVERAGE INTEREST-BEARING LIABILITIES ..              112.55%                       112.34%                      108.08%
                                                           ======                        ======                       ======

----------
(1) NET INTEREST MARGIN REPRESENTS NET INTEREST INCOME DIVIDED BY THE INTEREST-EARNING ASSETS.

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

                                           YEAR ENDED DECEMBER 31, 2005
                                                    COMPARED TO
                                           YEAR ENDED DECEMBER 31, 2004
                                            INCREASE (DECREASE) DUE TO:
                                           ----------------------------
                                              VOLUME   RATE    TOTAL
                                              ------   ----   ------
                                                  (IN THOUSANDS)
INTEREST-EARNING ASSETS:
   LOANS RECEIVABLE ....................      $1,595   $ 41   $1,636
   INVESTMENT SECURITIES ...............         170     84   $  255
   OTHER INVESTMENTS ...................         (97)     3   $  (94)
                                              ------   ----   ------
   TOTAL INTEREST-EARNING ASSETS .......       1,668    129    1,798
                                              ------   ----   ------

INTEREST-BEARING LIABILITIES:
SAVINGS DEPOSITS .......................           1    111      112
MONEY MARKET/NOW ACCOUNTS ..............          23      9       32
CERTIFICATES OF DEPOSIT ...............          481     97      578
                                              ------   ----   ------
   DEPOSITS ............................         505    217      722
   BORROWED FUNDS ......................        (153)   (65)    (218)
                                              ------   ----   ------
   TOTAL INTEREST-BEARING LIABILITIES ..         352    152      504
                                              ------   ----   ------
CHANGE IN NET INTEREST INCOME ..........      $1,317   $(23)  $1,294
                                              ======   ====   ======

MANAGEMENT OF INTEREST RATE RISK

     QUALITATIVE ANALYSIS. Our most significant form of market risk is interest rate risk. The general objective of our interest rate risk management is to determine the appropriate level of risk given our business strategy, and then manage that risk in a manner that is consistent with our policy to reduce the exposure of our net interest income to changes in market interest rates. First Federal of Northern Michigan's asset/liability management committee ("ALCO"), which consists of senior management, evaluates the interest rate risk inherent in our assets and liabilities, our operating environment and capital and liquidity requirements, and modifies our lending, investing and deposit-taking strategies accordingly. The Board of Directors reviews the ALCO's activities and strategies, the effect of those strategies on our net interest margin, and the effect that changes in market interest rates would have on the economic value of our loan and securities portfolios, as well as the intrinsic value of our deposits and borrowings.

     We actively evaluate interest rate risk in connection with our lending, investing and deposit-taking activities. Generally, our loans, which represent the significant majority of our assets, have longer-terms to maturity than our deposits, which represent the significant majority of our liabilities. As of December 31, 2005, $172.2 million, or 84.9% of our loan portfolio, consisted of loans that mature or reprice during the year ending December 31, 2007 and beyond. In contrast, as of December 31, 2005, $83.0 million, or 44.0% of our deposits as of that date, consisted of deposits that mature or reprice in less than one year.

     In an effort to better manage interest rate risk, we have increased our focus on the origination and retention in our portfolio of adjustable-rate residential mortgage loans. In addition, we have increased the origination and retention in our portfolio of commercial real estate and commercial loans, since most of these loans are originated with adjustable interest rates. In the current low interest rate environment, we also have generally sold into the secondary mortgage market all of the fixed-rate, longer-term (15 years or more) residential mortgage loans that we originate, generally on a servicing-retained basis. Finally, we have primarily invested in short- and medium-term securities and have maintained high levels of liquid assets, such as cash and cash equivalents. Shortening the average maturity of our interest-earning assets through these strategies helps us to better match the maturities and interest rates of our assets and liabilities, thereby reducing the exposure of our net interest income to changes in market interest rates. Maintaining high levels of liquid assets also permits us to invest in higher-yielding securities and loans when market interest rates increase. However, these strategies can be expected to adversely affect net interest income if long-term interest rates remain at low levels. We expect that as long-term interest rates rise, as we expect, we will reduce our mortgage-banking operations, and will retain in our portfolio a larger percentage of the one- to four-family loans that we originate.

     QUANTITATIVE ANALYSIS. We evaluate interest rate sensitivity using a model that estimates the change in our net portfolio value ("NPV") over a range of interest rate scenarios. NPV is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts. In calculating changes in NPV, we assume estimated loan prepayment rates, reinvestment rates and deposit decay rates that seem most likely based on historical experience during prior interest rate changes.

     The table below sets forth, as of December 31, 2005, the estimated changes in our NPV that would result from the designated instantaneous changes in the U.S. Treasury yield curve. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

                                                                       NPV AS A PERCENTAGE OF PRESENT
                                               ESTIMATED INCREASE           VALUE OF ASSETS (3)
                                                (DECREASE) IN NPV   -----------------------------------
   CHANGE IN INTEREST                          ------------------                   INCREASE (DECREASE)
RATES (BASIS POINTS) (1)   ESTIMATED NPV (2)    AMOUNT    PERCENT   NPV RATIO (4)      (BASIS POINTS)
------------------------   -----------------   --------   -------   -------------   -------------------
                              (DOLLARS IN THOUSANDS)
          +300                  $29,908         ($8,962)    -23%        10.91%             (261)
          +200                   33,433          (5,437)    -14%        11.99%             (153)
          +100                   36,507          (2,363)     60%        12.88%              (64)
            --                   38,870              --                 13.52%               --
          -100                   39,462             592       2%        13.60%                8
          -200                   38,891              21       0%        13.32%              (20)

(1) Assumes an instantaneous uniform change in interest rates at all maturities.

(2) NPV is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.

(3) Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.

(4)  NPV Ratio represents NPV divided by the present value of assets.

     The table set forth above indicates that at December 31, 2005, in the event of an immediate 100 basis point decrease in interest rates, we would be expected to experience a 2% increase in NPV and an 8 basis point increase in NPV ratio. In the event of an immediate 200 basis point increase in interest rates, we would be expected to experience a 14% decrease in NPV and a 153 basis point decrease in NPV ratio.

     Certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in NPV and net interest income requires making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. The NPV and net interest income table presented above assumes that the composition of our interest-rate sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and, accordingly, the data do not reflect any actions management may undertake in response to changes in interest rates. The table also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or the repricing characteristics of specific assets and liabilities. Accordingly, although the NPV and net interest income table provides an indication of our sensitivity to interest rate changes at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

LIQUIDITY AND CAPITAL RESOURCES

     The overall objective of our liquidity management is to ensure the availability of sufficient cash funds to meet all financial commitments and to take advantage of investment opportunities. We manage liquidity in order to meet deposit withdrawals on demand or at contractual maturity, to repay borrowings as they mature, and to fund new loans and investments as opportunities arise.

     Our primary sources of funds are deposits, principal and interest payments on loans and securities, and, to a lesser extent, borrowings (Federal Home Loan Bank advances), the proceeds from maturing securities and short-term investments, and the proceeds from the sales of loans and securities. The scheduled amortization of loans and securities, as well as proceeds from borrowings, are predictable sources of funds. Other funding sources, however, such as deposit inflows, mortgage prepayments, mortgage loan sales and mortgage-backed securities sales are greatly influenced by market interest rates, economic conditions and competition.

     Liquidity represents the amount of our assets that can be quickly and easily converted into cash without significant loss. Our most liquid assets are cash, short-term U.S. Government securities, U.S. Government agency or government-sponsored enterprise securities and certificates of deposit. We are required to maintain sufficient levels of liquidity as defined by the Office of Thrift Supervision regulations. Current regulations require that we maintain sufficient liquidity to ensure our safe and sound operation. Our current objective is to maintain liquid assets equal to at least 20% of total deposits and Federal Home Loan Bank borrowings due in one year or less. Liquidity as of December 31, 2005 was $77.8 million, or 39.27% of total deposits and Federal Home Loan Bank borrowings due in one year or less, compared to $76.4 million, or 40.02% of this amount at December 31, 2004. The levels of liquidity are dependent on our operating, financing, lending and investing activities during any given period. Our calculation of liquidity includes additional borrowing capacity available with the Federal Home Loan Bank. As of December 31, 2005, we had unused borrowing capacity of $25.6 million. We can pledge additional collateral in the form of investment securities to increase our borrowing capacity.

     We currently retain in our portfolio all adjustable rate residential mortgage loans, short term balloon mortgage loans and fixed rate residential mortgage loans with maturities of less than 15 years, and generally sell the remainder in the secondary mortgage market. We also originate for retention in our loan portfolio, commercial and commercial real estate loans, including real estate development loans. During the twelve months ended December 31, 2005, we originated $54.2 million one- to four-family residential mortgage loans, of which $33.1 million were retained in our portfolio and the remainder were sold into the secondary mortgage market or are being held for sale. This compares to $58.6 million one- to four-family originations during the twelve months ended December 31, 2004, of which $35.6 million were retained in our portfolio. At December 31, 2005, we had outstanding loan commitments of $36.6 million. These commitments included $7.5 million for permanent one- to four-family residential mortgage loans, $3.7 million for non-residential loans, $2.4 million of undisbursed loan proceeds for construction of one- to four-family residences, $8.1 million of undisbursed lines of credit on home equity loans, $1.5 million of unused credit card lines, $11.3 million of unused commercial lines of credit, and $2.1 million of undisbursed commercial construction loans.

     Deposits are a primary source of funds for use in lending and for other general business purposes. At December 31, 2005, deposits funded 66.8% of our total assets compared to 69.4% at December 31, 2004. Certificates of deposit scheduled to mature in less than one year at December 31, 2005 totaled $83.0 million. We believe that a significant portion of such deposits will remain with us. We monitor the deposit rates offered by competitors in our market area, and we set rates that take into account the prevailing market conditions along with our liquidity position. Moreover, we currently believe that the growth in assets is not expected to require significant in-flows of liquidity. As such, we do not expect to be a market leader in rates paid for liabilities. Borrowings may be used to compensate for seasonal or other reductions in normal sources of funds or for deposit outflows at more than projected levels. Borrowings also may be used on a longer-term basis to support increased lending or investment activities. At December 31, 2005, we had $52.9 million in Federal Home Loan Bank advances. Total borrowings as a percentage of total assets were 19.3% at December 31, 2005 compared to 21.3% at December 31, 2004.

     As of December 31, 2005, management was not aware of any known trends, events or uncertainties that have or are reasonably likely to have a material impact on our liquidity. As of December 31, 2005, we had no material commitments for capital expenditures.

     Our cash flows are derived from operating activities, investing activities and financing activities as reported in our Consolidated Statement of Cash Flows included with our Consolidated Financial Statements.

     First Federal of Northern Michigan is subject to federal regulations that impose minimum capital requirements. At December 31, 2005, we exceeded all applicable capital requirements.

CRITICAL ACCOUNTING POLICIES

     Our accounting and reporting policies are prepared in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. We consider accounting policies that require significant judgment and assumptions by management that have, or could have, a material impact on the carrying value of certain assets or on income to be critical accounting policies. Changes in underlying factors, assumptions or estimates could have a material impact on our future financial condition and results of operations. Based on the size of the item or significance of the estimate, the following accounting policies are considered critical to our financial results.

     ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is calculated with the objective of maintaining an allowance sufficient to absorb estimated probable loan losses. Management's determination of the adequacy of the allowance is based on periodic evaluations of the loan portfolio and other relevant factors. However, this evaluation is inherently subjective, as it requires an estimate of the loss content for each risk rating and for each impaired loan, an estimate of the amounts and timing of expected future cash flows, and an estimate of the value of collateral.

     We have established a systematic method of periodically reviewing the credit quality of the loan portfolio in order to establish an allowance for losses on loans. The allowance for losses on loans is based on our current judgments about the credit quality of individual loans and segments of the loan portfolio. The allowance for losses on loans is established through a provision for loan losses based on our evaluation of the losses inherent in the loan portfolio, and considers all known internal and external factors that affect loan collectibility as of the reporting date. Our evaluation, which includes a review of all loans on which full collectibility may not be reasonably assured, considers among other matters, the estimated net realizable value or the fair value of the underlying collateral, economic conditions, historical loan loss experience, our knowledge of inherent losses in the portfolio that are probable and reasonably estimable and other factors that warrant recognition in providing an appropriate loan loss allowance. Management believes this is a critical accounting policy because this evaluation involves a high degree of complexity and requires us to make subjective judgments that often require assumptions or estimates about various matters. Historically, we believe our estimates and assumptions have proven to be relatively accurate. For example, over the past five years, our provision for loan losses as a percentage of average loans outstanding has ranged from 0.06% to 0.25%, while our net charge-offs as a percentage of average loans outstanding has ranged from 0.04% to 0.12%. Nevertheless, because a small number of non-performing loans could result in net charge-offs significantly in excess of the estimated losses inherent in our loan portfolio, you should not place undue reliance on the accuracy of past estimates.

     The analysis of the allowance for loan losses has two components: specific and general allocations. Specific allocations are made for loans that are determined to be impaired. Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. The general allocation is determined by segregating the remaining loans by type of loan, risk weighting (if applicable) and payment history. We also analyze delinquency trends, which have remained stable, general economic conditions and geographic and industry concentrations. This analysis establishes factors that are applied to the loan groups to determine the amount of the general reserve. The principal assumption used in deriving the allowance for loan losses is the estimate of loss content for each risk rating. To illustrate, if recent loss experience dictated that the projected loss ratios would be changed by 10% (of the estimate) across all risk ratings, the allocated allowance as of December 31, 2004 would have changed by approximately $100,000. Actual loan losses may be significantly more than the allowances we have established, which could have a material negative effect on our financial results.

     MORTGAGE SERVICING RIGHTS. We sell to investors a portion of our originated one- to four-family residential real estate mortgage loans. When we acquire mortgage servicing rights through the origination of mortgage loans and sale of those loans with servicing rights retained, we allocate a portion of the total cost of the mortgage loans to the mortgage servicing rights based on their relative fair value. As of December 31, 2005, we were servicing loans sold to others totaling $139.1 million. We amortize capitalized mortgage servicing rights as a reduction of servicing fee income in proportion to, and over the period of, estimated net servicing income by use of a method that approximates the level-yield method. We periodically evaluate capitalized mortgage servicing rights for impairment using a model that takes into account several variables including expected prepayment speeds and prevailing interest rates. If we identify impairment, we charge the amount of the impairment to earnings by establishing a valuation allowance against the capitalized mortgage servicing rights asset. The primary risk of material changes to the value of the servicing rights resides in the potential volatility in the economic assumptions used, particularly the prepayment speed. We monitor this risk and adjust the valuation allowance as necessary to adequately record any probable impairment in the portfolio. Management believes the estimation of these variables makes this a critical accounting policy. For purposes of measuring impairment, the mortgage servicing rights are stratified based on financial asset type and interest rates. In addition, we obtain an independent third-party valuation of the mortgage servicing portfolio on a quarterly basis. In general, the value of mortgage servicing rights increases as interest rates rise and decreases as interest rates fall. This is because the estimated life and estimated income from a loan increase as interest rates rise and decrease as interest rates fall. The key economic assumptions made in determining the fair value of the mortgage servicing rights at December 31, 2005 included the following:

Annual constant prepayment speed (CPR):        8.23%
Weighted average life remaining (in months):    249
Discount rate used:                            8.50%

     At the December 31, 2005 valuation, we calculated the value of our mortgage servicing rights to be $1.7 million and the weighted average life remaining of those rights was 55 months. The book value of our mortgage servicing rights as of December 31, 2005 was $751,000 which was $917,000 less than the independent valuation. Because the fair value exceeded the book value, there was no need to establish a valuation allowance.

     IMPAIRMENT OF INTANGIBLE ASSETS. Goodwill arising from business acquisitions represents the value attributable to unidentifiable intangible elements in the business acquired. The fair value of goodwill is dependent upon many factors, including our ability to provide quality, cost-effective services in the face of competition. Because of these many factors, management believes this is a critical accounting policy. A decline in earnings as a result of business or market conditions or a run-off of insurance customers over sustained periods could lead to an impairment of goodwill that could adversely affect earnings in future periods.

     A significant portion of our intangible assets, including goodwill, relates to the acquisition premiums recorded with the purchase of the InsuranCenter of Alpena ("ICA") and certain branches over the last several years. Intangible assets are reviewed periodically for impairment by comparing the fair value of the intangible asset to the book value of the intangible asset. If the book value is in excess of the fair value, impairment is indicated and the intangibles must be written down to their fair value.

     In connection with our acquisition in 2003 of ICA, we allocated the excess of the purchase price paid over the fair value of net assets acquired to intangible assets, including goodwill. These intangible assets included the ICA customer list and a third-party contract to which ICA is a party. From the date of acquisition through April 30, 2005 we amortized the value assigned to the customer and contract over a period of 20 years. On May 1, 2005 the former owner of ICA retired. As a result, the amortization period for these intangible assets was reduced to a 10-year period beginning May 1, 2005. The amortization period for the third-party contract was further reduced to 5 years effective January 1, 2006. See "Subsequent Events" below. Goodwill is not amortized. The impairment test of goodwill and identified intangible assets that have an indefinite useful life, performed as of December 31, 2005 and December 31, 2004 in accordance with SFAS No. 142, did not indicate that an impairment charge was required. If, through testing, we determine that there is impairment based, for example, on significant runoff of the customer list or material changes to the third party contract, then we may need to reduce the recorded value of those intangible assets, which would increase expense and reduce our earnings.

     In connection with branch offices that were acquired over the last decade, we assigned the excess of the purchase price over the fair value of the assets acquired to core deposit intangible. The core deposit intangible is tested periodically for impairment. Our original estimates related to the expected life of the deposits have proven to be relatively accurate as evidenced by the fact that no impairment has been recorded. If we determine through testing that a significant portion of the acquired customers no longer do business with us, then the asset would be deemed to be impaired thereby requiring a charge to earnings to the extent appropriate given all of the known factors. We amortize core deposit intangibles over a period of between 10 and 15 years.

OFF-BALANCE SHEET ARRANGEMENTS

     In the ordinary course of business, First Federal of Northern Michigan is a party to credit-related financial instruments with off-balance-sheet risk to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letter of credit. First Federal of Northern Michigan follows the same credit policies in making off-balance sheet commitments as it does for on-balance-sheet instruments.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by First Federal of Northern Michigan, is based on management's credit evaluation of the customer.

     Unfunded commitments under construction lines of credit for residential and commercial properties and commercial lines of credit are commitments for possible future extensions of credit to existing customers, for which funds have not been advanced by First Federal of Northern Michigan.

     At December 31, 2005 and December 31, 2004, First Federal of Northern Michigan had $15.8 million and $25.7 million, respectively, of commitments to grant loans, $20.8 million and $16.6 million, respectively, of unfunded commitments under lines of credit and $25,000 and $35,000, respectively, of letters of credit. See Note 12 of the Notes to the Consolidated Financial Statements.

SAFE HARBOR STATEMENT

     When used in this annual report or future filings by First Federal of Northern Michigan Bancorp, Inc. with the Securities and Exchange Commission, in the Company's press releases or other public or stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.

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

IMPACT OF INFLATION AND CHANGING PRICES

     The financial statements and related notes of First Federal of Northern Michigan Bancorp, Inc. have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

SUBSEQUENT EVENTS

     Effective January 1, 2006 the exclusive third-party contract between ICA and Blue Cross Blue Shield of Michigan has been terminated. Prior to January 1, 2006 the ICA exclusive agent contract with Blue Cross Blue Shield entitled ICA to an override commission of 2.5% on all health premiums written through local Chambers of Commerce in Northeast Michigan. On any health insurance contracts in place as of December 31, 2005, ICA will continue to receive the 2.5% commission, however there will be no new groups added to this program effective January 1, 2006. Management considered the potential affect this could have on ICA health insurance commissions in future years and made the decision to reduce the amortization period of the third-party contract intangible asset to 5 years effective January 1, 2006.

                       DIRECTORS AND EXECUTIVE OFFICERS OF
                FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.
                     AND FIRST FEDERAL OF NORTHERN MICHIGAN

DIRECTORS -

     James C. Rapin was elected as the Chairman of the Board of Directors of the Company and the Bank in March 2002. He has been a director of the Bank since 1985, and a director of the Company since its formation in November 2000, and had been Vice Chairman of the Board since April 2001. Mr. Rapin is a pharmacist with LeFave Pharmacy, Alpena, Michigan.

     Martin A. Thomson was named Acting President and Chief Executive Officer of the Company and Bank in May 2001 and later named President and Chief Executive Officer in October 2001. In January 2006, Mr. Thomson relinquished the position of President, but remains with the Company and the Bank as Chief Executive Officer and Director. Mr. Thomson previously held the position of President and Chief Executive Officer of Presque Isle Electric and Gas Co-op., Onaway, Michigan. Mr. Thomson has been a director of the Bank since 1986, and a director of the Company since its formation in November 2000.

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

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS-

     Michael W. Mahler was named President and Chief Operating Officer of the Company and the Bank in January 2006. Prior to that appointment, since November 2004, Mr. Mahler served as Executive Vice President of the Company and the Bank and had served, since November 2002, as Chief Financial Officer. From September 2000 until November 2002, Mr. Mahler was Corporate Controller at Besser Company, Alpena, Michigan, an international producer of concrete products equipment. From 1990 until 2000, Mr. Mahler was employed at LTV Steel Company, East Chicago, Indiana where he served in financial roles of increasing responsibility and served, from 1997 until 2000, as Controller for a northeast Michigan division.

     Amy E. Essex was named Chief Financial Officer, Treasurer and Corporate Secretary of the Company and the Bank in January 2006. Ms. Essex had served as Chief Financial Officer of the Company and the Bank since November 2004 and prior to that appointment, since March 2003, served as the Internal Auditor and Compliance Officer for Alpena Bancshares, Inc. Prior to March 2003, Ms. Essex spent eight years as the Director of Tax and Risk for Besser Company, Alpena, Michigan, an international producer of concrete products equipment. Ms. Essex is a certified public accountant.

     Jerome W. Tracey was named Executive Vice President and Chief Lending Officer of the Company and the Bank in January 2006. Mr. Tracey had served as Senior Vice President, Senior Lender of the Company and the Bank since September 2001 and served as Vice President of Commercial Services since joining the Bank in November 1999.

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

SENIOR MANAGEMENT TEAM OF THE BANK -

Martin A. Thomson, Michael W. Mahler, Jerome W. Tracey, Amy E. Essex, Joseph W. Gentry II, Kathleen R. Brown

MANAGEMENT TEAM - INSURANCENTER OF ALPENA -

Michael W. Mahler, Sandra Grant, Mark Boyk, Donna M. Tucker, Mary Kollen, Debbie Wardman

                             STOCKHOLDER INFORMATION

     The Annual Meeting of Stockholders will be held at 1:00 p.m., May 17, 2006 at the Thunder Bay Recreational Center, 701 Woodward Avenue, Alpena, Michigan.

Stock Listing

     The Company's common stock is traded on Nasdaq National Market under the symbol "FFNM".

Price Range of Common Stock

     The following sets forth the quarterly high and low sales price per share during each of the four quarters in 2004 and 2005. High & low per share price and cash dividend declared data for the quarters ended December 31, 2005, September 30, 2005 and June 30, 2005 reflect the 1.8477 for 1 stock split which occurred as of the close of business on April 1, 2005 upon consummation of the second-step mutual to stock conversion and related stock offering.

                       Market Price
                     ---------------
   Quarter Ended      High      Low    Cash Dividends Declared
   -------------     ------   ------   -----------------------
December 31, 2005    $ 9.50   $ 8.70            $0.050
September 30, 2005   $ 9.59   $ 9.10            $0.050
June 30, 2005        $10.15   $ 8.30            $0.050
March 31, 2005       $27.00   $18.50            $0.100
December 31, 2004    $27.00   $16.30            $0.100
September 30, 2004   $17.75   $15.60            $0.100
June 30, 2004        $23.56   $17.50            $0.050
March 31, 2004       $25.00   $20.00            $0.125

SPECIAL COUNSEL

Luse Gorman Pomerenk & Schick, PC
5335 Wisconsin Avenue, N.W.
Suite 400
Washington, D.C. 20015

INDEPENDENT AUDITOR

Plante & Moran, PLLC
2601 Cambridge Ct. Suite 500
Auburn Hills, Michigan 48326

TRANSFER AGENT

Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016
800-346-6084

ANNUAL REPORT ON FORM 10-KSB

     A copy of the Company's Form 10-KSB for the year ended December 31, 2005 will be furnished without charge upon written request to: Amy E. Essex, Chief Financial Officer, Treasurer and Corporate Secretary, First Federal of Northern Michigan Bancorp, Inc. 100 S. Second Avenue, Alpena, Michigan 49707.

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

                                                                        CONTENTS
                                                                        --------
REPORT LETTER                                                               2
CONSOLIDATED FINANCIAL STATEMENTS
   Statement of Financial Condition                                         3
   Statement of Income                                                      4
   Statement of Changes in Stockholders' Equity                             5
   Statement of Cash Flows                                                  6
   Notes to Consolidated Financial Statements                               7

             Report of Independent Registered Public Accounting Firm

Board of Directors
First Federal of Northern Michigan Bancorp, Inc.

We have audited the consolidated statement of financial condition of First Federal of Northern Michigan Bancorp, Inc. as of December 31, 2005 and 2004 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each year in the two-year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards established by the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Federal of Northern Michigan Bancorp, Inc. as of December 31, 2005 and 2004 and the consolidated results of their operations and their cash flows for each year in the two-year period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

Auburn Hills, Michigan
March 3, 2006

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

                                   CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

                                                                           December 31
                                                                       -------------------
                                                                         2005       2004
                                                                       --------   --------
                               ASSETS
Cash and cash equivalents                                              $  4,498   $  4,686
Overnight deposits with Federal Home Loan Bank                              282         53
                                                                       --------   --------
      Total cash and cash equivalents                                     4,780      4,739

Securities available for sale (Note 2)                                   53,412     40,233
Securities held to maturity (Note 2)                                      1,775      1,800
Loans - Net (Note 3)                                                    201,183    195,388
Loans held for sale                                                          --      1,096
Foreclosed assets                                                           435         29
Real estate held for sale (Note 4)                                          352        563
Federal Home Loan Bank stock                                              4,765      4,666
Property and equipment (Note 5)                                           7,392      6,794
Accrued interest receivable                                               1,602      1,035
Intangible assets (Note 7)                                                3,089      2,856
Goodwill                                                                  1,349      1,049
Other assets (Note 6)                                                     2,641      2,552
                                                                       --------   --------
      Total assets                                                     $282,775   $262,800
                                                                       ========   ========
                LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
   Non-interest bearing deposits                                       $ 10,878   $ 10,929
   Interest bearing deposits (Note 8)                                   177,857    171,560
   Advances from borrowers for taxes and insurance                           28         45
   Advances from Federal Home Loan Bank (Note 9)                         52,925     54,750
   Note payable (Note 10)                                                 1,478      1,251
   Accrued expenses and other liabilities (Note 14)                       2,960      2,488
                                                                       --------   --------
      Total liabilities                                                 246,126    241,023

STOCKHOLDERS' EQUITY (Note 13)
   Common stock - $0.01 par value 20,000,000 shares authorized and :
      $1.00 par value 20,000,000 authorized, respectively Issued and outstanding - 3,115,100 at December 31, 2005 and 1,659,480
      shares at December 31, 2004                                            31      1,659
   Additional paid-in capital                                            23,560      5,357
   Retained earnings - Restricted                                            --      5,152
   Retained earnings                                                     14,703      9,636
   Unallocated ESOP shares (Note 14)                                     (1,187)        --
   Accumulated other comprehensive income (loss)                           (458)       (27)
                                                                       --------   -------
      Total stockholders' equity                                         36,649     21,777
                                                                       --------   --------
      Total liabilities and stockholders' equity                       $282,775   $262,800
                                                                       ========   ========

See Notes to Consolidated Financial Statements.

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

                                                CONSOLIDATED STATEMENT OF INCOME
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

                                                         Year Ended December 31
                                                         ----------------------
                                                              2005      2004
                                                            -------   -------
INTEREST INCOME
   Loans, including fees                                    $13,150   $11,513
   Investments                                                1,678     1,530
   Mortgage-backed securities                                   248       235
                                                            -------   -------
      Total interest income                                  15,076    13,278
INTEREST EXPENSE
   Deposits (Note 8)                                          4,339     3,616
   Other borrowings                                           2,367     2,586
                                                            -------   -------
      Total interest expense                                  6,706     6,202
                                                            -------   -------
NET INTEREST INCOME - Before provision for loan losses        8,370     7,076
PROVISION FOR LOAN LOSSES (NOTE 3)                              368       323
                                                            -------   -------
NET INTEREST INCOME - After provision for loan losses         8,002     6,753
OTHER INCOME (EXPENSES)
   Service charges and other fees                             1,030     1,012
   Net gain on sale of loans                                    248       350
   Loan servicing fees                                          234       229
   Insurance and brokerage commissions                        2,941     2,967
   Other                                                          5       153
                                                            -------   -------
      Total other income                                      4,458     4,711
OPERATING EXPENSES
   Compensation and employee benefits (Note 14)               6,315     6,029
   Amortization of intangible assets                            331       293
   Advertising                                                  197       240
   Occupancy and equipment                                    1,307     1,264
   Data processing service bureau                               350       339
   Professional fees                                            233       202
   Insurance and brokerage commission                         1,169     1,264
   Donation to First Federal Community Foundation               680        --
   Other                                                      1,233     1,225
                                                            -------   -------
      Total operating expenses                               11,815    10,856
                                                            -------   -------
INCOME - Before federal income tax                              645       608
FEDERAL INCOME TAX (Note 11)                                    203       204
                                                            -------   -------
NET INCOME                                                  $   442   $   404
                                                            =======   =======
PER SHARE DATA
   Basic earnings per share                                 $  0.14   $  0.13
   Fully diluted earnings per share                            0.14      0.13
   Dividends per common share                                  0.20      0.20

See Notes to Consolidated Financial Statements.

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

                       CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                                                  (000S OMITTED)

                                                                                                         Accumulated
                                                                     Additional                             Other          Total
                                                             Common    Paid-in   Retained  Unallocated  Comprehensive  Stockholders'
                                                     Shares   Stock    Capital   Earnings  ESOP Shares  Income (Loss)      Equity
                                                     ------  ------  ----------  --------  -----------  -------------  -------------
BALANCE - January 1, 2004                             1657   $1,657    $ 5,338   $14,661     $    --        $ 295         $21,951

Comprehensive income:
   Net income                                           --       --         --       404          --           --             404
   Other comprehensive income:
      Unrealized appreciation on available-for-
         sale securities - Net of tax of $131           --       --         --        --          --         (254)           (254)
      Less reclassification adjustment for
         realized gains included in net income -
         Net of tax of $35                              --       --         --        --          --          (68)            (68)
                                                                                                                          -------
            Total comprehensive income                                                                                         82
Stock options exercised                                  2        2         19        --          --           --              21
Dividends declared                                      --       --         --      (277)         --           --            (277)
                                                     -----   ------    -------   -------     -------        -----         -------
BALANCE - December 31, 2004                          1,659    1,659      5,357    14,788          --          (27)         21,777

Comprehensive income:
   Net income                                           --       --         --       442          --           --             442
   Other comprehensive income:
      Unrealized appreciation on available-for-
         sale securities - Net of tax of $217           --       --         --        --          --         (422)           (422)
      Less reclassification adjustment for
         realized gains included in net income -
         Net of tax of $4                               --       --         --        --          --           (9)             (9)
                                                                                                                          -------
            Total comprehensive income                                                                                         11
Merger of Alpena Bancshares, MHC                      (920)    (920)     1,128        --          --           --             208
Exchange of Common Stock in reorganization             627     (726)       724        --          --           --              (2)
Proceeds of stock offering net of expenses           1,700       17     15,943        --          --           --          15,960
Stock donated to First Federal Community Foundation     34        1        339        --          --           --             340
Stock options exercised                                 22       --        120        --          --           --             120
Tax benefit on stock options exercised                  --       --         29        --          --           --              29
Retired stock                                           (7)      --        (60)       --          --           --             (60)
Unallocated ESOP                                        --       --         --        --      (1,387)          --          (1,387)
ESOP common stock committed to be released              --       --        (20)       13         200           --             193
Dividends declared                                      --       --         --      (540)         --           --            (540)
                                                     -----   ------    -------   -------     -------        -----         -------
BALANCE - December 31, 2005                          3,115   $   31    $23,560   $14,703     $(1,187)       $(458)        $36,649
                                                     =====   ======    =======   =======     =======        =====         =======

See Notes to Consolidated Financial Statements.

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

                                            CONSOLIDATED STATEMENT OF CASH FLOWS
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

See Notes to Consolidated Financial Statements.


                                                                Year Ended December 31
                                                                ----------------------
                                                                    2005       2004
                                                                  --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                     $    442   $    404
   Adjustments to reconcile net income to cash from operating activities:
      Depreciation and amortization                                    852        766
      Provision for loan losses                                        368        323
      Amortization and accretion on securities                         156        360
      Gain on sale of investment securities                            (13)      (103)
      ESOP contribution                                                180         --
      Stock donation to charitable foundation                          340         --
      Gain on sale of loans held for sale                             (248)      (362)
      Originations of loans held for sale                          (18,789)   (23,813)
      Proceeds from sale of loans held for sale                     20,133     24,010
      Purchase of real estate held for sale                           (902)      (124)
      Proceeds from sale of real estate                                703         --
      (Gain) loss on sale of real estate                                 3         --
      (Gain) loss on fixed assets                                       --         47
      Change in accrued interest receivable                           (567)        31
      Change in other assets                                           (74)      (478)
      Change in accrued expenses and other liabilities                 893        (44)
      Change in deferred income taxes                                 (200)        --
                                                                  --------   --------
         Net cash provided by operating activities                   3,277      1,017
CASH FLOWS FROM INVESTING ACTIVITIES
   Net increase in loans                                            (6,163)   (32,251)
   Proceeds from maturity of available-for-sale securities              --     10,694
   Proceeds from sale of securities available-for-sale               7,562     19,213
   Purchase of securities available for sale                       (21,511)   (36,216)
   Purchase of securities held to maturity                              --     (1,800)
   Purchase of Federal Home Loan Bank stock                            (99)      (206)
   Purchase of insurance related businesses                           (526)      (300)
   Purchase of premises and equipment                               (1,119)    (1,335)
                                                                  --------   --------
         Net cash used for investing activities                    (21,856)   (42,201)
CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase (decrease) in deposits                               6,245     30,787
   Dividends paid on common stock                                     (540)      (277)
   Net increase (decrease) in advances from borrowers                  (17)       (51)
   Additions to advances from FHLB and Notes Payable                10,925     11,455
   Repayments of advances from FHLB and Notes Payable              (12,861)    (2,718)
   Net proceeds from stock offering                                 15,960         --
   Cash paid for fractional shares in stock offering                    (2)        --
   Purchase of shares for ESOP                                      (1,387)        --
   Merger of Alpena Bancshares, M.H.C                                  208         --
   Proceeds from exercise of stock options                             120         21
   Shares retired                                                      (60)        --
   Tax benefit on stock options exercised                               29         --
                                                                  --------   --------
         Net cash provided by (used for) financing
            activities                                              18,620     39,217
                                                                  --------   --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                    41     (1,967)
CASH AND CASH EQUIVALENTS - Beginning of year                        4,739      6,706
                                                                  --------   --------
CASH AND CASH EQUIVALENTS - End of year                           $  4,780   $  4,739
                                                                  ========   ========
SUPPLEMENTAL CASH FLOW AND NONCASH INFORMATION
   Cash paid for income taxes                                     $    327   $    435
   Cash paid for interest on deposits and borrowings                 6,501      6,049
   Stock donated to charitable foundation                              340         --
   Note issued in connection with purchase of insurance
      related business                                                 338         --

See Notes to Consolidated Financial Statements.

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2005 AND 2004
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF OPERATIONS - First Federal of Northern Michigan Bancorp, Inc. (the "Company") and its subsidiary, First Federal of Northern Michigan (the "Bank"), conduct operations in the northeastern lower peninsula of Michigan. The Bank is primarily engaged in the business of attracting deposits from the general public in its market area and investing those deposits in one- to four-family residential real estate mortgages and, to a lesser extent, commercial real estate loans and consumer loans.

     PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of First Federal of Northern Michigan Bancorp, Inc., First Federal of Northern Michigan, and the Bank's wholly owned subsidiaries, Financial Services & Mortgage Corporation ("FSMC") and InsuranCenter of Alpena. ("ICA"). FSMC invests in real estate, which includes leasing, selling, developing, and maintaining real estate properties. ICA is a licensed insurance agency engaged in the business of property, casualty, and health insurance. All significant intercompany balances and transactions have been eliminated in the consolidation.

     REORGANIZATION - Alpena Bancshares, Inc., the predecessor company to First Federal of Northern Michigan Bancorp, Inc. was formed on November 14, 2000 pursuant to a plan of reorganization adopted by the Bank and its stockholders. Pursuant to the reorganization, each share of First Federal Savings and Loan Association of Alpena stock held by existing stockholders of the Bank was exchanged for a share of common stock of Alpena Bancshares, Inc., by operation of law. The reorganization had no financial statement impact and is reflected for all prior periods presented. Prior to April 1, 2005 approximately 56 percent of the Company's capital stock was owned by Alpena Bancshares M.H.C., a mutual holding company. The remaining 44

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2005 AND 2004
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

     percent of the Company's stock was owned by the general public, including the Bank's Employee Stock Ownership Plan.

     On April 1, 2005 the Company completed the second-step mutual-to-stock conversion of Alpena Bancshares, M.H.C. in which shares representing Alpena Bancshares, M.H.C.'s ownership interest in Alpena Bancshares, Inc. were sold to investors in a public offering. A total of 1,699,869 shares of First Federal of Northern Michigan Bancorp, Inc. common stock were sold at $10.00 per share. In addition, each outstanding share of common stock of Alpena Bancshares, Inc. held by the general public as of the close of trading on April 1, 2005 received 1.8477 shares of First Federal of Northern Michigan Bancorp, Inc. common stock, plus cash in lieu of any fractional shares at the rate of $10.00 per share. The Company also issued 33,997 shares of common stock and contributed $339,997 in cash to First Federal Community Foundation, a new charitable foundation established in the conversion.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     As a result of these transactions, Alpena Bancshares, M.H.C. ceased to exist and its remaining net assets of $207,000 were transferred into First Federal of Northern Michigan Bancorp, Inc., a Maryland company, the successor to Alpena Bancshares, Inc. All references to the number of shares outstanding for purposes of calculating per share amounts for the period ending December 31, 2004 have been adjusted to give retroactive recognition to the exchange ratio of 1.8477 applied in the conversion.

     CASH AND CASH EQUIVALENTS - For presentation purposes on both the consolidated statement of financial condition and the consolidated statement of cash flows, the Bank considers all highly liquid debt

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2005 AND 2004
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

     instruments purchased with a maturity of three months or less to be cash equivalents.

     SECURITIES - Securities classified as available for sale are reported at quoted market value or market value for comparable securities which represents fair value, with unrealized gains and losses, net of related deferred income taxes, included in equity as a component of accumulated other comprehensive income. Gains or losses on the sale of securities and the amount reclassified out of accumulated other comprehensive income are computed based on the adjusted cost of the specific security sold. Mortgage backed securities are all issued by government sponsored agencies such as Freddie Mac and Fannie Mae. Securities classified as held to maturity are carried at cost. Federal Home Loan Bank stock is considered restricted investment security and is carried at cost.

     SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK - Most of the Company's activities are with customers located within the northeastern lower peninsula of Michigan. Note 2 discusses the types of securities in which the Company invests. Note 3 discusses the types of lending in which the Company engages. The Company does not have any significant concentrations to any one industry or customer.

     LOANS - The Company grants mortgage, commercial, and consumer loans to customers. Loans are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield over the contractual life of the loan.

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2005 AND 2004
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

     The accrual of interest on loans is discontinued at the time the loan is 90 days' delinquent unless the credit is well-secured and in process of collection. In all cases,

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2005 AND 2004
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

     The allowance consists of specific, general and unallocated components. The specific components relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower that the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

     A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-

     case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2005 AND 2004
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

     owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

     Large groups of homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

     LOANS HELD FOR SALE - The Bank routinely sells to investors its long-term fixed rate residential mortgages. These loans are identified as held for sale and are accounted for at the lower of cost or market on an aggregate basis. The lower of cost or market allowance for loans held for sale was $0 at December 31, 2005 and 2004.

     FORECLOSED ASSETS - Assets acquired in settlement of loans are recorded at the lower of the loan balance or fair value, minus estimated costs to sell, plus capital improvements made thereafter to facilitate sale. Adjustments are made to reflect declines, if any, in the fair value below the recorded amounts. Costs of holding real estate acquired in settlement of loans are charged to expense currently.

     REAL ESTATE HELD FOR SALE - Real estate held for sale is comprised of developed vacant residential lots and completed condominiums in a subdivision located in Alpena, Michigan. For reporting purposes, these properties are included in the Banking segment. These properties are considered "impaired" under the definition in SFAS 144, Accounting for Impairment or Disposal of Long-Lived Assets. Accordingly, the properties are recorded at the lower of its cost or fair value less cost to sell. Costs to sell are the incremental direct costs to transact a sale, that is, the costs that result directly from and are essential to a sale transaction and that would not have been incurred

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2005 AND 2004
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

     by the entity had the decision to sell not been made. Those costs include realtor commissions, legal and title transfer fees, and closing costs that must be incurred before legal title can be transferred.

     Quarterly, management uses recent sales of comparable property to determine estimated future cash flows. The estimated future cash flows are used as the "fair value". The fair value, less costs to sell, is compared to the net carrying amount. If

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     the fair value less cost to sell exceeds the recorded amount, a loss is recognized. Losses recognized for the initial and subsequent write-down to fair value less cost to sell are recognized in the gain (loss) on the sale of real estate line in the statement of income. A gain is recognized for any subsequent increase in fair value less cost to sell, but not in excess of the cumulative loss previously recognized. A gain or loss not previously recognized that results from the sale of the property is recognized at the date of sale.

     PROPERTY AND EQUIPMENT - These assets are recorded at cost, less accumulated depreciation. The Bank uses the straight-line method of recording depreciation for financial reporting. The depreciable lives used by the company are: land improvements 7-10 years, buildings 7-40 years and equipment 3-10 years. Maintenance and repairs are charged to expense and improvements are capitalized.

     INTANGIBLE ASSETS - In connection with the purchase of certain branches, the excess of purchase price over fair value of net assets acquired has been allocated to core deposit intangible assets. The expected life for core deposit intangibles is based on the type of products acquired in an acquisition. The amortization periods range from 10 to 15 years and are based on the expected life of the products. The expected life was determined based on an analysis of

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2005 AND 2004
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

     the life of similar products within the Company and local competition in the markets where the branches were acquired. The core deposit intangibles are amortized on a straight line basis. The core deposit intangible is quarterly analyzed for impairment.

     On June 12, 2003, First Federal of Northern Michigan acquired 100% of the stock of the InsuranCenter of Alpena (ICA). The purchase price was $2,866,400. There is a provision for an earn-out payment for the former owners who remain with the organization, of up to $300,000 per year for three years if specific net sales levels are achieved. For the years ended December 31, 2005, 2004 and 2003, the net sales level was achieved and the earn-out payment was added to the cost of the acquisition and recorded as goodwill.

     After allocating the purchase price to the tangible assets the remainder was allocated to the intangible assets. The primary intangible assets are a customer list and an exclusive contract with BCBS, a health insurance company based in Michigan. The exclusive contract provides for a commission of approximately two percent related to all insurance premiums collected by ICA sold through a 10 county Chamber of Commerce group. The intangible asset recorded for this exclusive contract applies to all existing healthcare customers obtained through the group and is in effect for as long as those customers remain with the ICA.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Using historical cash flows the customer list was assigned a value of $890,000 and the exclusive contract was valued at $597,000. Both assigned values were arrived at based on a discounted cash flow (DCF) analysis that assumed a 20 year life or 5% runoff of revenue each year. The analysis projected net income which was discounted

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2005 AND 2004
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

     back to present with a discount rate of 12%. The expected life was determined using historical runoff rates experienced by ICA before acquisition which were less than 5% per year. Thus far the actual runoff since acquisition has been lower than 5% per year. Effective May 1, 2005 the estimated life of the exclusive contract with BCBS was reduced to 10 years to reflect the resignation of one of the former owners of ICA and the establishment of a 10 year consulting contract between this former employee and ICA. Effective January 1, 2006, based on this resignation, the exclusive contract with BCBS does not apply to new business and management adjusted the estimated useful life to five years.

     The value assigned to the non-compete agreement received in connection with the purchase of the ICA was $200,000. This agreement is being amortized over a 10 year period. The monthly amortization for this expense equates to $1,700 per month. These amortization expenses will be recorded in non-interest expenses on a monthly basis.

     In December 2005, the Company purchased a customer list from an insurance agency for approximately $564,000. The entire amount of the purchase was assigned to a customer list intangible and is being amortized over five years. The purchase included the issuance of a note payable in the amount of $338,000 discussed in Note 10 and the remaining payment was made in cash.

     GOODWILL - Goodwill was created in the ICA transaction. Goodwill will not be amortized but tested annually for impairment. The $900,000 of payments made under the earn-out agreement were added to goodwill.

     INCOME TAXES - The Company records income tax expense based on the amount of taxes due on its tax return plus deferred taxes

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2005 AND 2004
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

     computed based on the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, using enacted tax rates. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

     INSURANCE AND BROKERAGE COMMISSIONS - Insurance and brokerage commissions received are recognized over the life of the related insurance contracts as premiums are paid and commissions are earned.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     SERVICING - Servicing assets are recognized as separate assets when rights are acquired through sale of financial assets. Capitalized servicing rights are reported in other assets and are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment quarterly based on the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights by predominant characteristics, such as interest rates and terms. Fair value is determined using prices for similar assets with similar characteristics, when available, or based on discounted cash flows using market-based assumptions.

     Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum.

     OFF BALANCE SHEET INSTRUMENTS - In the ordinary course of business, the Corporation has entered into commitments to extend credit,

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2005 AND 2004
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

     including commitments under credit card arrangements, commercial letters of credit and standby letters of credit. For letters of credit, a liability is recorded for the fair value of the obligation undertaken in issuing the guarantee.

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

     USE OF ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, and the valuation of goodwill, mortgage servicing rights and other intangible assets.

     STOCK COMPENSATION PLAN - The Company has a stock-based employee compensation plan, which is described more fully in Note 12. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2005 AND 2004
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

     There were no options granted in 2005 and 2004.

     The Company's as reported and pro forma information, including stock based compensation expense as if the fair value based method had been applied:

                                                     December 31,
                                                    -------------
                                                     2005    2004
                                                    -----   -----
As reported net income available to
   common shareholders                              $ 442   $ 404
Less: stock-based compensation expense
   determined under fair value method, net of tax      --       1
                                                    -----   -----
Pro forma net income                                $ 442   $ 403
                                                    =====   =====
As reported earnings per share                      $0.14   $0.13
Proforma earnings per share                         $0.14   $0.13
As reported earnings per diluted share              $0.14   $0.13
Pro forma earnings per diluted share                $0.14   $0.13

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

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2005 AND 2004
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

     Earnings per common share have been computed based on the following:

                                              December 31,
                                        -----------------------
                                           2005         2004
                                        ----------   ----------
Net income                              $      442   $      404
                                        ==========   ==========
Average number of common shares
   outstanding                           3,094,960    3,065,318
Effect of dilutive options                  11,461       22,355
                                        ----------   ----------
Average number of common shares
   outstanding used to calculate
   diluted earnings per common share     3,106,421    3,087,673
                                        ==========   ==========

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2005 AND 2004
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     RECENT ACCOUNTING PRONOUNCEMENTS - In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123(R), Accounting for Stock-Based Compensation ("SFAS 123R"). SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized as expense in the income statement based on their fair values. Prior to SFAS 123R, only certain pro forma disclosures of fair value were required. The amount of compensation is measured at the fair value of the options when granted, and this cost is expensed over the required service period, which is normally the vesting period of the options. SFAS 123R will apply to awards granted or modified after January 1, 2006. Compensation cost will also be recorded for prior option grants that vest after the date of adoption. The future effect of the adoption of the new accounting principle on results of operations will depend on the level of future option grants, the vesting period for those grants, and the fair value of the options granted at such future date. Existing options that are scheduled to vest after the adoption date are expected to result in additional compensation expense of approximately $5,000 in 2006.

     RECLASSIFICATIONS - Certain items in the 2004 financial statements have been reclassified to conform to the 2005 presentation format.

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2005 AND 2004
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 2 - INVESTMENT SECURITIES

     Investment securities have been classified according to management's intent. The carrying value and estimated fair value of securities are as follows:

                                                            December 31, 2005
                                              ---------------------------------------------
                                                             Gross        Gross
                                              Amortized   Unrealized   Unrealized    Market
                                                 Cost       Gains        Losses      Value
                                              ---------   ----------   ----------   -------
SECURITIES AVAILABLE FOR SALE
   U.S. Treasury securities and obligations
      of U.S. government corporations
      and agencies                             $43,825       $  2         $566      $43,261
   Municipal notes                               3,820         --           82        3,738
   Mortgage-backed securities                    6,459          5          214        6,250
   Other securities                                  2        161           --          163
                                               -------       ----         ----      -------
      Total                                    $54,106       $168         $862      $53,412
                                               =======       ====         ====      =======
SECURITIES HELD TO MATURITY
   Municipal notes                             $ 1,775       $ 20         $  8      $ 1,787
                                               =======       ====         ====      =======

                                                            December 31, 2004
                                              ---------------------------------------------
                                                             Gross        Gross
                                              Amortized   Unrealized   Unrealized    Market
                                                 Cost       Gains        Losses      Value
                                              ---------   ----------   ----------   -------
SECURITIES AVAILABLE FOR SALE
   U.S. Treasury securities and obligations
      of U.S. government corporations
      and agencies                             $27,954       $ 51         $143       27,862
   Municipal notes                               4,194         20           72        4,142
   Mortgage-backed securities                    8,125         17           97        8,045
   Other securities                                  2        182           --          184
                                               -------       ----         ----      -------
      Total                                    $40,275       $270         $312      $40,233
                                               =======       ====         ====      =======
SECURITIES HELD TO MATURITY
   Municipal notes                             $ 1,800       $ 33         $ --      $ 1,833
                                               =======       ====         ====      =======

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2005 AND 2004
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 2 - INVESTMENT SECURITIES (CONTINUED)

     The amortized cost and estimated market value of securities at December 31, 2005, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities with no specified maturity date are separately stated:

                                         December 31, 2005
                                        -------------------
                                        Amortized    Market
                                           Cost      Value
                                        ---------   -------
AVAILABLE FOR SALE:
Due in one year or less                  $ 9,276    $ 9,174
Due after one year through five years     38,369     37,825
                                         -------    -------
   Subtotal                               47,645     46,999
Equity securities                              2        163
Mortgage-backed securities                 6,459      6,250
                                         -------    -------
   Total                                 $54,106    $53,412
                                         =======    =======
HELD TO MATURITY
Due in one year or less                  $    25    $    25
Due after one year through five years        175        173
Due in five year through ten years           275        271
Due after ten years                        1,300      1,318
                                         -------    -------
   Total                                 $ 1,775    $ 1,787
                                         =======    =======

     At December 31, 2005 and 2004, securities with a carrying value and fair value of $10,729,000 and $8,931,000, respectively, were pledged to secure certain deposit accounts and FHLB advances.

     Gross proceeds from the sale of available-for-sale securities for the years ended December 31, 2005 and 2004 were $7,562,000 and

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2005 AND 2004
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

     $19,213,000, respectively, resulting in gross gains of $13,000 and $178,000, respectively and gross losses of $0 and $75,000, respectively.

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2005 AND 2004
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 2 - INVESTMENT SECURITIES (CONTINUED)

     The following is a summary of temporarily impaired investments that have been impaired for less than and more than twelve months as of December 31, 2005 and 2004:

                                             December 31, 2005                               December 31, 2004
                              ----------------------------------------------  ----------------------------------------------
                                             Gross                   Gross                   Gross                   Gross
                                          Unrealized              Unrealized              Unrealized              Unrealized
                                            Losses                  Losses                  Losses                  Losses
                                             < 12                    > 12                    < 12                    > 12
                              Fair Value    months    Fair Value    months    Fair Value    months    Fair Value    months
                              ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
U.S. Treasury securities
   and obligations
   of U.S. government
   corporations and agencies    $22,713        $240      $15,546       $326     $12,812        $143      $   --       $ --
Municipal notes                     767           8        3,737         82       1,411          45       2,371         27
Mortgage-backed securities        4,707          12        1,180        202         820           4       5,317         93
                                -------        ----      -------       ----     -------        ----      ------       ----
   Total                        $28,187        $260      $20,463       $610     $15,043        $192      $7,688       $120
                                =======        ====      =======       ====     =======        ====      ======       ====

     The Company does not believe that the unrealized losses as of December 31, 2005 and 2004 represent other-than-temporarily impairment. The unrealized losses reported for the above securities relate primarily to changes in interest rates. Individually, the losses were less than 3.0% or less of their respective amortized cost basis. The Company has both the intent and ability to hold the investment securities contained in the previous table for a time necessary to recover the amortized cost.

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2005 AND 2004
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 3 - LOANS

     Loans at December 31, 2005 and 2004 are summarized as follows:

                                                          December 31
                                                      -------------------
                                                        2005       2004
                                                      --------   --------
Real estate loans - One- to four-family residential   $106,031   $110,402
Commercial loans:
   Secured by real estate                               44,311     30,794
   Other                                                26,658     30,174
                                                      --------   --------
      Total commercial loans                            70,969     60,968
Consumer loans                                          25,907     25,544
                                                      --------   --------
      Total gross loans                                202,907    196,914
Less net deferred fees (costs)                             308        312
Less allowance for loan losses                           1,416      1,214
                                                      --------   --------
      Total loans - Net                               $201,183   $195,388
                                                      ========   ========

     Final loan maturities and rate sensitivity of the loan portfolio are as follows:

                                               December 31, 2005
                                   -----------------------------------------
                                               One Year    After
                                   Less Than    to Five     Five
                                    One Year     Years     Years      Total
                                   ---------   --------   -------   --------
Loans at fixed interest rates       $17,885     $76,830   $50,358   $145,073
Loans at variable interest rates     12,772       4,995    40,067     57,834
                                    -------     -------   -------   --------
   Total                            $30,657     $81,825   $90,425   $202,907
                                    =======     =======   =======   ========

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2005 AND 2004
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 3 - LOANS (CONTINUED)

     Certain directors and executive officers of the Company were loan customers during 2005 and 2004. Such loans were made in the ordinary course of business and do not involve more than a normal risk of collectibility. An analysis of aggregate loans outstanding to directors and executive officers for the years ended December 31, 2005 and 2004 is as follows:

                                             December 31
                                          ----------------
                                            2005     2004
                                          -------   ------
Aggregate balance - Beginning of Period   $ 2,068   $1,832
New loans                                   2,036      381
Repayments                                 (1,448)    (145)
                                          -------   ------
Aggregate balance - End of Period         $ 2,656   $2,068
                                          =======   ======

     An analysis of the allowance for loan losses is as follows:

                                   Year Ended
                                  December 31
                                ---------------
                                 2005     2004
                                ------   ------
Balance - Beginning of period   $1,214   $1,036
Provision for losses               368      323
Loans - Charged off               (249)    (191)
Recoveries                          83       46
                                ------   ------
Balance - End of period         $1,416   $1,214
                                ======   ======

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2005 AND 2004
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 3 - LOANS (CONTINUED)

     The following is a summary of information pertaining to impaired, non-accrual and delinquent loans:

                                     December 31
                                   ---------------
                                    2005     2004
                                   ------   ------
Impaired loans without a
   valuation allowance             $  345   $   --
Impaired loans with a valuation
   allowance                          660      441
                                   ------   ------
Total impaired loans               $1,005   $  441
                                   ======   ======
Valuation allowance related to
   impaired loans                  $   43   $   51
Total non-accrual loans            $1,353   $  478
Total loans past-due ninety days
   or more and still accruing      $2,654   $1,240

                                     Year Ended
                                    December 31
                                    -----------
                                    2005   2004
                                    ----   ----
Average investment in
   impaired loans                   $798   $965
                                    ====   ====
Interest income recognized
   on impaired loans                $ --   $ --
                                    ====   ====
Interest income recognized on
   a cash basis on impaired loans   $ --   $ --
                                    ====   ====

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2005 AND 2004
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 4 - REAL ESTATE HELD FOR SALE

     Management is actively marketing the real estate by using local real estate agents to facilitate the sale of these properties. The real estate held for sale is determined to be impaired and is recorded at the lower of cost or fair value less costs to sell. The valuation allowance on this project was determined based on recent sales of comparable real estate and existing real estate listings. Losses recognized for the initial and subsequent write-down to fair value less cost to sell are recognized in the "gain
     (loss) on the sale of real estate" line in the statement of income. The activity in the allowance is as follows:

                                   Year Ended
                                  December 31
                                  -----------
                                  2005   2004
                                  ----   ----
Valuation allowances:
   Balance at beginning of year   $121   $121
   Additions                        --     --
   Reductions                       21     --
                                  ----   ----
   Balance at end of year         $100   $121
                                  ====   ====

NOTE 5 - PROPERTY AND EQUIPMENT

     A summary of property and equipment is as follows:

                                     December 31
                                  ----------------
                                    2005     2004
                                  -------   ------
Land                              $ 1,251   $1,251
Land improvements                     181      121
Buildings                           5,487    4,495
Equipment                           3,671    3,867
                                  -------   ------
   Total property and equipment    10,590    9,734
Less accumulated depreciation       3,198    2,940
                                  -------   ------
   Net property and equipment     $ 7,392   $6,794
                                  =======   ======

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2005 AND 2004
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

     Depreciation expense was $521,000 and $527,000 for the periods ended December 31, 2005 and 2004, respectively.

NOTE 6 - SERVICING

     Loans serviced for others are not included in the accompanying consolidated statement of financial condition. The unpaid principal balances of mortgage and other loans serviced for others were approximately $139,132,000 and $139,304,000 at December 31, 2005 and 2004, respectively.

     The balance of capitalized servicing rights, net of valuation allowance, is included in other assets at December 31, 2005 and 2004.

     The key economic assumptions used in determining the fair value of the mortgage servicing rights are as follows:

                                         December 31,
                                         ------------
                                         2005    2004
                                         ----   -----
Annual constant prepayment speed (CPR)   8.23%  11.91%
Weighted average life (in months)         249     250
Discount rate                            8.50%   7.50%

     We estimated the fair value of our mortgage servicing rights to be $1,668,000 and $1,502,000 and the weighted average life remaining of those rights was 55 months and 52 months at December 31, 2005 and 2004, respectively.

     The following summarizes mortgage servicing rights capitalized and amortized, along with the aggregate activity in related valuation allowances:

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2005 AND 2004
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

                                                    December 31
                                                   -------------
                                                    2005    2004
                                                   -----   -----
Carrying amount - Beginning of year                $ 860   $ 984
Originated mortgage servicing rights capitalized     178     196
Amortization of mortgage servicing rights           (287)   (320)
                                                   -----   -----
      Subtotal                                       751     860
Valuation allowances:
   Balance at beginning of year                       --      --
   Additions                                          --      --
   Reductions                                         --      --
   Write-downs                                        --      --
                                                   -----   -----
   Balance at end of year                          $ 751   $ 860
                                                   =====   =====

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2005 AND 2004
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 7 - INTANGIBLE ASSETS

     Intangible assets of the Company are summarized as follows:

                                             December 31, 2005
                               --------------------------------------------
                               Gross Carrying    Accumulated   Net Carrying
                                   Amount       Amortization      Amount
                               --------------   ------------   ------------
Amortized intangible assets:
   Customer list                   $1,454          $  159         $1,295
   Customer contract                  597             100            497
   Core deposit                     3,081           1,927          1,154
   Non-compete covenant               200              57            143
                                   ------          ------         ------
   Total                           $5,332          $2,243         $3,089
                                   ======          ======         ======

                                             December 31, 2004
                               --------------------------------------------
                               Gross Carrying    Accumulated   Net Carrying
                                   Amount       Amortization      Amount
                               --------------   ------------   ------------
Amortized intangible assets:
   Customer list                   $  890          $   82         $  808
   Customer contract                  597              55            542
   Core deposit                     3,081           1,739          1,342
   Non-compete covenant               200              36            164
                                   ------          ------         ------
   Total                           $4,768          $1,912         $2,856
                                   ======          ======         ======

     Amortization expense was $331,000 and $293,000 for the periods ended December 31, 2005 and 2004, respectively.

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2005 AND 2004
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 7 - INTANGIBLE ASSETS (CONTINUED)

     Amortization periods for the major classes of intangible assets and in total are as follows as of December 31, 2005.

                         Amortization Period
Amortizable Intangible        (In years)
----------------------   -------------------
Customer list                    6.9
Customer contract                5.0
Core deposit                     8.4
Non-compete covenant             7.2
                                 ---
                                 9.4
                                 ===

     The expected amortization expense related to intangibles as of December 31, 2005 is as follows:

Year Ended December 31   Annual Amortization
----------------------   -------------------
         2006                    $500
         2007                     493
         2008                     490
         2009                     490
         2010                     481

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2005 AND 2004
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 8 - DEPOSITS

     Deposit accounts, by type and range of rates, consist of the following:

                                       December 31
                                   -------------------
                                     2005       2004
                                   --------   --------
          Account Type
NOW accounts and MMDA              $ 28,164   $ 36,501
Regular savings accounts             27,103     28,186
                                   --------   --------
   Total                             55,267     64,687

  Certificate of Deposit Rates
0.50 percent to 1.99 percent          7,443     22,980
2.00 percent to 2.99 percent         20,199     24,924
3.00 percent to 3.99 percent         59,350     33,124
4.00 percent to 4.99 percent         25,470     10,227
5.00 percent to 6.99 percent          8,667     12,869
7.00 percent to 8.99 percent          1,461      2,749
                                   --------   --------
   Total certificate of deposits    122,590    106,873
                                   --------   --------
   Total deposits                  $177,857   $171,560
                                   ========   ========

     Certificates of deposit $100,000 or greater at December 31, 2005 and 2004 were $30,166,000 and $23,417,000, respectively. The amounts is excess of $100,000 are not federally insured.

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2005 AND 2004
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 8 - DEPOSITS (CONTINUED)

     The following table sets forth the amount and maturities of certificates of deposit:

                                       December 31, 2005
                                          Amount Due
                  ----------------------------------------------------------
                                                          Greater
                  Less than     1-2       2-3      3-5      than
      Rate          1 Year     Years     Years    Years   5 Years     Total
---------------   ---------   -------   ------   ------   -------   --------
0.50 percent to
   1.99 percent    $ 7,426    $    17   $   --   $   --    $   --   $  7,443
2.00 percent to
   2.99 percent     18,248        368      652      773       158     20,199
3.00 percent to
   3.99 percent     34,788     18,367    5,933       90       172     59,350
4.00 percent to
   4.99 percent     19,793      3,684      211    1,347       435     25,470
5.00 percent to
   6.99 percent      2,757        725      921    3,691       573      8,667
7.00 percent to
   8.99 percent         --        147       --    1,314        --      1,461
                   -------    -------   ------   ------    ------   --------
   Total           $83,012    $23,308   $7,717   $7,215    $1,338   $122,590
                   =======    =======   ======   ======    ======   ========

Interest expense on deposits is summarized as follows:

                             Year Ended
                            December 31
                          ---------------
                           2005     2004
                          ------   ------
NOW and MMDAs             $  288   $  256
Regular savings              177       66
Certificates of deposit    3,874    3,294
                          ------   ------
   Total                  $4,339   $3,616
                          ======   ======

     Deposits from related parties held by the Bank at December 31, 2005 and 2004 amounted to $462,000 and $564,000, respectively.

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2005 AND 2004
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 9 - FEDERAL HOME LOAN BANK ADVANCES

     Advances outstanding from the Federal Home Loan Bank (FHLB) bear interest that is payable monthly. Pursuant to blanket collateral agreements with the FHLB, advances are collateralized by one- to four-family whole mortgage loans, government agency securities, and highly rated private mortgage-backed securities. The FHLB requires eligible collateral to have a market value equal to 145 percent of advances. The carrying value of loans pledged to secure these advances was approximately $79,264,000 and $91,101,000 at December 31, 2005 and 2004, respectively.

     The advances are subject to prepayment penalties subject to the provisions and conditions of the credit policy of the Federal Home Loan Bank. Future maturities of the advances are as follows:

           December 31, 2005                        December 31, 2004
--------------------------------------   --------------------------------------
                            Weighted                                 Weighted
Years Ending                Average      Years Ending                Average
 December 31    Amount   Interest Rate    December 31    Amount   Interest Rate
------------   -------   -------------   ------------   -------   -------------
   2006        $18,925        3.75          2005        $22,250        4.04
   2007          2,500        4.28          2006          6,000        2.89
   2008         12,500        4.55          2008          7,500        4.78
   2009          1,000        3.40          2009          1,000         3.4
   2010         18,000        5.49          2010         18,000        5.49
               -------                                  -------
Total          $52,925        4.55       Total          $54,750        4.48
               =======                                  =======

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2005 AND 2004
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 10 - NOTE PAYABLE

     In connection with the purchase of ICA, an unsecured note payable was issued to an individual, payable in annual installments of $180,000, including interest at 5.5 percent. Future maturities of the note are as follows:

Years Ending
 December 31   Amount
------------   ------
   2006        $  117
   2007           124
   2008           130
   2009           138
   2010           146
Thereafter        485
               ------
Total          $1,140
               ======

     In connection with the purchase of an existing book of insurance business by ICA, a two-year unsecured note payable was issued to an individual, with the first annual payment of $190,000 and the second annual payment of $179,000, both payments including interest at 6.0 percent. Future maturities of the note are as follows:

Years Ending
December 31,   Amount
------------   ------
   2006         $169
   2007          169
                ----
Total           $338
                ====

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2005 AND 2004
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 11 - FEDERAL INCOME TAX

     The analysis of the consolidated provision for federal income tax is as follows:

                               Year Ended
                               December 31
                              ------------
                               2005   2004
                              -----   ----
Current provision             $ 403   $204
Deferred provision (credit)    (200)    --
                              -----   ----
   Total                      $ 203   $204
                              =====   ====

     A reconciliation of the federal income tax expense and the amount computed by applying the statutory federal income tax rate (34 percent) to income before federal income tax is as follows:

                          Year Ended
                         December 31
                        -------------
                         2005    2004
                        -----   -----
Tax at statutory rate   $ 219   $ 207
Nontaxable dividend        (1)    (18)
Tax-exempt interest       (36)    (11)
Other                      21      26
                        -----   -----
   Federal income tax   $ 203   $ 204
                        =====   =====
Effective Tax Rate       31.5%   33.6%
                        =====   =====

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2005 AND 2004
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 11 - FEDERAL INCOME TAX (CONTINUED)

     The net deferred tax liability was comprised of the following temporary differences:

                                                         December 31
                                                       ---------------
                                                        2005     2004
                                                       ------   ------
Deferred tax assets:
   Allowance for loan losses                           $  444   $  358
   Valuation allowance for real estate held for sale       34       41
   Unrealized loss on available-for-sale securities       221       14
   Other                                                    3       98
   Contributions Carryover                                180       --
   Directors' benefit plan                                335      222
                                                       ------   ------
      Total deferred tax assets                         1,217      733
Valuation allowance for deferred tax assets                         --
Deferred tax liabilities:
   Mortgage servicing rights                              255      293
   Partnership losses                                      84       74
   Depreciation                                           540      579
   Other                                                  284      140
                                                       ------   ------
      Total deferred tax liabilities                    1,163    1,086
                                                       ------   ------
      Net deferred tax asset (liability)               $   54   $ (353)
                                                       ======   ======

     The contribution carryforward relates to $529,000 in contributions that were not deductible in 2005. This carryforward expires in 2010.

     For tax years beginning prior to January 1, 1996, a qualified thrift institution was allowed a bad debt deduction for tax purposes based

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2005 AND 2004
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

     on a percentage of taxable income or on actual experience. The Bank used the percentage of taxable income method through December 31, 1995.

NOTE 11 - FEDERAL INCOME TAX (CONTINUED)

     A deferred tax liability has not been recognized for the tax bad debt base year reserves of the Bank. The base year reserves are the balance of reserves as of December 31, 1987. At December 31, 2005 and 2004, the amount of those reserves was approximately $60,000. The amount of the unrecognized deferred tax liability at December 31, 2005 and 2004 was approximately $20,000.

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

     The following financial instruments were outstanding whose contract amounts represent credit risk:

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2005 AND 2004
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

                                                December 31
                                             -----------------
                                               2005      2004
                                             -------   -------
Commitments to grant loans                   $15,772   $25,710
Unfunded commitments under lines of credit    20,843    16,641
Commercial and standby letters of credit          25        35

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

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2005 AND 2004
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 12 - OFF BALANCE SHEET RISK COMMITMENTS AND CONTINGENCIES (CONTINUED)

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

NOTE 13 - STOCKHOLDERS' EQUITY

     Payment of dividends on the common stock is subject to determination and declaration by the Board of Directors and

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2005 AND 2004
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

     depends on a number of factors, including capital requirements, regulatory limitation on payment of dividends, the Bank's results of operations and financial condition, tax considerations, and general economic conditions.

     For the quarter ended March 31, 2005, the Bank filed a notice with the Office of Thrift Supervision (OTS) and the Federal Deposit Insurance Company (FDIC) requesting approval to waive payment of cash dividends to Alpena Bancshares M.H.C. (the "M.H.C.") (majority stockholder of the Company). The OTS and FDIC did not object to the dividend waiver request.

NOTE 13 - STOCKHOLDERS' EQUITY (CONTINUED)

     In 2005, in connection with the second-step conversion of Alpena Bancshares, M.H.C., the dividends previously waived by the M.H.C. were permanently forgiven and $5,512,000 in restricted retained earnings related to the waived dividends were transferred to unrestricted retained earnings.

     The Bank is subject to various regulatory capital requirements administered by the OTS. Failure to meet certain capital requirements can initiate certain mandatory and possibly additional discretionary action by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2005 AND 2004
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

     regulators regarding components, risk-weightings, and other factors.

     During the most recent regulatory examination, the OTS categorized the Bank as "well-capitalized" per definition of 12 CFR Section 565.4(b)(1). To be categorized as well-capitalized, the Bank must maintain minimum total risk-based, tier 1 risk based, and tangible equity ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's categorization. Consolidated data has not been disclosed as the amounts and ratios are not significantly different.

                                                                     To be Categorized as
                                                                    Well-Capitalized Under
                                                   For Capital         Prompt Corrective
                                   Actual       Adequacy Purposes      Action Provisions
                              ---------------   -----------------   ----------------------
                               Amount   Ratio     Amount   Ratio        Amount   Ratio
                              -------   -----    -------   -----       -------   -----
                                                 (Dollars in Thousands)
December 31, 2005:
   Total capital (to risk-
      weighted assets)        $33,669   18.03%   $14,937   8.00%       $18,671   10.00%
   Tier 1 capital (to risk-
      weighted assets)        $32,181   17.24%   $ 7,468   4.00%       $11,202    6.00%
   Tangible capital (to
      tangible assets)        $32,181   11.56%   $ 4,175   1.50%       $ 5,567    2.00%
December 31, 2004:
   Total capital (to risk-
      weighted assets)        $18,436   10.68%   $13,806   8.00%       $17,258   10.00%
   Tier 1 capital (to risk-
      weighted assets)        $17,140    9.93%   $ 6,903   4.00%       $10,355    6.00%
   Tangible capital (to
      tangible assets)        $17,140    6.64%   $ 3,873   1.50%       $ 5,164    2.00%

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2005 AND 2004
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 13 - STOCKHOLDERS' EQUITY (CONTINUED)

     Reconcilliation of GAAP to Regulatory Capital

                                                December 31
                                             -----------------
                                               2005      2004
                                             -------   -------
GAAP Capital                                 $36,649   $21,777
Reconciling items:
Less: Investment in and advances to
   nonincludable subsidaries                    (487)     (759)
Less: Goodwill and other intangible assets    (4,439)   (3,905)
Unrealized (gain) loss on securities
   available for sale                            458        27
Disallowed mortgage servicing rights              --        --
                                             -------   -------
   Tangible and core capital                  32,181    17,140
Allowable unrealized (gain) loss on
   securities available for sale                  72        82
General valuation allowance                    1,416     1,214
                                             -------   -------
   Risk Based Capital                        $33,669   $18,436
                                             =======   =======

NOTE 14 - EMPLOYEE BENEFIT PLANS

     RETIREMENT PLANS

     The Bank is a participant in the multiemployer Financial Institutions Retirement Fund (FIRF or the "Plan"), which covers substantially all of its officers and employees. The defined benefit plan covers all employees who have completed one year of service, attained age 21, and worked at least 1,000 hours during the year. Normal retirement age is 65, with reduced benefits available at age 55. The Bank's contributions are determined by FIRF and generally represent the normal cost of the Plan. Specific Plan assets and accumulated benefit information for the Bank's portion of the Plan are not available. Under the Employee Retirement Income Security Act of

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2005 AND 2004
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

     1974 (ERISA), a contributor to a multiemployer pension plan may be liable in the event of complete or partial withdrawal for the benefit payments guaranteed under ERISA. The Bank was fully funded in the Plan as of December 31, 2005 and 2004. Effective July 1, 2005 the plan was frozen as to current participants and any new employees hired after July 1, 2004 were excluded from the plan. The expense of the Plan allocated to the Bank for the years ended December 31, 2005 and 2004 was $252,000 and $392,000, respectively.

NOTE 14 - EMPLOYEE BENEFIT PLANS (CONTINUED)

     The Bank has a Section 401(k) savings plan covering substantially all of its employees who meet certain age and service requirements. The Company matches a certain percentage of participant deferrals. Additional contributions may be made as approved by the Board of Directors. For the calendar year ended December 31, 2005 the Bank's Board of Directors approved a discretionary profit sharing payment under this plan of 4% of each eligible employee's wages for the period from July 1, 2005 through December 31, 2005. The expense under the plan for the years ended December 31, 2005 and 2004 was $136,000 and $71,000, respectively.

     The Bank has a nonqualified deferred compensation plan for its directors. Through 1998, each director could voluntarily defer all or part of his or her director's fees to participate in the program. The plan is currently unfunded and amounts deferred are unsecured and remain subject to claims of the Bank's general creditors. Directors are paid once they reach normal retirement age or sooner for reason of death, total disability, or termination. The Bank may terminate the plan at any time. The amount recorded under the plan totaled approximately $719,000 and $654,000 at December 31, 2005 and 2004, respectively. The expense under the plan for the years ended

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2005 AND 2004
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

     December 31, 2005 and 2004 was $102,000 and $59,000, respectively.

     EMPLOYEE STOCK OWNERSHIP PLAN

     Effective January 1, 1994, the Bank implemented an employee stock ownership plan (ESOP). The ESOP covers substantially all employees who have completed one year of service, attained age 21, and worked at least 1,000 hours during the year. To fund the ESOP, the Bank borrowed $480,000 from an outside party to purchase 48,000 shares of the Company's common stock at $10 per share. The ESOP note was payable quarterly with interest at the prime rate and was retired in 1999. All of the 1994 shares were allocated as of December 31, 1999. Compensation expense is measured by the fair value of ESOP shares allocated to participants during a fiscal year.

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2005 AND 2004
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 14 - EMPLOYEE BENEFIT PLANS (CONTINUED)

     Pursuant to the 2005 second-step conversion and stock offering, the shareholders of the Company approved the purchase of 8% of shares sold in the stock offering by the ESOP. The Company provided a loan to the ESOP, which was used to purchase 138,709 shares of the Company's common stock in the stock offering at $10 per share. The loan bears interest at the rate of
     5.75 percent and provides for repayment of principal over the 15 year term of the loan. Since the Company is providing the loan to the ESOP, the note receivable is not included in the Company's balance sheet. Accordingly, the Company did not recognize interest income on the loan. In 2005, however, the Board of Directors of the Company authorized a prepayment of principal on the ESOP loan. The scheduled maturities of the loan are as follows:

 Year Ended
December 31   Principal Amount
-----------   ----------------
   2006            $   71
   2007                75
   2008                80
   2009                84
   2010                89
Thereafter            769
                   ------
   Total           $1,168
                   ======

     The Company makes annual contributions to the ESOP sufficient to support the debt service of the loan. The loan is secured by the shares purchased, which are held in a suspense account for allocation among the participations as the loan is paid. Dividends

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2005 AND 2004
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

     paid on unallocated shares are not considered dividends for financial reporting purposes and are used to pay principal and interest on the ESOP loan. Dividends on allocated shares are charged to retained earnings. Compensation expense is recognized for the ESOP equal to the average fair value of shares committed to be released for allocation to participant accounts. Any difference between the average fair value of shares committed to be released for allocation and the ESOP's original acquisition cost is charged or credited to stockholders' equity (additional paid-in capital). Total compensation expense for the year ended December 31, 2005 was $180,000.

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2005 AND 2004
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 14 - EMPLOYEE BENEFIT PLANS (CONTINUED)

     Shares held by the ESOP include the following:

                2005     2004
              -------   ------
Allocated      42,281   42,281
Unallocated   138,709       --
              -------   ------
Total         180,990   42,281

     The cost of unallocated ESOP shares (shares not yet released for allocation) is reflected as a reduction of stockholders' equity. The fair value of the unallocated shares was approximately $1,214,000 at December 31, 2005.

     STOCK OPTION PLAN

     The 1996 stock option plan for certain employees and nonemployee directors authorized the grant of stock options to purchase 69,000 shares of common stock of the Company. Pursuant to the stock option plan, grants may be made of incentive stock options and nonstatutory stock options. Simultaneously with the grant of stock options, the Company may grant limited rights. The limited rights may be exercised only in the event of a change in control. The Company has not issued limited rights under this plan and and has no intention to do so under this plan. Nonemployee directors are only eligible to receive nonstatutory options. Under the terms of the plan, incentive stock options have been granted at fair market value as of the date of the grant that are exercisable any time prior to 10 years from the grant date. The incentive stock options vest ratably over a five year period. Nonstatutory fully vested stock options have been granted at fair market value on the date the option is granted and are exercisable prior to 10 years from the date of grant. As discussed in Note 1, the Company reorganized in 2005.

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2005 AND 2004
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

     Therefore, all references to the number of shares outstanding and related exercise prices have been adjusted to give retroactive recognition to the exchange ratio of 1.8477 applied in the conversion.

NOTE 14 - EMPLOYEE BENEFIT PLANS (CONTINUED)

     The following is a summary of activity for stock options:

                                         December 31
                         --------------------------------------------
                                 2005                   2004
                         --------------------   --------------------
                                     Weighted               Weighted
                                      Average                Average
                         Number of   Exercise   Number of   Exercise
                           Shares      Price      Shares      Price
                         ---------   --------   ---------   --------
Options outstanding at
   beginning of period     48,800      $5.69     53,604       $5.72
Options granted                --                    --          --
Options exercised         (22,310)      5.41     (3,695)       5.77
Options forfeited          (1,848)      7.44     (1,109)       7.44
                          -------                ------
Options outstanding at
   end of period           24,642       5.80     48,800        5.69
                          =======                ======
Exercisable at end of
   period                  20,208       5.63     44,365        5.51

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2005 AND 2004
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

     Information pertaining to options outstanding is as follows:

                                               December 31, 2005
             -------------------------------------------------------------------------------------
                        Options Outstanding                         Options Exerciseable
             -----------------------------------------   -----------------------------------------
                              Weighted-                                   Weighted-
                               Average       Weighted-                     Average       Weighted-
                              Remaining       Average                     Remaining       Average
 Exercise       Number       Contractual      Exercise      Number       Contractual      Exercise
Prices ($)   Outstanding   Life (in years)     Price     Exercisable   Life (in years)     Price
----------   -----------   ---------------   ---------   -----------   ---------------   ---------
5.21             7,945           0.44          $5.21         7,945           0.44          $5.21
5.41            11,155           0.29           5.41         9,306           0.29           5.41
7.44             5,542           6.24           7.44         2,957           6.24           7.44
                ------                                      ------
   Total        24,642           1.68          $5.80        20,208           1.22          $5.63
                ======                                      ======

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2005 AND 2004
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

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

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2005 AND 2004
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

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

     DEPOSIT LIABILITIES - The fair values disclosed for demand deposits (e.g., interest and noninterest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the

NOTE 15 - FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

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

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2005 AND 2004
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

     ACCRUED INTEREST - The carrying amounts of accrued interest approximate fair value.

     The estimated fair values and related carrying or notional amounts of the Company's financial instruments are as follows:

                                           December 31, 2005       December 31, 2004
                                         ---------------------   ---------------------
                                         Carrying    Estimated   Carrying    Estimated
                                          Amounts   Fair Value    Amounts   Fair Value
                                         --------   ----------   --------   ----------
Financial assets:
   Cash and cash equivalents             $  4,780    $  4,780    $  4,739    $  4,739
   Securities                              55,187      55,199      42,033      42,066
   Loans and loans held for sale - Net    201,183     198,112     196,484     196,416
   Federal Home Loan Bank stock             4,765       4,765       4,666       4,666
   Accrued interest receivable              1,602       1,602       1,035       1,035

Financial liabilities:
   Customer deposits                      188,735     189,090     182,489     183,774
   Advances from borrowers for
      taxes and insurance                      28          28          45          45
   Federal Home Loan Bank advances         52,925      52,461      54,750      54,286
   Note payable                             1,478       1,476       1,251       1,249
   Accrued interest payable                   686         686         481         481

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2005 AND 2004
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 16 - RESTRICTIONS ON DIVIDENDS

     OTS regulations impose limitations upon all capital distributions including cash dividends. The total amount of dividends that may be paid is generally limited to the sum of the net profits of the bank for the preceding three years. An application to and the approval of the OTS is required prior to any capital distribution if the institution does not meet the criteria for "expedited treatment" of applications under OTS regulations. If an application is not required, the institution must still provide prior notice to the OTS of the capital distribution. In the event the Bank's capital falls below its regulatory requirements or the OTS notifies it that it was in need of more than normal supervision, the Bank's ability to make capital distributions could be restricted. In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice. At December 31, 2005 and 2004, the Bank's retained earnings available for the payment of dividends totaled $1,661,000 and $1,038,000, respectively.

NOTE 17 - PARENT-ONLY FINANCIAL STATEMENTS

     The following represents the condensed financial statements of First Federal of Northern Michigan Bancorp, Inc. ("Parent") only. The Parent-only financial information should be read in conjunction with the Company's consolidated financial statements.

     The condensed balance sheet is as follows:

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2005 AND 2004
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

                                                   December 31
                                                -----------------
                                                  2005      2004
                                                -------   -------
                            ASSETS

Cash at subsidiary bank                         $ 2,642   $   128
Investment in subsidiary                         33,839    21,470
Other assets                                        409       179
                                                -------   -------
   Total assets                                 $36,890   $21,777
                                                =======   =======

    LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities                                     $   241   $    --
Stockholders' equity                             36,649    21,777
                                                -------   -------
   Total liabilities and stockholders' equity   $36,890   $21,777
                                                =======   =======

NOTE 17 - PARENT-ONLY FINANCIAL STATEMENTS (CONTINUED)

     The condensed statement of operations for the years ended are as follows:

                                                              December 31
                                                             ------------
                                                              2005   2004
                                                             -----   ----
Operating income                                             $ 350   $411
Operating expense                                              799     89
                                                             -----   ----
Income (loss) before income taxes and equity in
   undistributed net income of subsidiary                     (449)   322
Income tax benefit                                             268     30
                                                             -----   ----
Income (loss) before equity in undistributed net income of
   subsidiary                                                 (181)   352
Equity in undistributed net income of subsidiary               623     52
                                                             -----   ----
Net income                                                   $ 442   $404
                                                             =====   ====

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2005 AND 2004
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 17 - PARENT-ONLY FINANCIAL STATEMENTS (CONTINUED)

     The condensed statement of cash flows for the years ended is as follows:

                                                               December 31
                                                            ----------------
                                                              2005      2004
                                                            --------   -----
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                               $    442   $ 404
   Adjustments to reconcile net income to net cash
      from operating activities:
      Equity in undistributed net income of
         subsidiary                                             (623)    (52)
      Stock donation to charitable foundation                    340      --
      Net change in other assets                                (201)   (135)
      Net change in other liabilities                            241      19
                                                            --------   -----
         Net cash provided by operating
            activities                                           199     236
CASH FLOWS FROM INVESTING ACTIVITIES
   Capitalization of subsidiary                              (12,013)     --
CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from exercise of stock options                       120      21
   Tax benefits of stock options exercised                        29      --
   Stock retired                                                 (60)
   Net proceeds from stock conversion                         15,960      --
   Merger of Alpena Bancshares, Inc. and M.H.C                   206      --
   Purchase of shares for ESOP                                (1,387)     --
   Dividends paid                                               (540)   (277)
                                                            --------   -----
         Net cash provided (used) in financing activities     14,328    (256)
                                                            --------   -----
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS           2,514     (20)
CASH AND CASH EQUIVALENTS - Beginning of year                    128     148
                                                            --------   -----
CASH AND CASH EQUIVALENTS - End of year                     $  2,642   $ 128
                                                            ========   =====

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2005 AND 2004
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 18 - SEGMENT REPORTING

     The Company's principal activities include banking and the sale of insurance products through its wholly owned subsidiary, ICA, purchased in 2003. The Bank provides financial products including retail and commercial loans as well as retail and commercial deposits. ICA received commissions from the sale of various insurance products including health, life, and property. The segments were determined based on the nature of the products provided to customers.

     The financial information for each operating segment is reported on the basis used internally to evaluate performance and allocate resources. The allocations have been consistently applied for all periods presented. Revenues and expenses between affiliates have been transacted at rates that unaffiliated parties would pay. The only transaction between the segments thus far relates to a deposit on behalf of the ICA included in the Bank. The interest income and interest expense for this transaction has been eliminated. All other transactions are with external customers. The performance measurement of the operating segments is based on the management structure of the Company and is not necessarily comparable with similar information for any other financial institution. The information presented is also not necessarily indicative of the segment's financial condition and results of operations if they were independent entities.

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2005 AND 2004
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 18 - SEGMENT REPORTING (CONTINUED)

                                                                        For Year Ended
                                                                      December 31, 2005
                                                         -------------------------------------------
                                                           Bank       ICA    Eliminations     Total
                                                         --------   ------   ------------   --------
INTEREST INCOME                                          $ 15,076   $   10      $ (10)      $ 15,076
INTEREST EXPENSE                                            6,716       --        (10)         6,706
                                                         --------   ------      -----       --------
NET INTEREST INCOME - Before provision for loan losses      8,360       10         --          8,370
PROVISION FOR LOAN LOSSES                                     368       --         --            368
                                                         --------   ------      -----       --------
NET INTEREST INCOME - After provision for loan losses       7,992       10         --          8,002
OTHER INCOME                                                1,511    2,947         --          4,458
OPERATING EXPENSES                                          8,994    2,821         --         11,815
                                                         --------   ------      -----       --------
INCOME - Before federal income tax                            509      136         --            645
FEDERAL INCOME TAX                                            160       43         --            203
                                                         --------   ------      -----       --------
NET INCOME                                               $    349   $   93      $  --       $    442
                                                         ========   ======      =====       ========
DEPRECIATION AND AMORTIZATION                            $    677   $  175      $  --       $    852
                                                         ========   ======      =====       ========
ASSETS                                                   $278,684   $4,416      $(325)      $282,775
                                                         ========   ======      =====       ========
EXPENDITURES RELATED TO LONG-LIVED ASSETS:
   Goodwill                                              $     --   $  300      $  --       $    300
   Intangible assets                                           --      555         --            555
   Property and equipment                                   1,107       12         --          1,119
                                                         --------   ------      -----       --------
      TOTAL                                              $  1,107   $  867      $  --       $  1,974
                                                         ========   ======      =====       ========

                                                                        For Year Ended
                                                                      December 31, 2004
                                                         -------------------------------------------
                                                           Bank       ICA    Eliminations     Total
                                                         --------   ------   ------------   --------
INTEREST INCOME                                          $ 13,278   $    9      $  (9)      $ 13,278
INTEREST EXPENSE                                            6,211       --         (9)         6,202
                                                         --------   ------      -----       --------
NET INTEREST INCOME - Before provision for loan losses      7,067        9         --          7,076
PROVISION FOR LOAN LOSSES                                     323       --         --            323
                                                         --------   ------      -----       --------
NET INTEREST INCOME - After provision for loan losses       6,744        9         --          6,753
OTHER INCOME                                                1,733    2,978         --          4,711
OPERATING EXPENSES                                          8,071    2,785         --         10,856
                                                         --------   ------      -----       --------
INCOME - Before federal income tax                            406      202         --            608
FEDERAL INCOME TAX                                            136       68         --            204
                                                         --------   ------      -----       --------
NET INCOME                                               $    270   $  134      $  --       $    404
                                                         ========   ======      =====       ========
DEPRECIATION AND AMORTIZATION                            $    641   $  125      $  --       $    766
                                                         ========   ======      =====       ========
ASSETS                                                   $259,858   $3,677      $(735)      $262,800
                                                         ========   ======      =====       ========
EXPENDITURES RELATED TO LONG-LIVED ASSETS:
   Goodwill                                              $     --   $  300      $  --       $    300
   Intangible assets                                           47       --         --             47
   Property and equipment                                   1,294       41         --          1,335
                                                         --------   ------      -----       --------
      TOTAL                                              $  1,341   $  341      $  --       $  1,682
                                                         ========   ======      =====       ========

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2005 AND 2004
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 19 - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     The following tables summarize the Company's quarterly results for the fiscal years ended December 31, 2005 and 2004:

                                                          For the Three-Month Period Ending
                                                 ---------------------------------------------------
                                                 March 31,   June 30,   September 30,   December 31,
                                                    2005       2005          2005           2005
                                                 ---------   --------   -------------   ------------
Interest income                                    $3,505     $3,723        $3,899         $3,949
Interest expense                                    1,599      1,644         1,683          1,780
                                                   ------     ------        ------         ------
Net interest income                                 1,906      2,079         2,216          2,169
Provision for losses on loans                          79        183             4            102
Other income                                        1,099      1,098         1,156          1,105
Other expenses                                      2,712      3,446         2,822          2,835
                                                   ------     ------        ------         ------
Income - Before income taxes                          214       (452)          546            337
Federal income taxes                                   72       (152)          183            100
                                                   ------     ------        ------         ------
Net income                                         $  142     $ (300)       $  363         $  237
                                                   ======     ======        ======         ======
Basic earnings per share                           $ 0.04     $(0.09)       $ 0.12         $ 0.07
Fully diluted earnings per share                   $ 0.04     $(0.09)       $ 0.12         $ 0.07
Weighted average number of shares outstanding       3,065      3,100         3,101          3,112
Weighted average number of shares outstanding,
   including dilutive stock options                 3,089      3,114         3,111          3,111
Cash dividends declared per common share           $0.054     $0.050        $0.050         $0.050

                                                          For the Three-Month Period Ending
                                                 ---------------------------------------------------
                                                 March 31,   June 30,   September 30,   December 31,
                                                    2004       2004          2004           2004
                                                 ---------   --------   -------------   ------------
Interest income                                   $3,091      $3,261        $3,446         $3,480
Interest expense                                   1,445       1,504         1,622          1,631
                                                  ------      ------        ------         ------
Net interest income                                1,646       1,757         1,824          1,849
Provision for losses on loans                         81          65            68            109
Other income                                       1,138       1,209         1,252          1,112
Other expenses                                     2,724       2,748         2,641          2,743
                                                  ------      ------        ------         ------
Income - Before income taxes                         (21)        153           367            109
Federal income taxes                                  (7)         51           123             37
                                                  ------      ------        ------         ------
Net income                                        $  (14)     $  102        $  244         $   72
                                                  ======      ======        ======         ======
Basic earnings per share                          $(0.00)     $ 0.03        $ 0.08         $ 0.02
Fully diluted earnings per share                  $(0.00)     $ 0.03        $ 0.08         $ 0.02
Weighted average number of shares outstanding      3,065       3,065         3,065          3,065
Weighted average number of shares outstanding,
   including dilutive stock options                3,088       3,089         3,088          3,089
Cash dividends declared per common share          $0.068      $0.027        $0.054         $0.054