Form 10KSB, Exhibit 13
period 2006-12-31
First Federal of Northern Michigan Bancorp, Inc.
filed 2007-04-02
CIK 1128227

                                                                      EXHIBIT 13

                FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

                                      2006
                                  ANNUAL REPORT

                                 MARCH 31, 2007

(FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. LOGO)

Dear Shareholders:

Fifty years ago a group of Alpena, Michigan businessmen had a vision. In 1957 they chartered our Bank as a federal thrift to meet the community needs for home ownership loans and a safe place to build family savings. Our original founders were men of integrity with a sense of community who took pride in unequaled customer service in their own respective businesses. Therefore it is no surprise that they excelled in setting up a bank with the same philosophy. First Federal of Northern Michigan (the Bank) will spend 2007 celebrating its fiftieth anniversary as a bank that is no longer a stand-alone thrift but is now a federally chartered savings bank held by our holding company, First Federal of Northern Michigan Bancorp, Inc. (the Company) and trades on the NASDAQ Global Markets exchange under the symbol FFNM.

While we celebrate our heritage with the greatest of respect for those with the courage to start our institution, this is no longer our "grandfather's bank". Competitive pressure for home mortgages and deposits in our market areas have necessitated the change in our business planning to include commercial loans and the related commercial services. We will continue to rely on an increasing percentage of our income being generated by our growth in the commercial services area and in our non-banking subsidiary, the InsuranCenter of Alpena.

We did not meet our financial expectations in 2006. We are not pleased with our performance and do not expect you, as a shareholder to be satisfied either. At the Bank level our net interest margin fell from 3.30% to 3.24% year over year. On a broad scale, the economy in the state of Michigan had its share of challenges with the decline in the manufacturing base associated with the automobile industry. More specifically, in the markets we serve in Northern Michigan, we have seen the effect of the poor state economy which has led to lower loan demand, higher delinquency trends and in many cases a decline in real estate market values. Collectively, these factors caused the Bank to increase its loan loss reserve by $663,000. The poor economy also resulted in a decline in our mortgage production and the related fee income which finished the year $210,000 below budget.

The economies of Michigan and our market area will not improve overnight. We know there will be additional challenges in 2007 but we have made, and will continue to make, adjustments to better position ourselves. We are aggressively seeking lower cost deposits to improve our interest rate margin through additional value added opportunities on the commercial services side of the Bank. In addition, on the retail side we will be aggressively marketing to the largest demographic group in our market area both with new Bank products, including reverse mortgages, and insurance products, including long term care insurance and non-insured investment products through our insurance subsidiary. At the end of 2006, the Bank added a new secondary market purchaser of mortgages to improve our competitiveness and ultimately help our profitability. We have reduced the staff of our mortgage operation, closed a 30-year old branch office in Ossineke (February 2007) and implemented a new bank software system that has cut our monthly expenses while allowing us to grow.

Management and the Board have been actively exploring strategic opportunities to deploy the capital raised in the stock conversion. In the meantime, the Company initiated a 5% Stock Repurchase Program in May 2006 and on March 15, 2007 we announced a second 5% Stock Repurchase Program. We fully understand the importance of our need to improve our financial performance and will work diligently on your behalf to do so in 2007.

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

                                               FOR YEARS ENDED DECEMBER 31,
                                   ----------------------------------------------------
                                     2006       2005       2004       2003       2002
                                   --------   --------   --------   --------   --------
                                                      (IN THOUSANDS)
TOTAL ASSETS ...................   $280,959   $282,775   $262,800   $223,923   $228,808
LOANS RECEIVABLE, NET ..........    209,518    201,183    195,388    163,460    150,799
LOANS HELD FOR SALE ............         72         --      1,096        931        542
INVESTMENT SECURITIES ..........     44,850     55,187     42,033     34,670     46,944
CASH AND CASH EQUIVALENTS ......      4,993      4,780      4,739      6,706     15,099
DEPOSITS .......................    177,058    188,735    182,489    151,702    156,092
FHLB ADVANCES & NOTE PAYABLE ...     66,042     54,403     56,001     47,159     48,414
STOCKHOLDERS' EQUITY ...........     35,453     36,649     21,777     21,951     21,747

OPERATING DATA:

                                                   AT DECEMBER 31,
                                   -----------------------------------------------
                                     2006      2005      2004      2003      2002
                                   -------   -------   -------   -------   -------
                                                    (IN THOUSANDS)
INTEREST INCOME ................   $17,170   $15,076   $13,278   $13,350   $14,499
INTEREST EXPENSE ...............     8,568     6,706     6,202     6,455     8,342
                                   -------   -------   -------   -------   -------
   NET INTEREST INCOME .........     8,602     8,370     7,076     6,895     6,157
PROVISION FOR LOAN LOSSES ......       851       368       323       267       415
                                   -------   -------   -------   -------   -------
   NET INTEREST INCOME AFTER
      PROVISION FOR LOAN
      LOSSES ...................     7,751     8,002     6,753     6,628     5,742
                                   -------   -------   -------   -------   -------
OTHER INCOME (LOSS):
SERVICE CHARGES AND FEES .......     1,044     1,030     1,012       801       818
MORTGAGE BANKING ACTIVITIES ....       344       482       579     1,563     1,401
NET GAIN (LOSS) ON SALE OF
   INVESTMENT SECURITIES .......       (45)       13       103       320        65
GAIN (LOSS) ON SALE OF REAL
   ESTATE ......................         4       (45)      (47)        7       (17)
LOSS ON ABANDONMENT OF FIXED
   ASSETS ......................        --        --        --        --         2
OTHER NON-INTEREST INCOME ......       103        37        97       255       116
INSURANCE & BROKERAGE
   COMMISSIONS .................     2,948     2,941     2,967     2,480        --
                                   -------   -------   -------   -------   -------
   TOTAL OTHER INCOME ..........     4,398     4,458     4,711     5,426     2,385
                                   -------   -------   -------   -------   -------
OTHER EXPENSES .................    11,528    11,815    10,856    10,327     7,072
                                   -------   -------   -------   -------   -------
   INCOME BEFORE INCOME TAX
      EXPENSE ..................       621       645       608     1,727     1,055
INCOME TAX EXPENSE .............       158       203       204       518       285
                                   -------   -------   -------   -------   -------
   NET INCOME ..................   $   463   $   442   $   404   $ 1,209   $   770
                                   =======   =======   =======   =======   =======

KEY FINANCIAL RATIOS AND OTHER DATA:

                                             FOR YEARS ENDED DECEMBER 31,
                                   -----------------------------------------------
                                     2006      2005      2004      2003      2002
                                   -------   -------   -------   -------   -------
                                                    (IN THOUSANDS)
PERFORMANCE RATIOS:
RETURN ON AVERAGE ASSETS .......      0.16%     0.16%     0.17%     0.53%     0.33%
RETURN ON AVERAGE EQUITY .......      1.35%     1.49%     1.91%     5.52%     3.68%
AVERAGE INTEREST RATE SPREAD ...      2.83%     2.97%     2.88%     3.00%     2.50%
DIVIDEND PAYOUT RATIO ..........    133.33%   142.86%   153.85%    30.36%    47.01%
DIVIDENDS PER SHARE ............   $  0.20   $  0.20   $  0.20   $  0.27   $  0.27
NET INTEREST MARGIN ............      3.24%     3.30%     3.10%     3.26%     2.78%
EFFICIENCY RATIO ...............     89.37%    85.07%    96.38%    88.02%    87.54%
NON-INTEREST EXPENSE TO AVERAGE
   TOTAL ASSETS ................      4.04%     4.32%     4.39%     4.53%     3.01%
AVERAGE INTEREST-EARNING ASSETS
   TO AVERAGE INTEREST-BEARING
   LIABILITIES .................    112.99%   112.34%   108.08%   108.69%   107.42%
ASSET QUALITY RATIOS:
NON-PERFORMING ASSETS TO TOTAL
   ASSETS ......................      1.59%     1.57%     0.66%     1.04%     0.68%
NON-PERFORMING LOANS TO TOTAL
   LOANS .......................      1.90%     1.99%     0.87%     1.28%     0.94%
ALLOWANCE FOR LOAN LOSSES TO
   NONPERFORMING ASSETS ........     46.67%    35.33%    72.37%    48.89%    62.76%
ALLOWANCE FOR LOAN LOSSES TO
   TOTAL LOANS .................      0.98%     0.70%     0.61%     0.63%     0.61%
CAPITAL RATIOS:
EQUITY TO TOTAL ASSETS AT END OF
   PERIOD ......................     12.62%    12.96%     8.29%     9.80%     9.50%
AVERAGE EQUITY TO AVERAGE
   ASSETS ......................     12.07%    10.87%     8.82%     9.62%     8.90%
RISK-BASED CAPITAL RATIO (BANK
   ONLY) .......................     17.07%    16.82%    10.51%    11.96%    15.95%
OTHER DATA:
NUMBER OF FULL SERVICE
   OFFICES .....................        10*       10        10         8         9

* AS OF 12-31-06. IN FEBRUARY, 2007, THE BANK CLOSED A BRANCH TO REDUCE ITS FULL-SERVICE OFFICES TO 9.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     First Federal of Northern Michigan is a full-service, community-oriented savings bank whose primary lending activity is the origination of one- to four-family residential real estate mortgages, commercial real estate loans, commercial loans and consumer loans. As of December 31, 2006, $102.6 million, or 48.9%, of our total loan portfolio consisted of one- to four-family residential real estate loans, $51.6 million, or 24.6%, and $ 28.2 million, or 13.5%, of our total loan portfolio consisted of commercial mortgage loans and commercial loans, respectively, and $29.6 million, or 14.1%, of our total loan portfolio consisted of consumer and other loans. In recent years, commercial mortgage loans and commercial loans have grown as a percentage of our loan portfolio for three reasons. First, we have increased our emphasis on originating these loans, which generally have higher interest rates compared to one- to four-family residential real estate loans. In addition, most of these loans are originated with adjustable interest rates, which assists us in managing interest rate risk. Finally, most of our one- to four-family residential mortgage loan customers prefer fixed-rate loans in the low interest rate environment that has prevailed over the last several years. Since we sell into the secondary mortgage market a majority of the fixed-rate one- to four-family residential mortgage loans that we originate, one- to four-family residential real estate loans have decreased as a percentage of our total loan portfolio.

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

BUSINESS STRATEGY

     OPERATING AS A COMMUNITY SAVINGS BANK. We are committed to meeting the financial needs of the communities in which we operate. Our branch network of 9 offices enhances our ability to serve these communities. We provide a broad range of individualized consumer and business financial services. We believe that we can be more effective in servicing our customers than many of our non-local competitors because our employees and senior management are able to respond promptly to customer needs and inquiries. Our ability to provide these services is enhanced by the experience of our senior management, which has an average of 12 years' experience in the financial services industry.

     INCREASING OUR COMMERCIAL REAL ESTATE AND COMMERCIAL LENDING. Beginning in 2001, we began to increase our originations of commercial real estate and commercial loans. At December 31, 2006, loans secured by commercial real estate totaled $51.6 million, or 24.6% of our total loan portfolio, and commercial loans totaled $28.2 million, or 13.5% of our total loan portfolio. We intend to continue to emphasize the origination of these types of loans in the future and retain them in our portfolio. Commercial real estate and commercial loans generally are originated with higher interest rates compared to one- to four-family residential real estate loans and, therefore, have a positive effect on our net interest rate spread and net interest income. In addition, most of these loans are originated with adjustable interest rates, which assists us in managing interest rate risk. We believe that our branch network will enable us to continue to increase our commercial and commercial real estate loan portfolio without significant additional fixed costs.

     INCREASING OUR SHARE OF LOWER-COST DEPOSITS. In past years our cost of funds has been relatively high as we accepted higher-cost long-term certificates of deposit to fund our long-term assets such as one- to four-family residential mortgage loans. As we have increased our origination of commercial real estate and commercial loans, most of which are originated with adjustable interest rates, we have decreased our need for higher-cost long-term certificates of deposit. We intend to lower our cost of funds by increasing our share of lower-cost short-term certificates of deposit and lower-cost money market deposits. We also intend to continue to market our non-interest-bearing checking accounts in conjunction with our focus on commercial business lending.

     INCREASING AND DIVERSIFYING OUR SOURCES OF NON-INTEREST INCOME. In June 2003, we acquired the InsuranCenter of Alpena ("ICA"), a licensed insurance agency engaged in the business of property, casualty and health insurance, in an effort to increase and diversify our sources of non-interest income. In 2006, ICA's operations provided us with $2.9 million of income, representing 67% of total non-interest income. In 2006, property commissions on insurance sales represented approximately 20% of ICA's revenues, commissions on life insurance sales represented approximately 7% of revenues and commissions on health insurance sales represented approximately 73% of revenues. In November 2005, the Company acquired several large group customers from another insurance agent for approximately $564,000. The entire amount of the purchase was assigned to a customer list intangible asset and is being amortized over five years. The purchase included the issuance of a note payable in the amount of $338,000, discussed in Note 9 of our financial statements, with the remainder being paid in cash.

     MAINTAINING HIGH ASSET QUALITY AND CAPITAL STRENGTH. We are committed to conservative loan underwriting standards and procedures, and we primarily originate loans secured by real estate. As a result, we have consistently experienced low levels of late payments and losses on loans. At December 31, 2006, our ratio of non-performing assets to total assets was 1.59%. At December 31, 2006, our ratio of equity to assets was 12.62%.

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

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2006 AND 2005

     Total assets decreased $1.8 million, or 0.6%, to $281.0 million at December 31, 2006 from $282.8 million at December 31, 2005. Net loans increased $8.3 million, or 4.1% to $209.5 million at December 31, 2006 from $201.2 million at December 31, 2005. The increase in net loans was mainly the result of our commercial lending activities. The commercial loan portfolio grew 12.4% to $79.8 million at December 31, 2006 from $71.0 million at December 31, 2005. The continued growth of the commercial loan portfolio was the result of increased emphasis on growing this portfolio, supported by the hiring of one additional commercial lender in late 2006, as well as the hiring of a commercial credit analyst in 2003. Mortgage lending originations declined in 2006 to total originations of $33.4 million from $54.8 million in 2005, reflecting weaker economic conditions in our primary market area. Cash and cash equivalents increased slightly by $213,000, or 4.5%, to $5.0 million at December 31, 2006 from $4.8 million at December 31, 2005. Investment securities decreased $10.4 million, or 18.8%, to $44.8 million at December 31, 2006 from $55.2 million at December 31, 2005 as we decreased our investment portfolio and paid down high-cost FHLB advances.

     Deposits decreased $11.6 million, or 6.1%, to $177.1 million at December 31, 2006 from $188.7 million at December 31, 2005. This decrease reflected substantial increased competition for deposits in our markets. Our focus in 2006 was on building deposit relationships rather than attracting higher-cost non-core certificate of deposit money. Borrowings, consisting primarily of FHLB advances, increased $11.6 million, or 21.4%, to $66.0 million at December

31, 2006 from $54.4 million at December 31, 2005 as we funded loan growth primarily with short-tem FHLB advances, with the expectation that market rates would begin to drop in 2006.

     Stockholders' equity decreased $1.2 million, or 3.3% to $35.5 million at December 31, 2006 from $36.7 million at December 31, 2005. The decrease was mainly a result of our repurchase of 156,000 shares of our common stock at a net cost of $1.6 million and dividends paid of $614,000. These decreases in equity were offset by net income for the year of $463,000 and a recovery of $194,000 in the value of available for sale (AFS) securities.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

     GENERAL. Net income increased to $463,000 for the twelve months ended December 31, 2006 from $442,000 for the twelve months ended December 31, 2005. Net interest income before provision for loan losses was $232,000 higher in 2006 than in 2005; however the provision for loan losses was $483,000 higher in 2006 than in 2005, resulting in net interest income after provision for loan losses which was $251,000 lower in 2006 than in 2005. Non-interest expense was $287,000 lower in 2006 than in 2005.

     INTEREST INCOME. Interest income increased by $2.1 million, or 13.9%, to $17.2 million for the twelve months ended December 31, 2006 from $15.1 million for the twelve months ended December 31, 2005. The increase was primarily due to the growth of $8.8 million and $3.6 million in our commercial and consumer loan portfolios, respectively during the year ended December 31, 2006, which caused an overall increase in the average yield on our loan portfolio to 7.08% for 2006 from 6.51% for 2005. The average balance of our loan portfolio increased by $8.0 million, or 3.9%, to $209.9 million for the twelve months ended December 31, 2006 from $202.0 million for the twelve months ended December 31, 2005. The average balance of non-mortgage loans, principally commercial loans and consumer loans, increased by $13.3 million, or 14.5%, to $105.2 million for the twelve months ended December 31, 2006 from $91.9 million for the twelve months ended December 31, 2005. The average yield on our commercial loans and consumer loans increased 121 basis points and 50 basis points, respectively, for 2006 from 2005. The average balance of our one- to- four-family residential mortgage loans decreased to $104.7 million for the twelve months ended December 31, 2006 from $110.1 million for the twelve months ended December 31, 2005, while the average yield on such loans increased to 6.18% from 6.13%.

     INTEREST EXPENSE. Interest expense increased to $8.6 million for the twelve months ended December 31, 2006 from $6.7 million for the twelve months ended December 31, 2005, due primarily to a $9.3 million increase in the average balance of interest bearing liabilities. Higher interest rates paid on both our deposits and FHLB advances in 2006 also contributed to the increase in interest expense year over year. The average cost of deposits for the twelve months ended December 31, 2006 increased to 3.13% from 2.47% for the same period in 2005. The average cost of borrowings increased to 5.04% for 2006 from 4.61% for 2005. The increases in the average cost of deposits and FHLB advances reflected higher market interest rates.

     NET INTEREST INCOME. Net interest income increased to $8.6 million for the twelve months ended December 31, 2006 from $8.4 million for the twelve months ended December 31, 2005. The increase in net interest income was the result of an increase in net average interest earning assets to $30.7 million from $28.0 million partially offset by a decrease in our average interest rate spread to 2.83% for 2006 from 2.98% for 2005.

     PROVISION FOR LOAN LOSSES. We recorded a provision for loan losses of $851,000 for the twelve months ended December 31, 2006 compared to a provision of $368,000 for the twelve months ended December 31, 2005. We had net charge-offs of $208,000 and $249,500 during 2006 and 2005, respectively. These increases reflected an increase in classified assets due to the current economic conditions in the northern Michigan market, especially reflected in declining real estate values. We used the same methodology and generally similar assumptions in assessing the allowance for both periods. The allowance for loan losses was $2.1 million, or 0.98% of total loans at December 31, 2006, compared to $1.4 million, or 0.70% of total loans at December 31, 2005. The level of the allowance is based on estimates, and ultimate losses may vary from the estimates. Total non-performing loans were $4.0 million at both December 31, 2005 and December 31, 2006. Management believes the provision for loan loss is adequate.

     NON-INTEREST INCOME. Non-interest income decreased to $4.4 million for the twelve months ended December 31, 2006 from $4.5 million for the twelve months ended December 31, 2005. Income from mortgage banking activities decreased $138,000 to $334,000 from $482,000 as loan refinancing activity continued to slow due to the continued gradual increase in market interest rates in 2006. The $138,000 decrease reflected a decrease of $134,000 in gain on the sale of mortgages offset by a marginal increase of $4,000 in revenues associated with mortgage servicing rights.

     NON-INTEREST EXPENSE. Non-interest expense decreased to $11.5 million for the twelve months ended December 31, 2006 from $11.8 million for the twelve months ended December 31, 2005. Non-interest expense for 2005 included a one-time charitable contribution of $680,000 in cash and Company stock to the First Federal Community Foundation which was established in connection with our April 2005 stock offering. Amortization of intangible assets increased from $331,000 for the twelve months ended December 31, 2005 to $500,000 for the same period in 2006 due to the shortening of the amortization period, effective January 1, 2006, of an exclusive agency contract related to the 2003 purchase of our insurance subsidiary. Professional fees increased to $421,000 for the twelve months ended December 31, 2006 from $233,000 for the twelve months ended December 31, 2005 due to additional expenses in 2006 for commercial loan review, internal audit services, Sarbanes-Oxley Section 404 information technology controls documentation and temporary commercial credit administration services.

     INCOME TAXES. Federal income taxes decreased to $158,000 for the twelve months ended December 31, 2006 from $203,000 for the twelve months ended December 31, 2005. The effective tax rate was 25.4% and 33.6% for 2006 and 2005, respectively. The decrease in the effective tax rate was mainly the result of a higher level of tax-exempt interest in 2006 than in 2005.

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

                                                                               AVERAGE CONSOLIDATED STATEMENTS OF CONDITION
                                                                                       FOR YEARS ENDED DECEMBER 31,
                                                ACTUAL BALANCE AS     --------------------------------------------------------------
                                               OF DECEMBER 31, 2006                2006                             2005
                                               --------------------   ------------------------------   -----------------------------
                                                                                             AVERAGE                         AVERAGE
                                                           YIELD /     AVERAGE               YIELD /    AVERAGE              YIELD /
                                                 BALANCE     RATE      BALANCE   INTEREST     RATE      BALANCE   INTEREST     RATE
                                                --------   -------    --------   --------   --------   --------   --------   -------
                                                                              (IN THOUSANDS)                   (IN THOUSANDS)
INTEREST-EARNING ASSETS:
MORTGAGE LOANS..............................                          $104,739    $ 6,473              $110,071   $  6,747
NON-MORTGAGE LOANS..........................                           105,186      8,388                91,903      6,403
                                                                      --------    -------              --------   --------
LOANS.......................................    $211,597     6.80%     209,925     14,861      7.08%    201,974     13,150     6.51%
MORTGAGE-BACKED SECURITIES (1)..............       5,021     3.36%       5,795        203      3.50%      7,386        248     3.36%
INVESTMENT SECURITIES.......................      39,829     4.15%      45,686      1,848      4.05%     39,873      1,450     3.64%
                                                --------              --------    -------              --------   --------
INVESTMENT SECURITIES.......................      44,850     4.06%      51,481      2,051      3.98%     47,259      1,698     3.59%
OTHER INVESTMENTS...........................       5,030     4.19%       5,339        258      4.83%      5,491        228     4.15%
                                                --------   ------     --------    -------    ------    --------   --------   ------
TOTAL INTEREST EARNING ASSETS...............     261,477     6.28%     266,745     17,170      6.44%    254,724     15,076     5.92%
                                                --------              --------    -------    ------    --------   --------   ------
NON INTEREST EARNING ASSETS.................      19,482                18,398                           18,482
                                                --------              --------                         --------
TOTAL ASSETS................................    $280,959              $285,143                         $273,206
                                                ========              ========                         ========
INTEREST BEARING LIABILITIES:
SAVINGS DEPOSITS............................    $ 18,958     1.12%    $ 21,130    $   177      0.84%   $ 27,982   $    177     0.63%
MONEY MARKET/NOW ACCOUNTS...................      34,432     1.35%      34,111        531      1.56%     33,421        288     0.86%
CERTIFICATES OF DEPOSIT.....................     113,601     4.50%     118,673      4,729      3.98%    113,989      3,873     3.40%
                                                --------   ------     --------    -------    ------    --------   --------   ------
   TOTAL INTEREST BEARING DEPOSITS..........     166,991     3.46%     173,914    $ 5,437      3.13%    175,392   $  4,338     2.47%
BORROWED FUNDS..............................      66,042     5.09%      62,171      3,131      5.04%     51,346      2,368     4.61%
                                                --------   ------     --------    -------    ------    --------   --------   ------
TOTAL INTEREST BEARING LIABILITIES..........     233,033     3.92%     236,085      8,568      3.61%    226,742      6,706     2.94%
NON INTEREST BEARING LIABILITIES............      12,473                14,638                           16,780
                                                --------              --------                         --------
   TOTAL LIABILITIES........................     245,506               250,723                          243,522
STOCKHOLDERS' EQUITY........................      35,453                34,420                           29,684
                                                --------              --------                         --------
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY....    $280,959              $285,143                         $273,206
                                                ========              ========                         ========
NET INTEREST INCOME.........................                                      $ 8,602                         $  8,370
                                                                                  =======                         ========
INTEREST RATE SPREAD........................                 2.36%                             2.83%                           2.98%
                                                           ======                            ======                          ======
NET INTEREST - EARNING ASSETS...............                          $ 30,660                         $ 27,982
                                                                      ========                         ========
NET INTEREST MARGIN (1).....................                 2.79%                             3.24%                           3.30%
                                                           ======                            ======                          ======
AVERAGE INTEREST-EARNING ASSETS
   TO AVERAGE INTEREST-BEARING LIABILITIES..               112.21%                           112.99%                         112.34%
                                                           ======                            ======                          ======




                                                            2004
                                               ------------------------------
                                                                      AVERAGE
                                                AVERAGE               YIELD /
                                                BALANCE   INTEREST     RATE
                                               --------   --------   --------
                                                       (IN THOUSANDS)
INTEREST-EARNING ASSETS:
MORTGAGE LOANS..............................   $106,338    $ 6,887
NON-MORTGAGE LOANS..........................     74,672      4,626
                                               --------    -------
LOANS.......................................   $181,010    $11,513      6.36%
MORTGAGE-BACKED SECURITIES (1)..............      6,986        166      2.38%
INVESTMENT SECURITIES.......................     35,480        918      2.59%
                                               --------    -------
INVESTMENT SECURITIES.......................   $ 42,458    $ 1,443      3.40%
OTHER INVESTMENTS...........................      6,436        322      5.00%
                                               --------    -------
TOTAL INTEREST EARNING ASSETS...............   $229,904     13,278      5.78%
                                               --------    -------    ------
NON INTEREST EARNING ASSETS.................     17,345
                                               --------
TOTAL ASSETS................................   $247,249
                                               ========
INTEREST BEARING LIABILITIES:
SAVINGS DEPOSITS............................   $ 27,615         66      0.24%
MONEY MARKET/NOW ACCOUNTS...................     30,777        256      0.83%
CERTIFICATES OF DEPOSIT.....................     99,857      3,294      3.30%
                                               --------    -------    ------
   TOTAL INTEREST BEARING DEPOSITS..........   $158,249    $ 3,616      2.29%
BORROWED FUNDS..............................     54,473      2,586      4.75%
                                               --------    -------    ------
TOTAL INTEREST BEARING LIABILITIES..........   $212,722    $ 6,202      2.90%
NON INTEREST BEARING LIABILITIES............     12,713
                                               --------
   TOTAL LIABILITIES........................   $225,435
STOCKHOLDERS' EQUITY........................     21,814
                                               --------
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY....   $247,249
                                               ========
NET INTEREST INCOME.........................               $ 7,076
                                                           =======
INTEREST RATE SPREAD........................                            2.88%
                                                                      ======
NET INTEREST - EARNING ASSETS...............   $ 17,182
                                               ========
NET INTEREST MARGIN (1).....................                            3.10%
                                                                      ======
AVERAGE INTEREST-EARNING ASSETS
   TO AVERAGE INTEREST-BEARING LIABILITIES..                          108.08%
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

                                              YEAR ENDED DECEMBER 31,
                                                 2006 COMPARED TO
                                              YEAR ENDED DECEMBER 31,
                                             2005 INCREASE (DECREASE)
                                                      DUE TO:
                                             ------------------------
                                             VOLUME    RATE     TOTAL
                                             ------   ------   ------
                                                  (IN THOUSANDS)
INTEREST-EARNING ASSETS:
   LOANS RECEIVABLE ......................    $666    $1,045   $1,711
   INVESTMENT SECURITIES .................     169       182   $  351
   OTHER INVESTMENTS .....................      (6)       38   $   32
                                              ----    ------   ------
   TOTAL INTEREST-EARNING ASSETS .........     829     1,266    2,094
                                              ----    ------   ------
INTEREST-BEARING LIABILITIES:
SAVINGS DEPOSITS .........................      (8)      212      204
MONEY MARKET/NOW ACCOUNTS ................     (31)       69       38
CERTIFICATES OF DEPOSIT ..................     156       700      856
                                              ----    ------   ------
   DEPOSITS ..............................     117       981    1,098
   BORROWED FUNDS ........................     623       139      761
                                              ----    ------   ------
   TOTAL INTEREST-BEARING LIABILITIES ....     740     1,120    1,860
                                              ----    ------   ------
CHANGE IN NET INTEREST INCOME ............    $ 89    $  146   $  234
                                              ====    ======   ======

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

     We actively evaluate interest rate risk in connection with our lending, investing and deposit-taking activities. Generally, our loans, which represent the significant majority of our assets, have longer-terms to maturity than our deposits, which represent the significant majority of our liabilities. As of December 31, 2006, $179.7 million, or 84.8% of our loan portfolio, consisted of loans that mature or reprice after December 31, 2007. In contrast, as of December 31, 2006, $89.4 million, or 78.7% of our time deposits as of that date, consisted of deposits that mature or reprice in less than one year.

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

     The table below sets forth, as of December 31, 2006, the estimated changes in our NPV that would result from the designated instantaneous changes in the U.S. Treasury yield curve. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

                                                                          NPV AS A PERCENTAGE
                                                                    OF PRESENT VALUE OF ASSETS (3)
                                               ESTIMATED INCREASE   ------------------------------
                                                (DECREASE) IN NPV                      INCREASE
CHANGE IN INTEREST RATES                       ------------------                     (DECREASE)
   (BASIS POINTS) (1)      ESTIMATED NPV (2)     AMOUNT   PERCENT   NPV RATIO (4)   (BASIS POINTS)
------------------------   -----------------    -------   -------   -------------   --------------
                             (DOLLARS IN THOUSANDS)
+300                            $31,420         ($8,140)    -21%        11.44%           (239)
+200                             34,671          (4,888)    -12%        12.44%           (139)
+100                             37,417          (2,142)     -5%        13.24%            (59)
 --                              39,559              --                 13.83%             --
-100                             40,373             813       2%        14.00%             17
-200                             40,904           1,344       3%        14.07%             24

(1) Assumes an instantaneous uniform change in interest rates at all maturities.

(2) NPV is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.

(3) Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.

(4)  NPV Ratio represents NPV divided by the present value of assets.

     The table set forth above indicates that at December 31, 2006, in the event of an immediate 100 basis point decrease in interest rates, we would be expected to experience a 2% increase in NPV and a 17 basis point increase in NPV ratio. In the event of an immediate 200 basis point increase in interest rates, we would be expected to experience a 12% decrease in NPV and a 139 basis point decrease in NPV ratio.

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

     Liquidity represents the amount of our assets that can be quickly and easily converted into cash without significant loss. Our most liquid assets are cash, short-term U.S. Government securities, U.S. Government agency or government-sponsored enterprise securities and certificates of deposit. We are required to maintain sufficient levels of liquidity as defined by the Office of Thrift Supervision regulations. Current regulations require that we maintain sufficient liquidity to ensure our safe and sound operation. Our current objective is to maintain liquid assets equal to at least 20% of total deposits and Federal Home Loan Bank borrowings due in one year or less. Liquidity as of December 31, 2006 was $52.2 million, or 29.5% of total deposits and Federal Home Loan Bank borrowings due in one year or less, compared to $77.8 million, or 39.3% of this amount at December 31, 2005. The levels of liquidity are dependent on our operating, financing, lending and investing activities during any given period. Our calculation of liquidity includes additional borrowing capacity available with the Federal Home Loan Bank. As of December 31, 2006, we had unused borrowing capacity of $24.7 million. We can pledge additional collateral in the form of investment securities and certain loans to increase our borrowing capacity.

     We currently retain in our portfolio all adjustable rate residential mortgage loans, short-term balloon mortgage loans and fixed-rate residential mortgage loans with maturities of less than 15 years, and generally sell the remainder in the secondary mortgage market. We also originate for retention in our loan portfolio, commercial and commercial real estate loans, including real estate development loans. During the twelve months ended December 31, 2006, we originated $33.4 million of one- to four-family residential mortgage loans, of which $20.0 million were retained in our portfolio and the remainder were sold into the secondary mortgage market or are being held for sale. This compares to $54.8 million of one- to four-family originations during the twelve months ended December 31, 2005, of which $33.1 million were retained in our portfolio. At December 31, 2006, we had outstanding loan commitments of $27.8 million. These commitments included $6.2 million for permanent one- to four-family residential mortgage loans, $5.2 million for non-residential loans, $663,000 of undisbursed loan proceeds for construction of one- to four-family residences, $8.3 million of undisbursed lines of credit on home equity loans, $603,000 of unused credit card lines, $6.4 million of unused commercial lines of credit, and $433,000 of undisbursed commercial construction loans.

     Deposits are a primary source of funds for use in lending and for other general business purposes. At December 31, 2006, deposits funded 63.0% of our total assets compared to 66.8% at December 31, 2005. Certificates of deposit scheduled to mature in less than one year at December 31, 2006 totaled $89.4 million. We believe that a significant portion of such deposits will remain with us. We monitor the deposit rates offered by competitors in our market area, and we set rates that take into account the prevailing market conditions along with our liquidity position. Moreover, we currently believe that the growth in assets is not expected to require significant in-flows of liquidity. As such, we do not expect to be a market leader in rates paid for liabilities.

     Borrowings may be used to compensate for seasonal or other reductions in normal sources of funds or for deposit outflows at more than projected levels. Borrowings also may be used on a longer-term basis to support increased lending or investment activities. At December 31, 2006, we had $64.9 million in Federal Home Loan Bank advances. Total borrowings as a percentage of total assets were 23.5% at December 31, 2006 compared to 19.3% at December 31, 2005.

     As of December 31, 2006, management was not aware of any known trends, events or uncertainties that have or are reasonably likely to have a material impact on our liquidity. As of December 31, 2006, we had no material commitments for capital expenditures.

     Our cash flows are derived from operating activities, investing activities and financing activities as reported in our Consolidated Statement of Cash Flows included with our Consolidated Financial Statements.

     First Federal of Northern Michigan is subject to federal regulations that impose minimum capital requirements. At December 31, 2006, we exceeded all applicable capital requirements.

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

     We have established a systematic method of periodically reviewing the credit quality of the loan portfolio in order to establish an allowance for losses on loans. The allowance for losses on loans is based on our current judgments about the credit quality of individual loans and segments of the loan portfolio. The allowance for losses on loans is established through a provision for loan losses based on our evaluation of the losses inherent in the loan portfolio, and considers all known internal and external factors that affect loan collectibility as of the reporting date. Our evaluation, which includes a review of all loans on which full collectibility may not be reasonably assured, considers among other matters, the estimated net realizable value or the fair value of the underlying collateral, economic conditions, historical loan loss experience, our knowledge of inherent losses in the portfolio that are probable and reasonably estimable and other factors that warrant recognition in providing an appropriate loan loss allowance. Management believes this is a critical accounting policy because this evaluation involves a high degree of complexity and requires us to make subjective judgments that often require assumptions or estimates about various matters. Historically, we believe our estimates and assumptions have proven to be relatively accurate. For example, over the past five years, our provision for loan losses as a percentage of average loans outstanding has ranged from 0.16% to 0.37%, while our net charge-offs as a percentage of average loans outstanding has ranged from 0.07% to 0.12%. Nevertheless, because a small number of non-performing loans could result in net charge-offs significantly in excess of the estimated losses inherent in our loan portfolio, you should not place undue reliance on the accuracy of past estimates.

     The analysis of the allowance for loan losses has two components: specific and general allocations. Specific allocations are made for loans that are determined to be impaired. Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. The general allocation is determined by segregating the remaining loans by type of loan, risk weighting (if applicable) and payment history. We also analyze delinquency trends, which have remained stable, general economic conditions and geographic and industry concentrations. This analysis establishes factors that are applied to the loan groups to determine the amount of the general reserve. The principal assumption used in deriving the allowance for loan losses is the estimate of loss content for each risk rating. To illustrate, if recent loss experience dictated that the projected loss ratios would be changed by 10% (of the estimate) across all risk ratings, the allocated allowance as of December 31, 2006 would have changed by approximately $195,000. Actual loan losses may be significantly more than the allowances we have established, which could have a material negative effect on our financial results.

     MORTGAGE SERVICING RIGHTS. We sell to investors a portion of our originated one- to four-family residential real estate mortgage loans. When we acquire mortgage servicing rights through the origination of mortgage loans and sale of those loans with servicing rights retained, we allocate a portion of the total cost of the mortgage loans to the mortgage servicing rights based on their relative fair value. As of December 31, 2006, we were servicing loans sold to others totaling $137.7 million. We amortize capitalized mortgage servicing rights as a reduction of servicing fee income in proportion to, and over the period of, estimated net servicing income by use of a method that approximates the level-yield method. We periodically evaluate capitalized mortgage servicing rights for impairment using a model that takes into account several variables including expected prepayment speeds and prevailing interest rates. If we identify impairment, we charge the amount of the impairment to earnings by establishing a valuation allowance against the capitalized mortgage servicing rights asset. The primary risk of material changes to the value of the servicing rights resides in the potential volatility in the economic assumptions used, particularly the prepayment speed. We monitor this risk and adjust the valuation allowance as necessary to adequately record any probable impairment in the portfolio. Management believes the estimation of these variables makes this a critical accounting policy. For purposes of measuring impairment, the mortgage servicing rights are stratified based on financial asset type and interest rates. In addition, we obtain an independent third-party valuation of the mortgage servicing portfolio on a quarterly basis. In general, the value of mortgage servicing rights increases as interest rates rise and decreases as interest rates fall. This is because the estimated life and estimated income from a loan increase as interest rates rise and decrease as interest rates fall. The key economic assumptions made in determining the fair value of the mortgage servicing rights at December 31, 2006 included the following:

Annual constant prepayment speed (CPR):        12.55%
Weighted average life remaining (in months):     248
Discount rate used:                            8.50%

     At the December 31, 2006 valuation, we calculated the value of our mortgage servicing rights to be $1.3 million and the weighted average life remaining of those rights was 43 months. The book value of our mortgage servicing rights as of December 31, 2006 was $621,000 which was $666,000 less than the independent valuation. Because the fair value exceeded the book value, there was no need to establish a valuation allowance.

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

     In connection with our acquisition in 2003 of ICA, we allocated the excess of the purchase price paid over the fair value of net assets acquired to intangible assets, including goodwill. These intangible assets included the ICA customer list and a third-party contract to which ICA is a party. From the date of acquisition through April 30, 2005 we amortized the value assigned to the customer and contract over a period of 20 years. On May 1, 2005 the former owner of ICA retired. As a result, the amortization period for these intangible assets was reduced to a 10-year period beginning May 1, 2005. Effective January 1, 2006 the exclusive third-party contract between ICA and Blue Cross Blue Shield of Michigan was terminated. Prior to January 1, 2006 the ICA exclusive agent contract with Blue Cross Blue Shield entitled ICA to an override commission of 1.9% on all health premiums written through local Chambers of Commerce in Northeast Michigan. On any health insurance contracts in place as of December 31, 2005, ICA will continue to receive the 1.9% commission, however there will be no new groups added to this program effective January 1, 2006. Management considered the potential affect this could have on ICA health insurance commissions in future years and made the decision to reduce the amortization period of the third-party contract intangible asset to 5 years effective January 1, 2006.

     Goodwill is not amortized. The impairment test of goodwill and identified intangible assets that have an indefinite useful life, performed as of December 31, 2006 and December 31, 2005 in accordance with SFAS No. 142, did not indicate that an impairment charge was required. If, through testing, we determine that there is impairment based, for example, on significant runoff of the customer list or material changes to the third party contract, then we may need to reduce the recorded value of those intangible assets, which would increase expense and reduce our earnings.

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

     At December 31, 2006 and December 31, 2005, First Federal of Northern Michigan had $12.5 million and $15.8 million, respectively, of commitments to grant loans, $15.3 million and $20.8 million, respectively, of unfunded commitments under lines of credit and $50,000 and $25,000, respectively, of letters of credit. See Note 11 of the Notes to the Consolidated Financial Statements.

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

SUBSEQUENT EVENTS

     On February 16, 2007, the Company closed its branch office in Ossineke, Michigan. The closure is not expected to result in a significant decrease in total deposits due to the close proximity of the closed branch to two of the Company's other branches in Alpena, Michigan.

     On March 15, 2007 the Company announced that it intends to repurchase up to 5% of its outstanding common stock, or approximately 151,750 shares.

                       DIRECTORS AND EXECUTIVE OFFICERS OF
                FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.
                     AND FIRST FEDERAL OF NORTHERN MICHIGAN

DIRECTORS -

     James C. Rapin has been Chairman of the Board of Directors of the Company and the Bank since March 2002. He has been a director of the Bank since 1985, and a director of the Company since its formation in November 2000. Mr. Rapin retired as a pharmacist with LeFave Pharmacy, Alpena, Michigan in 2004.

     Martin A. Thomson was President and Chief Executive Officer of the Company and Bank from May 2001. In January 2006, Mr. Thomson relinquished the position of President, but remains with the Company and the Bank as Chief Executive Officer and Director. Mr. Thomson previously held the position of President and Chief Executive Officer of Presque Isle Electric and Gas Co-op., Onaway, Michigan. Mr. Thomson has been a director of the Bank since 1986, and a director of the Company since its formation in November 2000.

     Keith D. Wallace is the senior partner of the law firm of Isackson and Wallace, P.C., located in Alpena, Michigan. Mr. Wallace has acted as general counsel to the Bank since 1988. Mr. Wallace has been a director of the Bank since 1988, and a director of the Company since its formation in November 2000.

     Gary C. VanMassenhove is a partner in VanMassenhove, Kearly, Taphouse & Faulman, CPAs. Mr. VanMassenhove has been a Certified Public Accountant for 35 years. He has been a director of the Company and the Bank since September 2001.

     Thomas R. Townsend is the President of the R.A. Townsend Co., a plumbing, heating and air conditioning distributor located in Alpena, Michigan, where he has been employed for the past 30 years. Mr. Townsend has been a director of the Company and the Bank since April 2002.

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

     Amy E. Essex was named Chief Financial Officer, Treasurer and Corporate Secretary of the Company and the Bank in January 2006. Ms. Essex had served as Chief Financial Officer of the Company and the Bank since November 2004 and prior to that appointment, since March 2003, served as the Internal Auditor and Compliance Officer for Alpena Bancshares, Inc. Prior to March 2003, Ms. Essex spent eight years as the Director of Tax and Risk for Besser Company, Alpena, Michigan. Ms. Essex is a certified public accountant.

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

SENIOR MANAGEMENT TEAM OF THE BANK -

     Martin A. Thomson, Michael W. Mahler, Jerome W. Tracey, Amy E. Essex, Joseph W. Gentry II, Kathleen R. Brown

MANAGEMENT TEAM - INSURANCENTER OF ALPENA -

     Michael W. Mahler, Sandra Grant, Mark Boyk, Donna M. Tucker, Mary Kollen, Debbie Wardman

                             STOCKHOLDER INFORMATION

     The Annual Meeting of Stockholders will be held at 1:00 p.m., May 16, 2007 at the Thunder Bay National Marine Sanctuary, 145 Water Street, Alpena, Michigan.

STOCK LISTING

     The Company's common stock is traded on Nasdaq Global Market under the symbol "FFNM".

PRICE RANGE OF COMMON STOCK

     The following sets forth the quarterly high and low sales price per share during each of the four quarters in 2006 and 2005. Information for the quarter ended March 31, 2005 does not reflect the 1.8477 for 1 share exchange that occurred as of the close of business on April 1, 2005 upon consummation of our second-step mutual to stock conversion and related stock offering.

                       Market Price
                     ---------------
Quarter Ended         High      Low    Cash Dividends Declared
-------------        ------   ------   -----------------------
December 31, 2006    $ 9.65   $ 9.08            $0.050
September 30, 2006   $10.02   $ 9.10            $0.050
June 30, 20006       $10.05   $ 9.40            $0.050
March 31, 2006       $ 9.69   $ 8.75            $0.050
December 31, 2005    $ 9.50   $ 8.70            $0.050
September 30, 2005   $ 9.59   $ 9.10            $0.050
June 30, 2005        $10.15   $ 8.30            $0.050
March 31, 2005       $27.00   $18.50            $0.100

SPECIAL COUNSEL

Luse Gorman Pomerenk & Schick, PC
5335 Wisconsin Avenue, N.W.
Suite 400
Washington, D.C. 20015

INDEPENDENT AUDITOR

Plante & Moran, PLLC
2601 Cambridge Ct. Suite 500
Auburn Hills, Michigan 48326

TRANSFER AGENT

Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016
800-346-6084

ANNUAL REPORT ON FORM 10-KSB

     A copy of the Company's Form 10-KSB for the year ended December 31, 2006 will be furnished without charge upon written request to: Amy E. Essex, Chief Financial Officer, Treasurer and Corporate Secretary, First Federal of Northern Michigan Bancorp, Inc. 100 S. Second Avenue, Alpena, Michigan 49707.

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

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

             Report of Independent Registered Public Accounting Firm

Board of Directors

First Federal of Northern Michigan Bancorp, Inc.

We have audited the consolidated statement of financial condition of First Federal of Northern Michigan Bancorp, Inc. as of December 31, 2006 and 2005 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each year in the two-year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Federal of Northern Michigan Bancorp, Inc. as of December 31, 2006 and 2005 and the consolidated results of their operations and their cash flows for each year in the two-year period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

As described in Note 1, the Company adopted the provisions of SFAS 123(R) Share Based Payments effective January 1, 2006.

/S/ Plante & Moran, PLLC
Auburn Hills, Michigan
March 29, 2007

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                   CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

                                                                    December 31
                                                                -------------------
                                                                  2006       2005
                                                                --------   --------
                            ASSETS
Cash and cash equivalents                                       $  4,160   $  4,498
Overnight deposits with Federal Home Loan Bank                       833        282
                                                                --------   --------
      Total cash and cash equivalents                              4,993      4,780
Securities available for sale (Note 2)                            43,100     53,412
Securities held to maturity (Note 2)                               1,750      1,775
Loans - Net (Note 3)                                             209,518    201,183
Loans held for sale                                                   72         --
Federal Home Loan Bank stock                                       4,197      4,765
Property and equipment (Note 4)                                    8,075      7,392
Accrued interest receivable                                        2,139      1,602
Intangible assets (Note 6)                                         2,589      3,089
Goodwill                                                           1,397      1,349
Other assets (Note 5)                                              3,129      2,641
                                                                --------   --------
      Total assets                                              $280,959   $282,775
                                                                ========   ========

             LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
   Non-interest bearing deposits                                $ 10,029   $ 10,878
   Interest bearing deposits (Note 7)                            167,029    177,857
   Advances from Federal Home Loan Bank (Note 8)                  64,850     52,925
   Note payable (Note 9)                                           1,192      1,478
   Accrued expenses and other liabilities                          2,406      2,988
                                                                --------   --------
      Total liabilities                                          245,506    246,126
STOCKHOLDERS' EQUITY (Note 12)
   Common stock ($0.01 par value 20,000,000 shares authorized
      3,190,999 and 3,115,510 shares issued, respectively)            32         31
   Additional paid-in capital                                     24,262     23,560
   Retained earnings                                              14,576     14,703
   Treasury stock at cost (156,000 shares)                        (1,565)        --
   Unallocated ESOP shares (Note 13)                              (1,059)    (1,187)
   Unearned compensation                                            (529)        --
   Accumulated other comprehensive loss                             (264)      (458)
                                                                --------   --------
      Total stockholders' equity                                  35,453     36,649
                                                                --------   --------
      Total liabilities and stockholders' equity                $280,959   $282,775
                                                                ========   ========

See Notes to Consolidated Financial Statements.

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                                CONSOLIDATED STATEMENT OF INCOME
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

                                                                December 31   December 31
                                                                    2006          2005
                                                                -----------   -----------
INTEREST INCOME
   Loans, including fees                                          $14,861        $13,150
   Investments                                                      2,106          1,678
   Mortgage-backed securities                                         203            248
                                                                  -------        -------
      Total interest income                                        17,170         15,076
INTEREST EXPENSE
   Deposits (Note 8)                                                5,437          4,339
   Other borrowings                                                 3,131          2,367
                                                                  -------        -------
      Total interest expense                                        8,568          6,706
                                                                  -------        -------
NET INTEREST INCOME - Before provision for loan losses              8,602          8,370
PROVISION FOR LOAN LOSSES (NOTE 3)                                    851            368
                                                                  -------        -------
NET INTEREST INCOME - After provision for loan losses               7,751          8,002
OTHER INCOME (EXPENSES)
   Service charges and other fees                                   1,044          1,030
   Net gain on sale of loans                                          114            248
   Loan servicing fees                                                230            234
   Insurance and brokerage commissions                              2,948          2,941
   Other                                                               62              5
                                                                  -------        -------
      Total other income                                            4,398          4,458
OPERATING EXPENSES
   Compensation and employee benefits (Note 13)                     6,306          6,315
   Amortization of intangible assets                                  500            331
   Advertising                                                        271            197
   Occupancy and equipment                                          1,357          1,307
   Data processing service bureau                                     364            350
   Professional fees                                                  421            233
   Insurance and brokerage commission                               1,062          1,169
   Donation to First Federal Community Foundation                      --            680
   Other                                                            1,247          1,233
                                                                  -------        -------
      Total operating expenses                                     11,528         11,815
                                                                  -------        -------
INCOME - Before federal income tax                                    621            645
FEDERAL INCOME TAX (Note 10)                                          158            203
                                                                  -------        -------
NET INCOME                                                        $   463        $   442
                                                                  =======        =======
PER SHARE DATA
   Basic earnings per share                                       $  0.15        $  0.14
   Fully diluted earnings per share                                  0.15           0.14
   Dividends per common share                                        0.20           0.20

See Notes to Consolidated Financial Statements.

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.  AND SUBSIDIARIES

                       CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                                                  (000S OMITTED)

                                                                                                         Accumulated
                                                       Additional                                           Other          Total
                                     Common  Treasury    Paid-in     Unearned    Retained  Unallocated  Comprehensive  Stockholders'
                             Shares   Stock    Stock     Capital   Compensation  Earnings  ESOP Shares  Income (Loss)      Equity
                             ------  ------  --------  ----------  ------------  --------  -----------  -------------  -------------
BALANCE - January 1, 2005      1659  $1,659   $    --    $ 5,357       $  --      $14,788    $    --        $ (27)        $21,777
Comprehensive income:
   Net income                    --      --        --         --          --          442         --           --             442
   Other comprehensive
      income:
      Unrealized
         appreciation
         on available-for-
         sale securities -
         Net of tax of $217      --      --        --         --          --           --         --         (422)           (422)
      Less reclassification
         adjustment for
         realized gains
         included in net
         income - Net of
         tax of $4               --      --        --         --          --           --         --           (9)             (9)
                                                                                                                          -------
            Total
               comprehensive
               income                                                                                                          11
Merger of Alpena
   Bancshares, MHC             (920)   (920)       --      1,128          --           --         --           --             208
Exchange of Common Stock in
   reorganization               627    (726)       --        724          --           --         --           --              (2)
Proceeds of stock offering
   net of expenses            1,700      17        --     15,943          --           --         --           --          15,960
Stock donated to First
   Federal Community
   Foundation                    34       1        --        339          --           --         --           --             340
Stock options exercised          22      --        --        120          --           --         --           --             120
Tax benefit on stock
   options exercised             --      --        --         29          --           --         --           --              29
Retired stock                    (7)     --        --        (60)         --           --         --           --             (60)
Unallocated ESOP                 --      --        --         --          --           --     (1,387)          --          (1,387)
ESOP common stock committed
   to be released                --      --        --        (20)         --           13        200           --             193
Dividends declared               --      --        --         --          --         (540)        --           --            (540)
                              -----  ------   -------    -------       -----      -------    -------        -----         -------
BALANCE - December 31, 2005   3,115      31        --     23,560          --       14,703     (1,187)        (458)         36,649
Comprehensive income:
   Net income                    --      --        --         --          --          463         --           --             463
   Other comprehensive
      income:
      Unrealized
         appreciation
         on available-for-
         sale securities -
         Net of tax of $100      --      --        --         --          --           --         --          194             194
      Less reclassification
         adjustment for
         realized gains
         included in net
         income - Net of
         tax of $4               --      --        --         --          --           --         --           --              --
                                                                                                                          -------
            Total
               comprehensive
               income                                                                                                         657
Treasury stock at cost
   (156,000 shares)              --      --    (1,565)        --          --           --         --           --          (1,565)
Stock options exercised          18      --        --         99          --           --         --           --              99
Tax benefit on stock
   options exercised             --      --        --         15          --           --         --           --              15
Retired stock                    (6)     --        --        (60)         --           --         --           --             (60)
ESOP common stock committed
   to be released                --      --        --         (8)         --           24        128           --             144
MRP shares awarded               --       1        --        610        (610)          --         --           --               1
Stock options/MRP shares
   expensed                      64      --        --         46          81           --         --           --             127
Dividends declared               --      --        --         --          --         (614)        --           --            (614)
                              -----  ------   -------    -------       -----      -------    -------        -----         -------
BALANCE - December 31, 2006   3,191  $   32   $(1,565)   $24,262       $(529)     $14,576    $(1,059)       $(264)        $35,453
                              =====  ======   =======    =======       =====      =======    =======        =====         =======

See Notes to Consolidated Financial Statements.

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                            CONSOLIDATED STATEMENT OF CASH FLOWS
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

                                                                                Year Ended
                                                                               December 31
                                                                           -------------------
                                                                             2006       2005
                                                                           --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                              $    463   $    442
   Adjustments to reconcile net income to cash from operating activities:
      Depreciation and amortization                                           1,044        852
      Provision for loan losses                                                 851        368
      Amortization and accretion on securities                                   88        156
      Gain on sale of investment securities                                      45        (13)
      ESOP contribution                                                         144        180
      Stock options/awards                                                      127         --
      Stock donation to charitable foundation                                    --        340
      Gain on sale of loans held for sale                                      (114)      (248)
      Originations of loans held for sale                                   (14,632)   (18,789)
      Proceeds from sale of loans held for sale                              14,674     20,133
      (Gain) loss on sale of real estate                                         (1)         3
      (Gain) loss on fixed assets                                                 7         --
      Change in accrued interest receivable                                    (537)      (567)
      Change in other assets                                                    301       (273)
      Change in accrued expenses and other liabilities                          (46)       893
      Change in deferred income taxes                                          (652)      (200)
                                                                           --------   --------
         Net cash provided by operating activities                            1,762      3,277
CASH FLOWS FROM INVESTING ACTIVITIES
   Net increase in loans                                                     (9,186)    (6,163)
   Proceeds from maturity of securities                                       4,534         --
   Proceeds from sale of securities available-for-sale                        7,940      7,562
   Purchase of securities available for sale                                 (1,976)   (21,511)
   Purchase of securities held to maturity                                       --         --
   Purchase of Federal Home Loan Bank stock                                      --        (99)
   Proceeds from sale of Federal Home Loan Bank stock                           568         --
   Purchase of insurance related businesses                                     (47)      (526)
   Purchase of premises and equipment                                        (1,235)    (1,119)
                                                                           --------   --------
         Net cash provided by (used for) investing activities                   598    (21,856)
CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase (decrease) in deposits                                      (11,677)     6,245
   Dividends paid on common stock                                              (614)      (540)
   Net increase (decrease) in advances from borrowers                            16        (17)
   Additions to advances from FHLB and Notes Payable                         22,425     10,925
   Repayments of advances from FHLB and Notes Payable                       (10,786)   (12,861)
   Net proceeds from stock offering                                              --     15,960
   Cash paid for fractional shares in stock offering                             --         (2)
   Purchase of shares for ESOP                                                   --     (1,387)
   Merger of Alpena Bancshares, M.H.C.                                           --        208
   Proceeds from exercise of stock options                                       99        120
   Shares retired                                                               (60)       (60)
   Purchase of treasury shares                                               (1,565)        --
   Tax benefit on stock options exercised                                        15         29
                                                                           --------   --------
         Net cash provided by (used for) financing activities                (2,147)    18,620
                                                                           --------   --------
NET INCREASE IN CASH AND CASH EQUIVALENTS                                       213         41
CASH AND CASH EQUIVALENTS - Beginning of year                                 4,780      4,739
                                                                           --------   --------
CASH AND CASH EQUIVALENTS - End of year                                    $  4,993   $  4,780
                                                                           ========   ========
SUPPLEMENTAL CASH FLOW AND NONCASH INFORMATION
   Cash paid for income taxes                                              $    580   $    327
   Cash paid for interest on deposits and borrowings                          8,307      6,501
   Stock donated to charitable foundation                                        --        340
   Note issued in connection with purchase of insurance related business         --        338

See Notes to Consolidated Financial Statements.

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2006 AND 2005
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF OPERATIONS - First Federal of Northern Michigan Bancorp, Inc. (the "Company") and its subsidiary, First Federal of Northern Michigan (the "Bank"), conduct operations in the northeastern lower peninsula of Michigan. The Company's primary services include accepting deposits, making commercial, consume,r and mortgage loans, and engaging in mortgage banking activities.

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

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2006 AND 2005
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Prior to April 1, 2005 approximately 56 percent of the Company's capital stock was owned by Alpena Bancshares M.H.C., a mutual holding company. The remaining 44 percent of the Company's stock was owned by the general public, including the Bank's Employee Stock Ownership Plan.

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

     CASH AND CASH EQUIVALENTS - For the purpose of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from depository institutions and federal funds sold and interest bearing deposits in other depository institutions which mature within ninety days when purchased.

     SECURITIES - Debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and recorded at amortized cost. Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as "available for sale" and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income net of applicable income taxes.

     Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held to

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2006 AND 2005
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     maturity and available for sale securities below their amortized cost that are deemed to be other-than-temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

     FEDERAL HOME LOAN BANK STOCK - Federal Home Loan Bank (FHLB) Stock is considered a restricted investment security and is carried at cost. Purchases and sales of FHLB stock are made directly with the FHLB at par.

     MORTGAGE BANKING ACTIVITIES - The Company routinely sells to investors its originated long-term residential fixed-rate mortgage loans. Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

     Mortgage loans held for sale are generally sold with the mortgage servicing rights retained by the Company. The carrying value of mortgage loans sold is reduced by the cost allocated to the associated mortgage servicing rights. Gains or losses on sales of mortgage loans are recognized based on the difference between the selling price and the carrying value of the related mortgage loans sold.

     The Company enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding, also known as rate lock commitments. Rate lock commitments on residential mortgage loans that are intended to be sold are considered to be derivatives. Fair value is based on fees currently charged to enter into similar agreements. The fair value of rate lock commitments was insignificant at December 31, 2006 and 2005.

     The Company uses forward contracts as part of its mortgage banking activities. Forward contracts provide for the delivery of financial instruments at a specified future date and at a specified price or yield. The fair value of forward contracts was insignificant at December 31, 2006 and 2005.

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2006 AND 2005
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

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

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2006 AND 2005
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

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

     LOAN SERVICING - Servicing assets are recognized as separate assets when rights are acquired through the sale of originated residential mortgage loans. Capitalized servicing rights are reported in other assets and are amortized against noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights into tranches based on predominant

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2006 AND 2005
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     characteristics, such as interest rate, loan type and investor type. Fair value is based on market prices for comparable mortgage servicing contracts, when available, or on a valuation model that calculates the present value of estimated future net servicing income using market based assumptions. Temporary impairment is recognized through a valuation allowance for an individual stratum to the extent that fair value is less than the capitalized amount for the stratum. If it is later determined that all or a portion of the temporary impairment no longer exists, the valuation allowance is reduced through a recovery of income. An other-than-temporary impairment results in a permanent reduction to the carrying value of the servicing asset.

     Servicing income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal, or a fixed amount per loan and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income.

     LOANS HELD FOR SALE - The Bank routinely sells to investors its long-term fixed rate residential mortgages. These loans are identified as held for sale and are accounted for at the lower of cost or market on an aggregate basis. The lower of cost or market allowance for loans held for sale was $0 at December 31, 2006 and 2005.

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

     REAL ESTATE HELD FOR SALE - Real estate held for sale is comprised of developed vacant residential lots and completed condominiums in a subdivision located in Alpena, Michigan. For reporting purposes, these properties are included in the Banking segment. These properties are considered "impaired" under the definition in SFAS 144, Accounting for Impairment or Disposal of Long-Lived Assets. Accordingly, the properties are recorded at the lower of its cost or fair value less cost to sell. Costs to sell are the incremental direct costs to transact a sale, that is, the costs that result directly from and are essential to a sale transaction and that would not have been incurred by the entity had the decision to sell not been made.

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2006 AND 2005
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Those costs include realtor commissions, legal and title transfer fees, and closing costs that must be incurred before legal title can be transferred.

     Quarterly, management uses recent sales of comparable property to determine estimated future cash flows. The estimated future cash flows are used as the "fair value". The fair value, less costs to sell, is compared to the net carrying amount. If the fair value less cost to sell exceeds the recorded amount, a loss is recognized. Losses recognized for the initial and subsequent write-down to fair value less cost to sell are recognized in the gain (loss) on the sale of real estate line in the statement of income. A gain is recognized for any subsequent increase in fair value less cost to sell, but not in excess of the cumulative loss previously recognized. A gain or loss not previously recognized that results from the sale of the property is recognized at the date of sale.

     PROPERTY AND EQUIPMENT - These assets are recorded at cost, less accumulated depreciation. The Bank uses the straight-line method of recording depreciation for financial reporting. The depreciable lives used by the company are: land improvements 7-10 years, buildings 7-40 years and equipment 3-10 years. Maintenance and repairs are charged to expense and improvements are capitalized.

     INTANGIBLE ASSETS - In connection with the purchase of certain branches, the excess of purchase price over fair value of net assets acquired has been allocated to core deposit intangible assets. The expected life for core deposit intangibles is based on the type of products acquired in an acquisition. The amortization periods range from 10 to 15 years and are based on the expected life of the products. The expected life was determined based on an analysis of the life of similar products within the Company and local competition in the markets where the branches were acquired. The core deposit intangibles are amortized on a straight line basis. The core deposit intangible is quarterly analyzed for impairment.

     On June 12, 2003, First Federal of Northern Michigan acquired 100% of the stock of the InsuranCenter of Alpena (ICA). The purchase price was $2,866,400. The purchase agreement included a provision for an earn-out payment for the former owners who remained with the organization, of up to $300,000 per year for three years if specific net sales levels are achieved. For the years ended December 31, 2005, 2004 and 2003, the net sales level was achieved and the earn-out payment was added to the cost of the acquisition and recorded as goodwill.

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2006 AND 2005
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

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

     Using historical cash flows the customer list was assigned a value of $890,000 and the exclusive contract was valued at $597,000. Both assigned values were arrived at based on a discounted cash flow (DCF) analysis that assumed a 20 year life or 5% runoff of revenue each year. The analysis projected net income which was discounted back to present with a discount rate of 12%. The expected life was determined using historical runoff rates experienced by ICA before acquisition which were less than 5% per year. Effective May 1, 2005 the estimated life of the exclusive contract with BCBS was reduced to 10 years to reflect the retirement of one of the former owners of ICA.

     Effective January 1, 2006 the exclusive third-party contract with BCBS was terminated. Prior to January 1, 2006, the ICA exclusive agent contract with BCBS entitled ICA to an override commission of 1.9% on all health premiums written through local Chambers of Commerce in Northeast Michigan. On any health insurance contracts in place as of December 31, 2005, ICA will continue to receive the 1.9% commission; however, there will be no new groups added to this program effective January 1, 2006. Management considered the potential effect this could have on ICA health insurance commissions in future years and made the decision to reduce the amortization period of the third-party contract intangible asset to 5 years effective January 1, 2006.

     The value assigned to the non-compete agreement received in connection with the purchase of the ICA was $200,000. This agreement is being amortized over a 10 year period. The monthly amortization for this expense equates to $1,700 per month. These amortization expenses will be recorded in non-interest expenses on a monthly basis.

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2006 AND 2005
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     In December 2005, the Company purchased a customer list from an insurance agency for approximately $564,000. The entire amount of the purchase was assigned to a customer list intangible and is being amortized over five years. The purchase included the issuance of a note payable in the amount of $338,000 discussed in Note 9 and the remaining payment was made in cash.

     GOODWILL - Goodwill was created in both the 2003 ICA transaction and the 2005 customer list purchase. Goodwill will not be amortized but tested annually for impairment. The $900,000 of payments made under the earn-out agreement in the ICA transaction were added to goodwill as was$48,000 in earn-out payments accrued in 2006 related to the 2005 customer list purchase.

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

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2006 AND 2005
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     STOCK BASED COMPENSATION - Prior to January 1, 2006 the Company accounted for stock awards and options under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. The Company adopted the fair value recognition provisions of Statement of Financial Standards (SFAS) No. 123 (R), Share-Based Payment effective January 1, 2006 using the modified-prospective transition method. SFAS No. 123 (R) established a fair value method of accounting for stock options whereby compensation expense would be recognized based on the computed fair value of the options on the grant date. The Company recognizes compensation expense related to restricted stock awards over the period the services are performed. The Company granted 198,990 options in 2006. Implementation of SFAS No. 123 (R) resulted in additional compensation expense of $46,000 in 2006. The Company has provided below pro forma disclosures of net income and earnings per share for the years ended December 31, 2006 and 2005, as if the Company had applied the fair value based method to stock-based employee compensation (in thousands, except per share data):

                                                     December 31,
                                                    -------------
                                                     2006    2005
                                                    -----   -----
As reported net income available to                 $ 463   $ 442
   common shareholders
Add: Stock-based compensation expense included
   in reported net income, net of tax                  30      --
Less: stock-based compensation expense
   determined under fair value method, net of tax     (30)     --
                                                    -----   -----
Pro forma net income                                $ 493   $ 442
                                                    =====   =====

As reported earnings per share                      $0.15   $0.14
Proforma earnings per share                         $0.15   $0.14
As reported earnings per diluted share              $0.15   $0.14

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2006 AND 2005
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                            Year Ended
                           December 31,
                               2006
                           ------------
Expected Volatility              14%
Dividend yield                  2.2%
Expected term (in years)        8.0
Risk- free interest rate       5.08%

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

     Earnings per common share have been computed based on the following:

                                                 December 31,
                                           -----------------------
                                              2006         2005
                                           ----------   ----------
Net income                                 $      463   $      442
                                           ==========   ==========
Average number of common shares
   outstanding                              3,081,525    3,094,960
Effect of dilutive options                        938       11,461
                                           ----------   ----------
Average number of common shares
   outstanding used to calculate diluted
   earnings per common share                3,082,463    3,106,421
                                           ==========   ==========

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2006 AND 2005
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     RECENT ACCOUNTING PRONOUNCEMENTS - In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes--an interpretation of FASB Statement No. 109 (FIN 48), which clarifies the accounting for uncertainty in tax positions. This Interpretation requires that the Company recognize in the financial statements, the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective as of the beginning of our 2007 fiscal year, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The Company is currently evaluating the impact of adopting FIN 48 on its financial statements.

     RECLASSIFICATIONS - Certain items in the 2006 financial statements have been reclassified to conform to the 2005 presentation format.

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2006 AND 2005
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 2 - SECURITIES

     Investment securities have been classified according to management's intent. The carrying value and estimated fair value of securities are as follows:

                                                            December 31, 2006
                                              ---------------------------------------------
                                                             Gross        Gross
                                              Amortized   Unrealized   Unrealized    Market
                                                 Cost        Gains       Losses      Value
                                              ---------   ----------   ----------   -------
SECURITIES AVAILABLE FOR SALE
   U.S. Treasury securities and obligations
      of U.S. government corporations
      and agencies                             $36,271       $ --         $369      $35,902
   Municipal notes                               2,021         --           15        2,006
   Mortgage-backed securities                    5,205          3          187        5,021
   Other securities                                  3        168           --          171
                                               -------       ----         ----      -------
         Total                                 $43,500       $171         $571      $43,100
                                               =======       ====         ====      =======
SECURITIES HELD TO MATURITY
   Municipal notes                             $ 1,750       $ 38         $  5      $ 1,783
                                               =======       ====         ====      =======

                                                            December 31, 2005
                                              ---------------------------------------------
                                                             Gross        Gross
                                              Amortized   Unrealized   Unrealized    Market
                                                 Cost        Gains       Losses      Value
                                              ---------   ----------   ----------   -------
SECURITIES AVAILABLE FOR SALE
   U.S. Treasury securities and obligations
      of U.S. government corporations
      and agencies                             $43,825       $  2         $566       43,261
   Municipal notes                               3,820         --           82        3,738
   Mortgage-backed securities                    6,459          5          214        6,250
   Other securities                                  2        161           --          163
                                               -------       ----         ----      -------
         Total                                 $54,106       $168         $862      $53,412
                                               =======       ====         ====      =======
SECURITIES HELD TO MATURITY
   Municipal notes                             $ 1,775       $ 20         $  8      $ 1,787
                                               =======       ====         ====      =======

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2006 AND 2005
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 2 - SECURITIES (CONTINUED)

     The amortized cost and estimated market value of securities at December 31, 2006, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities with no specified maturity date are separately stated:

                                         December 31, 2006
                                        -------------------
                                        Amortized    Market
                                           Cost      Value
                                        ---------   -------
AVAILABLE FOR SALE:
Due in one year or less                  $13,835    $13,714
Due after one year through five years     24,457     24,194
                                         -------    -------
   Subtotal                               38,292     37,908
Equity securities                              3        171
Mortgage-backed securities                 5,205      5,021
                                         -------    -------
   Total                                 $43,500    $43,100
                                         =======    =======
HELD TO MATURITY
Due in one year or less                  $    25    $    25
Due after one year through five years        200        197
Due in five year through ten years           300        299
Due after ten years                        1,225      1,262
                                         -------    -------
   Total                                 $ 1,750    $ 1,783
                                         =======    =======

     At December 31, 2006 and 2005, securities with a carrying value and fair value of $24,074,000 and $10,729,000, respectively, were pledged to secure certain deposit accounts and FHLB advances.

     Gross proceeds from the sale of available-for-sale securities for the years ended December 31, 2006 and 2005 were $7,940,000 and $7,562,000, respectively, resulting in gross gains of $0 and $13,000, respectively and gross losses of $45,000 and $0, respectively. The tax provision applicable to these net realized gains (losses) amounted to ($15,000) and $4,000, respectively.

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2006 AND 2005
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 2 - SECURITIES (CONTINUED)

     The following is a summary of temporarily impaired investments that have been impaired for less than and more than twelve months as of December 31, 2006 and 2005:

                                                 December 31, 2006                            December 31, 2005
                                    ------------------------------------------   -------------------------------------------
                                                Gross                  Gross                  Gross                  Gross
                                             Unrealized             Unrealized             Unrealized             Unrealized
                                               Losses                 Losses                 Losses                 Losses
                                                less                  greater                 less                  greater
                                     Fair      than 12      Fair      than 12      Fair      than 12      Fair       than
                                     Value     months      Value       months     Value      months      Value     12 months
                                    ------   ----------   -------   ----------   -------   ----------   -------   ----------
U.S. Treasury securities and
   obligations of U.S. government
   corporations and agencies        $3,992       $ 8      $29,913       361      $22,713       240      $15,546      $326
   Municipal notes                  $   --       $--        2,451        20          767         8        3,737        82
   Mortgage-backed securities       $   --       $--        4,745       187        4,707        12        1,180       202
                                    ------       ---      -------       ---      -------       ---      -------      ----
      Total                         $3,992       $ 8      $37,109       568      $28,187       260      $20,463      $610
                                    ======       ===      =======       ===      =======       ===      =======      ====

     Management does not believe any individual unrealized loss as of December 31, 2006 represents an other-than-temporary impairment. These unrealized losses are primarily attributable to changes in interest rates. The unrealized losses were 5% or less of their respective amortized cost basis. The Company has both the intent and ability to hold the securities contained in the previous table for a time necessary to recover the amortized costs.

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2006 AND 2005
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 3 - LOANS

     Loans at December 31, 2006 and 2005 are summarized as follows:

                                                          December 31
                                                      -------------------
                                                        2006       2005
                                                      --------   --------
Real estate loans -One- to four-family residential    $102,609   $106,031
Commercial loans:
   Secured by real estate                               51,561     44,311
   Other                                                28,209     26,658
                                                      --------   --------
      Total commercial loans                            79,770     70,969
Consumer loans                                          29,556     25,907
                                                      --------   --------
      Total gross loans                                211,935    202,907
Less net deferred loan fees                                338        308
Less allowance for loan losses                           2,079      1,416
                                                      --------   --------
      Total loans - Net                               $209,518   $201,183
                                                      ========   ========

     Final loan maturities and rate sensitivity of the loan portfolio are as follows:

                                               December 31, 2006
                                   -----------------------------------------
                                               One Year    After
                                   Less Than    to Five     Five
                                    One Year     Years     Years      Total
                                   ---------   --------   -------   --------
Loans at fixed interest rates       $17,375     $66,393   $50,727   $134,495
Loans at variable interest rates     14,822      13,980    48,638     77,440
                                    -------     -------   -------   --------
      Total                         $32,197     $80,373   $99,365   $211,935
                                    =======     =======   =======   ========

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2006 AND 2005
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 3 - LOANS (CONTINUED)

     Certain directors and executive officers of the Company were loan customers during 2006 and 2005. Such loans were made in the ordinary course of business and do not involve more than a normal risk of collectibility. An analysis of aggregate loans outstanding to directors and executive officers for the years ended December 31, 2006 and 2005 is as follows:

                                             December 31
                                          ----------------
                                           2006      2005
                                          ------   -------
Aggregate balance - Beginning of Period   $2,656   $ 2,068
New loans                                  1,009     2,036
Repayments                                  (805)   (1,448)
                                          ------   -------
Aggregate balance - End of Period         $2,860   $ 2,656
                                          ======   =======

     An analysis of the allowance for loan losses is as follows:

                                Year Ended December 31
                                ----------------------
                                     2006     2005
                                    ------   ------
Balance - Beginning of period       $1,416   $1,214
Provision for losses                   851      368
Charge-offs                           (208)    (249)
Recoveries                              20       83
                                    ------   ------
Balance - End of period             $2,079   $1,416
                                    ======   ======

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2006 AND 2005
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 3 - LOANS (CONTINUED)

     The following is a summary of information pertaining to impaired, non-accrual and delinquent loans:

                                                                December 31
                                                              ---------------
                                                               2006     2005
                                                              ------   ------
Impaired loans without a
   valuation allowance                                        $   --   $  345
Impaired loans with a valuation
   allowance                                                   1,760      660
                                                              ------   ------
Total impaired loans                                          $1,760   $1,005
                                                              ======   ======
Valuation allowance related to
   impaired loans                                             $  277   $   43
Total non-accrual loans                                       $2,351   $1,353
Total loans past-due ninety days or more and still accruing   $1,629   $2,654

                                    Year Ended December 31
                                    ----------------------
                                          2006   2005
                                          ----   ----
Average investment in
   impaired loans                         $816   $798
                                          ====   ====
Interest income recognized
   on impaired loans                      $ --   $ --
                                          ====   ====
Interest income recognized on
   a cash basis on impaired loans         $ --   $ --
                                          ====   ====

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2006 AND 2005
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 4 - PROPERTY AND EQUIPMENT

     A SUMMARY OF PROPERTY AND EQUIPMENT IS AS FOLLOWS:

                                     December 31
                                  -----------------
                                    2006      2005
                                  -------   -------
Land                              $ 1,251   $ 1,251
Land improvements                     201       181
Buildings                           6,507     5,487
Equipment                           3,825     3,671
                                  -------   -------
   Total property and equipment    11,784    10,590
Less accumulated depreciation       3,709     3,198
                                  -------   -------
   Net property and equipment     $ 8,075   $ 7,392
                                  =======   =======

     Depreciation expense was $544,000 and $521,000 for the periods ended December 31, 2006 and 2005, respectively.

NOTE 5 - SERVICING

     Loans serviced for others are not included in the accompanying consolidated statement of financial condition. The unpaid principal balances of mortgage and other loans serviced for others were approximately $137,700,000 and $139,132,000 at December 31, 2006 and 200, respectively.

     The balance of capitalized servicing rights, net of valuation allowance, is included in other assets at December 31, 2006 and 2005.

     The key economic assumptions used in determining the fair value of the mortgage servicing rights are as follows:

                                         December 31,
                                         ------------
                                          2006   2005
                                         -----   ----
Annual constant prepayment speed (CPR)   12.55%  8.23%
Weighted average life (in months)          248    249
Discount rate                             8.50%  8.50%

     We estimated the fair value of our mortgage servicing rights to be $1,287,000 and $1,668,000 and the weighted average life remaining of those rights was 43 months and 55 months at December 31, 2006 and 2005, respectively.

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2006 AND 2005
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 5 - SERVICING (CONTINUED)

     The following table summarizes mortgage servicing rights capitalized and amortized, along with the aggregate activity in related valuation allowances:

                                                    December 31
                                                   -------------
                                                    2006    2005
                                                   -----   -----
Balance, beginning of period                       $ 751   $ 860
Originated mortgage servicing rights capitalized     123     178
Amortization of mortgage servicing rights           (253)   (287)
                                                   -----   -----
Balance - end of period                              621     751
Valuation allowances:
   Balance at beginning of year                       --      --
   Additions                                          --      --
   Reductions                                         --      --
   Write-downs                                        --      --
                                                   -----   -----
Balance, end of year (net of allowances)           $ 621   $ 751
                                                   =====   =====

NOTE 6 - INTANGIBLE ASSETS

     Intangible assets of the Company are summarized as follows:

                                          December 31, 2006
                               --------------------------------------
                                 Gross
                               Carrying    Accumulated   Net Carrying
                                Amount    Amortization      Amount
                               --------   ------------   ------------
Amortized intangible assets:
   Customer list                $1,454       $  352         $1,102
   Customer contract               597          199            398
   Core deposit                  3,081        2,115            966
   Non-compete covenant            200           77            123
                                ------       ------         ------
   Total                        $5,332       $2,743         $2,589
                                ======       ======         ======

                                          December 31, 2005
                               --------------------------------------
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
                                ======       ======         ======

     Amortization expense was $500,000 and $331,000 for the periods ended December 31, 2006 and 2005, respectively.

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2006 AND 2005
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 6 - INTANGIBLE ASSETS (CONTINUED)

     Amortization periods for the major classes of intangible assets and in total are as follows as of December 31, 2006.

                         Amortization
                            Period
Amortizable Intangible    (In years)
----------------------   ------------
Customer list                 6.9
Customer contract             4.0
Core deposit                  7.4
Non-compete covenant          6.2
                              ---
                              7.9
                              ===

     The expected amortization expense related to intangibles as of December 31, 2006 is as follows:

                            Annual
Year Ended December 31   Amortization
----------------------   -----------
   2007                      $493
   2008                       490
   2009                       490
   2010                       481
   2011                       278
2012 and thereafter           357

NOTE 7 - DEPOSITS

     Deposit accounts, by type and range of rates, consist of the following:

                                       December 31
                                   -------------------
                                     2006       2005
                                   --------   --------
   Account Type
NOW accounts and MMDA              $ 27,976   $ 28,164
Regular savings accounts             25,452     27,103
                                   --------   --------
   Total                             53,428     55,267

   Certificate of Deposit Rates
0.50 percent to 1.99 percent            757      7,443
2.00 percent to 2.99 percent          4,487     20,199
3.00 percent to 3.99 percent         25,847     59,350
4.00 percent to 4.99 percent         52,502     25,470
5.00 percent to 6.99 percent         28,503      8,667
7.00 percent to 8.99 percent          1,505      1,461
                                   --------   --------
   Total certificate of deposits    113,601    122,590
                                   --------   --------
   Total deposits                  $167,029   $177,857
                                   ========   ========

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2006 AND 2005
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 7 - DEPOSITS (CONTINUED)

     Certificates of deposit $100,000 or greater at December 31, 2006 and 2005 were $27,814,000 and $30,166,000, respectively. The amounts in excess of $100,000 are not federally insured.

     The following table sets forth the amount and maturities of certificates of deposit:

                                         December 31, 2006
                                             Amount Due
                  ---------------------------------------------------------------
                  Less than     1-2       2-3      3-5    Greater than
      Rate          1 Year     Years     Years    Years      5 Years       Total
      ----        ---------   -------   ------   ------   ------------   --------
0.50 percent to
   1.99 percent    $   746    $    --   $   11   $   --     $   --       $    757
2.00 percent to
   2.99 percent      3,252        520      311      289        115          4,487
3.00 percent to
   3.99 percent     16,579      6,812    2,251       33        172         25,847
4.00 percent to
   4.99 percent     45,191      4,482      193    1,060      1,576         52,502
5.00 percent to
   6.99 percent     23,437        882    1,638    1,990        556         28,503
7.00 percent to
   8.99 percent        157         --       --    1,348         --          1,505
                   -------    -------   ------   ------     ------       --------
   Total           $89,362    $12,696   $4,404   $4,720     $2,419       $113,601
                   =======    =======   ======   ======     ======       ========

     Interest expense on deposits is summarized as follows:

                          Year Ended December 31
                          ----------------------
                               2006     2005
                              ------   ------
NOW and MMDAs                 $  326   $  288
Regular savings                  382      177
Certificates of deposit        4,729    3,874
                              ------   ------
   Total                      $5,437   $4,339
                              ======   ======

     Deposits from related parties held by the Bank at December 31, 2006 and 2005 amounted to $463,000 and $462,000, respectively.

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2006 AND 2005
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 8 - FEDERAL HOME LOAN BANK ADVANCES

     Advances outstanding from the Federal Home Loan Bank (FHLB) bear interest that is payable monthly. Pursuant to blanket collateral agreements with the FHLB, advances are collateralized by one- to four-family whole mortgage loans, government agency securities, and highly rated private mortgage-backed securities. The FHLB requires eligible collateral to have a market value equal to 145 percent of advances. The carrying value of loans and securities pledged to secure these advances was approximately $104,684,000 and $81,468,000 at December 31, 2006 and 2005, respectively.

     The advances are subject to prepayment penalties subject to the provisions and conditions of the credit policy of the Federal Home Loan Bank. Future maturities of the advances are as follows:

                December 31, 2006
               ------------------
                         Weighted
                          Average
Years Ending             Interest
 December 31    Amount     Rate
------------   -------   --------
    2007       $25,350     5.16
    2008        20,500     4.70
    2009         1,000     3.40
    2010        18,000     5.49
               -------     ----
Total          $64,850     5.08
               =======     ====

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2006 AND 2005
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 9 - NOTE PAYABLE

     In connection with the purchase of ICA, an unsecured note payable was issued to an individual, payable in annual installments of $180,000, including interest at 5.5 percent. Future maturities of the note are as follows:

Years Ending
 December 31   Amount
------------   ------
    2007       $  124
    2008          130
    2009          138
    2010          146
    2011          153
 Thereafter       332
               ------
Total          $1,023
               ======


     In connection with the purchase of an existing book of insurance business by ICA, a two-year unsecured note payable was issued to an individual, with the first annual payment of $190,000 and the second annual payment of $179,000, both payments including interest at 6.0 percent. Future maturities of the note are as follows:

Years Ending
December 31,   Amount
------------   ------
    2007        $169
                ----
 Total          $169
                ====

NOTE 10 - FEDERAL INCOME TAX

     The analysis of the consolidated provision for federal income tax is as follows:

                      Year Ended
                     December 31
                    -------------
                     2006    2005
                    -----   -----
Current provision   $ 810   $ 403
Deferred benefit     (652)   (200)
                    -----   -----
   Total            $ 158   $ 203
                    =====   =====

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2006 AND 2005
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 10 - FEDERAL INCOME TAX (CONTINUED)

     A reconciliation of the federal income tax expense and the amount computed by applying the statutory federal income tax rate (34 percent) to income before federal income tax is as follows:

                          Year Ended
                         December 31
                        -------------
                         2006    2005
                        -----   -----
Tax at statutory rate   $ 211   $ 219
Nontaxable dividend        --      (1)
Tax-exempt interest       (59)    (36)
Other                       7      21
                        -----   -----
   Federal income tax   $ 158   $ 203
                        -----   -----
Effective Tax Rate       25.4%   33.6%
                        =====   =====

     The net deferred tax asset was comprised of the following temporary differences:

                                                         December 31
                                                       ---------------
                                                        2006     2005
                                                       ------   ------
Deferred tax assets:
   Allowance for loan losses                           $  645   $  444
   Valuation allowance for real estate held for sale       34       34
   Unrealized loss on available-for-sale securities       136      236
   Other                                                  431        3
   Contributions carryover                                125      180
   Directors' benefit plan                                349      335
                                                       ------   ------
      Total deferred tax assets                         1,720    1,232
Valuation allowance for deferred tax assets                --       --
Deferred tax liabilities:
   Mortgage servicing rights                              211      255
   Partnership losses                                      94       84
   Depreciation                                           541      540
   Other                                                  268      299
                                                       ------   ------
      Total deferred tax liabilities                    1,114    1,178
                                                       ------   ------
      Net deferred tax asset                           $  606   $   54
                                                       ======   ======

     The contribution carryforward relates to $368,000 in contributions that were not deductible in 2006. This carryforward expires in 2010.

     For tax years beginning prior to January 1, 1996, a qualified thrift institution was allowed a bad debt deduction for tax purposes based on a percentage of taxable income or on actual experience. The Bank used the percentage of taxable income method through December 31, 1995.

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2006 AND 2005
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 10 - FEDERAL INCOME TAX (CONTINUED)

     A deferred tax liability has not been recognized for the tax bad debt base year reserves of the Bank. The base year reserves are the balance of reserves as of December 31, 1987. At December 31, 2006 and 2005, the amount of those reserves was approximately $60,000. The amount of the unrecognized deferred tax liability at December 31, 2006 and 2005 was approximately $20,000.

NOTE 11 - OFF BALANCE SHEET RISK COMMITMENTS AND CONTINGENCIES

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

     The following financial instruments were outstanding whose contract amounts represent credit risk:

                                                December 31
                                             -----------------
                                               2006      2005
                                             -------   -------
Commitments to grant loans                   $12,477   $15,772
Unfunded commitments under lines of credit    15,285    20,843
Commercial and standby letters of credit          50        25

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

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2006 AND 2005
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 11 - OFF BALANCE SHEET RISK COMMITMENTS AND CONTINGENCIES (CONTINUED)

     Unfunded commitments under commercial lines of credit, revolving credit lines, and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit are collateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Company is committed.

     Commercial and standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily used to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. Under FIN 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, fees earned on commercial and standby letters of credit are required to be deferred over the contractual life of the letter of credit. The Company determined that the fair value of guarantees on standby letters of credit has an immaterial effect on the financial results at December 31, 2006 and 2005.

     To reduce credit risk related to the use of credit-related financial instruments, the Company generally holds collateral supporting those commitments if deemed necessary. The amount and nature of the collateral obtained is based on the Company's credit evaluation of the customer. Collateral held varies, but may include cash, securities, accounts receivable, inventory, property, plant, equipment, and real estate.

     If the counterparty does not have the right and ability to redeem the collateral or the Company is permitted to sell or repledge the collateral on short notice, the Company records the collateral in its balance sheet at fair value with a corresponding obligation to return it.

     LEGAL CONTINGENCIES - At December 31, 2006, there were no material pending legal proceedings to which the Company is a party or to which any of its property was subject, except for proceedings which arise in the ordinary course of business. In the opinion of management, pending legal proceedings will not have a material effect on the consolidated financial position or results of operation of the Company.

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2006 AND 2005
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 12- STOCKHOLDERS' EQUITY

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

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2006 AND 2005
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 12 - STOCKHOLDERS' EQUITY (CONTINUED)

                                                                     To be Categorized as
                                                                    Well-Capitalized Under
                                                   For Capital        Prompt Corrective
                                   Actual       Adequacy Purposes      Action Provisions
                              ---------------   -----------------   ----------------------
                               Amount   Ratio     Amount   Ratio        Amount   Ratio
                              -------   -----    -------   -----       -------   -----
                                                 (Dollars in Thousands)
December 31, 2006:
   Total capital (to risk-
      weighted assets)        $32,705   17.10%   $15,302   8.00%       $19,127   10.00%
   Tier 1 capital (to risk-
      weighted assets)        $30,550   15.97%   $ 7,651   4.00%       $11,476    6.00%
   Tangible capital (to
      tangible assets)        $30,550   11.03%   $ 4,156   1.50%       $ 5,541    2.00%

December 31, 2005:
   Total capital (to risk-
      weighted assets)        $33,669   18.03%   $14,937   8.00%       $18,671   10.00%
   Tier 1 capital (to risk-
      weighted assets)        $32,181   17.24%   $ 7,468   4.00%       $11,202    6.00%
   Tangible capital (to
      tangible assets)        $32,181   11.56%   $ 4,175   1.50%       $ 5,567    2.00%

                                                December 31
                                             -----------------
                                               2006      2005
                                             -------   -------
GAAP Capital                                 $34,615   $36,649
Reconciling items:
Less: Investment in and advances to
   nonincludable subsidaries                    (343)     (487)
Less: Goodwill and other intangible assets    (3,986)   (4,439)
Unrealized (gain) loss on securities
   available for sale                            264       458
Disallowed mortgage servicing rights              --        --
                                             -------   -------
   Tangible and core capital                  30,550    32,181
Allowable unrealized (gain) loss on
   securities available for sale                  76        72
General valuation allowance                    2,079     1,416
                                             -------   -------
   Risk Based Capital                        $32,705   $33,669
                                             =======   =======

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2006 AND 2005
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 13 - EMPLOYEE BENEFIT PLANS

     DEFINED BENEFIT PENSION PLAN

     The Bank is a participant in the multiemployer Financial Institutions Retirement Fund (FIRF or the "Plan"), which covers substantially all of its officers and employees. The defined benefit plan covers all employees who have completed one year of service, attained age 21, and worked at least 1,000 hours during the year. Normal retirement age is 65, with reduced benefits available at age 55. The Bank's contributions are determined by FIRF and generally represent the normal cost of the Plan. Specific Plan assets and accumulated benefit information for the Bank's portion of the Plan are not available. Under the Employee Retirement Income Security Act of 1974 (ERISA), a contributor to a multiemployer pension plan may be liable in the event of complete or partial withdrawal for the benefit payments guaranteed under ERISA. Effective July 1, 2005 the plan was frozen as to current participants and any new employees hired after July 1, 2004 were excluded from the plan. The expense of the Plan allocated to the Bank for the years ended December 31, 2006 and 2005 was $117,000 and $252,000, respectively.

     401(K) SAVINGS PLAN

     The Bank has a Section 401(k) savings plan covering substantially all of its employees who meet certain age and service requirements. The Company matches a certain percentage of participant deferrals. Additional contributions may be made as approved by the Board of Directors. For the calendar years ended December 31, 2006 and 2005 the Bank's Board of Directors approved a discretionary profit sharing payment under this plan of 4% of each eligible employee's wages for the periods from January 1, 2006 through December 31, 2006 and from July 1, 2005 through December 31, 2005, respectively. The expense under the plan for the years ended December 31, 2006 and 2005 was $239,000 and $136,000, respectively.

     NONQUALIFIED DEFERRED COMPENSATION PLAN

     The Bank has a nonqualified deferred compensation plan for its directors. Through 1998, each director could voluntarily defer all or part of his or her director's fees to participate in the program. The plan is currently unfunded and amounts deferred are unsecured and remain subject to claims of the Bank's

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2006 AND 2005
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 13 - EMPLOYEE BENEFIT PLANS (CONTINUED)

     general creditors. Directors are paid once they reach normal retirement age or sooner for reason of death, total disability, or termination. The Bank may terminate the plan at any time. The amount recorded under the plan totaled approximately $775,000 and $719,000 at December 31, 2006 and 2005, respectively. The expense under the plan for the years ended December 31, 2006 and 2005 was $100,000 and $102,000, respectively.

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

     Pursuant to the 2005 second-step conversion and stock offering, the shareholders of the Company approved the purchase of 8% of shares sold in the stock offering by the ESOP. The Company provided a loan to the ESOP, which was used to purchase 138,709 shares of the Company's common stock in the stock offering at $10 per share. The loan bears interest at a rate equal to the current prime rate, adjustable on January 1 of each year and provides for repayment of principal over the 15 year term of the loan. Since the Company is providing the loan to the ESOP, the note receivable is not included in the Company's balance sheet. Accordingly, the Company did not recognize interest income on the loan. In both 2006 and 2005, however, the Board of Directors of the Company authorized prepayments of principal on the ESOP loan. The scheduled maturities of the loan are as follows:

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2006 AND 2005
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 13 - EMPLOYEE BENEFIT PLANS (CONTINUED)

Year Ended December 31   Principal Amount
----------------------   ----------------
2007                          $   71
2008                              76
2009                              82
2010                              87
2011                              93
Thereafter                       672
                              ------
Total                         $1,081
                              ======

     The Company makes annual contributions to the ESOP sufficient to support the debt service of the loan. The loan is secured by the shares purchased, which are held in a suspense account for allocation among the participations as the loan is paid. Dividends paid on unallocated shares are not considered dividends for financial reporting purposes and are used to pay principal and interest on the ESOP loan. Dividends on allocated shares are charged to retained earnings. Compensation expense is recognized for the ESOP equal to the average fair value of shares committed to be released for allocation to participant accounts. Any difference between the average fair value of shares committed to be released for allocation and the ESOP's original acquisition cost is charged or credited to stockholders' equity (additional paid-in capital). Total compensation expense for the years ended December 31, 2006 and 2005 was $120,000 and $180,000, respectively.

     Shares held by the ESOP include the following:

                 December 31
              -----------------
                2006      2005
              -------   -------
Allocated      67,230    60,589
Unallocated   107,010   120,094
              -------   -------
Total         174,240   180,683

     There were 6,443 and 166 shares distributed to ESOP participants in 2006 and 2005, respectively.

     The cost of unallocated ESOP shares (shares not yet released for allocation) is reflected as a reduction of stockholders' equity. The fair value of the unallocated shares was approximately $974,000 at December 31, 2006.

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2006 AND 2005
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 13 - EMPLOYEE BENEFIT PLANS (CONTINUED)

     STOCK BASED COMPENSATION PLANS

     Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standard (SFAS) No. 123 (Revised) "Shareholder Based Payments", which requires that the grant-date fair value of awarded stock options be expensed over the requisite service period. The Company's 1996 Stock Option Plan (the "1996 Plan"), which was approved by shareholders, permits the grant of share options to its employees for up to 127,491 shares of common stock (retroactively adjusted for the exchange ratio applied in the Company's 2005 stock offering and related second-step conversion). The Company's 2006 Stock-Based Incentive Plan (the "2006 Plan"), which was approved by the shareholders on May 17, 2006, permits the award of up to 242,740 shares of common stock of which the maximum number to be granted as Stock Options is 173,386 and the maximum that can be granted as Restricted Stock Awards is 69,354. Option awards are granted with an exercise price equal to the market price of the Company's stock at the date of grant; those option awards generally vest based on five years of continual service and have ten year contractual terms. Certain options provide for accelerated vesting if there is a change in control (as defined in the Plans). Shares issued under the Plan and exercised pursuant to the exercise of the stock option plan may be either authorized but unissued shares or reacquired shares held by the Company as treasury stock.

     STOCK OPTIONS - A summary of option activity under the Plan during the years ended December 31, 2006 and 2005 is presented below:

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2006 AND 2005
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 13 - EMPLOYEE BENEFIT PLANS (CONTINUED)

                                             Weighted-   Weighted-Average
                                              Average        Remaining
                                              Exercise   Contractual Term       Aggregate
             Options                Shares     Price         (Years)        Intrinsic Value
             -------               -------   ---------   ----------------   ---------------
OUTSTANDING AT JANUARY 1, 2005      48,800     $5.69                            $415,622
Granted in 2005                         --        --
Exercised in 2005                  (22,310)    $5.41
Forfeited or Expired in 2005        (1,848)    $7.44
                                   -------     -----
OUTSTANDING AT DECEMBER 31, 2005    24,642     $5.80           1.22             $ 72,694
Granted in 2006                    198,990     $9.56
Exercised in 2006                  (18,560)    $5.41
Forfeited or expired in 2006          (540)    $5.41
                                   -------     -----
OUSTANDING AT DECEMBER 31, 2006    204,532     $9.50           9.49             $      0
                                   =======     =====

     A summary of the status of the Company's nonvested shares as of December 31, 2006 and 2005 and changes during the years then ended is presented below:

                                            Weighted-Average
                                               Grant-Date
        Nonvested Shares           Shares      Fair Value
        ----------------          -------   ----------------
Nonvested at January 1, 2005        4,435         $1.73
Granted                                --            --
Vested                             (1,109)        $1.73
Forfeited                          (1,108)        $1.73
                                  -------         -----
Nonvested at December 31, 2005      2,218         $1.73
Granted                           198,990         $2.11
Vested                             (1,109)        $1.73
Forfeited                             --             --
                                  -------         -----
Nonvested at December 31, 2006    200,099         $2.11
                                  =======         =====

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2006 AND 2005
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 13 - EMPLOYEE BENEFIT PLANS (CONTINUED)

     As of December 31, 2006 there was $307,000 of total unrecognized compensation cost, net of expected forfeitures, related to nonvested options under the Plan. That cost is expected to be recognized over a weighted-average period of 4.7 years. The total fair value of shares vested during the year ended December 31, 2006 was $1,900.

     RESTRICTED STOCK AWARDS - During the year ended December 31, 2006 the Company awarded 63,250 shares under the 2006 Stock Based Incentive Plan. Compensation expense for 2006 related to these awards was $81,000. The shares vest over a five year service period. As of December 31, 2006 there was $529,000 of unrecognized compensation cost related to nonvested restricted stock awards under the Plan.

     A summary of restricted stock award activity under the Plan during the year ended December 31, 2006 is presented below:

                                               Restricted
                                                  Stock
                                                 Awards
                                               ----------
Maximum numbers of awards to be granted          69,354
Number of stock awards granted in 2006           63,250
Remaining shares available for future grants      6,104

NOTE 14 - FAIR VALUES OF FINANCIAL INSTRUMENTS

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

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2006 AND 2005
                                           (000S OMITTED, EXCEPT PER SHARE DATA)


NOTE 14 - FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

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

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2006 AND 2005
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 14 - FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

     LONG-TERM BORROWINGS - The fair values of the Company's long-term borrowings are estimated using discounted cash flow analyses based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

     ACCRUED INTEREST - The carrying amounts of accrued interest approximate fair value.

     The estimated fair values and related carrying or notional amounts of the Company's financial instruments are as follows:

                                           December 31, 2006       December 31, 2005
                                         ---------------------   ---------------------
                                         Carrying    Estimated   Carrying    Estimated
                                          Amounts   Fair Value    Amounts   Fair Value
                                         --------   ----------   --------   ----------
Financial assets:
   Cash and cash equivalents             $  4,993    $  4,993    $  4,780   $  4,780
   Securities                              44,850      44,883      55,187     55,199
   Loans and loans held for sale - Net    209,590     210,973     201,183    198,112
   Federal Home Loan Bank stock             4,197       4,197       4,765      4,765
   Accrued interest receivable              2,139       2,139       1,602      1,602

Financial liabilities:
   Customer deposits                      177,058     177,390     188,735    189,090
   Federal Home Loan Bank advances         64,850      64,512      52,925     52,461
   Note payable                             1,192       1,025       1,478      1,476
   Accrued interest payable                   947         947         686        686

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2006 AND 2005
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 15 - RESTRICTIONS ON DIVIDENDS

     OTS regulations impose limitations upon all capital distributions including cash dividends. The total amount of dividends that may be paid is generally limited to the sum of the net profits of the bank for the preceding three years. An application to and the approval of the OTS is required prior to any capital distribution if the institution does not meet the criteria for "expedited treatment" of applications under OTS regulations. If an application is not required, the institution must still provide prior notice to the OTS of the capital distribution. In the event the Bank's capital falls below its regulatory requirements or the OTS notifies it that it was in need of more than normal supervision, the Bank's ability to make capital distributions could be restricted. In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice. At December 31, 2006 and 2005, the Bank's retained earnings available for the payment of dividends totaled $1,117,000 and $1,349,000, respectively.

NOTE 16 - PARENT-ONLY FINANCIAL STATEMENTS

     The following represents the condensed financial statements of First Federal of Northern Michigan Bancorp, Inc. ("Parent") only. The Parent-only financial information should be read in conjunction with the Company's consolidated financial statements.

     The condensed balance sheet is as follows:



                                                   December 31
                                                -----------------
                                                  2006      2005
                                                -------   -------
                    ASSETS
Cash at subsidiary bank                         $   407   $ 2,642
Investment in subsidiary                         34,722    33,839
Other assets                                        640       409
                                                -------   -------
   Total assets                                 $35,769   $36,890
                                                =======   =======

     LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities                                     $   181   $   241
Stockholders' equity                             35,588    36,649
                                                -------   -------
   Total liabilities and stockholders' equity   $35,769   $36,890
                                                =======   =======

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2006 AND 2005
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 16 - PARENT-ONLY FINANCIAL STATEMENTS (CONTINUED)

     The condensed statement of operations for the years ended are as follows:

                                                    December 31
                                                   -------------
                                                    2006    2005
                                                   -----   -----
Operating income                                   $  --   $ 350
Operating expense                                    180     799
                                                   -----   -----
Income (loss) before income taxes and equity in
   undistributed net income of subsidiary           (180)   (449)
Income tax benefit                                    60     268
                                                   -----   -----
Income (loss) before equity in undistributed net
   income of subsidiary                             (120)   (181)
Equity in undistributed net income of subsidiary     583     623
                                                   -----   -----
Net income                                         $ 463   $ 442
                                                   =====   =====

     The condensed statement of cash flows for the years ended is as follows:

                                                       December 31
                                                   ------------------
                                                     2006      2005
                                                   -------   --------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                      $   463   $    442
   Adjustments to reconcile net income to net
      cash from operating activities:
         Equity in undistributed net income of
            subsidiary                                (583)      (623)
         Stock donation to charitable foundation        --        340
         Net change in other assets                   (224)      (201)
         Net change in other liabilities                60        241
                                                   -------   --------
            Net cash provided by (used in)
               operating activities                   (284)       199
CASH FLOWS FROM INVESTING ACTIVITIES
   Capitalization of subsidiary                         --    (12,013)
CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from exercise of stock options              99        120
   Tax benefits of stock options exercised              15         29
   Stock retired                                       (60)       (60)
   Purchase of treasury shares                      (1,565)        --
   Net proceeds from stock conversion                   --     15,960
   Merger of Alpena Bancshares, Inc.
      and M.H.C.                                        --        206
   Purchase of shares for ESOP                          --     (1,387)
   ESOP Loan Repayment                                 174         --
   Dividends paid                                     (614)      (540)
                                                   -------   --------
            Net cash provided by (used in)
               financing activities                 (1,951)    14,328
                                                   -------   --------
NET INCREASE (DECREASE) IN CASH AND CASH
   EQUIVALENTS                                      (2,235)     2,514
CASH AND CASH EQUIVALENTS - Beginning of year        2,642        128
                                                   -------   --------
CASH AND CASH EQUIVALENTS - End of year            $   407   $  2,642
                                                   =======   ========

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2006 AND 2005
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 17 - SEGMENT REPORTING

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

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2006 AND 2005
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 17 - SEGMENT REPORTING (CONTINUED)

                                                     For Year Ended
                                                   December 31, 2006
                                      -------------------------------------------
                                        Bank       ICA    Eliminations     Total
                                      --------   ------   ------------   --------
INTEREST INCOME                       $ 17,170   $   24      $ (24)     $ 17,170
INTEREST EXPENSE                         8,572       20        (24)        8,568
                                      --------   ------      -----      --------
NET INTEREST INCOME - Before
   provision for loan losses             8,598        4         --         8,602
PROVISION FOR LOAN LOSSES                  851       --         --           851
                                      --------   ------      -----      --------
NET INTEREST INCOME - After
   provision for loan losses             7,747        4         --         7,751
OTHER INCOME                             1,444    2,954         --         4,398
OPERATING EXPENSES                       8,645    2,883         --        11,528
                                      --------   ------      -----      --------
INCOME - Before federal income tax         546       75         --           621
FEDERAL INCOME TAX                         133       25         --           158
                                      --------   ------      -----      --------
NET INCOME                            $    413   $   50      $  --      $    463
                                      ========   ======      =====      ========
DEPRECIATION AND AMORTIZATION         $    700   $  344      $  --      $  1,044
                                      ========   ======      =====      ========
ASSETS                                $277,647   $4,151      $(590)     $281,208
                                      ========   ======      =====      ========
EXPENDITURES RELATED TO LONG-LIVED
   ASSETS:
   Goodwill                           $     --   $   47      $  --      $     47
   Property and equipment                1,212       23         --         1,235
                                      --------   ------      -----      --------
      TOTAL                           $  1,212   $   70      $  --      $  1,282
                                      ========   ======      =====      ========

                                                     For Year Ended
                                                   December 31, 2006
                                      -------------------------------------------
                                        Bank       ICA    Eliminations     Total
                                      --------   ------   ------------   --------
INTEREST INCOME                       $ 15,076   $   10      $ (10)      $ 15,076
INTEREST EXPENSE                         6,716       --        (10)         6,706
                                      --------   ------      -----       --------
NET INTEREST INCOME - Before
   provision for loan losses             8,360       10         --          8,370
PROVISION FOR LOAN LOSSES                  368       --         --            368
                                      --------   ------      -----       --------
NET INTEREST INCOME - After
   provision for loan losses             7,992       10         --          8,002
OTHER INCOME                             1,511    2,947         --          4,458
OPERATING EXPENSES                       8,994    2,821         --         11,815
                                      --------   ------      -----       --------
INCOME - Before federal income tax         509      136         --            645
FEDERAL INCOME TAX                         160       43         --            203
                                      --------   ------      -----       --------
NET INCOME                            $    349   $   93      $  --       $    442
                                      ========   ======      =====       ========
DEPRECIATION AND AMORTIZATION         $    809   $   42      $  --       $    851
                                      ========   ======      =====       ========
ASSETS                                $278,845   $4,416      $(326)      $282,575
                                      ========   ======      =====       ========
EXPENDITURES RELATED TO LONG-LIVED
   ASSETS:
   Goodwill                           $     --   $  300      $  --       $    300
   Intangible assets                        --      555         --            555
   Property and equipment                1,107       12         --          1,119
                                      --------   ------      -----       --------
      TOTAL                           $  1,107   $  867      $  --       $  1,974
                                      ========   ======      =====       ========

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2006 AND 2005
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 18 - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     The following tables summarize the Company's quarterly results for the fiscal years ended December 31, 2006 and 2005:

                                               For the Three-Month Period Ending
                                      ---------------------------------------------------
                                      March 31,   June 30,   September 30,   December 31,
                                        2006        2006          2006           2006
                                      ---------   --------   -------------   ------------
Interest income                         $4,034     $4,208        $4,603         $4,325
Interest expense                         1,909      2,084         2,254          2,321
                                        ------     ------        ------         ------
Net interest income                      2,125      2,124         2,349          2,004
Provision for losses on loans               70        133           216            433
Other income                             1,126      1,076         1,091          1,105
Other expenses                           2,861      2,919         2,735          3,012
                                        ------     ------        ------         ------
Income - Before income taxes               320        148           489           (336)
Federal income taxes                       108         49           163           (162)
                                        ------     ------        ------         ------
Net income                              $  212     $   99        $  326         $ (174)
                                        ======     ======        ======         ======
Basic earnings per share                $ 0.07     $ 0.03        $ 0.11         $(0.06)
Fully diluted earnings per share        $ 0.07     $ 0.03        $ 0.11         $(0.06)
Weighted average number of shares
   outstanding                           3,117      3,137         3,039          3,035
Weighted average number of shares
   outstanding, including dilutive
   stock options                         3,121      3,138         3,040          3,036
Cash dividends declared per common
   share                                $0.050     $0.050        $0.050         $0.050

                                               For the Three-Month Period Ending
                                      ---------------------------------------------------
                                      March 31,   June 30,   September 30,   December 31,
                                        2005        2005          2005           2005
                                      ---------   --------   -------------   ------------
Interest income                         $3,505     $3,723        $3,899         $3,949
Interest expense                         1,599      1,644         1,683          1,780
                                        ------     ------        ------         ------
Net interest income                      1,906      2,079         2,216          2,169
Provision for losses on loans               79        183             4            102
Other income                             1,099      1,098         1,156          1,105
Other expenses                           2,712      3,446         2,822          2,835
                                        ------     ------        ------         ------
Income - Before income taxes               214       (452)          546            337
Federal income taxes                        72       (152)          183            100
                                        ------     ------        ------         ------
Net income                              $  142     $ (300)       $  363         $  237
                                        ======     ======        ======         ======
Basic earnings per share                $ 0.04     $(0.09)       $ 0.12         $ 0.07
Fully diluted earnings per share        $ 0.04     $(0.09)       $ 0.12         $ 0.07
Weighted average number of shares
   outstanding                           3,065      3,100         3,101          3,112
Weighted average number of shares
   outstanding, including dilutive
   stock options                         3,089      3,114         3,111          3,111
Cash dividends declared per common
   share                                $0.054     $0.050        $0.050         $0.050