Form 10KSB, Exhibit 13
period 2007-12-31
First Federal of Northern Michigan Bancorp, Inc.
filed 2008-03-31
CIK 1128227

                                                                      EXHIBIT 13

                FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

                                      2007
                                  ANNUAL REPORT

                                 MARCH 31, 2008

(FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. LOGO)

Dear Shareholders:

2007 was a bittersweet year. It was a year filled with pride as we celebrated the 50th anniversary of the Bank with many community events that included most of our employees and a year of extreme disappointment as we report to you our first loss in the Bank's 50-year history.

At the Bank level we did not come close to meeting our earnings or growth projections. As the national mortgage "sub-prime crisis" started to unfold many months ago we were not naive enough to think that it would not affect our Bank even though we are not in the sub-prime business, but most certainly we did not comprehend the enormous economic impact it would have on the financial sector and specifically on our Bank. The reductions in the underlying value of our collateral are a direct result of the sub-prime crisis. The difficult economic conditions in Michigan have challenged some of our commercial and retail customers translating into negative delinquency trends for the Bank. High unemployment rates in northern Michigan (2 of the counties we serve are in the highest 3 in unemployment in lower Michigan) and higher energy costs have caused several adverse changes in the amount and way consumers spend disposable income. That had a negative impact on certain commercial relationships.

In response to these credit challenges, we took preemptive action and added a Chief Credit Officer in mid-2007. Many process and philosophical changes have occurred with regard to credit management and administration, including changes to underwriting standards and product offerings, and the formation of a senior loan committee to review commercial loan applications. While we saw only a small amount of growth in the loans on our commercial watch list, we did see deterioration among some of them. As a result of that deterioration, we recorded a $2.4 million provision for loan loss for 2007 which is a $1.5 million increase over the 2006 provision expense and $2.1 million higher than the 2005 provision expense.

In addition to the changes we made on the credit side, the Board and Management have been aggressive in our approach to cutting expenses. During 2007 we reduced our full time work force by about 10%, which included a branch closure that occurred in February. At the end of 2007 we began the process of closing a second branch location. That closure was completed in February 2008.

The Bank has positioned itself to deal with this phase of the credit cycle. Going forward, we will maintain our pricing and credit disciplines while focusing strict attention on the commercial and consumer watch lists to minimize our losses and maximize our recoveries. We also recognize our responsibility to provide our shareholders with acceptable levels of return on equity. We understand the need to make the best use of our capital and as we set out to stabilize earnings in this environment, we are also on the watch for opportunities that may arise from this unique era in banking.


/s/ Martin A. Thomson
Martin A. Thomson
Chief Executive Officer

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF THE COMPANY

     Set forth below are selected financial and other data of First Federal of Northern Michigan Bancorp, Inc. This information is derived in part from and should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto presented elsewhere in this Annual Report.

FINANCIAL CONDITION DATA:

                                              FOR YEARS ENDED DECEMBER 31,
                                    ----------------------------------------------------
                                      2007       2006       2005       2004       2003
                                    --------   --------   --------   --------   --------
                                                       (IN THOUSANDS)
TOTAL ASSETS ....................   $250,831   $280,959   $282,775   $262,800   $223,923
LOANS RECEIVABLE, NET ...........    201,333    209,518    201,183    195,388    163,460
LOANS HELD FOR SALE .............         --         72         --      1,096        931
INVESTMENT SECURITIES ...........     23,451     44,850     55,187     42,033     34,670
CASH AND CASH EQUIVALENTS .......      5,341      4,993      4,780      4,739      6,706
DEPOSITS ........................    164,470    177,058    188,735    182,489    151,702
FHLB ADVANCES AND NOTE PAYABLE ..     52,684     66,042     54,403     56,001     47,159
STOCKHOLDERS' EQUITY ............     32,503     35,453     36,649     21,777     21,951

OPERATING DATA:

                                                                           AT DECEMBER 31,
                                                           -----------------------------------------------
                                                             2007      2006     2005      2004      2003
                                                           -------   -------   -------   -------   -------
                                                                            (IN THOUSANDS)
INTEREST INCOME ........................................   $16,200   $17,170   $15,076   $13,278   $13,350
INTEREST EXPENSE .......................................     8,447     8,568     6,706     6,202     6,455
                                                           -------   -------   -------   -------   -------
   NET INTEREST INCOME .................................     7,753     8,602     8,370     7,076     6,895
PROVISION FOR LOAN LOSSES ..............................     2,377       851       368       323       267
                                                           -------   -------   -------   -------   -------
   NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES .     5,376     7,751     8,002     6,753     6,628
                                                           -------   -------   -------   -------   -------
OTHER INCOME (LOSS):
SERVICE CHARGES AND FEES ...............................       911     1,044     1,030     1,012       801
MORTGAGE BANKING ACTIVITIES ............................       418       344       482       579     1,563
NET GAIN (LOSS) ON SALE OF INVESTMENT SECURITIES .......       (97)      (45)       13       103       320
GAIN (LOSS) ON SALE OF REAL ESTATE .....................       (40)        4       (45)      (47)        7
OTHER NON-INTEREST INCOME ..............................        64       103        37        97       255
INSURANCE & BROKERAGE COMMISSIONS ......................     2,726     2,948     2,941     2,967     2,480
                                                           -------   -------   -------   -------   -------
   TOTAL OTHER INCOME ..................................     3,982     4,398     4,458     4,711     5,426
                                                           -------   -------   -------   -------   -------
OTHER EXPENSES .........................................    11,874    11,528    11,815    10,856    10,327
                                                           -------   -------   -------   -------   -------
   INCOME (LOSS) BEFORE INCOME TAX EXPENSE .............    (2,516)      621       645       608     1,727
INCOME TAX EXPENSE (BENEFIT) ...........................      (916)      158       203       204       518
                                                           -------   -------   -------   -------   -------
   NET INCOME (LOSS) ...................................   $(1,600)  $   463   $   442   $   404   $ 1,209
                                                           =======   =======   =======   =======   =======

KEY FINANCIAL RATIOS AND OTHER DATA:

                                                                      FOR YEARS ENDED DECEMBER 31,
                                                           -------------------------------------------------
                                                             2007        2006      2005      2004      2003
                                                           -------     -------   -------   -------   -------
PERFORMANCE RATIOS:
RETURN ON AVERAGE ASSETS ...............................     -0.60%       0.16%     0.16%     0.17%     0.53%
RETURN ON AVERAGE EQUITY ...............................     -4.84%       1.35%     1.49%     1.91%     5.52%
AVERAGE INTEREST RATE SPREAD ...........................      2.67%       2.83%     2.97%     2.88%     3.00%
DIVIDEND PAYOUT RATIO ..................................       N/M***   133.33%   142.86%   153.85%    30.36%
DIVIDENDS PER SHARE ....................................   $  0.20     $  0.20   $  0.20   $  0.20   $  0.27
NET INTEREST MARGIN ....................................      3.14%       3.24%     3.30%     3.10%     3.26%
EFFICIENCY RATIO .......................................    101.18%      89.37%    85.07%    96.38%    88.02%
NON-INTEREST EXPENSE TO AVERAGE TOTAL ASSETS ...........      4.45%       4.04%     4.32%     4.39%     4.53%
AVERAGE INTEREST-EARNING ASSETS TO AVERAGE
   INTEREST-BEARING LIABILITIES ........................    113.65%     112.99%   112.34%   108.08%   108.69%
ASSET QUALITY RATIOS:
NON-PERFORMING ASSETS TO TOTAL ASSETS ..................      4.15%       1.59%     1.57%     0.66%     1.04%
NON-PERFORMING LOANS TO TOTAL LOANS ....................      4.54%       1.90%     1.99%     0.87%     1.28%
ALLOWANCE FOR LOAN LOSSES TO NONPERFORMING ASSETS ......     38.58%      46.67%    35.33%    72.37%    48.89%
ALLOWANCE FOR LOAN LOSSES TO TOTAL LOANS ...............      1.99%       0.98%     0.70%     0.61%     0.63%
CAPITAL RATIOS:
EQUITY TO TOTAL ASSETS AT END OF PERIOD ................     12.96%      12.62%    12.96%     8.29%     9.80%
AVERAGE EQUITY TO AVERAGE ASSETS .......................     12.38%      12.07%    10.87%     8.82%     9.62%
RISK-BASED CAPITAL RATIO (BANK ONLY) ...................     16.27%      17.07%    16.82%    10.51%    11.96%
OTHER DATA:
NUMBER OF FULL SERVICE OFFICES .........................         9**        10*       10        10         8

* AS OF 12-31-06. IN FEBRUARY 2007, THE BANK CLOSED A BRANCH TO REDUCE ITS FULL-SERVICE OFFICES TO 9.

** AS OF 12-31-07. IN FEBRUARY 2008, THE BANK CLOSED A BRANCH TO REDUCE ITS FULL-SERVICE OFFICES TO 8.

***  NOT MEANINGFUL

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     First Federal of Northern Michigan, the Company's principal operating subsidiary, is a full-service, community-oriented savings bank whose primary lending activity is the origination of one- to four-family residential real estate mortgages, commercial real estate loans, commercial loans and consumer loans. As of December 31, 2007, $99.4 million, or 48.3%, of our total loan portfolio consisted of one- to four-family residential real estate loans, $50.8 million, or 24.7%, and $26.8 million, or 13.0%, of our total loan portfolio consisted of commercial mortgage loans and commercial loans, respectively, and $28.7 million, or 13.9%, of our total loan portfolio consisted of consumer and other loans. In recent years, commercial mortgage loans and commercial loans have grown as a percentage of our loan portfolio for three reasons. First, we have increased our emphasis on originating these loans, which generally have higher interest rates compared to one- to four-family residential real estate loans. In addition, most of these loans are originated with adjustable interest rates, which assists us in managing interest rate risk. Finally, most of our one- to four-family residential mortgage loan customers prefer fixed-rate loans in the low interest rate environment that has prevailed over the last several years. Since we sell into the secondary mortgage market a majority of the fixed-rate one- to four-family residential mortgage loans that we originate, one- to four-family residential real estate loans have decreased as a percentage of our total loan portfolio.

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

BUSINESS STRATEGY

     OPERATING AS A COMMUNITY SAVINGS BANK. We are committed to meeting the financial needs of the communities in which we operate. Our branch network of 8 offices enhances our ability to serve these communities. We provide a broad range of individualized consumer and business financial services. We believe that we can be more effective in servicing our customers than many of our non-local competitors because our employees and senior management are able to respond promptly to customer needs and inquiries. Our ability to provide these services is enhanced by the experience of our senior management, which has an average of 16 years' experience in the financial services industry.

     INCREASING OUR COMMERCIAL REAL ESTATE AND COMMERCIAL LENDING. Beginning in 2001, we began to increase our originations of commercial real estate and commercial loans. At December 31, 2007, loans secured by commercial real estate totaled $50.8 million, or 24.7% of our total loan portfolio, and commercial loans totaled $26.8 million, or 13.0% of our total loan portfolio. We intend to continue to emphasize the origination of these types of loans in the future and retain them in our portfolio. Commercial real estate and commercial loans generally are originated with higher interest rates compared to one- to four-family residential real estate loans and, therefore, have a positive effect on our net interest rate spread and net interest income. In addition, most of these loans are originated with adjustable interest rates, which assists us in managing interest rate risk. We believe that our branch network will enable us to continue to increase our commercial and commercial real estate loan portfolio without significant additional fixed costs.

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

     INCREASING AND DIVERSIFYING OUR SOURCES OF NON-INTEREST INCOME. In June 2003, we acquired the InsuranCenter of Alpena ("ICA"), a licensed insurance agency engaged in the business of property, casualty and health insurance, in an effort to increase and diversify our sources of non-interest income. In 2007, ICA's operations generated $2.7 million of income, representing 70% of total non-interest income. In 2007, commissions on property insurance sales represented approximately 24% of ICA's revenues, commissions on life insurance sales represented approximately 6% of revenues and commissions on health insurance sales represented approximately 70% of revenues. In November 2005, ICA acquired several large group customers from another insurance agent for approximately $564,000.

     MAINTAINING HIGH ASSET QUALITY AND CAPITAL STRENGTH. We are committed to conservative loan underwriting standards and procedures, and we primarily originate loans secured by real estate. As a result, we have historically experienced low levels of late payments and losses on loans. However, over the past year, we have seen delinquency trends increase despite our conservative underwriting practices. At December 31, 2007, our ratio of non-performing assets to total assets was 4.15%. At December 31, 2007, our ratio of equity to assets was 12.96%.

     MANAGING OUR INTEREST RATE RISK EXPOSURE BY SELLING FIXED-RATE RESIDENTIAL REAL ESTATE LOANS. Historically, most borrowers have preferred long-term, fixed-rate residential real estate loans when, as now, market interest rates are at relatively low levels. These loans expose us to interest rate risk because our liabilities, consisting primarily of deposits, have relatively short maturities. In order to better match the maturities of our loan portfolio to the maturities of our deposits in the current low interest rate environment, we have sold substantially all of the fixed-rate, one- to four-family residential real estate loans with maturities of 15 years or more that we have originated since 2002, and we intend to continue this practice for so long as interest rates remain at relatively low levels.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2007 AND 2006

     Total assets decreased $30.0 million, or 10.7%, to $251.0 million at December 31, 2007 from $281.0 million at December 31, 2006. Net loans decreased $8.2 million, or 3.9% to $201.3 million at December 31, 2007 from $209.5 million at December 31, 2006. Mortgage lending originations decreased by $1.9 million to $31.5 million in 2007 from $33.4 million in 2006, and the mortgage loan portfolio decreased $3.3 million, or 3.2%, to $99.3 million at December 31, 2007 from $102.6 million at December 31, 2006. The decrease in the portfolio was due to our continued focus on selling lower rate mortgage loans into the secondary market where possible. The commercial loan portfolio decreased 2.6% to $77.6 million at December 31, 2007 from $79.8 million at December 31, 2006. Although we continue to place emphasis on growing this portfolio, market conditions were such that quality commercial lending opportunities were scarce. Cash and cash equivalents increased slightly by $348,000, or 7.0%, to $5.3 million at December 31, 2007 from $5.0 million at December 31, 2006. Investment securities decreased $21.4 million, or 47.7%, to $23.5 million at December 31, 2007 from $44.8 million at December 31, 2006 as we decreased our investment portfolio and paid down high-cost FHLB advances.

     Deposits decreased $12.6 million, or 7.1%, to $164.5 million at December 31, 2007 from $177.1 million at December 31, 2006. This decrease reflected substantial increased competition for deposits in our markets. Our focus in 2007 continued to be on building deposit relationships rather than attracting higher-cost non-core certificate of deposit accounts. Borrowings, consisting primarily of FHLB advances, decreased $13.3 million, or 20.2%, to $52.7 million at December 31, 2007 from $66.0 million at December 31, 2006 as we used the proceeds from the sale of investment securities to pay down FHLB advances.

     Stockholders' equity decreased $3.0 million, or 8.3% to $32.5 million at December 31, 2007 from $35.5 million at December 31, 2006. The decrease was mainly a result of our repurchase of 151,750 shares of our common stock at a net cost of $1.4 million and dividends paid of $582,000, combined with a net loss for the year of $1.6 million. These decreases in equity were partially offset by a recovery of $329,000 in the value of available-for-sale (AFS) securities.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

     GENERAL. Net income decreased to a loss of $1.6 million for the twelve months ended December 31, 2007 from net income of $463,000 for the twelve months ended December 31, 2006. Net interest income before provision for loan losses was $849,000 lower in 2007 than in 2006 and the provision for loan losses was $1.5 million higher in 2007 than in 2006, resulting in net interest income after provision for loan losses which was $2.4 million lower in 2007 than in 2006. Non-interest income was $416,000 lower in 2007 than in 2006. Non-interest expenses remained relatively constant year over year.

     INTEREST INCOME. Interest income decreased by $969,000, or 5.6%, to $16.2 million for the twelve months ended December 31, 2007 from $17.2 million for the twelve months ended December 31, 2006. The decrease was primarily due to two factors: a decrease in the average balance of our investment portfolio of $17.0 million year over year, and an increase in the average balance of impaired loans, on which we did not recognize interest income, of $888.000 year over year. The average balance of our loan portfolio decreased by $815,000, or 0.4%, to $209.1 million for the twelve months ended December 31, 2007 from $209.9 million for the twelve months ended December 31, 2006. The average balance of non-mortgage loans, principally commercial loans and consumer loans, increased by $1.7 million, or 1.6%, to $106.9 million for the twelve months ended December 31, 2007 from $105.2 million for the twelve months ended December 31, 2006. The average yield on our commercial loans decreased 60 basis points due in large part to the aggregate decreases in the prime rate of 75 basis points in late 2007, and the average yield on our consumer loans increased 4 basis points from 2006 to 2007. The average balance of our one- to- four-family residential mortgage loans decreased to $102.2 million for the twelve months ended December 31, 2007 from $104.7 million for the twelve months ended December 31, 2006, while the average yield on such loans increased to 6.24% from 6.18%.

     INTEREST EXPENSE. Interest expense decreased to $8.4 million for the twelve months ended December 31, 2007 from $8.6 million for the twelve months ended December 31, 2006, due primarily to a $17.3 million decrease in the average balance of interest bearing liabilities. The average balance of interest-bearing deposits decreased $13.9 million from 2006 to 2007, while the average cost of those deposits increased to 3.43% for 2007 from 3.13% for 2006, reflecting the continued upward pressure on market interest rates that persisted through most of 2007. The average balance of FHLB borrowings decreased $3.2 million from 2006 to 2007 while the cost of those borrowings decreased from 4.96% to 4.88% year over year. During 2007 we paid off high-cost FHLB bank advances, incurring a pre-payment penalty, but we were able to re-borrow those funds at a rate substantially lower than the rate we had been paying.

     NET INTEREST INCOME. Net interest income decreased to $7.8 million for the twelve months ended December 31, 2007 from $8.6 million for the twelve months ended December 31, 2006. The decrease in net interest income was the result of a decrease in net average interest earning assets to $29.9 million for 2007 from $30.7 million for 2006 and a decrease in our average interest rate spread to 2.68% for 2007 from 2.83% for 2006.

     PROVISION FOR LOAN LOSSES. We recorded a provision for loan losses of $2.4 million for the twelve months ended December 31, 2007 compared to a provision of $851,000 for the twelve months ended December 31, 2006. We had net charge-offs of $443,000 and $188,000 during 2007 and 2006, respectively. These increases reflected an increase in classified assets due to the current economic conditions in the northern Michigan market, especially reflected in declining real estate values. We used the same methodology and generally similar assumptions in assessing the allowance for both periods. The allowance for loan losses was $4.0 million, or 1.99% of total loans at December 31, 2007, compared to $2.1 million, or 0.98% of total loans at December 31, 2006. The level of the allowance is based on estimates, and ultimate losses may vary from the estimates. Total non-performing loans were $9.1 million at December 31, 2007 and $4.0 million at December 31, 2006.

     NON-INTEREST INCOME. Non-interest income decreased to $4.0 million for the twelve months ended December 31, 2007 from $4.4 million for the twelve months ended December 31, 2006. Income from mortgage banking activities increased $74,000 to $418,000 from $344,000 as we sold more loans into the secondary market in 2007 than in 2006. Service charges and other fees declined $133,000 from $1.0 million in 2006 to $911,000 in 2007, due in part to a reduction in loan fee income due to lower loan originations and also due in part to our termination of the Skip-A-Pay program, which had generated approximately $40,000 in fee income in 2006. Insurance and brokerage commissions decreased $222,000 from $2.9 million in 2006 to $2.7 million in 2007 as a result of the soft insurance market and some migration by Blue Cross customers to competing health insurance products.

     NON-INTEREST EXPENSE. Non-interest expense increased to $11.9 million for the twelve months ended December 31, 2007 from $11.5 million for the twelve months ended December 31, 2006. Other expense increased $600,000 to $1.8 million in 2007 from $1.2 million in 2006, due mainly to FHLB pre-payment penalties of $464,000 incurred when we pre-paid high-cost advances and replaced them with lower-cost advances, and to an increase of $101,000 year over year in expenses associated with our real-estate owned, including costs to repossess and repair properties and write-downs in the market value of many of these properties due to rapidly declining real-estate market values in late 2007. Occupancy expense increased $148,000 from $1.4 million in 2006 to $1.5 million in 2007, which was mainly due to increased costs of depreciation on our new building and related equipment in our Lewiston market. Also included in this increase was a $30,000 reserve recorded on our Mancelona branch building, reflecting the decline in market value on this building,. The branch was closed on February 1, 2008 and we sold the branch building in March,2008. Insurance and brokerage commission expense decreased $114,000 from $1.1 million in 2006 to $948,000 in 2007, in step with decreased insurance and brokerage commission income described above. Professional fees decreased to $325,000 for the twelve months ended December 31, 2007 from $421,000 for the twelve months ended December 31, 2006, due to additional expenses in 2006 for commercial loan review, internal audit services, Sarbanes-Oxley Section 404 information technology controls documentation and temporary commercial credit administration services.

     INCOME TAXES. Federal income taxes decreased to a benefit of $916,000 for the twelve months ended December 31, 2007 from an expense of $158,000 for the twelve months ended December 31, 2006.

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


                                                                AVERAGE CONSOLIDATED STATEMENTS OF CONDITION
                                                                        FOR YEARS ENDED DECEMBER 31,
                                            -------------------------------------------------------------------------------------
                           AS OF DECEMBER               2007                         2006                   2005
                              31, 2007      ---------------------------  ---------------------------  ---------------------------
                          ----------------                      AVERAGE                      AVERAGE                      AVERAGE
                                     YIELD   AVERAGE            YIELD /   AVERAGE            YIELD /   AVERAGE            YIELD /
                           BALANCE  / RATE   BALANCE  INTEREST    RATE    BALANCE  INTEREST    RATE    BALANCE  INTEREST    RATE
                          --------  ------  --------  --------  -------  --------  --------  -------  --------  --------  -------
                                                  (IN THOUSANDS)                (IN THOUSANDS)               (IN THOUSANDS)
INTEREST-EARNING ASSETS:
MORTGAGE LOANS .........                    $102,200   $ 6,380           $104,739   $ 6,473           $110,071   $ 6,747
NON-MORTGAGE LOANS .....                     106,920     8,076            105,186     8,388             91,903     6,403
                                            --------    ------           --------   -------           --------   -------
LOANS ..................  $201,333    6.28%  209,120    14,456    6.91%   209,925    14,861    7.08%   201,974    13,150    6.51%
MORTGAGE-BACKED
   SECURITIES  (1) .....     1,273    3.82%    2,268        93    4.10%     5,795       203    3.50%     7,386       248    3.36%
INVESTMENT SECURITIES ..    22,178    4.38%   32,023     1,408    4.40%    45,686     1,848    4.05%    39,873     1,450    3.64%
                          --------          --------   -------           --------   -------           --------   -------
INVESTMENT SECURITIES ..    23,451    4.32%   34,291     1,501    4.38%    51,481     2,051    3.98%    47,259     1,698    3.59%
OTHER INVESTMENTS ......     5,970    3.63%    5,192       243    4.68%     5,339       258    4.83%     5,491       228    4.15%
                          --------  ------  --------   -------  ------   --------   -------  ------   --------   -------  ------
TOTAL INTEREST EARNING
   ASSETS ..............   230,754    6.05%  248,603    16,200    6.52%   266,745    17,170    6.44%   254,724    15,076    5.92%
                          --------          --------   -------  ------    -------   -------  ------   --------   -------  ------
NON INTEREST EARNING
   ASSETS ..............    20,077            17,556                       18,398                       18,482
                          --------          --------                     --------                     --------
TOTAL ASSETS ...........  $250,831          $266,159                     $285,143                     $273,206
                          ========          ========                     ========                     ========
INTEREST BEARING
   LIABILITIES:
SAVINGS DEPOSITS .......  $ 22,602    1.23% $ 24,566   $   325    1.33%  $ 21,130   $   177    0.84%  $ 27,982   $   177    0.63%
MONEY MARKET/NOW
   ACCOUNTS ............    26,246    1.41%   27,489       378    1.37%    34,111       531    1.56%    33,421       288    0.86%
CERTIFICATES OF
   DEPOSIT .............   105,432    4.35%  107,892     4,851    4.50%   118,673     4,729    3.98%   113,989     3,873    3.40%
                          --------  ------  --------   -------  ------   --------   -------  ------   --------   -------  ------
   TOTAL INTEREST
      BEARING
      DEPOSITS .........   154,280    3.24%  159,947   $ 5,554    3.47%   173,914   $ 5,437    3.13%   175,392   $ 4,338    2.47%
BORROWED FUNDS .........    52,684    4.68%   58,794     2,893    4.92%    62,171     3,131    5.04%    51,346     2,368    4.61%
                          --------  ------  --------   -------  ------   --------   -------  ------   --------   -------  ------
TOTAL INTEREST BEARING
   LIABILITIES .........   206,964    3.61%  218,741     8,447    3.84%   236,085     8,568    3.61%   226,742     6,706    2.94%
NON INTEREST BEARING
   LIABILITIES .........    11,335            12,907                       14,638                       16,780
                          --------          --------                     --------                     --------
   TOTAL LIABILITIES ...   218,328           231,648                      250,723                      243,522
STOCKHOLDERS' EQUITY ...    32,503            34,511                       34,420                       29,684
                          --------          --------                     --------                     --------
TOTAL LIABILITIES &
   STOCKHOLDERS'
   EQUITY ..............  $250,831          $266,159                     $285,143                     $273,206
                          ========          ========                     ========                     ========
NET INTEREST INCOME ....                               $ 7,753                      $ 8,602                      $ 8,370
                                                       =======                      =======                      =======
INTEREST RATE SPREAD ...              2.44%                       2.68%                        2.83%                        2.98%
                                    ======                      ======                       ======                       ======
NET INTEREST - EARNING
   ASSETS ..............                    $ 29,862                     $ 30,660                     $ 27,982
                                            ========                     ========                     ========
NET INTEREST MARGIN
   (1) .................              2.82%                       3.13%                        3.24%                        3.30%
                                    ======                      ======                       ======                       ======
AVERAGE INTEREST-EARNING
   ASSETS TO AVERAGE
   INTEREST-BEARING
   LIABILITIES .........            111.49%                     113.65%                      112.99%                      112.34%
                                    ======                      ======                       ======                       ======

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

                                              YEAR ENDED DECEMBER 31, 2007
                                                       COMPARED TO
                                              YEAR ENDED DECEMBER 31, 2006
                                               INCREASE (DECREASE) DUE TO:
                                              ----------------------------
                                                 VOLUME    RATE   TOTAL
                                                 ------   -----   -----
                                                     (IN THOUSANDS)
INTEREST-EARNING ASSETS:
   LOANS RECEIVABLE .......................      $ (29)   $(376)  $(405)
   INVESTMENT SECURITIES ..................       (744)     195   $(549)
   OTHER INVESTMENTS ......................         (7)      (9)  $ (16)
                                                 -----    -----   -----
      TOTAL INTEREST-EARNING ASSETS .......       (780)    (190)   (970)
                                                 -----    -----   -----
INTEREST-BEARING LIABILITIES:
SAVINGS DEPOSITS ..........................        (28)     (28)    (56)
MONEY MARKET/NOW ACCOUNTS .................        (15)      67      52
CERTIFICATES OF DEPOSIT ...................       (488)     591     103
                                                 -----    -----   -----
   DEPOSITS ...............................       (531)     630      99
   BORROWED FUNDS .........................       (173)     (47)   (220)
                                                 -----    -----   -----
      TOTAL INTEREST-BEARING LIABILITIES ..       (704)     583    (121)
                                                 -----    -----   -----
CHANGE IN NET INTEREST INCOME .............      $ (76)   $(773)  $(849)
                                                 =====    =====   =====

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

     We actively evaluate interest rate risk in connection with our lending, investing and deposit-taking activities. Generally, our loans, which represent the significant majority of our assets, have longer-terms to maturity than our deposits, which represent the significant majority of our liabilities. However, in anticipation of lowering interest rates we have, over the past year, endeavored to reduce the duration of our liabilities. As of December 31, 2007, $162.8 million, or 80.8% of our loan portfolio, consisted of loans that mature or reprice after December 31, 2008. In contrast, as of December 31, 2007, $77.3 million, or 73.3% of our time deposits as of that date, consisted of deposits that mature or reprice in less than one year.

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

     QUANTITATIVE ANALYSIS. We evaluate interest rate sensitivity using a model that estimates the change in our net portfolio value ("NPV") over a range of interest rate scenarios. NPV is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts. In calculating changes in NPV, we assume estimated loan prepayment rates, reinvestment rates and deposit decay rates that we judge most likely based on historical experience during prior interest rate changes.

     The table below sets forth, as of December 31, 2007, the estimated changes in our NPV that would result from the designated instantaneous changes in the U.S. Treasury yield curve. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

                                                        NPV AS A PERCENTAGE OF PRESENT
   CHANGE IN                  ESTIMATED INCREASE             VALUE OF ASSETS (3)
INTEREST RATES                 (DECREASE) IN NPV     -----------------------------------
(BASIS POINTS)   ESTIMATED   ---------------------                   INCREASE (DECREASE)
      (1)         NPV (2)      AMOUNT     PERCENT    NPV RATIO (4)      (BASIS POINTS)
--------------   ---------   ---------   ---------   -------------   -------------------
                (DOLLARS IN THOUSANDS)
     +200          31,221     (3,565)      -10%          12.44%             (110)
     +100          33,510     (1,276)       -4%          13.17%              (37)
      +50          34,256       (530)       -2%          13.39%              (15)
       --          34,786         --         --          13.54%               --
      -50          35,072        286         1%          13.60%                6
     -100          35,309        523         2%          13.64%               10
     -200          35,542        756         2%          13.64%               10

(1) Assumes an instantaneous uniform change in interest rates at all maturities.

(2) NPV is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.

(3) Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.

(4)  NPV Ratio represents NPV divided by the present value of assets.

     The table set forth above indicates that at December 31, 2007, in the event of an immediate 100 basis point decrease in interest rates, we would be expected to experience a 2% increase in NPV and a 10 basis point increase in NPV ratio. In the event of an immediate 200 basis point increase in interest rates, we would be expected to experience a 10% decrease in NPV and a 110 basis point decrease in NPV ratio.

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

     Liquidity represents the amount of our assets that can be quickly and easily converted into cash without significant loss. Our most liquid assets are cash, short-term U.S. Government securities, U.S. Government agency or government-sponsored enterprise securities and certificates of deposit. We are required to maintain sufficient levels of liquidity as defined by the Office of Thrift Supervision regulations. Current regulations require that we maintain sufficient liquidity to ensure our safe and sound operation. Our current objective is to maintain liquid assets equal to at least 20% of total deposits and Federal Home Loan Bank borrowings due in one year or less. Liquidity as of December 31, 2007 was $57.3 million, or 32.1% of total deposits and Federal Home Loan Bank borrowings due in one year or less, compared to $52.2 million, or 29.5% of this amount at December 31, 2006. The levels of liquidity are dependent on our operating, financing, lending and investing activities during any given period. Our calculation of liquidity includes additional borrowing capacity available with the Federal Home Loan Bank. As of December 31, 2007, we had unused borrowing capacity of $37.8 million. We can pledge additional collateral in the form of investment securities and certain loans to increase our borrowing capacity.

     We currently retain in our portfolio all adjustable-rate residential mortgage loans, short-term balloon mortgage loans and fixed-rate residential mortgage loans with maturities of less than 15 years, and generally sell the remainder in the secondary mortgage market. We also originate for retention in our loan portfolio, commercial and commercial real estate loans, including real estate development loans. During the twelve months ended December 31, 2007, we originated $31.5 million of one- to four-family residential mortgage loans, of which $15.4 million were retained in our portfolio and the remainder were sold into the secondary mortgage market or are being held for sale. This compares to $33.4 million of one- to four-family originations during the twelve months ended December 31, 2006, of which $20.0 million were retained in our portfolio. At December 31, 2007, we had outstanding loan commitments of $33.3 million. These commitments included $5.0 million for permanent one- to four-family residential mortgage loans, $1.2 million for non-residential loans, $1.1 million of undisbursed loan proceeds for construction of one- to four-family residences, $7.6 million of undisbursed lines of credit on home equity loans, $1.4 million of unused credit card lines, $10.5 million of unused commercial lines of credit, $4.6 million of undisbursed commercial construction loans, unused bounce protection of $1.7 million and letters of credit of $220,000.


     Deposits are a primary source of funds for use in lending and for other general business purposes. At December 31, 2007, deposits funded 65.5% of our total assets compared to 63.0% at December 31, 2006. Certificates of deposit scheduled to mature in less than one year at December 31, 2007 totaled $77.3 million. We believe that a significant portion of such deposits will remain with us. We monitor the deposit rates offered by competitors in our market area, and we set rates that take into account the prevailing market conditions along with our liquidity position. Moreover, we currently believe that the growth in assets is not expected to require significant in-flows of liquidity. As such, we do not expect to be a market leader in rates paid for liabilities.

     Borrowings may be used to compensate for seasonal or other reductions in normal sources of funds or for deposit outflows at more than projected levels. Borrowings also may be used on a longer-term basis to support increased lending or investment activities. At December 31, 2007, we had $51.7 million in Federal Home Loan Bank advances. Total borrowings as a percentage of total assets were 21.0% at December 31, 2007 compared to 23.5% at December 31, 2006.

     As of December 31, 2007, management was not aware of any known trends, events or uncertainties that have or are reasonably likely to have a material impact on our liquidity. As of December 31, 2007, we had no material commitments for capital expenditures.

     Our cash flows are derived from operating activities, investing activities and financing activities as reported in our Consolidated Statement of Cash Flows included with our Consolidated Financial Statements.

     First Federal of Northern Michigan is subject to federal regulations that impose minimum capital requirements. At December 31, 2007, we exceeded all applicable capital requirements.

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

     The analysis of the allowance for loan losses has two components: specific and general allocations. Specific allocations are made for loans that are determined to be impaired. Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. The general allocation is determined by segregating the remaining loans by type of loan, risk weighting (if applicable) and payment history. We also analyze delinquency trends, general economic conditions and geographic and industry concentrations. This analysis establishes factors that are applied to the loan groups to determine the amount of the general reserve. The principal assumption used in deriving the allowance for loan losses is the estimate of loss content for each risk rating. To illustrate, if recent loss experience dictated that the projected loss ratios would be changed by 10% (of the estimate) across all risk ratings, the allocated allowance as of December 31, 2007 would have changed by approximately $374,000. Actual loan losses may be significantly more than the allowances we have established, which could have a material negative effect on our financial results.

     MORTGAGE SERVICING RIGHTS. We sell to investors a portion of our originated one- to four-family residential real estate mortgage loans. When we acquire mortgage servicing rights through the origination of mortgage loans and sale of those loans with servicing rights retained, we allocate a portion of the total cost of the mortgage loans to the mortgage servicing rights based on their relative fair value. As of December 31, 2007, we were servicing loans sold to others totaling $131.5 million. We amortize capitalized mortgage servicing rights as a reduction of servicing fee income in proportion to, and over the period of, estimated net servicing income by use of a method that approximates the level-yield method. We periodically evaluate capitalized mortgage servicing rights for impairment using a model that takes into account several variables including expected prepayment speeds and prevailing interest rates. If we identify impairment, we charge the amount of the impairment to earnings by establishing a valuation allowance against the capitalized mortgage servicing rights asset. The primary risk of material changes to the value of the servicing rights resides in the potential volatility in the economic assumptions used, particularly the prepayment speed. We monitor this risk and adjust the valuation allowance as necessary to adequately record any probable impairment in the portfolio. Management believes the estimation of these variables makes this a critical accounting policy. For purposes of measuring impairment, the mortgage servicing rights are stratified based on financial asset type and interest rates. In addition, we obtain an independent third-party valuation of the mortgage servicing portfolio on a quarterly basis. In general, the value of mortgage servicing rights increases as interest rates rise and decreases as interest rates fall. This is because the estimated life and estimated income from a loan increase as interest rates rise and decrease as interest rates fall. The key economic assumptions made in determining the fair value of the mortgage servicing rights at December 31, 2007 included the following:

Annual constant prepayment speed (CPR):        12.36%
Weighted average life remaining (in months):     243
Discount rate used:                              9.0%

     At the December 31, 2007 valuation, we calculated the value of our mortgage servicing rights to be $1.2 million and the weighted average life remaining of those rights was 44 months. The book value of our mortgage servicing rights as of December 31, 2007 was $492,000 which was $708,000 less than the independent valuation. Because the fair value exceeded the book value, there was no need to establish a valuation allowance.

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

     In connection with our acquisition in 2003 of ICA, we allocated the excess of the purchase price paid over the fair value of net assets acquired to intangible assets, including goodwill. These intangible assets included the ICA customer list and a third-party contract to which ICA is a party. From the date of acquisition through April 30, 2005 we amortized the value assigned to the customer and contract over a period of 20 years. Effective May 1, 2005, one of the former owners of ICA retired, requiring an evaluation of the impact that this retirement could have on both the customer list intangible and the exclusive BCBS contract. Management determined that the retirement could open the door for BCBS to re-negotiate the exclusive contract, including the possibility that the contract could be terminated. In addition, Management considered the possibility that the customer base could deteriorate as a result of the retirement. Management made assumptions based on this uncertainty and estimated the impact this could have on long-term cash flows. Management did not believe there was uncertainty with respect to near-term cash flows. Based on the guidance of SFAS 142, Management prospectively changed the amortization for these assets based on our new expectations. At that point, the remaining useful life of the assets was determined to be 10 years. Despite the decrease in estimated useful lives, cash flows from these assets have not deteriorated.

     Effective January 1, 2006 the exclusive third-party contract with BCBS was terminated. Prior to January 1, 2006, the ICA exclusive agent contract with BCBS entitled ICA to an override commission of 1.9% on all health premiums written through local Chambers of Commerce in Northeast Michigan. On any health insurance contracts in place as of December 31, 2005, ICA will continue to receive the 1.9% commission; however, there will be no new groups added to this program effective January 1, 2006. At that point, due to the uncertainty of potential run-off of customer accounts, Management decreased the estimated useful life to 5 years beginning January 1, 2006. However, given the amount of actual override commissions received, Management did not anticipate a decrease in cash flows in the near term.

     Goodwill was created in both the 2003 ICA transaction and the 2005 customer list purchase. Goodwill will not be amortized but tested annually for impairment. Annual tests of impairment have included obtaining third party sales multiple information for comparable companies. The mean of the multiples is applied to annual net sales of ICA and added to the value of tangible assets less current liabilities. This value is then compared to the current book value of Goodwill, Intangibles, and Investment in ICA. Each year this analysis has indicated no impairment of Goodwill exists.

The $900,000 of payments made under the earn-out agreement in the ICA transaction were added to goodwill as was $59,000 in earn-out payments accrued in 2007 and 2006 related to the 2005 customer list purchase.

     We have in the past purchased a branch or branches from other financial institutions. Our analysis of these branch acquisitions led us to conclude that in each case, we acquired a business and therefore, the excess of purchase price over fair value of net assets acquired has been allocated to core deposit intangible assets. Our conclusion was based on the fact that in each case we acquired employees, customers and branch facilities. The expected life for core deposit intangibles is based on the type of products acquired in an acquisition. The amortization periods range from 10 to 15 years and are based on the expected life of the products. The expected life was determined based on an analysis of the life of similar products within the Company and local competition in the markets where the branches were acquired. The core deposit intangibles are amortized on a straight line basis. The core deposit intangible is analyzed quarterly for impairment.

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

     At December 31, 2007 and December 31, 2006, First Federal of Northern Michigan had $11.8 million and $12.5 million, respectively, of commitments to grant loans, $21.2 million and $15.3 million, respectively, of unfunded commitments under lines of credit and $220,000 and $50,000, respectively, of letters of credit. See Note 11 of the Notes to the Consolidated Financial Statements.

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

SUBSEQUENT EVENTS

     On February 1, 2008, the Company closed its branch office in Mancelona, Michigan. The closure is not expected to result in a significant decrease in total deposits due to the close proximity of the closed branch to the Company's other branch in Gaylord, Michigan. The Company has booked a reserve of $30,000 to reflect the decline in market value of the physical assets of the branch. The branch building was sold in March 2008.

     On March 4, 2008, the Company announced that its wholly owned subsidiary, the InsuranCenter of Alpena ("ICA"), intends to sell to the Grotenhuis Group (a managing agent for Blue Cross Blue Shield of Michigan) the rights to service insurance contracts and collect commissions on such contracts written through local Chambers of Commerce located in an 11-county area in northeast Michigan. The purchase is expected to close on April 1, 2008. As part of the transaction, certain employees of ICA will transfer to the Grotenhuis Group to service the contracts. The Company expects to record a nominal gain in connection with the sale.

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

     Gary C. VanMassenhove is a partner in VanMassenhove, Kearly, Taphouse & Faulman, CPAs. Mr. VanMassenhove has been a Certified Public Accountant for 37 years. He has been a director of the Company and the Bank since September 2001.

     Thomas R. Townsend is the President of the R.A. Townsend Co., a plumbing, heating and air conditioning distributor located in Alpena, Michigan, where he has been employed for the past 31 years. Mr. Townsend has been a director of the Company and the Bank since April 2002.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS-

     Michael W. Mahler was named President and Chief Operating Officer of the Company and the Bank in January 2006. Prior to that appointment, since November 2004, Mr. Mahler served as Executive Vice President of the Company and the Bank and had served, since November 2002, as Chief Financial Officer. Mr. Mahler was named as a director of the Bank in June, 2007. From September 2000 until November 2002, Mr. Mahler was Corporate Controller at Besser Company, Alpena, Michigan, an international producer of concrete products equipment. From 1990 until 2000, Mr. Mahler was employed at LTV Steel Company, East Chicago, Indiana where he served in financial roles of increasing responsibility and served, from 1997 until 2000, as Controller for a northeast Michigan division.

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

SENIOR MANAGEMENT TEAM OF THE BANK -

     Martin A. Thomson, Michael W. Mahler, Jerome W. Tracey, Amy E. Essex, Joseph W. Gentry II, Kathleen R. Brown, Linda K. Sansom, Gregory S. Matthews, Julie A. Curtis

MANAGEMENT TEAM - INSURANCENTER OF ALPENA -

     Michael W. Mahler, Sandra Grant, Mark Boyk, Donna M. Tucker, Mary Kollen, Debbie Wardman

                             STOCKHOLDER INFORMATION

     The Annual Meeting of Stockholders will be held at 1:00 p.m., May 21, 2008 at the Company's newest branch facility at 2885 South County Rd. #489, Lewiston, Michigan.

STOCK LISTING

     The Company's common stock is traded on Nasdaq Global Market under the symbol "FFNM".

PRICE RANGE OF COMMON STOCK

     The following sets forth the quarterly high and low sales price per share during each of the four quarters in 2007 and 2006.

                      Market Price
                     --------------   Cash Dividends
   Quarter Ended      High     Low       Declared
------------------   ------   -----   --------------
December 31, 2007    $ 8.50   $6.61       $0.050
September 30, 2007   $ 9.02   $7.05       $0.050
June 30, 2007        $ 9.24   $8.76       $0.050
March 31, 2007       $ 9.33   $9.10       $0.050
December 31, 2006    $ 9.65   $9.08       $0.050
September 30, 2006   $10.02   $9.10       $0.050
June 30, 20006       $10.05   $9.40       $0.050
March 31, 2006       $ 9.69   $8.75       $0.050

SPECIAL COUNSEL

Luse Gorman Pomerenk & Schick, PC
5335 Wisconsin Avenue, N.W.
Suite 400
Washington, D.C. 20015

INDEPENDENT AUDITOR

Plante & Moran, PLLC
2601 Cambridge Ct. Suite 500
Auburn Hills, Michigan 48326

TRANSFER AGENT

Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016
800-346-6084

ANNUAL REPORT ON FORM 10-KSB

     A copy of the Company's Form 10-KSB for the year ended December 31, 2007 will be furnished without charge upon written request to: Amy E. Essex, Chief Financial Officer, Treasurer and Corporate Secretary, First Federal of Northern Michigan Bancorp, Inc., 100 S. Second Avenue, Alpena, Michigan 49707.

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

             Report of Independent Registered Public Accounting Firm

Board of Directors
First Federal of Northern Michigan Bancorp, Inc.

We have audited the consolidated statement of financial condition of First Federal of Northern Michigan Bancorp, Inc. as of December 31, 2007 and 2006 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each year in the two-year period ended December 31, 2007. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards established by the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Federal of Northern Michigan Bancorp, Inc. as of December 31, 2007 and 2006 and the consolidated results of their operations and their cash flows for each year in the two-year period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ Plante & Moran, PLLC
Auburn Hills, Michigan
March 28, 2008

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                   CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

                                                                    December 31
                                                                -------------------
                                                                  2007       2006
                                                                --------   --------
                            ASSETS
Cash and cash equivalents                                       $  3,568   $  4,160
Overnight deposits with Federal Home Loan Bank                     1,773        833
                                                                --------   --------
      Total cash and cash equivalents                              5,341      4,993
Securities available for sale (Note 2)                            20,681     43,100
Securities held to maturity (Note 2)                               2,770      1,750
Loans - Net (Note 3)                                             201,333    209,518
Loans held for sale                                                   --         72
Federal Home Loan Bank stock                                       4,197      4,197
Property and equipment (Note 4)                                    7,619      8,075
Accrued interest receivable                                        1,700      2,139
Intangible assets (Note 6)                                         2,094      2,589
Goodwill                                                           1,397      1,397
Other assets (Note 5)                                              3,699      3,129
                                                                --------   --------
      Total assets                                              $250,831   $280,959
                                                                ========   ========
             LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
   Non-interest bearing deposits                                $ 10,186   $ 10,029
   Interest bearing deposits (Note 7)                            154,284    167,029
   Advances from Federal Home Loan Bank (Note 8)                  51,700     64,850
   Note payable (Note 9)                                             984      1,192
   Accrued expenses and other liabilities                          1,174      2,406
                                                                --------   --------
      Total liabilities                                          218,328    245,506
STOCKHOLDERS' EQUITY (Note 12)
   Common stock ($0.01 par value 20,000,000 shares authorized
      3,191,999 and 3,190,999 shares issued, respectively)            32         32
   Additional paid-in capital                                     24,328     24,262
   Retained earnings                                              12,416     14,576
   Treasury stock at cost (307,750 and 156,000 shares,
      respectively)                                               (2,964)    (1,565)
   Unallocated ESOP shares (Note 13)                                (959)    (1,059)
   Unearned compensation                                            (415)      (529)
   Accumulated other comprehensive (loss) income                      65       (264)
                                                                --------   --------
      Total stockholders' equity                                  32,503     35,453
                                                                --------   --------
      Total liabilities and stockholders' equity                $250,831   $280,959
                                                                ========   ========

See Notes to Consolidated Financial Statements.

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                                CONSOLIDATED STATEMENT OF INCOME
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

                                                            Year Ended
                                                            December 31
                                                         -----------------
                                                           2007      2006
                                                         -------   -------
INTEREST INCOME
   Loans, including fees                                 $14,456   $14,861
   Investments                                             1,651     2,106
   Mortgage-backed securities                                 93       203
                                                         -------   -------
      Total interest income                               16,200    17,170
INTEREST EXPENSE
   Deposits (Note 8)                                       5,533     5,437
   Other borrowings                                        2,914     3,131
                                                         -------   -------
      Total interest expense                               8,447     8,568
                                                         -------   -------
NET INTEREST INCOME - Before provision for loan losses     7,753     8,602
PROVISION FOR LOAN LOSSES (NOTE 3)                         2,377       851
                                                         -------   -------
NET INTEREST INCOME - After provision for loan losses      5,376     7,751
OTHER INCOME (EXPENSES)
   Service charges and other fees                            911     1,044
   Net gain on sale of loans                                 175       114
   Loan servicing fees                                       243       230
   Insurance and brokerage commissions                     2,726     2,948
   Other                                                     (73)       62
                                                         -------   -------
      Total other income                                   3,982     4,398
OPERATING EXPENSES
   Compensation and employee benefits (Note 13)            6,237     6,306
   Amortization of intangible assets                         495       500
   Advertising                                               200       271
   Occupancy and equipment                                 1,505     1,357
   Data processing service bureau                            318       364
   Professional fees                                         325       421
   Insurance and brokerage commission                        948     1,062
   Other                                                   1,846     1,247
                                                         -------   -------
      Total operating expenses                            11,874    11,528
                                                         -------   -------
INCOME (loss) - Before federal income tax                 (2,516)      621
FEDERAL INCOME TAX (Note 10)                                (916)      158
                                                         -------   -------
NET (LOSS) INCOME                                        $(1,600)  $   463
                                                         =======   =======
PER SHARE DATA
   Basic (loss) earnings per share                       $ (0.56)  $  0.15
   Fully diluted (loss) earnings per share                 (0.56)     0.15
   Dividends per common share                               0.20      0.20

See Notes to consolidated
  Financial Statements.

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                                                  (000S OMITTED)

                                                                                                        Accumulated
                                                      Additional                                           Other          Total
                                    Common  Treasury    Paid-in     Unearned    Retained  Unallocated  Comprehensive  Stockholders'
                            Shares   Stock    Stock     Capital   Compensation  Earnings  ESOP Shares  Income (Loss)      Equity
                           -------  ------  --------  ----------  ------------  --------  -----------  -------------  -------------
BALANCE - January 1, 2006  $ 3,115    $31   $    --    $23,560       $  --       $14,703    $(1,187)       $(458)        $36,649
Comprehensive income:
   Net income                   --     --        --         --          --           463         --           --             463
   Other comprehensive
      income:
      Unrealized
         appreciation on
         available-for-
         sale securities
         - Net of tax of
         $100                   --     --        --         --          --            --         --          194             194
                                                                                                                         -------
         Total
            comprehensive
            income                                                                                                           657
Treasury stock at cost
   (156,000 shares)             --     --    (1,565)        --          --            --         --           --          (1,565)
Stock options exercised         18     --        --         99          --            --         --           --              99
Tax benefit on stock
   options exercised            --     --        --         15          --            --         --           --              15
Retired stock                   (6)    --        --        (60)         --            --         --           --             (60)
ESOP common stock
   committed to be
   released                     --     --        --         (8)         --            24        128           --             144
MRP shares awarded              64      1        --        610        (610)           --         --           --               1
Stock options/MRP shares
   expensed                     --     --        --         46          81            --         --           --             127
Dividends declared              --     --        --         --          --          (614)        --           --            (614)
                           -------    ---   -------    -------       -----       -------    -------        -----         -------
BALANCE - December 31,
   2006                      3,191     32    (1,565)    24,262        (529)       14,576     (1,059)        (264)         35,453
Comprehensive income
   (loss):
   Net loss                     --     --        --         --          --        (1,600)        --           --          (1,600)
   Other comprehensive
      income:
      Unrealized
         appreciation on
         available-for-
         sale securities
         - Net of tax of
         $169                   --     --        --         --          --            --         --          329             329
                                                                                                                         -------
         Total
            comprehensive
            loss                                                                                                          (1,271)
Treasury stock at cost
   (151,750 shares)             --     --    (1,399)        --          --            --         --           --          (1,399)
ESOP common stock
   committed to be
   released                                                (15)                       22        100                          107
MRP shares awarded               2     --        --         13         (13)           --         --           --              --
MRP shares forfeited            (1)    --                   (5)          5                                                    --
Stock options/MRP shares
   expensed                     --     --        --         73         122            --         --           --             195
Dividends declared              --     --        --         --          --          (582)        --           --            (582)
                           -------    ---   -------    -------       -----       -------    -------        -----         -------
BALANCE - December 31,
   2007                      3,192    $32   $(2,964)   $24,328       $(415)      $12,416    $  (959)       $  65         $32,503
                           =======    ===   =======    =======       =====       =======    =======        =====         =======

See Notes to Consolidated Financial Statements.

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                            CONSOLIDATED STATEMENT OF CASH FLOWS
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

                                                                       Year Ended December 31
                                                                       ----------------------
                                                                          2007       2006
                                                                        --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income (loss)                                                    $ (1,600)  $    463
   Adjustments to reconcile net income (loss) to cash from operating activities:
      Depreciation and amortization                                        1,100      1,044
      Provision for loan losses                                            2,377        851
      Amortization and accretion on securities                                19         88
      Loss on sale of investment securities                                   96         45
      ESOP contribution                                                      107        144
      Stock options/awards                                                   195        127
      Gain on sale of loans held for sale                                   (175)      (114)
      Originations of loans held for sale                                (10,596)   (14,632)
      Proceeds from sale of loans held for sale                           10,843     14,674
      (Gain) loss on sale of real estate                                      72         (1)
      (Gain) loss on fixed assets                                             30          7
      Change in accrued interest receivable                                  439       (537)
      Change in other assets                                                 124        301
      Change in accrued expenses and other liabilities                      (315)       (46)
      Change in deferred income taxes                                       (903)      (652)
                                                                        --------   --------
         Net cash provided by operating activities                         1,813      1,762
CASH FLOWS FROM INVESTING ACTIVITIES
   Net (increase) decrease in loans                                        4,931     (9,186)
   Proceeds from maturity of securities                                   18,930      4,534
   Proceeds from sale of securities available-for-sale                     4,727      7,940
   Purchase of securities available for sale                                (855)    (1,976)
   Purchases of securities held-to-maturity                               (1,020)        --
   Proceeds from sale of Federal Home Loan Bank stock                         --        568
   Purchase of insurance related businesses                                   --        (47)
   Purchase of premises and equipment                                       (207)    (1,235)
                                                                        --------   --------
         Net cash provided by (used for) investing activities             26,506        598
CASH FLOWS FROM FINANCING ACTIVITIES
   Net decrease in deposits                                              (12,588)   (11,677)
   Dividends paid on common stock                                           (582)      (614)
   Net increase (decrease) in advances from borrowers                        (44)        16
   Additions to advances from FHLB and Notes Payable                      42,200     22,425
   Repayments of advances from FHLB and Notes Payable                    (55,558)   (10,786)
   Proceeds from exercise of stock options                                    --         99
   Shares retired                                                             --        (60)
   Purchase of treasury shares                                            (1,399)    (1,565)
   Tax benefit on stock options exercised                                     --         15
                                                                        --------   --------
        Net cash provided by (used for) financing activities             (27,971)    (2,147)
                                                                        --------   --------
NET INCREASE IN CASH AND CASH EQUIVALENTS                                    348        213
CASH AND CASH EQUIVALENTS - Beginning of year                              4,993      4,780
                                                                        --------   --------
CASH AND CASH EQUIVALENTS - End of year                                 $  5,341   $  4,993
                                                                        ========   ========
SUPPLEMENTAL CASH FLOW AND NONCASH INFORMATION
   Cash paid for income taxes                                           $    175   $    580
   Cash paid for interest on deposits and borrowings                       8,684      8,307

See Notes to Consolidated Financial Statements.

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2007 AND 2006
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF OPERATIONS - First Federal of Northern Michigan Bancorp, Inc. (the "Company") and its subsidiary, First Federal of Northern Michigan (the "Bank"), conduct operations in the northeastern lower peninsula of Michigan. The Company's primary services include accepting deposits, making commercial, consumer and mortgage loans, and engaging in mortgage banking activities.

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

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2007 AND 2006
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

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

     Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held to maturity and available for sale securities below their amortized cost that are deemed to be other-than-temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

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

     The Company enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding, also known as rate lock commitments. Rate lock commitments on residential mortgage loans that are intended to be sold are considered to be derivatives. Fair value is based on fees currently charged to enter into similar agreements. The fair value of rate lock commitments was insignificant at December 31, 2007 and 2006.

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2007 AND 2006
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     The Company uses forward contracts as part of its mortgage banking activities. Forward contracts provide for the delivery of financial instruments at a specified future date and at a specified price or yield. The fair value of forward contracts was insignificant at December 31, 2007 and 2006.

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

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2007 AND 2006
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

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

     LOAN SERVICING - Servicing assets are recognized as separate assets when rights are acquired through the sale of originated residential mortgage loans. Capitalized servicing rights are reported in other assets and are amortized against non-interest income in proportion to, and over the period of, the estimated future net servicing

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2007 AND 2006
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     income of the underlying loans. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights into tranches based on predominant characteristics, such as interest rate, loan type and investor type. Fair value is based on market prices for comparable mortgage servicing contracts, when available, or on a valuation model that calculates the present value of estimated future net servicing income using market based assumptions. Temporary impairment is recognized through a valuation allowance for an individual stratum to the extent that fair value is less than the capitalized amount for the stratum. If it is later determined that all or a portion of the temporary impairment no longer exists, the valuation allowance is reduced through a recovery of income. An other-than-temporary impairment results in a permanent reduction to the carrying value of the servicing asset.

     Servicing income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal, or a fixed amount per loan and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income.

     LOANS HELD FOR SALE - The Bank routinely sells to investors its long-term fixed rate residential mortgages. These loans are identified as held for sale and are accounted for at the lower of cost or market on an aggregate basis. The lower of cost or market allowance for loans held for sale was $0 at December 31, 2007 and 2006.

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

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2007 AND 2006
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

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

     INTANGIBLE ASSETS - We have in the past purchased a branch or branches from other financial institutions. Our analysis of these branch acquisitions led us to conclude that in each case, we acquired a business and therefore, the excess of purchase price over fair value of net assets acquired has been allocated to core deposit intangible assets. Our conclusion was based on the fact that in each case we acquired employees, customers and branch facilities. The expected life for core deposit intangibles is based on the type of products acquired in an acquisition. The amortization periods range from 10 to 15 years and are based on the expected life of the products. The expected life was determined based on an analysis of the life of similar products within the Company and local competition in the markets where the branches were acquired. The core deposit intangibles are amortized on a straight line basis. The core deposit intangible is analyzed quarterly for impairment.

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2007 AND 2006
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     On June 12, 2003, First Federal of Northern Michigan acquired 100% of the stock of the InsuranCenter of Alpena (ICA). The purchase price was $2,866,400. The purchase agreement included a provision for an earn-out payment for the former owners who remained with the organization, of up to $300,000 per year for three years if specific net sales levels were achieved. All of the sales level targets were achieved and the earn-out payments were added to the cost of acquisition and goodwill.

     After allocating the purchase price to the tangible assets the remainder was allocated to the intangible assets. The primary intangible assets are a customer list and an exclusive contract with BCBSM, a health insurance company based in Michigan. The exclusive contract provides for a commission of approximately 2% related to all insurance premiums collected by ICA sold through a 10 county Chamber of Commerce group. The intangible asset recorded for this exclusive contract applies to all existing healthcare customers obtained through the group and is in effect for as long as those customers remain with the ICA.

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

     Effective May 1, 2005, one of the former owners of ICA retired, requiring an evaluation of the impact that this retirement could have on both the customer list intangible and the exclusive BCBSM contract. Management determined that the retirement could open the door for BCBSM to re-negotiate the exclusive contract, including the possibility that the contract could be terminated. In addition, Management considered the possibility that the customer base could deteriorate as a result of the retirement. Management made assumptions based on this uncertainty and estimated the impact this could have on long-term cash flows. Management did not believe there was uncertainty with respect to near-term cash flows. Based on the guidance of SFAS 142, Management prospectively changed the amortization for these assets based on our new expectations. At that point, the remaining useful life of the assets was determined to be 10 years. Despite the

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2007 AND 2006
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     decrease in estimated useful lives, cash flows from these assets have not deteriorated below projected levels.

     Effective January 1, 2006 the exclusive third-party contract with BCBSM was terminated. Prior to January 1, 2006, the ICA exclusive agent contract with BCBSM entitled ICA to an override commission of approximately 2.0% on all health premiums written through local Chambers of Commerce in Northeast Michigan. On any health insurance contracts in place as of December 31, 2005, ICA will continue to receive the commission; however, there will be no new groups added to this program effective January 1, 2006. At that point, due to the uncertainty of potential run-off of customer accounts, Management decreased the estimated useful life to 5 years beginning January 1, 2006. However, given the amount of actual override commissions received, Management did not anticipate a decrease in cash flows in the near term.

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

     GOODWILL - Goodwill was created in both the 2003 ICA transaction and the 2005 customer list purchase. Goodwill will not be amortized but tested annually for impairment. Annual tests of impairment have included obtaining third party sales multiple information for comparable companies. The mean of the multiples is applied to annual net sales of ICA and added to the value of tangible assets less current liabilities. This value is then compared to the current book value of Goodwill, Intangibles, and Investment in ICA. Each year this analysis has indicated no impairment of Goodwill exists. The $900,000 of payments made under the earn-out agreement in the ICA transaction were added to goodwill as was $59,000 in

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2007 AND 2006
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     earn-out payments accrued in 2007 and 2006 related to the 2005 customer list purchase.

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

     STOCK BASED COMPENSATION - Prior to January 1, 2006 the Company accounted for stock awards and options under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. The Company adopted the fair value recognition provisions of Statement of Financial Standards (SFAS) No. 123 (R), Share-Based Payment effective January 1, 2006 using the modified-prospective transition method. SFAS No. 123 (R) established a fair value method of accounting for stock options whereby compensation expense would be recognized based on the computed fair value of the options on the grant date. The Company recognizes compensation expense related to restricted stock awards over the period the services are performed. The Company granted 6,200 options in 2007 and 198,990 options in 2006.

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2007 AND 2006
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Implementation of SFAS No. 123 (R) resulted in additional compensation expense of $73,000 in 2007 and $46,000 in 2006.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                             Year Ended
                            December 31,
                           -------------
                            2007   2006
                            ----   ----
Expected Volatility           18%    14%
Dividend yield               2.2%   2.2%
Expected term (in years)     8.0    8.0
Risk- free interest rate    5.21%  5.08%

     EARNINGS PER COMMON SHARE - Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options and are determined using the treasury stock method. Approximately 43,000 options were not considered for dilution in 2007 based on the Company's net loss for the period.

     Earnings per common share have been computed based on the following:

                                                 December 31,
                                           -----------------------
                                              2007         2006
                                           ----------   ----------
Net (loss) income                          $   (1,600)  $      463
                                           ==========    =========
Average number of common shares
   outstanding                              2,873,250    3,081,525
Effect of dilutive options                         --          938
                                           ----------    ---------
Average number of common shares
   outstanding used to calculate diluted
   earnings per common share                2,873,250    3,082,463
                                           ==========    =========

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2007 AND 2006
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     RECENT ACCOUNTING PRONOUNCEMENTS - FASB NO. 157 AND FASB NO. 159 - FAIR VALUE MEASUREMENT AND THE FAIR VALUE OPTION FOR FINANCIAL ASSETS AND FINANCIAL LIABILITIES - SFAS No. 157 clarifies the definition of fair value, establishes a framework for measuring fair value, and expands the disclosures on fair value measurements. It applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS No. 157 and SFAS No. 159 are effective for fiscal years beginning after November 15, 2007. The Company did not early adopt and does not anticipate the adoption of these statements to have a significant effect on the consolidated financial statements.

     FASB INTERPRETATION NO. 48 - ACCOUNTING FOR UNCERTAINTY IN INCOME TAXES - In July 2006, the Financial Accounting Standards Board (FASB) issued this interpretation to clarify the accounting for uncertainty in tax positions. FIN 48 requires, among other matters, that the Company recognizes in its consolidated financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 become effective as of the beginning of the Company's 2007 fiscal year. There was no impact to the financial statements as a result of adopting FIN 48.

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2007 AND 2006
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 2 - SECURITIES

     Investment securities have been classified according to management's intent. The carrying value and estimated fair value of securities are as follows:

                                                            December 31, 2007
                                              ---------------------------------------------
                                                             Gross        Gross
                                              Amortized   Unrealized   Unrealized    Market
                                                 Cost        Gains       Losses      Value
                                              ---------   ----------   ----------   -------
SECURITIES AVAILABLE FOR SALE
   U.S. Treasury securities and obligations
      of U.S. government corporations
      and agencies                             $18,477       $ 41          $ 4      $18,514
   Municipal notes                                 830         --            1          829
   Mortgage-backed securities                    1,273          3           25        1,251
   Other securities                                  3         84           --           87
                                               -------       ----          ---      -------
         Total                                 $20,583       $128          $30      $20,681
                                               =======       ====          ===      =======
SECURITIES HELD TO MATURITY
   Municipal notes                             $ 2,770       $ 33          $ 8      $ 2,795
                                               =======       ====          ===      =======

                                                            December 31, 2006
                                              ---------------------------------------------
                                                             Gross        Gross
                                              Amortized   Unrealized   Unrealized    Market
                                                 Cost        Gains       Losses      Value
                                              ---------   ----------   ----------   -------
SECURITIES AVAILABLE FOR SALE
   U.S. Treasury securities and obligations
      of U.S. government corporations
      and agencies                             $36,271       $ --         $369       35,902
   Municipal notes                               2,021         --           15        2,006
   Mortgage-backed securities                    5,205          3          187        5,021
   Other securities                                  3        168           --          171
                                               -------       ----         ----      -------
         Total                                 $43,500       $171         $571      $43,100
                                               =======       ====         ====      =======
SECURITIES HELD TO MATURITY
   Municipal notes                             $ 1,750       $ 38         $  5      $ 1,783
                                               =======       ====         ====      =======

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2007 AND 2006
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 2 - SECURITIES (CONTINUED)

     The amortized cost and estimated market value of securities at December 31, 2007, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities with no specified maturity date are separately stated:

                                         December 31, 2007
                                        -------------------
                                        Amortized    Market
                                           Cost      Value
                                        ---------   -------
AVAILABLE FOR SALE:
Due in one year or less                  $ 5,498    $ 5,503
Due after one year through five years     13,229     13,260
Due in five year through ten years           332        331
Due after ten years                          248        249
                                         -------    -------
   Subtotal                               19,307     19,343
Equity securities                              3         87
Mortgage-backed securities                 1,273      1,251
                                         -------    -------
   Total                                 $20,583    $20,681
                                         =======    =======
HELD TO MATURITY
Due in one year or less                  $    80    $    80
Due after one year through five years        345        347
Due in five year through ten years           545        550
Due after ten years                        1,800      1,818
                                         -------    -------
   Total                                 $ 2,770    $ 2,795
                                         =======    =======

     At December 31, 2007 and 2006, securities with a carrying value and fair value of $14,472,000 and $24,074,000, respectively, were pledged to secure certain deposit accounts and FHLB advances.

     Gross proceeds from the sale of available-for-sale securities for the years ended December 31, 2007 and 2006 were $4,727,000 and $7,940,000, respectively, resulting in gross gains of $0 and $0, respectively and gross losses of $97,000 and $45,000, respectively. The tax provision applicable to these net realized gains (losses) amounted to ($32,000) and ($15,000), respectively.

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2007 AND 2006
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 2 - SECURITIES (CONTINUED)

     The following is a summary of temporarily impaired investments that have been impaired for less than and more than twelve months as of December 31, 2007 and 2006:

                                                December 31, 2007                           December 31, 2006
                                    ----------------------------------------   ------------------------------------------
                                               Gross                 Gross                 Gross                  Gross
                                            Unrealized            Unrealized            Unrealized             Unrealized
                                              Losses                Losses                Losses                 Losses
                                            ----------            ----------            ----------             ----------
                                                                    Greater                                      Greater
                                     Fair    Less than    Fair       than       Fair     Less than     Fair       than
                                    Value    12 months    Value    12 months    Value    12 months    Value    12 months
                                    -----   ----------   ------   ----------   ------   ----------   -------   ----------
U.S. Treasury securities and
   obligations of U.S. government
   corporations and agencies         $ --       $--      $4,994       $ 4      $3,992       $ 8      $29,913      $361
Municipal notes                       697         8         150         1          --        --        2,451        20
Mortgage-backed securities             22         1       1,008        24          --        --        4,745       187
                                     ----       ---      ------       ---      ------       ---      -------      ----
      Total                          $719       $ 9      $6,152       $29      $3,992       $ 8      $37,109      $568
                                     ====       ===      ======       ===      ======       ===      =======      ====

     Management does not believe any individual unrealized loss as of December 31, 2007 represents an other-than-temporary impairment. These unrealized losses are primarily attributable to changes in interest rates. The unrealized losses were 5% or less of their respective amortized cost basis. The Company has both the intent and ability to hold the securities contained in the previous table for a time necessary to recover the amortized costs.

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2007 AND 2006
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 3 - LOANS

     Loans at December 31, 2007 and 2006 are summarized as follows:

                                                          December 31
                                                      -------------------
                                                        2007       2006
                                                      --------   --------
Real estate loans - One- to four-family residential   $ 99,373   $102,609

Commercial loans:
   Secured by real estate                               50,819     51,561
   Other                                                26,783     28,209
                                                      --------   --------
      Total commercial loans                            77,602     79,770

Consumer loans:
   Secured by real estate                               24,095     24,868
   Other                                                 4,555      4,688
                                                      --------   --------
      Total consumer loans                              28,650     29,556
                                                      --------   --------
      Total gross loans                                205,625    211,935

Less:
   Net deferred loan fees                                  279        338
   Allowance for loan losses                             4,013      2,079
                                                      --------   --------
      Total loans - Net                               $201,333   $209,518
                                                      ========   ========

     Final loan maturities and rate sensitivity of the loan portfolio are as follows:

                                               December 31, 2007
                                   -----------------------------------------
                                               One Year    After
                                   Less Than   to Five      Five
                                    One Year     Years     Years      Total
                                   ---------   --------   -------   --------
Loans at fixed interest rates       $25,827     $54,293   $51,283   $131,403
Loans at variable interest rates     16,952       8,617    48,653     74,222
                                    -------     -------   -------   --------
   Total                            $42,779     $62,910   $99,936   $205,625
                                    =======     =======   =======   ========

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2007 AND 2006
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 3 - LOANS (CONTINUED)

     Certain directors and executive officers of the Company were loan customers during 2007 and 2006. Such loans were made in the ordinary course of business and do not involve more than a normal risk of collectibility. An analysis of aggregate loans outstanding to directors and executive officers for the years ended December 31, 2007 and 2006 is as follows:

                                             December 31
                                          -----------------
                                            2007      2006
                                          -------   -------
Aggregate balance - Beginning of Period   $ 2,860    $2,656
New loans                                   2,031     1,009
Repayments                                 (1,154)     (805)
                                          -------    ------
Aggregate balance - End of Period         $ 3,737    $2,860
                                          =======    ======

     An analysis of the allowance for loan losses is as follows:

                                       Year
                                Ended December 31
                                -----------------
                                  2007      2006
                                -------   -------
Balance - Beginning of period    $2,079    $1,416
Provision for losses              2,377       851
Charge-offs                        (478)     (208)
Recoveries                           35        20
                                 ------    ------
Balance - End of period          $4,013    $2,079
                                 ======    ======

     The following is a summary of information pertaining to impaired, non-accrual and delinquent loans:

                                                                December 31
                                                              ---------------
                                                               2007     2006
                                                              ------   ------
Impaired loans without a
   valuation allowance                                        $  343   $   --
Impaired loans with a valuation
   allowance                                                   7,390    1,760
                                                              ------   ------
Total impaired loans                                          $7,733   $1,760
                                                              ======   ======
Valuation allowance related to
   impaired loans                                             $2,333   $  277
Total non-accrual loans                                       $8,460   $2,351
Total loans past-due ninety days or more and still accruing   $  677   $1,629

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2007 AND 2006
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 3 - LOANS (CONTINUED)

                                                 Year Ended
                                                December 31
                                               -------------
                                                2007    2006
                                               ------   ----
Average investment in impaired loans           $1,704   $816
                                               ======   ====
Interest income recognized on impaired loans   $   --   $ --
                                               ======   ====
Interest income recognized on
   a cash basis on impaired loans              $   --   $ --
                                               ======   ====

NOTE 4 - PROPERTY AND EQUIPMENT

     A SUMMARY OF PROPERTY AND EQUIPMENT IS AS FOLLOWS:

                                     December 31
                                  -----------------
                                    2007      2006
                                  -------   -------
Land                              $ 1,251   $ 1,251
Land improvements                     211       201
Buildings                           6,555     6,507
Equipment                           3,534     3,825
                                  -------   -------
   Total property and equipment    11,551    11,784
Less accumulated depreciation       3,932     3,709
                                  -------   -------
   Net property and equipment     $ 7,619   $ 8,075
                                  =======   =======

     Depreciation expense was $605,000 and $544,000 for the periods ended December 31, 2007 and 2006, respectively.

NOTE 5 - SERVICING

     Loans serviced for others are not included in the accompanying consolidated statement of financial condition. The unpaid principal balances of mortgage and other loans serviced for others were approximately $131,500,000 and $137,700,000 at December 31, 2007 and 2006, respectively.

     The balance of capitalized servicing rights, net of valuation allowance, is included in other assets at December 31, 2007 and 2006.

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.  AND SUBSIDIARIES

                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
                                                      December 31, 2007 and 2006
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 5 - SERVICING (CONTINUED)

     The key economic assumptions used in determining the fair value of the mortgage servicing rights are as follows:

                                          December 31,
                                         -------------
                                          2007    2006
                                         -----   -----
Annual constant prepayment speed (CPR)   12.36%  12.55%
Weighted average life (in months)          243     248
Discount rate                             9.00%   8.50%

     We estimated the fair value of our mortgage servicing rights to be $1,212,000 and $1,287,000 and the weighted average life remaining of those rights was 44 months and 43 months at December 31, 2007 and 2006, respectively.

     The following table summarizes mortgage servicing rights capitalized and amortized, along with the aggregate activity in related valuation allowances:

                                                    December 31
                                                   -------------
                                                    2007    2006
                                                   -----   -----
Balance, beginning of period                       $ 621   $ 751
Originated mortgage servicing rights capitalized      99     123
Amortization of mortgage servicing rights           (228)   (253)
                                                   -----   -----
Balance - end of period                              492     621
Valuation allowances:
  Balance at beginning of year                        --      --
  Additions                                           --      --
  Reductions                                          --      --
  Write-downs                                         --      --
                                                   -----   -----
Balance, end of year (net of allowances)           $ 492   $ 621
                                                   =====   =====

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.  AND SUBSIDIARIES

                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
                                                      December 31, 2007 and 2006
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 6 - INTANGIBLE ASSETS

     Intangible assets of the Company are summarized as follows:

                                        December 31, 2007
                               ----------------------------------
                                 Gross                      Net
                               Carrying    Accumulated   Carrying
                                Amount    Amortization    Amount
                               --------   ------------   --------
Amortized intangible assets:
   Customer list                $1,454       $  542       $  912
   Customer contract               597          299          298
   Core deposit                  3,081        2,300          781
   Non-compete covenant            200           97          103
                                ------       ------       ------
   Total                        $5,332       $3,238       $2,094
                                ======       ======       ======

                                        December 31, 2006
                               ----------------------------------
                                 Gross                      Net
                               Carrying    Accumulated   Carrying
                                Amount    Amortization    Amount
                               --------   ------------   --------
Amortized intangible assets:
   Customer list                $1,454       $  352       $1,102
   Customer contract               597          199          398
   Core deposit                  3,081        2,115          966
   Non-compete covenant            200           77          123
                                ------       ------       ------
   Total                        $5,332       $2,743       $2,589
                                ======       ======       ======

     Amortization expense was $495,000 and $500,000 for the periods ended December 31, 2007 and 2006, respectively.

     Amortization periods for the major classes of intangible assets and in total are as follows as of December 31, 2007.

                         Amortization
                            Period
Amortizable Intangible    (In years)
----------------------   ------------
Customer list                 6.7
Customer contract             3.0
Core deposit                  6.4
Non-compete covenant          5.2
                              ---
                              7.4
                              ===

     The expected amortization expense related to intangibles as of December 31, 2007 is as follows:

                            Annual
Year Ended December 31   Amortization
----------------------   ------------
          2008              $  500
          2009                 491
          2010                 472
          2011                 278
          2012                 161
2013 and thereafter            192
                            ------
                             2,094
                            ======

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.  AND SUBSIDIARIES

                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
                                                      December 31, 2007 and 2006
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 7 - DEPOSITS

     Deposit accounts, by type and range of rates, consist of the following:

                                        December 31
                                   -------------------
                                     2007       2006
                                   --------   --------
Account Type
NOW accounts and MMDA              $ 26,251   $ 27,976
Regular savings accounts             22,601     25,452
                                   --------   --------
   Total                             48,852     53,428
Certificate of Deposit Rates
0.50 percent to 1.99 percent             --        757
2.00 percent to 2.99 percent         11,346      4,487
3.00 percent to 3.99 percent         11,977     25,847
4.00 percent to 4.99 percent         70,900     52,502
5.00 percent to 6.99 percent          9,857     28,503
7.00 percent to 8.99 percent          1,352      1,505
                                   --------   --------
   Total certificate of deposits    105,432    113,601
                                   --------   --------
   Total deposits                  $154,284   $167,029
                                   ========   ========

     Certificates of deposit $100,000 or greater at December 31, 2007 and 2006 were $30,120,000 and $27,814,000, respectively. The amounts in excess of $100,000 are not federally insured.

     The following table sets forth the amount and maturities of certificates of deposit:

                                       December 31, 2007
                                          Amount Due
                  ----------------------------------------------------------
                                                          Greater
                  Less than     1-2       2-3      3-5      than
Rate                1 Year     Years     Years    Years   5 Years     Total
----              ---------   -------   ------   ------   -------   --------
0.50 percent to
   1.99 percent    $    --    $    --   $   --   $   --     $ --    $     --
2.00 percent to
   2.99 percent     10,750        218      265       --      113      11,346
3.00 percent to
   3.99 percent      7,997      2,787      864      183      146      11,977
4.00 percent to
   4.99 percent     52,796     14,566    1,280    2,075      183      70,900
5.00 percent to
   6.99 percent      5,732      1,599    2,013      513       --       9,857
7.00 percent to
   8.99 percent         --         --    1,352       --       --       1,352
                   -------    -------   ------   ------     ----    --------
    Total          $77,275    $19,170   $5,774   $2,771     $442    $105,432
                   =======    =======   ======   ======     ====    ========

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.  AND SUBSIDIARIES

                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
                                                      December 31, 2007 and 2006
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 7 - DEPOSITS (CONTINUED)

     Interest expense on deposits is summarized as follows:

                             Year Ended
                            December 31
                          ---------------
                           2007     2006
                          ------   ------
NOW and MMDAs             $  378   $  326
Regular savings              326      382
Certificates of deposit    4,829    4,729
                          ------   ------
   Total                  $5,533   $5,437
                          ======   ======

     Deposits from related parties held by the Bank at December 31, 2007 and 2006 amounted to $447,000 and $463,000, respectively.

NOTE 8 - FEDERAL HOME LOAN BANK ADVANCES

     Advances outstanding from the Federal Home Loan Bank (FHLB) bear interest that is payable monthly. Pursuant to blanket collateral agreements with the FHLB, advances are collateralized by one- to four-family whole mortgage loans, government agency securities, and highly rated private mortgage-backed securities. The FHLB requires eligible collateral to have a market value equal to 145 percent of advances. The carrying value of loans and securities pledged to secure these advances was approximately $88,012,000 and $104,684,000 at December 31, 2007 and 2006, respectively.

     The advances are subject to prepayment penalties subject to the provisions and conditions of the credit policy of the Federal Home Loan Bank. Future maturities of the advances are as follows:

           December 31, 2007
--------------------------------------
                           Weighted
Years Ending                Average
December 31     Amount   Interest Rate
------------   -------   -------------
   2008        $25,500        4.70
   2009         15,700        4.43
   2010         10,500        4.91
               -------
Total          $51,700        4.66
               =======

     There were no variable rate advances at December 31, 2007.

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
                                                      December 31, 2007 and 2006
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 9 - NOTE PAYABLE

     In connection with the purchase of ICA, an unsecured note payable was issued to an individual, payable in annual installments of $180,000, including interest at 5.5 percent. Future maturities of the note are as follows:

Note Payable
Years Ending
December 31    Amount
------------   ------
   2008         $130
   2009          138
   2010          145
   2011          153
   2012          162
 Thereafter      171
                ----
Total           $899
                ====

     In connection with the purchase of an existing book of insurance business by ICA, a two-year unsecured note payable was issued to an individual, with the first annual payment of $190,000 and the second annual payment of $179,000, both payments including interest at 6.0 percent. The second annual payment was split into two payments, with the first payment made in November, 2007 and the second made in January, 2008. Future maturities of the note are as follows:

Years Ending
December 31,   Amount
------------   ------
   2008          $85
                 ---
 Total           $85
                 ===

NOTE 10 - FEDERAL INCOME TAX

     The analysis of the consolidated provision for federal income tax is as follows:

                      Year Ended
                     December 31
                    -------------
                     2007    2006
                    -----   -----
Current provision   $ (13)  $ 810
Deferred benefit     (903)   (652)
                    -----   -----
   Total            $(916)  $ 158
                    =====   =====

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.  AND SUBSIDIARIES

                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
                                                      December 31, 2007 and 2006
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 10 - FEDERAL INCOME TAX (CONTINUED)

     A reconciliation of the federal income tax expense and the amount computed by applying the statutory federal income tax rate (34 percent) to income before federal income tax is as follows:

                         Year Ended
                         December 31
                        ------------
                         2007   2006
                        -----   ----
Tax at statutory rate   $(855)  $211
Nontaxable dividend        --     --
Tax-exempt interest       (56)   (59)
Other                      (5)     7
                        -----   ----
   Federal income tax   $(916)  $158
                        =====   ====

     The net deferred tax asset was comprised of the following temporary differences:

                                                         December 31
                                                       ---------------
                                                        2007     2006
                                                       ------   ------
Deferred tax assets:
   Allowance for loan losses                           $1,299   $  645
   Valuation allowance for real estate held for sale       44       34
   Unrealized loss on available-for-sale securities        --      136
   Other                                                  606      431
   Contributions carryover                                130      125
   Directors' benefit plan                                359      349
                                                       ------   ------
      Total deferred tax assets                         2,438    1,720
Valuation allowance for deferred tax assets                --       --
Deferred tax liabilities:
   Mortgage servicing rights                              167      211
   Partnership losses                                     103       94
   Unrealized gain on available-for-sale securities        33       --
   Depreciation                                           531      541
   Other                                                  231      268
                                                       ------   ------
      Total deferred tax liabilities                    1,098    1,114
                                                       ------   ------
      Net deferred tax asset                           $1,340   $  606
                                                       ======   ======

     The contribution carryforward relates to $384,000 in contributions that were not deductible in 2007. This carryforward expires in 2010.

     For tax years beginning prior to January 1, 1996, a qualified thrift institution was allowed a bad debt deduction for tax purposes based on a percentage of taxable income or on actual experience. The Bank used the percentage of taxable income method through December 31, 1995.

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2007 AND 2006
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 10 - FEDERAL INCOME TAX (CONTINUED)

     A deferred tax liability has not been recognized for the tax bad debt base year reserves of the Bank. The base year reserves are the balance of reserves as of December 31, 1987. At December 31, 2007 and 2006, the amount of those reserves was approximately $60,000. The amount of the unrecognized deferred tax liability at December 31, 2007 and 2006 was approximately $20,000.

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

     The following financial instruments were outstanding whose contract amounts represent credit risk:

                                                December 31
                                             -----------------
                                               2007      2006
                                             -------   -------
Commitments to grant loans                   $11,842   $12,477
Unfunded commitments under lines of credit    21,213    15,285
Commercial and standby letters of credit         220        50

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

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2007 AND 2006
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

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

     Commercial and standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily used to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. Under FIN 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, fees earned on commercial and standby letters of credit are required to be deferred over the contractual life of the letter of credit. The Company determined that the fair value of guarantees on standby letters of credit has an immaterial effect on the financial results at December 31, 2007 and 2006.

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

     LEGAL CONTINGENCIES - At December 31, 2007, there were no material pending legal proceedings to which the Company is a party or to which any of its property was subject, except for proceedings which arise in the ordinary course of business. In the opinion of management, pending legal proceedings will not have a material effect on the consolidated financial position or results of operation of the Company.

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2007 AND 2006
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

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

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2007 AND 2006
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 12 - STOCKHOLDERS' EQUITY (CONTINUED)

                                                                    To be Categorized
                                                                        as Well-
                                                                    Capitalized Under
                                                   For Capital      Prompt Corrective
                                   Actual       Adequacy Purposes   Action Provisions
                              ---------------   -----------------   -----------------
                               Amount   Ratio    Amount     Ratio    Amount    Ratio
                              -------   -----   --------   ------   --------   ------
                                               (Dollars in Thousands)
December 31, 2007
   Total capital (to risk-
      weighted assets)        $29,607   16.27%   $14,558    8.00%    $18,198    10.00%
   Tier 1 capital (to risk-
      weighted assets)        $27,295   15.00%   $ 7,279    4.00%    $10,919     6.00%
   Tangible capital (to
      tangible assets)        $27,295   11.05%   $ 3,705    1.50%    $ 4,940     2.00%
December 31, 2006:
   Total capital (to risk-
      weighted assets)        $32,705   17.10%   $15,302    8.00%    $19,127    10.00%
   Tier 1 capital (to risk-
      weighted assets)        $30,550   15.97%   $ 7,651    4.00%    $11,476     6.00%
   Tangible capital (to
      tangible assets)        $30,550   11.03%   $ 4,156    1.50%    $ 5,541     2.00%

                                                 December 31
                                             -------------------
                                               2007       2006
                                             --------   --------
GAAP Capital                                 $ 31,154   $ 34,615
Reconciling items:
Less: Investment in and advances to
   nonincludable subsidaries                     (304)      (343)
Less: Goodwill and other intangible assets     (3,491)    (3,986)
Unrealized (gain) loss on securities
   available for sale                             (65)       264
Disallowed mortgage servicing rights               --         --
                                             --------   --------
   Tangible and core capital                   27,294     30,550
Allowable unrealized (gain) loss on
   securities available for sale                   38         76
General valuation allowance                     2,275      2,079
                                             --------   --------
   Risk Based Capital                        $ 29,607   $ 32,705
                                             ========   ========

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2007 AND 2006
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 13 - EMPLOYEE BENEFIT PLANS

     DEFINED BENEFIT PENSION PLAN

     The Bank is a participant in the multiemployer Financial Institutions Retirement Fund (FIRF or the "Plan"), which covers substantially all of its officers and employees. The defined benefit plan covers all employees who have completed one year of service, attained age 21, and worked at least 1,000 hours during the year. Normal retirement age is 65, with reduced benefits available at age 55. The Bank's contributions are determined by FIRF and generally represent the normal cost of the Plan. Specific Plan assets and accumulated benefit information for the Bank's portion of the Plan are not available. Under the Employee Retirement Income Security Act of 1974 (ERISA), a contributor to a multiemployer pension plan may be liable in the event of complete or partial withdrawal for the benefit payments guaranteed under ERISA. Effective July 1, 2005 the plan was frozen as to current participants and any new employees hired after July 1, 2004 were excluded from the plan. The expense of the Plan allocated to the Bank was $117,000 for each of the years ended December 31, 2007 and 2006.

     401(K) SAVINGS PLAN

     The Bank has a Section 401(k) savings plan covering substantially all of its employees who meet certain age and service requirements. The Company matches a certain percentage of participant deferrals. Additional contributions may be made as approved by the Board of Directors. For the calendar years ended December 31, 2007 and 2006 the Bank's Board of Directors approved a discretionary profit sharing payment under this plan of 4% of each eligible employee's wages for the periods from January 1, 2007 through December 31, 2007 and from January 1, 2006 through December 31, 2006, respectively. The expense under the plan for the years ended December 31, 2007 and 2006 was $229,000 and $239,000, respectively.

     NONQUALIFIED DEFERRED COMPENSATION PLAN

     The Bank has a nonqualified deferred compensation plan for its directors. Through 1998, each director could voluntarily defer all or part of his or her director's fees to participate in the program. The plan is currently unfunded and amounts deferred are unsecured and remain subject to claims of the Bank's

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2007 AND 2006
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 13 - EMPLOYEE BENEFIT PLANS (CONTINUED)

     general creditors. Directors are paid once they reach normal retirement age or sooner for reason of death, total disability, or termination. The Bank may terminate the plan at any time. The amount recorded under the plan totaled approximately $820,000 and $775,000 at December 31, 2007 and 2006, respectively. The expense under the plan for the years ended December 31, 2007 and 2006 was $98,000 and $100,000, respectively.

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

     Pursuant to the 2005 second-step conversion and stock offering, the shareholders of the Company approved the purchase of 8% of shares sold in the stock offering by the ESOP. The Company provided a loan to the ESOP, which was used to purchase 138,709 shares of the Company's common stock in the stock offering at $10 per share. The loan bears interest at a rate equal to the current prime rate, adjustable on January 1 of each year and provides for repayment of principal over the 15 year term of the loan. Since the Company is providing the loan to the ESOP, the note receivable is not included in the Company's balance sheet. Accordingly, the Company did not recognize interest income on the loan. In 2006 the Board of Directors of the Company authorized a prepayment of principal on the ESOP loan. The scheduled maturities of the loan are as follows:

Year Ended    Principal
December 31     Amount
-----------   ---------
   2008        $   73
   2009            79
   2010            85
   2011            92
   2012           100
Thereafter        584
               ------
   Total       $1,013
               ======

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2007 AND 2006
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 13 - EMPLOYEE BENEFIT PLANS (CONTINUED)

     The Company makes annual contributions to the ESOP sufficient to support the debt service of the loan. The loan is secured by the shares purchased, which are held in a suspense account for allocation among the participations as the loan is paid. Dividends paid on unallocated shares are not considered dividends for financial reporting purposes and are used to pay principal and interest on the ESOP loan. Dividends on allocated shares are charged to retained earnings. Compensation expense is recognized for the ESOP equal to the average fair value of shares committed to be released for allocation to participant accounts. Any difference between the average fair value of shares committed to be released for allocation and the ESOP's original acquisition cost is charged or credited to stockholders' equity (additional paid-in capital). During the year ended December 31, 2007, the Company authorized the purchase by the ESOP of an additional 12,900 shares of Company stock using the accumulated cash balance in the Plan. Total compensation expense for the years ended December 31, 2007 and 2006 was $65,000 and $120,000, respectively.

     Shares held by the ESOP include the following:

                 December 31
              -----------------
                2007      2006
              -------   -------
Allocated      85,785    67,230
Unallocated    96,962   107,010
              -------   -------
Total         182,747   174,240

     There were 4,376 and 6,443 shares distributed to ESOP participants in 2007 and 2006, respectively.

     The cost of unallocated ESOP shares (shares not yet released for allocation) is reflected as a reduction of stockholders' equity. The fair value of the unallocated shares was approximately $726,000 at December 31, 2007.

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

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2007 AND 2006
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

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

     STOCK OPTIONS - A summary of option activity under the Plan during the years ended December 31, 2007 and 2006 is presented below:

                                                              Weighted-Average
                                                Weighted-         Remaining
                                                 Average      Contractual Term      Aggregate
             Options                Shares   Exercise Price        (Years)       Intrinsic Value
             -------               -------   --------------   ----------------   ---------------
OUTSTANDING AT JANUARY 1, 2006      24,642        $5.80             1.22             $72,694
Granted in 2006                    198,990        $9.56
Exercised in 2006                  (18,560)       $5.41
Forfeited or Expired in 2006          (540)       $5.41
                                   -------        -----
OUTSTANDING AT DECEMBER 31, 2006   204,532        $9.50             9.49             $     0
Granted in 2007                      6,200        $8.79
Exercised in 2007                        0        $0.00
Forfeited or expired in 2007       (13,740)       $9.53
                                   -------        -----
OUSTANDING AT DECEMBER 31, 2007    196,992        $9.48             8.52             $     0
                                   =======        =====

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2007 AND 2006
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 13 - EMPLOYEE BENEFIT PLANS (CONTINUED)

     A summary of the status of the Company's nonvested shares as of December 31, 2007 and 2006 and changes during the years then ended is presented below:

                                            Weighted-Average
                                               Grant-Date
       Nonvested Shares            Shares      Fair Value
       ----------------           -------   ----------------
Nonvested at January 1, 2006        2,218        $1.73
Granted                           198,990        $2.11
Vested                             (1,109)       $1.73
Forfeited                              --           --
                                  -------        -----
Nonvested at December 31, 2006    200,099        $2.11
Granted                             6,200        $1.91
Vested                            (38,159)       $2.10
Forfeited                         (13,740)       $2.10
                                  -------        -----
Nonvested at December 31, 2007    154,400        $2.11
                                  -------        -----

     As of December 31, 2007 there was $291,000 of total unrecognized compensation cost, net of expected forfeitures, related to nonvested options under the Plan. That cost is expected to be recognized over a weighted-average period of 3.4 years. The total fair value of shares vested during the years ended December 31, 2007 and 2006 was $73,000 and $46,000, respectively.

     RESTRICTED STOCK AWARDS - During the years ended December 31, 2007 and 2006 the Company awarded 1,500 and 63,250 shares, respectively, under the 2006 Stock Based Incentive Plan. Compensation expense for 2007 and 2006 related to these awards was $122,000 and $81,000. The shares vest over a five year service period. As of December 31, 2007 there was $415,000 of unrecognized compensation cost related to nonvested restricted stock awards under the Plan.

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2007 AND 2006
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 13 - EMPLOYEE BENEFIT PLANS (CONTINUED)

     The following table summarizes the activity of restricted stock awards under the Plan during the years ended December 31, 2007 and 2006:

                             2007     2006
                           -------   ------
Beginning of period         63,250        0
Granted                      1,500   63,250
Vested                     (12,550)       0
Forfeited                     (500)       0
                           -------   ------
Nonvested, end of period    51,700   63,250
                           =======   ======

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

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2007 AND 2006
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

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

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2007 AND 2006
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 14 - FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

     The estimated fair values and related carrying or notional amounts of the Company's financial instruments are as follows:

                                           December 31, 2007       December 31, 2006
                                         ---------------------   ---------------------
                                         Carrying    Estimated   Carrying   Estimated
                                          Amounts   Fair Value    Amounts   Fair Value
                                         --------   ----------   --------   ----------
Financial assets:
   Cash and cash equivalents             $  5,341   $  5,341     $  4,993    $  4,993
   Securities                              23,451     23,476       44,850      44,883
   Loans and loans held for sale - Net    201,333    204,516      209,590     210,973
   Federal Home Loan Bank stock             4,197      4,197        4,197       4,197
   Accrued interest receivable              1,700      1,700        2,139       2,139

Financial liabilities:
   Customer deposits                      164,470    164,588      177,058     177,390
   Federal Home Loan Bank advances         51,700     51,824       64,850      64,512
   Note payable                               984        986        1,192       1,025
   Accrued interest payable                   710        710          947         947

NOTE 15 - RESTRICTIONS ON DIVIDENDS

     OTS regulations impose limitations upon all capital distributions including cash dividends. The total amount of dividends that may be paid is generally limited to the sum of the net profits of the bank for the preceding three years. An application to and the approval of the OTS is required prior to any capital distribution if the institution does not meet the criteria for "expedited treatment" of applications under OTS regulations. If an application is not required, the institution must still provide prior notice to the OTS of the capital distribution. In the event the Bank's capital falls below its regulatory requirements or the OTS notifies it that it was in need of more than normal supervision, the Bank's ability to make capital distributions could be restricted. In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice. At December 31, 2007 and 2006, the Bank's retained earnings available for the payment of dividends totaled $0 and $1,117,000, respectively.

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2007 AND 2006
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 16 - PARENT-ONLY FINANCIAL STATEMENTS

     The following represents the condensed financial statements of First Federal of Northern Michigan Bancorp, Inc. ("Parent") only. The Parent-only financial information should be read in conjunction with the Company's consolidated financial statements.

     The condensed balance sheet is as follows:

                                          December 31
                                       -----------------
                                         2007      2006
                                       -------   -------
                         ASSETS
Cash at subsidiary bank                $   989   $   407
Investment in subsidiary                31,154    34,615
Other assets                               559       612
                                       -------   -------
 Total assets                          $32,702   $35,634
                                       =======   =======

          LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities                            $   199   $   181
Stockholders' equity                    32,503    35,453
                                       -------   -------
Total liabilities and stockholders'
   equity                              $32,702   $35,634
                                       =======   =======

     The condensed statement of operations for the years ended are as follows:

                                                    December 31
                                                  ---------------
                                                    2007     2006
                                                  -------   -----
Operating income                                  $ 2,300   $  --
Operating expense                                     165     180
                                                  -------   -----
Income (loss) before income taxes and equity in
   undistributed net income of subsidiary           2,135    (180)
Income tax benefit                                     55      60
                                                  -------   -----
Income (loss) before equity in undistributed
   net income (loss) of subsidiary                  2,190    (120)
Equity in undistributed net income (loss) of
   subsidiary                                      (3,790)    583
                                                  -------   -----
Net income (loss)                                 $(1,600)  $ 463
                                                  =======   =====

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2007 AND 2006
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 16 - PARENT-ONLY FINANCIAL STATEMENTS (CONTINUED)

     The condensed statement of cash flows for the years ended is as follows:

                                                                  December 31
                                                               -----------------
                                                                 2007      2006
                                                               -------   -------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                  $(1,600)  $   463
   Adjustments to reconcile net income to net cash
      from operating activities:
      Equity in undistributed net income (loss) of
         subsidiary                                              3,790      (583)
      Net change in other assets                                    53      (322)
      Net change in other liabilities                               18        60
                                                               -------   -------
         Net cash provided by (used in) operating
            activities                                           2,261      (382)

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from exercise of stock options                          --        99
   Tax benefits of stock options exercised                          --        15
   Stock retired                                                    --       (60)
   Purchase of treasury shares                                  (1,399)   (1,565)
   ESOP Loan Repayment                                             107       145
   Payment for subsidiary stock-based compensation plan            195       127
   Dividends paid                                                 (582)     (614)
                                                               -------   -------
         Net cash provided by (used in) financing activities    (1,679)   (1,853)
                                                               -------   -------
NET INCREASE  (DECREASE) IN CASH AND CASH EQUIVALENTS              582    (2,235)
CASH AND CASH EQUIVALENTS - Beginning of year                      407     2,642
                                                               -------   -------
CASH AND CASH EQUIVALENTS - End of year                        $   989   $   407
                                                               =======   =======

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2007 AND 2006
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

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

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2007 AND 2006
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 17 - SEGMENT REPORTING (CONTINUED)

                                                                        For Year Ended
                                                                      December 31, 2007
                                                         -------------------------------------------
                                                           Bank      ICA     Eliminations     Total
                                                         --------   ------   ------------   --------
INTEREST INCOME                                          $ 16,200   $   32      $ (32)      $ 16,200
INTEREST EXPENSE                                            8,469       10        (32)         8,447
                                                         --------   ------      -----       --------
NET INTEREST INCOME - Before provision for loan losses      7,731       22         --          7,753
PROVISION FOR LOAN LOSSES                                   2,377       --         --          2,377
                                                         --------   ------      -----       --------
NET INTEREST INCOME - After provision for loan losses       5,354       22         --          5,376
OTHER INCOME                                                1,256    2,726         --          3,982
OPERATING EXPENSES                                          9,136    2,738         --         11,874
                                                         --------   ------      -----       --------
INCOME - Before federal income tax                         (2,526)      10         --         (2,516)
FEDERAL INCOME TAX                                           (919)       3         --           (916)
                                                         --------   ------      -----       --------
NET INCOME                                               $ (1,607)  $    7      $  --       $ (1,600)
                                                         ========   ======      =====       ========
DEPRECIATION AND AMORTIZATION                            $    755   $  345      $  --       $  1,100
                                                         ========   ======      =====       ========
ASSETS                                                   $247,268   $4,421      $(858)      $250,831
                                                         ========   ======      =====       ========
EXPENDITURES RELATED TO LONG-LIVED ASSETS:
   Goodwill                                              $     --   $   --      $  --       $     --
   Intangible assets                                           --       --         --             --
   Property and equipment                                     183       24         --            207
                                                         --------   ------      -----       --------
      TOTAL                                              $    183   $   24      $  --       $    207
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
                                                         ========   ======      =====       ========

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2007 AND 2006
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

NOTE 18 - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     The following tables summarize the Company's quarterly results for the fiscal years ended December 31, 2007 and 2006:

                                                          For the Three-Month Period Ending
                                                 ---------------------------------------------------
                                                 March 31,   June 30,   September 30,   December 31,
                                                    2007       2007          2007           2007
                                                 ---------   --------   -------------   ------------
Interest income                                   $4,130      $4,057       $4,140         $ 3,873
Interest expense                                   2,234       2,115        2,100           1,998
                                                  ------      ------       ------         -------
Net interest income                                1,896       1,942        2,040           1,875
Provision for losses on loans                         86         113          111           2,067
Other income                                         988         883        1,022           1,089
Other expenses                                     2,789       3,104        3,024           2,957
                                                  ------      ------       ------         -------
Income - Before income taxes                           9        (392)         (73)         (2,060)
Federal income taxes                                 (13)       (156)         (48)           (699)
                                                  ------      ------       ------         -------
Net income                                        $   22      $ (236)      $  (25)        $(1,361)
                                                  ======      ======       ======         =======
Basic earnings per share                          $ 0.01      $(0.08)      $(0.01)        $ (0.48)
Fully diluted earnings per share                  $ 0.01      $(0.08)      $(0.01)        $ (0.48)
Weighted average number of shares outstanding      2,981       2,848        2,832           2,873
Weighted average number of shares outstanding,
   including dilutive stock options                2,982       2,848        2,832           2,873
Cash dividends declared per common share          $0.050      $0.050       $0.050         $ 0.050



                                                          For the Three-Month Period Ending
                                                 ---------------------------------------------------
                                                 March 31,   June 30,   September 30,   December 31,
                                                    2006       2006          2006           2006
                                                 ---------   --------   -------------   ------------
Interest income                                    $4,034     $4,208        $4,603        $ 4,325
Interest expense                                    1,909      2,084         2,254          2,321
                                                   ------     ------        ------        -------
Net interest income                                 2,125      2,124         2,349          2,004
Provision for losses on loans                          70        133           216            433
Other income                                        1,126      1,076         1,091          1,105
Other expenses                                      2,861      2,919         2,735          3,012
                                                   ------     ------        ------        -------
Income - Before income taxes                          320        148           489           (336)
Federal income taxes                                  108         49           163           (162)
                                                   ------     ------        ------        -------
Net income                                         $  212     $   99        $  326        $  (174)
                                                   ======     ======        ======        =======
Basic earnings per share                           $ 0.07     $ 0.03        $ 0.11        $ (0.06)
Fully diluted earnings per share                   $ 0.07     $ 0.03        $ 0.11        $ (0.06)
Weighted average number of shares outstanding       3,117      3,137         3,039          3,035
Weighted average number of shares outstanding,
   including dilutive stock options                 3,121      3,138         3,040          3,036
Cash dividends declared per common share           $0.050     $0.050        $0.050        $ 0.050