Form 10-K, Exhibit 13
period 2008-12-31
First Federal of Northern Michigan Bancorp, Inc.
filed 2009-03-31
CIK 1128227

EXHIBIT 13
2008 ANNUAL REPORT TO STOCKHOLDERS

39

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.
2008
ANNUAL REPORT
March 31, 2009

Dear Shareholders:
This is my first shareholder letter as CEO. The good news for me is there is no shortage of material to talk about. I would love my first letter to be written during a period of economic expansion; instead I write this letter during the most challenging economic period since the Great Depression.
The Board of Directors and Senior Management are disappointed with our 2008 financial results. After losing money in 2007 for the first time in our 50-year history, we were optimistic that we would return to profitability in 2008. The Board and Management took prudent action and made difficult choices throughout 2007 and 2008 to position ourselves for a return to profitability. Unfortunately our efforts were insufficient to overcome the negative economic momentum. We have seen many of our commercial customers suffer as the economic downturn deepened throughout the year. Many customers have fallen behind and in some cases simply gave up and walked away from their obligations. The financial implications are significant in cases like these.
Our Bank recorded significant loan loss provision expenses throughout the year to reserve for probable losses related to certain relationships. The decline in the value of real estate which serves as collateral for many of our loans has only made the problems worse for the borrowers and the Bank. We have worked hard with many of our customers to restructure deals in a way that makes sense for both parties. Under certain conditions, restructured loan agreements require accounting treatment that has immediate negative financial implications for the Bank, however that may still be the best strategy to minimize our losses over the long term.
The role of the government has changed throughout the year which has added another element of uncertainty and expense to our business. At the time of this writing, the FDIC is considering imposing a large one time special assessment on all banks to replenish the FDIC fund. For our Bank (based on December 31, 2008 deposit balances), this special assessment would cost us approximately $0.06 per share in 2009, in addition to the increase of approximately $0.05 per share levied upon us as part of the increase to the general assessment. Even though we are not participating in the Capital Purchase Program component of the TARP program, and even though we enjoy a strong capital position, we must still share in the cost to cure problems we did little to create.
The problems are very broad for many Michigan banks. Many are struggling with asset quality problems, underperforming bonds portfolios, nearly worthless Freddie Mac and Fannie Mae preferred stock, trust preferred pools backed by banks that are struggling, and underperforming bank and branch acquisitions that create goodwill impairment. Our conservative philosophy has shielded us from most of these issues that have hurt many banks in 2008. For First Federal, our only issue relates to asset quality stemming from certain commercial relationships that have been damaged in this economic environment.
The news is not all bad. We made great progress on several fronts in 2008. Management worked hard to control expenses. Overall we reduced our expenses related to continuing operations by $400,000 year over year which represents a decrease of 4.7%. This improvement stems from many different initiatives that were undertaken in 2008 and continue today. In addition, the Bank grew deposit balances by almost $8.0 million during the year. This represents an increase of 5.0% which speaks to Management’s and our staff’s efforts to communicate the safety and soundness of our Bank within our communities. Our liquidity remains very strong.
Community banks such as ours did not create the problems that many are blaming on the banking industry as a whole. Like most community banks, First Federal made loans that were consistent with traditional safe and sound lending standards. Unfortunately many of our customers have been caught up in the deteriorating economic environment that has affected them and us. Please be assured that your Board of Directors and Management is committed to working hard to restore the value that has been lost during this economic crisis.
Michael W. Mahler
President and Chief Executive Officer

Selected Consolidated Financial and Other Data of the Company
     Set forth below are selected financial and other data of First Federal of Northern Michigan Bancorp, Inc. (the “Company”) . This information is derived in part from and should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto presented elsewhere in this Annual Report. The information at December 21, 2008 and December 31, 2007 and for the years ended December 31, 2008 and 2007 is derived in part from the audited consolidated financial statements of the Company that appear in this Annual Report. The information for the years ended December 31, 2006, 2005, and 2004 is derived in part from audited consolidated financial statements that do not appear in this Annual Report.

	For Years Ended December 31,
	2008	2007	2006	2005	2004
	(In thousands)

Total assets	$247,672	$250,831	$280,959	$282,775	$262,800
Loans receivable, net	192,270	201,333	209,518	201,183	195,388
Loans held for sale	107	—	72	—	1,096
Investment securities	29,687	23,451	44,850	55,187	42,033
Cash and cash equivalents	3,471	5,341	4,993	4,780	4,739
Deposits	165,778	157,833	170,530	183,442	179,342
FHLB advances and note payable	40,969	52,684	66,042	54,403	56,001
Repo Sweep agreements	9,447	6,637	6,528	5,293	3,147
Stockholders’ equity	29,419	32,503	35,453	36,649	21,777

Operating data:

	At December 31,
	2008	2007	2006	2005	2004
	(In thousands)
Interest income	$13,967	$16,200	$17,170	$15,076	$13,278
Interest expense	7,130	8,437	8,548	6,704	6,202

Net interest income	6,837	7,763	8,622	8,372	7,076
Provision for loan losses	4,421	2,377	851	368	323

Net interest income after provision for loan losses	2,416	5,386	7,771	8,004	6,753

Other income (loss):
Service charges and fees	942	911	1,044	1,030	1,012
Mortgage banking activities	432	418	344	482	579
Net gain (loss) on sale of investment securities	6	(97)	(45)	13	103
Gain (loss) on sale of real estate	22	(40)	4	(45)	(47)
Other non-interest income	95	64	103	37	97
Insurance & brokerage commissions	180	180	180	180	180

Total other income	1,677	1,436	1,630	1,697	1,924

Other expenses	8,874	9,313	8,761	9,193	8,195

Income (loss) from continuing operations before income tax expense (benefit)	(4,781)	(2,491)	640	508	482
Income tax expense (benefit) from continuing operations	(1,601)	(908)	164	157	161

Net income (loss) from continuing operations	(3,180)	(1,583)	476	351	321
Income (loss) from discontinued operations, net of tax expense or benefit	(61)	(17)	(13)	91	83

Net income (loss)	$(3,241)	$(1,600)	$463	$442	$404

Key Financial Ratios and Other Data:	For Years Ended December 31,
	2008	2007	2006	2005	2004
Performance Ratios:
Return on average assets	-1.30%	-0.60%	0.16%	0.16%	0.17%
Return on average equity	-10.05%	-4.84%	1.35%	1.49%	1.91%
Average interest rate spread	2.51%	2.68%	2.83%	2.97%	2.88%
Dividend payout ratio	N/M ***	N/M ***	133.33%	142.86%	153.85%
Dividends per share	$0.15	$0.20	$0.20	$0.20	$0.20
Net interest margin	2.93%	3.13%	3.24%	3.30%	3.10%
Efficiency ratio	104.54%	101.18%	89.37%	85.07%	96.38%
Non-interest expense to average total assets	4.18%	4.45%	4.04%	4.32%	4.39%
Average interest-earning assets to average interest-bearing liabilities	113.85%	113.65%	112.99%	112.34%	108.08%

Asset Quality Ratios:
Non-performing assets to total assets	5.57%	4.15%	1.59%	1.57%	0.66%
Non-performing loans to total loans	6.14%	4.54%	1.90%	1.99%	0.87%
Allowance for loan losses to nonperforming assets	40.90%	38.53%	46.67%	35.33%	72.37%
Allowance for loan losses to total loans	2.85%	1.95%	0.98%	0.70%	0.61%

Capital Ratios:
Equity to total assets at end of period	11.88%	12.96%	12.62%	12.96%	8.29%
Average equity to average assets	12.44%	12.38%	12.07%	10.87%	8.82%
Risk-based capital ratio (Bank only)	15.75%	16.27%	17.07%	16.82%	10.51%

Other Data:
Number of full service offices	8	9 **	10 *	10	10

*	as of 12-31-06. In February 2007, the Bank closed a branch to reduce its full-service offices to 9.

**	as of 12-31-07. In February 2008, the Bank closed a branch to reduce its full-service offices to 8.

***	Not meaningful

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
     First Federal of Northern Michigan, the Company’s principal operating subsidiary, is a full-service, community-oriented savings bank whose primary lending activity is the origination of one- to four-family residential real estate mortgages, commercial real estate loans, commercial loans and consumer loans. As of December 31, 2008, $92.4 million, or 46.6%, of our total loan portfolio consisted of one- to four-family residential real estate loans, $49.8 million, or 25.1%, and $30.2 million, or 15.2%, of our total loan portfolio consisted of commercial mortgage loans and commercial loans, respectively, and $25.9 million, or 13.1%, of our total loan portfolio consisted of consumer and other loans. In recent years, commercial mortgage loans and commercial loans have grown as a percentage of our loan portfolio for three reasons. First, we have increased our emphasis on originating these loans, which generally have higher interest rates compared to one- to four-family residential real estate loans. In addition, most of these loans are originated with adjustable interest rates, which assists us in managing interest rate risk. Finally, most of our one- to four-family residential mortgage loan customers prefer fixed-rate loans in the low interest rate environment that has prevailed over the last several years. Since we sell into the secondary mortgage market a majority of the fixed-rate one- to four-family residential mortgage loans that we originate, one- to four-family residential real estate loans have decreased as a percentage of our total loan portfolio.
     Our results of operations depend primarily on our net interest income, which is the difference between the interest income we receive on our interest-earning assets, such as loans and securities, and the interest expense we pay on our deposits and borrowings. Our results of operations are also affected by non-interest income and non-interest expense, the provision for loan losses and income tax expense. Non-interest income consists primarily of banking fees, service charges, insurance commissions, mortgage banking activities and security transactions. Our non-interest expense consists primarily of salaries and employee benefits, occupancy and office expenses, advertising and promotion expense and data processing expenses.
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
Business Strategy
     Operating as a Community Savings Bank. We are committed to meeting the financial needs of the communities in which we operate. Our branch network of eight offices enhances our ability to serve these communities. We provide a broad range of individualized consumer and business financial services. We believe that we can be more effective in servicing our customers than many of our non-local competitors because our employees and senior management are able to respond promptly to customer needs and inquiries. Our ability to provide these services is enhanced by the experience of our senior management, which has an average of 17 years’ experience in the financial services industry.
     Increasing Our Commercial Real Estate and Commercial Lending. Beginning in 2001, we began to increase our originations of commercial real estate and commercial loans. At December 31, 2008, loans secured by commercial real estate totaled $49.8 million, or 25.1% of our total loan portfolio, and commercial loans totaled $30.2 million, or 15.2% of our total loan portfolio. Commercial real estate and commercial loans generally are originated with higher interest rates compared to one- to four-family residential real estate loans and, therefore, have a positive effect on our net interest rate spread and net interest income. In addition, most of these loans are originated with adjustable interest rates, which assists us in managing interest rate risk. We believe that our branch network will enable us to continue to increase our commercial and commercial real estate loan portfolio without significant additional fixed costs. As market conditions allow, we will continue to originate these types of loans in the future to viable borrowers and retain them in our portfolio, however in 2009 our focus will be more on credit quality than on origination of new loans.
     Increasing Our Share of Lower-Cost Deposits. In past years our cost of funds has been relatively high as we accepted higher-cost long-term certificates of deposit to fund our long-term assets such as one- to four-family residential mortgage loans. As we have increased our origination of commercial real estate and commercial loans, most of which are originated with adjustable interest rates, we have decreased our need for higher-cost long-term certificates of deposit. We intend to lower our cost of funds by increasing our share of lower-cost short-term certificates of deposit and lower-cost money market deposits. We typically are not a market leader in deposit rates, although from time-to-time we do offer higher rates as liquidity needs dictate. We also intend to continue to market our non-interest-bearing checking accounts in conjunction with our focus on commercial business lending.
     Maintaining High Asset Quality and Capital Strength. We are committed to conservative loan underwriting standards and procedures, and we primarily originate loans secured by real estate. As a result, we have historically experienced low levels of late payments and losses on loans. However, during the economic recession that deepened in 2008, we have seen delinquency trends increase despite our conservative underwriting practices due to declining economic conditions and increasing unemployment in our market area.. At December 31, 2008, our ratio of non-performing assets to total assets was 5.57%. At December 31, 2008, our ratio of equity to assets was 11.88%. Despite losses in 2007 and 2008, our Bank’s regulatory capital remains at levels in excess of regulatory requirements.
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
Comparison of Financial Condition at December 31, 2008 and 2007
     Total assets decreased $3.1 million, or 1.3%, to $247.7 million at December 31, 2008 from $250.8 million at December 31, 2007. Net loans decreased $9.1 million, or 4.5% to $192.2 million at December 31, 2008 from $201.3 million at December 31, 2007. Mortgage loan originations decreased by $1.3 million to $30.2 million in 2008 from $31.5 million in 2007, and the mortgage loan portfolio decreased $7.0 million, or 7.0%, to $92.4 million at December 31, 2008 from $99.4 million at December 31, 2007. The decrease in the portfolio was due to our continued focus on selling lower rate mortgage loans into the secondary market where possible. The commercial loan portfolio increased 3.1% to $80.0 million at December 31, 2008 from $77.6 million at December 31, 2007. Cash and cash equivalents decreased slightly by $1.9 million, or 35.0%, to $3.5 million at December 31, 2008 from $5.3 million at December 31, 2007. Investment securities increased $6.2 million, or 26.6%, to $29.7 million at December 31, 2008 from $23.5 million at December 31, 2007.
     Deposits increased $8.0 million, or 5.0%, to $165.8 million at December 31, 2008 from $157.8 million at December 31, 2007. This increase was due in part to our emphasis on growing core deposit relationships and also in part, we believe, to customers seeking safety for their deposits rather than yield. Our focus in 2008 continued to be on building deposit relationships rather than attracting higher-cost non-core certificate of deposit accounts, although from time-to-time we offered higher rates as liquidity needs dictated. REPO Sweep accounts increased $2.8 million, or 42.3% to $9.4 million at December 31, 2008 from $6.6 million at December 31, 2007. Borrowings, consisting primarily of FHLB advances, decreased $11.6 million, or 22.1%, to $41.0 million at December 31, 2008 from $52.6 million at December 31, 2007 as we used the proceeds from the sale, call or maturity of investment securities to pay down FHLB advances.
     Stockholders’ equity decreased $3.1 million, or 9.5%, to $29.4 million at December 31, 2008 from $32.5 million at December 31, 2007. The decrease was mainly a result of dividends paid of $432,000, combined with a net loss for the year of $3.2 million. These decreases in equity were partially offset by a recovery of $272,000 in the value of available-for-sale (AFS) securities.

Comparison of Operating Results for the Years Ended December 31, 2008 and 2007
     General. Net income from continuing operations decreased to a loss of $3.2 million for the year ended December 31, 2008 from a loss of $1.6 million for the year ended December 31, 2007. Net interest income before provision for loan losses was $926,000 lower in 2008 than in 2007 and the provision for loan losses was $2.0 million higher in 2008 than in 2007, resulting in net interest income after provision for loan losses which was $3.0 million lower in 2008 than in 2007. Non-interest income related to continuing operations was $241,000 higher in 2008 than in 2007. Non-interest expenses related to continuing operations were $439,000 lower in 2008 than in 2007.
     Interest Income. Interest income decreased by $2.2 million, or 13.6%, to $14.0 million for the year ended December 31, 2008 from $16.2 million for the year ended December 31, 2007. The decrease was primarily due to two factors: a decrease in the average balance of our investment portfolio of $7.8 million, or 22.7%, year over year, and an increase in the average balance of impaired loans, on which we did not recognize interest income, of $7.8 million year over year. The average balance of our loan portfolio decreased by $9.3 million, or 4.7%, to $199.8 million for the year ended December 31, 2008 from $209.1 million for the year ended December 31, 2007. The average balance of non-mortgage loans, principally commercial loans and consumer loans, decreased by $1.9 million, or 1.8%, to $105.6 million for the twelve months ended December 31, 2008 from $106.9 million for the twelve months ended December 31, 2007. The average yield on our commercial loans decreased 138 basis points due in large part to the aggregate decreases in the prime rate of 400 basis points during 2008, and the average yield on our consumer loans decreased 83 basis points from 2007 to 2008. The average balance of our one- to- four-family residential mortgage loans decreased to $94.8 million for the year ended December 31, 2008 from $102.2 million for the year ended December 31, 2007, while the average yield on such loans increased to 6.30% from 6.24%.
     Interest Expense. Interest expense decreased to $7.1 million for the year ended December 31, 2008 from $8.4 million for the year ended December 31, 2007, due primarily to a $12.5 million, or 5.7%, decrease in the average balance of interest bearing liabilities. The average balance of interest-bearing deposits decreased $8.8 million from 2007 to 2008, while the average cost of those deposits decreased to 3.24% for 2008 from 3.43% for 2007, reflecting a sharp decrease in market interest rates during 2008. The average balance of FHLB borrowings decreased $11.2 million from 2007 to 2008 while the cost of those borrowings decreased from 4.88% to 4.43% year over year. During 2008 we paid off high-cost FHLB bank advances and we were able to re-borrow those funds at a rate substantially lower than the rate we had been paying.
     Net Interest Income. Net interest income decreased to $6.8 million for the year ended December 31, 2008 from $7.8 million for the year ended December 31, 2007. The decrease in net interest income was the result of a decrease in net average interest earning assets to $28.4 million for 2008 from $29.9 million for 2007 and a decrease in our average interest rate spread to 2.51% for 2008 from 2.68% for 2007, primarily related to our level of non-performing loans and to decreases in the prime rate throughout the year.
     Provision for Loan Losses. We recorded a provision for loan losses of $4.4 million for the year ended December 31, 2008 compared to a provision of $2.4 million for the year ended December 31, 2007. We had net charge-offs of $2.8 million and $443,000 during 2008 and 2007, respectively. These increases reflected an increase in classified assets due to the current economic conditions in the northern Michigan market, particularly declining real estate values. The allowance for loan losses was $5.6 million, or 2.85% of total loans at December 31, 2008, compared to $4.0 million, or 1.99% of total loans at December 31, 2007. The level of the allowance is based on estimates, and ultimate losses may vary from estimates. Total non-performing loans were $12.2 million at December 31, 2008 and $9.1 million at December 31, 2007. Management has developed an aggressive plan for 2009 and beyond designed to reduce the level of non-performing loans and other non-performing assets.
     Non-Interest Income. Non-interest income related to continuing operations increased to $1.7 million for the year ended December 31, 2008 from $1.4 million for the year ended December 31, 2007. Income from mortgage banking activities increased $14,000 to $432,000 as we sold more loans into the secondary market in 2008 than in 2007 due to declines in market mortgage rates. Service charges and other fees increased $31,000 from $911,000 in 2007 to $942,000 in 2008, due in part to an increase in loan fee income. Net gain or loss on sale of investment securities, premises and equipment and repossesses assets increased from a net loss of $137,00 in 2007 to a net gain of $28,000 in 2009, due mainly to investment securities we sold at a loss in 2007.

     Non-Interest Expense. Non-interest expense related to continuing operations decreased to $8.9 million for the year ended December 31, 2008 from $9.3 million for the year ended December 31, 2007. Other expense decreased $91,000 to $1.6 million in 2008 from $1.7 million in 2007, due mainly to FHLB pre-payment penalties of $464,000 incurred in 2007 when we pre-paid high-cost advances and replaced them with lower-cost advances. This decrease in expenses year over year was partially offset by an increase of $209,000 in expenses associated with our real estate owned, including costs to repossess and repair properties and declines in the market value of many of these properties due to rapidly declining real estate market values in late 2008. Occupancy expense decreased $136,000 from $1.4 million in 2007 to $1.3 million in 2008, which was mainly due to increased costs of depreciation on our new building and related equipment in our Lewiston market. The Mancelona branch was closed on February 1, 2008 and we sold the branch building in March, 2008. Professional fees increased to $409,000 for the year ended December 31, 2008 from $322,000 for the year ended December 31, 2007 related mostly to additional legal and audit fees for benefit plans, the Bank Secrecy Act and loan collection.
     Income Taxes. Federal income taxes related to losses from continuing operations decreased to a benefit of $1.6 million for the year ended December 31, 2008 from a benefit of $908,000 for the year ended December 31, 2007.

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

			Average Consolidated Statements of Condition
			For Years Ended December 31,
	As of December 31, 2008		2008			2007			2006
					Average			Average			Average
		Yield /	Average		Yield /	Average		Yield /	Average		Yield /
	Balance	Rate	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
			(In thousands)			(In thousands)			(In thousands)
Interest-earning assets:
Mortgage loans			$94,787	$5,969		$102,200	$6,380		$104,739	$6,473
Non-mortgage loans			104,983	6,619		106,920	8,076		105,186	8,388

Loans	$192,377	5.78%	199,770	12,588	6.30%	209,120	14,456	6.91%	209,925	14,861	7.08%
Mortgage-backed securities (1)	14,051	4.39%	10,071	421	4.18%	2,268	93	4.10%	5,795	203	3.50%
Investment securities	15,636	4.10%	16,423	671	4.09%	32,023	1,408	4.40%	45,686	1,848	4.05%

Investment securities	29,687	4.22%	26,494	1,092	4.12%	34,291	1,501	4.38%	51,481	2,051	3.98%
Other investments	4,569	4.55%	8,387	297	3.54%	5,192	243	4.68%	5,339	258	4.83%

Total interest earning assets	226,633	5.56%	234,651	13,967	5.95%	248,603	16,200	6.52%	266,745	17,170	6.44%

Non Interest Earning Assets	21,039		14,709			17,556			18,398

Total Assets	$247,672		$249,360			$266,159			$285,143

Interest bearing liabilities:
Savings Deposits	$14,857	0.15%	$15,071	$25	0.18%	$24,566	$325	1.33%	$21,130	$177	0.84%
Money market/NOW accounts	34,046	1.62%	28,889	415	1.43%	27,489	378	1.37%	34,111	531	1.56%
Certificates of deposit	106,465	3.87%	107,213	4,457	4.16%	107,892	4,851	4.50%	118,673	4,729	3.98%

Total Interest bearing deposits	155,368	2.65%	151,173	$4,897	3.24%	159,947	$5,554	3.47%	173,914	$5,437	3.13%
Borrowed funds	50,416	4.18%	55,104	2,233	4.05%	58,794	2,883	4.90%	62,171	3,131	5.04%

Total Interest bearing liabilities	205,784	3.02%	206,277	7,130	3.44%	218,741	8,437	3.84%	236,085	8,568	3.61%

Non interest bearing liabilities	12,469		10,849			12,907			14,638

Total liabilities	218,253		217,126			231,648			250,723
Stockholders’ equity	29,419		32,234			34,511			34,420

Total Liabilities & stockholders’ equity	$247,672		$249,360			$266,159			$285,143

Net interest income				$6,837			$7,763			$8,602

Interest rate spread		2.54%			2.51%			2.68%			2.83%

Net interest — earning assets			$28,374			$29,862			$30,660

Net interest margin (1)		2.81%			2.93%			3.13%			3.24%

Average interest-earning assets to average interest-bearing liabilities		110.13%			113.76%			113.65%			112.99%

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

	Year ended December 31, 2008
	Compared to
	Year ended December 31, 2007
	Increase (Decrease) Due to:
	Volume	Rate	Total
	(In thousands)
Interest-earning assets:
Loans receivable	$(585)	$(1,283)	$(1,868)
Investment securities	(312)	(97)	$(409)
Other investments	135	(91)	$44

Total interest-earning assets	(762)	(1,471)	(2,233)

Interest-bearing liabilities:
Savings Deposits	(4)	(24)	(28)
Money Market/NOW accounts	19	18	37
Certificates of Deposit	(23)	(371)	(394)

Deposits	(8)	(377)	(385)
Borrowed funds	(477)	(445)	(922)

Total interest-bearing liabilities	(485)	(822)	(1,307)

Change in net interest income	$(277)	$(649)	$(926)

Management of Interest Rate Risk
     Qualitative Analysis. Our most significant form of market risk is interest rate risk. The general objective of our interest rate risk management is to determine the appropriate level of risk given our business strategy, and then manage that risk in a manner that is consistent with our policy to reduce the exposure of our net interest income to changes in market interest rates. First Federal of Northern Michigan’s asset/liability management committee (“ALCO”), which consists of senior management, evaluates the interest rate risk inherent in our assets and liabilities, our operating environment and capital and liquidity requirements, and modifies our lending, investing and deposit-taking strategies accordingly. The Board of Directors reviews the ALCO’s activities and strategies, the effect of those strategies on our net interest margin, and the effect that changes in market interest rates would have on the economic value of our loan and securities portfolios, as well as the intrinsic value of our deposits and borrowings.
     We actively evaluate interest rate risk in connection with our lending, investing and deposit-taking activities. Generally, our loans, which represent the significant majority of our assets, have longer-terms to maturity than our deposits, which represent the significant majority of our liabilities. However, in anticipation of lowering interest rates we have, over the past year, endeavored to reduce the duration of our liabilities. As of December 31, 2008, $166.1 million, or 86.2% of our loan portfolio, consisted of loans that mature or reprice after December 31, 2008. In contrast, as of December 31, 2008, $68.8 million, or 64.6% of our time deposits as of that date, consisted of deposits that mature or reprice in less than one year.

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
     Quantitative Analysis. We evaluate interest rate sensitivity using a model that estimates the change in our net portfolio value (“NPV”) over a range of interest rate scenarios. NPV is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts. In calculating changes in NPV, we assume estimated loan prepayment rates, reinvestment rates and deposit decay rates that we judge most likely based on historical experience during prior interest rate changes.
     The table below sets forth, as of December 31, 2008, the estimated changes in our NPV that would result from the designated instantaneous changes in the U.S. Treasury yield curve. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

Change in Interest		Estimated Increase (Decrease) in NPV		NPV as a Percentage of Present Value of Assets (3)
Rates (basis points)					Increase (Decrease)
(1)	Estimated NPV (2)	Amount	Percent	NPV Ratio (4)	(basis points)
	(Dollars in thousands)
+300	25,537	(4,610)	-15%	10.41%	(148)
+200	27,721	(2,426)	-8%	11.15%	(74)
+100	29,271	(876)	-3%	11.65%	(24)
+50	29,755	(392)	-1%	11.79%	(10)
—	30,147	—	—	11.89%	—
-50	30,204	56	0%	11.87%	(1)
-100	30,287	139	0%	11.88%	(1)

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.

(2)	NPV is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.

(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.

(4)	NPV Ratio represents NPV divided by the present value of assets.
     The table set forth above indicates that at December 31, 2008, in the event of an immediate 100 basis point decrease in interest rates, we would be expected to experience a 0% increase in NPV and a 1 basis point decrease in NPV ratio. In the event of an immediate 200 basis point increase in interest rates, we would be expected to experience an 8% decrease in NPV and a 74 basis point decrease in NPV ratio.
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
     Liquidity represents the amount of our assets that can be quickly and easily converted into cash without significant loss. Our most liquid assets are cash, short-term U.S. Government securities, U.S. Government agency or government-sponsored enterprise securities and certificates of deposit. We are required to maintain sufficient levels of liquidity as defined by the Office of Thrift Supervision regulations. Current regulations require that we maintain sufficient liquidity to ensure our safe and sound operation. Our current objective is to maintain liquid assets equal to at least 20% of total deposits and Federal Home Loan Bank borrowings due in one year or less. Liquidity as of December 31, 2008 was $32.1 million, or 26.8% of total deposits and Federal Home Loan Bank borrowings due in one year or less, compared to $57.3 million, or 32.1% of this amount at December 31, 2007. The levels of liquidity are dependent on our operating, financing, lending and investing activities during any given period. Our calculation of liquidity includes additional borrowing capacity available with the Federal Home Loan Bank. As of December 31, 2008, we had unused borrowing capacity of $12.5 million. We can pledge additional collateral in the form of investment securities and certain loans to increase our borrowing capacity.
     We currently retain in our portfolio all adjustable-rate residential mortgage loans, short-term balloon mortgage loans and fixed-rate residential mortgage loans with maturities of less than 15 years, and generally sell the remainder in the secondary mortgage market. We also originate for retention in our loan portfolio, commercial and commercial real estate loans, including real estate development loans. During the year ended December 31, 2008, we originated $30.2 million of one- to four-family residential mortgage loans, of which $18.5 million were retained in our portfolio and the remainder were sold into the secondary mortgage market or are being held for sale. This compares to $31.5 million of one- to four-family originations during the year ended December 31, 2007, of which $15.4 million were retained in our portfolio. At December 31, 2008, we had outstanding loan commitments of $32.1 million. These commitments included $10.2 million for permanent one- to four-family residential mortgage loans, $185,000 for non-residential loans, $2.4 million to purchase commercial participation loans, $463,000 of undisbursed loan proceeds for construction of one- to four-family residences, $5.6 million of undisbursed lines of credit on home equity loans, $1.2 million of unused credit card lines, $9.3 million of unused commercial lines of credit, and $986,000 of undisbursed commercial construction loans, unused bounce protection.of $1.7 million and letters of credit of $5,000.
     Deposits are a primary source of funds for use in lending and for other general business purposes. At December 31, 2008, deposits funded 67.5% of our total assets compared to 65.5% at December 31, 2007. Certificates of deposit scheduled to mature in less than one year at December 31, 2008 totaled $68.8 million. We believe that a significant portion of such deposits will remain with us. We monitor the deposit rates offered by competitors in our market area, and we set rates that take into account the prevailing market conditions along with our liquidity position. Moreover, we currently believe that the growth in assets is not expected to require significant in-flows of liquidity. As such, we do not expect to be a market leader in rates paid for liabilities.
     Borrowings may be used to compensate for seasonal or other reductions in normal sources of funds or for deposit outflows at more than projected levels. Borrowings also may be used on a longer-term basis to support increased lending or investment activities. At December 31, 2008, we had $40.2 million in Federal Home Loan Bank advances. Total borrowings as a percentage of total assets were 16.4% at December 31, 2008 compared to 21.0% at December 31, 2007.

     As of December 31, 2008, management was not aware of any known trends, events or uncertainties that have or are reasonably likely to have a material impact on our liquidity. As of December 31, 2008, we had no material commitments for capital expenditures.
     Our cash flows are derived from operating activities, investing activities and financing activities as reported in our Consolidated Statement of Cash Flows included with our Consolidated Financial Statements.
     First Federal of Northern Michigan is subject to federal regulations that impose minimum capital requirements. At December 31, 2008, we exceeded all applicable capital requirements.
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
     Allowance for Loan Losses. The allowance for loan losses is calculated with the objective of maintaining an allowance sufficient to absorb estimated probable loan losses. Management’s determination of the adequacy of the allowance is based on periodic evaluations of the loan portfolio and other relevant factors. However, this evaluation is inherently subjective, as it requires an estimate of the loss content for each risk rating and for each impaired loan, an estimate of the amounts and timing of expected future cash flows, and an estimate of the value of collateral.
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
     The analysis of the allowance for loan losses has two components: specific and general allocations. Specific allocations are made for loans that are determined to be impaired. Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. The general allocation is determined by segregating the remaining loans by type of loan, risk weighting (if applicable) and payment history. We also analyze delinquency trends, general economic conditions and geographic and industry concentrations. This analysis establishes factors that are applied to the loan groups to determine the amount of the general reserve. The principal assumption used in deriving the allowance for loan losses is the estimate of loss content for each risk rating. To illustrate, if recent loss experience dictated that the projected loss ratios would be changed by 10% (of the estimate) across all risk ratings, the allocated allowance as of December 31, 2008 would have changed by approximately $549,000. Actual loan losses may be significantly more than the allowances we have established, which could have a material negative effect on our financial results.
     Mortgage Servicing Rights. We sell to investors a portion of our originated one- to four-family residential real estate mortgage loans. When we acquire mortgage servicing rights through the origination of mortgage loans and sale of those loans with servicing rights retained, we allocate a portion of the total cost of the mortgage loans to the mortgage servicing rights based on their relative fair value. As of December 31, 2008, we were servicing loans sold to others totaling $127.9 million. We amortize capitalized mortgage servicing rights as a reduction of servicing fee income in proportion to, and over the period of, estimated net servicing income by use of a method that approximates the level-yield method. We periodically evaluate capitalized mortgage servicing rights for impairment using a model that takes into account several variables including expected prepayment speeds and prevailing interest rates. If we identify impairment, we charge the amount of the impairment to earnings by establishing a valuation allowance against the capitalized mortgage servicing rights asset. The primary risk of material changes to the value of the servicing rights resides in the potential volatility in the economic assumptions used, particularly the prepayment speed. We monitor this risk and adjust the valuation allowance as necessary to adequately record any probable impairment in the portfolio. Management believes the estimation of these variables makes this a critical accounting policy. For purposes of measuring impairment, the mortgage servicing rights are stratified based on financial asset type and interest rates. In addition, we obtain an independent third-party valuation of the mortgage servicing portfolio on a quarterly basis. In general, the value of mortgage servicing rights increases as interest rates rise and decreases as interest rates fall. This is because the estimated life and estimated income from a loan increase as interest rates rise and decrease as interest rates fall. The key economic assumptions made in determining the fair value of the mortgage servicing rights at December 31, 2008 included the following:

Annual constant prepayment speed (CPR):	12.72%
Weighted average life remaining (in months):	241
Discount rate used:	8.0%
     At the December 31, 2008 valuation, we calculated the value of our mortgage servicing rights to be $1.2 million and the weighted average life remaining of those rights was 44 months. The book value of our mortgage servicing rights as of December 31, 2008 was $430,000 which was $770,000 less than the independent valuation. Because the fair value exceeded the book value, there was no need to establish a valuation allowance.
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
     A significant portion of our intangible assets, including goodwill, relates to the acquisition premiums recorded with the purchase of the InsuranCenter of Alpena (“ICA”) and certain branches over the last several years. Intangible assets are reviewed periodically for impairment by comparing the fair value of the intangible asset to the book value of the intangible asset. If the book value is in excess of the fair value, impairment is indicated and the intangibles must be written down to their fair value.
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
     On February 27, 2009 the Company sold the assets of the ICA (see “Subsequent Events”).
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
     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by First Federal of Northern Michigan, is based on management’s credit evaluation of the customer.
     Unfunded commitments under construction lines of credit for residential and commercial properties and commercial lines of credit are commitments for possible future extensions of credit to existing customers, for which funds have not been advanced by First Federal of Northern Michigan.
     At December 31, 2008 and December 31, 2007, First Federal of Northern Michigan had $14.2 million and $11.8 million, respectively, of commitments to grant loans, $17.8 million and $21.2 million, respectively, of unfunded commitments under lines of credit and $5,000 and $220,000, respectively, of letters of credit. See Note 11 of the Notes to the Consolidated Financial Statements.
Safe Harbor Statement
     When used in this annual report or future filings by First Federal of Northern Michigan Bancorp, Inc. with the Securities and Exchange Commission, in the Company’s press releases or other public or stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.
     The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various factors, including regional and national economic conditions, changes in levels of market interest rates, credit and other risks of lending and investment activities and competitive and regulatory factors, could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from those anticipated or projected.
     The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

Impact of Inflation and Changing Prices
     The financial statements and related notes of First Federal of Northern Michigan Bancorp, Inc. have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.
Subsequent Events
     On February 27, 2009 the Company sold the majority of the assets of ICA for $1.6 million. As a result of the transaction, the Company will reduce its full-time employees by 14 positions, or 13% of the Company’s workforce. The Company also expects the sale will reduce its non-interest expense by approximately $1.2 million in fiscal year 2009. The Company expects to record a nominal gain upon the closing of the sale. ICA retains the residual income stream associated with the April 2008 sale of its wholesale Blue Cross/Blue Shield override business to the Grotenhuis Group.

DIRECTORS AND EXECUTIVE OFFICERS OF
FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.
AND FIRST FEDERAL OF NORTHERN MICHIGAN
Directors -
     Martin A. Thomson has been Chairman of the Board of Directors since May, 2008. He was President and Chief Executive Officer of the Company and Bank from May 2001. In January 2006, Mr. Thomson relinquished the position of President and in May, 2008 relinquished the position of Chief Executive Officer and assumed the role of Chairman of the Board of Directors of the Company and Bank. Mr. Thomson previously held the position of President and Chief Executive Officer of Presque Isle Electric and Gas Co-op., Onaway, Michigan. Mr. Thomson has been a director of the Bank since 1986, and a director of the Company since its formation in November 2000.
     James C. Rapin has been a director of the Bank since 1985, and a director of the Company since its formation in November 2000. He was Chairman of the Board of Directors of the Company and the Bank from March 2002 until May 2008. Mr. Rapin retired as a pharmacist with LeFave Pharmacy, Alpena, Michigan in 2004.
     Keith D. Wallace is the senior partner of the law firm of Isackson and Wallace, P.C., located in Alpena, Michigan. Mr. Wallace has acted as general counsel to the Bank since 1988. Mr. Wallace has been a director of the Bank since 1988, and a director of the Company since its formation in November 2000.
     Gary C. VanMassenhove is a partner in VanMassenhove, Kearly, Taphouse & Faulman, CPAs. Mr. VanMassenhove has been a Certified Public Accountant for 38 years. He has been a director of the Company and the Bank since September 2001.
     Thomas R. Townsend is the President of the R.A. Townsend Co., a plumbing, heating and air conditioning distributor located in Alpena, Michigan, where he has been employed for the past 32 years. Mr. Townsend has been a director of the Company and the Bank since April 2002.
     Michael W. Mahler was named President and Chief Executive Officer of the Company and the Bank in May, 2008. He was named President and Chief Operating Officer of the Company and the Bank in January 2006. Prior to that appointment, since November 2004, Mr. Mahler served as Executive Vice President of the Company and the Bank and had served, since November 2002, as Chief Financial Officer. From September 2000 until November 2002, Mr. Mahler was Corporate Controller at Besser Company, Alpena, Michigan, an international producer of concrete products equipment. From 1990 until 2000, Mr. Mahler was employed at LTV Steel Company, East Chicago, Indiana where he served in financial roles of increasing responsibility and served, from 1997 until 2000, as Controller for a northeast Michigan division. Mr. Mahler was appointed as a Director in May, 2008.
Executive Officers Who Are Not Directors-
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
Senior Management Team of the Bank -
     Michael W. Mahler, Jerome W. Tracey, Amy E. Essex, Joseph W. Gentry II, Kathleen R. Brown, Linda K. Sansom, Gregory S. Matthews, Julie A. Curtis
STOCKHOLDER INFORMATION
     The Annual Meeting of Stockholders will be held at 1:00 p.m., May 20, 2009 at the Thunder Bay National Marine Sanctuary, 500 W. Fletcher St., Alpena, MI 49707.
Stock Listing
     The Company’s common stock is traded on Nasdaq Global Market under the symbol “FFNM”.
Price Range of Common Stock
     The following sets forth the quarterly high and low sales price per share and cash dividends declared during each of the four quarters in 2008 and 2007.

	Market Price
Quarter Ended	High	Low	Cash Dividends Declared
December 31, 2008	$4.79	$1.16	$—
September 30, 2008	$6.34	$4.53	$0.050
June 30, 2008	$7.44	$4.51	$0.050
March 31, 2008	$8.74	$6.12	$0.050
December 31, 2007	$8.50	$6.61	$0.050
September 30, 2007	$9.02	$7.05	$0.050
June 30, 2007	$9.24	$8.76	$0.050
March 31, 2007	$9.33	$9.10	$0.050

Special Counsel	Independent Auditor

Luse Gorman Pomerenk & Schick, PC	Plante & Moran, PLLC
5335 Wisconsin Avenue, N.W.	2601 Cambridge Ct. Suite 500
Suite 400	Auburn Hills, Michigan 48326
Washington, D.C. 20015
Transfer Agent

Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016
800-346-6084

Annual Report on Form 10-K
     A copy of the Company’s Form 10-K for the year ended December 31, 2008 will be furnished without charge upon written request to: Amy E. Essex, Chief Financial Officer, Treasurer and Corporate Secretary, First Federal of Northern Michigan Bancorp, Inc., 100 S. Second Avenue, Alpena, Michigan 49707.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Report of Independent Registered Public Accounting Firm
Board of Directors
First Federal of Northern Michigan Bancorp, Inc.
We have audited the consolidated balance sheet of First Federal of Northern Michigan Bancorp, Inc. as of December 31, 2008 and 2007 and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each year in the two-year period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with auditing standards established by the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Federal of Northern Michigan Bancorp, Inc. as of December 31, 2008 and 2007 and the consolidated results of their operations and their cash flows for each year in the two-year period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.
/s/ Plante & Moran, PLLC
Auburn Hills, Michigan
March 31, 2009

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Consolidated Balance Sheet
(000s omitted, except per share data)

	December 31
	2008	2007
Assets
Cash and cash equivalents	$3,098	$3,568
Overnight deposits with Federal Home Loan Bank	373	1,773

Total cash and cash equivalents	3,471	5,341

Securities available for sale (Note 2)	25,665	20,681
Securities held to maturity (Note 2)	4,022	2,770
Loans — Net (Note 3)	192,270	201,333
Loans held for sale	107	—
Federal Home Loan Bank stock	4,197	4,197
Property and equipment (Note 4)	7,090	7,619
Accrued interest receivable	1,469	1,700
Intangible assets (Note 6)	1,193	1,382
Deferred tax asset	2,379	1,340
Other assets (Note 5)	4,198	2,359
Assets of discontinued operations (Note 15)	1,611	2,109

Total assets	$247,672	$250,831

Liabilities and Stockholders’ Equity
Liabilities
Noninterest bearing deposits	$10,410	$10,186
Interest-bearing deposits (Note 7)	155,368	147,647
Advances from Federal Home Loan Bank (Note 8)	40,200	51,700
Note payable (Note 9)	769	899
REPO Sweep accounts	9,447	6,637
Accrued expenses and other liabilities (Note 13)	1,982	1,034
Liablities of discontinued operations (Note 15)	77	225

Total liabilities	218,253	218,328

Stockholders’ Equity (Note 12)
Common stock ($0.01 par value 20,000,000 shares authorized 3,191,999 shares issued)	32	32
Additional paid-in capital	24,306	24,328
Retained earnings	8,763	12,416
Treasury stock at cost (307,750 shares)	(2,964)	(2,964)
Unallocated ESOP shares (Note 13)	(765)	(959)
Unearned compensation	(290)	(415)
Accumulated other comprehensive income	337	65

Total stockholders’ equity	29,419	32,503

Total liabilities and stockholders’ equity	$247,672	$250,831

See Notes to Consolidated
     Financial Statements.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Consolidated Statement of Operations
(000s omitted, except per share data)

	Year Ended December 31
	2008	2007
Interest Income
Loans, including fees	$12,588	$14,456
Investments	958	1,651
Mortgage-backed securities	421	93

Total interest income	13,967	16,200
Interest Expense
Deposits (Note 8)	4,897	5,533
Other borrowings	2,233	2,904

Total interest expense	7,130	8,437

Net Interest Income — Before provision for loan losses	6,837	7,763
Provision for Loan Losses (Note 3)	4,421	2,377

Net Interest Income — After provision for loan losses	2,416	5,386
Other Income
Service charges and other fees	942	911
Net gain on sale of loans	123	175
Loan servicing fees	309	243
Insurance and brokerage commissions	180	180
Other	123	(73)

Total other income	1,677	1,436
Operating Expenses
Compensation and employee benefits (Note 13)	4,825	5,109
Amortization of intangible assets	308	304
Advertising	151	171
Occupancy and equipment	1,263	1,399
Data processing service bureau	320	318
Professional fees	409	322
Other	1,598	1,690

Total operating expenses	8,874	9,313

Loss from continuing operations — before federal income tax benefit	(4,781)	(2,491)
Income tax benefit from continuing operations (Note 10)	(1,601)	(908)

Net loss from continuing operations	(3,180)	(1,583)
Loss from discontinued operations, net of tax benefit of $31 and $8, respectively (Note 15)	(61)	(17)

Net loss	$(3,241)	$(1,600)

Per Share Data
Loss per share from continuing operations
Basic	$(1.10)	$(0.55)
Diluted	$(1.10)	$(0.55)
Loss per share from discontinued operations
Basic	$(0.02)	$(0.01)
Diluted	$(0.02)	$(0.01)
Net loss per share
Basic	$(1.12)	$(0.56)
Diluted	$(1.12)	$(0.56)

Dividends per common share	0.15	0.20
See Notes to Consolidated
     Financial Statements.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Consolidated Statement of Changes in Stockholders’ Equity
(000s omitted)

								Accumulated
				Additional				Other	Total
		Common	Treasury	Paid-in	Unearned	Retained	Unallocated	Comprehensive	Stockholders’
	Shares	Stock	Stock	Capital	Compensation	Earnings	ESOP Shares	Income (Loss)	Equity
Balance — January 1, 2007	3,191	$32	$(1,565)	$24,262	$(529)	$14,576	$(1,059)	$(264)	$35,453
Comprehensive income:
Net income	—	—	—	—	—	(1,600)	—	—	(1,600)
Other comprehensive income:
Unrealized appreciation on available-for- sale securities — Net of tax of $169	—	—	—	—	—	—	—	329	329

Total comprehensive loss									(1,271)

Treasury stock at cost (151,750 shares)	—	—	(1,399)	—	—	—	—	—	(1,399)
ESOP common stock committed to be released	—	—	—	(15)	—	22	100	—	107
MRP shares awarded	2	—	—	13	(13)	—	—	—	(0)
MRP shares forfeited	(1)	—	—	(5)	5	—	—	—	0
Stock options/MRP shares expensed	—	—	—	73	122	—	—	—	195
Dividends declared	—	—	—	—	—	(582)	—	—	(582)

Balance — December 31, 2007	3,192	32	(2,964)	24,328	(415)	12,416	(959)	65	32,503

Comprehensive income (loss):
Net loss	—	—	—	—	—	(3,241)	—	—	(3,241)
Other comprehensive income:
Unrealized appreciation on available-for- sale securities — Net of tax of $140	—	—	—	—	—	—	—	272	272

Total comprehensive loss									(2,969)

ESOP common stock committed to be released				(123)		20	194		91
Stock options/MRP shares expensed	—	—	—	101	125	—	—	—	226
Dividends declared	—	—	—	—	—	(432)	—	—	(432)

Balance — December 31, 2008	3,192	$32	$(2,964)	$24,306	$(290)	$8,763	$(765)	$337	$29,419

See Notes to Consolidated
     Financial Statements.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Consolidated Statement of Cash Flows
(000s omitted, except per share data)

	Year Ended December 31
	2008	2007
Cash Flows from Operating Activities
Net loss	$(3,241)	$(1,600)
Adjustments to reconcile net loss to cash from operating activities:
Depreciation and amortization	781	788
Provision for loan losses	4,421	2,377
Amortization and accretion on securities	60	19
(Gain) loss on sale of investment securities	(6)	96
ESOP contribution	91	107
Stock options/awards	226	195
Gain on sale of loans held for sale	(116)	(175)
Originations of loans held for sale	(11,641)	(10,596)
Proceeds from sale of loans held for sale	11,650	10,843
(Gain) loss on fixed assets	(27)	30
Change in accrued interest receivable	231	439
Change in other assets	(1,839)	196
Change in accrued expenses and other liabilities	948	(359)
Change in deferred income taxes	(1179)	(903)

Net cash provided by operating activities	359	1,457

Cash Flows from Investing Activities
Net decrease in loans	4,642	4,931
Proceeds from maturity of securities	16,802	18,930
Proceeds from sale of securities available-for-sale	1,022	4,727
Proceeds from sale of property and equipment	157	—
Net change in discontinued operations	350	227
Purchase of securities available for sale	(22,363)	(855)
Purchases of securities held-to-maturity	(1,339)	(1,020)
Purchase of premises and equipment	(193)	(207)

Net cash (used for) provided by investing activities	(922)	26,733

Cash Flows from Financing Activities
Net increase (decrease) in deposits	7,945	(12,697)
Dividends paid on common stock	(432)	(582)
Net increase in Repo Sweep Accts	2,810	109
Additions to advances from FHLB and Notes Payable	22,200	42,200
Repayments of advances from FHLB and Notes Payable	(33,830)	(55,473)
Purchase of treasury shares	—	(1,399)

Net cash used for financing activities	(1,307)	(27,842)

Net Increase in Cash and Cash Equivalents	(1,870)	348

Cash and Cash Equivalents — Beginning of year	5,341	4,993

Cash and Cash Equivalents — End of year	$3,471	$5,341

Supplemental Cash Flow and Noncash Information
Cash paid for income taxes	$—	$175
Cash paid for interest on deposits and borrowings	7,360	8,684
See Notes to Consolidated
     Financial Statements.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(000s omitted, except per share data)
Note 1 — Summary of Significant Accounting Policies
Nature of Operations — First Federal of Northern Michigan Bancorp, Inc. (the “Company”) and its subsidiary, First Federal of Northern Michigan (the “Bank”), conduct operations in the northeastern lower peninsula of Michigan. The Company’s primary services include accepting deposits, making commercial, consumer and mortgage loans, and engaging in mortgage banking activities.
Discontinued Operations — In accordance with Statement of Financial Accounting Standards No. 144 on February 27, 2009 the Company announced that it had sold the InsuranCenter of Alpena. Accordingly, the financial position and results of operations of the InsuranCenter are removed from the detail line items in the Company’s consolidated financial statements and presented separately as “discontinued operations.” Please refer to Note 15 to the Company’s Consolidated Financial Statements for additional information.
Principles of Consolidation — The consolidated financial statements include the accounts of First Federal of Northern Michigan Bancorp, Inc., First Federal of Northern Michigan, and the Bank’s wholly owned subsidiaries, Financial Services & Mortgage Corporation (“FSMC”) and InsuranCenter of Alpena. (“ICA”). FSMC invests in real estate, which includes leasing, selling, developing, and maintaining real estate properties. ICA is a licensed insurance agency engaged in the business of property, casualty, and health insurance. All significant intercompany balances and transactions have been eliminated in the consolidation.
Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, and the valuation of goodwill, mortgage servicing rights and other intangible assets.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(000s omitted, except per share data)
Note 1 — Summary of Significant Accounting Policies (Continued)
Significant Group Concentrations of Credit Risk — Most of the Company’s activities are with customers located within the northeastern lower peninsula of Michigan. Note 2 discusses the types of securities in which the Company invests. Note 3 discusses the types of lending in which the Company engages. The Company does not have any significant concentrations to any one industry or customer.
Cash and Cash Equivalents — For the purpose of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from depository institutions and federal funds sold and interest bearing deposits in other depository institutions which mature within ninety days when purchased.
Securities — Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income net of applicable income taxes.
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
Federal Home Loan Bank Stock — Federal Home Loan Bank (FHLB) Stock is considered a restricted investment security and is carried at cost. Purchases and sales of FHLB stock are made directly with the FHLB at par.
Mortgage Banking Activities — The Company routinely sells to investors its originated long-term residential fixed-rate mortgage loans. Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(000s omitted, except per share data)
Note 1 — Summary of Significant Accounting Policies (Continued)
Mortgage loans held for sale are generally sold with the mortgage servicing rights retained by the Company. The carrying value of mortgage loans sold is reduced by the cost allocated to the associated mortgage servicing rights. Gains or losses on sales of mortgage loans are recognized based on the difference between the selling price and the carrying value of the related mortgage loans sold.
The Company enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding, also known as rate lock commitments. Rate lock commitments on residential mortgage loans that are intended to be sold are considered to be derivatives. Fair value is based on fees currently charged to enter into similar agreements. The fair value of rate lock commitments was insignificant at December 31, 2008 and 2007.
The Company uses forward contracts as part of its mortgage banking activities. Forward contracts provide for the delivery of financial instruments at a specified future date and at a specified price or yield. The fair value of forward contracts was insignificant at December 31, 2008 and 2007.
Loans — The Company grants mortgage, commercial, and consumer loans to customers. Loans are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield over the contractual life of the loan.
The accrual of interest on loans is discontinued at the time the loan is 90 days’ delinquent unless the credit is well-secured and in process of collection. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.
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

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(000s omitted, except per share data)
Note 1 — Summary of Significant Accounting Policies (Continued)
Allowance for Loan Losses — The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.
The allowance for loan losses is evaluated on a regular basis by management and is based on management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.
The allowance consists of specific, general and unallocated components. The specific components relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower that the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.
A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(000s omitted, except per share data)
Note 1 — Summary of Significant Accounting Policies (Continued)
payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.
Large groups of homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.
Loan Servicing — Servicing assets are recognized as separate assets when rights are acquired through the sale of originated residential mortgage loans. Capitalized servicing rights are reported in other assets and are amortized against non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights into tranches based on predominant characteristics, such as interest rate, loan type and investor type. Fair value is based on market prices for comparable mortgage servicing contracts, when available, or on a valuation model that calculates the present value of estimated future net servicing income using market based assumptions. Temporary impairment is recognized through a valuation allowance for an individual stratum to the extent that fair value is less than the capitalized amount for the stratum. If it is later determined that all or a portion of the temporary impairment no longer exists, the valuation allowance is reduced through a recovery of income. An other-than-temporary impairment results in a permanent reduction to the carrying value of the servicing asset.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(000s omitted, except per share data)
Note 1 — Summary of Significant Accounting Policies (Continued)
Servicing income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal, or a fixed amount per loan and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income.
Loans Held for Sale — The Bank routinely sells to investors its long-term fixed rate residential mortgages. These loans are identified as held for sale and are accounted for at the lower of cost or market on an aggregate basis. The lower of cost or market allowance for loans held for sale was $0 at December 31, 2008 and 2007.
Foreclosed Assets — Assets acquired in settlement of loans are recorded at the lower of the loan balance or fair value, minus estimated costs to sell, plus capital improvements made thereafter to facilitate sale. Adjustments are made to reflect declines, if any, in the fair value below the recorded amounts. Costs of holding real estate acquired in settlement of loans are charged to expense currently.
Real Estate Held for Sale — Real estate held for sale is comprised of developed vacant residential lots in a subdivision located in Alpena, Michigan. For reporting purposes, these properties are included in the Banking segment. These properties are considered “impaired” under the definition in SFAS 144, Accounting for Impairment or Disposal of Long-Lived Assets. Accordingly, the properties are recorded at the lower of its cost or fair value less cost to sell.
Costs to sell are the incremental direct costs to transact a sale, that is, the costs that result directly from and are essential to a sale transaction and that would not have been incurred by the entity had the decision to sell not been made. Those costs include realtor commissions, legal and title transfer fees, and closing costs that must be incurred before legal title can be transferred.
Annually, management uses recent sales of comparable property to determine estimated future cash flows. The estimated future cash flows are used as the “fair value”. The fair value, less costs to sell, is compared to the net carrying amount. If the fair value less cost to sell exceeds the recorded amount, a loss is recognized. Losses recognized for the initial and subsequent write-down to fair value less cost to sell are recognized in the gain (loss) on the sale of real estate line in the statement of income.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(000s omitted, except per share data)
Note 1 — Summary of Significant Accounting Policies (Continued)
A gain is recognized for any subsequent increase in fair value less cost to sell, but not in excess of the cumulative loss previously recognized. A gain or loss not previously recognized that results from the sale of the property is recognized at the date of sale.
Property and Equipment — These assets are recorded at cost, less accumulated depreciation. The Bank uses the straight-line method of recording depreciation for financial reporting. The depreciable lives used by the company are: land improvements 7-10 years, buildings 7-40 years and equipment 3-10 years. Maintenance and repairs are charged to expense and improvements are capitalized.
Intangible Assets — We have in the past purchased a branch or branches from other financial institutions. Our analysis of these branch acquisitions led us to conclude that in each case, we acquired a business and therefore, the excess of purchase price over fair value of net assets acquired has been allocated to core deposit intangible assets. Our conclusion was based on the fact that in each case we acquired employees, customers and branch facilities. The expected life for core deposit intangibles is based on the type of products acquired in an acquisition. The amortization periods range from 10 to 15 years and are based on the expected life of the products. The expected life was determined based on an analysis of the life of similar products within the Company and local competition in the markets where the branches were acquired. The core deposit intangibles are amortized on a straight line basis. The core deposit intangible is analyzed quarterly for impairment.
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

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(000s omitted, except per share data)
Note 1 — Summary of Significant Accounting Policies (Continued)
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

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(000s omitted, except per share data)
Note 1 — Summary of Significant Accounting Policies (Continued)
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
On February 27, 2009 the Company announced that it had sold the majority of the assets of the InsuranCenter of Alpena. In accordance with Financial Accounting Standard 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the financial position and results of operations of the InsuranCenter of Alpena are removed from the detailed line items in the Company’s financial statements and presented separately as “discontinued operations.” Included in the discontinued operations as of December 31, 2008 is $802,000 of amortizable intangibles which represents that entire balance of amortizable intangibles related to ICA as of December 31, 2008.
Goodwill — Goodwill was created in both the 2003 ICA transaction and the 2005 customer list purchase. Goodwill will not be amortized but tested annually for impairment. Annual tests of impairment have included obtaining third party sales multiple information for comparable companies. The mean of the multiples is applied to annual net sales of ICA and added to the value of tangible assets less current liabilities. This value is then compared to the current book value of Goodwill, Intangibles, and Investment in ICA. Each year this analysis has indicated

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(000s omitted, except per share data)
Note 1 — Summary of Significant Accounting Policies (Continued)
no impairment of Goodwill exists. The $900,000 of payments made under the earn-out agreement in the ICA transaction were added to goodwill as was $59,000 in earn-out payments related to the 2005 customer list purchase.
On February 27, 2009 the Company announced that it had sold the majority of the assets of the InsuranCenter of Alpena. In accordance with Financial Accounting Standard 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the financial position and results of operations of the InsuranCenter of Alpena are removed from the detailed line items in the Company’s financial statements and presented separately as “discontinued operations.” Included in the discontinued operations as of December 31, 2008 is $808,000 of goodwill. The remaining goodwill of $600,000 relates to certain assets of the Company that were not sold in the sale of ICA. The Company allocated the goodwill between the assets sold and the assets retained. The assets retained relate to a future stream of commissions related to the override commission discussed above. Under an agreement, the Company will receive a portion of the override commission through April, 2014. Management computed an estimated cash flow on this commission and using a 6.0% discount rate determined a fair value of $600,000. Since the $600,000 allocation of fair value relates to a finite life asset, the Company re-characterized the goodwill as an amortizable intangible and began amortizing the asset in March, 2009.
Income Taxes — The Company records income tax expense based on the amount of taxes due on its tax return plus deferred taxes computed based on the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, using enacted tax rates. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.
Insurance and Brokerage Commissions — Insurance and brokerage commissions received are recognized over the life of the related insurance contracts as premiums are paid and commissions are earned.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(000s omitted, except per share data)
Note 1 — Summary of Significant Accounting Policies (Continued)
Off Balance Sheet Instruments — In the ordinary course of business, the Corporation has entered into commitments to extend credit, including commitments under credit card arrangements, commercial letters of credit and standby letters of credit. For letters of credit, a liability is recorded for the fair value of the obligation undertaken in issuing the guarantee.
Comprehensive Income — Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income. Certain changes in assets and liabilities, however, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component in the equity section of the consolidated statement of financial condition. Such items, along with net income, are components of comprehensive income.
Stock Based Compensation — Prior to January 1, 2006 the Company accounted for stock awards and options under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. The Company adopted the fair value recognition provisions of Statement of Financial Standards (SFAS) No. 123 (R), Share-Based Payment effective January 1, 2006 using the modified-prospective transition method. SFAS No. 123 (R) established a fair value method of accounting for stock options whereby compensation expense would be recognized based on the computed fair value of the options on the grant date. The Company recognizes compensation expense related to restricted stock awards over the period the services are performed. The Company granted no options in 2008 and 6,200 options in 2007.
Compensation expense under SFAS No. 123 (R) was $101,000 in 2008 and $73,000 in 2007.
The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(000s omitted, except per share data)
Note 1 — Summary of Significant Accounting Policies (Continued)

Year Ended
December 31,
2007
Expected Volatility	18%
Dividend yield	2.2%
Expected term (in years)	8.0
Risk- free interest rate	5.21%
Earnings Per Common Share — Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options and are determined using the treasury stock method. Approximately 80,000 options were not considered for dilution in 2008 based on the Company’s net loss for the period.
Earnings per common share have been computed based on the following:

	December 31,
	2008	2007
Net loss from continung operations	$(3,180)	$(1,583)
Net loss from discontinued operations	(61)	(17)

Net loss	$(3,241)	$(1,600)

Average number of common shares outstanding	2,884,249	2,873,250
Effect of dilutive options	—	—

Average number of common shares outstanding used to calculate diluted earnings per common share	2,884,249	2,873,250

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(000s omitted, except per share data)
Note 1 — Summary of Significant Accounting Policies (Continued)
Fair Value Measurements — Certain assets are recorded at fair value to provide financial statement users an enhanced understanding of the Company’s quality of earnings, with some assets measured on a recurring basis and others measured on a nonrecurring basis, with the determination based upon applicable existing accounting pronouncements. Accordingly, SFAS No. 157 requires the Company to maximize the use of observable inputs and minimize the use on unobservable inputs when measuring fair value. Observable inputs reflect data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. A brief description of each level follows.
Level 1 — In general, fair values determined by Level 1 inputs use quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not applied to Level 1 instruments. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these assets does not entail a significant degree of judgment.
Level 2 — Fair values determined by Level 2 inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.
Level 3 — Fair value drivers for Level 3 inputs are unobservable, including inputs that are available in situations where there is little, if any, market activity for the related asset or liability.
In instances where inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Company’s assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each asset or liability.
The following table presents the balances of the Company’s assets that were measured at fair value on a recurring basis as of December 31, 2008.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(000s omitted, except per share data)
Note 1 — Summary of Significant Accounting Policies (Continued)
Assets and Liabilities Measured at Fair Value on a Recurring Basis at December 31, 2008
(dollars in thousands)

	Quoted Prices	Significant
	in Active	Other
	Markets for	Observable	Significant	Balance at
	Identical Assets	Inputs (Level	Unobservable	December 31,
	(Level 1)	2)	Inputs (Level 3)	2008
Assets
Investment securities- available-for-sale	$—	$25,665	$—	$25,665
Liabilities
None
The Company also has assets that under certain conditions are subject to measurement at fair value on a non-recurring basis. These assets include held-to-maturity investments and loans. For the assets valued using Level 3 inputs, the Company has estimated the fair value using Level 3 inputs using discounted cash flow projections. For the twelve months ended December 31, 2008, the Company recognized non-cash impairment charges to adjust these assets to their estimated fair values of $3,562,000.
Assets Measured at Fair Value on a Nonrecurring Basis
(dollars in thousands)

		Quoted Prices			Change in
		in Active	Significant		fair value for
		Markets for	Other	Significant	the period
	Balance at	Identical	Observable	Unobservabl	ended
	December 31,	Assets (Level	Inputs	e Inputs	December 31,
	2008	1)	(Level 2)	(Level 3)	2008
Assets
Impaired loans accounted for under FAS	$9,986	$—		$9,986	3,562

$3,562

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(000s omitted, except per share data)
Note 2 — Securities
Investment securities have been classified according to management’s intent. The carrying value and estimated fair value of securities are as follows:

	December 31, 2008
		Gross	Gross
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
Securities Available for Sale
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$5,680	$88	$—	$5,768
Municipal notes	3,920	58	3	3,975
Corporate securities	1,500	4	—	1,504
Mortgage-backed securities	14,051	366	1	14,416
Other securities	3	—	1	2

Total	$25,154	$516	$5	$25,665

Securities Held to Maturity

Municipal notes	$4,022	$14	$87	$3,949

	December 31, 2007
		Gross	Gross
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
Securities Available for Sale
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$18,477	$41	$4	$18,514
Municipal notes	830	—	1	829
Mortgage-backed securities	1,273	3	25	1,251
Other securities	3	84	—	87

Total	$20,583	$128	$30	$20,681

Securities Held to Maturity

Municipal notes	$2,770	$33	$8	$2,795

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(000s omitted, except per share data)
     Note 2 — Securities (Continued)
The amortized cost and estimated market value of securities at December 31, 2008, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities with no specified maturity date are separately stated:

	December 31, 2008
	Amortized	Market
	Cost	Value
Available For Sale:

Due in one year or less	$4,499	$4,554
Due after one year through five years	5,412	5,495
Due in five year through ten years	943	954
Due after ten years	246	244

Subtotal	11,100	11,247

Equity securities	3	2
Mortgage-backed securities	14,051	14,416

Total	$25,154	$25,665

Held To Maturity
Due in one year or less	$85	$86
Due after one year through five years	1,378	1,385
Due in five year through ten years	884	886
Due after ten years	1,675	1,592

Total	$4,022	$3,949

At December 31, 2008 and 2007, securities with a carrying value and fair value of $13,257,000 and $14,472,000, respectively, were pledged to secure certain deposit accounts and FHLB advances.
Gross proceeds from the sale of available-for-sale securities for the years ended December 31, 2008 and 2007 were $1,022,000 and $4,727,000, respectively, resulting in gross gains of $16,000 and $0, respectively and gross losses of $10,000 and $97,000, respectively. The tax provision (benefit) applicable to these net realized gains (losses) amounted to $2,000 and ($32,000), respectively.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(000s omitted, except per share data)
Note 2 — Securities (Continued)
The following is a summary of temporarily impaired investments that have been impaired for less than and more than twelve months as of December 31, 2008 and 2007:

	December 31, 2008				December 31, 2007
		Gross		Gross		Gross		Gross
		Unrealized		Unrealized		Unrealized		Unrealized
		Losses		Losses		Losses		Losses
		<12		> 12				> 12
	Fair Value	months	Fair Value	months	Fair Value	<12 months	Fair Value	months
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$—	$—	$—	$—	$—	$—	$4,994	$4
Corporate and other securities	$—	$—	$—	$—	$—	$—	$—	$—
Municipal notes	2,144	71	216	20	697	8	150	1
Mortgage-backed securities	22	—	15	1	22	1	1,008	24

Total	$2,166	$71	$231	$21	$719	$9	$6,152	$29

The unrealized losses on the securities held in the portfolio are not considered other than temporarily impaired (OTTI) and have not been recognized into income. This decision is based on the Company’s ability and intent to hold any potentially impaired security until maturity. The performance of the security is based on the contractual terms of the agreement, the extent of the impairment and the financial condition and credit quality of the issuer. The decline in market value is considered temporary and a result of changes in interest rates and other market variables.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(000s omitted, except per share data)
Note 3 — Loans
     Loans at December 31, 2008 and 2007 are summarized as follows:

	December 31
	2008	2007
Real estate loans — One- to four-family residential	$92,364	$99,373

Commercial loans:
Secured by real estate	49,787	50,819
Other	30,173	26,783

Total commercial loans	79,960	77,602

Consumer loans:
Secured by real estate	22,303	24,095
Other	3,564	4,555

Total consumer loans	25,867	28,650

Total gross loans	198,191	205,625

Less:
Net deferred loan fees	274	279
Allowance for loan losses	5,647	4,013

Total loans — Net	$192,270	$201,333

     Final loan maturities and rate sensitivity of the loan portfolio are as follows:

	December 31, 2008
		One Year	After
	Less Than	to Five	Five
	One Year	Years	Years	Total
Loans at fixed interest rates	$13,532	$50,975	$58,822	$123,329
Loans at variable interest rates	18,519	8,309	48,034	74,862

Total	$32,051	$59,284	$106,856	$198,191

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(000s omitted, except per share data)
Note 3 — Loans (Continued)
Certain directors and executive officers of the Company were loan customers during 2008 and 2007. Such loans were made in the ordinary course of business and do not involve more than a normal risk of collectibility. An analysis of aggregate loans outstanding to directors and executive officers for the years ended December 31, 2008 and 2007 is as follows:

	December 31
	2008	2007
Aggregate balance — Beginning of Period	$3,737	$2,860

New loans	3,528	2,031
Repayments	(2,837)	(1,154)

Aggregate balance — End of Period	$4,428	$3,737

     An analysis of the allowance for loan losses is as follows:

	Year Ended December 31
	2008	2007
Balance — Beginning of period	$4,013	$2,079

Provision for losses	4,421	2,377
Charge-offs	(2,837)	(478)
Recoveries	50	35

Balance — End of period	$5,647	$4,013

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(000s omitted, except per share data)
Note 3 — Loans (Continued)
The following is a summary of information pertaining to impaired, non-accrual and delinquent loans:

	December 31
	2008	2007
Impaired loans without a valuation allowance	$—	$—
Impaired loans with a valuation allowance	9,986	7,733

Total impaired loans	$9,986	$7,733

Valuation allowance related to impaired loans	$3,617	$2,333
Total non-accrual loans	$11,952	$8,460
Total loans past-due ninety days or more and still accruing	$217	$677

	Year Ended December 31
	2008	2007
Average investment in impaired loans	$9,565	$1,704

Interest income recognized on impaired loans	$—	$—

Interest income recognized on a cash basis on impaired loans	$—	$—

No additional funds are committed to be advanced in connection with impaired loans.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(000s omitted, except per share data)
Note 4 — Property and Equipment
     A summary of property and equipment is as follows:

	December 31
	2008	2007
Land	$1,198	$1,251
Land improvements	209	211
Buildings	6,552	6,555
Equipment	3,616	3,534

Total property and equipment	11,575	11,551

Less accumulated depreciation	4,485	3,932

Net property and equipment	$7,090	$7,619

Depreciation expense was $592,000 and $605,000 for the periods ended December 31, 2008 and 2007, respectively.
Note 5 — Servicing
Loans serviced for others are not included in the accompanying consolidated statement of financial condition. The unpaid principal balances of mortgage and other loans serviced for others were approximately $127,018,000 and $130,700,000 at December 31, 2008 and 2007, respectively.
The balance of capitalized servicing rights, net of valuation allowance, is included in other assets at December 31, 2008 and 2007.
The key economic assumptions used in determining the fair value of the mortgage servicing rights are as follows:

	December 31,
	2008	2007
Annual constant prepayment speed (CPR)	12.72%	12.36%
Weighted average life (in months)	241	243
Discount rate	8.00%	9.00%
We estimated the fair value of our mortgage servicing rights to be $1,163,000 and $1,212,000 and the weighted average life remaining of those rights was 44 months at December 31, 2008 and 2007.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(000s omitted, except per share data)
Note 5 — Servicing (Continued)
     The following table summarizes mortgage servicing rights capitalized and amortized, along with the aggregate activity in related valuation allowances:

	December 31
	2008	2007
Balance, beginning of period	$492	$621
Originated mortgage servicing rights capitalized	130	99
Amortization of mortgage servicing rights	(192)	(228)

Balance — end of period	430	492
Valuation allowances:
Balance at beginning of year	—	—
Additions	—	—
Reductions	—	—
Write-downs	—	—

Balance, end of year (net of allowances)	$430	$492

Note 6 — Intangible Assets
     Intangible assets of the Company are summarized as follows:

	December 31, 2008
	Gross Carrying	Accumulated	Net Carrying
	Amount	Amortization	Amount
Amortized intangible assets:
Customer list	$1,454	$735	$719
Customer contract	597	597	—
Core deposit	3,081	2,488	593
Non-compete covenant	200	117	83

Total	$5,332	$3,937	$1,395

	December 31, 2007
	Gross Carrying	Accumulated	Net Carrying
	Amount	Amortization	Amount
Amortized intangible assets:
Customer list	$1,454	$542	$912
Customer contract	597	299	298
Core deposit	3,081	2,300	781
Non-compete covenant	200	97	103

Total	$5,332	$3,238	$2,094

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(000s omitted, except per share data)
Note 6 — Intangible Assets (Continued)
The intangibles listed above relate to both continuing operations and discontinued operations. The core deposit and re-characterized goodwill of $600,000 (as discussed below) relate to continuing operations. The customer list and non-compete covenant items relate to discontinued operations (as discussed in Note 15).
Amortization expense was $425,000 and $495,000 for the periods ended December 31, 2008 and 2007, respectively.
As discussed in Note 1, on February 27, 2009 the Company announced that it had sold the majority of the assets of the InsuranCenter of Alpena. The Company allocated the goodwill between the assets sold and the assets retained. The assets retained relate to a future stream of commissions related to the override commission discussed earlier. Under an agreement, the Company will receive a portion of the override commission through April, 2014. Management computed an estimated cash flow on this commission and using a 6.0% discount rate determined a fair value of $600,000. Since the $600,000 allocation of fair value relates to a finite life asset, the Company re-characterized the goodwill as an amortizable intangible and began amortizing the asset in March, 2009. The remaining estimated life as of December 31, 2008 is 5.3 years and the asset will be amortized straight-line over the period of March 1, 2009 through April 1, 2014, or approximately $9,700 per month.
The amortization period for the core deposit intangible as of December 31, 2008 is 5.4 years. The core deposit intangible will be amortized straight-line through May, 2014 or approximately $9,100 per month.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(000s omitted, except per share data)
Note 7 — Deposits
Deposit accounts, by type and range of rates, consist of the following:

	December 31
	2008	2007
Account Type

NOW accounts and MMDA	$34,046	$26,251
Regular savings accounts	14,857	15,964

Total	48,903	42,215
Certificate of Deposit Rates

0.50 percent to 1.99 percent	8,577	—
2.00 percent to 2.99 percent	11,776	11,346
3.00 percent to 3.99 percent	42,403	11,977
4.00 percent to 4.99 percent	38,278	70,900
5.00 percent to 6.99 percent	4,036	9,857
7.00 percent to 8.99 percent	1,395	1,352

Total certificate of deposits	106,465	105,432

Total interest-bearing deposits	$155,368	$147,647

Certificates of deposit $100,000 or greater at December 31, 2008 and 2007 were $35,649,000 and $30,120,000, respectively. As of December 31, 2007 the amounts in excess of $100,000 were not federally insured. Congress temporarily increased FDIC deposit insurance from $100,000 to $250,000 per depositor through December 31, 2009.
The following table sets forth the amount and maturities of certificates of deposit:

	December 31, 2008
	Amount Due
					Greater
	Less than	1-2	2-3	3-5	than
Rate	1 Year	Years	Years	Years	5 Years	Total
0.50 percent to 1.99 percent	$6,182	$2,387	$8	$—	$—	$8,577
2.00 percent to 2.99 percent	7,005	4,537	141	31	62	11,776
3.00 percent to 3.99 percent	27,904	7,782	4,745	1,497	475	42,403
4.00 percent to 4.99 percent	26,134	8,629	2,296	1,069	150	38,278
5.00 percent to 6.99 percent	1,529	2,021	486	—	—	4,036
7.00 percent to 8.99 percent	—	1,395	—	—	—	1,395

Total	$68,754	$26,751	$7,676	$2,597	$687	$106,465

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(000s omitted, except per share data)
Note 7 — Deposits (Continued)
Interest expense on deposits is summarized as follows:

	Year Ended December 31
	2008	2007
NOW and MMDAs	$415	$378
Regular savings	25	326
Certificates of deposit	4,457	4,829

Total	$4,897	$5,533

Deposits from related parties held by the Bank at December 31, 2008 and 2007 amounted to $607,000 and $447,000, respectively.
Note 8 — Federal Home Loan Bank Advances
Advances outstanding from the Federal Home Loan Bank (FHLB) bear interest that is payable monthly. Pursuant to blanket collateral agreements with the FHLB, advances are collateralized by one- to four-family whole mortgage loans, government agency securities, and highly rated private mortgage-backed securities. The FHLB requires eligible collateral to have a market value equal to 145 percent of advances. The carrying value of loans and securities pledged to secure these advances was approximately $80,024,685 and $88,012,000 at December 31, 2008 and 2007, respectively. Available borrowings with the Federal Home Loan Bank at December 31, 2008 totaled $52,739,000 of which $40,200,000 was outstanding.
The advances are subject to prepayment penalties subject to the provisions and conditions of the credit policy of the Federal Home Loan Bank. Future maturities of the advances are as follows:

Years Ending		Weighted Average
December 31	Amount	Interest Rate
2009	$18,200	3.99
2010	17,000	4.19
2012	2,500	3.55
2013	2,500	3.81

Total	$40,200	3.89

     There were no variable rate advances at December 31, 2008.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(000s omitted, except per share data)
Note 9 — Note Payable
In connection with the purchase of ICA, an unsecured note payable was issued to an individual, payable in annual installments of $180,000, including interest at 5.5 percent. Future maturities of the note are as follows:

2009	$138
2010	145
2011	153
2012	162
2013	171

Total	$769

In connection with the purchase of an existing book of insurance business by ICA, a two-year unsecured note payable was issued to an individual, with the first annual payment of $190,000 and the second annual payment of $179,000, both payments including interest at 6.0 percent. The second annual payment was split into two payments, with the first payment made in November, 2007 and the second made in January, 2008. This amount was included in the liabilities of discontinued operations at December 31, 2007.
Note 10 — Federal Income Tax
The analysis of the consolidated provision for federal income tax is as follows:

	Year Ended December 31
	2008	2007
Continuing operations:
Current provision	$(422)	$(5)
Deferred benefit	(1,179)	(903)

Total from continuing operation:	$(1,601)	$(908)

Discontinued operations	(31)	(8)

Total	$(1,632)	$(916)

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(000s omitted, except per share data)
Note 10 — Federal Income Tax (Continued)
The Company has net operating loss carryforwards of approximately $1,273,000 generated from inception through December 31, 2008 that are available to reduce total taxable income through the years ending December 31, 2028.
A reconciliation of the federal income tax expense and the amount computed by applying the statutory federal income tax rate (34 percent) to income before federal income tax is as follows (000’s omitted):

	Year Ended December 31
	2008	2007
Tax at statutory rate	$(1,626)	$(846)
Increase (decrease) from:
Tax-exempt interest	(65)	(56)
Other	90	(6)

Total income tax recovery	$(1,601)	$(908)

The net deferred tax asset was comprised of the following temporary differences (000’s omitted):

	December 31
	2008	2007
Deferred tax assets:
Allowance for loan losses	$1,712	$1,270
Valuation allowance for real estate held for sale	70	30
Non-accrual loan interest	142	129
Directors’ benefit plan	360	359
Contributions carryover	133	130
Net operating loss carryforward	433	—
Other	657	490

Total deferred tax assets	3,507	2,408

Deferred tax liabilities:
Mortgage servicing rights	146	167
Partnership losses	110	102
Unrealized gain on available-for-sale securities	173	33
Depreciation	457	531
Other	242	202

Total deferred tax liabilities	1,128	1,068

Net deferred tax asset	$2,379	$1,340

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(000s omitted, except per share data)
Note 10 — Federal Income Tax (Continued)
The contribution carryforward relates to $391,000 in contributions that were not deductible in 2008. This carryforward expires in 2010.
For tax years beginning prior to January 1, 1996, a qualified thrift institution was allowed a bad debt deduction for tax purposes based on a percentage of taxable income or on actual experience. The Bank used the percentage of taxable income method through December 31, 1995.
A deferred tax liability has not been recognized for the tax bad debt base year reserves of the Bank. The base year reserves are the balance of reserves as of December 31, 1987. At December 31, 2008 and 2007, the amount of those reserves was approximately $60,000. The amount of the unrecognized deferred tax liability at December 31, 2008 and 2007 was approximately $20,000.
Note 11 — Off Balance Sheet Risk Commitments and Contingencies
Credit-Related Financial Instruments — The Company is a party to credit-related financial instruments with off balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit, and commercial letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statement of financial condition.
The Company’s exposure to credit loss is represented by the contractual amount of these commitments. The Company follows the same credit policies in making commitments as it does for on-balance-sheet instruments.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(000s omitted, except per share data)
Note 11 — Off Balance Sheet Risk Commitments and Contingencies (continued)
The following financial instruments were outstanding whose contract amounts represent credit risk:

	December 31
	2008	2007
Commitments to grant loans	$14,242	$11,842
Unfunded commitments under lines of credit	17,804	21,213
Commercial and standby letters of credit	5	220
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Company, is based on management’s credit evaluation of the customer.
Unfunded commitments under commercial lines of credit, revolving credit lines, and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. In most cases, these lines of credit are collateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Company is committed.
Commercial and standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily used to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. Under FIN 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, fees earned on commercial and standby letters of credit are required to be deferred over the contractual life of the letter of credit. The Company determined that the fair value of guarantees on standby letters of credit has an immaterial effect on the financial results at December 31, 2008 and 2007.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(000s omitted, except per share data)
Note 11 — Off Balance Sheet Risk Commitments and Contingencies (continued)
To reduce credit risk related to the use of credit-related financial instruments, the Company generally holds collateral supporting those commitments if deemed necessary. The amount and nature of the collateral obtained is based on the Company’s credit evaluation of the customer. Collateral held varies, but may include cash, securities, accounts receivable, inventory, property, plant, equipment, and real estate.
If the counterparty does not have the right and ability to redeem the collateral or the Company is permitted to sell or repledge the collateral on short notice, the Company records the collateral in its balance sheet at fair value with a corresponding obligation to return it.
Legal Contingencies — At December 31, 2008, there were no material pending legal proceedings to which the Company is a party or to which any of its property was subject, except for proceedings which arise in the ordinary course of business. In the opinion of management, pending legal proceedings will not have a material effect on the consolidated financial position or results of operation of the Company.
Note 12— Stockholders’ Equity
Payment of dividends on the common stock is subject to determination and declaration by the Board of Directors and depends on a number of factors, including capital requirements, regulatory limitation on payment of dividends, the Bank’s results of operations and financial condition, tax considerations, and general economic conditions.
The Bank is subject to various regulatory capital requirements administered by the OTS. Failure to meet certain capital requirements can initiate certain mandatory and possibly additional discretionary action by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(000s omitted, except per share data)
Note 12— Stockholders’ Equity (continued)
classification are also subject to qualitative judgments by the regulators regarding components, risk-weightings, and other factors.
During the most recent regulatory examination, the OTS categorized the Bank as “well-capitalized” per definition of 12 CFR Section 565.4(b)(1). To be categorized as well-capitalized, the Bank must maintain minimum total risk-based, tier 1 risk based, and tangible equity ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank’s categorization. Consolidated data has not been disclosed as the amounts and ratios are not significantly different.

					To be Categorized as
					Well-Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(Dollars in Thousands)
December 31, 2008
Total capital (to risk-weighted assets)	$27,079	15.75%	$13,757	8.00%	$17,197	10.00%
Tier 1 capital (to risk-weighted assets)	$24,886	14.47%	$6,879	4.00%	$10,318	6.00%
Tangible capital (to tangible assets)	$24,886	10.21%	$3,655	1.50%	$4,873	2.00%

December 31, 2007
Total capital (to risk-weighted assets)	$29,607	16.27%	$14,558	8.00%	$18,198	10.00%
Tier 1 capital (to risk-weighted assets)	$27,295	15.00%	$7,279	4.00%	$10,919	6.00%
Tangible capital (to tangible assets)	$27,295	11.05%	$3,705	1.50%	$4,940	2.00%

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(000s omitted, except per share data)
Note 12— Stockholders’ Equity (continued)
     Reconciliation of GAAP to Regulatory Capital :

	December 31
	2008	2007
GAAP Capital	$28,320	$31,154
Reconciling items:
Less: Investment in and advances to nonincludable subsidaries	(293)	(304)
Less: Goodwill and other intangible assets	(2,804)	(3,491)
Unrealized (gain) loss on securities available for sale	(337)	(65)
Disallowed mortgage servicing rights	—	—

Tangible and core capital	24,886	27,294

Allowable unrealized (gain) loss on securities available for sale	—	38
General valuation allowance	2,193	2,275

Risk Based Capital	$27,079	$29,607

Note 13 — Employee Benefit Plans
     Defined Benefit Pension Plan
The Bank is a participant in the multiemployer Financial Institutions Retirement Fund (FIRF or the “Plan”), which covers substantially all of its officers and employees. The defined benefit plan covers all employees who have completed one year of service, attained age 21, and worked at least 1,000 hours during the year. Normal retirement age is 65, with reduced benefits available at age 55. The Bank’s contributions are determined by FIRF and generally represent the normal cost of the Plan. Specific Plan assets and accumulated benefit information for the Bank’s portion of the Plan are not available. Under the Employee Retirement Income Security Act of 1974 (ERISA), a contributor to a multiemployer pension plan may be liable in the event of complete or partial withdrawal for the benefit payments guaranteed under ERISA. Effective July 1, 2005 the plan was frozen as to current participants and any new employees hired after July 1, 2004 were

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(000s omitted, except per share data)
Note 13 — Employee Benefit Plans (Continued)
excluded from the plan. The expense of the Plan allocated to the Bank was $68,000 and $117,000 for the years ended December 31, 2008 and 2007, respectively.
401(k) Savings Plan
The Bank has a Section 401(k) savings plan covering substantially all of its employees who meet certain age and service requirements. The Company matches a certain percentage of participant deferrals. Additional contributions may be made as approved by the Board of Directors. For the calendar years ended December 31, 2008 and 2007 the Bank’s Board of Directors approved a discretionary profit sharing payment under this plan of 2% and 4% of each eligible employee’s wages for the periods from January 1, 2008 through December 31, 2008 and from January 1, 2007 through December 31, 2007, respectively. The expense under the plan for the years ended December 31, 2008 and 2007 was $158,000 and $229,000, respectively.
Nonqualified Deferred Compensation Plan
The Bank has a nonqualified deferred compensation plan for its directors. Through 1998, each director could voluntarily defer all or part of his or her director’s fees to participate in the program. The plan is currently unfunded and amounts deferred are unsecured and remain subject to claims of the Bank’s general creditors.
Directors are paid once they reach normal retirement age or sooner for reason of death, total disability, or termination. The Bank may terminate the plan at any time. The amount recorded under the plan totaled approximately $836,000 and $820,000 at December 31, 2008 and 2007, respectively. The expense under the plan for the years ended December 31, 2008 and 2007 was $101,000 and $98,000, respectively.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(000s omitted, except per share data)
Note 13 — Employee Benefit Plans (Continued)
Employee Stock Ownership Plan
Effective January 1, 1994, the Bank implemented an employee stock ownership plan (ESOP). The ESOP covers substantially all employees who have completed one year of service, attained age 21, and worked at least 1,000 hours during the year. To fund the ESOP, the Bank borrowed $480,000 from an outside party to purchase 48,000 shares of the Company’s common stock at $10 per share. The ESOP note was payable quarterly with interest at the prime rate and was retired in 1999. All of the 1994 shares were allocated as of December 31, 1999. Compensation expense is measured by the fair value of ESOP shares allocated to participants during a fiscal year.
Pursuant to the 2005 second-step conversion and stock offering, the shareholders of the Company approved the purchase of 8% of shares sold in the stock offering by the ESOP. The Company provided a loan to the ESOP, which was used to purchase 138,709 shares of the Company’s common stock in the stock offering at $10 per share. The loan bears interest at a rate equal to the current prime rate, adjustable on January 1 of each year and provides for repayment of principal over the 15 year term of the loan. Since the Company is providing the loan to the ESOP, the note receivable is not included in the Company’s balance sheet. Accordingly, the Company did not recognize interest income on the loan. The Board of Directors of the Company authorized prepayments of principal on the ESOP loan of $24,000 and $100,000 in 2006 and 2008, respectively. The scheduled maturities of the loan are as follows:

Year Ended
December 31	Principal Amount
2009	$90
2010	97
2011	104
2012	111
2013	120
Thereafter	295

Total	$817

The Company makes annual contributions to the ESOP sufficient to support the debt service of the loan. The loan is secured by the shares purchased, which are

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(000s omitted, except per share data)
Note 13 — Employee Benefit Plans (Continued)
held in a suspense account for allocation among the participations as the loan is paid. Dividends paid on unallocated shares are not considered dividends for financial reporting purposes and are used to pay principal and interest on the ESOP loan. Dividends on allocated shares are charged to retained earnings.
Compensation expense is recognized for the ESOP equal to the average fair value of shares committed to be released for allocation to participant accounts. Any difference between the average fair value of shares committed to be released for allocation and the ESOP’s original acquisition cost is charged or credited to stockholders’ equity (additional paid-in capital). During the years ended December 31, 2008 and 2007, the Company authorized the purchase by the ESOP of an additional 4,875 and 12,900 shares of Company stock using the accumulated cash balance in the Plan, and 824 shares were sold into the open market during the year ended December 31, 2008. Total compensation expense for the years ended December 31, 2008 and 2007 was $71,000 and $85,000, respectively.
Shares held by the ESOP include the following:

	December 31
	2008	2007
Allocated	107,990	85,785
Unallocated	77,586	96,962

Total	185,576	182,747

There were 1,212 and 4,376 shares distributed to ESOP participants in 2008 and 2007, respectively.
The cost of unallocated ESOP shares (shares not yet released for allocation) is reflected as a reduction of stockholders’ equity. The fair value of the unallocated shares was approximately $96,982 at December 31, 2008.
Stock Based Compensation Plans
Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standard (SFAS) No. 123 (Revised) “Shareholder Based Payments”, which requires that the grant-date fair value of awarded stock options be expensed over the requisite service period. The Company’s 1996 Stock Option

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(000s omitted, except per share data)
Note 13 — Employee Benefit Plans (Continued)
Plan (the “1996 Plan”), which was approved by shareholders, permits the grant of share options to its employees for up to 127,491 shares of common stock (retroactively adjusted for the exchange ratio applied in the Company’s 2005 stock offering and related second-step conversion). The Company’s 2006 Stock-Based Incentive Plan (the “2006 Plan”), which was approved by the shareholders on
May 17, 2006, permits the award of up to 242,740 shares of common stock of which the maximum number to be granted as Stock Options is 173,386 and the maximum that can be granted as Restricted Stock Awards is 69,354. Option awards are granted with an exercise price equal to the market price of the Company’s stock at the date of grant; those option awards generally vest based on five years of continual service and have ten year contractual terms. Certain options provide for accelerated vesting if there is a change in control (as defined in the Plans). Shares issued under the Plan and exercised pursuant to the exercise of the stock option plan may be either authorized but unissued shares or reacquired shares held by the Company as treasury stock.
Stock Options — A summary of option activity under the Plan during the years ended December 31, 2008 and 2007 is presented below:

			Weighted-Average
		Weighted-	Remaining
		Average	Contractual Term	Aggregate
Options	Shares	Exercise Price	(Years)	Intrinsic Value
Outstanding at January 1, 2007	204,532	$9.50	9.49	$0

Granted in 2007	6,200	$8.79

Exercised in 2007	—	$0.00

Forfeited or Expired in 2007	(13,740)	$9.53

Outstanding at December 31, 2007	196,992	$9.48	8.52	$0

Granted in 2008	0	$0.00

Exercised in 2008	0	$0.00

Forfeited or expired in 2008	(4,860)	$9.56

Oustanding at December 31, 2008	192,132	$9.48	7.52	$0

Options Exercisable at December 31, 2008	80,358	$9.40	7.34	$0

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(000s omitted, except per share data)
Note 13 — Employee Benefit Plans (Continued)
A summary of the status of the Company’s nonvested shares as of December 31, 2008 and 2007 and changes during the years then ended is presented below:

		Weighted-Average
		Grant-Date
Nonvested Shares	Shares	Fair Value
Nonvested at January 1, 2007	200,099	$2.11

Granted	6,200	$1.91

Vested	(38,159)	$2.10

Forfeited or Expired	(13,740)	$2.10

Nonvested at December 31, 2007	154,400	$2.11

Granted	—	—

Vested	(39,876)	$2.10

Forfeited or Expired	(2,750)	$2.11

Nonvested at December 31, 2008	111,774	$2.11

As of December 31, 2008 there was $203,000 of total unrecognized compensation cost, net of expected forfeitures, related to nonvested options under the Plan. That cost is expected to be recognized over a weighted-average period of 2.4 years. The total fair value of shares vested during the year ended December 31, 2008 and 2007 was $98,000 and $91,000, respectively.
Restricted Stock Awards — The Company did not grant any award shares during the year ended December 31, 2008. The Company granted 1,500 award shares during the year ended December 31, 2007 under the 2006 Stock-Based Incentive Plan. Compensation expense for 2008 and 2007 related to awards granted under this plan was $129,000 and $122,000. The shares vest over a five year service period. As of December 31, 2008 there was $292,000 of unrecognized compensation cost related to nonvested restricted stock awards under the Plan.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(000s omitted, except per share data)
Note 13 — Employee Benefit Plans (Continued)
The following table summarizes the activity of restricted stock awards under the Plan during the years ended December 31, 2008 and 2007:

	2008	2007
Beginning of period	51,700	63,250
Granted	—	1,500
Vested	(12,850)	(12,550)
Forfeited	—	(500)

Nonvested, end of period	38,850	51,700

Note 14 — Fair Values of Financial Instruments
The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based on quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.
The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:
Cash and Cash Equivalents — The carrying amounts of cash and short-term instruments approximate fair values.
Securities — Fair values for securities, excluding Federal Home Loan Bank stock, are based on quoted market prices. The carrying value of Federal Home Loan Bank stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(000s omitted, except per share data)
Note 14 — Fair Values of Financial Instruments (Continued)
Loans Held for Sale — Fair values of mortgage loans held for sale are based on commitments on hand from investors or prevailing market prices.
Loans Receivable — For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (e.g., one- to four-family residential), credit card loans, and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for other loans (e.g., commercial real estate and investment property mortgage loans, commercial, and industrial loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for nonperforming loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.
Deposit Liabilities — The fair values disclosed for demand deposits (e.g., interest and noninterest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.
REPO Sweep Accounts — The fair values disclosed for REPO Sweeps are equal to the amount payable on demand at the reporting date (i.e., their carrying amounts).
Long-term Borrowings — The fair values of the Company’s long-term borrowings are estimated using discounted cash flow analyses based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.
Accrued Interest — The carrying amounts of accrued interest approximate fair value.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(000s omitted, except per share data)
Note 14 — Fair Values of Financial Instruments (Continued)p
The estimated fair values and related carrying or notional amounts of the Company’s financial instruments are as follows:

	December 31, 2008		December 31, 2007
	Carrying	Estimated	Carrying	Estimated
	Amounts	Fair Value	Amounts	Fair Value
Financial assets:
Cash and cash equivalents	$3,471	$3,471	$5,341	$5,341
Securities available for sale	25,665	25,665	20,681	20,681
Securities held to maturity	4,022	3,949	2,770	2,795
Loans and loans held for sale — Net	192,377	197,804	201,333	204,516
Federal Home Loan Bank stock	4,197	4,197	4,197	4,197
Accrued interest receivable	1,469	1,469	1,700	1,700

Financial liabilities:
Customer deposits	165,778	166,931	157,833	157,951
Federal Home Loan Bank advances	40,200	41,688	51,700	51,824
Note payable	769	773	899	901
REPO Sweep accounts	9,447	9,447	6,637	6,637
Accrued interest payable	518	518	710	710
Note 15 — Discontinued Operations
On February 27, 2009 the Company announced that it had sold the majority of the assets of the InsuranCenter of Alpena. Accordingly, the financial position and results of operations of the InsuranCenter of Alpena are removed from the detail line items in the Company’s financial statements and presented separately as “discontinued operations.”
The condensed balance sheet (unaudited) as of December 31, 2008 and 2007 for the InsuranCenter of Alpena is as follows:

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(000s omitted, except per share data)
Note 15 — Discontinued Operations (continued)

	2008	2007
Assets
Intangible Assets	$202	$712
Goodwill	1,408	1,397

Total Assets	1,610	2,109

Liabilities & Shareholders’ Equity
Accrued expenses & other liabilities	77	225
Shareholders’ equity	1,533	1,884

Total Liabilities & Shareholders’ Equity	$1,610	$2,109

The condensed income statement (unaudited) for the twelve months ended December 31, 2008 and 2007 for the InsuranCenter of Alpena is as follows:

	2008	2007
Interest income	$—	$—
Interest expense	—	10

Net interest income	—	(10)

Noninterest income	1,465	2,547
Noninterest expenses	1,558	2,562

Loss before taxes	(93)	(25)
Income tax benefit	(32)	(8)

Net Loss	$(61)	$(17)

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(000s omitted, except per share data)
Note 16 — Restrictions on Dividends
OTS regulations impose limitations upon all capital distributions including cash dividends. The total amount of dividends that may be paid is generally limited to the sum of the net profits of the bank for the preceding three years. An application to and the approval of the OTS is required prior to any capital distribution if the institution does not meet the criteria for “expedited treatment” of applications under OTS regulations. If an application is not required, the institution must still provide prior notice to the OTS of the capital distribution. In the event the Bank’s capital falls below its regulatory requirements or the OTS notifies it that it was in need of more than normal supervision, the Bank’s ability to make capital distributions could be restricted. In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice. At December 31, 2008 and 2007, the Bank did not have retained earnings available for the payment of dividends to the Company.
Note 17 — Parent-Only Financial Statements
The following represents the condensed financial statements of First Federal of Northern Michigan Bancorp, Inc. (“Parent”) only. The Parent-only financial information should be read in conjunction with the Company’s consolidated financial statements.
The condensed balance sheet is as follows:

	December 31
	2008	2007
Assets

Cash at subsidiary bank	$416	$989
Investment in subsidiary	28,320	31,154
Other assets	683	559

Total assets	$29,419	$32,702

Liabilities and Stockholders’ Equity

Liabilities	$—	$199
Stockholders’ equity	29,419	32,503

Total liabilities and stockholders’ equity	$29,419	$32,702

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(000s omitted, except per share data)
Note 17 — Parent-Only Financial Statements (Continued)
The condensed statement of operations for the years ended are as follows:

	December 31
	2008	2007
Operating income	$—	$2,300
Operating expense	203	165

Income (loss) before income taxes and equity in undistributed net income of subsidiary	(203)	2,135
Income tax benefit	68	55

Income (loss) before equity in undistributed net income (loss) of subsidiary	(135)	2,190
Equity in undistributed net income (loss) of subsidiary	(3,106)	(3,790)

Net loss	$(3,241)	$(1,600)

The condensed statement of cash flows for the years ended is as follows:

	December 31
	2008	2007
Cash Flows from Operating Activities
Net loss	$(3,241)	$(1,600)
Adjustments to reconcile net income to net cash from operating activities:
Equity in undistributed net income of subsidiary	3,106	3,790
Net change in other assets	(124)	53
Net change in other liabilities	(199)	18

Net cash provided by (used in) operating activities	(458)	2,261

Cash Flows from Financing Activities
Purchase of treasury shares	—	(1,399)
ESOP Loan Repayment	91	107
Payment for subsidiary stock-based compensation plan	226	195
Dividends paid	(432)	(582)

Net cash used in financing activities	(115)	(1,679)

Net Increase (Decrease) in Cash and Cash Equivalents	(573)	582

Cash and Cash Equivalents - Beginning of year	989	407

Cash and Cash Equivalents - End of year	$416	$989

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(000s omitted, except per share data)
Note 18 — Segment Reporting
The Company’s principal activities include banking and the sale of insurance products through its wholly owned subsidiary, ICA, purchased in 2003. The Bank provides financial products including retail and commercial loans as well as retail and commercial deposits. ICA received commissions from the sale of various insurance products including health, life, and property. The segments were determined based on the nature of the products provided to customers.
The financial information for each operating segment is reported on the basis used internally to evaluate performance and allocate resources. The allocations have been consistently applied for all periods presented. Revenues and expenses between affiliates have been transacted at rates that unaffiliated parties would pay. The only transaction between the segments thus far relates to a deposit on behalf of the ICA included in the Bank. The interest income and interest expense for this transaction has been eliminated. All other transactions are with external customers. The performance measurement of the operating segments is based on the management structure of the Company and is not necessarily comparable with similar information for any other financial institution. The information presented is also not necessarily indicative of the segment’s financial condition and results of operations if they were independent entities.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(000s omitted, except per share data)
Note 18 — Segment Reporting (Continued)

	For Year Ended
	December 31, 2008
	Bank	ICA	Eliminations	Total
Interest Income	$13,967	$36	$(36)	$13,967
Interest Expense	7,166	—	(36)	7,130

Net Interest Income - Before provision for loan losses	6,801	36	—	6,837
Provision for Loan Losses	4,421	—	—	4,421

Net Interest Income - After provision for loan losses	2,380	36	—	2,416
Other Income	1,470	1,672	—	3,142
Operating Expenses	8,655	1,776	—	10,431

Income - Before federal income tax	(4,805)	(68)	—	(4,873)
Federal Income Tax	(1,609)	(23)	—	(1,632)

Net Income	$(3,196)	$(45)	$—	$(3,241)

Depreciation and amortization	$749	$268	$—	$1,017

Assets	$244,769	$4,149	$(1,246)	$247,672

Expenditures related to long-lived assets:
Goodwill	$—	$47	$—	$47
Intangible assets	—	—	—	—
Property and equipment	193	—	—	193

Total	$193	$47	$—	$240

	For Year Ended
	December 31, 2007
	Bank	ICA	Eliminations	Total
Interest Income	$16,200	$32	$(32)	$16,200
Interest Expense	8,469	10	(32)	8,447

Net Interest Income - Before provision for loan losses	7,731	22	—	7,753
Provision for Loan Losses	2,377	—	—	2,377

Net Interest Income - After provision for loan losses	5,354	22	—	5,376
Other Income	1,256	2,726	—	3,982
Operating Expenses	9,136	2,738	—	11,874

Income - Before federal income tax	(2,526)	10	—	(2,516)
Federal Income Tax	(919)	3	—	(916)

Net Income	$(1,607)	$7	$—	$(1,600)

Depreciation and amortization	$755	$345	$—	$1,100

Assets	$247,268	$4,421	$(858)	$250,831

Expenditures related to long-lived assets:
Goodwill	$—	$—	$—	$—
Intangible assets	—	—	—	—
Property and equipment	183	24	—	207

Total	$183	$24	$—	$207

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(000s omitted, except per share data)
Note 19 — Quarterly Results of Operations (Unaudited)
The following tables summarize the Company’s quarterly results for the fiscal years ended December 31, 2008 and 2007:

	For the Three-Month Period Ending
	March 31,	June 30,	September 30,	December 31,
	2008	2008	2008	2008
Interest income	$3,590	$3,491	$3,525	$3,361
Interest expense	1,867	1,790	1,808	1,665

Net interest income	1,723	1,701	1,717	1,696
Provision for losses on loans	25	342	876	3,178
Other income	412	459	400	406
Other expenses	2,131	2,172	2,158	2,413

Loss from continuing operations — before income tax benefit	(21)	(354)	(917)	(3,489)
Income tax benefit from continuing operations	(7)	(119)	(307)	(1,168)

Net loss from continuing operations	(14)	(235)	(610)	(2,321)
Loss from discontinued operations, net of tax benefit	(17)	(15)	(25)	(4)

Net Loss	$(31)	$(250)	$(635)	$(2,325)

Loss per share from continuing operations
Basic	$(0.00)	$(0.08)	$(0.21)	$(0.80)
Diluted	$(0.00)	$(0.08)	$(0.21)	$(0.80)
Loss per share from discontinued operations
Basic	$(0.01)	$(0.01)	$(0.01)	$(0.00)
Diluted	$(0.01)	$(0.01)	$(0.01)	$(0.00)
Net loss per share
Basic	$(0.01)	$(0.09)	$(0.22)	$(0.81)
Diluted	$(0.01)	$(0.09)	$(0.22)	$(0.81)

Weighted average number of shares outstanding	2,884	2,884	2,884	2,884
Weighted average number of shares outstanding, including dilutive stock options	2,884	2,884	2,884	2,884
Cash dividends declared per common share	$0.050	$0.050	$0.050	$—

	For the Three-Month Period Ending
	March 31,	June 30,	September 30,	December 31,
	2007	2007	2007	2007
Interest income	$4,130	$4,057	$4,140	$3,873
Interest expense	2,231	2,112	2,098	1,996

Net interest income	1,899	1,945	2,042	1,877
Provision for losses on loans	86	113	111	2,067
Other income	340	279	366	451
Other expenses	2,150	2,471	2,376	2,316

Income (loss) from continuing operations- Before income taxes	3	(360)	(79)	(2,055)
Federal income tax benefit	(15)	(146)	(50)	(697)

Net income (loss) from continuing operations	18	(214)	(29)	(1,358)
Income (loss) from discontinued operations, net of tax expense (benefit)	4	(21)	4	(4)

Net Loss	$22	$(235)	$(25)	$(1,362)

Loss per share from continuing operations
Basic	$0.01	$(0.08)	$(0.01)	$(0.47)
Diluted	$0.01	$(0.08)	$(0.01)	$(0.47)
Loss per share from discontinued operations
Basic	$0.00	$(0.01)	$0.00	$(0.00)
Diluted	$0.00	$(0.01)	$0.00	$(0.00)
Net loss per share
Basic	$0.01	$(0.08)	$(0.01)	$(0.47)
Diluted	$0.01	$(0.08)	$(0.01)	$(0.47)

Weighted average number of shares outstanding	2,981	2,848	2,832	2,873
Weighted average number of shares outstanding, including dilutive stock options	2,982	2,848	2,832	2,873
Cash dividends declared per common share	$0.050	$0.050	$0.050	$0.050