Form 10-K, Exhibit 13
period 2009-12-31
First Federal of Northern Michigan Bancorp, Inc.
filed 2010-03-31
CIK 1128227

EXHIBIT 13

2009 ANNUAL REPORT TO STOCKHOLDERS

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

2009

ANNUAL REPORT

March 31, 2010

Dear Fellow Shareholder,

Timing is everything. This is my second shareholder letter as CEO of First Federal of Northern Michigan. I would love nothing more than to be writing a happy shareholder letter discussing how all of our effort translated into the creation of shareholder value that, in turn, helped increase the value of your investment in our company. I can report that we did work very hard and made meaningful progress in many areas that will eventually lead to increases in shareholder value. Unfortunately, the recent economic hurricane has brought powerful headwinds that has left many parts of the economy damaged and broken, particularly in Michigan. All of our effort and progress during the year was more than offset by the extraordinarily difficult operating environment. I am confident that one day I will get my chance to write one of those happy letters. But that is for another year.

Our goals for 2009 were simple:

➢	Rehabilitating or liquidating non-performing assets;
➢	Growing non-interest income;
➢	Increasing our net interest margin (NIM); and
➢	Reducing controllable expenses.

We made meaningful progress in all four of these areas in 2009.  This progress helped bring about a significant improvement in pretax, pre-provision earnings for the Bank.

In terms of asset quality, we successfully worked through certain problem commercial credits that either resulted in the credit being upgraded and removed from the watch list or liquidated.  However, new problem credits emerged as old credits were upgraded or liquidated.

In terms of non-interest income, we took advantage of the low interest rate environment and leveraged our outstanding mortgage staff by originating $58.9 million in mortgage loans and generating over $1.4 million in mortgage banking fees during the year, an improvement of 227% from last year. It was more than the rate environment that drove this improvement. Our strong reputation as a mortgage lender, the exit from the market of mortgage brokers and the capital constraints of many of our competitors all contributed to our success in 2009. We increased mortgage market share in all of the markets we serve.

We improved our NIM by 33 basis points over the course of the year.  This was accomplished by establishing floors on our variable rate loans, maintaining pricing discipline for both deposits and loans, and growing core deposit balances by $4.8 million during the year.  Our significant margin growth took place in spite of the elevated level of non-performing assets within the Bank.  We expect to see continued margin improvement as these non-performing assets are rehabilitated or converted to cash over time.

We reduced controllable expenses by decreasing compensation costs, marketing costs, occupancy costs and the costs associated with the amortization of intangible assets.  We also sold off our insurance subsidiary, further improving the core profitability of the Bank.  As a result of these efforts, on a pre-tax, pre-provision basis, we improved the profitability of the bank by $929,000 in 2009, an increase of 258% from last year.

While we made many difficult decisions and significant sacrifices to return to profitability, much of that work was wiped out by factors beyond our control.  To illustrate, the FDIC raised our deposit insurance premiums by $358,000, or 293%, to $480,000 in 2009 from $122,000 in 2008.  Your board and management actively opposed these increases by reaching out to our elected officials and expressing our frustration in having to pay for the cleanup associated with problems we did not create.  In addition, we were required to pre-fund our FDIC premiums for 2010, 2011and 2012 at the end of 2009.  This represents an interest-free loan to the government in the amount of $1.4 million to replenish the depleted FDIC fund.  As a result, we must forgo the opportunity to invest those same dollars in an interest-earning asset.   Our pre-tax, pre-provision results would have grown by $1.3 million without the FDIC increases in 2009.

We have always proactively managed risk.  In that spirit, beginning in 2006, we participated, on a limited basis, in commercial opportunities outside of Michigan to avoid the geographic risk posed by only lending in Michigan, one of the most economically stressed states in the country.  Certain of these transactions ran into trouble during late 2008 and 2009 as the severe economic downturn damaged the projects and the strength of the underlying borrowers which had a significant impact on our 2009 results.  Yet another challenge in 2009 was the number of bank failures.  Specifically, the considerable assets of the failed banks were offered for sale by the FDIC helping drive loan and collateral values lower. This environment has reduced the appraised values for some of our troubled credits requiring us to record large reserves for these distressed credits.  We must accept these appraisals no matter how little sense they make today.  In 2009 it was these weak appraised values that created the need for the vast majority of our recorded reserves and charge-offs.

It took a long time to create this broken economy and it will take a long time for the problems to work through the system.  In the meantime, your Bank has strong liquidity, strong capital and a focus on the long term creation of shareholder value.  We are committed to working in a prudent, sensible manner and seeking signals that the recovery is far enough along to restore our dividend.  Restoring the dividend and returning the shareholder value lost through this economic downturn are our highest priorities.

Michael W. Mahler
President and Chief Executive Officer

Selected Consolidated Financial and Other Data of the Company

Set forth below are selected financial and other data of First Federal of Northern Michigan Bancorp, Inc. (the “Company”). This information is derived in part from and should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto presented elsewhere in this Annual Report. The information at December 31, 2009 and December 31, 2008 and for the years ended December 31, 2009 and 2008 is derived in part from the audited consolidated financial statements of the Company that appear in this Annual Report. The information for the years ended December 31, 2007, 2006, and 2005 is derived in part from audited consolidated financial statements that do not appear in this Annual Report.

Financial condition data:

	For Years Ended December 31,
	2009	2008	2007	2006	2005
	(In thousands)
Total assets	$233,506	$247,672	$250,831	$280,959	$282,775
Loans receivable, net	171,219	192,270	201,333	209,518	201,183
Loans held for sale	52	107	-	72	-
Investment securities	37,641	29,687	23,451	44,850	55,187
Cash and cash equivalents	3,099	3,471	5,341	4,993	4,780
Deposits	158,100	165,778	157,833	170,530	183,442
FHLB advances and note payable	45,031	40,969	52,684	66,042	54,403
Repo Sweep agreements	5,408	9,447	6,637	6,528	5,293
Stockholders' equity	23,052	29,419	32,503	35,453	36,649

Operating data:

	At December 31,
	2009	2008	2007	2006	2005
	(In thousands)
Interest income	$12,442	$13,967	$16,200	$17,170	$15,076
Interest expense	5,088	7,130	8,437	8,548	6,704

Net interest income	7,354	6,837	7,763	8,622	8,372
Provision for loan losses	6,196	4,421	2,377	851	368

Net interest income after provision for loan losses	1,158	2,416	5,386	7,771	8,004
Other income (loss):
Service charges and fees	869	942	911	1,044	1,030
Mortgage banking activities	1,414	432	418	344	482
Net gain (loss) on sale of investment securities	-	6	(97)	(45)	13
Gain (loss) on sale of real estate	20	22	(40)	4	(45)
Other non-interest income	102	95	64	103	37
Insurance & brokerage commissions	170	180	180	180	180

Total other income	2,575	1,677	1,436	1,630	1,697
Other expenses	9,360	8,874	9,313	8,761	9,193

Income (loss) from continuing operations before income tax expense (benefit)	(5,627)	(4,781)	(2,491)	640	508
Income tax expense (benefit) from continuing operations	1,090	(1,601)	(908)	164	157
Net income (loss) from continuing operations	(6,717)	(3,180)	(1,583)	476	351
Income (loss) from discontinued operations, net of tax expense or benefit	(46)	(61)	(17)	(13)	91
Net income (loss)	$(6,763)	$(3,241)	$(1,600)	$463	$442

Pre-Provision Pre-Tax Net Income (Loss)	$569	$(360)	$(131)	$1,478	$967

Key Financial Ratios and Other Data:

	For Years Ended December 31,
	2009	2008	2007	2006	2005
Performance Ratios:

Return on average assets	-2.80%	-1.30%	-0.60%	0.16%	0.16%
Return on average equity	-23.21%	-10.05%	-4.84%	1.35%	1.49%
Average interest rate spread	2.97%	2.51%	2.68%	2.83%	2.97%
Dividend payout ratio	0.00%	N/M ***	N/M ***	133.33%	142.86%
Dividends per share	$0.00	$0.15	$0.20	$0.20	$0.20
Net interest margin	3.26%	2.93%	3.13%	3.24%	3.30%
Efficiency ratio	95.08%	104.54%	101.18%	89.37%	85.07%
Non-interest expense to average total assets	3.88%	3.56%	4.45%	4.04%	4.32%
Average interest-earning assets to average interest-bearing liabilities	113.32%	113.85%	113.65%	112.99%	112.34%

Asset Quality Ratios:

Non-performing assets to total assets	6.58%	5.57%	4.15%	1.59%	1.57%
Non-performing loans to total loans	6.73%	6.14%	4.54%	1.90%	1.99%
Allowance for loan losses to nonperforming loans	31.05%	46.41%	43.93%	52.24%	35.34%
Allowance for loan losses to total loans	2.09%	2.85%	1.95%	0.98%	0.70%

Capital Ratios:

Equity to total assets at end of period	9.87%	11.88%	12.96%	12.62%	12.96%
Average equity to average assets	12.07%	12.44%	12.38%	12.07%	10.87%
Risk-based capital ratio (Bank only)	13.58%	15.75%	16.27%	17.07%	16.82%

Other Data:
Number of full service offices	8	8	9 **	10 *	10

*as of 12-31-06. In February 2007, the Bank closed a branch to reduce its full-service offices to 9.
**as of 12-31-07. In February 2008, the Bank closed a branch to reduce its full-service offices to 8.
***Not meaningful

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

First Federal of Northern Michigan, the Company’s principal operating subsidiary, is a full-service, community-oriented savings bank whose primary lending activity is the origination of one- to four-family residential real estate mortgages, commercial real estate loans, commercial loans and consumer loans.  As of December 31, 2009, $81.6 million, or 46.6%, of our total loan portfolio consisted of one- to four-family residential real estate loans, $62.4 million, or 35.6%, and $9.9 million, or 5.6%, of our total loan portfolio consisted of commercial mortgage loans and commercial loans, respectively, and $21.3 million, or 12.2%, of our total loan portfolio consisted of consumer and other loans. In recent years, commercial mortgage loans and commercial loans have grown as a percentage of our loan portfolio for three reasons. First, we have increased our emphasis on originating these loans, which generally have higher interest rates compared to one- to four-family residential real estate loans.  In addition, most of these loans are originated with adjustable interest rates, which assists us in managing interest rate risk. Finally, most of our one- to four-family residential mortgage loan customers prefer fixed-rate loans in the low interest rate environment that has prevailed over the last several years. Since we sell into the secondary mortgage market a majority of the fixed-rate one- to four-family residential mortgage loans that we originate, one- to four-family residential real estate loans have decreased as a percentage of our total loan portfolio.

Our results of operations depend primarily on our net interest income, which is the difference between the  interest income we receive on our interest-earning assets, such as loans and securities, and the interest expense we pay on our deposits and borrowings.  Our results of operations are also affected by non-interest income and non-interest expense, the provision for loan losses and income tax expense.  Non-interest income consists primarily of banking fees, service charges, insurance commissions, mortgage banking activities and security transactions.  Our non-interest expense consists primarily of salaries and employee benefits, FDIC insurance premiums, occupancy and office expenses, advertising and promotion expense and data processing expenses.

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

Business Strategy

Operating as a Community Savings Bank.  We are committed to meeting the financial needs of the communities in which we operate. Our branch network of eight offices enhances our ability to serve these communities. We provide a broad range of individualized consumer and business financial services.  We believe that we can be more effective in servicing our customers than many of our non-local competitors because our employees and senior management are able to respond promptly to customer needs and inquiries.  Our ability to provide these services is enhanced by the experience of our senior management, which has an average of 18 years’ experience in the financial services industry.

Increasing Our Commercial Real Estate and Commercial Lending.  Beginning in 2001, we began to increase our originations of commercial real estate and commercial loans. At December 31, 2009, loans secured by commercial real estate totaled $62.4 million, or 35.6% of our total loan portfolio, and commercial loans totaled $9.9 million, or 5.6% of our total loan portfolio. Commercial real estate and commercial loans generally are originated with higher interest rates compared to one- to four-family residential real estate loans and, therefore, have a positive effect on our net interest rate spread and net interest income.  In addition, most of these loans are originated with adjustable interest rates, which assists us in managing interest rate risk.  We believe that our branch network will enable us to continue to increase our commercial and commercial real estate loan portfolio without significant additional fixed costs.  As market conditions allow, we will continue to originate these types of loans in the future to viable borrowers and retain them in our portfolio, however in 2010, in light of the continued difficult operating environment in our market area, we expect our focus will continue to be more on credit quality than on origination of new loans.  In 2007 we began participating, on a limited basis, in commercial opportunities outside of our market areas and, in some cases, outside of the State or Michigan to help mitigate the geographic risk of lending only in Michigan. We had no new out-of-state commercial participations in 2009.

Increasing Our Share of Lower-Cost Deposits.   In past years our cost of funds has been relatively high as we accepted higher-cost long-term certificates of deposit to fund our long-term assets such as one- to four-family residential mortgage loans. As we have increased our origination of shorter-term commercial real estate and commercial loans, most of which are originated with adjustable interest rates, we have decreased our need for higher-cost long-term certificates of deposit. We intend to continue to lower our cost of funds by increasing our share of lower-cost short-term certificates of deposit and lower-cost money market deposits. We typically are not a market leader in deposit rates, although from time-to-time we do offer higher rates as liquidity needs dictate. We also intend to continue to market our non-interest-bearing checking accounts in conjunction with our focus on commercial business lending.  We grew our core deposits by $4.8 million in 2009.

Maintaining High Asset Quality and Capital Strength.  We are committed to conservative loan underwriting standards and procedures, and we primarily originate loans secured by real estate.  As a result, we have historically experienced low levels of late payments and losses on loans. However, during the economic recession that continued to deepen in 2009, we have seen delinquency trends increase despite our conservative underwriting practices due to declining economic conditions and increasing unemployment in our market area. At December 31, 2009, our ratio of non-performing assets to total assets was 6.58%.  At December 31, 2009, our ratio of equity to assets was 9.87%.  Despite losses over the past three years, our Bank has regulatory capital at levels in excess of regulatory requirements and is categorized as “well capitalized.”

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

Comparison of Financial Condition at December 31, 2009 and 2008

Total assets decreased $14.2 million, or 5.7%, to $233.5 million at December 31, 2009  from $247.7 million at December 31, 2008.  Net loans decreased $21.1 million, or 10.9% to $171.2 million at December 31, 2009 from $192.3 million at December 31, 2008.  Mortgage loan originations increased by $28.7 million to $58.9 million in 2009 from $30.2 million in 2008: however our mortgage loan portfolio decreased $10.7 million, or 11.6%, to $81.6 million at December 31, 2009 from $92.3 million at December 31, 2008. The decrease in the portfolio was due to our continued focus on selling lower rate mortgage loans into the secondary market where possible. The commercial loan portfolio decreased 9.8% to $72.2 million at December 31, 2009 from $80.0 million at December 31, 2008.   Cash and cash equivalents decreased  by $372, 000, or 10.7%, to $3.1 million at December 31, 2009 from $3.5 million at December 31, 2008.  Investment securities increased $8.0 million, or 26.7%, to $37.6 million at December 31, 2009 from $29.7 million at December 31, 2008.

Deposits decreased $7.7 million, or 4.6%, to $158.1 million at December 31, 2009 from $165.8 million at December 31, 2008. This decrease was due in large part to our certificate of deposit accounts. As these deposits matured and were set to reprice lower, some left the Bank and were replaced with lower costing FHLB advances.  Our focus in 2009 continued to be on building deposit relationships rather than attracting higher-cost non-core certificate of deposit accounts, although from time-to-time we offered higher rates as liquidity needs dictated.  REPO Sweep accounts decreased $4.0 million, or 42.6% to $5.4 million at December 31, 2009 from $9.4 million at December 31, 2008. Borrowings, consisting primarily of FHLB advances, increased  $4.0 million, or 9.8%, to $45.0 million at December 31, 2009 from $41.0 million at December 31, 2008 as we offset our decline in deposits in part with FHLB advances.

Stockholders’ equity decreased $6.3 million, or 21.4%, to $23.1 million at December 31, 2009 from $29.4 million at December 31, 2008.   The decrease was mainly a result of our net loss for the year of $6.8 million, partially offset by a recovery of $130,000 in the value of available-for-sale (AFS) securities.

Comparison of Operating Results for the Years Ended December 31, 2009 and 2008

General.  Net income from continuing operations decreased to a loss of $6.8 million for the year ended December 31, 2009 from a loss of $3.2 million for the year ended December 31, 2008. Net interest income before provision for loan losses was $517,000 higher in 2009 than in 2008, due in large part to our increased net interest margin year over year. The provision for loan losses was $1.8 million higher in 2009 than in 2008, resulting in net interest income after provision for loan losses which was $1.3 million lower in 2009 than in 2008. Non-interest income related to continuing operations was $898,000 higher in 2009 than in 2008. Non-interest expenses related to continuing operations were $486,000 higher in 2009 than in 2008 due in large part to an industry-wide special FDIC assessment in 2009.

Interest Income.  Interest income decreased by $1.6 million, or 11.4%, to $12.4 million for the year ended December 31, 2009 from $14.0 million for the year ended December 31, 2008.  The decrease was primarily due to two factors: a decrease in the average balance of our loan portfolio of $10.6 million, or 5.3%, year over year, and an increase in the average balance of impaired loans, on which we did not recognize interest income, of $5.3 million year over year.  The average balance of our non-mortgage loans, principally commercial loans and consumer loans, decreased by $1.9 million, or 1.8%, to $103.1 million for the twelve months ended December 31, 2009 from $105.0 million for the twelve months ended December 31, 2008. The average yield on our commercial loans decreased 69 basis points due in large part to the increase in the average balance of our non-performing loans year over year, and the average yield on our consumer loans decreased 85 basis points from 2008 to 2009 due in large part to lower interest rate environment in 2009 as compare to 2008. .  The average balance of our one- to- four-family residential mortgage loans decreased to $86.0 million for the year ended December 31, 2009 from $94.8 million for the year ended December 31, 2008, while the average yield on such loans decreased to 6.25% from 6.30%.

Interest Expense.  Interest expense decreased to $5.1 million for the year ended December 31, 2009 from $7.1 million for the year ended December 31, 2008, due primarily to a $6.7 million, or 3.3%, decrease in the average balance of interest bearing liabilities. The average balance of interest-bearing deposits decreased slightly by $680,000 from 2008 to 2009, while the average cost of those deposits decreased 93 basis points to 2.31% for 2009 from 3.24% for 2008, reflecting a continued decline in market interest rates during 2009. The average balance of   FHLB borrowings decreased $5.3 million from 2008 to 2009 while the cost of those borrowings decreased from 4.44% to 3.79% year over year.  During 2009 certain high-cost FHLB bank advances matured and we were able to re-borrow those funds at a substantially lower rate. The average balance of REPO Sweep accounts decreased $737,000 year over year, while the average cost of these accounts decreased 103 basis points from 1.41% for 2008 to 0.38% for 2009 as market rates declined substantially year over year.

Net Interest Income.  Net interest income increased to $7.4 million for the year ended December 31, 2009 from $6.8 million for the year ended December 31, 2008.  The increase is primarily due to an increase of 46 basis points in our average interest rate spread to 2.97% for the year ended December 31, 2009 from 2.51% for the year ended December 31, 2008.

Provision for Loan Losses. We recorded a provision for loan losses of $6.2 million for the year ended December 31, 2009 compared to a provision of $4.4 million for the year ended December 31, 2008. We had net charge-offs of $8.2 million and $2.8 million during 2009 and 2008, respectively. These increases reflected a continued decline in general economic conditions, particularly declining real estate values. The allowance for loan losses was $3.7 million, or 2.09% of total loans at December 31, 2009, compared to $5.6 million, or 2.85% of total loans at December 31, 2008. The level of the allowance is based on estimates, and ultimate losses may vary from estimates. Total non-performing loans were $11.8 million at December 31, 2009 and $12.2 million at December 31, 2008. Management has developed an aggressive plan for 2010 and beyond designed to reduce the level of non-performing loans and other non-performing assets.

Non-Interest Income.  Non-interest income related to continuing operations increased to $2.6 million for the year ended December 31, 2009 from $1.7 million for the year ended December 31, 2008.  Income from mortgage banking activities increased $1.0 million to $1.4 million as we sold $37.8 million more loans into the secondary market in 2009 than in 2008 due to declines in market mortgage rates and due to a Relief Refinance program offered by our investor. Service charges and other fees decreased $73,000 from $942,000 in 2008 to $869,000 in 2009, due in large part to a decrease in insufficient funds fees, which we expect to continue into 2010.

Non-Interest Expense.  Non-interest expense related to continuing operations increased to $9.4 million for the year ended December 31, 2009 from $8.9 million for the year ended December 31, 2008. FDIC premiums increased  $358,000 to $480,000 in 2009 from $122,000 in 2008 due mainly to an industry-wide FDIC special assessment, but also due to an increase in our general assessment.  Other expense increased $264,000 to $1.7 million in 2009 from $1.5 million in 2008, due mainly to increased expenses associated with our real estate owned, including costs to repossess and repair properties and declines in the market value of many of these properties due to rapidly declining real estate market values in late 2009.   Professional fees increased to $478,000 for the year ended December 31, 2009 from $409,000 for the year ended December 31, 2008 related primarily to additional legal and audit fees for general audit services and benefit plans, the Bank Secrecy Act and loan collection.

Income Taxes.  Federal income taxes related to losses from continuing operations increased to an expense of   $1.1 million for the year ended December 31, 2009 from a benefit of $1.6 million for the year ended December 31, 2008. Federal income tax expense for the year ended December 31, 2009 was impacted by the valuation allowance on our deferred tax assets of $3.4 million. The Company recorded this valuation allowance because it concluded, based on currently available evidence, that it is “more likely than not” that the future tax assets recognized will not be realized before their expiration.

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

			Average Consolidated Statements of Condition
			For Years Ended December 31,
	As of December 31, 2009		2009			2008
					Average			Average
		Yield /	Average		Yield /	Average		Yield /
	Balance	Rate	Balance	Interest	Rate	Balance	Interest	Rate
			(In thousands)			(In thousands)
Interest-earning assets:
Mortgage loans			$86,015	$5,372		$94,787	$5,969
Non-mortgage loans			103,134	5,732		104,983	6,619
Loans	$171,271	6.02%	189,149	11,104	5.87%	199,770	12,588	6.30%
Mortgage-backed securities	15,979	4.82%	13,714	577	4.21%	10,071	421	4.18%
Other Investment securities	21,662	3.24%	18,316	646	3.53%	16,423	671	4.09%
Investment securities	37,641	3.53%	32,030	1,223	3.82%	26,494	1,092	4.12%
Other investments	4,713	2.40%	4,784	115	2.40%	8,387	297	3.54%
Total interest earning assets	213,625	5.50%	225,963	12,442	5.51%	234,651	13,967	5.95%

Non Interest Earning Assets	19,881		15,417			14,709
Total Assets	$233,506		$241,380			$249,360

Interest bearing liabilities:
Savings Deposits	$15,722	0.15%	$15,123	$17	0.12%	$15,071	$25	0.18%
Money market/NOW accounts	37,092	1.21%	36,558	384	1.04%	28,889	415	1.43%
Certificates of deposit	94,212	2.61%	98,772	3,056	3.09%	107,213	4,457	4.16%
Total Interest bearing deposits	147,026	1.99%	150,453	$3,457	2.30%	151,173	$4,897	3.24%
Borrowed funds	50,439	2.84%	48,942	1,631	3.33%	55,104	2,233	4.05%
Total Interest bearing liabilities	197,465	2.21%	199,395	5,088	2.55%	206,277	7,130	3.44%

Non interest bearing liabilities	12,989		12,848			10,849

Total liabilities	210,454		212,243			217,126
Stockholders' equity	23,052		29,137			32,234

Total Liabilities & stockholders' equity	$233,506		$241,380			$249,360

Net interest income				$7,354			$6,837

Interest rate spread		3.29%			2.97%			2.51%

Net interest-earning assets			$26,568			$28,374

Net interest margin (1)		3.46%			3.26%			2.93%

Average interest-earning assets to average interest-bearing liabilities		108.18%			113.32%			113.76%

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

	Year ended December 31, 2009
	Compared to
	Year ended December 31, 2008
	Increase (Decrease) Due to:
	Volume	Rate	Total
	(In thousands)
Interest-earning assets:
Loans receivable	$(665)	$(819)	$(1,484)
Investment securities	293	(160)	$133
Other investments	4	(178)	$(174)

Total interest-earning assets	(368)	(1,157)	(1,525)

Interest-bearing liabilities:
Savings Deposits	1	(8)	(7)
Money Market/NOW accounts	15,196	(15,228)	(32)
Certificates of Deposit	(401)	(1,000)	(1,401)
Deposits	14,796	(16,236)	(1,440)
Borrowed funds	(350)	(252)	(602)

Total interest-bearing liabilities	14,446	(16,488)	(2,042)

Change in net interest income	$(14,814)	$15,331	$517

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

We actively evaluate interest rate risk in connection with our lending, investing and deposit-taking activities.  Generally, our loans, which represent the significant majority of our assets, have longer-terms to maturity than our deposits, which represent the significant majority of our liabilities.  However, in anticipation of lowering interest rates we have, over the past year, endeavored to reduce the duration of our liabilities. As of December 31, 2009, $147.4 million, or 84.1% of our loan portfolio, consisted of loans that mature or reprice after December 31, 2009.  In contrast, as of December 31, 2009, $60.6 million, or 64.3% of our time deposits as of that date, consisted of deposits that mature or reprice in less than one year.

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

The table below sets forth, as of December 31, 2009, the estimated changes in our NPV that would result from the designated instantaneous changes in the U.S. Treasury yield curve. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

Change in Interest				NPV as a Percentage of Present Value of Assets (3)
Rates (basis points)		Estimated Increase (Decrease) in NPV			Increase (Decrease)
(1)	Estimated NPV (2)	Amount	Percent	NPV Ratio (4)	(basis points)
	(Dollars in thousands)

+300	26,829	(4,555)	-15.0%	11.36%	(144)
+200	29,072	(2,311)	-7.0%	12.12%	(68)
+100	30,545	(838)	-3.0%	12.58%	(22)
+50	31,066	(318)	-1.0%	12.73%	(7)
—	31,384	—	—	12.80%	—
-50	31,560	177	1.0%	12.82%	2
-100	31,655	271	1.0%	12.81%	1

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

The table set forth above indicates that at December 31, 2009, in the event of an immediate 100 basis point decrease in interest rates, we would be expected to experience a 1% increase in NPV and a 1 basis point increase in NPV ratio. In the event of an immediate 200 basis point increase in interest rates, we would be expected to experience a 7% decrease in NPV and a 68 basis point decrease in NPV ratio.

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

Liquidity represents the amount of our assets that can be quickly and easily converted into cash without significant loss.  Our most liquid assets are cash, short-term U.S. Government securities and U.S. Government agency or government-sponsored enterprise securities..  We are required to maintain sufficient levels of liquidity as defined by the Office of Thrift Supervision regulations.  Current regulations require that we maintain sufficient liquidity to ensure our safe and sound operation.  Our current objective is to maintain liquid assets equal to at least 20% of total deposits and Federal Home Loan Bank borrowings due in one year or less.  Liquidity as of December 31, 2009 was $27.5 million, or 22.0% of total deposits and Federal Home Loan Bank borrowings due in one year or less, compared to $32.1 million, or 26.8% of this amount at December 31, 2008.  The levels of liquidity are dependent on our operating, financing, lending and investing activities during any given period. Our calculation of liquidity includes additional borrowing capacity available with the Federal Home Loan Bank.  As of December 31, 2009, we had unused borrowing capacity of $10.6 million.  We can pledge additional collateral in the form of investment securities and certain loans to increase our borrowing capacity.

We currently retain in our portfolio all adjustable-rate residential mortgage loans, short-term balloon mortgage loans and fixed-rate residential mortgage loans with maturities of less than 15 years, and generally sell the remainder in the secondary mortgage market.  We also originate for retention in our loan portfolio, commercial and commercial real estate loans, including real estate development loans.  During the year ended December 31, 2009, we originated $58.9 million of one- to four-family residential mortgage loans, of which $9.4 million were retained in our portfolio and the remainder were sold into the secondary mortgage market or are being held for sale.  This compares to $30.2 million of one- to four-family originations during the year ended December 31, 2008, of which $18.5 million were retained in our portfolio.  At December 31, 2009, we had outstanding loan commitments of $26.0 million.  These commitments included $8.2 million for permanent one- to four-family residential mortgage loans, $2.5 million for non-residential  loans, $500,000  to purchase commercial participation loans, $116,000 of undisbursed loan proceeds for construction of one- to four-family residences, $4.7 million of undisbursed lines of credit on home equity loans, $1.2 million of unused credit card lines, $6.9 million of unused commercial lines of credit, and $677,000 of undisbursed commercial construction loans, unused bounce protection. of $1.2 million and letters of credit of $5,000.

Deposits are a primary source of funds for use in lending and for other general business purposes.  At December 31, 2009, deposits funded 67.7% of our total assets compared to 67.5% at December 31, 2008.  Certificates of deposit scheduled to mature in less than one year at December 31, 2009 totaled $60.6 million.  We believe that a significant portion of such deposits will remain with us.  We monitor the deposit rates offered by competitors in our market area, and we set rates that take into account the prevailing market conditions along with our liquidity position.  Moreover, we currently believe that the growth in assets is not expected to require significant in-flows of liquidity.  As such, we do not expect to be a market leader in rates paid for liabilities.

Borrowings may be used to compensate for seasonal or other reductions in normal sources of funds or for deposit outflows at more than projected levels.  Borrowings also may be used on a longer-term basis to support increased lending or investment activities.  At December 31, 2009, we had $44.4 million in Federal Home Loan Bank advances.  Total borrowings as a percentage of total assets were 19.3% at December 31, 2009 compared to 16.5% at December 31, 2008.

As of December 31, 2009, management was not aware of any known trends, events or uncertainties that have or are reasonably likely to have a material impact on our liquidity.  As of December 31, 2009, we had no material commitments for capital expenditures.

Our cash flows are derived from operating activities, investing activities and financing activities as reported in our Consolidated Statement of Cash Flows included with our Consolidated Financial Statements.

First Federal of Northern Michigan is subject to federal regulations that impose minimum capital requirements.  At December 31, 2009, we exceeded all applicable capital requirements.

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

The analysis of the allowance for loan losses has two components: specific and general allocations.  Specific allocations are made for loans that are determined to be impaired.  Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses.  The general allocation is determined by segregating the remaining loans by type of loan, risk weighting (if applicable) and payment history.  We also analyze delinquency trends, general economic conditions and geographic and industry concentrations.  This analysis establishes factors that are applied to the loan groups to determine the amount of the general reserve.  The principal assumption used in deriving the allowance for loan losses is the estimate of loss content for each risk rating. To illustrate, if recent loss experience dictated that the projected loss ratios would be increased by 10% (of the estimate) across all risk ratings, the allocated allowance as of December 31, 2009 would have changed by approximately $275,000.  Actual loan losses may be significantly more than the allowances we have established, which could have a material negative effect on our financial results.

Mortgage Servicing Rights. We sell to investors a portion of our originated one- to four-family residential real estate mortgage loans.  When we acquire mortgage servicing rights through the origination of mortgage loans and sale of those loans with servicing rights retained, we allocate a portion of the total cost of the mortgage loans to the mortgage servicing rights based on their relative fair value. As of December 31, 2009, we were servicing loans sold to others totaling $140.6 million. We amortize capitalized mortgage servicing rights as a reduction of servicing fee income in proportion to, and over the period of, estimated net servicing income by use of a method that approximates the level-yield method.  We periodically evaluate capitalized mortgage servicing rights for impairment using a model that takes into account several variables including expected prepayment speeds and prevailing interest rates.  If we identify impairment, we charge the amount of the impairment to earnings by establishing a valuation allowance against the capitalized mortgage servicing rights asset.  The primary risk of material changes to the value of the servicing rights resides in the potential volatility in the economic assumptions used, particularly the prepayment speed. We monitor this risk and adjust the valuation allowance as necessary to adequately record any probable impairment in the portfolio. Management believes the estimation of these variables makes this a critical accounting policy. For purposes of measuring impairment, the mortgage servicing rights are stratified based on financial asset type and interest rates. In addition, we obtain an independent third-party valuation of the mortgage servicing portfolio on a quarterly basis.  In general, the value of mortgage servicing rights increases as interest rates rise and decreases as interest rates fall. This is because the estimated life and estimated income from a loan increase as interest rates rise and decrease as interest rates fall. The key economic assumptions made in determining the fair value of the mortgage servicing rights at December 31, 2009 included the following:

Annual constant prepayment speed (CPR):	17.2%
Weighted average life remaining (in months):	249
Discount rate used:	8.2%

At the December 31, 2009 valuation, we calculated the value of our mortgage servicing rights to be $1.1 million and the weighted average life remaining of those rights was 37 months.  The book value of our mortgage servicing rights as of December 31, 2009 was $730,000 which was less than the independent valuation: therefore there was no need to establish a valuation allowance.

Impairment of Intangible Assets.

On June 12, 2003, we acquired 100% of the stock of the InsuranCenter of Alpena (ICA).  We allocated the excess of the purchase price paid over the fair value of net assets acquired to intangible assets, including goodwill.  On February 27, 2009 the Company sold the majority of the assets of ICA.  The remaining goodwill on our books of $600,000 related to certain assets of the Company that were not sold in the sale of ICA. We allocated the goodwill between the assets sold and the assets retained and determined a value of the assets that remained of $600,000. Since the $600,000 allocation relates to a finite life asset, we re-characterized the goodwill as an amortizable intangible and began amortizing the asset in March 2009. The intangible asset was analyzed for impairment at December 31, 2009.

We have in the past purchased a branch or branches from other financial institutions.  Our analysis of these branch acquisitions led us to conclude that in each case, we acquired a business and therefore, the excess of purchase price over fair value of net assets acquired has been allocated to core deposit intangible assets.  Our conclusion was based on the fact that in each case we acquired employees, customers and branch facilities. The expected life for core deposit intangibles is based on the type of products acquired in an acquisition.  The amortization periods range from 10 to 15 years and are based on the expected life of the products.  The expected life was determined based on an analysis of the life of similar products within the Company and local competition in the markets where the branches were acquired.  The core deposit intangibles are amortized on a straight line basis.  The core deposit intangible is analyzed annually for impairment.

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

At December 31, 2009 and December 31, 2008 First Federal of Northern Michigan had $12.0 million and   $14.2 million, respectively, of commitments to grant loans, $14.0 million and $17.8 million, respectively, of unfunded commitments under lines of credit and $5,000 and $5,000, respectively, of letters of credit.  See Note 11 of the Notes to the Consolidated Financial Statements.

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

Gary C. VanMassenhove is a partner in VanMassenhove, Kearly, Taphouse & Faulman, CPAs.  Mr. VanMassenhove has been a Certified Public Accountant for 39 years.  He has been a director of the Company and the Bank since September 2001.

Thomas R. Townsend is the President of the R.A. Townsend Co., a plumbing, heating and air conditioning distributor located in Alpena, Michigan, where he has been employed for the past 33 years.  Mr. Townsend has been a director of the Company and the Bank since April 2002.

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

Senior Management Team of the Bank -

Michael W. Mahler, Jerome W. Tracey, Amy E. Essex, Joseph W. Gentry II, Kathleen  R. Brown, Linda K. Sansom,  Gregory S. Matthews, Julie A. Curtis

STOCKHOLDER INFORMATION

The Annual Meeting of Stockholders will be held at 1:00 p.m., May 19, 2010 at the Thunder Bay National Marine Sanctuary, 500 W. Fletcher St., Alpena, MI  49707.

Stock Listing

The Company's common stock is traded on Nasdaq Capital Market under the symbol “FFNM”.

Price Range of Common Stock

The following sets forth the quarterly high and low closing price per share and cash dividends declared during each of the four quarters in 2009 and 2008.

	Market Price
Quarter Ended	High	Low	Cash Dividends Declared

December 31, 2009	$2.15	$1.21	$-
September 30, 2009	$2.15	$1.81	$-
June 30, 2009	$2.20	$0.70	$-
March 31, 2009	$2.35	$0.66	$-
December 31, 2008	$4.79	$1.16	$-
September 30, 2008	$6.34	$4.53	$0.050
June 30, 2008	$7.44	$4.51	$0.050
March 31, 2008	$8.74	$6.12	$0.050

Special Counsel	Independent Auditor

Luse Gorman Pomerenk & Schick, PC	Plante & Moran, PLLC
5335 Wisconsin Avenue, N.W.	2601 Cambridge Ct. Suite 500
Suite 400	Auburn Hills, Michigan 48326
Washington, D.C. 20015
Transfer Agent
Market Makers
Registrar and Transfer Company
Howe Barnes Hoefer & Arnett	10 Commerce Drive
222 South Riverside Plaza	Cranford, New Jersey 07016
7th Floor 60606	800-346-6084
Chicago, IL
312-655-3000

Stifel Nicolaus
237 Park Avenue
8th Floor
New York, NY 10017
212-847-6500

Keefe, Bruyette & Woods
787 7th Avenue
4th Floor
New York, NY 10019
212-887-7777

FIG Partners, LLC
1175 Peachtree St. NE
100 Colony Sq, Suite 2250
Atlanta, GA 30361
866-344-2657

Annual Report on Form 10-K

A copy of the Company's Form 10-K for the year ended December 31, 2009 will be furnished without charge upon written request to:  Amy E. Essex, Chief Financial Officer, Treasurer and Corporate Secretary, First Federal of Northern Michigan Bancorp, Inc., 100 S. Second Avenue, Alpena, Michigan 49707.

First Federal of Northern Michigan Bancorp, Inc.  and Subsidiaries

Report of Independent Registered Public Accounting Firm

Board of Directors
First Federal of Northern Michigan Bancorp, Inc.

We have audited the consolidated balance sheet of First Federal of Northern Michigan Bancorp, Inc. as of December 31, 2009 and 2008 and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each year in the two-year period ended December 31, 2009.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Federal of Northern Michigan Bancorp, Inc. as of December 31, 2009 and 2008 and the consolidated results of their operations and their cash flows for each year in the two-year period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/ Plante & Moran, PLLC

Auburn Hills, Michigan
March 30, 2010

First Federal of Northern Michigan Bancorp, Inc.  and Subsidiaries

Consolidated Balance Sheet
(000s omitted, except per share data)

	December 31
	2009	2008
Assets
Cash and cash equivalents	$2,583	$3,098
Overnight deposits with Federal Home Loan Bank	516	373

Total cash and cash equivalents	3,099	3,471

Securities available for sale (Note 2)	33,713	25,665
Securities held to maturity (Note 2)	3,928	4,022
Loans - Net (Note 3)	171,219	192,270
Loans held for sale	52	107
Federal Home Loan Bank stock	4,197	4,197
Property and equipment (Note 4)	6,564	7,090
Foreclosed real estate	3,580	1,638
Accrued interest receivable	1,230	1,469
Prepaid FDIC insurance premiums	1,315	-
Intangible assets (Note 6)	920	1,193
Deferred tax asset	559	2,379
Other assets (Note 5)	3,130	2,561
Assets of discontinued operations (Note 15)	-	1,610
Total assets	$233,506	$247,672

Liabilities and Stockholders' Equity
Liabilities
Non-interest bearing deposits	$11,074	$10,410
Interest-bearing deposits (Note 7)	147,026	155,368
Advances from Federal Home Loan Bank (Note 8)	44,400	40,200
Note payable (Note 9)	631	769
REPO sweep accounts	5,408	9,447
Accrued expenses and other liabilities (Note 13)	1,915	1,982
Liabilities of discontinued operations (Note 15)	-	77
Total liabilities	210,454	218,253

Stockholders' Equity (Note 12)
Common stock ($0.01 par value 20,000,000 shares authorized 3,191,999 shares issued)	32	32
Additional paid-in capital	23,723	24,306
Retained earnings	2,000	8,763
Treasury stock at cost (307,750 shares)	(2,964)	(2,964)
Unallocated ESOP shares (Note 13)	-	(765)
Unearned compensation	(162)	(290)
Accumulated other comprehensive income	423	337
Total stockholders' equity	23,052	29,419
Total liabilities and stockholders' equity	$233,506	$247,672

See Notes to Consolidated
Financial Statements.

First Federal of Northern Michigan Bancorp, Inc.  and Subsidiaries

Consolidated Statement of Operations
(000s omitted, except per share data)

	Year Ended December 31
	2009	2008

Interest Income
Loans, including fees	$11,104	$12,588
Investments
Taxable	548	757
Tax-exempt	213	201
Mortgage-backed securities	577	421
Total interest income	12,442	13,967
Interest Expense
Deposits (Note 7)	3,457	4,897
Borrowings	1,631	2,233
Total interest expense	5,088	7,130
Net Interest Income - Before provision for loan losses	7,354	6,837
Provision for Loan Losses (Note 3)	6,196	4,421
Net Interest Income - After provision for loan losses	1,158	2,416
Other Income
Service charges and other fees	869	942
Net gain on sale of loans	585	116
Loan servicing fees	829	316
Insurance and brokerage commissions	170	180
Other	122	123
Total other income	2,575	1,677
Operating Expenses
Compensation and employee benefits (Note 13)	4,735	4,825
FDIC insurance premiums	480	122
Amortization of intangible assets	273	308
Advertising	117	151
Occupancy and equipment	1,202	1,263
Data processing service bureau	335	320
Professional fees	478	409
Other	1,740	1,476
Total operating expenses	9,360	8,874
Loss from continuing operations - before federal income tax expense (benefit)	(5,627)	(4,781)
Income tax expense (benefit) from continuing operations (Note 10)	1,090	(1,601)
Net loss from continuing operations	(6,717)	(3,180)
Loss from discontinued operations, net of tax benefit of $24 and $31, respectively (Note 15)	(46)	(61)
Net loss	$(6,763)	$(3,241)

Per Share Data
Loss per share from continuing operations
Basic	$(2.33)	$(1.10)
Diluted	$(2.33)	$(1.10)
Loss per share from discontinued operations
Basic	$(0.01)	$(0.02)
Diluted	$(0.01)	$(0.02)
Net loss per share
Basic	$(2.34)	$(1.12)
Diluted	$(2.34)	$(1.12)
Dividends per common share	$-	$0.15

See Notes to Consolidated
Financial Statements.

First Federal of Northern Michigan Bancorp, Inc.  and Subsidiaries

Consolidated Statement of Changes in Stockholders’ Equity
(000s omitted)

	Shares	Common Stock	Treasury Stock	Additional Paid-in Capital	Unearned Compensation	Retained Earnings	Unallocated ESOP Shares	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity

Balance - January 1, 2008	3,192	$32	$(2,964)	$24,328	$(415)	$12,416	$(959)	$65	$32,503

Comprehensive income (loss):
Net loss	-	-	-	-	-	(3,241)	-	-	(3,241)
Other comprehensive income:
Unrealized appreciation on available-for- sale securities - Net of tax of $140	-	-	-	-	-	-	-	272	272

Total comprehensive loss									(2,969)

ESOP common stock committed to be released	-	-	-	(123)	-	20	194	-	91
Stock options/MRP shares expensed	-	-	-	101	125	-	-	-	226
Dividends declared	-	-	-	-	-	(432)	-	-	(432)

Balance - December 31, 2008	3,192	32	(2,964)	24,306	(290)	8,763	(765)	337	29,419

Comprehensive income (loss):
Net loss	-	-	-	-	-	(6,763)	-	-	(6,763)
Other comprehensive income:
Unrealized appreciation on available-for- sale securities - Net of tax of $44	-	-	-	-	-	-	-	86	86

Total comprehensive loss									(6,677)

ESOP common stock committed to be released				(666)		-	765		99
Stock options/MRP shares expensed	-	-	-	83	128	-	-	-	211

Balance - December 31, 2009	3,192	$32	$(2,964)	$23,723	$(162)	$2,000	$-	$423	$23,052

See Notes to Consolidated
Financial Statements.

First Federal of Northern Michigan Bancorp, Inc.  and Subsidiaries

Consolidated Statement of Cash Flows
(000s omitted, except per share data)

	Year Ended December 31
	2009	2008
Cash Flows from Operating Activities
Net loss	$(6,763)	$(3,241)
Adjustments to reconcile net loss to cash from operating activities:
Depreciation and amortization	835	781
Provision for loan losses	6,196	4,421
Amortization and accretion on securities	82	60
ESOP contribution	99	91
Stock options/awards	211	226
Gain on sale of loans held for sale	(585)	(116)
Originations of loans held for sale	(49,858)	(11,641)
Proceeds from sale of loans held for sale	50,497	11,650
Net change in:
Accrued interest receivable	239	231
Other assets	(2,735)	(1,872)
Prepaid FDIC insurance premiums	(1,315)	-
Accrued expenses and other liabilities	276	948
Deferred income tax expense (benefit)	1,775	(1,179)

Net cash (used in) provided by operating activities	(1,046)	359
	-	-
Cash Flows from Investing Activities
Net decrease in loans	14,856	4,642
Proceeds from maturity of securities	13,890	16,802
Proceeds from sale of securities available-for-sale	-	1,022
Net change in discontinued operations	1,534	350
Proceeds from sale of property and equipment	11	157
Purchase of securities available for sale	(21,795)	(22,363)
Purchases of securities held-to-maturity	-	(1,339)
Purchase of premises and equipment	(167)	(193)

Net cash provided by (used for) investing activities	8,329	(922)

Cash Flows from Financing Activities
Net increase (decrease) in deposits	(7,678)	7,945
Dividends paid on common stock	-	(432)
Net increase (decrease) in Repo Sweep Accts	(4,039)	2,810
Additions to advances from FHLB and Notes Payable	85,180	22,200
Repayments of advances from FHLB and Notes Payable	(81,118)	(33,830)

Net cash used in financing activities	(7,655)	(1,307)

Net Decrease in Cash and Cash Equivalents	(372)	(1,870)

Cash and Cash Equivalents - Beginning of year	3,471	5,341

Cash and Cash Equivalents - End of year	$3,099	$3,471

Supplemental Cash Flow and Noncash Information
Cash paid for income taxes	$15	$-
Cash paid for interest on deposits and borrowings	5,284	7,360
Transfer of loans to real estate owned	6,382	2,916

See Notes to Consolidated
Financial Statements.

First Federal of Northern Michigan Bancorp, Inc.  and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2009 and 2008
(000s omitted, except per share data)

Note 1 - Summary of Significant Accounting Policies

Nature of Operations – First Federal of Northern Michigan Bancorp, Inc. (the “Company”) and its subsidiary, First Federal of Northern Michigan (the “Bank”), conduct operations in the northeastern lower peninsula of Michigan.  The Company’s primary services include accepting deposits, making commercial, consumer and mortgage loans, and engaging in mortgage banking activities.

Discontinued Operations – In accordance with FASB ASC 360-10, Accounting for Impairment or Disposal of Long-Lived Assets, on February 27, 2009 the Company announced that it had sold the InsuranCenter of Alpena. Accordingly, the financial position and results of operations of the InsuranCenter are removed from the detail line items in the Company’s consolidated financial statements and presented separately as “discontinued operations.” Please refer to Note 15 to the Company’s Consolidated Financial Statements for additional information.

Principles of Consolidation - The consolidated financial statements include the accounts of First Federal of Northern Michigan Bancorp, Inc., First Federal of Northern Michigan, and the Bank’s wholly owned subsidiaries, Financial Services & Mortgage Corporation (“FSMC”) and FFNM Agency.  FSMC invests in real estate, which includes leasing, selling, developing, and maintaining real estate properties.  The main activity of FFNM Agency is to collect the stream of income associated with the sale of the Blue Cross/Blue Shield override business to an outside party and, to a lesser extent, the collection of commissions for the sale of non-insured investment products. All significant intercompany balances and transactions have been eliminated in the consolidation.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.  Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, and the valuation of intangible assets, deferred tax assets and mortgage servicing rights.

First Federal of Northern Michigan Bancorp, Inc.  and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2009 and 2008
(000s omitted, except per share data)

Note 1 - Summary of Significant Accounting Policies (Continued)

Significant Group Concentrations of Credit Risk - Most of the Company’s activities are with customers located within the northeastern lower peninsula of Michigan.  Note 2 discusses the types of securities in which the Company invests.  Note 3 discusses the types of lending in which the Company engages.  The Company does not have any significant concentrations to any one industry or customer.

 Cash and Cash Equivalents - For the purpose of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from depository institutions and federal funds sold and interest bearing deposits in other depository institutions which mature within ninety days when purchased.

Securities – Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income net of applicable income taxes.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities.  Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.  In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.  Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Federal Home Loan Bank Stock – Federal Home Loan Bank (FHLB) Stock is considered a restricted investment security and is carried at cost. Purchases and sales of FHLB stock are made directly with the FHLB at par.

Mortgage Banking Activities – The Company routinely sells to investors its originated long-term residential fixed-rate mortgage loans. Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

First Federal of Northern Michigan Bancorp, Inc.  and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2009 and 2008
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

The Company enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding, also known as rate lock commitments. Rate lock commitments on residential mortgage loans that are intended to be sold are considered to be derivatives. Fair value is based on fees currently charged to enter into similar agreements. The fair value of rate lock commitments was insignificant at December 31, 2009 and 2008.

The Company uses forward contracts as part of its mortgage banking activities. Forward contracts provide for the delivery of financial instruments at a specified future date and at a specified price or yield. The fair value of forward contracts was insignificant at December 31, 2009 and 2008.

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

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans.  Interest income is accrued on the unpaid principal balance.  Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

First Federal of Northern Michigan Bancorp, Inc.  and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2009 and 2008
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
December 31, 2009 and 2008
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

Loan Servicing – Servicing assets are recognized as separate assets when rights are acquired through the sale of originated residential mortgage loans. Capitalized servicing rights are reported in other assets and are amortized against non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights into tranches based on predominant characteristics, such as interest rate, loan type and investor type. Fair value is based on market prices for comparable mortgage servicing contracts, when available, or on a valuation model that calculates the present value of estimated future net servicing income using market based assumptions. Temporary impairment is recognized through a valuation allowance for an individual stratum to the extent that fair value is less than the capitalized amount for the stratum. If it is later determined that all or a portion of the temporary impairment no longer exists, the valuation allowance is reduced through a recovery of income. An other-than- temporary impairment results in a permanent reduction to the carrying value of the servicing asset.

First Federal of Northern Michigan Bancorp, Inc.  and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2009 and 2008
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

Loans Held for Sale - The Bank routinely sells to investors its long-term fixed rate residential mortgages. These loans are identified as held for sale and are accounted for at the lower of cost or market on an aggregate basis. The lower of cost or market allowance for loans held for sale was $0 at December 31, 2009 and 2008.

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

Intangible Assets - The Company has in the past purchased a branch or branches from other financial institutions. The analysis of these branch acquisitions led the Company to conclude that in each case, we acquired a business and therefore, the excess of purchase price over fair value of net assets acquired has been allocated to core deposit intangible assets. The conclusion was based on the fact that in each case we acquired employees, customers and branch facilities. The expected life for core deposit intangibles is based on the type of products acquired in an acquisition. The amortization periods range from 10 to 15 years and are based on the expected life of the products. The expected life was determined based on an analysis of the life of similar products within the Company and local competition in the markets where the branches were acquired. The core deposit intangibles are amortized on a straight line basis. The core deposit intangible is analyzed quarterly for impairment.

First Federal of Northern Michigan Bancorp, Inc.  and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2009 and 2008
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

On February 27, 2009 the Company announced that it had sold the majority of the assets of the InsuranCenter of Alpena. In accordance FASB ASC 360-10, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the financial position and results of operations of the InsuranCenter of Alpena are removed from the detailed line items in the Company’s financial statements and presented separately as “discontinued operations.” Included in the discontinued operations as of December 31, 2008 is $802,000 of amortizable intangibles which represents the entire balance of amortizable intangibles related to ICA as of December 31, 2008.

Goodwill was created in the ICA transaction. The remaining goodwill of $600,000 relates to certain assets of the Company that were not sold in the sale of ICA. The Company allocated the goodwill between the assets sold and the assets retained. The assets retained relate to a future stream of commissions. Under an agreement, the Company will receive a portion of the override commission through April, 2014. Management computed an estimated cash flow on this commission and using a 6.0% discount rate determined a fair value of $600,000. Since the $600,000 allocation of fair value relates to a finite life asset, the Company re-characterized the goodwill as an amortizable intangible and began amortizing the asset in March, 2009.

Income Taxes - Deferred income tax assets and liabilities are recognized for temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

First Federal of Northern Michigan Bancorp, Inc.  and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2009 and 2008
(000s omitted, except per share data)

Note 1 - Summary of Significant Accounting Policies (Continued)

The Company records a valuation allowance if it believes, based on available evidence, that it is “more likely than not” that the future tax assets recognized will not be realized before their expiration. Realization of the Company’s deferred tax assets is primarily dependent upon the generation of a sufficient level of future taxable income.

At December 31, 2009, management did not believe it was more likely than not that all of the deferred tax assets would be realized and, accordingly, recorded a $3.4 million valuation allowance leaving a net deferred tax asset recorded of $559,000.

Off Balance Sheet Instruments - In the ordinary course of business, the Company has entered into commitments to extend credit, including commitments under credit card arrangements, commercial letters of credit and standby letters of credit.  For letters of credit, a liability is recorded for the fair value of the obligation undertaken in issuing the guarantee.

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

Stock Based Compensation – The Company applies the recognition and measurement of stock based compensation accounting rules for stock based compensation which is referred to as the fair value method. Compensation cost is based on the fair value of the equity issued to employees. The Company recognizes compensation expense related to restricted stock awards over the period the services are performed. The Company granted no options in 2009 and 2008. Compensation costs charged to earnings were $211,000 and $226,000 in 2009 and 2008, respectively.

First Federal of Northern Michigan Bancorp, Inc.  and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2009 and 2008
(000s omitted, except per share data)

Note 1 - Summary of Significant Accounting Policies (Continued)

Earnings Per Common Share - Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period.  Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance.  Potential common shares that may be issued by the Company relate solely to outstanding stock options and are determined using the treasury stock method. Approximately 115,000 and 80,000 options were not considered for dilution in 2009 and 2008, respectively, based on the Company’s net loss for the periods.

Earnings per common share have been computed based on the following:

	December 31,
	2009	2008

Net loss from continuing operations	$(6,717)	$(3,180)
Net loss from discontinued operations	(46)	(61)
Net loss	$(6,763)	$(3,241)

Average number of common shares outstanding	2,884,249	2,884,249
Effect of dilutive options	-	-
Average number of common shares outstanding used to calculate diluted earnings per common share	2,884,249	2,884,249

Fair Value Measurements - Accounting standards require certain assets and liabilities be reported at fair value on the financial statements and provide a framework for establishing that fair value.  The framework for determining fair value is based on a hierarchy that prioritizes the inputs and valuation techniques used to measure fair value.

The following tables present information about the Company’s assets measured at fair value on a recurring basis at December 31, 2009 and 2008, and the valuation techniques used by the Company to determine those fair values.

First Federal of Northern Michigan Bancorp, Inc.  and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2009 and 2008
(000s omitted, except per share data)

Note 1 - Summary of Significant Accounting Policies (Continued)

Assets Measured at Fair Value on a Recurring Basis at December 31, 2009

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2009
Assets
Investment securities- available-for-sale	$-	$33,713	$-	$33,713

Assets Measured at Fair Value on a Recurring Basis at December 31, 2008

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2008
Assets
Investment securities- available-for-sale	$-	$25,665	$-	$25,665

In general, fair values determined by Level 1 inputs use quoted prices in active markets for identical assets or liabilities that the Corporation has the ability to access.

Fair values determined by Level 2 inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset. These Level 3 fair value measurements are based primarily on management’s own estimates using pricing models, discounted cash flow methodologies, or similar techniques taking into account the characteristics of the asset.

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
December 31, 2009 and 2008
(000s omitted, except per share data)

Note 1 - Summary of Significant Accounting Policies (Continued)

The Company also has assets that under certain conditions are subject to measurement at fair value on a nonrecurring basis. These assets include impaired loans and other real estate owned.  The Company has estimated the fair values of these assets based primarily on Level 3 inputs as described above.  At December 31, 2009 and 2008, the Company recognized noncash impairment charges of $4,550,000 and $3,746,000, respectively, to adjust these assets to their estimated fair values.

Assets Measured at Fair Value on a Nonrecurring Basis at December 31, 2009
	Balance at December 31, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Change in fair value for the twelve-month period ended December 31, 2009

Impaired loans accounted for under FASB ASC 310-10	$5,846	$-	$-	$5,846	$3,584

Other real estate owned -residential mortgages	$584	$-	$-	$584	$11

Other Real estate owned - commercial	$2,996	$-	$-	$2,996	$955

Total change in fair value					$4,550

First Federal of Northern Michigan Bancorp, Inc.  and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2009 and 2008
(000s omitted, except per share data)

Note 1 - Summary of Significant Accounting Policies (Continued)

Assets Measured at Fair Value on a Nonrecurring Basis at December 31, 2008
	Balance at December 31, 2008	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Change in fair value for the twelve-month period ended December 31, 2008

Impaired loans accounted for under FASB ASC 310-10	$9,986	$-	$-	$9,986	$3,562

Other real estate owned -residential mortgages	$686	$-	$-	$686	$68

Other Real estate owned - commercial	$952	$-	$-	$882	$116

Total change in fair value					$3,746

The Company does not record loans at fair value on a recurring basis.  However, on occasion, a loan is considered impaired and an allowance for loan loss is established.  A loan is considered impaired when it is probable that all of the principal and interest under the original terms of the loan may not be collected.  Once a loan is identified as individually impaired, management measures the impairment in accordance with FASB ASC 310-10, Accounting by Creditors for Impairment of a Loan.  In accordance with FASB ASC 820-10, Fair Value Measurements, impaired loans where an allowance is established based on fair value of collateral require classification in the fair value hierarchy.  When fair value of the collateral is based on an observable market price or a current appraised value, the Company records the impaired loan as nonrecurring Level 2.  When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the impaired value as nonrecurring Level 3.

Other real estate owned assets are reported in the above nonrecurring table at initial recognition of impairment and on an ongoing basis until recovery or charge-off. At the time of foreclosure or repossession, real estate owned and repossessed assets are adjusted to fair value less costs to sell upon transfer of the loans to real estate owned and repossessed assets, establishing a new cost basis. At that time, they are reported in the Company’s fair value disclosures in the above nonrecurring table.

First Federal of Northern Michigan Bancorp, Inc.  and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2009 and 2008
(000s omitted, except per share data)

Note 1 - Summary of Significant Accounting Policies (Continued)

Recent Accounting Pronouncements –

In June 2009, the Financial Accounting Standards Board (FASB) issued SFAS No. 168, The FASB Accounting Standards Codification™ and the Hierarchy of Generally Accepted Accounting Principles — a replacement of FASB Statement No. 162. SFAS No. 168 establishes the FASB Accounting Standard Codification™ (Codification) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with generally accepted accounting principles in the United States (U.S. GAAP). All guidance contained in the Codification carries an equal level of authority. The Codification does not change current U.S. GAAP, but is intended to simplify user access to all authoritative U.S. GAAP by providing all the authoritative literature related to a particular topic in one place. On the effective date of SFAS No. 168, the Codification will supersede all then-existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification will become non-authoritative. The Codification is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The implementation of the Codification during the year ended December 31, 2009 had no impact on the Company’s results of operations or financial position. However, as a result of implementation of the Codification, previous references to new accounting standards and literature are no longer applicable. All future references to authoritative accounting literature in our consolidated financial statements will be referenced in accordance with the Codification.

First Federal of Northern Michigan Bancorp, Inc.  and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2009 and 2008
(000s omitted, except per share data)

Note 2 - Securities

Investment securities have been classified according to management’s intent.  The carrying value and estimated fair value of securities are as follows:

	December 31, 2009
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Market Value

Securities Available for Sale
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$8,220	$37	$-	8,257
Municipal notes	7,870	183	-	8,053
Corporate securities	1,000	2	-	1,002
Mortgage-backed securities	15,979	419	1	16,397
Other securities	3	1	-	4

Total	$33,072	$642	$1	$33,713

Securities Held to Maturity
Municipal notes	$3,928	$159	$3	$4,084

	December 31, 2008
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Market Value

Securities Available for Sale
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$5,680	$88	$-	$5,768
Municipal notes	3,920	58	3	3,975
Corporate securities	1,500	4	-	1,504
Mortgage-backed securities	14,051	366	1	14,416
Other securities	3	-	1	2

Total	$25,154	$516	$5	$25,665

Securities Held to Maturity
Municipal notes	$4,022	$14	$87	$3,949

First Federal of Northern Michigan Bancorp, Inc.  and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2009 and 2008
(000s omitted, except per share data)

Note 2 - Securities (Continued)

The amortized cost and estimated market value of securities at December 31, 2009, by contractual maturity, are shown below.  Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.  Securities with no specified maturity date are separately stated:

	December 31, 2009
	Amortized Cost	Market Value

Available For Sale:

Due in one year or less	$1,502	$1,506
Due after one year through five years	14,730	14,936
Due in five year through ten years	613	622
Due after ten years	245	248

Subtotal	17,090	17,312

Equity securities	3	4
Mortgage-backed securities	15,979	16,397

Total	$33,072	$33,713

Held To Maturity
Due in one year or less	$85	$86
Due after one year through five years	1,375	1,428
Due in five year through ten years	923	954
Due after ten years	1,545	1,616

Total	$3,928	$4,084

At December 31, 2009 and 2008, securities with a carrying value and fair value of $24,265,000 and $13,257,000, respectively, were pledged to secure certain deposit accounts and FHLB advances.

Gross proceeds from the sale of available-for-sale securities for the years ended December 31, 2009 and 2008 were $0 and $1,022,000, respectively, resulting in gross gains of $0 and $16,000, respectively and gross losses of $0 and $10,000, respectively.  The tax provision applicable to these net realized gains amounted to $0 and $2,000, respectively.

First Federal of Northern Michigan Bancorp, Inc.  and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2009 and 2008
(000s omitted, except per share data)

Note 2 - Securities (Continued)

The following is a summary of temporarily impaired investments that have been impaired for less than and more than twelve months as of December 31, 2009 and 2008:

	December 31, 2009				December 31, 2008
		Gross Unrealized Losses		Gross Unrealized Losses		Gross Unrealized Losses		Gross Unrealized Losses
	Fair Value	<12 months	Fair Value	> 12 months	Fair Value	<12 months	Fair Value	> 12 months
Available For Sale:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$-	$-	$-	$-	$-	$-	$-	$-
Corporate and other securities	$-	$-	$-	$-	$-	$-	$-	$-
Municipal notes	-	-	-	-	243	3	-	-
Mortgage-backed securities	-	-	13	1	22	-	15	1
Total Securities available for sale	$-	$-	$13	$1	$265	$3	$15	$1
Held to Maturity:
Municipal notes	-	-	27	3	1,901	68	216	20
Total Securities held to maturity	$-	$-	$27	$3	$1,901	$68	$216	$20

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

First Federal of Northern Michigan Bancorp, Inc.  and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2009 and 2008
(000s omitted, except per share data)

Note 3 - Loans

Loans at December 31, 2009 and 2008 are summarized as follows:

	December 31
	2009	2008

Real estate loans - One- to four-family residential	$81,620	$92,364
Commercial loans:
Secured by real estate	62,376	62,340
Other	9,873	17,620
Total commercial loans	72,249	79,960
Consumer loans:
Secured by real estate	18,732	22,303
Other	2,553	3,564
Total consumer loans	21,285	25,867
Total gross loans	175,154	198,191
Less:
Net deferred loan fees	275	274
Allowance for loan losses	3,660	5,647
Total loans - net	$171,219	$192,270

Final loan maturities and rate sensitivity of the loan portfolio are as follows:

	December 31, 2009
	Less Than One Year	One Year to Five Years	After Five Years	Total

Loans at fixed interest rates	$14,024	$37,241	$48,420	$99,685
Loans at variable interest rates	13,746	10,804	50,919	75,469

Total	$27,770	$48,045	$99,339	$175,154

Certain directors and executive officers of the Company were loan customers during 2009 and 2008.  Such loans were made in the ordinary course of business and do not involve more than a normal risk of collectibility.  An analysis of aggregate loans outstanding to directors and executive officers for the years ended December 31, 2009 and 2008 is as follows:

	December 31
	2009	2008

Aggregate balance - Beginning of Period	$4,428	$3,737

New loans	2,379	3,528
Repayments	(2,876)	(2,837)

Aggregate balance - End of Period	$3,931	$4,428

First Federal of Northern Michigan Bancorp, Inc.  and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2009 and 2008
(000s omitted, except per share data)

Note 3 - Loans (Continued)

An analysis of the allowance for loan losses is as follows:

	Year Ended December 31
	2009	2008
Balance - Beginning of period	$5,647	$4,013

Provision for losses	6,196	4,421
Charge-offs	(8,247)	(2,837)
Recoveries	64	50

Balance - End of period	$3,660	$5,647

The following is a summary of information pertaining to impaired, non-accrual and delinquent loans:

	December 31
	2009	2008
Impaired loans without a valuation allowance	$3,502	$-
Impaired loans with a valuation allowance	2,344	9,986

Total impaired loans	$5,846	$9,986

Valuation allowance related to impaired loans	$743	$3,617

Total non-accrual loans	$8,947	$11,952
Total loans past-due ninety days or more and still accruing	$2,839	$217

	Year Ended December 31
	2009	2008
Average investment in impaired loans	$14,914	$9,565

Interest income recognized on impaired loans	$-	$-

Interest income recognized on a cash basis on impaired loans	$-	$-

No additional funds are committed to be advanced in connection with impaired loans.

First Federal of Northern Michigan Bancorp, Inc.  and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2009 and 2008
(000s omitted, except per share data)

Note 4 - Property and Equipment

A summary of property and equipment is as follows:

	December 31
	2009	2008

Land	$1,198	$1,198
Land improvements	221	209
Buildings	6,528	6,552
Equipment	3,570	3,616

Total property and equipment	11,517	11,575

Accumulated depreciation	4,953	4,485

Net property and equipment	$6,564	$7,090

Depreciation expense was $562,000 and $592,000 for the periods ended December 31, 2009 and 2008, respectively.

Note 5 - Servicing

Loans serviced for others are not included in the accompanying consolidated statement of financial condition.  The unpaid principal balances of mortgage and other loans serviced for others were approximately $140,562,000 and $127,018,000 at December 31, 2009 and 2008, respectively.

The balance of capitalized servicing rights, net of valuation allowance, is included in other assets at December 31, 2009 and 2008.

The key economic assumptions used in determining the fair value of the mortgage servicing rights are as follows:

	December 31,
	2009	2008
Annual constant prepayment speed (CPR)	17.23%	12.72%
Weighted average life (in months)	249	241
Discount rate	8.17%	8.00%

The fair value of our mortgage servicing rights was estimated to be $1,144,000 and $1,163,000 and the weighted average life remaining of those rights was 37 months and 44 months at December 31, 2009 and December 31, 2008, respectively.

First Federal of Northern Michigan Bancorp, Inc.  and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2009 and 2008
(000s omitted, except per share data)

Note 5 – Servicing (Continued)

The following table summarizes mortgage servicing rights capitalized and amortized, along with the aggregate activity in related valuation allowances:

	December 31
	2009	2008

Balance, beginning of period	$430	$492

Originated mortgage servicing rights capitalized	584	130
Amortization of mortgage servicing rights	(284)	(192)

Balance - end of period	730	430

Valuation allowances:
Balance at beginning of year	-	-
Additions	-	-
Reductions	-	-
Write-downs	-	-

Balance, end of year (net of allowances)	$730	$430

First Federal of Northern Michigan Bancorp, Inc.  and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2009 and 2008
(000s omitted, except per share data)

Note 6 - Intangible Assets

Intangible assets of the Company are summarized as follows:

	December 31, 2009
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortized intangible assets:
Customer list	$1,454	$1,454	$-
Customer contract	597	597	-
Core deposit	3,081	2,664	417
Non-compete covenant	200	200	-
Commission residual	600	97	503
Total	$5,932	$5,012	$920

	December 31, 2008
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortized intangible assets:
Customer list	$1,454	$735	$719
Customer contract	597	597	-
Core deposit	3,081	2,488	593
Non-compete covenant	200	117	83
Total	$5,332	$3,937	$1,395

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2009 and 2008
(000s omitted, except per share data)

Note 6 - Intangible Assets (Continued)

The intangibles listed above relate to both continuing operations and discontinued operations. The core deposit and re-characterized goodwill of $600,000 (as discussed below) relate to continuing operations. The customer list and non-compete covenant items relate to discontinued operations (as discussed in Note 15).

Amortization expense was $273,000 and $425,000 for the periods ended December 31, 2009 and 2008, respectively.

As discussed in Note 1, on February 27, 2009 the Company announced that it had sold the majority of the assets of the InsuranCenter of Alpena. The Company allocated the goodwill between the assets sold and the assets retained. The assets retained relate to a future stream of commissions related to the override commission discussed earlier. Under an agreement, the Company will receive a portion of the override commission through April, 2014. Management computed an estimated cash flow on this commission and using a 6.0% discount rate determined a fair value of $600,000. Since the $600,000 allocation of fair value relates to a finite life asset, the Company re-characterized the goodwill as an amortizable intangible and began amortizing the asset in March, 2009. The remaining estimated life as of December 31, 2009 is 4.3 years and the asset will be amortized straight-line through April 1, 2014, or approximately $9,700 per month.

The remaining amortization period for the core deposit intangible as of December 31, 2009 is 2.4 years. The core deposit intangible will be amortized straight-line through May, 2012 or approximately $14,700 per month.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2009 and 2008
(000s omitted, except per share data)

Note 7 - Deposits

Deposit accounts, by type and range of rates, consist of the following:

	December 31
	2009	2008
Account Type

NOW accounts and MMDA	$37,092	$34,046
Regular savings accounts	15,722	14,857

Total	52,814	48,903

Certificate of Deposit Rates

0.50 percent to 0.99 percent	5,926	-
1.00 percent to 1.99 percent	32,658	8,577
2.00 percent to 2.99 percent	24,116	11,776
3.00 percent to 3.99 percent	15,629	42,403
4.00 percent to 4.99 percent	11,912	38,278
5.00 percent to 8.99 percent	3,971	5,431

Total certificate of deposits	94,212	106,465

Total interest-bearing deposits	$147,026	$155,368

Certificates of deposit $100,000 or greater at December 31, 2009 and 2008 were $31,642,000 and $35,649,000, respectively.  Congress temporarily increased FDIC deposit insurance from $100,000 to $250,000 per depositor through December 31, 2013.

The following table sets forth the amount and maturities of certificates of deposit:

	December 31, 2009
	Amount Due
Rate	Less than 1 Year	1-2 Years	2-3 Years	3-5 Years	Greater than 5 Years	Total
0.50 percent to
0.99 percent	$5,926	$-	$-	$-	$-	$5,926
1.00 percent to
1.99 percent	28,203	4,455	-	-	-	32,658
2.00 percent to
2.99 percent	7,171	10,448	1,793	3,809	895	24,116
3.00 percent to
3.99 percent	7,568	4,529	440	2,522	570	15,629
4.00 percent to
4.99 percent	8,382	2,235	900	264	131	11,912
5.00 percent to
8.99 percent	3,303	492	-	-	176	3,971
Total	$60,553	$22,159	$3,133	$6,595	$1,772	$94,212

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2009 and 2008
(000s omitted, except per share data)

Note 7 – Deposits (Continued)

Interest expense on deposits is summarized as follows:

	Year Ended December 31
	2009	2008

NOW and MMDAs	$384	$415
Regular savings	17	25
Certificates of deposit	3,056	4,457

Total	$3,457	$4,897

Deposits from related parties held by the Bank at December 31, 2009 and 2008 amounted to $617,000 and $607,000, respectively.

Note 8 - Federal Home Loan Bank Advances

The Bank has advances from the Federal Home Loan Bank. Interest rates range from 0.47% to 5.10% with a weighted average interest rate of 2.72%. These advances contain varying maturity dates through December 30, 2013 with a weighted average maturity of approximately 23 months. The advances are collateralized by approximately $58,846,000 and $66,767,000 of mortgage loans as of December 31, 2009 and 2008, respectively.  In addition, at December 31, 2009 and 2008, securities with a carrying value of $16,256,000 and $13,257,000, respectively, were pledged as collateral for Federal Home Loan Bank advances. Available borrowings with the Federal Home Loan Bank at December 31, 2009 totaled $54,988,000, of which $44,400,000 was outstanding.

The advances are subject to prepayment penalties subject to the provisions and conditions of the credit policy of the Federal Home Loan Bank.  Future maturities of the advances are as follows:

December 31, 2009
Years Ending December 31	Amount	Weighted Average Interest Rate

2010	$17,400	3.66
2011	5,500	1.51
2012	17,000	2.41
2013	4,500	3.29
Total	$44,400	2.72

Variable rate advances totaled $400,000 at December 31, 2009.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2009 and 2008
(000s omitted, except per share data)

Note 9 - Note Payable

In connection with the purchase of ICA, an unsecured note payable was issued to an individual, payable in annual installments of $180,000, including interest at 5.5 percent.  In January 2010, the balance of the note of $631,000 was fully paid by the Company.

Note 10 - Federal Income Tax

The analysis of the consolidated provision for federal income tax is as follows:

	Year Ended December 31
	2009	2008

Continuing operations:
Current provision	$(685)	$(422)
Deferred benefit	1,775	(1,179)
	-
Total from continuing operations	$1,090	$(1,601)

Discontinued operations	(24)	(31)

Total	$1,066	$(1,632)

The Company has net operating loss carryforwards of approximately  $8.2 million generated from inception through December 31, 2009 that are available to reduce total taxable income through the years ending December 31, 2029.

A reconciliation of the federal income tax expense and the amount computed by applying the statutory federal income tax rate (34 percent) to income from continuing operations before federal income tax is as follows:

	Year Ended December 31
	2009	2008

Tax at statutory rate	$(1,913)	$(1,626)
Increase (decrease) from:
Change in valuation allowance	3,372	-
ESOP expense	(235)	-
Tax-exempt interest	(81)	(65)
Other	(53)	90

Total income tax expense (recovery)	$1,090	$(1,601)

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2009 and 2008
(000s omitted, except per share data)

Note 10 - Federal Income Tax (Continued)

The net deferred tax asset was comprised of the following temporary differences:

	December 31
	2009	2008
Deferred tax assets:
Allowance for loan losses	$660	$1,712
Valuation allowance for real estate held for sale	136	70
Non-accrual loan interest	12	142
Directors' benefit plan	361	360
Contributions carryover	134	133
Net operating loss carryforward	2,773	433
Investment in subsidiary	784	493
Other	250	164

Total deferred tax assets	5,110	3,507

Less: valuation allowance	3,372	-

Deferred tax liabilities:
Mortgage servicing rights	248	146
Partnership losses	113	110
Unrealized gain on available-for-sale securities	218	173
Depreciation	361	457
Other	239	242

Total deferred tax liabilities	1,179	1,128

Net deferred tax asset	$559	$2,379

The contribution carryforward relates to $394,000 in contributions that were not deductible in 2009.  This carryforward expires in 2010.

For tax years beginning prior to January 1, 1996, a qualified thrift institution was allowed a bad debt deduction for tax purposes based on a percentage of taxable income or on actual experience.  The Bank used the percentage of taxable income method through December 31, 1995.

A deferred tax liability has not been recognized for the tax bad debt base year reserves of the Bank.  The base year reserves are the balance of reserves as of December 31, 1987.  At December 31, 2009 and 2008, the amount of those reserves was approximately $60,000.  The amount of the unrecognized deferred tax liability at December 31, 2009 and 2008 was approximately $20,000.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2009 and 2008
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

The following financial instruments were outstanding whose contract amounts represent credit risk:

	December 31
	2009	2008

Commitments to grant loans	$12,000	$14,242
Unfunded commitments under lines of credit	13,976	17,804
Commercial and standby letters of credit	5	5

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
December 31, 2009 and 2008
(000s omitted, except per share data)

Note 11 - Off Balance Sheet Risk Commitments and Contingencies (continued)

Commercial and standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily used to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year.  Under ASC 840-10-25-34, fees earned on commercial and standby letters of credit are required to be deferred over the contractual life of the letter of credit.  The Company determined that the fair value of guarantees on standby letters of credit has an immaterial effect on the financial results at December 31, 2009 and 2008.

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

Legal Contingencies – At December 31, 2009, there were no material pending legal proceedings to which the Company is a party or to which any of its property was subject, except for proceedings which arise in the ordinary course of business.  In the opinion of management, pending legal proceedings will not have a material effect on the consolidated financial position or results of operation of the Company.

Note 12- Stockholders’ Equity

Payment of dividends on the common stock is subject to determination and declaration by the Board of Directors and depends on a number of factors, including capital requirements, regulatory limitation on payment of dividends, the Bank’s results of operations and financial condition, tax considerations, and general economic conditions.

The Bank is subject to various regulatory capital requirements administered by the OTS.  Failure to meet certain capital requirements can initiate certain mandatory and possibly additional discretionary action by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off balance sheet items as calculated under regulatory accounting practices.  The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators regarding components, risk-weightings, and other factors.

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

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2009 and 2008
(000s omitted, except per share data)

Note 12- Stockholders’ Equity (continued)

	Actual		For Capital Adequacy Purposes		To be Categorized as Well-Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)

December 31, 2009
Total capital (to risk-
weighted assets)	$22,304	13.6%	$13,153	8.0%	$16,442	10.0%
Tier 1 capital (to risk-
weighted assets)	$20,239	12.3%	$6,577	4.0%	$9,865	6.0%
Tangible capital (to
tangible assets)	$20,239	8.8%	$3,470	1.5%	$4,627	2.0%

December 31, 2008
Total capital (to risk-
weighted assets)	$27,079	15.8%	$13,757	8.0%	$17,197	10.0%
Tier 1 capital (to risk-
weighted assets)	$24,886	14.5%	$6,879	4.0%	$10,318	6.0%
Tangible capital (to
tangible assets)	$24,886	10.2%	$3,655	1.5%	$4,873	2.0%

Reconciliation of GAAP to Regulatory Capital:

	December 31
	2009	2008

GAAP Capital	$22,119	$28,320
Reconciling items:
Less: Investment in and advances to nonincludable subsidaries	(311)	(293)
Core deposit and other intangible assets	(920)	(2,804)
Disallowed deferred tax asset	(226)
Unrealized (gain) loss on securities available for sale	(423)	(337)

Tangible and core capital	20,239	24,886
Allowable unrealized (gain) loss on securities available for sale	1	-
General valuation allowance	2,064	2,193

Risk Based Capital	$22,304	$27,079

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2009 and 2008
(000s omitted, except per share data)

Note 13 - Employee Benefit Plans

Defined Benefit Pension Plan

The Bank is a participant in the multiemployer Financial Institutions Retirement Fund (FIRF or the “Plan”), which covers substantially all of its officers and employees.  The defined benefit plan covers all employees who have completed one year of service, attained age 21, and worked at least 1,000 hours during the year.  Normal retirement age is 65, with reduced benefits available at age 55.  The Bank’s contributions are determined by FIRF and generally represent the normal cost of the Plan.  Specific Plan assets and accumulated benefit information for the Bank’s portion of the Plan are not available.  Under the Employee Retirement Income Security Act of 1974 (ERISA), a contributor to a multiemployer pension plan may be liable in the event of complete or partial withdrawal for the benefit payments guaranteed under ERISA.  Effective July 1, 2005 the plan was frozen as to current participants and any new employees hired after July 1, 2004 were excluded from the plan. The expense of the Plan allocated to the Bank was $36,000 and $68,000 for the years ended December 31, 2009 and 2008, respectively.

401(k) Savings Plan

The Bank has a Section 401(k) savings plan covering substantially all of its employees who meet certain age and service requirements.  Contributions to the plan by the Bank are discretionary in nature in such amounts determined by the Board of Directors. The expense under the plan for the years ended December 31, 2009 and 2008 was $0 and $158,000, respectively.

Nonqualified Deferred Compensation Plan

The Bank has a nonqualified deferred compensation plan for its directors.  Through 1998, each director could voluntarily defer all or part of his or her director’s fees to participate in the program.  The plan is currently unfunded and amounts deferred are unsecured and remain subject to claims of the Bank’s general creditors.

Directors are paid once they reach normal retirement age or sooner for reason of death, total disability, or termination.  The Bank may terminate the plan at any time.  The amount recorded under the plan totaled approximately $850,000 and $836,000 at December 31, 2009 and 2008, respectively.  The expense under the plan for the years ended December 31, 2009 and 2008 was $98,000 and $101,000, respectively.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2009 and 2008
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

The Board of Directors of the Company authorized prepayments of principal on the ESOP loan of $715,000 and $24,000 in 2009 and 2008, respectively.  The loan was paid in full as of December 31, 2009.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2009 and 2008
(000s omitted, except per share data)

Note 13 - Employee Benefit Plans (Continued)

Compensation expense is recognized for the ESOP equal to the average fair value of shares committed to be released for allocation to participant accounts. Any difference between the average fair value of shares committed to be released for allocation and the ESOP’s original acquisition cost is charged or credited to stockholders’ equity (additional paid-in capital). During the year ended December 31, 2008 the Company authorized the purchase by the ESOP of an additional 4,875 shares of Company stock using the accumulated cash balance in the Plan, and 833 and 824 shares were sold into the open market during the years ended December 31, 2009 and 2008. Total compensation expense for the years ended December 31, 2009 and 2008 was $99,000 and $71,000, respectively.

Shares held by the ESOP include the following:

	December 31
	2009	2008

Allocated	182,570	107,990
Unallocated	-	77,586
Total	182,570	185,576

There were 2,173 and 1,212 shares distributed to ESOP participants in 2009 and 2008, respectively.

The cost of unallocated ESOP shares (shares not yet released for allocation) is reflected as a reduction of stockholders’ equity. As of December 31, 2009 all shares in the plan were allocated due to the prepayment of the ESOP loan.

Stock Based Compensation Plans

The Company’s 1996 Stock Option Plan (the “1996 Plan”), which was approved by shareholders, permits the grant of share options to its employees for up to 127,491 shares of common stock  (retroactively adjusted for the exchange ratio applied in the Company’s 2005 stock offering and related second-step conversion). The Company’s 2006 Stock-Based Incentive Plan (the “2006 Plan”), which was approved by the shareholders on May 17, 2006, permits the award of up to 242,740 shares of common stock of which the maximum number to be granted as Stock Options is 173,386 and the maximum that can be granted as Restricted Stock Awards is 69,354. Option awards are granted with an exercise price equal to the market price of the Company’s stock at the date of grant; those option awards generally vest based on five years of continual service and have ten year contractual terms. Certain options provide for accelerated vesting if there is a change in control (as defined in the Plans).  Shares issued under the Plan and exercised pursuant to the exercise of the stock option plan may be either authorized but unissued shares or reacquired shares held by the Company as treasury stock.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2009 and 2008
(000s omitted, except per share data)

Note 13 - Employee Benefit Plans (Continued)

Stock Options - A summary of option activity under the Plan during the years ended December 31, 2009 and 2008 is presented below:

			Weighted-Average
		Weighted-	Remaining
		Average	Contractual Term	Aggregate
Options	Shares	Exercise Price	(Years)	Intrinsic Value

Outstanding at January 1, 2008	196,992	$9.48	8.5	$0

Granted in 2008	-	$0.00

Exercised in 2008	-	$0.00

Forfeited or Expired in 2008	(4,860)	$9.56

Outstanding at December 31, 2008	192,132	$9.48	7.5	$0

Granted in 2009	0	$0.00

Exercised in 2009	0	$0.00

Forfeited or expired in 2009	(4,000)	$9.57

Oustanding at December 31, 2009	188,132	$9.47	6.3	$0

Options Exercisable at December 31, 2009	114,656	$9.44	6.2	$0

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2009 and 2008
(000s omitted, except per share data)

Note 13 - Employee Benefit Plans (Continued)

A summary of the status of the Company’s nonvested shares as of December 31, 2009 and 2008 and changes during the years then  ended is presented below:

		Weighted-Average
		Grant-Date
Nonvested Shares	Shares	Fair Value

Nonvested at January 1, 2008	154,400	$2.11

Granted	-	$0.00

Vested	(39,876)	$2.10

Forfeited	(2,750)	$2.11

Nonvested at December 31, 2008	111,774	$2.11

Granted	-	-

Vested	(36,368)	$2.11

Forfeited	(1,930)	$2.10

Nonvested at December 31, 2009	73,476	$2.11

As of December 31, 2009 there was $118,000 of total unrecognized compensation cost, net of expected forfeitures, related to nonvested options under the Plan. That cost is expected to be recognized over a weighted-average period of 1.4 years. The total fair value of shares vested during the year ended December 31, 2009 and 2008 was $60,000 and $98,000, respectively.

Restricted Stock Awards – The Company did not grant any award shares during the years ended December 31, 2009 and 2008. Compensation expense for 2009 and 2008 related to awards granted under this plan was $128,000 and $125,000. The shares vest over a five year service period. As of December 31, 2009 there was $162,000 of unrecognized compensation cost related to nonvested restricted stock awards under the Plan.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2009 and 2008
(000s omitted, except per share data)

Note 13 - Employee Benefit Plans (Continued)

The following table summarizes the activity of restricted stock awards under the Plan during the years ended December 31, 2009 and 2008:

	2009	2008

Beginning of period	38,850	51,700

Granted	-	0

Vested	(12,255)	(12,850)

Forfeited	(200)	0

Nonvested, end of period	26,395	38,850

Note 14 - Fair Values of Financial Instruments

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation.  Fair value is best determined based on quoted market prices.  However, in many instances, there are no quoted market prices for the Company’s various financial instruments.  In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques.  Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.  Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. Certain financial instruments and all nonfinancial instruments are excluded from disclosure.  Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

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
December 31, 2009 and 2008
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

REPO Sweep Accounts - The fair values disclosed for REPO Sweeps are equal to the amount payable on demand at the reporting date (i.e., their carrying amounts).

Long-term Borrowings - The fair values of the Company’s long-term borrowings are estimated using discounted cash flow analyses based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

Accrued Interest - The carrying amounts of accrued interest approximate fair value.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2009 and 2008
(000s omitted, except per share data)

Note 14 - Fair Values of Financial Instruments (Continued)

The estimated fair values and related carrying or notional amounts of the Company’s financial instruments are as follows:

	December 31, 2009		December 31, 2008
	Carrying Amounts	Estimated Fair Value	Carrying Amounts	Estimated Fair Value

Financial assets:
Cash and cash equivalents	$3,099	$3,099	$3,471	$3,471
Securities available for sale	33,713	33,713	25,665	25,665
Securities held to maturity	3,928	4,084	4,022	3,949
Loans and loans held for sale - Net	171,271	171,544	192,377	197,804
Federal Home Loan Bank stock	4,197	4,197	4,197	4,197
Accrued interest receivable	1,230	1,230	1,469	1,469

Financial liabilities:
Customer deposits	158,100	159,081	165,778	166,931
Federal Home Loan Bank advances	44,400	45,552	40,200	41,688
Note payable	631	634	769	773
REPO sweep accounts	5,408	5,210	9,447	9,447
Accrued interest payable	322	322	518	518

Note 15 – Discontinued Operations

On February 27, 2009 the Company announced that it had sold the majority of the assets of the InsuranCenter of Alpena. Accordingly, the financial position and results of operations of the InsuranCenter of Alpena are removed from the detail line items in the Company’s financial statements and presented separately as “discontinued operations.”

The condensed balance sheet (unaudited) as of December 31, 2009 and 2008 for the InsuranCenter of Alpena is as follows:

	2009	2008
Assets
Intangible Assets	$-	$202
Goodwill	-	1,408

Total Assets	$-	$1,610

Liabilities & Shareholders' Equity
Accrued expenses & other liabilities	$-	$77
Shareholders' equity	-	1,533

Total Liabilities & Shareholders' Equity	$-	$1,610

The condensed income statement (unaudited) for the two months ended December 31, 2009 and the twelve months ended December 31, 2008 for the InsuranCenter of Alpena is as follows:

	2009	2008

Interest income	$-	$-
Interest expense	-	-
Net interest income	-	-

Noninterest income	210	1,465
Noninterest expenses	280	1,558

Loss before taxes	(70)	(93)
Income tax benefit	(24)	(32)
Net loss	$(46)	$(61)

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2009 and 2008
(000s omitted, except per share data)

Note 16 - Restrictions on Dividends

OTS regulations impose limitations upon all capital distributions including cash dividends.  The total amount of dividends that may be paid is generally limited to the sum of the net profits of the bank for the preceding three years.  An application to and the approval of the OTS is required prior to any capital distribution if the institution does not meet the criteria for “expedited treatment” of applications under OTS regulations.  If an application is not required, the institution must still provide prior notice to the OTS of the capital distribution.  In the event the Bank’s capital falls below its regulatory requirements or the OTS notifies it that it was in need of more than normal supervision, the Bank’s ability to make capital distributions could be restricted.  In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice.  At December 31, 2009 and 2008, the Bank did not have retained earnings available for the payment of dividends to the Company.

Note 17 - Parent-Only Financial Statements

The following represents the condensed financial statements of First Federal of Northern Michigan Bancorp, Inc. (“Parent”) only.  The Parent-only financial information should be read in conjunction with the Company’s consolidated financial statements.

The condensed balance sheet is as follows:

	December 31
	2009	2008

Assets

Cash at subsidiary bank	$517	$416
Investment in subsidiary	22,119	28,320
Deferred Tax Asset	318	200
Other assets	98	483

Total assets	$23,052	$29,419

Liabilities and Stockholders' Equity

Liabilities	$-	$-
Stockholders' equity	23,052	29,419

Total liabilities and stockholders' equity	$23,052	$29,419

The condensed statement of operations for the years ended are as follows:

	December 31
	2009	2008

Operating income	$-	$-
Operating expense	186	203

Loss before income taxes and equity in
undistributed net income of subsidiary	(186)	(203)

Income tax (expense) benefit	(290)	68

Loss before equity in undistributed loss of subsidiary	(476)	(135)

Equity in undistributed net loss of subsidiary	(6,287)	(3,106)

Net loss	$(6,763)	$(3,241)

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2009 and 2008
(000s omitted, except per share data)

Note 17 - Parent-Only Financial Statements (Continued)

The condensed statement of cash flows for the years ended is as follows:

	December 31
	2009	2008

Cash Flows from Operating Activities
Net loss	$(6,763)	$(3,241)
Adjustments to reconcile net loss to net cash
from operating activities:
Equity in undistributed net loss of subsidiary	6,287	3,106
Net change in other assets	267	(124)
Net change in other liabilities	-	(199)

Net cash used in operating activities	(209)	(458)

Cash Flows from Financing Activities
ESOP Loan Repayment	99	91
Payment for subsidiary stock-based compensation plan	211	226
Dividends paid	-	(432)

Net cash provided by (used in) financing activities	310	(115)

Net Increase (Decrease) in Cash	101	(573)

Cash - Beginning of year	416	989

Cash - End of year	$517	$416

Note 18 – Segment Reporting

The Company’s principal activities include banking and, prior to February 2009,  the sale of insurance products through its wholly owned subsidiary, ICA. The Company sold the majority of the assets of ICA in February 2009 (see Note 1).  The Bank provides financial products including retail and commercial loans as well as retail and commercial deposits.  ICA received commissions from the sale of various insurance products including health, life, and property.  The segments were determined based on the nature of the products provided to customers.

The financial information for each operating segment is reported on the basis used internally to evaluate performance and allocate resources.  The allocations have been consistently applied for all periods presented.  Revenues and expenses between affiliates have been transacted at rates that unaffiliated parties would pay.  The only transaction between the segments related to a deposit on behalf of ICA included in the Bank.  The interest income and interest expense for this transaction has been eliminated.  All other transactions are with external customers.  The performance measurement of the operating segments is based on the management structure of the Company and is not necessarily comparable with similar information for any other financial institution.  The information presented is also not necessarily indicative of the segment’s financial condition and results of operations if they were independent entities.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2009 and 2008
(000s omitted, except per share data)

Note 18 - Segment Reporting (Continued)

	For Year Ended
	December 31, 2009
	Bank	ICA	Eliminations	Total
Interest Income	$12,442	$4	$(4)	$12,442
Interest Expense	5,092	-	(4)	5,088
Net Interest Income - Before provision for loan losses	7,350	4	-	7,354
Provision for Loan Losses	6,196	-	-	6,196
Net Interest Income - After provision for loan losses	1,154	4	-	1,158
Other Income	2,198	252	-	2,785
Operating Expenses	8,941	294	-	9,640
Loss - Before federal income tax	(5,589)	(38)	-	(5,697)
Federal Income Tax	1,079	(13)	-	1,066
Net Loss	$(6,668)	$(25)	$-	$(6,763)

Depreciation and amortization	$824	$47	$-	$871
Assets	$234,069	$-	$-	$234,069
Expenditures related to long-lived assets:
Goodwill	$-	$-	$-	$-
Intangible assets	-	-	-	-
Property and equipment	276	-	-	276
Total	$276	$-	$-	$276

	For Year Ended
	December 31, 2008
	Bank	ICA	Eliminations	Total
Interest Income	$13,967	$36	$(36)	$13,967
Interest Expense	7,166	-	(36)	7,130
Net Interest Income - Before provision for loan losses	6,801	36	-	6,837
Provision for Loan Losses	4,421	-	-	4,421
Net Interest Income - After provision for loan losses	2,380	36	-	2,416
Other Income	1,470	1,672	-	3,142
Operating Expenses	8,655	1,776	-	10,431
Loss - Before federal income tax	(4,805)	(68)	-	(4,873)
Federal Income Tax	(1,609)	(23)	-	(1,632)
Net Loss	$(3,196)	$(45)	$-	$(3,241)

Depreciation and amortization	$749	$268	$-	$1,017
Assets	$244,769	$4,149	$(1,246)	$247,672
Expenditures related to long-lived assets:
Goodwill	$-	$47	$-	$47
Intangible assets	-	-	-	-
Property and equipment	193	-	-	193
Total	$193	$47	$-	$240

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2009 and 2008
(000s omitted, except per share data)

Note 19 - Quarterly Results of Operations (Unaudited)

The following tables summarize the Company’s quarterly results for the fiscal years ended December 31, 2009 and 2008:

	For the Three-Month Period Ending
	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009
Interest income	$3,291	$3,185	$3,111	$2,855
Interest expense	1,489	1,309	1,218	1,072
Net interest income	1,802	1,876	1,893	1,783
Provision for losses on loans	264	252	2,977	2,703
Other income	798	764	491	522
Other expenses	2,138	2,346	2,076	2,800
Income (loss) from continuing operations - before income tax expense or benefit	198	42	(2,669)	(3,198)
Income tax expense (benefit) from continuing operations	51	-	1,149	(110)
Net income (loss) from continuing operations	147	42	(3,818)	(3,088)
Loss from discontinued operations, net of tax benefit	(46)	-	-	-
Net income (loss)	$101	$42	$(3,818)	$(3,088)

Income (loss) per share from continuing operations
Basic	$0.05	$0.01	$(1.32)	$(1.07)
Diluted	$0.05	$0.01	$(1.32)	$(1.07)
Income (loss) per share from discontinued operations
Basic	$(0.01)	$-	$-	$-
Diluted	$(0.01)	$-	$-	$-
Net income (loss) per share
Basic	$0.04	$0.01	$(1.32)	$(1.07)
Diluted	$0.04	$0.01	$(1.32)	$(1.07)

Weighted average number of shares outstanding	2,884	2,884	2,884	2,884
Weighted average number of shares outstanding, including dilutive stock options	2,884	2,884	2,884	2,884
Cash dividends declared per common share	$-	$-	$-	$-

	For the Three-Month Period Ending
	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008
Interest income	$3,590	$3,491	$3,525	$3,361
Interest expense	1,867	1,790	1,808	1,665
Net interest income	1,723	1,701	1,717	1,696
Provision for losses on loans	25	342	876	3,178
Other income	412	459	400	406
Other expenses	2,131	2,172	2,158	2,413
Loss from continuing operations - before income tax benefit	(21)	(354)	(917)	(3,489)
Income tax benefit from continuing operations	(7)	(119)	(307)	(1,168)
Net loss from continuing operations	(14)	(235)	(610)	(2,321)
Loss from discontinued operations, net of tax benefit	(17)	(15)	(25)	(4)
Net Loss	$(31)	$(250)	$(635)	$(2,325)

Loss per share from continuing operations
Basic	$(0.00)	$(0.08)	$(0.21)	$(0.80)
Diluted	$(0.00)	$(0.08)	$(0.21)	$(0.80)
Loss per share from discontinued operations
Basic	$(0.01)	$(0.01)	$(0.01)	$(0.00)
Diluted	$(0.01)	$(0.01)	$(0.01)	$(0.00)
Net loss per share
Basic	$(0.01)	$(0.09)	$(0.22)	$(0.81)
Diluted	$(0.01)	$(0.09)	$(0.22)	$(0.81)

Weighted average number of shares outstanding	2,884	2,884	2,884	2,884
Weighted average number of shares outstanding, including dilutive stock options	2,884	2,884	2,884	2,884
Cash dividends declared per common share	$0.050	$0.050	$0.050	$-