Form 10-K, Exhibit 13
period 2010-12-31
First Federal of Northern Michigan Bancorp, Inc.
filed 2011-03-28
CIK 1128227

EXBIT 13

2010 ANNUAL REPORT TO STOCKHOLDERS

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

2010

ANNUAL REPORT

March 25, 2011

Dear Fellow Shareholder,

What a difference a year makes!  A year ago we were coming off the most challenging year in the history of the First Federal of Northern Michigan.  While we were confident a year ago that the worst was behind us and that 2010 would be a turn-around year, it remained to be seen.  Fast forward to today.  The core profitability of the Bank has never been stronger.  The profitability in 2010 was driven by fundamental changes that began in late 2007.  Consider that in 2010 we were able to produce income and still absorb inflated levels of expense related to both collection actions and the onerous costs of Bank-owned properties and their disposition.  In line with our expectations, we saw marked improvement in our asset quality metrics in 2010, which resulted in dramatically lower loan loss reserve requirements in 2010 when compared to the years of 2007 through 2009.  I am not suggesting that we are ready to start patting ourselves on the back for a job well done, but we have made excellent progress and it began to prove itself out in 2010.  Turning around a thousand foot vessel (with reference to the large Great Lakes freighters that we often see in this part of the world) takes a lot of work and time.  For us this is an apt analogy.  We began to turn in a different direction in 2007 when we grew concerned about the housing bubble and the economic outlook.  Our focus since then has not been misguided.  The changes have started to produce meaningful improvements to the core profitability of our Bank.  The improvements to the earnings profile which have taken place over the last few years are centered around the four focus areas that were delineated in last year’s shareholder letter.  They included:

➢ Rehabilitating or liquidating non-performing assets;	➢ Increasing our net interest margin (NIM);
➢ Growing non-interest income;	➢ Reducing controllable expenses.

Non-Performing Assets (NPAs)
This was an area of focus because stock price and the level of NPAs are inversely related.  Reducing NPAs would improve earnings thereby helping our stock price.  Among the key NPA measures is the Texas Ratio which is the relationship between NPAs and the Bank’s tangible capital plus allowance for loan losses.  Our level of NPAs and Texas Ratio decreased from $15.4 million and 64.29%, respectively, at the start of the year to $9.4 million and 39.66% at the end of the year.  For the 131 Michigan banks, the mean Texas Ratio was 44.18% (as of December 31, 2010).  We made great progress on this initiative in 2010.

Net Interest Margin (NIM)
We finished 2009 with a NIM for the year of 3.26%.  For 2010, our NIM rose to 3.78%.  This was a 52 basis point improvement year over year.  When added to the 33 basis point improvement from 2008 to 2009, that is an 85 basis point improvement since the start of 2009.  This was accomplished by changing the mix of our deposits and increasing our core deposits by $11.0 million over the last two years.  In addition, we successfully established floors on our variable rate loans as they were rewritten at maturity.  For the 4th quarter of 2010 our NIM was 3.93%.  We are starting 2011 with a margin near 4.00%. As an institution, our margin has never been higher. This improvement will result in more sustainable levels of profitability for quarters to come.

Non-Interest Income
The Bank has continued to leverage a core competency in this historically low interest rate environment.  In 2010 we originated $47.8 million in mortgage loans (average loan size $105,000), as compared to 2009 mortgage production of $58.9 million.  However, while production levels were 20% lower in 2010 with many homeowners having already refinanced in 2009, we experienced a slight increase in mortgage-related fees and income which was the result of setting and achieving higher gain on sale requirements.  More importantly, we refinanced many loans originated at competitive banks and credit unions, thereby improving our market share in several markets.

Reducing Controllable Expenses
In spite of deep cuts in 2008 and 2009, we continued to focus on controlling the expenses where we have direct control, including employment, professional services and occupancy-related costs.  In 2010 we reduced these expenses by $152,800. These reductions partially offset inflated 2010 costs related to collection activities, reduced real estate values and other expenses related to taking back or owning real estate.

There are still challenges that lie ahead.  Commercial loan demand is weak; our planned growth in 2011 will come at the expense of our competition.  The commercial real estate (CRE) sector is still depressed with inventory levels of unsold commercial properties exceeding the demand of buyers.  It may take years before all of the unsold properties are reabsorbed productively into the marketplace.  On the mortgage side, there are a large number of households that have kept their mortgages paid current through unemployment benefits which are now exhausted.  Any movement of this group toward delinquency could potentially stall or delay the recovery in the housing sector and the economy.  Lastly, government reform in the wake of a financial crisis we did nothing to create will unfairly burden the Bank by heaping new regulatory costs upon us while limiting fees we can charge to consumers for the services and products we provide to them.

In spite of these forward-looking challenges, the Board, senior management and I are pleased with where we are today and the progress we made in 2010.  Our results reflect process improvements and a disciplined approach that began four years ago.  We are encouraged that only a single commercial loan (with a balance of $9,400) that we have underwritten since 2008 has been charged off.  Our philosophy with regard to balance sheet diversification and underwriting changes has helped keep our problems contained.  Our performance metrics are trending in a manner consistent with our expectations.  The changes we have made and progress achieved are important in our continued efforts to build accountability, confidence and to restore the value that has been lost.  We have navigated through one of the most challenging economic periods since the Great Depression and have come through not only as a survivor but poised to take advantage of this unique operating environment.  While we still expect that the hard-to-control collection and Bank-owned property expenses will continue, at reduced levels, into the foreseeable future, the improved profitability profile of the Bank better positions us to absorb these inflated and hard-to-control expenses.  We have a strong capital position, are not tethered by TARP strings, and have established a much better framework to operate from as we move ahead.  In 2011 and beyond we will look to build upon the momentum that was created in 2010.

Michael W. Mahler
President and Chief Executive Officer

Selected Consolidated Financial and Other Data of the Company

Set forth below are selected financial and other data of First Federal of Northern Michigan Bancorp, Inc. (the “Company”). This information is derived in part from and should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto presented elsewhere in this Annual Report. The information at December 31, 2010 and December 31, 2009 and for the years ended December 31, 2010 and 2009 is derived in part from the audited consolidated financial statements of the Company that appear in this Annual Report. The information for the years ended December 31, 2008, 2007, and 2006 is derived in part from audited consolidated financial statements that do not appear in this Annual Report.

Financial condition data:
	For Years Ended December 31,
	2010	2009	2008	2007	2006
	(In thousands)
Total assets	$215,733	$233,506	$247,672	$250,831	$280,959
Loans receivable, net	157,144	171,219	192,270	201,333	209,518
Loans held for sale	-	52	107	-	72
Investment securities	37,821	37,641	29,687	23,451	44,850
Cash and cash equivalents	1,963	3,099	3,471	5,341	4,993
Deposits	155,466	158,100	165,778	157,833	170,530
FHLB advances and note payable	29,000	45,031	40,969	52,684	66,042
Repo Sweep agreements	6,172	5,408	9,447	6,637	6,528
Stockholders' equity	23,236	23,052	29,419	32,503	35,453

Operating data:
	At December 31,
	2010	2009	2008	2007	2006
	(In thousands)
Interest income	$11,447	$12,442	$13,967	$16,200	$17,170
Interest expense	3,447	5,088	7,130	8,437	8,548

Net interest income	8,000	7,354	6,837	7,763	8,622
Provision for loan losses	1,101	6,196	4,421	2,377	851

Net interest income after provision for loan losses	6,899	1,158	2,416	5,386	7,771
Other income (loss):
Service charges and fees	804	869	942	911	1,044
Mortgage banking activities	1,438	1,414	432	418	344
Net gain (loss) on sale of investment securities	546	-	6	(97)	(45)
Gain (loss) on sale of real estate	(43)	20	22	(40)	4
Other non-interest income	301	102	95	64	103
Insurance & brokerage commissions	159	170	180	180	180

Total other income	3,205	2,575	1,677	1,436	1,630
Other expenses	9,866	9,360	8,874	9,313	8,761

Income (loss) from continuing operations before income tax expense (benefit)	238	(5,627)	(4,781)	(2,491)	640
Income tax expense (benefit) from continuing operations	-	1,090	(1,601)	(908)	164
Net income (loss) from continuing operations	238	(6,717)	(3,180)	(1,583)	476
Loss from discontinued operations, net of tax benefit	-	(46)	(61)	(17)	(13)
Net income (loss)	$238	$(6,763)	$(3,241)	$(1,600)	$463

Key Financial Ratios and Other Data:
	For Years Ended December 31,
	2010	2009	2008	2007	2006
Performance Ratios:

Return on average assets	0.10%	-2.80%	-1.30%	-0.60%	0.16%
Return on average equity	0.99%	-23.21%	-10.05%	-4.84%	1.35%
Average interest rate spread	3.60%	2.97%	2.51%	2.68%	2.83%
Dividend payout ratio	0.00%	0.00%	N/M ***	N/M ***	133.33%
Dividends per share	$0.00	$0.00	$0.15	$0.20	$0.20
Net interest margin	3.78%	3.26%	2.93%	3.13%	3.24%
Efficiency ratio (Bank)	102.76%	252.19%	104.54%	101.18%	89.37%
Non-interest expense to average total assets	4.33%	3.88%	3.56%	4.45%	4.04%
Average interest-earning assets to average interest-bearing liabilities	111.20%	113.32%	113.85%	113.65%	112.99%

Asset Quality Ratios:

Non-performing assets to total assets	4.37%	6.58%	5.57%	4.15%	1.59%
Non-performing loans to total loans	4.13%	6.73%	6.14%	4.54%	1.90%
Allowance for loan losses to nonperforming loans	42.85%	31.05%	46.41%	43.93%	52.24%
Allowance for loan losses to total loans	1.77%	2.09%	2.85%	1.95%	0.98%

Capital Ratios:

Equity to total assets at end of period	10.77%	9.87%	11.88%	12.96%	12.62%
Average equity to average assets	10.47%	12.07%	12.44%	12.38%	12.07%
Risk-based capital ratio (Bank only)	15.57%	13.58%	15.75%	16.27%	17.07%

Other Data:
Number of full service offices	8	8	8	9 **	10 *

*as of December 31, 2006. In February 2007, the Bank closed a branch to reduce its full-service offices to 9.
**as of December 31, 2007. In February 2008, the Bank closed a branch to reduce its full-service offices to 8.
***Not meaningful

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

First Federal of Northern Michigan (the “Bank”), the Company’s principal operating subsidiary, is a full-service, community-oriented savings bank whose primary lending activity is the origination of one- to four-family residential real estate mortgages, commercial real estate loans, commercial loans and consumer loans.  As of December 31, 2010, $71.7 million, or 44.8%, of our total loan portfolio consisted of one- to four-family residential real estate loans, $61.0 million, or 38.0%, and $8.8 million, or 5.5%, of our total loan portfolio consisted of commercial mortgage loans and commercial loans, respectively, and $18.7 million, or 11.7%, of our total loan portfolio consisted of consumer and other loans. In recent years, commercial mortgage loans and commercial loans have grown as a percentage of our loan portfolio for three reasons. First, we have increased our emphasis on originating these loans, which generally have higher interest rates compared to one- to four-family residential real estate loans.  In addition, most of these loans are originated with adjustable interest rates, which assist us in managing interest rate risk. Finally, most of our one- to four-family residential mortgage loan customers prefer fixed-rate loans in the low interest rate environment that has prevailed over the last several years. Since we sell into the secondary mortgage market a majority of the fixed-rate one- to four-family residential mortgage loans that we originate, one- to four-family residential real estate loans have decreased as a percentage of our total loan portfolio.

Our results of operations depend primarily on our net interest income, which is the difference between the  interest income we receive on our interest-earning assets, such as loans and securities, and the interest expense we pay on our deposits and borrowings.  Our results of operations are also affected by non-interest income and non-interest expense, the provision for loan losses and income tax expense.  Non-interest income consists primarily of banking fees, service charges, insurance commissions, mortgage banking activities and security transactions.  Our non-interest expense consists primarily of salaries and employee benefits, FDIC insurance premiums, occupancy and office expenses, advertising and promotion expense, data processing expenses and expenses related to troubled credits and repossessed properties.

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

Business Strategy

Operating as a Community Savings Bank.  We are committed to meeting the financial needs of the communities in which we operate. Our branch network of eight offices enhances our ability to serve these communities. We provide a broad range of individualized consumer and business financial services.  We believe that we can be more effective in servicing our customers than many of our non-local competitors because our employees and senior management are able to respond promptly to customer needs and inquiries.  Our ability to provide these services is enhanced by the experience of our senior management, which has an average of 19 years’ experience in the financial services industry.

Increasing Our Commercial Real Estate and Commercial Lending.  Beginning in 2001, we began to increase our originations of commercial real estate and commercial loans. At December 31, 2010, loans secured by commercial real estate totaled $61.0 million, or 38.0% of our total loan portfolio, and commercial loans totaled $8.8 million, or 5.5% of our total loan portfolio. Commercial real estate and commercial loans generally are originated with higher interest rates compared to one- to four-family residential real estate loans and, therefore, have a positive effect on our net interest rate spread and net interest income.  In addition, most of these loans are originated with adjustable interest rates, which assists us in managing interest rate risk.  We believe that our branch network will enable us to continue to increase our commercial and commercial real estate loan portfolio without significant additional fixed costs.  As market conditions allow, we will continue to originate these types of loans in the future to viable borrowers and retain them in our portfolio. However, in 2011, in light of the continued difficult operating environment in our market area, we expect our focus will continue to be more on credit quality than on origination of new loans.  In 2007 we began participating, on a limited basis, in commercial opportunities outside of our market areas and, in some cases, outside of the State or Michigan to help mitigate the geographic risk of lending only in Michigan. We had no new out-of-state commercial participations in 2010.

Increasing Our Share of Lower-Cost Deposits.   In past years our cost of funds has been relatively high as we accepted higher-cost long-term certificates of deposit to fund our long-term assets such as one- to four-family residential mortgage loans. As we have increased our origination of shorter-term commercial real estate and commercial loans, most of which are originated with adjustable interest rates, we have decreased our need for higher-cost long-term certificates of deposit. We intend to continue to lower our cost of funds by increasing our share of lower-cost short-term certificates of deposit and lower-cost money market deposits. We typically are not a market leader in deposit rates, although from time-to-time we do offer higher rates as liquidity needs dictate. We also intend to continue to market our non-interest-bearing checking accounts in conjunction with our focus on commercial business lending.  We grew our core deposits by $7.5 million in 2010.

Maintaining High Asset Quality and Capital Strength.  We are committed to conservative loan underwriting standards and procedures, and we primarily originate loans secured by real estate.  As a result, we have historically experienced low levels of late payments and losses on loans. However, during the economic recession that continued to deepen in 2009 and 2010, we have seen delinquency trends increase despite our conservative underwriting practices due to declining economic conditions and increasing unemployment in our market area. Despite the increase in delinquency trends, at December 31, 2010, our ratio of non-performing assets to total assets was 4.37% as compared to 6.58% at December 31, 2009.  At December 31, 2010, our ratio of equity to assets was 10.77%.  Despite losses over the years from 2007 to 2009, our Bank has regulatory capital at levels in excess of regulatory requirements and is categorized as “well capitalized.”

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

Comparison of Financial Condition at December 31, 2010 and 2009

Total assets decreased $17.8 million, or 7.6%, to $215.7 million at December 31, 2010 from $233.5 million at December 31, 2009.  Net loans decreased $14.1 million, or 8.2% to $157.1 million at December 31, 2010 from $171.2 million at December 31, 2009.  Mortgage loan originations decreased by $11.1 million to $47.8 million in 2010 from $58.9 million in 2009. During that time period, our mortgage loan portfolio decreased $9.9 million, or 12.2%, to $71.7 million. The decrease in the portfolio was due to our continued focus on selling lower rate mortgage loans into the secondary market where possible. The commercial loan portfolio decreased 3.2% to $69.9 million at December 31, 2010 from $72.2 million at December 31, 2009 due in part to normal principal pay downs but also to net commercial loan charge-offs of $1.4 million in 2010.   Cash and cash equivalents decreased by $1.1 million, or 35.5%, to $2.0 million at December 31, 2010 from $3.1 million at December 31, 2009.  Investment securities increased $180,000, or 0.5%, to $37.8 million at December 31, 2010 from $37.6 million at December 31, 2009.

Deposits decreased $2.6 million, or 1.7%, to $155.5 million at December 31, 2010 from $158.1 million at December 31, 2009. This decrease was due in large part to our “liquid” certificate of deposit accounts. As these deposits matured and were set to reprice lower, some moved into our money market product, but some left the Bank.   Our focus in 2010 continued to be on building deposit relationships rather than attracting higher-cost non-core certificate of deposit accounts, although from time-to-time we offered higher rates as liquidity needs dictated.  REPO Sweep accounts increased $764,000, or 14.1% to $6.2 million at December 31, 2010 from $5.4 million at December 31, 2009. Borrowings, consisting primarily of FHLB advances, decreased $16.0 million, or 35.6%, to $29.0 million at December 31, 2010 from $45.0 million at December 31, 2009 as our asset base decreased over that same time period..

Stockholders’ equity increased $184,000, or 0.8%, to $23.2 million at December 31, 2010 from $23.1 million   at December 31, 2009.   The increase was mainly a result of our net income for the year of $238,000.

Comparison of Operating Results for the Years Ended December 31, 2010 and 2009

General.  Net income from continuing operations increased to $238,000 for the year ended December 31, 2010 from a loss of $6.7 million for the year ended December 31, 2009. Net interest income before provision for loan losses was $646,000 higher in 2010 than in 2009, due in large part to our increased net interest margin year over year. The provision for loan losses was $5.1 million lower in 2010 than in 2009, resulting in net interest income after provision for loan losses which was $5.7 million higher in 2010 than in 2009. Non-interest income related to continuing operations was $630,000 higher in 2010 than in 2009. Non-interest expenses related to continuing operations were $506,000 higher in 2010 than in 2009 due in large part to a continued decline in market values on real estate owned.

Interest Income.  Interest income decreased by $995,000, or 8.0%, to $11.4 million for the year ended December 31, 2010 from $12.4 million for the year ended December 31, 2009.  The decrease was primarily due to a decrease in the average balance of our loan portfolio of $20.4 million, or 10.8%, year over year.  The average balance of our non-mortgage loans, principally commercial loans and consumer loans, decreased by $11.7 million, or 11.3%, to $91.5 million for the twelve months ended December 31, 2010 from $103.1 million for the twelve months ended December 31, 2009. The average yield on our commercial loans increased 40 basis points and the average yield on our consumer loans decreased 17 basis points from 2009 to 2010. The average balance of our one- to four-family residential mortgage loans decreased to $77.3 million for the year ended December 31, 2010 from $86.0 million for the year ended December 31, 2009, while the average yield on such loans decreased slightly to 6.22% from 6.25%.

Interest Expense.  Interest expense decreased to $3.4 million for the year ended December 31, 2010 from $5.1 million for the year ended December 31, 2009, due primarily to an  $8.9 million, or 4.5%, decrease in the average balance of interest bearing liabilities. The average balance of interest-bearing deposits decreased by $4.2 million from 2009 to 2010, while the average cost of those deposits decreased 73 basis points to 1.58% for 2010 from 2.31% for 2009, reflecting a continued decline in market interest rates during 2010. The average balance of   FHLB borrowings decreased $3.6 million from 2009 to 2010 while the cost of those borrowings decreased from 3.79% to 2.90% year over year.  During 2010 certain high-cost FHLB bank advances matured and were paid off with available cash, leaving a balance of lower costing advances.  The average balance of REPO Sweep accounts decreased $1.1 million year over year, while the average cost of these accounts increased 9 basis points from 0.38% for 2009 to 0.47% for 2010.

Net Interest Income.  Net interest income increased to $8.0 million for the year ended December 31, 2010 from $7.4 million for the year ended December 31, 2009.  The increase was primarily due to an increase of 63 basis points in our average interest rate spread to 3.60% for the year ended December 31, 2010 from 2.97% for the year ended December 31, 2009.

Provision for Loan Losses.  We recorded a provision for loan losses of $1.1 million for the year ended December 31, 2010 compared to a provision of $6.2 million for the year ended December 31, 2009.  We had net charge-offs of $1.9 million and $8.2 million during 2010 and 2009, respectively.  The decrease from 2009 to 2010 was reflective of the decline in our non-performing loans.  The allowance for loan losses was $2.8 million, or 1.77% of total loans at December 31, 2010, compared to $3.7 million, or 2.09% of total loans at December 31, 2009.  The level of the allowance is based on estimates, and ultimate losses may vary from estimates.  Total non-performing loans were $6.6 million at December 31, 2010 and $11.8 million at December 31, 2009. Management has developed an aggressive plan for 2011 and beyond designed to continue to reduce the level of non-performing loans and other non-performing assets.

Non-Interest Income.  Non-interest income related to continuing operations increased to $3.2 million for the year ended December 31, 2010 from $2.6 million for the year ended December 31, 2009.  This increase was primarily the result of an increase of $545,000 in gain on sale of investment securities to $546,000 for the year ended December 31, 2010 as compared to $1,000 for the year ended December 31, 2009. Service charges and other fees decreased $65,000 from $869,000 in 2009 to $804,000 in 2010, due in large part to a decrease in insufficient funds fees, which we expect to continue into 2011 due to regulatory changes relating to overdraft fees.

Non-Interest Expense.  Non-interest expense related to continuing operations increased to $9.9 million for the year ended December 31, 2010 from $9.4 million for the year ended December 31, 2009. FDIC premiums decreased  $114,000 to $366,000 in 2010 from $480,000 in 2009, due in part to a decrease in deposits year over year and in part to an FDIC special assessment of $108,0000 paid during 2009. Other expense increased $755,000 to $2.5 million in 2010 from $1.7 million in 2009, due mainly to increased expenses associated with our real estate owned, including costs to repossess and repair properties and declines in the market value of many of these properties due to continued declining real estate market values in  2010.   Professional fees decreased by $53,000 to $425,000 for the year ended December 31, 2010 from $478,000 for the year ended December 31, 2009 due in part to non-recurring fees incurred during 2009.

Income Taxes.  Federal income taxes related to losses from continuing operations decreased to an expense of  $0 for the year ended December 31, 2010 from $1.1 million for the year ended December 31, 2009.

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

			Average Consolidated Statements of Condition
			For Years Ended December 31,
	As of December 31, 2010		2010			2009			2008
					Average			Average			Average
		Yield /	Average		Yield /	Average		Yield /	Average		Yield /
	Balance	Rate	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
			(In thousands)			(In thousands)			(In thousands)
Interest-earning assets:
Mortgage loans			$77,280	$4,806		$86,015	$5,372		$94,787	$5,969
Non-mortgage loans			91,470	5,327		103,134	5,732		104,983	6,619
Loans	$157,144	5.83%	168,750	10,133	6.00%	189,149	11,104	5.87%	199,770	12,588	6.30%
Mortgage-backed securities	25,684	2.65%	18,973	648	3.42%	13,714	577	4.21%	10,071	421	4.18%
Other Investment securities	12,137	3.43%	16,940	568	3.35%	18,316	646	3.53%	16,423	671	4.09%
Investment securities	37,821	2.89%	35,913	1,216	3.39%	32,030	1,223	3.82%	26,494	1,092	4.12%
Other investments	4,826	1.47%	7,151	98	1.37%	4,784	115	2.40%	8,387	297	3.54%
Total interest earning assets	199,791	5.17%	211,814	11,447	5.41%	225,963	12,442	5.51%	234,651	13,967	5.95%

Non Interest Earning Assets	15,942		15,809			15,417			14,709
Total Assets	$215,733		$227,623			$241,380			$249,360

Interest bearing liabilities:
Savings Deposits	$16,785	0.05%	$16,053	$8	0.06%	$15,123	$17	0.12%	$15,071	$25	0.18%
Money market/NOW accounts	44,107	0.46%	41,845	324	0.76%	36,558	384	1.04%	28,889	415	1.43%
Certificates of deposit	84,225	1.94%	88,379	1,964	2.22%	98,772	3,056	3.09%	107,213	4,457	4.16%
Total Interest bearing deposits	145,117	1.27%	146,277	$2,296	1.57%	150,453	$3,457	2.30%	151,173	$4,897	3.24%
Borrowed funds	35,172	2.00%	44,211	1,151	2.60%	48,942	1,631	3.33%	55,104	2,233	4.05%
Total Interest bearing liabilities	180,289	1.41%	190,488	3,447	1.81%	199,395	5,088	2.55%	206,277	7,130	3.44%

Non interest bearing liabilities	12,208		13,312			12,848			10,849

Total liabilities	192,497		203,800			212,243			217,126
Stockholders' equity	23,236		23,823			29,137			32,234

Total Liabilities & stockholders' equity	$215,733		$227,623			$241,380			$249,360

Net interest income				$8,000			$7,354			$6,837

Interest rate spread		3.76%			3.60%			2.97%			2.51%

Net interest-earning assets			$21,326			$26,568			$28,374

Net interest margin (1)		3.89%			3.78%			3.26%			2.93%

Average interest-earning assets
to average interest-bearing liabilities		110.82%			111.20%			113.32%			113.76%

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

	Year ended December 31, 2010
	Compared to
	Year ended December 31, 2009
	Increase (Decrease) Due to:
	Volume	Rate	Total
	(In thousands)
Interest-earning assets:
Loans receivable	$(1,245)	$274	$(971)
Investment securities	146	(154)	$(8)
Other investments	44	(60)	$(16)

Total interest-earning assets	(1,055)	60	(995)

Interest-bearing liabilities:
Savings Deposits	1	(10)	(9)
Money Market/NOW accounts	73	(133)	(60)
Certificates of Deposit	(392)	(700)	(1,092)
Deposits	(318)	(843)	(1,161)
Borrowed funds	(185)	(295)	(480)

Total interest-bearing liabilities	(503)	(1,138)	(1,641)

Change in net interest income	$(552)	$1,198	$646

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

We actively evaluate interest rate risk in connection with our lending, investing and deposit-taking activities.  Generally, our loans, which represent the significant majority of our assets, have longer-terms to maturity than our deposits, which represent the significant majority of our liabilities. As of December 31, 2010, $134.7 million, or 84.1% of our loan portfolio, consisted of loans that mature or reprice after December 31, 2011.  In contrast, as of December 31, 2010, $52.1 million, or 61.8% of our time deposits as of that date, consisted of deposits that mature or reprice in less than one year.

In an effort to manage interest rate risk, we have increased our focus on the origination and retention in our portfolio of adjustable-rate residential mortgage loans.  In addition, we have increased the origination and retention in our portfolio of commercial real estate and commercial loans, since most of these loans are originated with adjustable interest rates.  In the current low interest rate environment, we also have generally sold into the secondary mortgage market all of the fixed-rate, longer-term (15 years or more) residential mortgage loans that we originate, generally on a servicing-retained basis. Finally, we have primarily invested in short- and medium-term securities and have maintained high levels of liquid assets, such as cash and cash equivalents.  Shortening the average maturity of our interest-earning assets through these strategies helps us to better match the maturities and interest rates of our assets and liabilities, thereby reducing the exposure of our net interest income to changes in market interest rates.  Maintaining high levels of liquid assets also permits us to invest in higher-yielding securities and loans when market interest rates increase. However, these strategies can be expected to adversely affect net interest income if long-term interest rates remain at low levels. We expect that as long-term interest rates rise, as we expect, we will reduce our mortgage-banking operations, and will retain in our portfolio a larger percentage of the one- to four-family loans that we originate.

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

The table below sets forth, as of December 31, 2010, the estimated changes in our NPV that would result from the designated instantaneous changes in the U.S. Treasury yield curve. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

Change in Interest				NPV as a Percentage of Present Value of Assets (3)
Rates (basis points)		Estimated Increase (Decrease) in NPV			Increase (Decrease)
(1)	Estimated NPV (2)	Amount	Percent	NPV Ratio (4)	(basis points)
	(Dollars in thousands)

+300	27,191	(4,671)	-15.0%	12.39%	(161)
+200	30,753	(1,109)	-3.0%	13.73%	(28)
+100	31,520	(342)	-1.0%	13.95%	(6)
+50	31,442	(420)	-1.0%	13.89%	(12)
—	31,862	—	—	14.01%	—
-50	32,025	162	1.0%	14.03%	2
-100	32,125	263	1.0%	14.04%	4

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.
(2)	NPV is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(4)	NPV Ratio represents NPV divided by the present value of assets.

The table set forth above indicates that at December 31, 2010, in the event of an immediate 100 basis point decrease in interest rates, we would be expected to experience a 1% increase in NPV and a 4 basis point increase in NPV ratio. In the event of an immediate 200 basis point increase in interest rates, we would be expected to experience a 3% decrease in NPV and a 28 basis point decrease in NPV ratio.

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

Cash Flows

Cash flows provided by operations were $3.5 million in 2010 as compared to cash used in operations of $1.0 million in 2009 due to net earnings in 2010 as compared to net loss in 2009, partially offset by a decrease in prepaid FDIC premiums and other assets year over year. Cash flows provided by investing activities increased from $8.3 million in 2009 to $13.2 million in 2010 mainly due to a net decrease in our investment portfolio year over year. Cash used in financing activities increased from $7.7 million in 2009 to $17.9 million in 2010 due primarily to the decrease in our outstanding Federal Home Loan Bank (FHLB) advances. As our loan and investment portfolios decreased we paid down FHLB advances and improved our net interest margin.

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

Liquidity represents the amount of our assets that can be quickly and easily converted into cash without significant loss.  Our most liquid assets are cash, short-term U.S. Government securities and U.S. Government agency or government-sponsored enterprise securities.  We are required to maintain sufficient levels of liquidity as defined by the Office of Thrift Supervision regulations.  Current regulations require that we maintain sufficient liquidity to ensure our safe and sound operation.  Our current objective is to maintain liquid assets equal to at least 20% of total deposits and Federal Home Loan Bank borrowings due in one year or less.  Liquidity as of December 31, 2010 was $35.4 million, or 28.5% of total deposits and Federal Home Loan Bank borrowings due in one year or less, compared to $27.5 million, or 22.0% of this amount at December 31, 2009.  The levels of liquidity are dependent on our operating, financing, lending and investing activities during any given period. Our calculation of liquidity includes additional borrowing capacity available with the Federal Home Loan Bank.  As of December 31, 2010, we had unused borrowing capacity of $17.8 million.  We can pledge additional collateral in the form of investment securities and certain loans to increase our borrowing capacity.

We currently retain in our portfolio all adjustable-rate residential mortgage loans, short-term balloon mortgage loans and fixed-rate residential mortgage loans with maturities of less than 15 years, and generally sell the remainder in the secondary mortgage market.  We also originate for retention in our loan portfolio, commercial and commercial real estate loans, including real estate development loans.  During the year ended December 31, 2010, we originated $47.8 million of one- to four-family residential mortgage loans, of which $5.6 million were retained in our portfolio and the remainder were sold into the secondary mortgage market or are being held for sale.  This compares to $58.9 million of one- to four-family originations during the year ended December 31, 2009, of which $9.4 million were retained in our portfolio.  At December 31, 2010, we had outstanding loan commitments of $27.2 million.  These commitments included $11.1 million for permanent one- to four-family residential mortgage loans, $1.0 million for non-residential loans, $92,000 of undisbursed loan proceeds for construction of one- to four-family residences, $4.2 million of undisbursed lines of credit on home equity loans, $1.2 million of unused credit card lines, $7.3 million of unused commercial lines of credit, and $847,000 of undisbursed commercial construction loans, unused bounce protection.of $1.5 million and letters of credit of $5,000.

Deposits are a primary source of funds for use in lending and for other general business purposes.  At December 31, 2010, deposits funded 72.1% of our total assets compared to 67.7% at December 31, 2009.  Certificates of deposit scheduled to mature in less than one year at December 31, 2010 totaled $52.1 million.  We believe that a significant portion of such deposits will remain with us.  We monitor the deposit rates offered by competitors in our market area, and we set rates that take into account the prevailing market conditions along with our liquidity position.  Moreover, we currently believe that the growth in assets is not expected to require significant in-flows of liquidity.  As such, we do not expect to be a market leader in rates paid for liabilities.

Borrowings may be used to compensate for seasonal or other reductions in normal sources of funds or for deposit outflows at more than projected levels.  Borrowings also may be used on a longer-term basis to support increased lending or investment activities.  At December 31, 2010, we had $29.0 million in Federal Home Loan Bank advances and no outstanding advances at the Federal Reserve Discount Window.  Total borrowings as a percentage of total assets were 13.4% at December 31, 2010 compared to 19.3% at December 31, 2009.

As of December 31, 2010, management was not aware of any known trends, events or uncertainties that have or are reasonably likely to have a material impact on our liquidity.  As of December 31, 2010, we had no material commitments for capital expenditures.

Our cash flows are derived from operating activities, investing activities and financing activities as reported in our Consolidated Statement of Cash Flows included with our Consolidated Financial Statements.

First Federal of Northern Michigan is subject to federal regulations that impose minimum capital requirements.  At December 31, 2010, we exceeded all applicable capital requirements.

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

The analysis of the allowance for loan losses has two components: specific and general allocations.  Specific allocations are made for loans that are determined to be impaired.  Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses.  The general allocation is determined by segregating the remaining loans by type of loan, risk weighting (if applicable) and payment history.  We also analyze delinquency trends, general economic conditions and geographic and industry concentrations.  This analysis establishes factors that are applied to the loan groups to determine the amount of the general reserve.  The principal assumption used in deriving the allowance for loan losses is the estimate of loss content for each risk rating. To illustrate, if recent loss experience dictated that the projected loss ratios would be increased by 10% (of the estimate) across all risk ratings, the allocated allowance as of December 31, 2010 would have changed by approximately $275,000.  Actual loan losses may be significantly more than the allowances we have established, which could have a material negative effect on our financial results.

Mortgage Servicing Rights. We sell to investors a portion of our originated one- to four-family residential real estate mortgage loans.  When we acquire mortgage servicing rights through the origination of mortgage loans and sale of those loans with servicing rights retained, we allocate a portion of the total cost of the mortgage loans to the mortgage servicing rights based on their relative fair value. As of December 31, 2010, we were servicing loans sold to others totaling $144.9 million. We amortize capitalized mortgage servicing rights as a reduction of servicing fee income in proportion to, and over the period of, estimated net servicing income by use of a method that approximates the level-yield method.  We periodically evaluate capitalized mortgage servicing rights for impairment using a model that takes into account several variables including expected prepayment speeds and prevailing interest rates.  If we identify impairment, we charge the amount of the impairment to earnings by establishing a valuation allowance against the capitalized mortgage servicing rights asset.  The primary risk of material changes to the value of the servicing rights resides in the potential volatility in the economic assumptions used, particularly the prepayment speed. We monitor this risk and adjust the valuation allowance as necessary to adequately record any probable impairment in the portfolio. Management believes the estimation of these variables makes this a critical accounting policy. For purposes of measuring impairment, the mortgage servicing rights are stratified based on financial asset type and interest rates. In addition, we obtain an independent third-party valuation of the mortgage servicing portfolio on a quarterly basis.  In general, the value of mortgage servicing rights increases as interest rates rise and decreases as interest rates fall. This is because the estimated life and estimated income from a loan increase as interest rates rise and decrease as interest rates fall. The key economic assumptions made in determining the fair value of the mortgage servicing rights at December 31, 2010 included the following:

Annual constant prepayment speed (CPR):	15.7%
Weighted average life remaining (in months):	246
Discount rate used:	8.0%

At the December 31, 2010 valuation, we calculated the value of our mortgage servicing rights to be $1.3 million  and the weighted average life remaining of those rights was 40 months.  The book value of our mortgage servicing rights as of December 31, 2010 was $960,000 which was less than the independent valuation: therefore there was no need to establish a valuation allowance.

Impairment of Intangible Assets. On June 12, 2003, we acquired 100% of the stock of the InsuranCenter of Alpena (ICA).  We allocated the excess of the purchase price paid over the fair value of net assets acquired to intangible assets, including goodwill.  On February 27, 2009 the Company sold the majority of the assets of ICA.  The remaining goodwill on our books of $600,000 related to certain assets of the Company that were not sold in the sale of ICA. We allocated the goodwill between the assets sold and the assets retained and determined a value of the assets that remained of $600,000. Since the $600,000 allocation relates to a finite life asset, we re-characterized the goodwill as an amortizable intangible and began amortizing the asset in March 2009. The intangible asset was analyzed for impairment at December 31, 2010.

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

Valuation of Deferred Tax Assets.  The Company records a valuation allowance if it believes, based on available evidence, that it is “more likely than not” that the future tax assets recognized will not be realized before their expiration. Realization of the Company’s deferred tax assets is primarily dependent upon the generation of a sufficient level of future taxable income.

At December 31, 2010 and 2009, management did not believe it was more likely than not that all of the deferred tax assets would be realized. Accordingly, at December 31, 2010 and 2009 a valuation allowance of $3.2 million and $3.4 million was recorded, respectively. The net deferred tax asset recorded at December 31, 2010 and 2009 was $659,000 and $559,000.

Off-Balance Sheet Arrangements

In the ordinary course of business, First Federal of Northern Michigan is a party to credit-related financial instruments with off-balance-sheet risk to meet the financing needs of its customers.  These financial instruments include commitments to extend credit and letters of credit.  First Federal of Northern Michigan follows the same credit policies in making off-balance sheet commitments as it does for on-balance-sheet instruments.

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

At December 31, 2010 and December 31, 2009, First Federal of Northern Michigan had $13.0 million and   $12.0 million, respectively, of commitments to grant loans, $14.1 million and $14.0 million, respectively, of unfunded commitments under lines of credit and $5,000 and $5,000, respectively, of letters of credit.  See Note 11 of the Notes to the Consolidated Financial Statements.

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

DIRECTORS AND EXECUTIVE OFFICERS OF
FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.
AND FIRST FEDERAL OF NORTHERN MICHIGAN

Directors -

Martin A. Thomson has been Chairman of the Board of Directors since May 2008.  He was President and Chief Executive Officer of the Company and Bank from May 2001.  In January 2006, Mr. Thomson relinquished the position of President and in May 2008 relinquished the position of Chief Executive Officer and assumed the role of  Chairman of the Board of Directors of the Company and Bank. Mr. Thomson previously held the position of President and Chief Executive Officer of Presque Isle Electric and Gas Co-op, Onaway, Michigan.  Mr. Thomson has been a director of the Bank since 1986, and a director of the Company since its formation in November 2000.

James C. Rapin  has been a director of the Bank since 1985, and a director of the Company since its formation in November 2000.   He was Chairman of the Board of Directors of the Company and the Bank from March 2002 until May 2008.  Mr. Rapin retired as a pharmacist with LeFave Pharmacy, Alpena, Michigan in 2004.

Keith D. Wallace is a senior attorney with the law firm of Isackson, Wallace and Pfiefer,  P.C., located in Alpena, Michigan.  Mr. Wallace has been a director of the Bank since 1988, and a director of the Company since its formation in November 2000.

Gary C. VanMassenhove is a partner in VanMassenhove, Kearly, Taphouse & Faulman, CPAs.  Mr. VanMassenhove has been a Certified Public Accountant for 40 years.  He has been a director of the Company and the Bank since September 2001.

Thomas R. Townsend is the President of the R.A. Townsend Co., a plumbing, heating and air conditioning distributor located in Alpena, Michigan, where he has been employed for the past 33 years.  Mr. Townsend has been a director of the Company and the Bank since April 2002.

Michael W. Mahler was named President and Chief Executive Officer of the Company and the Bank in May 2008. He was named President and Chief Operating Officer of the Company and the Bank in January 2006. Prior to that appointment, since November 2004, Mr. Mahler served as Executive Vice President of the Company and the Bank and had served, since November 2002, as Chief Financial Officer. From September 2000 until November 2002, Mr. Mahler was Corporate Controller at Besser Company, Alpena, Michigan, an international producer of concrete products equipment. From 1990 until 2000, Mr. Mahler was employed at LTV Steel Company, East Chicago, Indiana where he served in financial roles of increasing responsibility and served, from 1997 until 2000, as Controller for a northeast Michigan division. Mr. Mahler has been a Director of the Bank since January 2006 and of the Company since May 2008.

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

Senior Management Team of the Bank -

Michael W. Mahler, Jerome W. Tracey, Amy E. Essex, Joseph W. Gentry II, Kathleen  R. Brown, Linda K. Sansom,  Gregory S. Matthews, Julie A. Curtis

STOCKHOLDER INFORMATION

The Annual Meeting of Stockholders will be held at 1:00 p.m., May 18, 2011 at the Thunder Bay National Marine Sanctuary, 500 W. Fletcher St., Alpena, MI  49707.

Stock Listing

The Company's common stock is traded on the Nasdaq Capital Market under the symbol “FFNM”.

Price Range of Common Stock

The following sets forth the quarterly high and low closing price per share and cash dividends declared during each of the four quarters in 2010 and 2009.

	Market Price
Quarter Ended	High	Low	Cash Dividends Declared

December 31, 2010	$2.99	$2.39	$-
September 30, 2010	$2.75	$2.05	$-
June 30, 2010	$2.44	$1.38	$-
March 31, 2010	$1.80	$1.13	$-
December 31, 2009	$2.15	$1.21	$-
September 30, 2009	$2.15	$1.81	$-
June 30, 2009	$2.20	$0.70	$-
March 31, 2009	$2.35	$0.66	$-

Special Counsel

Luse Gorman Pomerenk & Schick, PC
5335 Wisconsin Avenue, N.W.
Suite 400
Washington, D.C.  20015

Market Makers

Raymond James & Associates, Inc.
222 South Riverside Plaza
7th Floor
Chicago, IL 60606
312-655-3000

Stifel Nicolaus
237 Park Avenue
8th Floor
New York, NY 10017
212-847-6500

Keefe, Bruyette & Woods
787 7th Avenue
4th Floor
New York, NY 10019
212-887-7777

FIG Partners, LLC
1175 Peachtree St. NE
100 Colony Sq, Suite 2250
Atlanta, GA 30361
866-344-2657
Independent Auditor Plante & Moran, PLLC 2601 Cambridge Ct. Suite 500 Auburn Hills, MI 48326 Transfer Agent Registrar and Transfer Company 10 Commerce Drive Cranford, NJ 07016 800-346-6084

Annual Report on Form 10-K

A copy of the Company's Form 10-K for the year ended December 31, 2010 will be furnished without charge upon written request to:  Amy E. Essex, Chief Financial Officer, Treasurer and Corporate Secretary, First Federal of Northern Michigan Bancorp, Inc., 100 S. Second Avenue, Alpena, Michigan 49707.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Report of Independent Registered Public Accounting Firm

Board of Directors
First Federal of Northern Michigan Bancorp, Inc.

We have audited the consolidated balance sheet of First Federal of Northern Michigan Bancorp, Inc. as of December 31, 2010 and 2009 and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each year in the two-year period ended December 31, 2010.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Federal of Northern Michigan Bancorp, Inc. as of December 31, 2010 and 2009 and the consolidated results of their operations and their cash flows for each year in the two-year period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ Plante & Moran, PLLC

Auburn Hills, Michigan
March 25, 2011

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheet
(000s omitted, except per share data)

	December 31
	2010	2009
Assets
Cash and cash equivalents	$1,890	$2,583
Overnight deposits with Federal Home Loan Bank	73	516

Total cash and cash equivalents	1,963	3,099

Securities available for sale (Note 2)	35,301	33,713
Securities held to maturity (Note 2)	2,520	3,928
Loans - Net (Note 3)	157,144	171,219
Loans held for sale	-	52
Federal Home Loan Bank stock	3,775	4,197
Property and equipment (Note 4)	6,027	6,564
Foreclosed real estate	2,818	3,580
Accrued interest receivable	1,231	1,230
Prepaid FDIC insurance premiums	967	1,315
Intangible assets (Note 6)	627	920
Deferred tax asset	659	559
Other assets (Note 5)	2,701	3,130
Total assets	$215,733	$233,506

Liabilities and Stockholders' Equity
Liabilities
Non-interest bearing deposits	$10,349	$11,074
Interest-bearing deposits (Note 7)	145,117	147,026
Advances from Federal Home Loan Bank (Note 8)	29,000	44,400
Note payable (Note 9)	-	631
REPO sweep accounts	6,172	5,408
Accrued expenses and other liabilities (Note 13)	1,859	1,915
Total liabilities	192,497	210,454

Stockholders' Equity (Note 12)
Common stock ($0.01 par value 20,000,000 shares authorized 3,191,799 shares issued)	32	32
Additional paid-in capital	23,822	23,723
Retained earnings	2,238	2,000
Treasury stock at cost (307,750 shares)	(2,964)	(2,964)
Unearned compensation	(38)	(162)
Accumulated other comprehensive income	146	423
Total stockholders' equity	23,236	23,052
Total liabilities and stockholders' equity	$215,733	$233,506

See Notes to Consolidated
Financial Statements.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Consolidated Statement of Operations
(000s omitted, except per share data)

	Year Ended December 31
	2010	2009

Interest Income
Loans, including fees	$10,133	$11,104
Investments
Taxable	480	548
Tax-exempt	186	213
Mortgage-backed securities	648	577
Total interest income	11,447	12,442
Interest Expense
Deposits (Note 8)	2,296	3,457
Borrowings	1,151	1,631
Total interest expense	3,447	5,088
Net Interest Income - Before provision for loan losses	8,000	7,354
Provision for Loan Losses (Note 3)	1,101	6,196
Net Interest Income - After provision for loan losses	6,899	1,158
Other Income
Service charges and other fees	804	869
Net gain on sale of investments	546	-
Net gain on sale of loans	597	585
Loan servicing fees	841	829
Insurance and brokerage commissions	159	170
Other	258	122
Total other income	3,205	2,575
Operating Expenses
Compensation and employee benefits (Note 13)	4,682	4,735
FDIC insurance premiums	366	480
Amortization of intangible assets	292	273
Advertising	136	117
Occupancy and equipment	1,156	1,202
Data processing service bureau	314	335
Professional fees	425	478
Other	2,495	1,740
Total operating expenses	9,866	9,360
Income (loss) from continuing operations - before federal income tax expense	238	(5,627)
Income tax expense from continuing operations (Note 10)	-	1,090
Net income (loss) from continuing operations	238	(6,717)
Loss from discontinued operations, net of tax benefit of $24 (Note 15)	-	(46)
Net income (loss)	$238	$(6,763)

Per Share Data
Income (loss) per share from continuing operations
Basic	$0.08	$(2.33)
Diluted	$0.08	$(2.33)
Loss per share from discontinued operations
Basic	$-	$(0.01)
Diluted	$-	$(0.01)
Net income (loss) per share
Basic	$0.08	$(2.34)
Diluted	$0.08	$(2.34)

See Notes to Consolidated
Financial Statements.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Consolidated Statement of Changes in Stockholders’ Equity
(000s omitted)

	Shares	Common Stock	Treasury Stock	Additional Paid-in Capital	Unearned Compensation	Retained Earnings	Unallocated ESOP Shares	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity

Balance - January 1, 2009	3,192	$32	$(2,964)	$24,306	$(290)	$8,763	$(765)	$337	$29,419

Comprehensive income (loss):
Net loss	-	-	-	-	-	(6,763)	-	-	(6,763)
Other comprehensive income:
Unrealized appreciation on available-for-sale securities - Net of tax of $44	-	-	-	-	-	-	-	86	86

Total comprehensive loss									(6,677)

ESOP common stock committed to be released	-	-	-	(666)	-	-	765	-	99
Stock options/MRP shares expensed	-	-	-	83	128	-	-	-	211

Balance - December 31, 2009	3,192	32	(2,964)	23,723	(162)	2,000	-	423	23,052

Comprehensive income (loss):
Net income	-	-	-	-	-	238	-	-	238
Other comprehensive income:
Unrealized depreciation on available-for-sale securities - Net of tax of ($143)	-	-	-	-	-	-	-	(277)	(277)

Total comprehensive income									(39)

Stock options/MRP shares expensed	-	-	-	99	124	-	-	-	223

Balance - December 31, 2010	3,192	$32	$(2,964)	$23,822	$(38)	$2,238	$-	$146	$23,236

See Notes to Consolidated
Financial Statements.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Consolidated Statement of Cash Flows
(000s omitted, except per share data)

	Year Ended December 31
	2010	2009
Cash Flows from Operating Activities
Net income (loss)	$238	$(6,763)
Adjustments to reconcile net income (loss) to cash from operating activities:
Depreciation and amortization	802	835
Provision for loan losses	1,101	6,196
Amortization and accretion on securities	143	82
Gain on sale of investment securities	(546)	-
ESOP contribution	-	99
Stock options/awards	223	211
Gain on sale of loans held for sale	(597)	(585)
Gain on sale of property and equipment	(10)	(5)
Originations of loans held for sale	(42,151)	(49,858)
Proceeds from sale of loans held for sale	42,800	50,497
Net change in:
Accrued interest receivable	(1)	239
Other assets	1,457	(2,730)
Prepaid FDIC insurance premiums	348	(1,315)
Accrued expenses and other liabilities	(56)	276
Deferred income tax expense (benefit)	(202)	1,775
Net cash provided by (used in) operating activities	3,549	(1,046)

Cash Flows from Investing Activities
Net decrease in loans	12,974	14,856
Proceeds from maturity of securities	15,951	13,890
Proceeds from sale of securities available-for-sale	14,426	-
Net change in discontinued operations	-	1,534
Proceeds from sale of property and equipment	31	11
Purchase of securities available for sale	(30,574)	(21,795)
Proceeds from sale of Federal Home Loan Bank stock	422	-
Purchase of premises and equipment	(14)	(167)
Net cash provided by investing activities	13,216	8,329

Cash Flows from Financing Activities
Net decrease in deposits	(2,634)	(7,678)
Net increase (decrease) in Repo Sweep Accts	764	(4,039)
Additions to advances from FHLB and Notes Payable	23,025	85,180
Repayments of advances from FHLB and Notes Payable	(39,056)	(81,118)
Net cash used in financing activities	(17,901)	(7,655)

Net Decrease in Cash and Cash Equivalents	(1,136)	(372)

Cash and Cash Equivalents - Beginning of year	3,099	3,471

Cash and Cash Equivalents - End of year	$1,963	$3,099

Supplemental Cash Flow and Noncash Information
Cash (refunded) paid for income taxes	$(638)	$15
Cash paid for interest on deposits and borrowings	3,575	5,284
Transfer of loans to real estate owned & other repossessed assets	2,080	6,382

See Notes to Consolidated
Financial Statements.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
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

Discontinued Operations – In accordance with FASB ASC 360-10, Accounting for Impairment or Disposal of Long-Lived Assets, on February 27, 2009 the Company announced that it had sold the InsuranCenter of Alpena. Accordingly, the results of operations of the InsuranCenter through that date are removed from the detail line items in the Company’s consolidated Statement of Operations and presented separately as “discontinued operations.” Please refer to Note 15 to the Company’s Consolidated Financial Statements for additional information.

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

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.  Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, and the valuation of investment securities, intangible and deferred tax assets, and mortgage servicing rights.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
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

Federal Home Loan Bank Stock – Federal Home Loan Bank (FHLB) Stock is carried at cost and is held to allow the Bank to conduct business with the entity.  The Federal Home Loan Bank sells and purchases its stock at par; therefore cost approximates fair market value.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
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

The Company enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding, also known as rate lock commitments. Rate lock commitments on residential mortgage loans that are intended to be sold are considered to be derivatives. Fair value is based on fees currently charged to enter into similar agreements. The fair value of rate lock commitments was insignificant at December 31, 2010 and 2009.

The Company uses forward contracts as part of its mortgage banking activities. Forward contracts provide for the delivery of financial instruments at a specified future date and at a specified price or yield. The fair value of forward contracts was insignificant at December 31, 2010 and 2009.

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
December 31, 2010 and 2009
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

The allowance consists of specific and general components. The specific component relates to loans that are classified as doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
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

Large groups of homogeneous loans are collectively evaluated for impairment.  The Company does not separately identify individual consumer and residential loans for impairment disclosures until a loss is imminent.

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
December 31, 2010 and 2009
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

Loans Held for Sale - The Bank routinely sells to investors its long-term fixed rate residential mortgages.  These loans are identified as held for sale and are accounted for at the lower of cost or market on an aggregate basis.  Net unrealized losses, if any, are recognized in a valuation allowance by charges to income.

Foreclosed Assets - Foreclosed real estate held for sale is carried at the lower of fair value minus estimated costs to sell, or cost. Costs of holding foreclosed real estate are charged to expense in the current period, except for significant property improvements, which are capitalized. Valuations are periodically performed by management and an allowance is established by a charge to non-interest expense if the carrying value exceeds the fair value minus estimated costs to sell. Foreclosed real estate is classified as other real estate owned. The net income from operations of foreclosed real estate held for sale is reported in non-interest income.

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
December 31, 2010 and 2009
(000s omitted, except per share data)

Note 1 - Summary of Significant Accounting Policies (Continued)

Intangible Assets – The Company has in the past purchased a branch or branches from other financial institutions.  The analysis of these branch acquisitions led the Company to conclude that in each case, we acquired a business and therefore, the excess of purchase price over fair value of net assets acquired has been allocated to core deposit intangible assets.  The conclusion was based on the fact that in each case we acquired employees, customers and branch facilities. The expected life for core deposit intangibles is based on the type of products acquired in an acquisition.  The amortization periods range from 10 to 15 years and are based on the expected life of the products.  The expected life was determined based on an analysis of the life of similar products within the Company and local competition in the markets where the branches were acquired.  The core deposit intangibles are amortized on a straight line basis.  The core deposit intangible is analyzed quarterly for impairment.

On June 12, 2003, First Federal of Northern Michigan acquired 100% of the stock of the InsuranCenter of Alpena (ICA).

On February 27, 2009 the Company announced that it had sold the majority of the assets of the InsuranCenter of Alpena.

At the time of the sale, goodwill of $600,000 continued to be recorded related to certain assets of the Company that were not sold in the sale of ICA. The assets retained relate to a future stream of commissions. Under an agreement, the Company will receive a portion of the override commission through April, 2014. Management computed an estimated cash flow on this commission using a 6.0% discount rate and determined a fair value of $600,000. Since the $600,000 allocation of fair value relates to a finite life asset, the Company re-characterized the goodwill as an amortizable intangible and began amortizing the asset in March, 2009.

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
December 31, 2010 and 2009
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

At December 31, 2010 and 2009, management did not believe it was more likely than not that all of the deferred tax assets would be realized. Accordingly, at December 31, 2010 and 2009 a valuation allowance of $3.2 million and $3.4 million was recorded, respectively. The net deferred tax asset recorded at December 31, 2010 and 2009 was $659,000 and $559,000.  See Note 10 for additional information.

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

Stock-Based Compensation – The Company applies the recognition and measurement of stock-based compensation accounting rules for stock-based compensation which is referred to as the fair value method.  Compensation cost is based on the fair value of the equity issued to employees.  The Company recognizes compensation expense related to stock-based compensation over the period the services are performed.  The Company granted no options in 2010 and 2009.  Compensation costs charged to earnings were $223,000 and $211,000 in 2010 and 2009, respectively.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
(000s omitted, except per share data)

Note 1 - Summary of Significant Accounting Policies (Continued)

Earnings Per Common Share - Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period.  Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance.  Potential common shares that may be issued by the Company relate solely to outstanding stock options and are determined using the treasury stock method. Approximately 149,000 and 115,000 options were not considered for dilution in 2010 and 2009, respectively, based on the options being underwater at both December 31, 2010 and 2009 and based on the Company’s net loss for 2009.

Earnings per common share have been computed based on the following:

	December 31,
	2010	2009

Net income (loss) from continuing operations	$238	$(6,717)
Net loss from discontinued operations	-	(46)
Net income (loss)	$238	$(6,763)

Average number of common shares outstanding	2,884,049	2,884,249
Effect of dilutive options	-	-
Average number of common shares outstanding used to calculate diluted earnings per common share	2,884,049	2,884,249

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
(000s omitted, except per share data)

Note 1 - Summary of Significant Accounting Policies (Continued)

Recent Accounting Pronouncements - In July 2010, FASB issued ASU No. 2010-20 “Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses”.  The standard requires the Company to expand disclosures about the credit quality of our loans and the related reserves against them.  The additional disclosures will include details on our past due loans and credit quality indicators.  For public entities, ASU 2010-20 disclosures of period-end balances are effective for interim and annual reporting periods ending on or after December 15, 2010 and are included in Note 3 of the financial statements.  Disclosures related to activity that occurs during the reporting period are required for interim and annual reporting periods beginning on or after December 15, 2010.  The Company will adopt the disclosures related to the activity that occurs during the reporting period beginning with our March 31, 2011 consolidated financial statements.

In January 2010, the FASB issued ASU No. 2010-06 “Fair Value Measurements and Disclosures (Topic 820) — Improving Disclosures about Fair Value Measurements.”  ASU 2010-06 amends the fair value disclosure guidance.  The amendments include new disclosures and changes to clarify existing disclosure requirements.  ASU 2010-06 was effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements of Level 3 fair value measurements.  Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years.  The impact of ASU 2010-06 on the Company’s disclosures is reflected in Note 14 of the consolidated financial statements.

Note 2 - Securities

Investment securities have been classified according to management’s intent.  The carrying value and estimated fair value of securities are as follows:

	December 31, 2010
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Market Value

Securities Available for Sale
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$4,518	$44	$-	4,562
Municipal notes	4,875	171	-	5,046
Mortgage-backed securities	25,684	83	(75)	25,692
Equity securities	3	-	(2)	1

Total	$35,080	$298	$(77)	$35,301

Securities Held to Maturity
Municipal notes	$2,520	$90	$(15)	$2,595

	December 31, 2009
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Market Value

Securities Available for Sale
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$8,220	$37	$-	8,257
Municipal notes	7,870	183	-	8,053
Corporate securities	1,000	2	-	1,002
Mortgage-backed securities	15,979	419	(1)	16,397
Equity securities	3	1	-	4

Total	$33,072	$642	$(1)	$33,713

Securities Held to Maturity
Municipal notes	$3,928	$159	$(3)	$4,090

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
(000s omitted, except per share data)

Note 2 - Securities (Continued)

The amortized cost and estimated market value of securities at December 31, 2010, by contractual maturity, are shown below.  Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.  Securities with no specified maturity date are separately stated:

	December 31, 2010
	Amortized Cost	Market Value

Available For Sale:

Due in one year or less	$2,809	$2,836
Due after one year through five years	4,292	4,390
Due in five year through ten years	1,851	1,903
Due after ten years	441	479

Subtotal	9,393	9,608

Equity securities	3	1
Mortgage-backed securities	25,684	25,692

Total	$35,080	$35,301

Held To Maturity
Due in one year or less	$85	$86
Due after one year through five years	390	414
Due in five year through ten years	630	663
Due after ten years	1,415	1,432

Total	$2,520	$2,595

At December 31, 2010 and 2009, securities with a carrying value and fair value of $27,824,000 and $24,265,000, respectively, were pledged to secure REPO Sweep accounts, FHLB advances and borrowings from the Federal Reserve discount window.

Gross proceeds from the sale of available-for-sale securities for the years ended December 31, 2010 and 2009 were $14,426,000 and $0, respectively, resulting in gross gains of $546,000 and $0, respectively and gross losses of $0 and $0, respectively.  The tax provision applicable to these net realized gains amounted to $186,000 and $0, respectively.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
(000s omitted, except per share data)

Note 2 - Securities (Continued)

The following is a summary of temporarily impaired investments that have been impaired for less than and more than twelve months as of December 31, 2010 and 2009:

	December 31, 2010				December 31, 2009
		Gross Unrealized Losses		Gross Unrealized Losses		Gross Unrealized Losses		Gross Unrealized Losses
	Fair Value	<12 months	Fair Value	> 12 months	Fair Value	<12 months	Fair Value	> 12 months
Available For Sale:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$-	$-	$-	$-	$-	$-	$-	$-
Corporate and other securities	-	-	-	-	-	-	-	-
Municipal notes	-	-	-	-	-	-	-	-
Mortgage-backed securities	12,626	(75)	-	-	-	-	13	(1)
Equity securities	3	(2)	-	-	-	-	-	-
Total Securities available for sale	$12,629	$(77)	$-	$-	$-	$-	$13	$(1)
Held to Maturity:
Municipal notes	382	(13)	28	(2)	-	-	27	(3)
Total Securities held to maturity	$382	$(13)	$28	$(2)	$-	$-	$27	$(3)

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

As of December 31, 2010 and 2009, there were 16 and 3 securities in an unrealized loss position, respectively.

Note 3 - Loans

Loans at December 31, 2010 and 2009 are summarized as follows:

	December 31
	2010	2009

Real estate loans - One- to four-family residential	$71,697	$81,620
Commercial loans:
Secured by real estate	61,010	62,376
Other	8,848	9,873
Total commercial loans	69,858	72,249
Consumer loans:
Secured by real estate	16,547	18,732
Other	2,118	2,553
Total consumer loans	18,665	21,285
Total gross loans	160,220	175,154
Less:
Net deferred loan fees	245	275
Allowance for loan losses	2,831	3,660
Total loans - net	$157,144	$171,219

Final loan maturities and rate sensitivity of the loan portfolio are as follows:

	December 31, 2010
	Less Than One Year	One Year to Five Years	After Five Years	Total

Loans at fixed interest rates	$15,802	$28,790	$41,941	$86,533
Loans at variable interest rates	9,676	18,105	45,906	73,687

Total	$25,478	$46,895	$87,847	$160,220

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
(000s omitted, except per share data)

Note 3 - Loans (Continued)

Certain directors and executive officers of the Company were loan customers during 2010 and 2009.  Such loans were made in the ordinary course of business and do not involve more than a normal risk of collectibility.  An analysis of aggregate loans outstanding to directors and executive officers for the years ended December 31, 2010 and 2009 are as follows:

	December 31
	2010	2009

Aggregate balance - Beginning of Period	$3,931	$4,428
New loans	1,010	2,379
Repayments	(1,584)	(2,876)

Aggregate balance - End of Period	$3,357	$3,931

The following table illustrates the contractual aging of the recorded investment in past due loans by class of loans as of December 31, 2010:

							Recorded
							Investment > 90
	30 - 59 Days	60 - 89 Days	Greater than 90	Total		Total Financing	Days and
	Past Due	Past Due	Days	Past Due	Current	Receivables	Accruing

2010

Commercial Real Estate:
Commercial Real Estate - construction	$-	$-	$1,772	$1,772	$1,498	$3,270	$-
Commercial Real Estate - other	891	488	784	2,163	55,577	57,740	82
Commercial - non real estate	-	6	-	6	8,842	8,848	-

Consumer:
Consumer - Real Estate	650	108	205	963	15,584	16,547	-
Consumer - Other	27	14	2	43	2,075	2,118	2

Residential:
Residential	3,919	2,056	2,434	8,409	63,288	71,697	282
Total	$5,487	$2,672	$5,197	$13,356	$146,864	$160,220	$366

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
(000s omitted, except per share data)

Note 3 - Loans (Continued)

The Bank uses an eight tier risk rating system to grade its commercial loans. The grade of a loan may change during the life of the loans. The risk ratings are described as follows:

Risk Grade 1 (Excellent) - Prime loans based on liquid collateral, with adequate margin or supported by strong financial statements. Probability of serious financial deterioration is unlikely. High liquidity, minimum risk, strong ratios, and low handling costs are common to these loans. This classification also includes all loans secured by certificates of deposit or cash equivalents.

Risk Grade 2 (Good) - Desirable loans of somewhat less stature than Grade 1, but with strong financial statements. Probability of serious financial deterioration is unlikely. These loans possess a sound repayment source (and/or a secondary source).  These loans represent less than the normal degree of risk associated with the type of financing contemplated.

Risk Grade 3 (Satisfactory) - Satisfactory loans of average risk – may have some minor deficiency or vulnerability to changing economic conditions, but still fully collectible. There may be some minor weakness but with offsetting features or other support readily available. These loans present a normal degree of risk associated with the type of financing. Actual and projected indicators and market conditions provide satisfactory assurance that the credit shall perform in accordance with agreed terms.

Risk Grade 4 (Acceptable) - Loans considered satisfactory, but which are of slightly “below average” credit risk due to financial weaknesses or uncertainty. The loans warrant a somewhat higher than average level of monitoring to insure that weaknesses do not advance.  The level of risk is considered acceptable and within normal underwriting guidelines, so long as the loan is given the proper level of management supervision.

Risk Grade 4.5 (Monitored) - Loans are considered “below average” and monitored more closely due to some credit deficiency that poses additional risk but is not considered adverse to the point of being a “classified” credit.  Possible reasons for additional monitoring may include characteristics such as temporary negative debt service coverage due to weak economic conditions, borrower may have experienced recent losses from operations, declining equity and/or increasing leverage, or marginal liquidity that may affect long-term sustainability.  Loans of this grade have a higher degree of risk and warrant close monitoring to insure against further deterioration.

Risk Grade 5 (Other Assets Especially Mentioned) (OAEM) - Loans which possess some credit deficiency or potential weakness, which deserve close attention, but which do not yet warrant substandard classification. Such loans pose unwarranted financial risk that, if not corrected, could weaken the loan and increase risk in the future.

Risk Grade 6 (Substandard) -  Loans are “substandard” whose full, final collectability does not appear to be a matter of serious doubt, but which nevertheless portray some form of well defined weakness that requires close supervision by Bank management. The noted weaknesses involve more than normal banking risk. One or more of the following characteristics may be exhibited in loans classified Substandard: (1) Loans  possess a defined credit weakness and the likelihood that the loan shall be paid from the primary source of repayment is uncertain; (2) Loans are not adequately protected by the current net worth and/or paying capacity of the obligor; (3) primary source of repayment is gone, and the Bank is forced to rely on a secondary source of repayment such as collateral liquidation or guarantees; (4) distinct possibility that the Bank shall sustain some loss if deficiencies are not corrected; (5) unusual courses of action are needed to maintain a high probability of repayment; (6) the borrower is not generating enough cash flow to repay loan principal, however, continues to make interest payments; (7) the Bank is forced into a subordinated or unsecured position due to flaws in documentation; (8) loans have been restructured so that payment schedules, terms, and collateral represent concessions to the borrower when compared to normal loan terms; (9) the Bank is contemplating foreclosure or legal action due to the apparent deterioration in the loan; or (10) there is a significant deterioration in the market conditions and the borrower is highly vulnerable to these conditions.

Grade 7 (Doubtful) - Loans have all the weaknesses of those classified Substandard. Additionally, however, these weaknesses make collection or liquidation in full, based on existing conditions, improbable. Loans in this category are typically not performing in conformance with established terms and conditions. Full repayment is considered “Doubtful”, but extent of loss is not currently determinable.

Risk Grade 8 (Loss) - Loans are considered uncollectible and of such little value, that continuing to carry them as an asset on the Bank’s financial statements is not feasible.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
(000s omitted, except per share data)

Note 3 - Loans (Continued)

The following table presents the risk category of loans by class of loans based on the most recent analysis performed and the contractual aging as of December 31, 2010:

	Commercial Real Estate	Commercial Real Estate
Loan Grade	Construction	Other	Commercial

1-2	$-	$-	$5
3	70	12,411	2,958
4	1,428	33,754	5,631
5	-	3,245	248
6	1,772	8,330	6
7	-	-	-
8	-	-	-
Total	$3,270	$57,740	$8,848

For residential real estate and other consumer credit the Company also evaluates credit quality based on the aging status of the loan and by payment activity.  Loans 60 or more days past due are monitored by the collection committee.

The following tables present the risk category of loans by class based on the most recent analysis performed as of December 31, 2010:

Residential

Grade

Pass	$68,301
Special Mention	-
Substandard	3,396
Total	$71,697

	Consumer -
	Real Estate	Consumer - Other

Performing	$16,341	$2,116
Nonperforming	206	2
Total	$16,547	$2,118

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
(000s omitted, except per share data)

Note 3 - Loans (Continued)

The following table presents the recorded investment in non-accrual loans by class as of December 31, 2010:

2010

Commercial Real Estate:
Commercial Real Estate - construction	$1,772
Commercial Real Estate - other	1,148
Commercial	-

Consumer:
Consumer - real estate	206
Consumer - other	-

Residential:
Residential	3,114

Total	$6,240

Information about impaired loans as of and for the year ended December 31, 2009 is as follows:

2009
Impaired loans without a valuation allowance	$3,502
Impaired loans with a valuation allowance	2,344
Total impaired loans	$5,846
Valuation allowance related to impaired loans	$743
Total non-accrual loans	$8,947
Total loans past-due ninety days or more and still accruing	$2,839

2009
Average investment in impaired loans	$14,914
Interest income recognized on impaired loans	$-
Interest income recognized on a cash basis on impaired loans	$-

No additional funds are committed to be advanced in connection with impaired loans.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
(000s omitted, except per share data)

Note 3 - Loans (Continued)

The Bank has classified approximately $740,000 of its impaired loans as troubled debt restructuring as of December 31, 2010.

For the majority of the Bank’s impaired loans, the Bank will apply the observable market price methodology. However, the Bank may also utilize a measurement incorporating the present value of expected future cash flows discounted at the loan’s effective rate of interest. To determine observable market price, collateral asset values securing an impaired loan are periodically evaluated. Maximum time of re-evaluation is every 12 months. In this process, third party evaluations are obtained and heavily relied upon. Until such time that updated evaluations are received, the Bank may discount the collateral value used.

The Bank uses the following guidelines as stated in policy to determine when to realize a charge-off, whether a partial or full loan balance. A charge down in whole or in part is realized when unsecured consumer loans, credit card credits and overdraft lines of credit reach 90 days delinquency. At 120 days delinquent, secured consumer loans are charged down to the value of collateral, if repossession of the collateral is assured and/or in the process of repossession.  Consumer mortgage loan deficiencies are charged down upon the sale of the collateral or sooner upon the recognition of collateral deficiency. Commercial credits are charged down at 90 days delinquency, unless an established and approved work-out plan is in place or litigation of the credit will likely result in recovery of the loan balance.  Upon notification of bankruptcy, unsecured debt is charged off. Additional charge-off may be realized as further unsecured positions are recognized.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
(000s omitted, except per share data)

Note 3 - Loans (Continued)

The following table presents loans individually evaluated for impairment by class of loans as of December 31, 2010:

				Average	Interest
	Unpaid Principal	Recorded	Related	Recorded	Income
	Balance	Investment	Allowance	Investment	Recognized
2010

With no related allowance recorded:
Commercial	$-	$-	$-	$-	$-
Commercial Real Estate - Construction	-	-	-	-	-
Commercial Real Estate - Other	822	674	-	-	-
Consumer - Real Estate	124	123	-	193	-
Consumer - Other	-	-	-	-	-
Residential	1,842	1,770	-	1,803	-

With a specific allowance recorded:
Commercial	-	-	-	-	-
Commercial Real Estate - Construction	3,449	1,772	305	1,805	-
Commercial Real Estate - Other	586	474	89	1,132	-
Consumer - Real Estate	83	83	25	14	-
Consumer - Other	-	-	-	-	-
Residential	1,416	1,344	165	1,330	-

Totals:
Commercial	$-	$-	$-	$-	$-
Commercial Real Estate - Construction	$3,449	$1,772	$305	$1,805	$-
Commercial Real Estate - Other	$1,408	$1,148	$89	$1,132	$-
Consumer - Real Estate	$207	$206	$25	$207	$-
Consumer - Other	$-	$-	$-	$-	$-
Residential	$3,258	$3,114	$165	$3,133	$-

The ALLL has a direct impact on the provision expense. An increase in the ALLL is funded through recoveries and provision expense.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
(000s omitted, except per share data)

Note 3 - Loans (Continued)

Activity in the allowance for loan and lease losses was as follows for the year ended December 31, 2010:

	Commercial	Commercial		Consumer
	Construction	Real Estate	Commercial	Real Estate	Consumer	Residential	Unallocated	Total
2010

Allowance for credit losses:
Beginning Balance	$997	$1,513	$245	$211	$45	$649	$-	$3,660
Charge-offs	(1,013)	(512)	-	(220)	(99)	(258)	-	(2,102)
Recoveries	60	85	-	14	11	2	-	172
Provision	491	195	(53)	223	102	143	-	1,101
Ending Balance	$535	$1,281	$192	$228	$59	$536	$-	$2,831

Ending balance: individually evaluated for impairment	$305	$89	$-	$25	$-	$165	$-	$584

Ending balance: loans collectively evaluated for impairment	$230	$1,192	$192	$203	$59	$371	$-	$2,247

Ending balance: loans acquired with deteriorated credit quality	$-	$-	$-	$-	$-	$-	$-	$-

Financing Receivables:
Ending Balance	$3,270	$57,740	$8,848	$16,547	$2,118	$71,697	$-	$160,220

Ending balance: individually evaluated for impairment	$1,772	$1,148	$-	$206	$-	$3,114	$-	$6,240

Ending balance: loans collectively evaluated for impairment	$1,498	$56,592	$8,848	$16,341	$2,118	$68,583	$-	$153,980

Ending balance: loans acquired with deteriorated credit quality	$-	$-	$-	$-	$-	$-	$-	$-

Year Ended December 31
2009
Balance - Beginning of period	$5,647

Provision for losses	6,196
Charge-offs	(8,247)
Recoveries	64

Balance - End of period	$3,660

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
(000s omitted, except per share data)

Note 4 - Property and Equipment

A summary of property and equipment is as follows:

	December 31
	2010	2009

Land	$1,188	$1,198
Land improvements	214	221
Buildings	6,470	6,528
Equipment	3,573	3,570

Total property and equipment	11,445	11,517

Accumulated depreciation	5,418	4,953

Net property and equipment	$6,027	$6,564

Depreciation expense was $509,000 and $562,000 for the periods ended December 31, 2010 and 2009, respectively.

Note 5 - Servicing

Loans serviced for others are not included in the accompanying consolidated statement of financial condition.  The unpaid principal balances of mortgage and other loans serviced for others were approximately $144,948,000 and $140,562,000 at December 31, 2010 and 2009, respectively.

The balance of capitalized servicing rights, net of valuation allowance, is included in other assets at December 31, 2010 and 2009.

The key economic assumptions used in determining the fair value of the mortgage servicing rights are as follows:

	December 31,
	2010	2009
Annual constant prepayment speed (CPR)	15.67%	17.23%
Weighted average life (in months)	246	249
Discount rate	7.96%	8.17%

The fair value of our mortgage servicing rights was estimated to be $1,251,000 and $1,144,000 and the weighted average life remaining of those rights was 40 months and 37 months at December 31, 2010 and December 31, 2009, respectively.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
(000s omitted, except per share data)

Note 5 – Servicing (Continued)

The following table summarizes mortgage servicing rights capitalized and amortized, along with the aggregate activity in related valuation allowances:

	December 31
	2010	2009

Balance, beginning of period	$730	$430
Originated mortgage servicing rights capitalized	536	584
Amortization of mortgage servicing rights	(306)	(284)
Balance - end of period	960	730
Valuation allowances:
Balance at beginning of year	-	-
Additions	-	-
Reductions	-	-
Write-downs	-	-

Balance, end of year (net of allowances)	$960	$730

Note 6 - Intangible Assets

Intangible assets of the Company are summarized as follows:

	December 31, 2010
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortized intangible assets:
Core deposit	$3,081	$2,841	$240
Commission residual	600	213	387
Total	$3,681	$3,054	$627

	December 31, 2009
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortized intangible assets:
Core deposit	$3,081	$2,664	$417
Commission residual	600	97	503
Total	$3,681	$2,761	$920

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
(000s omitted, except per share data)

Note 6 - Intangible Assets (continued)

Amortization expense was $293,000 and $273,000 for the periods ended December 31, 2010 and 2009, respectively.

As discussed in Note 1, on February 27, 2009 the Company announced that it had sold the majority of the assets of the InsuranCenter of Alpena. The Company allocated the goodwill between the assets sold and the assets retained.

The assets retained relate to a future stream of commissions related to the override commission discussed earlier. Under an agreement, the Company will receive a portion of the override commission through April, 2014. Management computed an estimated cash flow on this commission and using a 6.0% discount rate determined a fair value of $600,000. Since the $600,000 allocation of fair value relates to a finite life asset, the Company re-characterized the goodwill as an amortizable intangible and began amortizing the asset in March, 2009. The remaining estimated life as of December 31, 2010 is 3.3 years and the asset will be amortized straight-line through April 1, 2014, or approximately $9,700 per month.

The remaining amortization period for the core deposit intangible as of December 31, 2010 is 1.4 years. The core deposit intangible will be amortized straight-line through May, 2012 or approximately $14,700 per month.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
(000s omitted, except per share data)

Note 7 - Deposits

Deposit accounts, by type and range of rates, consist of the following:

	December 31
	2010	2009
Account Type

NOW accounts and MMDA	$44,107	$37,092
Regular savings accounts	16,785	15,722

Total	60,892	52,814
Certificate of Deposit Rates

0.50 percent to 0.99 percent	9,852	5,926
1.00 percent to 1.99 percent	35,119	32,658
2.00 percent to 2.99 percent	26,573	24,116
3.00 percent to 3.99 percent	8,718	15,629
4.00 percent to 4.99 percent	3,488	11,912
5.00 percent to 8.99 percent	475	3,971

Total certificate of deposits	84,225	94,212

Total interest-bearing deposits	$145,117	$147,026

Certificates of deposit $100,000 or greater at December 31, 2010 and 2009 were $26,702,000 and $31,642,000, respectively.

The following table sets forth the amount and maturities of certificates of deposit:

	December 31, 2010
	Amount Due
Rate	Less than 1 Year	1-2 Years	2-3 Years	3-5 Years	Greater than 5 Years	Total
0.50 percent to
0.99 percent	$6,931	$2,921	$-	$-	$-	$9,852
1.00 percent to
1.99 percent	28,038	6,125	671	271	14	35,119
2.00 percent to
2.99 percent	9,952	5,038	3,560	6,045	1,978	26,573
3.00 percent to
3.99 percent	4,399	434	1,855	1,460	570	8,718
4.00 percent to
4.99 percent	2,272	824	262	46	84	3,488
5.00 percent to
8.99 percent	467	-	-	-	8	475
Total	$52,059	$15,342	$6,348	$7,822	$2,654	$84,225

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
(000s omitted, except per share data)

Note 7 – Deposits (continued)

Interest expense on deposits is summarized as follows:

	Year Ended December 31
	2010	2009

NOW and MMDAs	$324	$384
Regular savings	8	17
Certificates of deposit	1,964	3,056

Total	$2,296	$3,457

Deposits from related parties held by the Bank at December 31, 2010 and 2009 amounted to $989,000 and $617,000, respectively.

Note 8 - Federal Home Loan Bank and Federal Reserve Advances

The Bank has advances from the Federal Home Loan Bank. Interest rates range from 0.50% to 3.81% with a weighted average interest rate of 2.23%. These advances contain varying maturity dates through December 30, 2013 with a weighted average maturity of approximately 19 months. The advances are collateralized by approximately $48,338,000 and $58,846,000 of mortgage loans as of December 31, 2010 and 2009, respectively.  In addition, at December 31, 2010 and 2009, securities with a carrying value of $16,843,000 and $16,256,000, respectively, were pledged as collateral for Federal Home Loan Bank advances. Available borrowings with the Federal Home Loan Bank at December 31, 2010 totaled $46,797,000, of which $29,000,000 was outstanding.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
(000s omitted, except per share data)

Note 8 - Federal Home Loan Bank  and Federal Reserve Advances (continued)

The advances are subject to prepayment penalties subject to the provisions and conditions of the credit policy of the Federal Home Loan Bank.  Future maturities of the advances are as follows:

December 31, 2010
Years Ending December 31	Amount	Weighted Average Interest Rate

2011	$7,500	1.24
2012	17,000	2.37
2013	4,500	3.34
Total	$29,000	2.23

Variable rate advances totaled $2,000,000 at December 31, 2010.

In 2009, the Bank entered into a discount window loan agreement with the Federal Reserve Bank that allows for advances up to seventy-five percent of the collateral balance. As of December 31, 2010, these advances are secured by investment securities with a fair value of approximately $3,800,000 and are generally due within 28 days from the date of the advance. The interest rate on the advances is based on the quoted federal reserve discount window rate (effective rate of 0.75 percent as of December 31, 2010).  At December 31, 2010 and 2009,  the Bank had $0 outstanding in advances.

Note  9 - Note Payable

In connection with the purchase of ICA, an unsecured note payable was issued to an individual, payable in annual installments of $180,000, including interest at 5.5 percent.  In January 2010, the balance of the note of $631,000 was fully paid by the Company.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
(000s omitted, except per share data)

Note 10 - Federal Income Tax

The analysis of the consolidated provision for federal income tax is as follows:

	Year Ended December 31
	2010	2009

Continuing operations:
Current provision	$201	$(685)
Deferred benefit	(201)	1,775
	-
Total from continuing operations	$-	$1,090

Discontinued operations	-	(24)

Total	$-	$1,066

The Company has net operating loss carryforwards of approximately  $7.6 million generated from December 31, 2007 through December 31, 2009 that are available to reduce total taxable income through the years ending December 31, 2029.

A reconciliation of the federal income tax expense and the amount computed by applying the statutory federal income tax rate (34 percent) to income before federal income tax is as follows:

	Year Ended December 31
	2010	2009
Tax at statutory rate	$81	$(1,913)
Increase (decrease) from:
Change in valuation allowance	(167)	3,372
ESOP expense	-	(235)
Tax-exempt interest	(60)	(81)
Other	146	(53)

Total income tax expense	$-	$1,090

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
(000s omitted, except per share data)

Note 10 - Federal Income Tax (Continued)

The net deferred tax asset was comprised of the following temporary differences:

	December 31
	2010	2009
Deferred tax assets:
Allowance for loan losses	$327	$660
Valuation allowance for real estate held for sale	538	136
Non-accrual loan interest	87	12
Directors' benefit plan	347	361
Net operating loss carryforward	2,572	2,773
Investment in subsidiary	784	784
Other	257	384

Total deferred tax assets	4,912	5,110

Less: valuation allowance	3,205	3,372

Deferred tax liabilities:
Mortgage servicing rights	327	248
Partnership losses	121	113
Unrealized gain on available-for-sale securities	75	218
Depreciation	308	361
Other	217	239

Total deferred tax liabilities	1,048	1,179

Net deferred tax asset	$659	$559

For tax years beginning prior to January 1, 1996, a qualified thrift institution was allowed a bad debt deduction for tax purposes based on a percentage of taxable income or on actual experience.  The Bank used the percentage of taxable income method through December 31, 1995.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
(000s omitted, except per share data)

Note 10 - Federal Income Tax (Continued)

A deferred tax liability has not been recognized for the tax bad debt base year reserves of the Bank.  The base year reserves are the balance of reserves as of December 31, 1987.  At December 31, 2010 and 2009, the amount of those reserves was approximately $60,000.  The amount of the unrecognized deferred tax liability at December 31, 2010 and 2009 was approximately $20,000.

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

The following financial instruments were outstanding whose contract amounts represent credit risk:

	December 31
	2010	2009

Commitments to grant loans	$13,019	$12,000
Unfunded commitments under lines of credit	14,138	13,976
Commercial and standby letters of credit	5	5

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
December 31, 2010 and 2009
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

Commercial and standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily used to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year.  Under ASC 840-10-25-34, fees earned on commercial and standby letters of credit are required to be deferred over the contractual life of the letter of credit.  The Company determined that the fair value of guarantees on standby letters of credit has an immaterial effect on the financial results at December 31, 2010 and 2009.

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
December 31, 2010 and 2009
(000s omitted, except per share data)

Note 11 - Off Balance Sheet Risk Commitments and Contingencies (continued)

Legal Contingencies – At December 31, 2010, there were no material pending legal proceedings to which the Company is a party or to which any of its property was subject, except for proceedings which arise in the ordinary course of business.  In the opinion of management, pending legal proceedings will not have a material effect on the consolidated financial position or results of operation of the Company.

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

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
(000s omitted, except per share data)

Note 12 Stockholders’ Equity (continued)

	Actual		For Capital Adequacy Purposes		To be Categorized as Well-Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)

December 31, 2010
Total capital (to risk-
weighted assets)	$22,763	15.6%	$11,693	8.0%	$14,617	10.0%
Tier 1 capital (to risk-
weighted assets)	$20,931	14.3%	$5,847	4.0%	$8,770	6.0%
Tangible capital (to
tangible assets)	$20,931	9.8%	$3,214	1.5%	$4,285	2.0%

December 31, 2009
Total capital (to risk-
weighted assets)	$22,304	13.6%	$13,153	8.0%	$16,442	10.0%
Tier 1 capital (to risk-
weighted assets)	$20,239	12.3%	$6,577	4.0%	$9,865	6.0%
Tangible capital (to
tangible assets)	$20,239	8.8%	$3,470	1.5%	$4,627	2.0%

Reconciliation of the Bank’s GAAP to Regulatory Capital:

	December 31
	2010	2009

GAAP Capital	$22,272	$22,119
Reconciling items:
Less: Investment in and advances to
nonincludable subsidaries	(310)	(311)
Core deposit and other intangible assets	(627)	(920)
Disallowed deferred tax asset	(258)	(226)
Unrealized gain on securities
available for sale	(146)	(423)

Tangible and core capital	20,931	20,239

Allowable unrealized gain on
securities available for sale	-	1
General valuation allowance	1,832	2,064

Risk Based Capital	$22,763	$22,304

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
(000s omitted, except per share data)

Note 13 - Employee Benefit Plans

Defined Benefit Pension Plan

The Bank is a participant in the multiemployer Financial Institutions Retirement Fund (FIRF or the “Plan”), which covers substantially all of its officers and employees.  The defined benefit plan covers all employees who have completed one year of service, attained age 21, and worked at least 1,000 hours during the year.  Normal retirement age is 65, with reduced benefits available at age 55.  The Bank’s contributions are determined by FIRF and generally represent the normal cost of the Plan.  Specific Plan assets and accumulated benefit information for the Bank’s portion of the Plan are not available.  Under the Employee Retirement Income Security Act of 1974 (ERISA), a contributor to a multiemployer pension plan may be liable in the event of complete or partial withdrawal for the benefit payments guaranteed under ERISA.  Effective July 1, 2005 the plan was frozen as to current participants and any new employees hired after July 1, 2004 were excluded from the plan. The expense of the Plan allocated to the Bank was $58,000 and $36,000 for the years ended December 31, 2010 and 2009, respectively.

401(k) Savings Plan

The Bank has a Section 401(k) savings plan covering substantially all of its employees who meet certain age and service requirements.  Contributions to the plan by the Bank are discretionary in nature in such amounts determined by the Board of Directors. The expense under the plan for both the years ended December 31, 2010 and 2009 was $0.

Nonqualified Deferred Compensation Plan

The Bank has a nonqualified deferred compensation plan for certain of its directors.  Through 1998, each eligible director could voluntarily defer all or part of his or her director’s fees to participate in the program.  The plan is currently unfunded and amounts deferred are unsecured and remain subject to claims of the Bank’s general creditors.

Directors are paid once they reach normal retirement age or sooner for reason of death, total disability, or termination.  The Bank may terminate the plan at any time.  The amount recorded under the plan totaled approximately $819,000 and $850,000 at December 31, 2010 and 2009, respectively.  The expense under the plan for the years ended December 31, 2010 and 2009 was $54,000 and $98,000, respectively.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
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

Pursuant to the 2005 second-step conversion and stock offering, the shareholders of the Company approved the purchase of 8% of shares sold in the stock offering by the ESOP. The Company provided a loan to the ESOP, which was used to purchase 138,709 shares of the Company’s common stock in the stock offering at $10 per share. The loan bears interest at a rate equal to the current prime rate, adjustable on January 1 of each year and provides for repayment of principal over the 15 year term of the loan.  Since the Company provided the loan to the ESOP, the note receivable is not included in the Company’s balance sheet. Accordingly, the Company did not recognize interest income on the loan.

The Company makes annual contributions to the ESOP sufficient to support the debt service of the loan. The loan is secured by the shares purchased, which are held in a suspense account for allocation among the participants as the loan is paid. Dividends paid on unallocated shares are not considered dividends for financial reporting purposes and are used to pay principal and interest on the ESOP loan. Dividends on allocated shares are charged to retained earnings.

The Board of Directors of the Company authorized prepayments of principal on the ESOP loan of $715,000 in 2009.  The loan was paid in full as of December 31, 2009.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
(000s omitted, except per share data)

Note 13 - Employee Benefit Plans (Continued)

Compensation expense is recognized for the ESOP equal to the average fair value of shares committed to be released for allocation to participant accounts. Any difference between the average fair value of shares committed to be released for allocation and the ESOP’s original acquisition cost is charged or credited to stockholders’ equity (additional paid-in capital). During the years ended December 31, 2010 and 2009, respectively, 7,391 and 833 shares were sold into the open market. Total compensation expense for the years ended December 31, 2010 and 2009 was $0 and $99,000, respectively.

Shares held by the ESOP include the following:

	December 31
	2010	2009

Allocated	152,156	182,570
Unallocated	-	-
Total	152,156	182,570

There were 23,023 and 2,173 shares distributed to ESOP participants in 2010 and 2009, respectively.

The cost of unallocated ESOP shares (shares not yet released for allocation) is reflected as a reduction of stockholders’ equity. As of December 31, 2009 all shares in the plan were allocated due to the prepayment of the ESOP loan.

Stock-Based Compensation Plans

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

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
(000s omitted, except per share data)

Note 13 - Employee Benefit Plans (Continued)

Stock Options - A summary of option activity under the Plan during the years ended December 31, 2010 and 2009 is presented below:

			Weighted-Average
		Weighted-	Remaining
		Average	Contractual Term	Aggregate
Options	Shares	Exercise Price	(Years)	Intrinsic Value

Outstanding at January 1, 2009	192,132	$9.48	7.5	-

Granted in 2009	-	$0.00

Exercised in 2009	-	$0.00

Forfeited or Expired in 2009	(4,000)	$9.57

Outstanding at December 31, 2009	188,132	$9.47	6.3	-

Granted in 2010	-	$0.00

Exercised in 2010	-	$0.00

Forfeited or expired in 2010	(2,000)	$9.54

Oustanding at December 31, 2010	186,132	$9.47	5.3	-

Options Exercisable at December 31, 2010	148,774	$9.46	5.2	-

At December 31, 2010, 52,300 shares were available for future granting of options.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
(000s omitted, except per share data)

Note 13 - Employee Benefit Plans (Continued)

The aggregate intrinsic value of outstanding options shown in the table above represents the total pretax intrinsic value (i.e. the difference between the Company’s closing stock price of $2.80 on December 31, 2010 and the exercise price times the number of shares) that would have been received by the option holder had all option holders exercised their options on December 31, 2010.  The amount changes based on the fair market value of the stock.

As of December 31, 2010 there was $32,000 of total unrecognized compensation cost, net of expected forfeitures, related to nonvested options under the Plan. That cost is expected to be recognized over a weighted-average period of 0.5 years. The total fair value of shares vested during the year ended December 31, 2010 and 2009 was $70,000 and $60,000, respectively.

A summary of the status of the Company’s nonvested options as of December 31, 2010 and 2009 and changes during the years then  ended is presented below:

		Weighted-Average
		Grant-Date
Nonvested Shares	Shares	Fair Value

Nonvested at January 1, 2009	111,774	$2.11

Granted	-	$0.00

Vested	(36,368)	$2.11

Forfeited	(1,930)	$2.10

Nonvested at December 31, 2009	73,476	$2.11

Granted	-	-

Vested	(34,118)	$2.11

Forfeited	(2,000)	$2.10

Nonvested at December 31, 2010	37,358	$2.11

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
(000s omitted, except per share data)

Note 13 - Employee Benefit Plans (Continued)

Restricted Stock Awards – The Company did not grant any award shares during the years ended December 31, 2010 and 2009. Compensation expense for 2010 and 2009 related to awards granted under this plan was $124,000 and $128,000.

The shares vest over a five year service period. As of December 31, 2010 there was $38,000 of unrecognized compensation cost related to nonvested restricted stock awards under the Plan.

The following table summarizes the activity of restricted stock awards under the Plan during the years ended December 31, 2010 and 2009:

	2010	2009

Beginning of period	26,000	38,850

Granted	-	0

Vested	(12,750)	(12,850)

Forfeited	(200)	0

Nonvested, end of period	13,050	26,000

At December 31, 2010, 5,234 shares were available for future grants of award shares.

Note 14 - Fair Values Measurements

Accounting standards require certain assets and liabilities be reported at fair value on the financial statements and provide a framework for establishing that fair value.  The framework for determining fair value is based on a hierarchy that prioritizes the inputs and valuation techniques used to measure fair value.

The following tables present information about the Company’s assets measured at fair value on a recurring basis at December 31, 2010 and 2009, and the valuation techniques used by the Company to determine those fair values.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
(000s omitted, except per share data)

Note 14 - Fair Values Measurements (Continued)

Assets and Liabilities Measured at Fair Value on a Recurring Basis at December 31, 2010 (in Thousands)
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2010
Assets
Investment securities- available-for-sale:
US Treasury securities and obligations of U.S. government corporations and agencies	$-	$4,562	$-	$4,562
Municipal notes	-	5,046	-	5,046
Mortgage-backed securities	-	25,692	-	25,692
Equity securities	-	1	-	1

Total investment securities - available-for-sale	$-	$35,301	$-	$35,301

Assets and Liabilities Measured at Fair Value on a Recurring Basis at December 31, 2009 (in Thousands)
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2009
Assets
Investment securities- available-for-sale:
US Treasury securities and obligations of U.S. government corporations and agencies	$-	$8,257	$-	$8,257
Municipal notes	-	8,053	-	8,053
Corporate securities	-	1,002	-	1,002
Mortgage-backed securities	-	16,397	-	16,397
Equity securities	-	4	-	4

Total investment securities - available-for-sale	$-	$33,713	$-	$33,713

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

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
(000s omitted, except per share data)

Note 14 - Fair Values Measurements (Continued)

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

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
(000s omitted, except per share data)

Note 14 - Fair Values Measurements (Continued)

Assets Measured at Fair Value on a Nonrecurring Basis at December 31, 2010

	Balance at December 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Change in fair value for the twelve-month period ended December 31, 2010

Impaired loans accounted for under FASB ASC 310-10	$2,920	$-	$-	$2,920	$878

Other real estate owned -residential mortgages	$514	$-	$-	$514	$68

Other Real estate owned - commercial	$2,569	$-	$-	$2,569	$830

Total change in fair value					$1,776

Assets Measured at Fair Value on a Nonrecurring Basis at December 31, 2009

	Balance at December 31, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Change in fair value for the twelve-month period ended December 31, 2009

Impaired loans accounted for under FASB ASC 310-10	$5,846	$-	$-	$5,846	$3,584

Other real estate owned -residential mortgages	$584	$-	$-	$584	$11

Other Real estate owned - commercial	$2,996	$-	$-	$2,996	$955

Total change in fair value					$4,550

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

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
(000s omitted, except per share data)

Note 14 - Fair Values Measurements (Continued)

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
December 31, 2010 and 2009
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

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
(000s omitted, except per share data)

Note 14 - Fair Values of Financial Instruments (Continued)

Accrued Interest - The carrying amounts of accrued interest approximate fair value.

The estimated fair values and related carrying or notional amounts of the Company’s financial instruments are as follows:

	December 31, 2010		December 31, 2009
	Carrying Amounts	Estimated Fair Value	Carrying Amounts	Estimated Fair Value

Financial assets:
Cash and cash equivalents	$1,963	$1,963	$3,099	$3,099
Securities available for sale	35,301	35,301	33,713	33,713
Securities held to maturity	2,520	2,595	3,928	4,084
Loans and loans held for sale - Net	157,144	157,629	171,271	171,544
Federal Home Loan Bank stock	3,775	3,775	4,197	4,197
Accrued interest receivable	1,231	1,231	1,230	1,230

Financial liabilities:
Customer deposits	155,466	157,463	158,100	159,081
Federal Home Loan Bank advances	29,000	29,657	44,400	45,552
Note payable	-	-	631	634
REPO sweep accounts	6,172	6,172	5,408	5,408
Accrued interest payable	194	194	322	322

Note 15 – Discontinued Operations

On February 27, 2009 the Company announced that it had sold the majority of the assets of the InsuranCenter of Alpena. Accordingly, the financial position and results of operations of the InsuranCenter of Alpena are removed from the detail line items in the Company’s financial statements and presented separately as “discontinued operations.”

As of February 27, 2009 all assets and liabilities of the InsuranCenter were disposed of.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
(000s omitted, except per share data)

Note 15 – Discontinued Operations (Continued)

The condensed income statement (unaudited) for the two months ended December 31, 2009 for the InsuranCenter of Alpena is as follows:

2009

Interest income	$-
Interest expense	-
Net interest income	-

Noninterest income	210
Noninterest expenses	280

Loss before taxes	(70)
Income tax benefit	(24)
Net loss	$(46)

Note 16 - Restrictions on Dividends

OTS regulations impose limitations upon all capital distributions including cash dividends.  The total amount of dividends that may be paid is generally limited to the sum of the net profits of the bank for the preceding three years.  An application to and the approval of the OTS is required prior to any capital distribution if the institution does not meet the criteria for “expedited treatment” of applications under OTS regulations.  If an application is not required, the institution must still provide prior notice to the OTS of the capital distribution.  In the event the Bank’s capital falls below its regulatory requirements or the OTS notifies it that it was in need of more than normal supervision, the Bank’s ability to make capital distributions could be restricted.  In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice.  At December 31, 2010 and 2009, the Bank had $0 in retained earnings available for the payment of dividends to the Company.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
(000s omitted, except per share data)

Note 17 - Parent-Only Financial Statements

The following represents the condensed financial statements of First Federal of Northern Michigan Bancorp, Inc. (“Parent”) only.  The Parent-only financial information should be read in conjunction with the Company’s consolidated financial statements.

The condensed balance sheet is as follows:

	December 31
	2010	2009

Assets

Cash at subsidiary bank	$424	$517
Investment in subsidiary	22,272	22,119
Deferred Tax Asset	318	318
Other assets	222	98

Total assets	$23,236	$23,052

Liabilities and Stockholders' Equity

Liabilities	$-	$-
Stockholders' equity	23,236	23,052

Total liabilities and stockholders' equity	$23,236	$23,052

The condensed statement of operations for the years ended are as follows:

	December 31
	2010	2009

Operating income	$-	$-
Operating expense	192	186

Loss before income taxes and equity in undistributed net income of subsidiary	(192)	(186)

Income tax benefit	-	(290)

Loss before equity in undistributed loss of subsidiary	(192)	(476)

Equity in undistributed net income (loss) of subsidiary	430	(6,287)

Net income (loss)	$238	$(6,763)

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
(000s omitted, except per share data)

Note 17 - Parent-Only Financial Statements (Continued)

The condensed statement of cash flows for the years ended is as follows:

	December 31
	2010	2009

Cash Flows from Operating Activities
Net income (loss)	$238	$(6,763)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Stock-based compensation plans	$223	$99
Equity in undistributed net (income) loss of subsidiary	(430)	6,287
Net change in other assets	(124)	267

Net cash used in operating activities	(93)	(110)

Cash Flows from Financing Activities
ESOP Loan Repayment	-	211

Net cash provided by financing activities	-	211

Net Increase (Decrease) in Cash	(93)	101

Cash - Beginning of year	517	416

Cash - End of year	$424	$517

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

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
(000s omitted, except per share data)

Note 18 – Segment Reporting (Continued)

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

As noted above, the majority of the assets of the Company’s segment, ICA, were sold on February 27, 2009; therefore no segment information is reported for the year ended December 31, 2010.

	For Year Ended
	December 31, 2009
	Bank	ICA	Eliminations	Total
Interest Income	$12,442	$4	$(4)	$12,442
Interest Expense	5,092	-	(4)	5,088
Net Interest Income - Before provision for loan losses	7,350	4	-	7,354
Provision for Loan Losses	6,196	-	-	6,196
Net Interest Income - After provision for loan losses	1,154	4	-	1,158
Other Income	2,198	252	-	2,785
Operating Expenses	8,941	294	-	9,640
Loss - Before federal income tax	(5,589)	(38)	-	(5,697)
Federal Income Tax	1,079	(13)	-	1,066
Net Loss	$(6,668)	$(25)	$-	$(6,763)

Depreciation and amortization	$824	$47	$-	$871
Assets	$234,069	$-	$-	$234,069
Expenditures related to long-lived assets:
Property and equipment	276	-	-	276
Total	$276	$-	$-	$276

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
(000s omitted, except per share data)

Note 19 - Quarterly Results of Operations (Unaudited)

The following tables summarize the Company’s quarterly results for the fiscal years ended December 31, 2010 and 2009:

	For the Three-Month Period Ending
	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010
Interest income	$2,882	$2,884	$2,907	$2,774
Interest expense	956	900	851	740
Net interest income	1,926	1,984	2,056	2,034
Provision for loan losses	11	595	353	142
Other income	578	1,265	717	645
Other expenses	2,189	2,437	2,348	2,892
Income (loss) - before income tax expense or benefit	304	217	72	(355)
Income tax expense (benefit)	102	(102)	-	-
Net income (loss)	$202	$319	$72	$(355)

Net income (loss) per share
Basic	$0.07	$0.11	$0.02	$(0.12)
Diluted	$0.07	$0.11	$0.02	$(0.12)

Weighted average number of shares outstanding - basic and dilutive	2,884	2,884	2,884	2,884
Cash dividends declared per common share	$-	$-	$-	$-

	For the Three-Month Period Ending
	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009
Interest income	$3,291	$3,185	$3,111	$2,855
Interest expense	1,489	1,309	1,218	1,072
Net interest income	1,802	1,876	1,893	1,783
Provision for loan losses	264	252	2,977	2,703
Other income	798	764	491	522
Other expenses	2,138	2,346	2,076	2,800
Income (loss) from continuing operations - before income tax expense or benefit	198	42	(2,669)	(3,198)
Income tax expense (benefit) from continuing operations	51	-	1,149	(110)
Net income (loss) from continuing operations	147	42	(3,818)	(3,088)
Loss from discontinued operations, net of tax benefit	(46)	-	-	-
Net income (loss)	$101	$42	$(3,818)	$(3,088)

Income (loss) per share from continuing operations
Basic	$0.05	$0.01	$(1.32)	$(1.07)
Diluted	$0.05	$0.01	$(1.32)	$(1.07)
Income (loss) per share from discontinued operations
Basic	$(0.01)	$-	$-	$-
Diluted	$(0.01)	$-	$-	$-
Net income (loss) per share
Basic	$0.04	$0.01	$(1.32)	$(1.07)
Diluted	$0.04	$0.01	$(1.32)	$(1.07)

Weighted average number of shares outstanding - basic and dilutive	2,884	2,884	2,884	2,884
Cash dividends declared per common share	$-	$-	$-	$-