Form 10-K, Exhibit 13
period 2011-12-31
First Federal of Northern Michigan Bancorp, Inc.
filed 2012-03-29
CIK 1128227

EXBIT 13

2011 ANNUAL REPORT TO STOCKHOLDERS

Dear Fellow Shareholder,

Finally a shareholder letter I did not dread having to write! In my first three years as the Chief Executive Officer, I approached this exercise with heartburn. It was nice to finally sit down and put pen to paper and talk about our accomplishments and results without a bottle of TUMS on my desk! As the year began, we had expectations of further improvement in our financial performance compared to the recent past. We managed to navigate our way through a myriad of factors in 2011 including:

➢	lingering high levels of domestic unemployment with state and regional unemployment rates higher than the National average
➢	further declines in real estate values in all of our markets
➢	a slowdown in mortgage refinance activity
➢	increasing delinquency trends among homeowners
➢	interest rates at historic lows

In spite of this backdrop for our operating environment, I am happy to report a significant improvement in our earnings year over year. The story of 2011 is a continuation of the 2010 story. There was steady improvement in many key operating and financial metrics. The results for 2011 were in line with our expectations in terms of earnings and our operating goals. We continued to work on jettisoning our non-performing assets knowing the impact that it would have on our future earnings profile.

2011 Highlights:

➢	Income increased to $742,000 from $238,000. An improvement of $504,000 or 212%.
➢	NIM finished the year at 4.02% (all time high) versus 3.78% in 2010.
➢	Texas ratio declined to 28.28% as of December 31, 2011. One year earlier it was 39.66% and two years ago it stood at 64.29%.
➢	Non-Performing Assets decreased from $9.4 million to $6.7 million year over year. This $2.7 million reduction represents a 28.7% decline.
➢	Provision expense declined to $284,000 compared to $1.1 million in 2010; a reduction of $817,000. The 74% decline related to lower net charge offs, improved delinquency trends among commercial borrowers and improving asset quality metrics.

We believe that the core profitability of the balance sheet has never been stronger. While we recognized the benefit of a lower provision expense in 2011, we still endured significant collection related costs related to foreclosure and collection actions. Additionally the costs to the Bank associated with Bank Owned Property (REO) were onerous once again in 2011. At year end we sold off our largest 2 pieces of REO which will provide the Bank significant future savings in terms of the taxes, insurance and maintenance expenses associated with those two parcels. Not having to insure or pay taxes on these properties will save us approximately $100,000 in 2012.

Looking Ahead:

Rather than spending a lot of time looking in our rear view mirror, the balance of this letter is devoted to looking forward serving to identify our goals and priorities for the year. The compass theme on the cover of this annual report was chosen because of the symbolism between a compass and direction. We felt this theme was appropriate given the fact that we are changing direction. After a period of “hunkering down” and focusing on the problems, we have now set our sights on a new horizon……controlled and measured growth.

The Board and Senior Management held a strategic planning session in late summer. The goal was to prioritize our goals and set the course for a new direction in 2012 and beyond. Late in 2011 we began to take the steps necessary to pursue the following priorities:

➢	Grow the Balance Sheet – Margins will be under pressure as we look ahead. The Federal Reserve Board has indicated that they expect to see managed rates remain low into 2014. This is not an absolute certainty, however it is a clear indication of the Federal Reserve’s bias toward maintaining low rates given the anemic housing market and the stubbornly high national unemployment rate. Given this economic backdrop, we expect to see asset yields fall thereby putting downward pressure on our net interest margin in 2012, 2013 and beyond. There is little room to cut deposit rates to offset these declines in asset yields. The only viable way to grow top line revenue is to grow the balance sheet. We have never been in a better position to pursue market share growth. We have the processes and the tools in place to manage this growth in a prudent and conservative manner. Since the start of 2008, the new commercial loans underwritten by the Bank have performed well which speaks to the efficacy of the changes to underwriting and loan approval processes that were implemented in late 2007. There is a grassroots movement underway encouraging depositors and borrowers (retail and commercial) to do business with community banks. We intend on fully leveraging this momentum to gather market share from the regional banks with whom we compete. We believe we can make gains here.

➢	Increase the Level of Core Deposits – Further adding to our core deposit base is key to helping us manage the compression on our margins looking forward. With growth plans and expectations for 2012 and beyond, it is important that we fund these loans with a higher percentage of core deposits. In 2011 we grew core deposits by $4.5 million. Since 2009, the Bank has grown core deposits by $15.5 million while shrinking the size of the Bank at the same time. The core deposit growth helped drive the improvement in the Banks NIM to 4.02% for 2011. In an effort to grow core deposits further, in 2012 we have realigned responsibility and added a new slate of products to facilitate greater market penetration in both the commercial and municipal areas. Once again the “go local” campaign will help in this focus area.

➢	Continue to Clean Up the Balance Sheet – We saw continued improvement in 2011 with the Texas Ratio falling to 28.28% at year end. The mean Texas Ratio for Michigan banks is 40.95% as of December 31, 2011. Our work and dedicated focus on this area helps explain our dramatic improvement over the last two years. We know this is key to helping the Bank return to the profitability levels expected by our shareholders. We have set a target of 10% for this ratio. While setting the target at zero sounds good, in practice it is not viable given the economic challenges and headwinds we will face over the next two to three years.

➢	Restore the Dividend – Maintaining high levels of capital has always been important to our board. The decision to suspend the dividend at the end of 2008 was prudent. Back then we did not realize how bad the economy was going to get and the impact it was going to have on our borrowers. The losses we sustained in 2008 and 2009 were greater than we anticipated. The capital helped sustain us through those tough years. The reestablishment of the dividend has been conditioned upon the following: Consistent quarterly earnings with trends toward improvement, a reduction in quarterly net charge offs and finally a clearer picture of what the regulators expect by way of capital requirements. We have made progress in the first two of these areas. We have made money in seven of the last eight quarters and saw large declines in commercial charge offs. The regulators are considering elevating capital requirements however we presently sit at levels that exceed those being discussed to maintain a “well capitalized” status.

Final Thoughts:

There is still much to be done here before the board and management are satisfied with our performance. The change in direction is essential to our mission of restoring the value lost during the Great Recession. We were all very disappointed with our trading price at year end. In comparison to our publicly traded Michigan peer banks, we view the discount to tangible book value as unwarranted given the improvement to our asset quality metrics and the underlying improvements to our core profitability. We do not feel that the market price currently reflects the value of our company. The strategic initiatives for 2012 should allow us to focus on our core business of banking and heighten our performance which we hope will translate to a higher stock price. The recovery of value will not happen overnight though. There are extraordinarily complex forces that will play a role in shaping our operating environment thereby impacting the timing for our recovery of the value lost. While we believe in the long term that market forces will return to a more normalized state, in the interim there are questions. The viability of the Greek bailout plan and the impact it will have on the Euro Zone economy, the Arab Spring and Middle East unrest, the United States debt ceiling, a balanced federal budget, government reforms, the housing malaise and the unemployment situation will all play a part in the macro economic picture. The quicker these issues are resolved, the quicker we can expect our own recovery to be complete. In the meantime, we will take advantage of the “go local” movement and work hard to leverage our role as a community bank to grow market share as we set our new course for growth and prosperity.

Michael W. Mahler

President and Chief Executive Officer

Selected Consolidated Financial and Other Data of the Company

Set forth below are selected financial and other data of First Federal of Northern Michigan Bancorp, Inc. (the “Company”). This information is derived in part from and should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto presented elsewhere in this Annual Report. The information at December 31, 2011 and December 31, 2010 and for the years ended December 31, 2011 and 2010 is derived in part from the audited consolidated financial statements of the Company that appear in this Annual Report. The information for the years ended December 31, 2009, 2008, and 2007 is derived in part from audited consolidated financial statements that do not appear in this Annual Report.

Financial condition data:	For Years Ended December 31,
	2011	2010	2009	2008	2007
			(In thousands)
Total assets	$217,045	$215,733	$233,506	$247,672	$250,831
Loans receivable, net	140,884	157,144	171,219	192,270	201,333
Loans held for sale	-	-	52	107	-
Investment securities	55,484	37,821	37,641	29,687	23,451
Cash and cash equivalents	2,749	1,963	3,099	3,471	5,341
Deposits	150,649	155,466	158,100	165,778	157,833
FHLB advances and note payable	34,500	29,000	45,031	40,969	52,684
Repo Sweep agreements	5,592	6,172	5,408	9,447	6,637
Stockholders' equity	24,568	23,236	23,052	29,419	32,503

Operating data:	At December 31,
	2011	2010	2009	2008	2007
			(In thousands)
Interest income	$10,390	$11,447	$12,442	$13,967	$16,200
Interest expense	2,262	3,447	5,088	7,130	8,437

Net interest income	8,128	8,000	7,354	6,837	7,763
Provision for loan losses	284	1,101	6,196	4,421	2,377

Net interest income after provision for loan losses	7,844	6,899	1,158	2,416	5,386
Other income (loss):
Service charges and fees	730	804	869	942	911
Mortgage banking activities	969	1,438	1,414	432	418
Net gain (loss) on sale of investment securities	-	546	-	6	(97)
Gain (loss) on sale of real estate	(51)	(43)	20	22	(40)
Other non-interest income	126	301	102	95	64
Insurance & brokerage commissions	158	159	170	180	180

Total other income	1,932	3,205	2,575	1,677	1,436
Other expenses	9,034	9,866	9,360	8,874	9,313

Income (loss) from continuing operations before income tax expense (benefit)	742	238	(5,627)	(4,781)	(2,491)
Income tax expense (benefit) from continuing operations	-	-	1,090	(1,601)	(908)
Net income (loss) from continuing operations	742	238	(6,717)	(3,180)	(1,583)
Loss from discontinued operations, net of tax benefit	-	-	(46)	(61)	(17)
Net income (loss)	$742	$238	$(6,763)	$(3,241)	$(1,600)

Key Financial Ratios and Other Data:
	For Years Ended December 31,
	2011	2010	2009	2008	2007
Performance Ratios:

Return on average assets	0.34%	0.10%	-2.80%	-1.30%	-0.60%
Return on average equity	3.07%	0.99%	-23.21%	-10.05%	-4.84%
Average interest rate spread	3.88%	3.60%	2.97%	2.51%	2.68%
Dividend payout ratio	0.00%	0.00%	0.00%	N/M	N/M
Dividends per share	$0.00	$0.00	$0.00	$0.15	$0.20
Net interest margin	4.02%	3.78%	3.26%	2.93%	3.13%
Efficiency ratio (Bank)	90.06%	102.76%	252.19%	104.54%	101.18%
Texas ratio (Bank)	28.28%	39.66%	64.29%	45.22%	33.22%
Non-interest expense to average total assets	4.14%	4.33%	3.88%	3.56%	4.45%
Average interest-earning assets to average
interest-bearing liabilities	112.59%	111.20%	113.32%	113.85%	113.65%

Asset Quality Ratios:

Non-performing assets to total assets	3.11%	4.37%	6.58%	5.57%	4.15%
Non-performing loans to total loans	2.34%	4.13%	6.73%	6.14%	4.54%
Allowance for loan losses to nonperforming loans	45.47%	42.85%	31.05%	46.41%	43.93%
Allowance for loan losses to total loans	1.07%	1.77%	2.09%	2.85%	1.95%

Capital Ratios:

Equity to total assets at end of period	11.32%	10.77%	9.87%	11.88%	12.96%
Average equity to average assets	11.06%	10.47%	12.07%	12.44%	12.38%
Risk-based capital ratio (Bank only)	17.20%	15.57%	13.58%	15.75%	16.27%

Other Data:
Number of full service offices	8	8	8	8	9

N/M - Not meaningful

MANAGEMENT'S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

First Federal of Northern Michigan (the “Bank”), the Company’s principal operating subsidiary, is a full-service, community-oriented savings bank whose primary lending activity is the origination of one- to four-family residential real estate mortgages, commercial real estate loans, commercial loans and consumer loans. As of December 31, 2011, $66.6 million, or 46.7%, of our total loan portfolio consisted of one- to four-family residential real estate loans, $54.2 million, or 38.0%, and $7.0 million, or 4.9%, of our total loan portfolio consisted of commercial mortgage loans and commercial loans, respectively, and $14.9 million, or 10.4%, of our total loan portfolio consisted of consumer and other loans. In recent years, commercial mortgage loans and commercial loans have grown as a percentage of our loan portfolio for three reasons. First, we have increased our emphasis on originating these loans, which generally have higher interest rates compared to one- to four-family residential real estate loans. In addition, most of these loans are originated with adjustable interest rates, which assist us in managing interest rate risk. Finally, most of our one- to four-family residential mortgage loan customers prefer fixed-rate loans in the low interest rate environment that has prevailed over the last several years. Since we sell into the secondary mortgage market a majority of the fixed-rate one- to four-family residential mortgage loans that we originate, one- to four-family residential real estate loans have decreased as a percentage of our total loan portfolio.

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

Business Strategy

Operating as a Community Savings Bank. We are committed to meeting the financial needs of the communities in which we operate. Our branch network of eight offices enhances our ability to serve these communities. We provide a broad range of individualized consumer and business financial services. We believe that we can be more effective in servicing our customers than many of our non-local competitors because our employees and senior management are able to respond promptly to customer needs and inquiries. Our ability to provide these services is enhanced by the experience of our senior management, which has an average of 20 years’ experience in the financial services industry.

Rebuilding our Balance Sheet - Beginning in 2001, we began to increase our originations of commercial real estate and commercial loans, resulting in significant organic loan growth in the years from 2004 - 2006. In 2007 we began participating, on a limited basis, in commercial opportunities outside of our market areas and, in some cases, outside of Michigan to help mitigate the geographic risk of lending only in Michigan. At December 31, 2005 and 2006, respectively, our total assets were $282.8 million and $281.0 million, the highest levels in our history. Beginning in 2008, due to severely deteriorating economic conditions in our market area, we began to see a both decline in loan balances and an increase in loan charge-offs, which began deteriorating our asset base. At December 31, 2011 our total assets were $217.0 million. We are seeing signs of economic recovery in our markets and have devoted staff and resources to begin the process of rebuilding our balance sheet in 2012 and beyond.

Increasing Our Share of Lower-Cost Deposits. In past years our cost of funds has been relatively high as we accepted higher-cost long-term certificates of deposit to fund our long-term assets such as one- to four-family residential mortgage loans. As we have increased our origination of shorter-term commercial real estate and commercial loans, most of which are originated with adjustable interest rates, we have decreased our need for higher-cost long-term certificates of deposit. We intend to continue to lower our cost of funds by increasing our share of lower-cost short-term certificates of deposit and lower-cost money market deposits. We typically are not a market leader in deposit rates, although from time-to-time we do offer higher rates as liquidity needs dictate. We also intend to continue to market our non-interest-bearing checking accounts in conjunction with our focus on commercial business lending. We grew our core deposits by $4.5 million in 2011.

Maintaining High Asset Quality and Capital Strength. We are committed to conservative loan underwriting standards and procedures, and we primarily originate loans secured by real estate. As a result, we have historically experienced low levels of late payments and losses on loans. However, during the economic recession that continued to deepen in 2009 and 2010, we saw delinquency trends increase despite our conservative underwriting practices due to declining economic conditions and increasing unemployment in our market area. In 2011 we began to see a gradual improvement in delinquency patterns as evidenced by improvements in our asset quality ratios. At December 31, 2011, our ratio of non-performing assets to total assets was 3.11% as compared to 4.37% at December 31, 2010. Despite losses over the years from 2007 to 2009, we continue to maintain a strong capital base. At December 31, 2011, our total risk-based capital ratio was 17.20%, an improvement from 15.57% at December 31, 2010 and well in excess of the regulatory requirements to be categorized as “well capitalized.”

Managing Our Interest Rate Risk Exposure by Selling Fixed-Rate Residential Real Estate Loans. Historically, most borrowers have preferred long-term, fixed-rate residential real estate loans when, as now, market interest rates are at relatively low levels. These loans expose us to interest rate risk because our liabilities, consisting primarily of deposits, have relatively short maturities. In order to better match the maturities of our loan portfolio to the maturities of our deposits in the current low interest rate environment, we sell substantially all of the fixed-rate, one- to four-family residential real estate loans with maturities of 15 years or more that we have originated since 2002. Beginning in late 2011 we began placing certain 15 year fixed residential real estate loans into our portfolio in an effort to rebuild our balance sheet and increase net interest income, however we continue to sell most loans with terms longer than 15 years into the secondary market to minimize interest rate risk.

Comparison of Financial Condition at December 31, 2011 and 2010

Total assets increased $1.3 million, or 0.6%, to $217.0 million at December 31, 2011 from $215.7 million at December 31, 2010. Net loans decreased $16.2 million, or 10.3% to $140.9 million at December 31, 2011 from $157.1 million at December 31, 2010. Mortgage loan originations decreased by $9.7 million to $38.1 million in 2011 from $47.8 million in 2010. During that time period, our mortgage loan portfolio decreased $5.1 million, or 7.12%, to $66.6 million. The decrease in the portfolio was due to our continued focus on selling lower rate mortgage loans into the secondary market where possible. The commercial loan portfolio decreased 12.4% to $61.2 million at December 31, 2011 from $69.9 million at December 31, 2010 due in part to normal principal pay downs but also to pay-off of certain commercial loans in 2011. Cash and cash equivalents increased by $787,000, or 40.0%, to $2.7 million at December 31, 2011 from $2.0 million at December 31, 2010. Investment securities increased $17.7 million, or 46.7%, to $55.5 million at December 31, 2011 from $37.8 million at December 31, 2010.

Deposits decreased $4.8 million, or 3.1%, to $150.6 million at December 31, 2011 from $155.5 million at December 31, 2010. This decrease was due in large part to the decrease in our certificate of deposit accounts. As these deposits matured and were set to reprice lower, many of these deposits left the Bank. Our focus in 2011 continued to be on building deposit relationships rather than attracting higher-cost non-core certificate of deposit accounts. REPO Sweep accounts decreased $580,000, or 9.4% to $5.6 million at December 31, 2011 from $6.2 million at December 31, 2010. Borrowings, consisting primarily of FHLB advances, increased $5.5 million, or 19.0%, to $34.5 million at December 31, 2011 from $29.0 million at December 31, 2010.

Stockholders’ equity increased $1.4 million, or 5.7%, to $24.6 million at December 31, 2011 from $23.2 million at December 31, 2010. The increase was mainly a result of our net income for the year of $742,000 and an increase of $522,000 in net unrealized gain on investment securities.

Comparison of Operating Results for the Years Ended December 31, 2011 and 2010

General. Net income increased to $742,000 for the year ended December 31, 2011 from $238,000 for the year ended December 31, 2010. Net interest income before provision for loan losses was $128,000 higher in 2011 than in 2010, due in large part to our improved net interest margin year over year. The provision for loan losses was $817,000 lower in 2011 than in 2010, resulting in net interest income after provision for loan losses which was $945,000 higher in 2011 than in 2010. Non-interest income was $1.3 million lower in 2011 than in 2010, which was partially offset by non-interest expenses which were $832,000 lower in 2011 than in 2010.

Interest Income. Interest income decreased by $1.1 million, or 9.2%, to $10.4 million for the year ended December 31, 2011 from $11.4 million for the year ended December 31, 2010. The decrease was primarily due to a decrease in the average balance of our loan portfolio of $18.7 million, or 11.1%, year over year. The average balance of our non-mortgage loans, principally commercial loans and consumer loans, decreased by $8.9 million, or 9.7%, to $82.6 million for the twelve months ended December 31, 2011 from $91.5 million for the twelve months ended December 31, 2010. The average yield on our commercial loans increased 24 basis points and the average yield on our consumer loans decreased 44 basis points from 2010 to 2011. The average balance of our one- to four-family residential mortgage loans decreased to $67.5 million for the year ended December 31, 2011 from $77.3 million for the year ended December 31, 2010, while the average yield on such loans decreased to 5.94% from 6.22%.

Interest Expense. Interest expense decreased to $2.3 million for the year ended December 31, 2011 from $3.4 million for the year ended December 31, 2010, due primarily to a $10.6 million, or 5.5%, decrease in the average balance of interest-bearing liabilities. The average balance of interest-bearing deposits decreased by $3.6 million from 2010 to 2011, while the average cost of those deposits decreased 48 basis points to 1.10% for 2011 from 1.58% for 2010, reflecting a continued decline in market interest rates during 2011. The average balance of FHLB borrowings decreased $7.0 million from 2010 to 2011 while the cost of those borrowings decreased from 2.90% to 2.18% year over year. The average balance of REPO Sweep accounts remained relatively steady at approximately $6.0 million year over year, while the average cost of these accounts decreased 8 basis points from 0.47% for 2010 to 0.39% for 2011.

Net Interest Income. Net interest income increased to $8.1 million for the year ended December 31, 2011 from $8.0 million for the year ended December 31, 2010. The increase was primarily due to an increase of 28 basis points in our average interest rate spread to 3.88% for the year ended December 31, 2011 from 3.60% for the year ended December 31, 2010.

Provision for Loan Losses. We recorded a provision for loan losses of $284,000 for the year ended December 31, 2011 compared to a provision of $1.1 million for the year ended December 31, 2010. We had net charge-offs of $1.6 million and $1.9 million during 2011 and 2010, respectively. Our provision is based on management’s review of the components of the overall loan portfolio, the status of non-performing loans and various subjective factors. For 2011, the provision is significantly lower than 2010 due to the following factors: our provision for loan losses is based on an eight-quarter rolling average of actual net charge-offs adjusted for various environmental factors for each pool of loans in our portfolio. As our charge-off history on commercial and consumer loans improved in 2011 as compared to recent prior years, lower loss factors were applied to those pools of loans to establish an adequate reserve, offset in part by an increased reserve factor in 2011 that we applied to our pool of mortgage loans as a result of increased charge-offs in this pool during the year. Additionally, overall loan balances have declined substantially from December 31, 2010 while asset quality metrics have improved. Specifically, the ratio of non-performing assets to total assets decreased from 4.37% at December 31, 2010 to 3.11% at December 31, 2011 and the ratio of non-performing loans to total loans decreased from 4.13% to 2.34% over the same time period. In addition, the Bank’s Texas ratio, which is defined by management as total non-performing assets divided by tangible capital plus allowance for loan losses, decreased from 39.66% at December 31, 2010 to 28.28% at December 31, 2011. See Note 3 to the financial statements for further information.

Non-Interest Income. Non-interest income decreased to $1.9 million for the year ended December 31, 2011 from $3.2 million for the year ended December 31, 2010. The 2010 results reflected a $546,000 gain on sale of investments primarily as a result of a restructuring of the investment portfolio in an effort to reduce credit risk as well as a $200,000 settlement on a lawsuit. In addition, although mortgage banking activities, consisting mostly of homeowner refinances, picked-up in the third quarter of 2011 and continued through the end of the year, we experienced an overall decrease in mortgage banking activities income of $469,000 for the twelve months ended December 31, 2011 as compared to the twelve months ended December 31, 2010. In late 2011 we placed approximately $6.3 million in 15-year fixed residential mortgages in our portfolio, rather than selling them into the secondary market, which, although beneficial in terms of future-period interest income, had a negative impact on mortgage banking activities income.

Non-Interest Expense. Non-interest expense decreased to $9.0 million for the year ended December 31, 2011 from $9.9 million for the year ended December 31, 2010, primarily related to expenses associated with troubled loans and repossessed properties, which decreased from $1.4 million in 2010 to $926,000 in 2011 as our non-performing assets decreased $2.7 million year over year. In addition, FDIC premiums were $142,000 lower in 2011 than in 2010 due to a decrease in our deposits, an improvement in our risk profile and an overall decrease in rates by the FDIC. Despite the addition of staff in the final quarter of the year, compensation and benefits were still lower for 2011 as compared to the period year.

Income Taxes. There was no federal income tax expense recorded in either 2011 or 2010 due to a valuation allowance on the deferred tax asset.

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

					Average Consolidated Statements of Condition For Years Ended December 31,
	As of December 31, 2011		2011			2010			2009
					Average			Average			Average
		Yield /	Average		Yield /	Average		Yield /	Average		Yield /
	Balance	Rate	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
				(In thousands)			(In thousands)			(In thousands)
Interest-earning assets:
Mortgage loans			$67,529	$4,012		$77,280	$4,806		$86,015	$5,372
Non-mortgage loans			82,562	4,914		91,470	5,327		103,134	5,732
Loans	$140,884	5.83%	150,091	8,926	5.95%	168,750	10,133	6.00%	189,149	11,104	5.87%
Mortgage-backed securities	30,909	3.81%	26,543	784	2.95%	18,973	648	3.42%	13,714	577	4.21%
Other Investment securities	24,575	3.06%	19,448	573	2.95%	16,940	568	3.35%	18,316	646	3.53%
Investment securities	55,484	3.48%	45,991	1,357	2.95%	35,913	1,216	3.39%	32,030	1,223	3.82%
Other investments	3,747	2.56%	6,433	107	1.66%	7,151	98	1.37%	4,784	115	2.40%
Total interest-earning assets	200,115	5.12%	202,515	10,390	5.14%	211,814	11,447	5.41%	225,963	12,442	5.51%

Non interest-earning assets	16,930		15,947			15,809			15,417
Total Assets	$217,045		$218,462			$227,623			$241,380

Interest-bearing liabilities:
Savings Deposits	$17,873	0.05%	$17,507	$9	0.06%	$16,053	$8	0.06%	$15,123	$17	0.12%
Money market/NOW accounts	41,795	0.40%	43,471	158	0.35%	41,845	324	0.76%	36,558	384	1.04%
Certificates of deposit	78,372	1.94%	81,665	1,382	1.69%	88,379	1,964	2.22%	98,772	3,056	3.09%
Total interest-bearing deposits	138,040	1.23%	142,643	$1,549	1.09%	146,277	$2,296	1.57%	150,453	$3,457	2.30%
Borrowed funds	40,092	1.82%	37,233	713	1.91%	44,211	1,151	2.60%	48,942	1,631	3.33%
Total interest-bearing liabilities	178,132	1.36%	179,876	2,262	1.26%	190,488	3,447	1.81%	199,395	5,088	2.55%

Non interest-bearing liabilities	14,345		14,417			13,312			12,848

Total liabilities	192,477		194,293			203,800			212,243
Stockholders' equity	24,568		24,169			23,823			29,137

Total liabilities & stockholders' equity	$217,045		$218,462			$227,623			$241,380

Net interest income				$8,128			$8,000			$7,354

Interest rate spread		3.75%			3.88%			3.60%			2.97%

Net interest-earning assets			$22,639			$21,326			$26,568

Net interest margin (1)		3.90%			4.02%			3.78%			3.26%

Average interest-earning assets to average interest-bearing liabilities					112.59%			111.20%			113.32%

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

	Year ended December 31, 2011
	Compared to
	Year ended December 31, 2010
	Increase (Decrease) Due to:
	Volume	Rate	Total
		(In thousands)
Interest-earning assets:
Loans receivable	$(1,098)	$(109)	$(1,207)
Investment securities	264	(122)	$142
Other investments	(11)	20	$9

Total interest-earning assets	(845)	(211)	(1,056)

Interest-bearing liabilities:
Savings Deposits	1	-	1
Money Market/NOW accounts	13	(179)	(166)
Certificates of Deposit	(173)	(409)	(582)
Deposits	(159)	(588)	(747)
Borrowed funds	(253)	(185)	(438)

Total interest-bearing liabilities	(412)	(773)	(1,185)

Change in net interest income	$(433)	$562	$129

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

We actively evaluate interest rate risk in connection with our lending, investing and deposit-taking activities. Generally, our loans, which represent the significant majority of our assets, have longer-terms to maturity than our deposits, which represent the significant majority of our liabilities. As of December 31, 2011, $119.7 million, or 83.9% of our loan portfolio, consisted of loans that mature or reprice after December 31, 2012. In contrast, as of December 31, 2011, $38.5 million, or 49.1% of our time deposits as of that date, consisted of deposits that mature or reprice in less than one year.

In an effort to manage interest rate risk, we have increased our focus on the origination and retention in our portfolio of adjustable-rate residential mortgage loans. In addition, we have increased the origination and retention in our portfolio of commercial real estate and commercial loans, since most of these loans are originated with adjustable interest rates. In the current low interest rate environment, we generally have sold into the secondary mortgage market all of the fixed-rate, longer-term (15 years or more) residential mortgage loans that we originate on a servicing-retained basis. Finally, we have primarily invested in short- and medium-term securities and have maintained high levels of liquid assets, such as cash and cash equivalents. Shortening the average maturity of our interest-earning assets through these strategies helps us to better match the maturities and interest rates of our assets and liabilities, thereby reducing the exposure of our net interest income to changes in market interest rates. Maintaining high levels of liquid assets also permits us to invest in higher-yielding securities and loans when market interest rates increase. However, these strategies can be expected to adversely affect net interest income if long-term interest rates remain at low levels. As long-term interest rates rise, as we expect will happen, we will reduce our mortgage-banking operations, and will retain in our portfolio a larger percentage of the one- to four-family loans that we originate.

Quantitative Analysis. The Company uses two primary measurement techniques to identify and manage its interest rate risk:

•	Net Interest Income (NII) simulation
•	Economic Value of Equity (EVE)

Net Interest Income Simulation Model: The Company uses a NII simulation model to analyze the sensitivity of net interest income to changing interest rates. The model is based on contractual and assumed cash flows and repricing characteristics for all of the Company’s financial instruments and incorporates market-based assumptions regarding the effect of changing interest rates on the prepayment rates of certain assets and liabilities. The model also includes management’s projections of the future volume and pricing of each of the product lines offered by the Company as well as other pertinent assumptions. Actual results may differ from these simulated results due to timing, magnitude and frequency of interest rate changes as well as changes in market conditions and management strategies.

The Company’s interest rate risk exposure is currently evaluated by measuring the anticipated change in net interest income over a 24-month horizons assuming a 100bp, 200bp, 300bp and 400bp parallel ramped increase in interest rates. The Fed Funds interest rate, targeted by the Federal Reserve at a range of 0% to 0.25% is currently set at a level that would be negative in parallel ramped decrease scenarios, therefore those scenarios were omitted from the interest rate risk analysis at December 31, 2011.

At December 31, 2011, the Company’s interest rate risk profile reflects a neutral position. The following table shows the Company’s estimated net interest income sensitivity profile and ALCO policy limits as of December 31, 2011.

Estimated NII Sensitivity Profile at December 31, 2011:

Dynamic Balance Sheet - RAMP

Rate Changes:	0 BP	+ 100 BP	+200 BP	+300 BP	+400 BP
$ Change in NII	$15,424	$15,346	$15,318	$15,305	$15,274
% Change in NII		-0.51%	-0.69%	-0.77%	-0.97%
Policy Limits		+/-5%	+/-10%	+/-15%	+/-20%

The 24-months net interest income at risk reported as of December 31, 2011 for all scenarios presented shows that the Company’s overall risk to changes in interest rates is low. Given that the duration of our assets is longer than that of our liabilities, the scenarios shown illustrate that a rising rate environment has a neutral to slightly negative impact on our net interest income, i.e. our liabilities will reprice upwards faster than our assets will. However, the impact is well within Board set limits.

Certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in net interest income requires making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. The net interest income table presented above assumes that the composition of our interest-rate sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and, accordingly, the data do not reflect any actions management may undertake in response to changes in interest rates. The table also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or the repricing characteristics of specific assets and liabilities. Accordingly, although the net interest income table provides an indication of our sensitivity to interest rate changes at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

Economic Value of Equity: The Company also uses EVE as a measurement tool in managing interest rate risk. Whereas the net interest income simulation model highlights exposure over a relatively short time horizon, the EVE analysis incorporates all cash flows over the estimated remaining life of all balance sheet positions. The EVE of the balance sheet, at a point in time, is defined as the discounted present value of asset cash flows less the discounted value of liability cash flows. The sensitivity of EVE to changes in the level of interest rates is a measure of longer-term interest rate risk. EVE values only the current balance sheet and does not incorporate the growth assumptions used in the earnings simulation model. As with the earnings simulation model, assumptions about the timing and variability of existing balance sheet cash flows are critical in the EVE analysis. Particularly important are assumptions driving prepayments and the expected changes in balances and pricing of transaction deposit portfolios. The following table shows the Company’s EVE sensitivity profile as of December 31, 2011.

Economic Value of Equity at December 31, 2011

Rate Changes:	0 BP	+ 100 BP	+200 BP	+300 BP	+400 BP
$ Change in Equity	$38,226	$37,084	$36,429	$35,938	$35,270
% Change in Equity		-2.99%	-4.70%	-5.98%	-7.73%
Policy Limits		+/-10%	+/-15%	+/-20%	+/-25%

The EVE at risk profile shows slight to moderate asset sensitivity from market rate increases.

Cash Flows

Cash flows provided by operations in 2011 were $2.2 million and $1.1 million in 2011 and 2010, respectfully due in large part to the decrease in mortgage banking activities from 2010 to 2011. Cash flows used in investing activities were $1.6 million in 2011 as compared to cash flows provided by operating activities of $15.7 million in 2010. The primary difference year over year was proceeds from the sale of available for sale securities of $14.4 million in 2010 and proceeds from the maturity of available for sale securities in 2010 which, at $16.0 million, were $3.2 million higher than in 2011. Cash provided by financing activities was $103,000 in 2011 as compared to cash used in financing activities of $17.9 million in 2010 primarily due to the decrease in our outstanding Federal Home Loan Bank (FHLB) advances.

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

Liquidity represents the amount of our assets that can be quickly and easily converted into cash without significant loss. Our most liquid assets are cash, short-term U.S. Government securities and U.S. Government agency or government-sponsored enterprise securities. We are required to maintain sufficient levels of liquidity as defined by the Office of the Comptroller of the Currency regulations. Current regulations require that we maintain sufficient liquidity to ensure our safe and sound operation. Our current objective is to maintain liquid assets equal to at least 20% of total deposits and Federal Home Loan Bank borrowings due in one year or less. Liquidity as of December 31, 2011 was $44.6 million, or 39.9% of total deposits and Federal Home Loan Bank borrowings due in one year or less, compared to $35.4 million, or 28.5% of this amount at December 31, 2010. The levels of liquidity are dependent on our operating, financing, lending and investing activities during any given period. Our calculation of liquidity includes additional borrowing capacity available with the Federal Home Loan Bank. As of December 31, 2011, we had unused borrowing capacity of $15.0 million. We can pledge additional collateral in the form of investment securities and certain loans to increase our borrowing capacity.

We currently retain in our portfolio all adjustable-rate residential mortgage loans, short-term balloon mortgage loans and fixed-rate residential mortgage loans with maturities of less than 15 years, and generally sell the remainder in the secondary mortgage market, although in 2011 we placed $6.3 million in 15 year fixed-rate residential mortgage loans in our portfolio . We also originate for retention in our loan portfolio, commercial and commercial real estate loans, including real estate development loans. During the year ended December 31, 2011, we originated $38.1 million of one- to four-family residential mortgage loans, of which $9.3 million were retained in our portfolio and the remainder were sold into the secondary mortgage market. This compares to $47.8 million of one- to four-family originations during the year ended December 31, 2010, of which $5.6 million were retained in our portfolio. At December 31, 2011, we had outstanding loan commitments of $24.4 million. These commitments included $5.2 million for permanent one- to four-family residential mortgage loans, $3.6 million for non-residential loans, $483,000 of undisbursed loan proceeds for construction of one- to four-family residences, 4.5 million of undisbursed lines of credit on home equity loans, $944,000 of unused credit card lines, $7.3 million of unused commercial lines of credit, and $532,000 for commercial loans, unused bounce protection.of $1.7 million and letters of credit of $150,000.

Deposits are a primary source of funds for use in lending and for other general business purposes. At December 31, 2011, deposits funded 69.4% of our total assets compared to 72.1% at December 31, 2010. Certificates of deposit scheduled to mature in less than one year at December 31, 2011 totaled $38.5 million. We believe that a significant portion of such deposits will remain with us. We monitor the deposit rates offered by competitors in our market area, and we set rates that take into account the prevailing market conditions along with our liquidity position. As we rebuild our balance sheet in the next few years, the growth in assets may require a more significant in-flow of liquidity than has been necessary over the past few years. As such, we may from time to time be a market leader in rates paid for certain liabilities to fund asset growth.

Borrowings may be used to compensate for seasonal or other reductions in normal sources of funds or for deposit outflows at more than projected levels. Borrowings also may be used on a longer-term basis to support increased lending or investment activities. At December 31, 2011, we had $34.5 million in Federal Home Loan Bank advances and no outstanding advances at the Federal Reserve Discount Window. Total borrowings as a percentage of total assets were 15.9% at December 31, 2011 compared to 13.4% at December 31, 2010.

As of December 31, 2011, management was not aware of any known trends, events or uncertainties that have or are reasonably likely to have a material impact on our liquidity. As of December 31, 2011, we had no material commitments for capital expenditures.

Our cash flows are derived from operating activities, investing activities and financing activities as reported in our Consolidated Statement of Cash Flows included with our Consolidated Financial Statements.

Total stockholders’ equity of the Company was $24.6 million at December 31, 2011 and $23.2 million at December 31, 2010, an increase of $1.4 million year over year. The Company’s ratio of equity to assets increased from 10.77% as of December 31, 2010 to 11.32% as of December 31, 2011. Federal bank regulatory agencies have set capital adequacy standards for Total Risk Based Capital, Tier 1 Risk Based Capital, and Leverage Capital. These regulatory standards require banks to maintain Leverage and Tier 1 ratios of at least 4% and a Total Capital ratio of at least 8% to be adequately capitalized. The regulatory agencies consider a bank to be “well capitalized” if its Total Risk Based Capital is at least 10% of Risk Weighted Assets, Tier 1 Capital is at least 6% of Risk Weighted Assets, the Leverage Capital Ratio is at least 5%, and the Bank is not subject to any written agreements or order issued by the FDIC pursuant to Section 8 of the Federal Deposit Insurance Act.

The following table summarizes the capital ratios of the Company:

	At December 31,		Minimum to be
	2011	2010	Well Capitalized

Tier 1 Leverage Ratio	10.37%	9.77%	5.00%

Tier 1 Risk-Based Capital	16.30%	14.32%	6.00%

Total Risk-Based Capital	17.20%	15.57%	10.00%

At December 31, 2011 and December 31, 2010, the Bank exceeded the minimum capital requirements to be considered “well capitalized.” See Note 11 to our financial statements for further information.

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

The analysis of the allowance for loan losses has two components: specific and general allocations. Specific allocations are made for loans that are determined to be impaired. Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. The general allocation is determined by segregating the remaining loans by type of loan, risk weighting (if applicable) and payment history. We also analyze delinquency trends, general economic conditions and geographic and industry concentrations. This analysis establishes factors that are applied to the loan groups to determine the amount of the general reserve. The principal assumption used in deriving the allowance for loan losses is the estimate of loss content for each risk rating. To illustrate, if recent loss experience dictated that the projected loss ratios would be increased by 10% (of the estimate) across all risk ratings, the allocated allowance as of December 31, 2011 would have changed by approximately $125,000. Actual loan losses may be significantly more than the allowances we have established, which could have a material negative effect on our financial results.

Mortgage Servicing Rights. We sell to investors a portion of our originated one- to four-family residential real estate mortgage loans. When we acquire mortgage servicing rights through the origination of mortgage loans and sale of those loans with servicing rights retained, we allocate a portion of the total cost of the mortgage loans to the mortgage servicing rights based on their relative fair value. As of December 31, 2011, we were servicing loans sold to others totaling $143.1 million. We amortize capitalized mortgage servicing rights as a reduction of servicing fee income in proportion to, and over the period of, estimated net servicing income by use of a method that approximates the level-yield method. We periodically evaluate capitalized mortgage servicing rights for impairment using a model that takes into account several variables including expected prepayment speeds and prevailing interest rates. If we identify impairment, we charge the amount of the impairment to earnings by establishing a valuation allowance against the capitalized mortgage servicing rights asset. The primary risk of material changes to the value of the servicing rights resides in the potential volatility in the economic assumptions used, particularly the prepayment speed. We monitor this risk and adjust the valuation allowance as necessary to adequately record any probable impairment in the portfolio. Management believes the estimation of these variables makes this a critical accounting policy. For purposes of measuring impairment, the mortgage servicing rights are stratified based on financial asset type and interest rates. In addition, we obtain an independent third-party valuation of the mortgage servicing portfolio on a quarterly basis. In general, the value of mortgage servicing rights increases as interest rates rise and decreases as interest rates fall. This is because the estimated life and estimated income from a loan increase as interest rates rise and decrease as interest rates fall. The key economic assumptions made in determining the fair value of the mortgage servicing rights at December 31, 2011 included the following:

Annual constant prepayment speed (CPR):	17.5%
Weighted average life remaining (in months):	246
Discount rate used:	8.1%

At the December 31, 2011 valuation, we calculated the value of our mortgage servicing rights to be $1.1 million. The book value of our mortgage servicing rights as of December 31, 2011 was $993,000 which was less than the independent valuation: therefore there was no need to establish a valuation allowance.

Impairment of Intangible Assets. On June 12, 2003, we acquired 100% of the stock of the InsuranCenter of Alpena (ICA). We allocated the excess of the purchase price paid over the fair value of net assets acquired to intangible assets, including goodwill. On February 27, 2009 the Company sold the majority of the assets of ICA. The remaining goodwill on our books of $600,000 related to certain assets of the Company that were not sold in the sale of ICA. We allocated the goodwill between the assets sold and the assets retained and determined a value of the assets that remained of $600,000. Since the $600,000 allocation relates to a finite life asset, we re-characterized the goodwill as an amortizable intangible and began amortizing the asset in March 2009. The intangible asset was analyzed for impairment at December 31, 2011.

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

At December 31, 2011 and 2010, management did not believe it was more likely than not that all of the deferred tax assets would be realized. Accordingly, at December 31, 2011 and 2010 a valuation allowance of $3.0 million and $3.2 million was recorded, respectively. The net deferred tax asset recorded at December 31, 2011 and 2010 was $387,000 and $659,000. See Note 9 for additional information.

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

At December 31, 2011 and December 31, 2010, First Federal of Northern Michigan had $10.3 million and $13.0 million, respectively, of commitments to grant loans, $14.5 million and $14.1 million, respectively, of unfunded commitments under lines of credit and $150,000 and $5,000, respectively, of letters of credit. See Note 11 of the Notes to the Consolidated Financial Statements.

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

Executive Officers Who Are Not Directors

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

Executive Management of the Bank

Michael W. Mahler, Jerome W. Tracey, Amy E. Essex, Gregory S. Matthews

Senior Officers of the Bank

Michael W. Mahler, Jerome W. Tracey, Amy E. Essex, Joseph W. Gentry II, Kathleen R. Brown, Linda K. Sansom, Gregory S. Matthews, Julie A. Curtis, Jerome P. Schmidt, Steven T. Mousseau

STOCKHOLDER INFORMATION

The Annual Meeting of Stockholders will be held at 1:00 p.m., May 16, 2012 at the Thunder Bay National Marine Sanctuary, 500 W. Fletcher St., Alpena, MI 49707.

Stock Listing

The Company's common stock is traded on the NASDAQ Capital Market under the symbol “FFNM”.

Price Range of Common Stock

The following sets forth the quarterly high and low closing price per share and cash dividends declared during each of the four quarters in 2011 and 2010.

	Market Price
Quarter Ended	High	Low	Cash Dividends Declared

December 31, 2011	$3.66	$2.85	$-
September 30, 2011	$3.90	$3.40	$-
June 30, 2011	$3.80	$3.28	$-
March 31, 2011	$3.93	$2.95	$-
December 31, 2010	$2.99	$2.39	$-
September 30, 2010	$2.75	$2.05	$-
June 30, 2010	$2.44	$1.38	$-
March 31, 2010	$1.80	$1.13	$-

Special Counsel	Independent Auditor

Luse Gorman Pomerenk & Schick, PC	Plante & Moran, PLLC
5335 Wisconsin Avenue, N.W.	2601 Cambridge Ct. Suite 500
Suite 780	Auburn Hills, Michigan 48326
Washington, D.C. 20015
Transfer Agent
Market Makers
Registrar and Transfer Company
Raymond James & Associates, Inc.	10 Commerce Drive
222 South Riverside Plaza	Cranford, New Jersey 07016
7th Floor 60606	800-346-6084
Chicago, IL 312-655-3000

Stifel Nicolaus
237 Park Avenue
8th Floor
New York, NY 10017
212-847-6500

Keefe, Bruyette & Woods
787 7th Avenue
4th Floor
New York, NY 10019
212-887-7777

FIG Partners, LLC
1175 Peachtree St. NE
100 Colony Sq, Suite 2250
Atlanta, GA 30361
866-344-2657

Annual Report on Form 10-K

A copy of the Company's Form 10-K for the year ended December 31, 2011 will be furnished without charge upon written request to: Amy E. Essex, Chief Financial Officer, Treasurer and Corporate Secretary, First Federal of Northern Michigan Bancorp, Inc., 100 S. Second Avenue, Alpena, Michigan 49707.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Report of Independent Registered Public Accounting Firm

Board of Directors

First Federal of Northern Michigan Bancorp, Inc.

We have audited the consolidated balance sheet of First Federal of Northern Michigan Bancorp, Inc. as of December 31, 2011 and 2010 and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each year in the two-year period ended December 31, 2011. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Federal of Northern Michigan Bancorp, Inc. as of December 31, 2011 and 2010 and the consolidated results of their operations and their cash flows for each year in the two-year period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/ Plante & Moran, PLLC

Auburn Hills, Michigan

March 28, 2012

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheet
(000s omitted, except per share data)

	December 31
	2011	2010
Assets
Cash and cash equivalents	$2,714	$1,890
Overnight deposits with Federal Home Loan Bank	35	73

Total cash and cash equivalents	2,749	1,963

Securities available for sale (Note 2)	53,049	35,301
Securities held to maturity (Note 2)	2,435	2,520
Loans - Net (Note 3)	140,884	157,144
Federal Home Loan Bank stock	3,266	3,775
Property and equipment (Note 4)	5,846	6,027
Foreclosed real estate	3,408	2,818
Accrued interest receivable	1,149	1,231
Prepaid FDIC insurance premiums	759	967
Intangible assets (Note 6)	335	627
Deferred tax asset	387	659
Other assets (Note 5)	2,778	2,701
Total assets	$217,045	$215,733

Liabilities and Stockholders' Equity
Liabilities
Non-interest bearing deposits	$12,609	$10,349
Interest-bearing deposits (Note 7)	138,040	145,117
Advances from Federal Home Loan Bank (Note 8)	34,500	29,000
REPO sweep accounts	5,592	6,172
Accrued expenses and other liabilities (Note 12)	1,736	1,859
Total liabilities	192,477	192,497

Stockholders' Equity (Note 11)
Common stock ($0.01 par value 20,000,000 shares authorized 3,191,799 shares issued)	32	32
Additional paid-in capital	23,853	23,822
Retained earnings	2,980	2,238
Treasury stock at cost (307,750 shares)	(2,964)	(2,964)
Unearned compensation	(1)	(38)
Accumulated other comprehensive income	668	146
Total stockholders' equity	24,568	23,236
Total liabilities and stockholders' equity	$217,045	$215,733

See Notes to Consolidated Financial Statements.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Consolidated Statement of Operations
(000s omitted, except per share data)

	Year Ended December 31
	2011	2010

Interest Income
Loans, including fees	$8,926	$10,133
Investments
Taxable	521	480
Tax-exempt	159	186
Mortgage-backed securities	784	648
Total interest income	10,390	11,447
Interest Expense
Deposits (Note 7)	1,549	2,296
Borrowings	713	1,151
Total interest expense	2,262	3,447
Net Interest Income - Before provision for loan losses	8,128	8,000
Provision for Loan Losses (Note 3)	284	1,101
Net Interest Income - After provision for loan losses	7,844	6,899
Other Income
Service charges and other fees	730	804
Net gain on sale of investments	-	546
Net gain on sale of loans	388	597
Loan servicing fees	581	841
Insurance and brokerage commissions	158	159
Other	75	258
Total other income	1,932	3,205
Operating Expenses
Compensation and employee benefits (Note 12)	4,622	4,682
FDIC insurance premiums	224	366
Amortization of intangible assets	292	292
Advertising	134	136
Occupancy and equipment	1,049	1,156
Data processing service bureau	301	314
Professional fees	433	425
Other	1,979	2,495
Total operating expenses	9,034	9,866
Income - before federal income tax expense	742	238
Income tax expense (Note 9)	-	-
Net income	$742	$238

Per Share Data
Net income per share
Basic	$0.26	$0.08
Diluted	$0.26	$0.08

Dividends per common share	$-	$-

See Notes to Consolidated Financial Statements.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Consolidated Statement of Changes in Stockholders’ Equity
(000s omitted)

	Shares	Common Stock	Treasury Stock	Additional Paid-in Capital	Unearned Compensation	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity

Balance - January 1, 2010	3,192	$32	$(2,964)	$23,723	$(162)	$2,000	$423	$23,052

Comprehensive income (loss):
Net Income	-	-	-	-	-	238	-	238
Other comprehensive income:
Unrealized depreciation on available-for-sale securities - Net of tax of ($143)	-	-	-	-	-	-	(277)	(277)

Total comprehensive loss								(39)

Stock options/MRP shares expensed	-	-	-	99	124	-	-	223

Balance - December 31, 2010	3,192	32	(2,964)	23,822	(38)	2,238	146	23,236

Comprehensive income:
Net income	-	-	-	-	-	742	-	742
Other comprehensive income:
Unrealized appreciation on available-for-sale securities - Net of tax of ($269)	-	-	-	-	-	-	522	522

Total comprehensive income								1,264

Stock options/MRP shares expensed	-	-	-	31	37	-	-	68

Balance - December 31, 2011	3,192	$32	$(2,964)	$23,853	$(1)	$2,980	$668	$24,568

See Notes to Consolidated Financial Statements.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Consolidated Statement of Cash Flows
(000s omitted, except per share data)

	Year Ended December 31
	2011	2010

Cash Flows from Operating Activities
Net income	$742	$238
Adjustments to reconcile net income to cash from operating activities:
Depreciation and amortization	684	802
Provision for loan losses	284	1,101
Amortization and accretion on securities	321	143
Gain on sale of investment securities	-	(546)
Stock options/awards	68	223
Gain on sale of loans held for sale	(388)	(597)
Gain on sale of property and equipment	(1)	(10)
Loss on sale of real estate owned and other repossessed assets	48	10
Originations of loans held for sale	(28,821)	(42,151)
Proceeds from sale of loans held for sale	29,209	42,800
Net change in:
Accrued interest receivable	82	(1)
Other assets	(73)	(1,032)
Prepaid FDIC insurance premiums	208	348
Accrued expenses and other liabilities	(123)	(56)
Deferred income tax benefit - (Note 9)	(3)	(202)

Net cash provided by operating activities	2,237	1,070

Cash Flows from Investing Activities
Net decrease in loans	12,518	12,974
Proceeds from maturity of securities	12,790	15,951
Proceeds from sale of securities available-for-sale	-	14,426
Proceeds from sale of property and equipment	2	31
Proceeds from sale of of real estate owned and other repossessed assets	2,821	2,479
Purchase of securities available for sale	(29,982)	(30,574)
Proceeds from sale of Federal Home Loan Bank stock	509	422
Purchase of premises and equipment	(212)	(14)

Net cash (used in) provided by investing activities	(1,554)	15,695

Cash Flows from Financing Activities
Net decrease in deposits	(4,817)	(2,634)
Net (decrease) increase in Repo Sweep Accts	(580)	764
Additions to advances from FHLB and Notes Payable	23,700	23,025
Repayments of advances from FHLB and Notes Payable	(18,200)	(39,056)

Net cash provided by (used in) financing activities	103	(17,901)

Net Increase (Decrease) in Cash and Cash Equivalents	786	(1,136)

Cash and Cash Equivalents - Beginning of year	1,963	3,099

Cash and Cash Equivalents - End of year	$2,749	$1,963

Supplemental Cash Flow and Noncash Information
Cash (refunded) for income taxes	$(41)	$(638)
Cash paid for interest on deposits and borrowings	2,308	3,575
Transfer of loans to real estate owned & other repossessed assets	3,459	2,080

See Notes to Consolidated Financial Statements.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2011 and 2010
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

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of investment securities, intangible and deferred tax assets, and mortgage servicing rights.

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
December 31, 2011 and 2010
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
December 31, 2011 and 2010
(000s omitted, except per share data)

Note 1 - Summary of Significant Accounting Policies (Continued)

The Company enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding, also known as rate lock commitments. Rate lock commitments on residential mortgage loans that are intended to be sold are considered to be derivatives. Fair value is based on fees currently charged to enter into similar agreements. The fair value of rate lock commitments was insignificant at December 31, 2011 and 2010.

The Company uses forward contracts as part of its mortgage banking activities. Forward contracts provide for the delivery of financial instruments at a specified future date and at a specified price or yield. The fair value of forward contracts was insignificant at December 31, 2011 and 2010.

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
December 31, 2011 and 2010
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
December 31, 2011 and 2010
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
December 31, 2011 and 2010
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

Foreclosed Assets (Including Other Real Estate Owned) - Foreclosed real estate held for sale is carried at the lower of fair value minus estimated costs to sell, or cost. Costs of holding foreclosed real estate are charged to expense in the current period, except for significant property improvements, which are capitalized. Valuations are periodically performed by management and an allowance is established by a charge to non-interest expense if the carrying value exceeds the fair value minus estimated costs to sell. Foreclosed real estate is classified as other real estate owned. The net income from operations of foreclosed real estate held for sale is reported in non-interest income.

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
December 31, 2011 and 2010
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

At December 31, 2011 and 2010, management did not believe it was more likely than not that all of the deferred tax assets would be realized. Accordingly, at December 31, 2011 and 2010 a valuation allowance of $3.0 million and $3.2 million was recorded, respectively. The net deferred tax asset recorded at December 31, 2011 and 2010 was $387,000 and $659,000. See Note 9 for additional information.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2011 and 2010
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

Stock-Based Compensation – The Company applies the recognition and measurement of stock-based compensation accounting rules for stock-based compensation which is referred to as the fair value method. Compensation cost is based on the fair value of the equity issued to employees. The Company recognizes compensation expense related to stock-based compensation over the period the services are performed. The Company granted no options in 2011 and 2010. Compensation costs charged to earnings were $68,000 and $223,000 in 2011 and 2010, respectively.

Earnings Per Common Share - Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options and are determined using the treasury stock method. As of December 31, 2011 and 2010, respectively, 182,682 and 186,132 options were not considered for based on the options being underwater.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(000s omitted, except per share data)

Note 1 - Summary of Significant Accounting Policies (Continued)

Earnings per common share have been computed based on the following:

	December 31,
	2011	2010

Net income	$742	$238

Average number of common shares outstanding	2,884,049	2,884,049
Effect of dilutive options	-	-
Average number of common shares outstanding used to calculate diluted earnings per common share	2,884,049	2,884,049

Recent Accounting Pronouncements - ASC Topic 310: Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. On April 5, 2011, the FASB issued a final standard to assist creditors in determining whether a modification of the terms of a receivable meets the definition of a troubled debt restructuring (TDR). The final standard, ASU No. 2011-02, “Receivables (Topic 310): A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring,” was issued as a result of stakeholders questioning whether additional guidance or clarification was needed to assist creditors with determining whether a modification is a TDR. The final standard does not change the long-standing guidance that a restructuring of a debt constitutes a TDR “if the creditor for economic or legal reasons related to the debtor’s financial difficulties grants a concession to the debtor that it would not otherwise consider.” In other words, the creditor must conclude that both the restructuring constitutes a concession, and the debtor is experiencing financial difficulties. The new guidance is effective for interim and annual periods beginning on or after June 15, 2011, and has been applied retrospectively to restructurings occurring on or after January 1, 2011. Refer to Note 3, Loans, for additional information.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(000s omitted, except per share data)

Note 1 - Summary of Significant Accounting Policies (Continued)

ASC Topic 220: Comprehensive Income: Presentation of Comprehensive Income. On June 16, 2011, the FASB issued Accounting Standards Update (ASU) 2011-05. This ASU is intended to increase the prominence of other comprehensive income in financial statements. The new guidance does not change whether items are reported in net income or in other comprehensive income or whether and when items of other comprehensive income are reclassified to net income. ASU 2011-05 eliminates the option in current U.S. generally accepted accounting principles that permits the presentation of other comprehensive income in the statement of changes in equity. The new guidance in the ASU requires that an entity report comprehensive income in either a single continuous statement that presents the components of net income or a separate but consecutive statement. The new guidance is to be applied retrospectively and early adoption is permitted. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The adoption of this pronouncement is not expected to have a material impact on the Company’s financial statements.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(000s omitted, except per share data)

Note 2 - Securities

Investment securities have been classified according to management’s intent. The carrying value and estimated fair value of securities are as follows:

	December 31, 2011
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Market Value

Securities Available for Sale
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$14,756	$108	$(1)	$14,863
Municipal notes	6,927	361	(12)	7,276
Mortgage-backed securities	30,350	603	(44)	30,909
Equity securities	3	-	(2)	1

Total	$52,036	$1,072	$(59)	$53,049

Securities Held to Maturity
Municipal notes	$2,435	$230	$-	$2,665

	December 31, 2010
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Market Value

Securities Available for Sale
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$4,518	$44	$-	$4,562
Municipal notes	4,875	171	-	5,046
Mortgage-backed securities	25,684	83	(75)	25,692
Equity securities	3	-	(2)	1

Total	$35,080	$298	$(77)	$35,301

Securities Held to Maturity
Municipal notes	$2,520	$90	$(15)	$2,595

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(000s omitted, except per share data)

Note 2 - Securities (Continued)

The amortized cost and estimated market value of securities at December 31, 2011, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2011
	Amortized Cost	Market Value

Available For Sale:

Due in one year or less	$1,490	$1,504
Due after one year through five years	16,295	16,502
Due in five year through ten years	3,535	3,676
Due after ten years	363	457

Subtotal	21,683	22,139

Equity securities	3	1
Mortgage-backed securities	30,350	30,909

Total	$52,036	$53,049

Held To Maturity
Due in one year or less	$90	$92
Due after one year through five years	420	451
Due in five year through ten years	645	712
Due after ten years	1,280	1,410

Total	$2,435	$2,665

At December 31, 2011 and 2010, securities with a fair value of $31,085,000 and $27,824,000, respectively, were pledged to secure REPO Sweep accounts, FHLB advances and borrowings from the Federal Reserve discount window.

Gross proceeds from the sale of available-for-sale securities for the years ended December 31, 2011 and 2010 were $0 and $14,426,000, respectively, resulting in gross gains of $0 and $546,000, respectively and gross losses of $0 and $0, respectively. The tax provision applicable to these net realized gains amounted to $0 and $186,000, respectively.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(000s omitted, except per share data)

Note 2 - Securities (Continued)

The investment securities portfolio is evaluated for impairment throughout the year. Impairment is recorded against individual securities, unless the decrease in fair value is attributable to interest rates or the lack of an active market, and management determines that the Company has the intent and ability to hold the investment for a period of time sufficient to allow for an anticipated recovery in the market value. The fair values of investments with an amortized cost in excess of their fair values at December 31, 2011 and December 31, 2010 are as follows:

	December 31, 2011				December 31, 2010
		Gross Unrealized Losses		Gross Unrealized Losses		Gross Unrealized Losses		Gross Unrealized Losses
	Fair Value	<12 months	Fair Value	>12 months	Fair Value	<12 months	Fair Value	>12 months
Available For Sale:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$1,999	$(1)	$-	$-	$-	$-	$-	$-
Corporate and other securities	-	-	-	-	-	-	-	-
Municipal notes	646	(12)	-	-	-	-	-	-
Mortgage-backed securities	8,137	(27)	1,458	(17)	12,626	(75)	-	-
Equity securities	-	-	1	(2)	1	(2)	-	-
Total Securities available for sale	$10,782	$(40)	$1,459	$(19)	$12,627	$(77)	$-	$-
Held to Maturity:
Municipal notes	-	-	-	-	382	(13)	28	(2)
Total Securities held to maturity	$-	$-	$-	$-	$382	$(13)	$28	$(2)

The unrealized losses on the securities held in the portfolio are not considered other than temporarily impaired (OTTI) and have not been recognized into income. This decision is based on the Company’s ability and intent to hold any potentially impaired security until maturity. The performance of the security is based on the contractual terms of the agreement, the extent of the impairment and the financial condition and credit quality of the issuer. The decline in market value is considered temporary and a result of changes in interest rates and other market variables. The Company has the intent and ability to hold these securities until recovery, which may not be until maturity. The fair value of these securities is expected to recover as the securities approach maturity.

As of December 31, 2011 and 2010, there were 10 and 16 securities in an unrealized loss position, respectively.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(000s omitted, except per share data)

Note 3 - Loans

Loans at December 31, 2011 and 2010 are summarized as follows:

	December 31
	2011	2010

Real estate loans - One- to four-family residential	$66,599	$71,697
Commercial loans:
Secured by real estate	54,202	61,010
Other	7,002	8,848
Total commercial loans	61,204	69,858
Consumer loans:
Secured by real estate	13,395	16,547
Other	1,477	2,118
Total consumer loans	14,872	18,665
Total gross loans	142,675	160,220
Less:
Net deferred loan fees	273	245
Allowance for loan losses	1,518	2,831
Total loans - net	$140,884	$157,144

Final loan maturities and rate sensitivity of the loan portfolio are as follows:

	December 31, 2011
	Less Than One Year	One Year to Five Years	After Five Years	Total

Loans at fixed interest rates	$12,423	$25,394	$40,976	$78,793
Loans at variable interest rates	10,536	12,948	40,398	63,882

Total	$22,959	$38,342	$81,374	$142,675

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(000s omitted, except per share data)

Note 3 - Loans (Continued)

Certain directors and executive officers of the Company were loan customers during 2011 and 2010. Such loans were made in the ordinary course of business and do not involve more than a normal risk of collectibility. An analysis of aggregate loans outstanding to directors and executive officers for the years ended December 31, 2011 and 2010 are as follows:

	December 31
	2011	2010

Aggregate balance - Beginning of Period	$3,357	$3,931

New loans	771	1,010
Repayments	(784)	(1,584)

Aggregate balance - End of Period	$3,344	$3,357

The following tables illustrate the contractual aging of the recorded investment in past due loans by class of loans as of December 31, 2011 and 2010:

As of December 31, 2011
							Recorded
							Investment > 90
	30 - 59 Days	60 - 89 Days	Greater than 90	Total		Total Financing	Days and
	Past Due	Past Due	Days	Past Due	Current	Receivables	Accruing

Commercial Real Estate:
Commercial Real Estate - construction	$-	$-	$173	$173	$91	$264	$-
Commercial Real Estate - other	3,808	339	245	4,392	49,546	53,938	-
Commercial - non real estate	46	29	-	75	6,927	7,002	-

Consumer:
Consumer - Real Estate	394	34	128	556	12,839	13,395	-
Consumer - Other	5	25	-	30	1,447	1,477	-

Residential:
Residential	3,055	1,501	1,969	6,525	60,074	66,599	238
Total	$7,308	$1,928	$2,515	$11,751	$130,924	$142,675	$238

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(000s omitted, except per share data)

Note 3 - Loans (Continued)

As of December 31, 2010
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
December 31, 2011 and 2010
(000s omitted, except per share data)

Note 3 - Loans (Continued)

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
December 31, 2011 and 2010
(000s omitted, except per share data)

Note 3 - Loans (Continued)

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

The following tables present the risk category of loans by class of loans based on the most recent analysis performed as of December 31, 2011 and 2010:

As of December 31, 2011

	Commercial Real Estate	Commercial Real Estate
Loan Grade	Construction	Other	Commercial

1-2	$-	$-	$7
3	-	10,911	2,178
4	91	31,926	4,512
5	-	1,078	-
6	173	10,023	305
7	-	-	-
8	-	-	-
Total	$264	$53,938	$7,002

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(000s omitted, except per share data)

Note 3 - Loans (Continued)

As of December 31, 2010

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

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(000s omitted, except per share data)

Note 3 - Loans (Continued)

The following tables present the risk category of loans by class based on the most recent analysis performed as of December 31, 2011 and 2010.

As of December 31, 2011
Residential

Loan Grade:
Pass	$63,941
Special Mention	-
Substandard	2,658
Total	$66,599

	Consumer -
	Real Estate	Consumer - Other

Performing	$13,248	$1,473
Nonperforming	147	4
Total	$13,395	$1,477

As of December 31, 2010
Residential

Loan Grade:
Pass	$68,301
Special Mention	-
Substandard	3,396
Total	$71,697

	Consumer -
	Real Estate	Consumer - Other

Performing	$16,341	$2,116
Nonperforming	206	2
Total	$16,547	$2,118

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(000s omitted, except per share data)

Note 3 - Loans (Continued)

The following tables present the recorded investment in non-accrual loans by class as of December 31, 2011 and 2010:

As of December 31, 2011

Commercial Real Estate:
Commercial Real Estate - construction	$173
Commercial Real Estate - other	356
Commercial	-

Consumer:
Consumer - real estate	152
Consumer - other	-

Residential:
Residential	2,420

Total	$3,101

As of December 31, 2010

Commercial Real Estate:
Commercial Real Estate - construction	$1,772
Commercial Real Estate - other	1,148
Commercial	-

Consumer:
Consumer - real estate	206
Consumer - other	-

Residential:
Residential	3,114

Total	$6,240

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(000s omitted, except per share data)

Note 3 - Loans (Continued)

The following tables present loans individually evaluated for impairment by class of loans as of December 31, 2011 and 2010:

As of December 31, 2011
				Average	Interest
	Unpaid Principal	Recorded	Related	Recorded	Income
	Balance	Investment	Allowance	Investment	Recognized

With no related allowance recorded:
Commercial	$-	$-	$-	$-	$-
Commercial Real Estate - Construction	1,589	173	-	258	-
Commercial Real Estate - Other	626	626	-	632	-
Consumer - Real Estate	171	152	-	159	-
Consumer - Other	-	-	-	-	-
Residential	2,017	1,640	-	1,656	-

With a specific allowance recorded: Commercial	-	-	-	-	-
Commercial Real Estate - Construction	-	-	-	-	-
Commercial Real Estate - Other	1,337	1,128	85	1,135	-
Consumer - Real Estate	-	-	-	-	-
Consumer - Other	-	-	-	-	-
Residential	813	780	199	763	-

Totals:
Commercial	$-	$-	$-	$-	$-
Commercial Real Estate - Construction	$1,589	$173	$-	$258	$-
Commercial Real Estate - Other	$1,963	$1,754	$85	$1,767	$-
Consumer - Real Estate	$171	$152	$-	$159	$-
Consumer - Other	$-	$-	$-	$-	$-
Residential	$2,830	$2,420	$199	$2,419	$-

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(000s omitted, except per share data)

Note 3 - Loans (Continued)

As of December 31, 2010
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

The Bank may agree to modify the terms of a loan in order to improve the Bank’s ability to collect amounts due. These modifications may include reduction of the interest rate, extension of the loan term, or in some cases, reduction of the principal balance. Modifications that are performed due to the debtor’s financial difficulties are considered Troubled Debt Restructurings (TDRs). Loans that were classified as TDRs during the year ended December 31, 2011 are as follows:

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(000s omitted, except per share data)

Note 3 - Loans (Continued)

	Troubled Debt Restructurings			Troubled Debt Restructurings that Subsequently Defaulted
	For the Year Ended December 31, 2011			For the Year Ended December 31, 2011
	Number of Loans	Pre-modification outstanding recorded investment	Post-modification outstanding recorded investment	Number of Loans	Recorded Investment

Commercial Loans	-	$-	$-	$-	$-
Commerical Real Estate - Construction	-	-	-	-	-
Commercial Real Estate - Other	3	1,503	1,398	-	-
Consumer - Real Estate	-	-	-	-	-
Consumer - Other	-	-	-	-	-
Residential	-	-	-	-	-
Total	3	$1,503	$1,398	-	$-

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

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(000s omitted, except per share data)

Note 3 – Loans (Continued)

Activity in the allowance for loan and lease losses was as follows for the years ended December 31, 2011and 2010:

For the Year Ended December 31, 2011
	Commercial	Commercial		Consumer
	Construction	Real Estate	Commercial	Real Estate	Consumer	Residential	Unallocated	Total

Allowance for credit losses:
Beginning Balance	$535	$1,281	$192	$228	$59	$536	$-	$2,831
Charge-offs	(93)	(334)	(6)	(166)	(26)	(1,119)	-	(1,744)
Recoveries	-	79	1	31	11	25	-	147
Provision	(432)	(633)	(134)	53	2	1,428	-	284
Ending Balance	$10	$393	$53	$146	$46	$870	$-	$1,518

Ending balance: individually evaluated for impairment	$-	$85	$-	$-	$-	$199	$-	$284

Ending balance: loans collectively evaluated for impairment	$10	$308	$53	$146	$46	$671	$-	$1,234

Ending balance: loans acquired with deteriorated credit quality	$-	$-	$-	$-	$-	$-	$-	$-

Financing Receivables: Ending Balance	$264	$53,938	$7,002	$13,395	$1,477	$66,599	$-	$142,675

Ending balance: individually evaluated for impairment	$173	$1,754	$-	$152	$-	$2,420	$-	$4,499

Ending balance: loans collectively evaluated for impairment	$91	$52,184	$7,002	$13,243	$1,477	$64,179	$-	$138,176

Ending balance: loans acquired with deteriorated credit quality	$-	$-	$-	$-	$-	$-	$-	$-

For the Year Ended December 31, 2010
	Commercial	Commercial		Consumer
	Construction	Real Estate	Commercial	Real Estate	Consumer	Residential	Unallocated	Total

Allowance for credit losses:
Beginning Balance	$997	$1,513	$245	$211	$45	$649	$-	$3,660
Charge-offs	$(1,013)	$(512)	$-	$(220)	$(99)	$(258)	$-	$(2,102)
Recoveries	$60	$85	$-	$14	$11	$2	$-	$172
Provision	491	195	(53)	223	102	143	-	1,101
Ending Balance	$535	$1,281	$192	$228	$59	$536	$-	$2,831

Ending balance: individually evaluated for impairment	$305	$89	$-	$25	$-	$165	$-	$584

Ending balance: loans collectively evaluated for impairment	$230	$1,192	$192	$203	$59	$371	$-	$2,247

Ending balance: loans acquired with deteriorated credit quality	$-	$-	$-	$-	$-	$-	$-	$-

Financing Receivables: Ending Balance	$3,270	$57,740	$8,848	$16,547	$2,118	$71,697	$-	$160,220

Ending balance: individually evaluated for impairment	$1,772	$1,148	$-	$206	$-	$3,114	$-	$6,240

Ending balance: loans collectively evaluated for impairment	$1,498	$56,592	$8,848	$16,341	$2,118	$68,583	$-	$153,980

Ending balance: loans acquired with deteriorated credit quality	$-	$-	$-	$-	$-	$-	$-	$-

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(000s omitted, except per share data)

Note 4 - Property and Equipment

A summary of property and equipment is as follows:

	December 31
	2011	2010

Land	$1,188	$1,188
Land improvements	214	214
Buildings	6,483	6,470
Equipment	3,712	3,573

Total property and equipment	11,597	11,445

Accumulated depreciation	5,751	5,418

Net property and equipment	$5,846	$6,027

Depreciation expense was $392,000 and $509,000 for the periods ended December 31, 2011 and 2010, respectively.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(000s omitted, except per share data)

Note 5 - Servicing

Loans serviced for others are not included in the accompanying consolidated statement of financial condition. The unpaid principal balances of mortgage and other loans serviced for others were approximately $143,051,000 and $144,948,000 at December 31, 2011 and 2010, respectively.

The balance of capitalized servicing rights, net of valuation allowance, is included in other assets at December 31, 2011 and 2010.

The key economic assumptions used in determining the fair value of the mortgage servicing rights are as follows:

	December 31,
	2011	2010
Annual constant prepayment speed (CPR)	17.52%	15.67%
Weighted average life (in months)	246	246
Discount rate	8.13%	7.96%

The fair value of our mortgage servicing rights was estimated to be $1,089,000 and $1,251,000 at December 31, 2011 and December 31, 2010, respectively.

The following table summarizes mortgage servicing rights capitalized and amortized, along with the aggregate activity in related valuation allowances:

	December 31
	2011	2010
Balance - beginning of period:	$960	$730
Originated mortgage servicing rights capitalized	362	536
Amortization of mortgage servicing rights	(329)	(306)
Balance - end of period	993	960

Valuation allowances:
Balance - beginning of period	-	-
Additions	-	-
Reductions	-	-
Write-downs	-	-

Balance - end of period (net of allowances)	$993	$960

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(000s omitted, except per share data)

Note 6 - Intangible Assets

Intangible assets of the Company are summarized as follows:

	December 31, 2011
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortized intangible assets:
Core deposit	$3,081	$3,017	$64
Commission residual	600	329	271
Total	$3,681	$3,346	$335

	December 31, 2010
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortized intangible assets:
Core deposit	$3,081	$2,841	$240
Commission residual	600	213	387
Total	$3,681	$3,054	$627

Amortization expense was $293,000 for the periods ended December 31, 2011 and 2010, respectively.

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

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(000s omitted, except per share data)

Note 6 - Intangible Assets (Continued)

The following table sets forth the amount of remaining amortization for intangibles assets:

	For the Year Ended December 31,
	2012	2013	2014

Core deposit	60	3	1
Commission residual	116	116	39
Total	176	119	40

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(000s omitted, except per share data)

Note 7 - Deposits

Deposit accounts, by type and range of rates, consist of the following:

	December 31
	2011	2010
Account Type

NOW accounts and MMDA	$41,795	$44,107
Regular savings accounts	17,873	16,785

Total	59,668	60,892

Certificate of Deposit Rates

0.50 percent to 0.99 percent	38,802	9,852
1.00 percent to 1.99 percent	18,343	35,119
2.00 percent to 2.99 percent	16,057	26,573
3.00 percent to 3.99 percent	4,078	8,718
4.00 percent to 4.99 percent	1,092	3,488
5.00 percent to 8.99 percent	-	475

Total certificate of deposits	78,372	84,225

Total interest-bearing deposits	$138,040	$145,117

Certificates of deposit $100,000 or greater at December 31, 2011 and 2010 were $25,499,000 and $26,702,000, respectively.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(000s omitted, except per share data)

Note 7 – Deposits (Continued)

The following table sets forth the amount and maturities of certificates of deposit:

	December 31, 2011
	Amount Due
Rate	Less than 1 Year	1-2 Years	2-3 Years	3-5 Years	Greater than 5 Years	Total
0.50 percent to 0.99 percent	$26,396	$12,388	$18	$-	$-	$38,802
1.00 percent to 1.99 percent	6,068	3,640	3,623	4,936	76	18,343
2.00 percent to 2.99 percent	4,899	3,371	1,627	4,415	1,745	16,057
3.00 percent to 3.99 percent	437	1,883	582	599	577	4,078
4.00 percent to 4.99 percent	703	257	-	79	53	1,092
5.00 percent to 8.99 percent	-	-	-	-	-	-
Total	$38,503	$21,539	$5,850	$10,029	$2,451	$78,372

Interest expense on deposits is summarized as follows:

	Year Ended December 31
	2011	2010

NOW and MMDAs	$159	$324
Regular savings	9	8
Certificates of deposit	1,381	1,964

Total	$1,549	$2,296

Deposits from related parties held by the Bank at December 31, 2011 and 2010 amounted to $698,000 and $989,000, respectively.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(000s omitted, except per share data)

Note 8 - Federal Home Loan Bank and Federal Reserve Advances

The Bank has advances from the Federal Home Loan Bank. Interest rates range from 0.78% to 3.81% with a weighted average interest rate of 2.08%. These advances contain varying maturity dates through October 18, 2017 with a weighted average maturity of approximately 23 months. The advances are collateralized by approximately $47,802,000 and $48,338,000 of mortgage loans as of December 31, 2011 and 2010, respectively. In addition, at December 31, 2011 and 2010, securities with a carrying value of $19,877,000 and $16,843,000, respectively, were pledged as collateral for Federal Home Loan Bank advances. Available borrowings with the Federal Home Loan Bank at December 31, 2011 totaled $49,561,000, of which $34,500,000 was outstanding.

The advances are subject to prepayment penalties subject to the provisions and conditions of the credit policy of the Federal Home Loan Bank. Future maturities of the advances are as follows:

Years Ending December 31	Amount	Weighted Average Interest Rate

2012	$17,000	2.37
2013	9,500	2.07
2015	600	1.22
2016	5,000	1.28
2017	2,400	2.04
Total	$34,500	2.08

The Bank did not have any variable rate advances as of December 31, 2011 or 2010, respectively.

In 2009, the Bank entered into a discount window loan agreement with the Federal Reserve Bank that allows for advances up to seventy-five percent of the collateral balance. As of December 31, 2011, these advances are secured by investment securities with a fair value of approximately $1,631,000 and are generally due within 28 days from the date of the advance. The interest rate on the advances is based on the quoted federal reserve discount window rate (effective rate of 0.75 percent as of December 31, 2011). At December 31, 2011 and 2010, the Bank had $0 outstanding in advances.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(000s omitted, except per share data)

Note 9 - Federal Income Tax

Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be reversed. The Company and the Bank file a consolidated Federal income tax return.

The analysis of the consolidated provision for federal income tax is as follows:

	Year Ended December 31
	2011	2010

Continuing operations:
Current provision	$3	$201
Deferred benefit	(3)	(201)

Total	$-	$-

A reconciliation of the federal income tax expense and the amount computed by applying the statutory federal income tax rate (34 percent) to income before federal income tax is as follows:

	Year Ended December 31
	2011	2010

Tax at statutory rate	$252	$81
Increase (decrease) from:
Change in valuation allowance	(177)	(167)
Tax-exempt interest	(55)	(60)
Other	(20)	146

Total income tax expense	$-	$-

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(000s omitted, except per share data)

Note 9 - Federal Income Tax (Continued)

The net deferred tax asset was comprised of the following temporary differences:

	December 31
	2011	2010
Deferred tax assets:
Allowance for loan losses	$-	$327
Valuation allowance for real estate held for sale	185	538
Non-accrual loan interest	20	87
Directors' benefit plan	279	347
Net operating loss carryforward	3,320	2,572
Investment in subsidiary	784	784
Net deferred loan origination fees	93	83
Other	154	174

Total deferred tax assets	4,835	4,912

Less: valuation allowance	3,028	3,205

Deferred tax liabilities:
Allowance for loan losses	143	-
Mortgage servicing rights	338	327
Partnership losses	118	121
Unrealized gain on available-for-sale securities	344	75
Depreciation	287	308
Other	190	217

Total deferred tax liabilities	1,420	1,048

Net deferred tax asset	$387	$659

The Company has net operating loss carryforwards of approximately $9.8 million generated from December 31, 2007 through December 31, 2011 that are available to reduce total taxable income through the years ending December 31, 2031.

For tax years beginning prior to January 1, 1996, a qualified thrift institution was allowed a bad debt deduction for tax purposes based on a percentage of taxable income or on actual experience. The Bank used the percentage of taxable income method through December 31, 1995.

A deferred tax liability has not been recognized for the tax bad debt base year reserves of the Bank. The base year reserves are the balance of reserves as of December 31, 1987. At December 31, 2011 and 2010, the amount of those reserves was approximately $60,000. The amount of the unrecognized deferred tax liability at December 31, 2011 and 2010 was approximately $20,000.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(000s omitted, except per share data)

Note 10 - Off Balance Sheet Risk Commitments and Contingencies

The Bank is a party to credit-related financial instruments with off balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit, and commercial letters of credit. These financial instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statement of financial condition.

The Bank’s exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of these commitments. The Company follows the same credit policies in making commitments as it does for on-balance-sheet instruments.

The following financial instruments were outstanding whose contract amounts represent credit risk:

	December 31
	2011	2010

Commitments to grant loans	$9,783	$13,019
Unfunded commitments under lines of credit	14,485	14,138
Commercial and standby letters of credit	150	5

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

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(000s omitted, except per share data)

Note 10 - Off Balance Sheet Risk Commitments and Contingencies (continued)

Unfunded commitments under commercial lines of credit, revolving credit lines, and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. In most cases, these lines of credit are collateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Company is committed.

Commercial and standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily used to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. Under ASC 840-10-25-34, fees earned on commercial and standby letters of credit are required to be deferred over the contractual life of the letter of credit. The Company determined that the fair value of guarantees on standby letters of credit has an immaterial effect on the financial results at December 31, 2011 and 2010.

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

Various legal claims also arise from time to time in the normal course of business, which, in the opinion of management, will have no material effect on the Company’s financial statements.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(000s omitted, except per share data)

Note 11 - Stockholders’ Equity

Payment of dividends on the common stock is subject to determination and declaration by the Board of Directors and depends on a number of factors, including capital requirements, regulatory limitation on payment of dividends, the Bank’s results of operations and financial condition, tax considerations, and general economic conditions.

The Bank is subject to various regulatory capital requirements which were administered by the Office of Thrift Supervision (OTS) until July 21, 2011. Effective that date, supervisory responsibility for federal savings associations was transferred to the Office of the Comptroller of the Currency (OCC). Failure to meet certain capital requirements can initiate certain mandatory and possibly additional discretionary action by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators regarding components, risk-weightings, and other factors.

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

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(000s omitted, except per share data)

Note 11 - Stockholders’ Equity (Continued)

	Actual		For Capital Adequacy Purposes		To be Categorized as Well-Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)

December 31, 2011
Total capital (to risk- weighted assets)	$23,568	17.2%	$10,961	8.0%	$13,702	10.0%
Tier 1 capital (to risk- weighted assets)	$22,334	16.3%	$5,481	4.0%	$8,221	6.0%
Tangible capital (to tangible assets)	$22,334	10.4%	$3,232	1.5%	$4,309	2.0%

December 31, 2010
Total capital (to risk- weighted assets)	$22,763	15.6%	$11,693	8.0%	$14,617	10.0%
Tier 1 capital (to risk- weighted assets)	$20,931	14.3%	$5,847	4.0%	$8,770	6.0%
Tangible capital (to tangible assets)	$20,931	9.8%	$3,214	1.5%	$4,285	2.0%

Note 12 - Employee Benefit Plans

Defined Benefit Pension Plan

The Bank is a participant in the multiemployer Financial Institutions Retirement Fund (FIRF or the “Plan”), which covers substantially all of its officers and employees. The defined benefit plan covers all employees who have completed one year of service, attained age 21, and worked at least 1,000 hours during the year. Normal retirement age is 65, with reduced benefits available at age 55. The Bank’s contributions are determined by FIRF and generally represent the normal cost of the Plan. Specific Plan assets and accumulated benefit information for the Bank’s portion of the Plan are not available. Under the Employee Retirement Income Security Act of 1974 (ERISA), a contributor to a multiemployer pension plan may be liable in the event of complete or partial withdrawal for the benefit payments guaranteed under ERISA. Effective July 1, 2005 the plan was frozen as to current participants and any new employees hired after July 1, 2004 were excluded from the plan. The expense of the Plan allocated to the Bank was $81,000 and $58,000 for the years ended December 31, 2011 and 2010, respectively.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(000s omitted, except per share data)

Note 12 - Employee Benefit Plans (Continued)

401(k) Savings Plan

The Bank has a Section 401(k) savings plan covering substantially all of its employees who meet certain age and service requirements. Contributions to the plan by the Bank are discretionary in nature in such amounts determined by the Board of Directors. The expense under the plan for the years ended December 31, 2011 and 2010 was $167,000 and $0, respectively.

Nonqualified Deferred Compensation Plan

The Bank has a nonqualified deferred compensation plan for certain of its directors. Through 1998, each eligible director could voluntarily defer all or part of his or her director’s fees to participate in the program. The plan is currently unfunded and amounts deferred are unsecured and remain subject to claims of the Bank’s general creditors.

Directors are paid once they reach normal retirement age or sooner for reason of death, total disability, or termination. The Bank may terminate the plan at any time. The amount recorded under the plan totaled approximately $821,000 and $819,000 at December 31, 2011 and 2010, respectively. The expense under the plan for the years ended December 31, 2011 and 2010 was $87,000 and $54,000, respectively.

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

Pursuant to the 2005 second-step conversion and stock offering, the shareholders of the Company approved the purchase of 8% of shares sold in the stock offering by the ESOP. The Company provided a loan to the ESOP, which was used to purchase 138,709 shares of the Company’s common stock in the stock offering at $10 per share. The loan bore interest at a rate equal to the current prime rate, adjustable on January 1 of each year and provided for repayment of principal over the 15 year term of the loan. Since the Company provided the loan to the ESOP, the note receivable was not included in the Company’s balance sheet. Accordingly, the Company did not recognize interest income on the loan.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(000s omitted, except per share data)

Note 12 - Employee Benefit Plans (Continued)

The Company made annual contributions to the ESOP sufficient to support the debt service of the loan. The loan was secured by the shares purchased, which were held in a suspense account for allocation among the participants as the loan is paid. Dividends paid on unallocated shares were not considered dividends for financial reporting purposes and were used to pay principal and interest on the ESOP loan. Dividends on allocated shares are charged to retained earnings.

The loan was paid in full as of December 31, 2009.

Compensation expense is recognized for the ESOP equal to the average fair value of shares committed to be released for allocation to participant accounts. Any difference between the average fair value of shares committed to be released for allocation and the ESOP’s original acquisition cost is charged or credited to stockholders’ equity (additional paid-in capital). During the years ended December 31, 2011 and 2010, respectively, 13,811 and 7,391 shares were sold into the open market. Total compensation expense was $0 for both the years ended December 31, 2011 and 2010.

Shares held by the ESOP include the following:

	December 31
	2011	2010

Allocated	138,345	152,156
Unallocated	-	-
Total	138,345	152,156

There were 8 and 23,023 shares distributed to ESOP participants in 2011 and 2010, respectively.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
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

Stock Options - A summary of option activity under the Plan during the years ended December 31, 2011 and 2010 is presented below:

			Weighted-Average
		Weighted-	Remaining
		Average	Contractual Term	Aggregate
Options	Shares	Exercise Price	(Years)	Intrinsic Value

Outstanding at January 1, 2010	188,132	$9.47	6.3	-

Granted in 2010	-	$0.00

Exercised in 2010	-	$0.00

Forfeited or Expired in 2010	(2,000)	$9.54

Outstanding at December 31, 2010	186,132	$9.47	5.3	-

Granted in 2011	-	$0.00

Exercised in 2011	-	$0.00

Forfeited or expired in 2011	(3,450)	$9.65

Oustanding at December 31, 2011	182,682	$9.47	4.3	-

Options Exercisable at December 31, 2011	181,442	$9.47	4.2	-

There were 30,546 shares available for future granting of options as of December 31, 2011.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(000s omitted, except per share data)

Note 12 - Employee Benefit Plans (Continued)

The aggregate intrinsic value of outstanding options shown in the table above represents the total pretax intrinsic value (i.e. the difference between the Company’s closing stock price of $2.86 on December 31, 2011 and the exercise price times the number of shares) that would have been received by the option holder had all option holders exercised their options on December 31, 2011. The amount changes based on the fair market value of the stock.

As of December 31, 2011 there was $1,000 of total unrecognized compensation cost, net of expected forfeitures, related to nonvested options under the Plan. The remaining costs are expected to be recognized by June 30, 2012. The total fair value of shares vested during the year ended December 31, 2011 and 2010 was $137,000 and $70,000, respectively. Compensation expense for 2011 and 2010 related to options granted under this plan was $32,000 and $99,000, respectively.

A summary of the status of the Company’s nonvested options as of December 31, 2011 and 2010 and changes during the years then ended is presented below:

		Weighted-Average
		Grant-Date
Nonvested Shares	Shares	Fair Value

Nonvested at January 1, 2010	73,476	$2.11

Granted	-	$0.00

Vested	(34,118)	$2.11

Forfeited	(2,000)	$2.10

Nonvested at December 31, 2010	37,358	$2.11

Granted	-	$0.00

Vested	(36,118)	$2.11

Forfeited	-	$0.00

Nonvested at December 31, 2011	1,240	$2.06

Restricted Stock Awards – The Company did not grant any award shares during the years ended December 31, 2011 and 2010. Compensation expense for 2011 and 2010 related to awards granted under this plan was $37,000 and $124,000, respectively.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(000s omitted, except per share data)

Note 12 - Employee Benefit Plans (Continued)

The shares vest over a five year service period. As of December 31, 2011 there was $1,000 of unrecognized compensation cost related to nonvested restricted stock awards under the Plan.

The following table summarizes the activity of restricted stock awards under the Plan during the years ended December 31, 2011 and 2010:

	2011	2010

Beginning of period	13,050	26,000

Granted	-	0

Vested	(12,750)	(12,750)

Forfeited	-	(200)

Nonvested, end of period	300	13,050

There were 5,304 shares available for future grants of award shares at December 31, 2011.

Note 13 - Fair Value Measurements

The fair value of financial assets and liabilities recorded at fair value is categorized in three levels. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. These levels are as follows:

Level 1 — Valuations based on quoted prices in active markets, such as the New York Stock Exchange. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2 — Valuations of assets and liabilities traded in less active dealer or broker markets. Valuations include quoted prices for similar assets and liabilities traded in the same market; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable. Valuations may be obtained from, or corroborated by, third-party pricing services.

Level 3 — Assets and liabilities with valuations that include methodologies and assumptions that may not be readily observable, including option pricing models, discounted cash flow models, yield curves and similar techniques. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets or liabilities, but in all cases are corroborated by external data, which may include third-party pricing services.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(000s omitted, except per share data)

Note 13 - Fair Value Measurements (Continued)

The following table presents information about the Corporation’s assets and liabilities measured at fair value on a recurring basis as of December 31, 2011 and 2010, and the valuation techniques used by the Corporation to determine those fair values.

Assets and Liabilities Measured at Fair Value on a Recurring Basis at December 31, 2011

(in Thousands)

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2011

Investment securities - available-for-sale:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$-	$14,863	$-	$14,863
Municipal notes	-	7,276	-	7,276
Mortgage-backed securities	-	30,909	-	30,909
Equity securities	-	1	-	1

Total investment securities - available-for-sale	$-	$53,049	$-	$53,049

Assets and Liabilities Measured at Fair Value on a Recurring Basis at December 31, 2010

(in Thousands)

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2010

Investment securities - available-for-sale:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$-	$4,562	$-	$4,562
Municipal notes	-	5,046	-	5,046
Mortgage-backed securities	-	25,692	-	25,692
Equity securities	-	1	-	1

Total investment securities - available-for-sale	$-	$35,301	$-	$35,301

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(000s omitted, except per share data)

Note 13 - Fair Value Measurements (Continued)

Fair value measurements of U.S. Government agencies and mortgage backed securities use pricing models that vary and may consider various assumptions, including time value, yield curves, volatility factors, prepayment speeds, default rates, loss severity, current market and contractual prices for the underlying financial instruments, as well as other relevant economic measures.

There were no transfers between Levels 1 and 2 of the fair value hierarchy during the years ended December 31, 2011 and 2010. For the available for sale securities, the Company obtains fair value measurements from an independent third-party service.

The Company has assets that, under certain conditions, are subject to measurement at fair value on a nonrecurring basis. At December 31, 2011 and 2010, such assets consist primarily of impaired loans and other real estate owned. The Corporation has estimated the fair values of these assets using Level 3 inputs, specifically discounted cash flow projections.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(000s omitted, except per share data)

Note 13 - Fair Value Measurements (Continued)

The following table presents the balance of assets and liabilities measured at fair value on a nonrecurring basis:

Assets Measured at Fair Value on a Nonrecurring Basis at December 31, 2011

	Balance at December 31, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Impaired loans accounted for under FASB ASC 310-10	$1,927	$-	$-	$1,927

Other real estate owned -residential mortgages	$1,087	$-	$-	$1,086

Other real estate owned - commercial	$1,015	$-	$-	$1,015

Other repossessed assets	$1,307	$-	$-	$1,307

Total assets at fair value on a non-recurring basis				$5,335

Assets Measured at Fair Value on a Nonrecurring Basis at December 31, 2010

	Balance at December 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Impaired loans accounted for under FASB ASC 310-10	$2,920	$-	$-	$2,920

Other real estate owned -residential mortgages	$514	$-	$-	$514

Other real estate owned - commercial	$2,569	$-	$-	$2,569

Total assets at fair value on a non-recurring basis				$6,003

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(000s omitted, except per share data)

Note 13 - Fair Value Measurements (Continued)

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

Cash and Cash Equivalents - The carrying amounts of cash and short-term instruments approximate fair values.

Investment Securities - Fair value for the Bank’s investment securities was determined using the market value in active markets, where available. When not available, fair values are estimated using the fair value hierarchy. In the fair value hierarchy, Level 2 fair values are determined using observable inputs other than Level 1 market prices, such as quoted prices for similar assets. Level 3 values are determined using unobservable inputs, such as discounted cash flow projections.

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

Federal Home Loan Bank Stock - The carrying value of Federal Home Loan Bank stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank.

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

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(000s omitted, except per share data)

Note 13 - Fair Value Measurements (Continued)

Federal Home Loan Bank Advances - The estimated fair value of the fixed and variable rate Federal Home Loan Bank advances are estimated by discounting the related cash flows using the rates currently available for similarly structured borrowings with similar maturities.

REPO Sweep Accounts - The fair values disclosed for REPO Sweeps are equal to the amount payable on demand at the reporting date (i.e., their carrying amounts).

Accrued Interest - The carrying amounts of accrued interest approximate fair value.

The estimated fair values and related carrying amounts of the Company’s financial instruments as of December 31, 2011 and 2010 are as follows:

	December 31, 2011		December 31, 2010
	Carrying Amounts	Estimated Fair Value	Carrying Amounts	Estimated Fair Value

Financial assets:
Cash and cash equivalents	$2,749	$2,749	$1,963	$1,963
Securities available for sale	53,049	53,049	35,301	35,301
Securities held to maturity	2,435	2,665	2,520	2,595
Loans - net	140,884	146,018	157,144	157,629
Federal Home Loan Bank stock	3,408	3,408	3,775	3,775
Accrued interest receivable	1,149	1,149	1,231	1,231

Financial liabilities:
Customer deposits	150,649	151,693	155,466	157,463
Federal Home Loan Bank advances	34,500	34,827	29,000	29,657
REPO sweep accounts	5,592	5,592	6,172	6,172
Accrued interest payable	148	148	194	194

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(000s omitted, except per share data)

Note 14 - Restrictions on Dividends

Dividends paid by the Bank are the primary source of funds available to the Company for payment of dividends to shareholders and for other working capital needs. The payment of dividends by the Bank to the Company is subject to restrictions by the Office of the Comptroller of Currency (OCC). These restrictions generally limit dividends to the current and prior two years’ retained earnings. In addition to these restrictions, as a practical matter, dividend payments cannot reduce regulatory capital levels below the Corporation’s regulatory capital requirements and minimum regulatory guidelines. Future dividend payments by the Company will be based on future earnings and the approval of the OCC.

Note 15 - Parent-Only Financial Statements

The following represents the condensed financial statements of First Federal of Northern Michigan Bancorp, Inc. (“Parent”) only. The Parent-only financial information should be read in conjunction with the Company’s consolidated financial statements.

Condensed parent company financial statements, which include transactions with the subsidiary, are as follows (000s omitted):

Balance Sheets:
	December 31
	2011	2010

Assets

Cash at subsidiary bank	$516	$424
Investment in subsidiary	23,734	22,272
Deferred tax asset	318	318
Other assets	-	222

Total assets	$24,568	$23,236

Liabilities and Stockholders' Equity

Liabilities	$-	$-
Stockholders' equity	24,568	23,236

Total liabilities and stockholders' equity	$24,568	$23,236

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(000s omitted, except per share data)

Note 15 - Parent-Only Financial Statements (continued)

Statements of Operations:
	December 31
	2011	2010

Operating income	$-	$-
Operating expense	199	192

Loss before income taxes and equity in undistributed net income of subsidiary bank	(199)	(192)

Income tax benefit	-	-

Loss before equity in undistributed loss of subsidiary bank	(199)	(192)

Equity in undistributed net income of subsidiary bank	941	430

Net income	$742	$238

Statements of Cash Flows:
	December 31
	2011	2010

Cash Flows from Operating Activities
Net income	$742	$238
Adjustments to reconcile net income to net cash from operating activities:
Stock options/awards	68	223
Equity in undistributed net income of subsidiary bank	(941)	(430)
Net change in other assets	223	(124)

Net cash used in operating activities	92	(93)

Net Increase (Decrease) in Cash and Cash Equivalents	92	(93)

Cash and Cash Equivalents - Beginning of year	424	517

Cash and Cash Equivalents - End of year	$516	$424

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(000s omitted, except per share data)

Note 16 - Quarterly Results of Operations (Unaudited)

The following tables summarize the Company’s quarterly results for the fiscal years ended December 31, 2011 and 2010:

	For the Three-Month Period Ending
	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011
Interest income	$2,592	$2,691	$2,588	$2,519
Interest expense	605	581	564	512
Net interest income	1,987	2,110	2,024	2,007
Provision for loan losses	67	(19)	(67)	303
Other income	449	393	469	621
Other expenses	2,208	2,260	2,325	2,241
Income - before income tax expense (benefit)	161	262	235	84
Income tax expense	-	-	-	-
Net income	$161	$262	$235	$84

Net income per share
Basic	$0.06	$0.09	$0.08	$0.03
Diluted	$0.06	$0.09	$0.08	$0.03

Weighted average number of shares outstanding - basic and dilutive	2,884	2,884	2,884	2,884
Cash dividends declared per common share	$-	$-	$-	$-

	For the Three-Month Period Ending
	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010
Interest income	$2,882	$2,884	$2,907	$2,774
Interest expense	956	900	851	740
Net interest income	1,926	1,984	2,056	2,034
Provision for loan losses	11	595	353	142
Other income	578	1,265	717	645
Other expenses	2,189	2,437	2,348	2,892
Income (loss) - before income tax expense (benefit)	304	217	72	(355)
Income tax expense (benefit)	102	(102)	-	-
Net income (loss)	$202	$319	$72	$(355)

Net income (loss) per share
Basic	$0.07	$0.11	$0.02	$(0.12)
Diluted	$0.07	$0.11	$0.02	$(0.12)

Weighted average number of shares outstanding - basic and dilutive	2,884	2,884	2,884	2,884
Cash dividends declared per common share	$-	$-	$-	$-

