Form 10-K, Exhibit 13
period 2012-12-31
First Federal of Northern Michigan Bancorp, Inc.
filed 2013-03-29
CIK 1128227

EXHIBIT 13

2012 ANNUAL REPORT TO STOCKHOLDERS

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

2012

ANNUAL REPORT

March 29, 2013

Dear Fellow Shareholder,

Last year’s annual report theme was New Horizons and New Beginnings. I spent considerable time in that letter talking about our new priorities including growing the balance sheet, increasing the level of core deposits, continuing to jettison the non-performing assets and establishing an operational efficiency that will allow for continued financial improvement that ultimately will allow for the restoration of the dividend. One year later these items still represent our focus. What I failed to discuss in last year’s letter was the interconnection between these focus areas and the communities our Bank serves. The cover of this year’s annual report features several of the communities we live, work and operate within. We serve on various community boards, teach Junior Achievement, coach numerous sports and take active roles in many worthwhile initiatives. This is part of the mission we fulfill as a community bank. Before I begin that discussion though, let me take a moment to look backward.

The operating environment in 2012 did not meet our expectations in both positive and negative ways. To illustrate:

➢	Mortgage Banking: On the positive side, for the year, our Bank originated $52.4 million dollars in mortgage loans. After a more normalized 2011, we expected more of the same for 2012. However, mortgage rates dipped in the late spring of 2012 and we were operating at capacity for the balance of the year. Mortgage origination volume in 2012 certainly exceeded our expectations.

➢	Mortgage Charge Offs: While we saw improvement year over year in terms of the charge off levels ($1.1 million in 2011 to $775,000 in 2012), the continuation of falling real estate prices negatively impacted us in 2012. While many parts of Michigan and the country have seen some recovery in real estate values, the phrase “appreciating real estate values” has not found its way back into our vocabulary in Northern Michigan as of yet. This was the single biggest factor in the increase in our provision expense of 2012 when compared to the prior year.

➢	Margin Compression: Another positive was that in 2012 our margins did not get compressed to the extent we thought they would. In spite of lower interest rates during the year, we continued to successfully grow core deposits which helped to offset some of the pressures on the loan pricing side.

➢	Commercial Loan Originations: We expected to grow net loans in 2012. We were wrong. Demand was more muted than we anticipated. We saw many prospects testing the waters but most were unable or unwilling to “take the next step.” Some of these loan commitments sat on our pipeline for the entire year. Many of those we worked with in 2012 were concerned about the outcome of the November elections along with the fiscal cliff and the impact both of those outcomes might have on the economy. As a result, these same borrowers sat on the sidelines. Finally today we are starting to see some of these deals move ahead.

➢	Asset Quality: In spite of our provision expense needs in 2012, we have once again made solid progress in this area. Net charge-offs overall declined for the 4th consecutive year (even though Mortgage charge-offs grew) and was at the lowest level in 5 years. In addition, the classified asset ratio declined from 69% to 54% throughout the year. The big disappointment came the very last week of the year when we had to reclassify a large classified commercial relationship into non-performing status. The borrower ran into financial difficulty late in the year. The military is their largest customer. Reductions to defense spending ahead of sequestration (9% automatic Department of Defense cuts) placed this customer in a tenuous position that resulted in the customer no longer being able to service the debt. This added $2 million dollars to our non-performing asset totals in the final week of the year. This was a bitter pill to swallow. This reclassification wiped out the entire year’s improvement to our NPA balances.

On a positive note, we continue to see reductions in collection costs and REO / ORA costs. Many of these reductions were the result of declining legal costs along with fewer write downs associated with the liquidation of these assets.

Community Focus

As I discussed in last year’s letter, the focus shifted more to looking ahead and less on fixing problems. In 2012 that is exactly what we did. Our focus was on growing our balance sheet in order to create value for our shareholders. This is not a “grow at all cost” mentality. Our focus centers on working within our communities to help good customers get better. Our roots as a 56-year-old savings bank center on meeting the needs of the community. When we started in 1957 we were a one-branch bank focused on Alpena, Michigan and making mortgage loans to the community. Today the story is somewhat similar. We now serve the region with 8 full service branches, thereby helping us to meet the needs of several more rural communities throughout our region. In addition to expanding our footprint, we have also expanded our product offerings by getting involved in commercial lending which became a strategic focus in the late 1990’s. Up until then we were primarily a mortgage bank. Our focus is simple; we are here to meet the varied and diverse needs of our communities.

To demonstrate our role in the communities we serve consider the following:

➢	The Bank originated $52.4 million dollars of mortgages in our market. Of that total, the Bank placed $13.3 million of these community loans into our own portfolio.

➢	The Bank originated $18.2 million of commercial loans in our market in 2012.

Our support of the communities and borrowers is vital to our community and therefore to our own long term success.

It is no mystery that Michigan was hurt hard in the recession. While most of the country endured a recession, the impact was disproportionate on our state. Many would characterize our economy as a depression at the height of the downturn. The markets we serve are very dependent on the economies of the southern part of the state. When Detroit and the entire auto industry fell into chaos, the impact on our communities was magnified. We saw unemployment rates rise to near 30% in some of our markets. In our biggest market (Alpena) the unemployment rate rose above 16%. While this was not a pretty picture, it was the hand we were dealt as a community focused bank.

Our response in the years that have followed has been to work with the members of our community that were caught up in the economic tidal wave. We worked with borrowers, where possible, to find a way to help them keep their home, their car or their business.

Our help of borrowers took many different forms:

➢	In the case of troubled homeowners, we supported them through various government programs including the Home Affordable Modification Program (HAMP) or the Making Home Affordable (MHA) programs. The Bank worked with numerous troubled homeowners over the last several years in an attempt to keep the borrower in their home. This work continues today but at a slower pace as the recovery has begun for our region.

➢	In the case of troubled commercial borrowers, we restructured loans with lower rates, longer amortizations or seasonal payments if it made sense. While there are often negative financial implications for the Bank in these cases, in the long run it is often the best choice in terms of helping the borrower manage through the crisis. Through these actions, we saw many distressed borrowers make it through to the improving conditions today.

While these situations were hard on all parties, the cooperation in many cases helped our borrowers recover, which in turn helps our communities to recover. This is at the heart of what community banking is all about. That is why our business model is so vital to the well-being of the small communities we serve. Of course we could not save all troubled borrowers. Some could not break away from the inertia of the downward spiral they found themselves caught up in. Among the lessons we learned from this period was that the distant deals that became problematic were made more complicated by the miles that separated us from the borrowers.

Our board and staff recognize that while our markets may not be dynamic, fast paced high growth markets, they are still our markets. We understand our markets and the borrowers therein. In 2007 our board elected to no longer get involved in lending out of state no matter how good the business climate was in that particular state or market. Without boots on the ground, we have been reminded how difficult it is to monitor and know the customer. Our focus is on making money in our markets, even challenging markets. Bad markets still have good borrowers. As a community bank, we will continue to focus on those borrowers.

Today all of our markets show signs of healing. Some are further along than others but all are improving. The proof of this is found in improving delinquency trends and financial performance of our commercial borrowers. Our business plan is to grow with these customers once again.

Over the last five years we have reduced our full time staff by 25% from 92 to 69 while adding only 4 part time employees increasing that total to 23. As a bank, we have never been thinner in terms of our staffing levels. In spite of these cuts, earnings have still been challenged. We know we cannot cut our way to prosperity. Our financial improvement is not only contingent upon the economic recovery of Michigan but also in out ability to grow our Bank. In that spirit, we intend on committing both human and financial capital to technology initiatives in 2013. As customers needs and the way they do business evolves, so must the Bank. Our technology initiatives evolve around both commercial and retail customers. Both of these groups will see new or enhanced product offerings including more robust merchant capture, internet banking, mobile applications, treasury management products, and commercial electronic bill pay to name but a few. Additionally, we will support these technology initiatives by investing in fiber technology. As fiber technology makes its way into northern Lower Michigan, we will embrace it. This will not only allow for more robust speeds to support these enhanced products and services, but also provide for improved redundancy supporting our more robust business continuity and pandemic preparedness goals. We view all of these investments as vital to support these rural evolving communities.

Closing thoughts:

While the core of this letter centers on meeting the needs of our communities and the interwoven relationship between community success and Bank success, there are still forces coming from outside of the community that can and will impact our communities and our industry. The artificially low interest rate environment, a commitment by the Federal Reserve to hold its target short-term interest rates between 0 - .25% through at least mid 2015, the unresolved debt ceiling debate, an unbalanced federal government budget, sequestration, a new bank regulator to protect consumers (CFPB) and newly proposed bank capital rules are a few of the open items that will play a role in the economic recovery, impacting our industry, our customers and ultimately our shareholders. For our bank, we will continue to focus on those elements within our control ever mindful and considerate of the potential influences of these unknowns. The community bank business model has proven itself time and time again across the decades and in every region of our country. We know our customers. We know our borrowers, their track record, and their character. As a community bank this is vital to our success. We are reminded daily of the benefits of knowing our communities, our customers and their needs. We are positioned and ready to continue to recover with our markets, our friends, our neighbors and our shareholders. We are honored to be a community bank and a participant in the meaningful recovery of all of the communities we serve.

Michael W. Mahler

President and Chief Executive Officer

Selected Consolidated Financial and Other Data of the Company

Set forth below are selected financial and other data of First Federal of Northern Michigan Bancorp, Inc. (the “Company”). This information is derived in part from and should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto presented elsewhere in this Annual Report. The information at December 31, 2012 and December 31, 2011 and for the years ended December 31, 2012 and 2011 is derived in part from the audited consolidated financial statements of the Company that appear in this Annual Report. The information for the years ended December 31, 2010, 2009, and 2008 is derived in part from audited consolidated financial statements that do not appear in this Annual Report.

	At December 31,
Financial condition data:	2012	2011	2010	2009	2008
	(In thousands)
Total assets	$213,834	$217,045	$215,733	$233,506	$247,672
Loans receivable, net	138,912	140,884	157,144	171,219	192,270
Loans held for sale	79	-	-	52	107
Investment securities	53,109	55,484	37,821	37,641	29,687
Cash and cash equivalents	2,752	2,749	1,963	3,099	3,471
Deposits	158,350	150,649	155,466	158,100	165,778
FHLB advances and note payable	26,358	34,500	29,000	45,031	40,969
Repo Sweep agreements	3,183	5,592	6,172	5,408	9,447
Stockholders' equity	24,435	24,568	23,236	23,052	29,419

	For the Years Ended December 31,
Operating data:	2012	2011	2010	2009	2008
	(In thousands)
Interest income	$9,243	$10,390	$11,447	$12,442	$13,967
Interest expense	1,654	2,262	3,447	5,088	7,130

Net interest income	7,589	8,128	8,000	7,354	6,837
Provision for loan losses	1,367	284	1,101	6,196	4,421

Net interest income after provision for loan losses	6,222	7,844	6,899	1,158	2,416
Other income (loss):
Service charges and fees	760	730	804	869	942
Mortgage banking activities	1,243	969	1,438	1,414	432
Net gain (loss) on sale of investment securities	47	-	546	-	6
Gain (loss) on sale of real estate	(3)	(51)	(43)	20	22
Other non-interest income	80	126	301	102	95
Insurance & brokerage commissions	149	158	159	170	180

Total other income	2,276	1,932	3,205	2,575	1,677
Other expenses	8,712	9,034	9,866	9,360	8,874

Income (loss) from continuing operations before income tax expense (benefit)	(214)	742	238	(5,627)	(4,781)
Income tax expense (benefit) from continuing operations	-	-	-	1,090	(1,601)
Net income (loss) from continuing operations	(214)	742	238	(6,717)	(3,180)
Loss from discontinued operations, net of tax benefit	-	-	-	(46)	(61)
Net income (loss)	$(214)	$742	$238	$(6,763)	$(3,241)

	For the Years Ended December 31,
Performance Ratios:	2012	2011	2010	2009	2008

Return on average assets	-0.10%	0.34%	0.10%	-2.80%	-1.30%
Return on average equity	-0.85%	3.07%	0.99%	-23.21%	-10.05%
Average interest rate spread	3.65%	3.88%	3.60%	2.97%	2.51%
Dividend payout ratio	N/M	0.00%	0.00%	N/M	N/M
Dividends per share	$0.00	$0.00	$0.00	$0.00	$0.15
Net interest margin	3.78%	4.02%	3.78%	3.26%	2.93%
Efficiency ratio (Bank)	101.55%	90.06%	102.76%	252.19%	104.54%
Texas ratio (Bank)	30.83%	28.28%	39.66%	64.29%	45.22%
Non-interest expense to average total assets	3.94%	4.14%	4.33%	3.88%	3.56%
Average interest-earning assets to average interest-bearing liabilities	115.88%	112.59%	111.20%	113.32%	113.85%

	At December 31,
Asset Quality Ratios:	2012	2011	2010	2009	2008

Non-performing assets to total assets	3.42%	3.11%	4.37%	6.58%	5.57%
Non-performing loans to total loans	3.50%	2.34%	4.13%	6.73%	6.14%
Allowance for loan losses to nonperforming loans	35.50%	45.47%	42.85%	31.05%	46.41%
Allowance for loan losses to total loans	1.24%	1.07%	1.77%	2.09%	2.85%

Capital Ratios:

Equity to total assets at end of period	11.43%	11.32%	10.77%	9.87%	11.88%
Average equity to average assets	11.63%	11.06%	10.47%	12.07%	12.44%
Risk-based capital ratio (Bank only)	17.36%	17.20%	15.57%	13.58%	15.75%

Other Data:
Number of full service offices	8	8	8	8	8

N/M - Not meaningful

MANAGEMENT'S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

First Federal of Northern Michigan (the “Bank”), the Company’s principal operating subsidiary, is a full-service, community-oriented savings bank whose primary lending activity is the origination of one- to four-family residential real estate mortgages, commercial real estate loans, commercial loans and consumer loans. As of December 31, 2012, $66.5 million, or 47.2%, of our total loan portfolio consisted of one- to four-family residential real estate loans, $54.7 million, or 38.8%, and $8.1 million, or 5.7%, of our total loan portfolio consisted of commercial mortgage loans and commercial loans, respectively, and $11.7 million, or 8.3%, of our total loan portfolio consisted of consumer and other loans. In recent years, commercial mortgage loans and commercial loans have grown as a percentage of our loan portfolio for three reasons. First, we have increased our emphasis on originating these loans, which generally have higher interest rates compared to one- to four-family residential real estate loans. In addition, most of these loans are originated with adjustable interest rates, which assist us in managing interest rate risk. Finally, most of our one- to four-family residential mortgage loan customers prefer fixed-rate loans in the low interest rate environment that has prevailed over the last several years. Since we sell into the secondary mortgage market a majority of the fixed-rate one- to four-family residential mortgage loans that we originate, one- to four-family residential real estate loans have decreased as a percentage of our total loan portfolio.

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

Business Strategy

Operating as a Community Savings Bank. We are committed to meeting the financial needs of the communities in which we operate. Our branch network of eight offices enhances our ability to serve these communities. We provide a broad range of individualized consumer and business financial services. We believe that we can be more effective in servicing our customers than many of our non-local competitors because our employees and senior management are able to respond promptly to customer needs and inquiries. Our ability to provide these services is enhanced by the experience of our senior management, which has an average of 21 years experience in the financial services industry.

Rebuilding our Balance Sheet. Beginning in 2001, we began to increase our originations of commercial real estate and commercial loans, resulting in significant organic loan growth in the years from 2004 - 2006. In 2007 we began participating, on a limited basis, in commercial opportunities outside of our market areas and, in some cases, outside of Michigan to help mitigate the geographic risk of lending only in Michigan. At December 31, 2005 and 2006, respectively, our total assets were $282.8 million and $281.0 million, the highest levels in our history. Beginning in 2008, due to severely deteriorating economic conditions in our market area, we began to see a both decline in loan balances and an increase in loan charge-offs, which began deteriorating our asset base. At December 31, 2012 our total assets were $213.8 million. We are seeing signs of economic recovery in our markets and have devoted staff and resources to begin the process of rebuilding our balance sheet in 2013 and beyond.

Increasing Our Share of Lower-Cost Deposits. In past years our cost of funds has been relatively high as we accepted higher-cost long-term certificates of deposit to fund our long-term assets such as one- to four-family residential mortgage loans. As we have increased our origination of shorter-term commercial real estate and commercial loans, most of which are originated with adjustable interest rates, we have decreased our need for higher-cost long-term certificates of deposit. We intend to continue to lower our cost of funds by increasing our share of lower-cost short-term certificates of deposit and lower-cost money market deposits. We typically are not a market leader in deposit rates, although from time-to-time we do offer higher rates as liquidity needs dictate. We also intend to continue to market our non-interest-bearing checking accounts in conjunction with our focus on commercial business lending. We grew our core deposits by $11.4 million in 2012.

Maintaining High Asset Quality and Capital Strength. We are committed to conservative loan underwriting standards and procedures, and we primarily originate loans secured by real estate. As a result, we have historically experienced low levels of late payments and losses on loans. However, during the economic recession that continued to deepen in 2009 and 2010, we saw delinquency trends increase despite our conservative underwriting practices due to declining economic conditions and increasing unemployment in our market area. In 2012 we began to see a gradual improvement in delinquency patterns as evidenced by improvements in our asset quality ratios through the third quarter of 2012. However, at December 31, 2012, our ratio of non-performing assets to total assets was 3.41% as compared to 3.11% at December 31, 2011 due primarily to our placing a $2.0 million commercial loan on non-accrual status in the fourth quarter of 2012. Despite losses over the years from 2007 to 2009, we continue to maintain a strong capital base. At December 31, 2012, our total risk-based capital ratio was 17.4%, an improvement from 17.20% at December 31, 2011 and well in excess of the regulatory requirements to be categorized as “well capitalized.”

Managing Our Interest Rate Risk Exposure by Selling Fixed-Rate Residential Real Estate Loans. Historically, most borrowers have preferred long-term, fixed-rate residential real estate loans when, as now, market interest rates are at relatively low levels. These loans expose us to interest rate risk because our liabilities, consisting primarily of deposits, have relatively short maturities. In order to better match the maturities of our loan portfolio to the maturities of our deposits in the current low interest rate environment, we sell substantially all of the fixed-rate, one- to four-family residential real estate loans with maturities of 15 years or more that we have originated since 2002. Beginning in late 2012 we began placing certain 15 year fixed residential real estate loans into our portfolio in an effort to rebuild our balance sheet and increase net interest income, however we continue to sell most loans with terms longer than 15 years into the secondary market to minimize interest rate risk.

Comparison of Financial Condition at December 31, 2012 and 2011

Total assets decreased $3.2 million, or 1.5%, to $213.8 million at December 31, 2012 from $217.0 million at December 31, 2011. Net loans decreased $2.0 million, or 1.4% to $138.9 million at December 31, 2012 from $140.9 million at December 31, 2011. Mortgage loan originations increased by $14.2 million to $52.4 million in 2012 from $38.1 million in 2011. During that time period, our mortgage loan portfolio remained unchanged at $66.5 million, despite placing $8.0 million of high-quality 10- and 15-year fixed rate mortgages into portfolio in 2012. The commercial loan portfolio increased 2.6% to $62.8 million at December 31, 2012 from $61.2 million at December 31, 2011. Cash and cash equivalents increased slightly, to $2.8 million at December 31, 2012 from $2.7 million at December 31, 2011. Investment securities decreased $2.4 million, or 4.3%, to $53.1 million at December 31, 2012 from $55.5 million at December 31, 2011.

Deposits increased $7.7 million, or 5.1%, to $158.4 million at December 31, 2012 from $150.6 million at December 31, 2011. This increase was due in large part to the increase in our non interest-bearing demand deposit accounts. Our focus in 2012 continued to be on building deposit relationships rather than attracting higher-cost non-core certificate of deposit accounts. REPO Sweep accounts decreased $2.4 million, or 43.1% to $3.2 million at December 31, 2012 from $5.6 million at December 31, 2011. Borrowings, consisting primarily of FHLB advances, decreased $8.1 million, or 23.6%, to $26.4 million at December 31, 2012 from $34.5 million at December 31, 2011 as we replaced borrowings with deposits.

Stockholders’ equity decreased $134,000, or 1.0%, to $24.4 million at December 31, 2012 from $24.6 million at December 31, 2011. The decrease was mainly a result of our net loss for the year of $214,000 partially offset by an increase of $79,000 in net unrealized gain on investment securities.

Comparison of Operating Results for the Years Ended December 31, 2012 and 2011

General. Net income decreased to a loss of $214,000 for the year ended December 31, 2012 from $742,000 for the year ended December 31, 2011. Net interest income before provision for loan losses was $539,000 lower in 2012 than in 2011, due in large part to a decline in our net interest margin year over year. The provision for loan losses was $1.1 million higher in 2012 than in 2011, resulting in net interest income after provision for loan losses being $1.6 million lower in 2012 than in 2011. Non-interest income was $344,000 higher in 2012 than in 2011, and non-interest expenses which were $322,000 lower in 2012 than in 2011.

Interest Income. Interest income decreased by $1.1 million, or 11.0%, to $9.2 million for the year ended December 31, 2012 from $10.4 million for the year ended December 31, 2011. The decrease was primarily due to a decrease in the average balance of our loan portfolio of $2.0 million, or 1.0%, year over year. The average balance of our non-mortgage loans, principally commercial loans and consumer loans, decreased by $6.9 million, or 8.4%, to $75.6 million for the twelve months ended December 31, 2012 from $82.6 million for the twelve months ended December 31, 2011. The average yield on our commercial loans decreased 64 basis points and the average yield on our consumer loans decreased 2 basis points from 2011 to 2012. The average balance of our one- to four-family residential mortgage loans decreased to $67.2 million for the year ended December 31, 2012 from $67.5 million for the year ended December 31, 2011, while the average yield on such loans decreased to 5.52% from 5.94%.

Interest Expense. Interest expense decreased to $1.7 million for the year ended December 31, 2012 from $2.3 million for the year ended December 31, 2011, due primarily to a $6.8 million, or 3.8%, decrease in the average balance of interest-bearing liabilities. The average balance of interest-bearing deposits decreased by $5.3 million from 2012 to 2011, while the average cost of those deposits decreased 34 basis points to 0.76% for 2012 from 1.10% for 2011, reflecting a continued decline in market interest rates during 2012. The average balance of FHLB borrowings increased $43,000 from 2012 to 2011 while the cost of those borrowings decreased from 2.18% to 1.92% year over year as we were able to pay off high-cost maturing advances with deposits or replace them with lower-cost advances due to the rate environment. The average balance of REPO Sweep accounts decreased by $1.5 million, or 26.3% year over year, while the average cost of these accounts decreased 18 basis points from 0.39% for 2011 to 0.21% for 2012.

Net Interest Income. Net interest income decreased to $7.6 million for the year ended December 31, 2012 from $8.1 million for the year ended December 31, 2011. The decrease was primarily due to a decrease of 20 basis points in our average interest rate spread to 3.65% for the year ended December 31, 2012 from 3.88% for the year ended December 31, 2011.

Provision for Loan Losses. We recorded a provision for loan losses of $1.4 million for the year ended December 31, 2012 compared to a provision of $284,000 for the year ended December 31, 2011. We had net charge-offs of $1.1 million and $1.6 million during 2012 and 2011, respectively. Our provision is based on management’s review of the components of the overall loan portfolio, the status of non-performing loans and various subjective factors. For 2011, the provision was significantly lower than 2012 due to the following factors: our provision for loan losses is based on a twelve-quarter rolling average of actual net charge-offs adjusted for various environmental factors for each pool of loans in our portfolio. As our charge-off history on commercial and consumer loans improved in 2011 as compared to recent prior years, lower loss factors were applied to those pools of loans to establish an adequate reserve. In addition, asset quality metrics improved in 2011. These factors enabled us to reverse provision expense recorded during the first three quarters of 2011. In contrast, in 2012, the Company charged off $1.2 million in loans, including $840,000 of residential mortgage loans which required a comparatively higher provision than the previous year.

Non-Interest Income. Non-interest income increased to $2.3 million for the year ended December 31, 2012 from $1.9 million for the year ended December 31, 2011. The 2012 results reflected an increase of $274,000 in mortgage banking activities and an increase in gain on sale of available for sale securities of $47,000 as compared to the twelve months ended December 31, 2011. In 2012 we retained in our portfolio approximately $8.0 million of 15-year fixed residential mortgages in our portfolio, rather than selling them into the secondary market, which reduced mortgage banking activities income.

Non-Interest Expense. Non-interest expense decreased to $8.7 million for the year ended December 31, 2012 from $9.0 million for the year ended December 31, 2011. The year over year decrease related primarily to a reduction in expenses associated with troubled loans and repossessed properties. Compensation and benefits were higher during both the three-month and twelve-month periods ended December 31, 2011 as compared to the prior-year period related mainly to increase mortgage lender commissions attributable to increased mortgage loan originations year over year.

Income Taxes. The Company had no federal income expense for the periods ended December 31, 2012 and 2011 as a result of the valuation allowance against the Company’s deferred tax assets.

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

			Average Consolidated Statements of Condition
			For Years Ended December 31,
	As of December 31, 2012		2012			2011			2010
					Average			Average			Average
		Yield /	Average		Yield /	Average		Yield /	Average		Yield /
	Balance	Rate	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
			(In thousands)			(In thousands)			(In thousands)
Interest-earning assets:
Mortgage loans			$67,151	$3,708		$67,529	$4,012		$77,280	$4,806
Non-mortgage loans			75,640	4,220		82,562	4,914		91,470	5,327
Loans	$138,991	5.09%	142,791	7,928	5.55%	150,091	8,926	5.95%	168,750	10,133	6.00%
Mortgage-backed securities	29,608	3.49%	29,002	621	2.14%	26,543	784	2.95%	18,973	648	3.42%
Other Investment securities	23,501	2.69%	24,352	566	2.32%	19,448	573	2.95%	16,940	568	3.35%
Investment securities	53,109	3.48%	53,354	1,187	2.22%	45,991	1,357	2.95%	35,913	1,216	3.39%
Other investments	3,671	2.88%	4,412	128	2.90%	6,433	107	1.66%	7,151	98	1.37%
Total interest-earning assets	195,771	4.61%	200,557	9,243	4.62%	202,515	10,390	5.14%	211,814	11,447	5.41%

Non interest-earning assets	18,063		16,544			15,947			15,809
Total Assets	$213,834		$217,101			$218,462			$227,623

Interest-bearing liabilities:
Savings Deposits	$19,867	0.05%	$18,784	$9	0.06%	$17,507	$9	0.06%	$16,053	$8	0.06%
Money market/NOW accounts	44,218	0.22%	43,634	94	0.21%	43,471	158	0.35%	41,845	324	0.76%
Certificates of deposit	73,198	1.44%	74,966	931	1.24%	81,665	1,382	1.69%	88,379	1,964	2.22%
Total interest-bearing deposits	137,283	0.85%	137,384	$1,034	0.75%	142,643	$1,549	1.09%	146,277	$2,296	1.57%
Borrowed funds	29,541	1.59%	35,694	620	1.74%	37,233	713	1.91%	44,211	1,151	2.60%
Total interest-bearing liabilities	166,824	0.98%	173,078	1,654	0.96%	179,876	2,262	1.26%	190,488	3,447	1.81%

Non interest-bearing liabilities	22,575		18,729			14,417			13,312

Total liabilities	189,399		191,807			194,293			203,800
Stockholders' equity	24,435		25,294			24,169			23,823

Total liabilities & stockholders' equity	$213,834		$217,101			$218,462			$227,623

Net interest income				$7,589			$8,128			$8,000

Interest rate spread		3.63%			3.66%			3.88%			3.60%

Net interest-earning assets			$27,479			$22,639			$21,326

Net interest margin (1)		3.78%			3.80%			4.02%			3.78%

Average interest-earning assets to average interest-bearing liabilities					115.88%			112.59%			111.20%

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

	Year ended December 31, 2012
	Compared to
	Year ended December 31, 2011
	Increase (Decrease) Due to:
	Volume	Rate	Total
	(In thousands)
Interest-earning assets:
Loans receivable	$(413)	$(585)	$(998)
Investment securities	27	(196)	$(169)
Other investments	(41)	61	$20

Total interest-earning assets	(427)	(721)	(1,147)

Interest-bearing liabilities:
Savings Deposits	1	-	1
Money Market/NOW accounts	1	(65)	(64)
Certificates of Deposit	(134)	(318)	(452)
Deposits	(132)	(384)	(515)
Borrowed funds	(33)	(60)	(93)

Total interest-bearing liabilities	(165)	(444)	(608)

Change in net interest income	$(262)	$(277)	$(539)

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

We actively evaluate interest rate risk in connection with our lending, investing and deposit-taking activities. Generally, our loans, which represent the significant majority of our assets, have longer-terms to maturity than our deposits, which represent the significant majority of our liabilities. As of December 31, 2012, $122.6 million, or 87.0% of our loan portfolio, consisted of loans that mature or reprice after December 31, 2012. In contrast, as of December 31, 2012, $39.2 million, or 53.6% of our time deposits as of that date, consisted of deposits that mature or reprice in less than one year.

In an effort to manage interest rate risk, we have increased our focus on the origination and retention in our portfolio of adjustable-rate residential mortgage loans. In addition, we have increased the origination and retention in our portfolio of commercial real estate and commercial loans, since most of these loans are originated with adjustable interest rates. In the current low interest rate environment in recent years, we generally have sold into the secondary mortgage market all of the fixed-rate, longer-term (15 years or more) residential mortgage loans that we originate on a servicing-retained basis. In 2012, we determined to keep in portfolio $8.0 million of 15-year fixed-rate residential mortgage loans. Finally, we have primarily invested in short- and medium-term securities and have maintained high levels of liquid assets, such as cash and cash equivalents. Shortening the average maturity of our interest-earning assets through these strategies helps us to better match the maturities and interest rates of our assets and liabilities, thereby reducing the exposure of our net interest income to changes in market interest rates. Maintaining high levels of liquid assets also permits us to invest in higher-yielding securities and loans when market interest rates increase. However, these strategies can be expected to adversely affect net interest income if long-term interest rates remain at low levels. As long-term interest rates rise, as we expect will happen, we will reduce our mortgage-banking operations, and will retain in our portfolio a larger percentage of the one- to four-family loans that we originate.

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

The Company’s interest rate risk exposure is currently evaluated by measuring the anticipated change in net interest income over a 24-month horizon assuming a -100bp, 100bp, 200bp, 300bp and 400bp parallel ramped increase in interest rates. The Fed Funds interest rate, targeted by the Federal Reserve at a range of 0% to 0.25% is currently set at a level that would be negative in parallel ramped decrease scenarios, therefore those scenarios were omitted from the interest rate risk analysis at December 31, 2012.

At December 31, 2012, the Company’s interest rate risk profile reflects a neutral position. The following table shows the Company’s estimated net interest income sensitivity profile and ALCO policy limits as of December 31, 2012.

Dynamic Balance Sheet - RAMP

Rate Changes:	0 BP	- 100 BP	+ 100 BP	+200 BP	+300 BP	+400 BP
$ Change in NII	$14,761	$14,689	$14,927	$15,102	$15,348	$15,545
% Change in NII		-0.48%	1.13%	2.31%	3.98%	5.31%
Policy Limits		+/- 5%	+/- 5%	+/- 10%	+/- 15%	+/- 20%

The 24-months net interest income at risk reported as of December 31, 2012 for all scenarios presented shows that the Company’s overall risk to changes in interest rates is low. Given that the duration of our assets is longer than that of our liabilities, the scenarios shown illustrate that a rising rate environment has a neutral to slightly positive impact on our net interest income, i.e. our liabilities will reprice upwards faster than our assets will. However, the impact is well within Board set limits.

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

Economic Value of Equity: The Company also uses EVE as a measurement tool in managing interest rate risk. Whereas the net interest income simulation model highlights exposure over a relatively short time horizon, the EVE analysis incorporates all cash flows over the estimated remaining life of all balance sheet positions. The EVE of the balance sheet, at a point in time, is defined as the discounted present value of asset cash flows less the discounted value of liability cash flows. The sensitivity of EVE to changes in the level of interest rates is a measure of longer-term interest rate risk. EVE values only the current balance sheet and does not incorporate the growth assumptions used in the earnings simulation model. As with the earnings simulation model, assumptions about the timing and variability of existing balance sheet cash flows are critical in the EVE analysis. Particularly important are assumptions driving prepayments and the expected changes in balances and pricing of transaction deposit portfolios. The following table shows the Company’s EVE sensitivity profile as of December 31, 2012.

Economic Value of Equity

Rate Changes:	0 BP	+ 100 BP	+200 BP	+300 BP	+400 BP
$ Change in Equity	$32,824	$34,190	$34,702	$34,803	$24,663
% Change in Equity		4.16%	5.72%	6.03%	5.60%
Policy Limits		+/- 10%	+/- 15%	+/- 20%	+/- 25%

The EVE at risk profile shows slight to moderate asset sensitivity from market rate increases.

Cash Flows

Cash flows provided by operations were $2.2 million in both 2012 and 2011. Cash flows provided by investing activities were $700,000 in 2012 as compared to cash used in investing activities of $1.6 million in 2011. The change year over year was due in large part to the purchase of bank owned life insurance of $3.0 million and proceeds from the sale of available for sale securities of $1.6 million in 2012. Cash used in financing activities was $2.9 million in 2012 as compared to cash provided by financing activities of $103,000 million in 2011, due primarily to the decrease in our outstanding Federal Home Loan Bank (FHLB) advances in 2012.

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

Liquidity represents the amount of our assets that can be quickly and easily converted into cash without significant loss. Our most liquid assets are cash, short-term U.S. Government securities and U.S. Government agency or government-sponsored enterprise securities. We are required to maintain sufficient levels of liquidity as defined by the Office of the Comptroller of the Currency regulations. Current regulations require that we maintain sufficient liquidity to ensure our safe and sound operation. Our current objective is to maintain liquid assets equal to at least 20% of total deposits and Federal Home Loan Bank borrowings due in one year or less. Liquidity as of December 31, 2012 was $52.5 million, or 42.5% of total deposits and Federal Home Loan Bank borrowings due in one year or less, compared to $44.6 million, or 39.9% of this amount at December 31, 2011. The levels of liquidity are dependent on our operating, financing, lending and investing activities during any given period. Our calculation of liquidity includes additional borrowing capacity available with the Federal Home Loan Bank. As of December 31, 2012, we had unused borrowing capacity of $27.4 million.

We currently retain in our portfolio all adjustable-rate residential mortgage loans, short-term balloon mortgage loans and fixed-rate residential mortgage loans with maturities of less than 15 years, and generally sell the remainder in the secondary mortgage market, although in 2012 we placed $8.0 million in 15 year fixed-rate residential mortgage loans in our portfolio. We also originate for retention in our loan portfolio, commercial and commercial real estate loans, including real estate development loans. During the year ended December 31, 2012, we originated $52.4 million of one- to four-family residential mortgage loans, of which $15.9 million were retained in our portfolio and the remainder were sold into the secondary mortgage market. This compares to $38.1 million of one- to four-family originations during the year ended December 31, 2011, of which $9.3 million were retained in our portfolio. At December 31, 2012, we had outstanding loan commitments of $22.6 million. These commitments included $4.9 million for permanent one- to four-family residential mortgage loans, $2.4 million for non-residential loans, $1.8 million of undisbursed loan proceeds for construction of one- to four-family residences, $4.8 million of undisbursed lines of credit on home equity loans, $566,000 of unused credit card lines, $6.1 million of unused commercial lines of credit, and $300,000 for commercial loans, unused bounce protection.of $1.7 million and letters of credit of $4,000.

Deposits are a primary source of funds for use in lending and for other general business purposes. At December 31, 2012, deposits funded 73.7% of our total assets compared to 69.4% at December 31, 2011. Certificates of deposit scheduled to mature in less than one year at December 31, 2012 totaled $39.2 million. We believe that a significant portion of such deposits will remain with us. We monitor the deposit rates offered by competitors in our market area, and we set rates that take into account the prevailing market conditions along with our liquidity position. As we rebuild our balance sheet in the next few years, the growth in assets may require a more significant in-flow of liquidity than has been necessary over the past few years. As such, we may from time to time be a market leader in rates paid for certain liabilities to fund asset growth.

Borrowings may be used to compensate for seasonal or other reductions in normal sources of funds or for deposit outflows at more than projected levels. Borrowings also may be used on a longer-term basis to support increased lending or investment activities. At December 31, 2012, we had $26.4 million in Federal Home Loan Bank advances and no outstanding advances at the Federal Reserve Discount Window. Total borrowings as a percentage of total assets were 12.3% at December 31, 2012 compared to 15.9% at December 31, 2011.

As of December 31, 2012, management was not aware of any known trends, events or uncertainties that have or are reasonably likely to have a material impact on our liquidity. As of December 31, 2012, we had no material commitments for capital expenditures.

Our cash flows are derived from operating activities, investing activities and financing activities as reported in our Consolidated Statement of Cash Flows included with our Consolidated Financial Statements.

Total stockholders’ equity of the Company was $24.4 million at December 31, 2012 and $24.6 million at December 31, 2011, a decrease of $134,000 year over year. The Company’s ratio of equity to assets increased from 11.4% as of December 31, 2011 to 11.6% as of December 31, 2012. Federal bank regulatory agencies have set capital adequacy standards for Total Risk Based Capital, Tier 1 Risk Based Capital, and Leverage Capital. These regulatory standards require banks to maintain Leverage and Tier 1 ratios of at least 4% and a Total Capital ratio of at least 8% to be adequately capitalized. The regulatory agencies consider a bank to be “well capitalized” if its Total Risk Based Capital is at least 10% of Risk Weighted Assets, Tier 1 Capital is at least 6% of Risk Weighted Assets, the Leverage Capital Ratio is at least 5%, and the Bank is not subject to any written agreements or order issued by the FDIC pursuant to Section 8 of the Federal Deposit Insurance Act.

The following table summarizes the capital ratios of the Company:

	At December 31,		Minimum to be
	2012	2011	Well Capitalized

Tier 1 Leverage Ratio	10.33%	10.37%	5.00%

Tier 1 Risk-Based Capital	16.11%	16.30%	6.00%

Total Risk-Based Capital	17.36%	17.20%	10.00%

At December 31, 2012 and December 31, 2011, the Bank exceeded the minimum capital requirements to be considered “well capitalized.” See Note 11 to our financial statements for further information.

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

We have established a systematic method of periodically reviewing the credit quality of the loan portfolio in order to establish an allowance for losses on loans. The allowance for losses on loans is based on our current judgments about the credit quality of individual loans and segments of the loan portfolio. The allowance for losses on loans is established through a provision for loan losses based on our evaluation of the losses inherent in the loan portfolio, and considers all known internal and external factors that affect loan collectability as of the reporting date. Our evaluation, which includes a review of all loans on which full collectability may not be reasonably assured, considers among other matters, the estimated net realizable value or the fair value of the underlying collateral, economic conditions, historical loan loss experience, our knowledge of inherent losses in the portfolio that are probable and reasonably estimable and other factors that warrant recognition in providing an appropriate loan loss allowance. Management believes this is a critical accounting policy because this evaluation involves a high degree of complexity and requires us to make subjective judgments that often require assumptions or estimates about various matters.

The analysis of the allowance for loan losses has two components: specific and general allocations. Specific allocations are made for loans that are determined to be impaired. Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. The general allocation is determined by segregating the remaining loans by type of loan, risk weighting (if applicable) and payment history. We also analyze delinquency trends, general economic conditions and geographic and industry concentrations. This analysis establishes factors that are applied to the loan groups to determine the amount of the general reserve. The principal assumption used in deriving the allowance for loan losses is the estimate of loss content for each risk rating. To illustrate, if recent loss experience dictated that the projected loss ratios would be increased by 10% (of the estimate) across all risk ratings, the allocated allowance as of December 31, 2012 would have changed by approximately $155,000. Actual loan losses may be significantly more than the allowances we have established, which could have a material negative effect on our financial results.

Mortgage Servicing Rights. We sell to investors a portion of our originated one- to four-family residential real estate mortgage loans. When we acquire mortgage servicing rights through the origination of mortgage loans and sale of those loans with servicing rights retained, we allocate a portion of the total cost of the mortgage loans to the mortgage servicing rights based on their relative fair value. As of December 31, 2012, we were servicing loans sold to others totaling $140.7 million. We amortize capitalized mortgage servicing rights as a reduction of servicing fee income in proportion to, and over the period of, estimated net servicing income by use of a method that approximates the level-yield method. We periodically evaluate capitalized mortgage servicing rights for impairment using a model that takes into account several variables including expected prepayment speeds and prevailing interest rates. If we identify impairment, we charge the amount of the impairment to earnings by establishing a valuation allowance against the capitalized mortgage servicing rights asset. The primary risk of material changes to the value of the servicing rights resides in the potential volatility in the economic assumptions used, particularly the prepayment speed. We monitor this risk and adjust the valuation allowance as necessary to adequately record any probable impairment in the portfolio. Management believes the estimation of these variables makes this a critical accounting policy. For purposes of measuring impairment, the mortgage servicing rights are stratified based on financial asset type and interest rates. In addition, we obtain an independent third-party valuation of the mortgage servicing portfolio on a quarterly basis. In general, the value of mortgage servicing rights increases as interest rates rise and decreases as interest rates fall. This is because the estimated life and estimated income from a loan increase as interest rates rise and decrease as interest rates fall. The key economic assumptions made in determining the fair value of the mortgage servicing rights at December 31, 2012 included the following:

Annual constant prepayment speed (CPR):	17.9%
Weighted average life remaining (in months):	246
Discount rate used:	8.1%

At the December 31, 2012 valuation we determined that the book value of our mortgage servicing rights asset associated with sold 20-year fixed-rate loans was $19,200 more than the independent valuation; therefore a $19,200 valuation reserve was established against that tranche of loans. There was no need to establish a valuation allowance against the asset related to either the 15- or 30-year fixed-rate sold loan tranches.

Impairment of Intangible Assets. On June 12, 2003, we acquired 100% of the stock of the InsuranCenter of Alpena (ICA). We allocated the excess of the purchase price paid over the fair value of net assets acquired to intangible assets, including goodwill. On February 27, 2009 the Company sold the majority of the assets of ICA. The remaining goodwill on our books of $600,000 related to certain assets of the Company that were not sold in the sale of ICA. We allocated the goodwill between the assets sold and the assets retained and determined a value of the assets that remained of $600,000. Since the $600,000 allocation relates to a finite life asset, we re-characterized the goodwill as an amortizable intangible and began amortizing the asset in March 2009. The balance of the intangible asset was $154,000 at December 31, 2012, and was evaluated for impairment as of that date.

Valuation of Deferred Tax Assets. The Company records a valuation allowance if it believes, based on available evidence, that it is “more likely than not” that the future tax assets recognized will not be realized before their expiration. Realization of the Company’s deferred tax assets is primarily dependent upon the generation of a sufficient level of future taxable income.

At December 31, 2012 and 2011, management did not believe it was more likely than not that all of the deferred tax assets would be realized. Accordingly, at December 31, 2012 and 2011 a valuation allowance of $3.2 million and $3.0 million was recorded, respectively. The net deferred tax asset recorded at December 31, 2012 and 2011 was $331,000 and $372,000. See Note 9 for additional information.

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

At December 31, 2012 and December 31, 2011, First Federal of Northern Michigan had $9.5 million and $10.3 million, respectively, of commitments to grant loans, $13.1 million and $14.5 million, respectively, of unfunded commitments under lines of credit and $4,000 and $150,000, respectively, of letters of credit. See Note 11 of the Notes to the Consolidated Financial Statements.

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

Gary C. VanMassenhove is a partner in VanMassenhove, Kearly, Taphouse & Faulman, CPAs. Mr. VanMassenhove has been a Certified Public Accountant for 42 years. He has been a director of the Company and the Bank since September 2001.

Thomas R. Townsend is the President of the R.A. Townsend Co., a plumbing, heating and air conditioning distributor located in Alpena, Michigan, where he has been employed for the past 35 years. Mr. Townsend has been a director of the Company and the Bank since April 2002.

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

Executive Management of the Bank

Michael W. Mahler, Jerome W. Tracey, Amy E. Essex, Gregory S. Matthews

Officers of the Bank

Michael W. Mahler, Jerome W. Tracey, Amy E. Essex, Joseph W. Gentry II, Kathleen R. Brown, Linda K. Sansom, Gregory S. Matthews, Jerome P. Schmidt, Steven T. Mousseau

STOCKHOLDER INFORMATION

The Annual Meeting of Stockholders will be held at 1:00 p.m., May 15, 2013 at the Thunder Bay National Marine Sanctuary, 500 W. Fletcher St., Alpena, MI 49707.

Stock Listing

The Company's common stock is traded on the NASDAQ Capital Market under the symbol “FFNM”.

Price Range of Common Stock

The following sets forth the quarterly high and low closing price per share and cash dividends declared during each of the four quarters in 2012 and 2011.

	Market Price
Quarter Ended	High	Low	Cash Dividends Declared

December 31, 2012	$5.00	$3.94	$-
September 30, 2012	$3.96	$3.25	$-
June 30, 2012	$4.03	$3.30	$-
March 31, 2012	$4.27	$2.99	$-
December 31, 2011	$3.66	$2.85	$-
September 30, 2011	$3.90	$3.40	$-
June 30, 2011	$3.80	$3.28	$-
March 31, 2011	$3.93	$2.95	$-

Special Counsel	Independent Auditor

Luse Gorman Pomerenk & Schick, PC	Plante & Moran, PLLC
5335 Wisconsin Avenue, N.W.	2601 Cambridge Ct. Suite 500
Suite 780	Auburn Hills, Michigan 48326
Washington, D.C. 20015
Transfer Agent
Market Makers
Registrar and Transfer Company
Raymond James & Associates, Inc.	10 Commerce Drive
222 South Riverside Plaza	Cranford, New Jersey 07016
7th Floor 60606	800-346-6084
Chicago, IL
312-655-3000

Stifel Nicolaus
237 Park Avenue
8th Floor
New York, NY 10017
212-847-6500

Keefe, Bruyette & Woods
787 7th Avenue
4th Floor
New York, NY 10019
212-887-7777

FIG Partners, LLC
1175 Peachtree St. NE
100 Colony Sq, Suite 2250
Atlanta, GA 30361
866-344-2657

Annual Report on Form 10-K

A copy of the Company's Form 10-K for the year ended December 31, 2012 will be furnished without charge upon written request to: Amy E. Essex, Chief Financial Officer, Treasurer and Corporate Secretary, First Federal of Northern Michigan Bancorp, Inc., 100 S. Second Avenue, Alpena, Michigan 49707.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Report of Independent Registered Public Accounting Firm

Board of Directors

First Federal of Northern Michigan Bancorp, Inc.

We have audited the consolidated balance sheet of First Federal of Northern Michigan Bancorp, Inc. as of December 31, 2012 and 2011 and the related consolidated statements of operations and comprehensive income, changes in stockholders’ equity, and cash flows for each year in the two-year period ended December 31, 2012. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Federal of Northern Michigan Bancorp, Inc. as of December 31, 2012 and 2011 and the consolidated results of their operations and their cash flows for each year in the two-year period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

/s/ Plante & Moran, PLLC

Auburn Hills, Michigan

March 29, 2013

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheet

(000s omitted, except per share data)

	December 31
	2012	2011

Assets
Cash and cash equivalents	$2,732	$2,714
Overnight deposits with Federal Home Loan Bank	20	35

Total cash and cash equivalents	2,752	2,749

Securities available for sale (Note 2)	50,764	53,049
Securities held to maturity (Note 2)	2,345	2,435
Loans - net (Note 3)	138,912	140,884
Loans - held for sale	79	-
Federal Home Loan Bank stock	3,266	3,266
Property and equipment (Note 4)	5,394	5,846
Foreclosed real estate	2,387	3,408
Accrued interest receivable	970	1,149
Prepaid FDIC insurance premiums	583	759
Intangible assets (Note 6)	158	335
Deferred tax asset	331	372
Originated mortgage servicing right - net (Note 5)	1,016	993
Bank owned life insurance	4,475	1,413
Other assets	402	387
Total assets	$213,834	$217,045

Liabilities and Stockholders' Equity
Liabilities
Non-interest bearing deposits	$21,067	$12,609
Interest-bearing deposits (Note 7)	137,283	138,040
Advances from Federal Home Loan Bank (Note 8)	26,358	34,500
REPO sweep accounts	3,183	5,592
Accrued expenses and other liabilities (Note 12)	1,508	1,736
Total liabilities	189,399	192,477

Stockholders' Equity (Note 11)
Common stock ($0.01 par value 20,000,000 shares authorized
3,191,799 shares issued)	32	32
Additional paid-in capital	23,854	23,853
Retained earnings	2,766	2,980
Treasury stock at cost (307,750 shares)	(2,964)	(2,964)
Unearned compensation	-	(1)
Accumulated other comprehensive income	747	668
Total stockholders' equity	24,435	24,568
Total liabilities and stockholders' equity	$213,834	$217,045

See Notes to Consolidated

Financial Statements.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Consolidated Statement of Operations and Comprehensive Income

(000s omitted, except per share data)

	Year Ended December 31
	2012	2011

Interest Income
Loans, including fees	$7,928	$8,926
Investments
Taxable	540	521
Tax-exempt	154	159
Mortgage-backed securities	621	784
Total interest income	9,243	10,390
Interest Expense
Deposits (Note 7)	1,034	1,549
Borrowings	620	713
Total interest expense	1,654	2,262
Net Interest Income - Before provision for loan losses	7,589	8,128
Provision for Loan Losses (Note 3)	1,367	284
Net Interest Income - After provision for loan losses	6,222	7,844
Other Income
Service charges and other fees	760	730
Net gain on sale of investments	47	-
Net gain on sale of loans	587	388
Loan servicing fees	656	581
Insurance and brokerage commissions	149	158
Other	77	75
Total other income	2,276	1,932
Operating Expenses
Compensation and employee benefits (Note 12)	4,913	4,622
FDIC insurance premiums	189	224
Amortization of intangible assets	177	292
Advertising	156	134
Occupancy and equipment	959	1,049
Data processing service bureau	306	301
Professional fees	424	433
Other	1,588	1,979
Total operating expenses	8,712	9,034
Income (Loss) - before income tax expense	(214)	742
Income tax expense (Note 9)	-	-
Net income (loss)	$(214)	$742

Comprehensive Income (Loss):
Net Income (Loss)	$(214)	$742
Change in unrealized gain on available for sale securities, net of tax	79	522

Comprehensive Income (Loss)	$(135)	$1,264

Per Share Data
Net income (loss) per share
Basic	$(0.07)	$0.26
Diluted	$(0.07)	$0.26

Dividends per common share	$-	$-

See Notes to Consolidated

Financial Statements.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Consolidated Statement of Changes in Stockholders’ Equity

(000s omitted)

	Shares	Common Stock	Treasury Stock	Additional Paid-in Capital	Unearned Compensation	Retained Earnings	Accumulated Other Comprehensive Income	Total Stockholders' Equity

Balance - January 1, 2011	3,192	$32	$(2,964)	$23,822	$(38)	$2,238	$146	$23,236

Net Income	-	-	-	-	-	742	-	742
Unrealized depreciation on available-for-sale securities - Net of tax of ($269)	-	-	-	-	-	-	522	522

Stock options/MRP shares expensed	-	-	-	31	37	-	-	68

Balance - December 31, 2011	3,192	32	(2,964)	23,853	(1)	2,980	668	24,568

Net loss	-	-	-	-	-	(214)	-	(214)
Unrealized appreciation on available-for-
sale securities - Net of tax of ($41)	-	-	-	-	-	-	79	79
Stock options/MRP shares expensed	-	-	-	1	1	-	-	2

Balance - December 31, 2012	3,192	$32	$(2,964)	$23,854	$-	$2,766	$747	$24,435

See Notes to Consolidated

Financial Statements.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

 Consolidated Statement of Cash Flows

(000s omitted, except per share data)

	Year Ended December 31
	2012	2011
Cash Flows from Operating Activities
Net income (loss)	$(214)	$742
Adjustments to reconcile net income (loss) to cash from operating activities:
Depreciation and amortization	480	684
Provision for loan losses	1,367	284
Amortization and accretion on securities	527	321
Gain on sale of investment securities	(47)	-
Stock options/awards	2	68
Gain on sale of loans held for sale	(587)	(388)
Loss(Gain) on sale of property and equipment	4	(1)
Loss on sale of real estate owned and other repossessed assets	83	48
Originations of loans held for sale	(35,559)	(28,821)
Proceeds from sale of loans held for sale	36,067	29,209
Net change in:
Accrued interest receivable	179	82
Prepaid FDIC insurance premiums	176	208
Bank owned life insurance	(61)	-
Other assets	(37)	(58)
Accrued expenses and other liabilities	(227)	(123)
Deferred income tax benefit - (Note 9)	0	(18)

Net cash provided by operating activities	2,153	2,237

Cash Flows from Investing Activities
Net (increase)decrease in loans	(1,219)	12,518
Proceeds from maturity of securities	20,494	12,790
Proceeds from sale of securities available-for-sale	1,600	-
Proceeds from sale of property and equipment	264	2
Proceeds from sale of of real estate owned and other repossessed assets	2,761	2,821
Purchase of securities available for sale	(20,080)	(29,982)
Proceeds from sale of Federal Home Loan Bank stock	-	509
Purchase of bank owned life insurance	(3,000)	-
Purchase of premises and equipment	(120)	(212)

Net cash provided by (used in) investing activities	700	(1,554)

Cash Flows from Financing Activities
Net increase(decrease) in deposits	7,701	(4,817)
Net decrease in Repo Sweep Accts	(2,409)	(580)
Advances from FHLB	58,815	23,700
Repayments of advances from FHLB	(66,957)	(18,200)

Net cash (used in) provided by financing activities	(2,850)	103

Net Increase in Cash and Cash Equivalents	3	786

Cash and Cash Equivalents - Beginning of year	2,749	1,963

Cash and Cash Equivalents - End of year	$2,752	$2,749

Supplemental Cash Flow and Noncash Information
Net cash refunded for income taxes	$(15)	$(41)
Cash paid for interest on deposits and borrowings	1,702	2,341
Transfer of loans to real estate owned & other repossessed assets	1,823	3,459

See Notes to Consolidated

Financial Statements.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

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

The market value of securities is based on quoted market prices. For securities that do not have readily available market values, estimated market values are calculated based on the market values of comparable securities.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

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

Federal Home Loan Bank Stock – The Bank is a member of the Federal Home Loan Bank of Indianapolis (FHLBI). Members are required to own a certain amount of stock based on the level of borrowings and other factors. Stock in the FHLBI is recorded at redemption value which approximates fair value. The Company periodically evaluates the FHLBI stock for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

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

The Company enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding, also known as rate lock commitments. Rate lock commitments on residential mortgage loans that are intended to be sold are considered to be derivatives. Fair value is based on fees currently charged to enter into similar agreements. The fair value of rate lock commitments was insignificant at December 31, 2012 and 2011.

The Company uses forward contracts as part of its mortgage banking activities. Forward contracts provide for the delivery of financial instruments at a specified future date and at a specified price or yield. The fair value of forward contracts was insignificant at December 31, 2012 and 2011.

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

December 31, 2012 and 2011

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

December 31, 2012 and 2011

(000s omitted, except per share data)

Note 1 - Summary of Significant Accounting Policies (Continued)

Troubled debt restructuring of loans is undertaken to improve the likelihood that the loan will be repaid in full under the modified terms in accordance with a reasonable repayment schedule.  All modified loans are evaluated to determine whether the loans should be reported as a Troubled Debt Restructure (TDR).  A loan is a TDR when the Company, for economic or legal reasons related to the borrower’s financial difficulties, grants a concession to the borrower by modifying or renewing a loan that the Company would not otherwise consider. To make this determination, the Company must determine whether (a) the borrower is experiencing financial difficulties and (b) the Company granted the borrower a concession. This determination requires consideration of all of the facts and circumstances surrounding the modification.  An overall general decline in the economy or some deterioration in a borrower’s financial condition does not automatically mean the borrower is experiencing financial difficulties.

Loans Held for Sale - Loans held for sale consist of fixed rate residential mortgage loans with maturities of 15 to 30 years. Such loans are recorded at the lower of aggregate cost or estimated fair value.

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

December 31, 2012 and 2011

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

Bank Owned Life Insurance - Bank owned life insurance policies are stated at the current cash surrender value of the policy, or the policy death proceeds less any obligation to provide a death benefit to an insured’s beneficiaries if that value is less than the cash surrender value. Increases in the asset value are recorded as earnings in other income.

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

December 31, 2012 and 2011

(000s omitted, except per share data)

Note 1 - Summary of Significant Accounting Policies (Continued)

Realization of the Company’s deferred tax assets is primarily dependent upon the generation of a sufficient level of future taxable income.

At December 31, 2012 and 2011, management did not believe it was more likely than not that all of the deferred tax assets would be realized. Accordingly, at December 31, 2012 and 2011 a valuation allowance of $3.2 million and $3.0 million was recorded, respectively. The net deferred tax asset recorded at December 31, 2012 and 2011 was $331,000 and $372,000. See Note 9 for additional information.

Off Balance Sheet Instruments - In the ordinary course of business, the Company has entered into commitments to extend credit, including commitments under credit card arrangements, commercial letters of credit and standby letters of credit. Such financial instruments are recorded when they are funded. Additional information regarding Off Balance Sheet Instruments is included in Note 10 in these Notes to Consolidated Financial Statements.

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

Stock-Based Compensation – The Company applies the recognition and measurement of stock-based compensation accounting rules for stock-based compensation which is referred to as the fair value method. Compensation cost is based on the fair value of the equity issued to employees. The Company recognizes compensation expense related to stock-based compensation over the period the services are performed. The Company granted no options in 2012 and 2011. Compensation costs charged to earnings were $2,000 and $68,000 in 2012 and 2011, respectively.

Earnings Per Common Share - Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options and are determined using the treasury stock method. As of December 31, 2012 there was no dilution due to the net loss for the year. As of December 31, 2011, 182,682 options were not considered dilutive, due to the fact that the options are underwater.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

(000s omitted, except per share data)

Note 1 - Summary of Significant Accounting Policies (Continued)

Earnings per common share have been computed based on the following:

	December 31,
	2012	2011

Net income (loss)	$(214)	$742

Average number of common shares outstanding	2,884,049	2,884,049
Effect of dilutive options	-	-
Average number of common shares outstanding used to calculate diluted earnings per common share	2,884,049	2,884,049

Recent Accounting Pronouncements - Accounting Standards Update 2011-05 (ASU 2011-05), “Comprehensive Income” was issued by the Financial Accounting Standards Board (“FASB”) in June 2011. ASU 2011-05 requires an entity to present the total of comprehensive income, the components of comprehensive income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but continuous statements. This standard eliminated the option to present the components of other comprehensive income as a part of the statement of changes in stockholders’ equity. This ASU is effective for fiscal years, and interim periods within those years, beginning after December 31, 2011. The implementation of this standard only changed the presentation of comprehensive income; it did not have an impact on the Company’s financial position or its results of operations. ASU 2011-12 was issued by FASB in December 2011. ASU 2011-12 deferred the requirement to present reclassification adjustments for each component of OCI in both net income and OCI and the face of the financial statements until fiscal years, and interim periods within those fiscal years, beginning after December 15, 2012. The other requirements of ASU 2011-05 were not affected by ASU 2011-12. As a result of adopting ASU 2011-05, the Company is presenting the total of comprehensive income and the components of comprehensive income and other comprehensive income in a single continuous statement.

In 2011, the FASB issued Accounting Standards Update (“ASU”) No. 2011-02, A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring.  This update applies to all creditors, both public and non-public, and was introduced to provide clarification surrounding troubled debt restructurings (“TDR”).  The primary characteristics that previously caused a restructuring to qualify as a TDR still exist: (1) the restructuring constitutes a concession to the borrower and (2) the borrower is experiencing financial difficulties.  The update provides additional details and examples to provide clarity surrounding these items.  The update also prohibits the use of the effective interest rate test when determining whether the restructuring constitutes a concession.  The update is effective for annual reporting periods ending on or after December 15, 2012 (therefore, December 31, 2012, for the Company).  Lastly, the disclosure requirements set forth by ASU 2010-20 regarding troubled debt restructurings, and later deferred by ASU 2011-1 until December 31, 2012 for the Company, are included in Note 3.  Other than the additional disclosures, these updates did not have a significant impact on the financial statements.

In 2011, the FASB issued ASU No. 2011-04, Fair Value Measurement (Topic 820) - Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS. This update to Fair Value Measurement (Topic 820) results in common fair value measurement and disclosure requirements in U.S. GAAP and IFRS. The amendments in this update explain how to measure fair value. They do not require additional fair value measurements and are not intended to establish valuation standards or affect valuation practices outside of financial reporting. However, this update does require expanded disclosure related to the nature and significance of inputs that are used in estimating and measuring the fair value of financial instruments. The amendments in this update are to be applied prospectively and are effective for annual reporting periods beginning after December 15, 2011 (therefore, December 31, 2012, for the Company).  This update did not have a significant impact on the financial statements.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

(000s omitted, except per share data)

Note 2 - Securities

Investment securities have been classified according to management’s intent. The carrying value and estimated fair value of securities are as follows:

	December 31, 2012
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Market Value

Securities Available for Sale
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$9,181	$66	$-	$9,247
Municipal notes	10,413	368	(23)	10,758
Corporate securities	1,135	15	-	1,150
Mortgage-backed securities	28,901	736	(29)	29,608
Equity securities	3	-	(2)	1

Total	$49,633	$1,185	$(54)	$50,764

Securities Held to Maturity
Municipal notes	$2,345	$225	$-	$2,570

	December 31, 2011
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Market Value

Securities Available for Sale
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$14,756	$108	$(1)	$14,863
Municipal notes	6,927	361	(12)	7,276
Mortgage-backed securities	30,350	603	(44)	30,909
Equity securities	3	-	(2)	1

Total	$52,036	$1,072	$(59)	$53,049

Securities Held to Maturity
Municipal notes	$2,435	$230	$-	$2,665

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

(000s omitted, except per share data)

Note 2 - Securities (Continued)

The amortized cost and estimated market value of securities at December 31, 2012, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2012
	Amortized Cost	Market Value

Available For Sale:

Due in one year or less	$1,857	$1,864
Due after one year through five years	13,981	14,245
Due in five year through ten years	4,605	4,673
Due after ten years	286	373

Subtotal	20,729	21,155

Equity securities	3	1
Mortgage-backed securities	28,901	29,608

Total	$49,633	$50,764

Held To Maturity
Due in one year or less	$90	$92
Due after one year through five years	455	486
Due in five year through ten years	660	726
Due after ten years	1,140	1,266

Total	$2,345	$2,570

At December 31, 2012 and 2011, securities with a fair value of $44,135,000 and $31,085,000, respectively, were pledged to secure REPO Sweep accounts, FHLB advances and borrowings from the Federal Reserve discount window.

Gross proceeds from the sale of available-for-sale securities for the years ended December 31, 2012 and 2011 were $1.6 million and $0, respectively, resulting in gross gains of $54,000 and $0, respectively, and gross losses of $7,000 and $0, respectively. The tax provision applicable to these net realized gains amounted to $16,000 and $0, respectively.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

(000s omitted, except per share data)

Note 2 - Securities (Continued)

The investment securities portfolio is evaluated for impairment throughout the year. Impairment is recorded against individual securities, unless the decrease in fair value is attributable to interest rates or the lack of an active market, and management determines that the Company has the intent and ability to hold the investment for a period of time sufficient to allow for an anticipated recovery in the market value. The fair values of investments with an amortized cost in excess of their fair values at December 31, 2012 and December 31, 2011 are as follows:

	December 31, 2012				December 31, 2011
		Gross Unrealized Losses		Gross Unrealized Losses		Gross Unrealized Losses		Gross Unrealized Losses
	Fair Value	less than 12 months	Fair Value	greater than 12 months	Fair Value	less than 12 months	Fair Value	greater than 12 months
Available For Sale:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$-	$-	$-	$-	$1,999	$(1)	$-	$-
Municipal notes	1,537	(23)	-	-	646	(12)	-	-
Mortgage-backed securities	2,725	(13)	1,687	(16)	8,137	(27)	1,458	(17)
Equity securities	-	-	1	(2)	-	-	1	(2)
Total Securities available for sale	$4,262	$(36)	$1,688	$(18)	$10,782	$(40)	$1,459	$(19)
Held to Maturity:
Municipal notes	-	-	-	-	-	-	-	-
Total Securities held to maturity	$-	$-	$-	$-	$-	$-	$-	$-

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

As of both December 31, 2012 and 2011, there were 10 securities in an unrealized loss position.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

(000s omitted, except per share data)

Note 3 - Loans

Loans at December 31, 2012 and 2011 are summarized as follows:

	December 31
	2012	2011

Real estate loans - One- to four-family residential	$66,539	$66,599
Commercial loans:
Secured by real estate	54,673	54,202
Other	8,102	7,002
Total commercial loans	62,775	61,204
Consumer loans:
Secured by real estate	10,409	13,395
Other	1,259	1,477
Total consumer loans	11,668	14,872
Total gross loans	140,982	142,675
Less:
Net deferred loan fees	320	273
Allowance for loan losses	1,750	1,518
Total loans - net	$138,912	$140,884

Final loan maturities and rate sensitivity of the loan portfolio are as follows:

	December 31, 2012
	Less Than One Year	One Year to Five Years	After Five Years	Total

Loans at fixed interest rates	$8,440	$24,634	$45,611	$78,685
Loans at variable interest rates	9,952	15,581	36,764	62,297

Total	$18,392	$40,215	$82,375	$140,982

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

(000s omitted, except per share data)

Note 3 - Loans (Continued)

Certain directors and executive officers of the Company were loan customers during 2012 and 2011. Such loans were made in the ordinary course of business and do not involve more than a normal risk of collectibility. An analysis of aggregate loans outstanding to directors and executive officers for the years ended December 31, 2012 and 2011 are as follows:

	December 31
	2012	2011

Aggregate balance - Beginning of Period	$3,344	$3,357

New loans	1,166	771
Repayments	(1,170)	(784)

Aggregate balance - End of Period	$3,340	$3,344

The following tables illustrate the contractual aging of the recorded investment in past due loans by class of loans as of December 31, 2012 and 2011:

As of December 31, 2012
							Recorded
							Investment > 90
	30 - 59 Days	60 - 89 Days	Greater than 90	Total			Days and
	Past Due	Past Due	Days	Past Due	Current	Total Loans	Accruing

Commercial Real Estate:
Commercial Real Estate - construction	$-	$-	$173	$173	$2,073	$2,246	$-
Commercial Real Estate - other	3,210	540	282	4,032	48,395	52,427	-
Commercial - non real estate	113	-	-	113	7,989	8,102	-

Consumer:
Consumer - Real Estate	59	-	13	72	10,337	10,409	-
Consumer - Other	11	5	6	22	1,237	1,259	6

Residential:
Residential	2,047	796	1,198	4,041	62,498	66,539	61
Total	$5,440	$1,341	$1,672	$8,453	$132,529	$140,982	$67

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

(000s omitted, except per share data)

Note 3 - Loans (Continued)

As of December 31, 2011
							Recorded
							Investment > 90
	30 - 59 Days	60 - 89 Days	Greater than 90	Total			Days and
	Past Due	Past Due	Days	Past Due	Current	Total Loans	Accruing

Commercial Real Estate:
Commercial Real Estate - construction	$-	$-	$173	$173	$91	$264	$-
Commercial Real Estate - other	3,808	339	245	4,392	49,546	53,938	-
Commercial - non real estate	46	29	-	75	6,927	7,002	-

Consumer:
Consumer - Real Estate	394	34	128	556	12,839	13,395	-
Consumer - Other	5	25	-	30	1,447	1,477	-

Residential:
Residential	3,055	1,501	1,969	6,525	60,074	66,599	238
Total	$7,308	$1,928	$2,515	$11,751	$130,924	$142,675	$238

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

December 31, 2012 and 2011

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

The following tables present the risk category of loans by class of loans based on the most recent analysis performed as of December 31, 2012 and 2011:

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

 Notes to Consolidated Financial Statements

December 31, 2012 and 2011

(000s omitted, except per share data)

Note 3 - Loans (Continued)

As of December 31, 2012

	Commercial Real Estate	Commercial Real Estate
Loan Grade	Construction	Other	Commercial

1-2	$-	$-	$-
3	615	13,895	2,376
4	1,458	27,488	5,489
5	-	2,712	37
6	173	8,332	200
7	-	-	-
8	-	-	-
Total	$2,246	$52,427	$8,102

As of December 31, 2011

	Commercial Real Estate	Commercial Real Estate
Loan Grade	Construction	Other	Commercial

1-2	$-	$-	$7
3	-	10,911	2,178
4	91	31,926	4,512
5	-	1,078	-
6	173	10,023	305
7	-	-	-
8	-	-	-
Total	$264	$53,938	$7,002

For residential real estate and other consumer credit the Company also evaluates credit quality based on the aging status of the loan and by payment activity. Loans 60 or more days past due are monitored by the collection committee.

The following tables present the risk category of loans by class based on the most recent analysis performed as of December 31, 2012 and 2011:

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

(000s omitted, except per share data)

Note 3 - Loans (Continued)

As of December 31, 2012
Residential

Loan Grade:
Pass	$64,669
Special Mention	-
Substandard	1,871
Total	$66,540

	Consumer -
	Real Estate	Consumer - Other

Performing	$10,381	$1,252
Nonperforming	28	6
Total	$10,409	$1,258

As of December 31, 2011
Residential

Loan Grade:
Pass	$63,941
Special Mention	-
Substandard	2,658
Total	$66,599

	Consumer -
	Real Estate	Consumer - Other

Performing	$13,248	$1,473
Nonperforming	147	4
Total	$13,395	$1,477

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

(000s omitted, except per share data)

Note 3 - Loans (Continued)

The following tables present the recorded investment in non-accrual loans by class as of December 31, 2012 and 2011:

As of December 31
	2012	2011
Commercial Real Estate:
Commercial Real Estate - construction	$173	$173
Commercial Real Estate - other	2,851	356
Commercial	-	-

Consumer:
Consumer - real estate	28	152
Consumer - other	1	-

Residential:
Residential	1,810	2,420

Total	$4,863	$3,101

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

(000s omitted, except per share data)

Note 3 - Loans (Continued)

The following tables present loans individually evaluated for impairment by class of loans as of December 31, 2012 and 2011:

				For the Twelve Months Ended
Impaired Loans				December 31,
As of December 31, 2012				2012
	Unpaid Principal	Recorded	Related	Average	Interest
	Balance	Investment	Allowance	Recorded	Income
				Investment	Recognized

With no related allowance recorded:
Commercial	$-	$-	$-	$-	$-
Commercial Real Estate - Construction	1,589	173	-	173	-
Commercial Real Estate - Other	4,869	4,535	-	5,084	138
Consumer - Real Estate	33	28	-	34	-
Consumer - Other	1	1	-	3	-
Residential	1,365	1,194	-	1,359	-

With a specific allowance recorded:
Commercial	-	-	-	-	-
Commercial Real Estate - Construction	-	-	-	-	-
Commercial Real Estate - Other	2,138	2,127	101	2,167	80
Consumer - Real Estate	-	-	-	-	-
Consumer - Other	-	-	-	-	-
Residential	616	616	141	642	-

Totals:
Commercial	$-	$-	$-	$-	$-
Commercial Real Estate - Construction	$1,589	$173	$-	$173	$-
Commercial Real Estate - Other	$7,007	$6,662	$101	$7,251	$218
Consumer - Real Estate	$33	$28	$-	$34	$-
Consumer - Other	$1	$1	$-	$3	$-
Residential	$1,981	$1,810	$141	$2,001	$-

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

(000s omitted, except per share data)

Note 3 - Loans (Continued)

				For the Twelve Months Ended
Impaired Loans				December 31,
As of December 31, 2011				2011
	Unpaid Principal	Recorded	Related	Average	Interest
	Balance	Investment	Allowance	Recorded	Income
				Investment	Recognized

With no related allowance recorded:
Commercial	$-	$-	$-	$-	$-
Commercial Real Estate - Construction	1,589	173	-	469	-
Commercial Real Estate - Other	626	626	-	509	135
Consumer - Real Estate	171	152	-	196	-
Consumer - Other	0	0	-	7	-
Residential	2,017	1,640	-	1,928	-

With a specific allowance recorded:
Commercial	-	-	-	-	-
Commercial Real Estate - Construction	-	-	-	516	-
Commercial Real Estate - Other	1,337	1,128	85	1,039	115
Consumer - Real Estate	-	-	-	-	-
Consumer - Other	-	-	-	-	-
Residential	813	780	199	860	-

Totals:
Commercial	$-	$-	$-	$-	$-
Commercial Real Estate - Construction	$1,589	$173	$-	$985	$-
Commercial Real Estate - Other	$1,963	$1,754	$85	$1,548	$250
Consumer - Real Estate	$171	$152	$-	$196	$-
Consumer - Other	$-	$-	$-	$7	$-
Residential	$2,830	$2,420	$199	$2,788	$-

No additional funds are committed to be advanced in connection with impaired loans.

The Bank may agree to modify the terms of a loan in order to improve the Bank’s ability to collect amounts due. These modifications may include reduction of the interest rate, extension of the loan term, or in some cases, reduction of the principal balance. Modifications that are performed due to the debtor’s financial difficulties are considered Troubled Debt Restructurings (TDRs). Loans that were classified as TDRs during the year ended December 31, 2012 are as follows:

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

 (000s omitted, except per share data)

Note 3 - Loans (Continued)

For the Twelve Months Ended
December 31, 2012
Troubled Debt Restructurings
		Pre-Modification	Post-Modification	That Subsequently Defaulted
	Number of	Outstanding Recorded	Outstanding Recorded	Number of	Recorded
	Contracts	Investments	Investment	Contracts	Investment

Troubled Debt Restructurings

Commercial Real Estate - Construction	-	$-	$-	-	$-
Commercial Real Estate - Other	-	-	-	1	53
Commercial - non real estate	4	3,542	2,737	-	-
Residential	-	-	-	-	-

For the Twelve Months Ended
December 31, 2011
Troubled Debt Restructurings
		Pre-Modification	Post-Modification	That Subsequently Defaulted
	Number of	Outstanding Recorded	Outstanding Recorded	Number of	Recorded
	Contracts	Investments	Investment	Contracts	Investment

Troubled Debt Restructurings

Commerical Real Estate - Construction	-	$-	$-	-	$-
Commercial Real Estate - Other	3	1,503	1,398	-	-
Consumer - Real Estate	-	-	-	-	-
Residential	-	-	-	-	-

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

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

(000s omitted, except per share data)

Note 3 – Loans (Continued)

The ALLL has a direct impact on the provision expense. An increase in the ALLL is funded through recoveries and provision expense.

Activity in the allowance for loan and lease losses was as follows for the years ended December 31, 2012 and 2011:

For the Year Ended December 31, 2012
	Commercial	Commercial		Consumer
	Construction	Real Estate	Commercial	Real Estate	Consumer	Residential	Unallocated	Total

Allowance for credit losses:
Beginning Balance	$10	$393	$53	$146	$46	$870	$-	$1,518
Charge-offs	-	(265)	-	(87)	(44)	(840)	-	(1,236)
Recoveries	-	10	-	16	10	65	-	101
Provision	54	441	16	24	21	811	-	1,367
Ending Balance	$64	$579	$69	$99	$33	$906	$-	$1,750

Ending balance: individually evaluated for impairment	$-	$101	$-	$-	$-	$141	$-	$242

Ending balance: loans collectively evaluated for impairment	$64	$478	$69	$99	$33	$765	$-	$1,508

Loans:
Ending Balance	$2,246	$52,427	$8,102	$10,409	$1,259	$66,539	$-	$140,982

Ending balance: individually evaluated for impairment	$173	$6,662	$-	$28	$1	$1,810	$-	$8,674

Ending balance: loans collectively evaluated for impairment	$2,073	$45,765	$8,102	$10,381	$1,258	$64,729	$-	$132,308

For the Year Ended December 31, 2011
	Commercial	Commercial		Consumer
	Construction	Real Estate	Commercial	Real Estate	Consumer	Residential	Unallocated	Total

Allowance for credit losses:
Beginning Balance	$535	$1,281	$192	$228	$59	$536	$-	$2,831
Charge-offs	(93)	(334)	(6)	(166)	(26)	(1,119)	-	(1,744)
Recoveries	-	79	1	31	11	25	-	147
Provision	(432)	(633)	(134)	53	2	1,428	-	284
Ending Balance	$10	$393	$53	$146	$46	$870	$-	$1,518

Ending balance: individually evaluated for impairment	$-	$85	$-	$-	$-	$199	$-	$284

Ending balance: loans collectively evaluated for impairment	$10	$308	$53	$146	$46	$671	$-	$1,234

Loans:
Ending Balance	$264	$53,938	$7,002	$13,395	$1,477	$66,599	$-	$142,675

Ending balance: individually evaluated for impairment	$173	$1,754	$-	$152	$-	$2,420	$-	$4,499

Ending balance: loans collectively evaluated for impairment	$91	$52,184	$7,002	$13,243	$1,477	$64,179	$-	$138,176

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

 (000s omitted, except per share data)

Note 4 - Property and Equipment

A summary of property and equipment is as follows:

	December 31
	2012	2011

Land	$1,112	$1,188
Land improvements	184	214
Buildings	6,249	6,483
Equipment	3,682	3,712

Total property and equipment	11,227	11,597

Accumulated depreciation	5,833	5,751

Net property and equipment	$5,394	$5,846

Depreciation expense was $303,000 and $392,000 for the periods ended December 31, 2012 and 2011, respectively.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

 (000s omitted, except per share data)

Note 5 - Servicing

Loans serviced for others are not included in the accompanying consolidated statement of financial condition. The unpaid principal balances of mortgage and other loans serviced for others were approximately $140,676,000 and $143,051,000 at December 31, 2012 and 2011, respectively.

The key economic assumptions used in determining the fair value of the mortgage servicing rights are as follows:

	December 31,
	2012	2011
Annual constant prepayment speed (CPR)	17.86%	17.52%
Weighted average life (in months)	246	246
Discount rate	8.11%	8.13%

The fair value of our mortgage servicing rights was estimated to be $1,046,000 and $1,089,000 at December 31, 2012 and December 31, 2011, respectively. At December 31, 2012 a valuation allowance of $19,000 was established against the mortgage servicing rights associated with our 20-year fixed-rate sold loan portfolio.

The following table summarizes mortgage servicing rights capitalized and amortized, along with the aggregate activity in related valuation allowances:

	December 31
	2012	2011

Balance - beginning of period:	$993	$960
Originated mortgage servicing rights capitalized	426	362
Amortization of mortgage servicing rights	(384)	(329)

Balance - end of period	1,035	993

Valuation allowances:
Balance - beginning of period	-	-
Additions	(19)	-
Reductions	-	-
Write-downs	-	-

Balance - end of period (net of allowances)	$1,016	$993

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

 (000s omitted, except per share data)

Note 6 - Intangible Assets

Intangible assets of the Company are summarized as follows:

	December 31, 2012
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortized intangible assets:
Core deposit	$3,081	$3,078	$3
Commission residual	600	445	155
Total	$3,681	$3,523	$158

	December 31, 2011
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortized intangible assets:
Core deposit	$3,081	$3,017	$64
Commission residual	600	329	271
Total	$3,681	$3,346	$335

Amortization expense was $177,000 and $292,000 for the periods ended December 31, 2012 and 2011, respectively.

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

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

 (000s omitted, except per share data)

Note 6 - Intangible Assets (Continued)

The following table sets forth the amount of remaining amortization for intangibles assets:

	For the Year Ended December 31,
	2013	2014

Core deposit	2	1
Commission residual	116	39
Total	118	40

Note 7 - Deposits

Deposit accounts, by type and range of rates, consist of the following:

	December 31
	2012	2011
Account Type

NOW accounts and MMDA	$44,218	$41,795
Regular savings accounts	19,867	17,873

Total	64,085	59,668

Certificate of Deposit Rates

0.50 percent to 0.99 percent	42,698	38,802
1.00 percent to 1.99 percent	15,962	18,343
2.00 percent to 2.99 percent	10,746	16,057
3.00 percent to 3.99 percent	3,398	4,078
4.00 percent to 4.99 percent	394	1,092

Total certificate of deposits	73,198	78,372

Total interest-bearing deposits	$137,283	$138,040

Certificates of deposit $100,000 or greater at December 31, 2012 and 2011 were $25,993,000 and $25,499,000, respectively.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

 (000s omitted, except per share data)

Note 7 – Deposits (Continued)

The following table sets forth the amount and maturities of certificates of deposit:

	December 31, 2012
	Amount Due
Rate	Less than 1 Year	1-2 Years	2-3 Years	3-5 Years	Greater than 5 Years	Total
0.50 percent to
0.99 percent	$30,190	$10,916	$1,563	$29	$-	$42,698
1.00 percent to
1.99 percent	3,514	3,540	953	7,831	124	15,962
2.00 percent to
2.99 percent	3,296	1,458	3,961	459	1,572	10,746
3.00 percent to
3.99 percent	1,899	424	484	-	591	3,398
4.00 percent to
4.99 percent	261	-	46	87	-	394
Total	$39,160	$16,338	$7,007	$8,406	$2,287	$73,198

Interest expense on deposits is summarized as follows:

	Year Ended December 31
	2012	2011

NOW and MMDAs	$95	$159
Regular savings	10	9
Certificates of deposit	929	1,381

Total	$1,034	$1,549

Deposits from related parties held by the Bank at December 31, 2012 and 2011 amounted to $1,271,000 and $698,000, respectively.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

 (000s omitted, except per share data)

Note 8 - Federal Home Loan Bank and Federal Reserve Advances

The Bank has advances from the Federal Home Loan Bank. Interest rates range from 0.50% to 3.81% with a weighted average interest rate of 1.46%. These advances contain varying maturity dates through November 5, 2019 with a weighted average maturity of approximately 26 months. The advances are collateralized by approximately $50,002,000 and $47,802,000 of mortgage loans as of December 31, 2012 and 2011, respectively. In addition, at December 31, 2012 and 2011, securities with a carrying value of $31,713,000 and $19,877,000, respectively, were pledged as collateral for Federal Home Loan Bank advances. Available borrowings with the Federal Home Loan Bank at December 31, 2012 totaled $53,847,000, of which $26,400,000 was outstanding.

The advances are subject to prepayment penalties subject to the provisions and conditions of the credit policy of the Federal Home Loan Bank. Future maturities of the advances are as follows:

December 31, 2012
Years Ending December 31	Amount	Weighted Average Interest Rate

2013	$14,968	1.52
2014	553	1.12
2015	1,162	1.17
2016	5,572	1.26
2017	2,983	1.86
Thereafter	1,120	1.12
Total	$26,358	1.46

The Bank did not have any variable rate advances as of December 31, 2012 or 2011, respectively.

In 2009, the Bank entered into a discount window loan agreement with the Federal Reserve Bank that allows for advances up to seventy-five percent of the collateral balance. As of December 31, 2012, these advances are secured by investment securities with a fair value of approximately $6,698,000 and are generally due within 28 days from the date of the advance. The interest rate on the advances is based on the quoted Federal Reserve discount window rate (effective rate of 0.75 percent as of December 31, 2012). At December 31, 2012 and 2011, the Bank had $0 outstanding in Federal Reserve Bank advances.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

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

The analysis of the consolidated provision for federal income tax is as follows:

	Year Ended December 31
	2012	2011

Continuing operations:
Current provision	$-	$18
Deferred benefit	-	(18)

Total	$-	$-

The following presents a reconciliation of income taxes as shown on the Consolidated Statement of Operations with that which would be computed by applying the statutory Federal tax rate of 34% to income (loss) before taxes in 2012 and 2011.

	Year Ended December 31
	2012	2011

Tax (benefit) expense at statutory rate	$(73)	$252
Increase (decrease) from:
Change in valuation allowance	138	(177)
Tax-exempt interest	(52)	(55)
Other	(13)	(20)

Total income tax expense	$-	$-

Management monitors changes in tax statutes and regulations and the issuance of judicial decisions to determine the potential impact to uncertain income tax positions. At December 31, 2012 and 2011, the Company had no unrecognized tax benefits recorded. The Company does not expect the amount of unrecognized tax benefits to significantly change within the next twelve months. During 2012 and 2011, there were no material uncertain income tax positions.

Management believes that it is more likely than not that a portion of the deferred Federal tax assets will be realized. At December 31, 2012 and 2011 there was $3.2 million and $3.0 million of valuation allowance required. The tax effects of temporary differences that give rise to significant portions of the deferred Federal tax assets and deferred Federal tax liabilities are presented below

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

 (000s omitted, except per share data)

Note 9 - Federal Income Tax (Continued)

	December 31
	2012	2011
Deferred tax assets:
Other real estate owned	$96	$185
Non-accrual loan interest	65	20
Directors' benefit plan	274	279
Net operating loss carryforward	3,536	3,320
Investment in subsidiary	784	784
Net deferred loan origination fees	109	93
Other	192	139

Total deferred tax assets	5,056	4,820

Less: valuation allowance	3,166	3,028

Deferred tax liabilities:
Allowance for loan losses	158	143
Mortgage servicing rights	345	338
Partnership losses	117	118
Unrealized gain on available-for-sale securities	385	344
Depreciation	343	287
Other	211	190

Total deferred tax liabilities	1,559	1,420

Net deferred tax asset	$331	$372

The Company has net operating loss carryforwards of approximately $10.4 million generated from December 31, 2007 through December 31, 2012 that are available to reduce total taxable income through the years ending December 31, 2032.

For tax years beginning prior to January 1, 1996, a qualified thrift institution was allowed a bad debt deduction for tax purposes based on a percentage of taxable income or on actual experience. The Bank used the percentage of taxable income method through December 31, 1995.

A deferred tax liability has not been recognized for the tax bad debt base year reserves of the Bank. The base year reserves are the balance of reserves as of December 31, 1987. At December 31, 2012 and 2011, the amount of those reserves was approximately $60,000. The amount of the unrecognized deferred tax liability at December 31, 2012 and 2011 was approximately $20,000.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

(000s omitted, except per share data)

Note 10 - Off Balance Sheet Risk Commitments and Contingencies

In the normal course of business, the Bank enters into commitments with off-balance sheet risk to meet the financing needs of its customers. These instruments are currently limited to commitments to extend credit and standby letters of credit. Commitments to extend credit involve elements of credit risk and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The Bank’s exposure to credit loss in the event of nonperformance by the other party to the commitment is represented by the contractual amount of the commitment. The Bank uses the same credit policies in making commitments as it does for on-balance sheet instruments. Interest rate risk on commitments to extend credit results from the possibility that interest rates may have moved unfavorably from the position of the Bank since the time the commitment was made.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates of 30 to 120 days or other termination clauses and may require payment of a fee. Since some of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

The Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained by the Bank upon extension of credit is based on management’s credit evaluation of the applicant. Collateral held is generally single-family residential real estate and commercial real estate. Substantially all of the obligations to extend credit are variable rate. Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. Standby letters of credit generally are contingent upon the failure of the customer to perform according to the terms of the underlying contract with the third party.

A summary of the contractual amount of commitments at December 31, 2012 and 2011 follows:

	December 31
	2012	2011

Commitments to grant loans	$9,498	$9,783
Unfunded commitments under lines of credit	13,074	14,485
Commercial and standby letters of credit	4	150

The nature of the Company’s business may result in litigation. Management, after reviewing with counsel all actions and proceedings pending against or involving First Federal of Northern Michigan Bancorp, Inc. and subsidiaries, considers that the aggregate liability or loss, if any, resulting from them will not be material to the Company’s financial position, results of operation or liquidity.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

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

During the most recent regulatory examination, the OCC categorized the Bank as “well-capitalized” per definition of 12 CFR Section 565.4(b)(1). To be categorized as well-capitalized, the Bank must maintain minimum total risk-based, tier 1 risk based, and tangible equity ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank’s categorization.

	Actual		For Capital Adequacy Purposes		To be Categorized as Well-Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)

December 31, 2012
Total capital (to risk- weighted assets)	$23,723	17.4%	$10,930	8.0%	$13,663	10.0%
Tier 1 capital (to risk- weighted assets)	$22,015	16.1%	$5,465	4.0%	$8,198	6.0%
Tangible capital (to tangible assets)	$22,015	10.3%	$3,197	1.5%	$4,263	2.0%

December 31, 2011
Total capital (to risk- weighted assets)	$23,568	17.2%	$10,961	8.0%	$13,702	10.0%
Tier 1 capital (to risk- weighted assets)	$22,334	16.3%	$5,481	4.0%	$8,221	6.0%
Tangible capital (to tangible assets)	$22,334	10.4%	$3,232	1.5%	$4,309	2.0%

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

 (000s omitted, except per share data)

Note 12 - Employee Benefit Plans

Defined Benefit Pension Plan

The Bank is a participant in the multiemployer Financial Institutions Retirement Fund (FIRF or the “Plan”), which covers substantially all of its officers and employees. The defined benefit plan covers all employees who have completed one year of service, attained age 21, and worked at least 1,000 hours during the year. Normal retirement age is 65, with reduced benefits available at age 55. The Bank’s contributions are determined by FIRF and generally represent the normal cost of the Plan. Specific Plan assets and accumulated benefit information for the Bank’s portion of the Plan are not available. Under the Employee Retirement Income Security Act of 1974 (ERISA), a contributor to a multiemployer pension plan may be liable in the event of complete or partial withdrawal for the benefit payments guaranteed under ERISA. Effective July 1, 2005 the plan was frozen as to current participants and any new employees hired after July 1, 2004 were excluded from the plan. The expense of the Plan allocated to the Bank was $87,000 and $81,000 for the years ended December 31, 2012 and 2011, respectively.

401(k) Savings Plan

 The Bank has a Section 401(k) savings plan covering substantially all of its employees who meet certain age and service requirements. Contributions to the plan by the Bank are discretionary in nature in such amounts determined by the Board of Directors. The expense under the plan for the years ended December 31, 2012 and 2011 was $94,000 and $167,000, respectively.

Nonqualified Deferred Compensation Plan

The Bank has a nonqualified deferred compensation plan for certain of its directors. Through 1998, each eligible director could voluntarily defer all or part of his or her director’s fees to participate in the program. The plan is currently unfunded and amounts deferred are unsecured and remain subject to claims of the Bank’s general creditors.

Directors are paid once they reach normal retirement age or sooner for reason of death, total disability, or termination. The Bank may terminate the plan at any time. The amount recorded under the plan totaled approximately $807,000 and $821,000 at December 31, 2012 and 2011, respectively. The expense under the plan for the years ended December 31, 2012 and 2011 was $71,000 and $87,000, respectively.

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

December 31, 2012 and 2011

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

Compensation expense is recognized for the ESOP equal to the average fair value of shares committed to be released for allocation to participant accounts. Any difference between the average fair value of shares committed to be released for allocation and the ESOP’s original acquisition cost is charged or credited to stockholders’ equity (additional paid-in capital). During the years ended December 31, 2012 and 2011, respectively, 13,687 and 13,811 shares were sold into the open market and 15 and 0 shares were purchased from the open market. Total compensation expense was $0 for both the years ended December 31, 2012 and 2011.

Shares held by the ESOP include the following:

	December 31
	2012	2011

Allocated	121,608	138,345
Unallocated	-	-
Total	121,608	138,345

There were 3,065 and 8 shares distributed to ESOP participants in 2012 and 2011, respectively.

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

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

 (000s omitted, except per share data)

Note 12 - Employee Benefit Plans (Continued)

Stock Options - A summary of option activity under the Plan during the years ended December 31, 2012 and 2011 is presented below:

			Weighted-Average
		Weighted-	Remaining
		Average	Contractual Term	Aggregate
Options	Shares	Exercise Price	(Years)	Intrinsic Value

Outstanding at January 1, 2011	186,132	$9.47	5.3	-

Granted in 2011	-	$0.00

Exercised in 2011	-	$0.00

Forfeited or Expired in 2011	(3,450)	$9.54

Outstanding at December 31, 2011	182,682	$9.47	4.3	-

Granted in 2012	-	$0.00

Exercised in 2012	-	$0.00

Forfeited or expired in 2012	(15,062)	$8.81

Oustanding at December 31, 2012	167,620	$9.53	3.38	-

Options Exercisable at December 31, 2012	167,620	$9.53	3.38	-

There were 39,166 shares available for future granting of options as of December 31, 2012.

The aggregate intrinsic value of outstanding options shown in the table above represents the total pretax intrinsic value (i.e. the difference between the Company’s closing stock price of $4.60 on December 31, 2012 and the exercise price times the number of shares) that would have been received by the option holder had all option holders exercised their options on December 31, 2012. The amount changes based on the fair market value of the stock. This value was $0.00 at December 31, 2012.

As of December 31, 2012, the total compensation cost of outstanding options was fully recognized. The total fair value of shares vested during the year ended December 31, 2012 and 2011 was $4,200 and $137,000, respectively. Compensation expense for 2012 and 2011 related to options granted under this plan was $1,200 and $31,000, respectively.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

 (000s omitted, except per share data)

Note 12 - Employee Benefit Plans (Continued)

A summary of the status of the Company’s nonvested options as of December 31, 2012 and 2011 and changes during the years then ended is presented below:

		Weighted-Average
		Grant-Date
Nonvested Shares	Shares	Fair Value

Nonvested at January 1, 2011	37,358	$2.11

Granted	-	$0.00

Vested	(36,118)	$2.11

Forfeited	-	$0.00

Nonvested at December 31, 2011	1,240	$2.19

Granted	-	$0.00

Vested	(1,240)	$2.19

Forfeited	-	$0.00

Nonvested at December 31, 2012	0	$0.00

Restricted Stock Awards – The Company did not grant any award shares during the years ended December 31, 2012 and 2011. Compensation expense for 2012 and 2011 related to awards granted under this plan was $1,000 and $37,000, respectively.

The shares vest over a five year service period. As of December 31, 2012, the total compensation cost of the Plan was fully recognized.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

 (000s omitted, except per share data)

Note 12 - Employee Benefit Plans (Continued)

The following table summarizes the activity of restricted stock awards under the Plan during the years ended December 31, 2012 and 2011:

	For the Year Ended December 31,
	2012	2011

Beginning of period	300	13,050

Granted	-	-

Vested	(300)	(12,750)

Forfeited	-	-

Nonvested, end of period	0	300

There were 5,304 shares available for future grants of award shares at December 31, 2012.

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

The following table presents information about the Company’s assets and liabilities measured at fair value on a recurring basis as of December 31, 2012 and 2011, and the valuation techniques used by the Company to determine those fair values.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

 (000s omitted, except per share data)

Note 13 - Fair Value Measurements (Continued)

Assets and Liabilities Measured at Fair Value on a Recurring Basis at December 31, 2012

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value as of December 31, 2012

Investment securities – available-for-sale:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$-	$9,247	$-	$9,247
Municipal notes	-	10,758	-	10,758
Corporate securities	-	1,150		1,150
Mortgage-backed securities	-	29,608	-	29,608
Equity securities	-	1	-	1

Total investment securities – available-for-sale	$-	$50,764	$-	$50,764

Assets and Liabilities Measured at Fair Value on a Recurring Basis at December 31, 2011

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value as of December 31, 2011

Investment securities - available-for-sale:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$-	$14,863	$-	$14,863
Municipal notes	-	7,276	-	7,276
Mortgage-backed securities	-	30,909	-	30,909
Equity securities	-	1	-	1

Total investment securities - available-for-sale	$-	$53,049	$-	$53,049

Fair value measurements of U.S. Government agencies, mortgage backed securities and municipal notes use pricing models that vary and may consider various assumptions, including time value, yield curves, volatility factors, prepayment speeds, default rates, loss severity, current market and contractual prices for the underlying financial instruments, as well as other relevant economic measures.

There were no transfers between Levels 1 and 2 of the fair value hierarchy during the years ended December 31, 2012 and 2011. For the available for sale securities, the Company obtains fair value measurements from an independent third-party service.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

 (000s omitted, except per share data)

Note 13 - Fair Value Measurements (Continued)

The Company has assets that, under certain conditions, are subject to measurement at fair value on a nonrecurring basis. At December 31, 2012 and 2011, such assets consist primarily of impaired loans and other real estate owned. The Company has estimated the fair values of these assets using Level 3 inputs, specifically discounted cash flow projections.

The following table presents the balance of assets and liabilities measured at fair value on a nonrecurring basis:

Assets Measured at Fair Value on a Nonrecurring Basis at December 31, 2012

	Balance at December 31, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Impaired loans accounted for under FASB ASC 310-10	$6,835	$-	$-	$6,835

Other real estate owned -residential mortgages	$947	$-	$-	$947

Other real estate owned - commercial	$319	$-	$-	$319

Other repossessed assets	$1,121	$-	$-	$1,121

Total assets at fair value on a non-recurring basis				$8,772

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

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

Impaired and nonaccrual loans:    Fair value adjustments for these items typically occur when there is evidence of impairment. Loans are designated as impaired when, in the judgment of management based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. The measurement of loss associated with impaired loans can be based on either the observable market price of the loan or the fair market value of the collateral. The Company measures fair value based on the value of the collateral securing the loans. Collateral may be in the form of real estate or personal property including equipment and inventory. The vast majority of collateral is real estate. The value of the collateral is determined based on internal estimates as well as third party appraisals or non-binding broker quotes. These measurements were classified as Level 3.

Other Real Estate:    Other real estate includes foreclosed assets and properties securing residential and commercial loans. Foreclosed assets are adjusted to fair value less costs to sell upon transfer of the loans to foreclosed assets. Subsequently, foreclosed assets are carried at lower of carry value or fair value less costs to sell. Fair value is generally based upon internal estimates and third party appraisals or non-binding broker quotes and, accordingly, considered a Level 3 classification

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

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

December 31, 2012 and 2011

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

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

 (000s omitted, except per share data)

Note 13 - Fair Value Measurements (Continued)

The estimated fair values and related carrying amounts of the Company’s financial instruments as of December 31, 2012 and 2011 are as follows:

December 31, 2012	Carrying Value	Level 1	Level 2	Level 3	Total Estimated Fair Value
	(dollars in thousands)
Financial assets:
Cash and cash equivalents	$2,752	$2,752	$-	$-	$2,752
Securities available for sale	50,764	-	50,764	-	50,764
Securities held to maturity	2,345	-	2,570	-	2,570
Loans held for sale	79			84	84
Loans receivable - net	138,912	-	-	140,877	140,877
Federal Home Loan Bank stock	3,266	-	3,266	-	3,266
Accrued interest receivable	970	-	970	-	970

Financial liabilities:
Customer deposits	158,350	-	159,335	-	159,335
Federal Home Loan Bank advances	26,358	-	26,493	-	26,493
REPO sweep accounts	3,183	-	3,183	-	3,183
Accrued interest payable	100	-	100	-	100

December 31, 2011	Carrying Value	Total Estimated Fair Value
	(dollars in thousands)

Financial assets:
Cash and cash equivalents	$2,749	$2,749
Securities available for sale	53,049	53,049
Securities held to maturity	2,435	2,665
Loans receivable - net	140,884	146,018
Federal Home Loan Bank stock	3,266	3,266
Accrued interest receivable	1,149	1,149

Financial liabilities:
Customer deposits	150,649	151,693
Federal Home Loan Bank advances	34,500	34,827
REPO sweep accounts	5,592	5,592
Accrued interest payable	148	148

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

 (000s omitted, except per share data)

Note 14 - Restrictions on Dividends

Dividends paid by the Bank are the primary source of funds available to the Company for payment of dividends to shareholders and for other working capital needs. The payment of dividends by the Bank to the Company is subject to restrictions by the Office of the Comptroller of Currency (OCC). These restrictions generally limit dividends to the current and prior two years’ retained earnings. In addition to these restrictions, as a practical matter, dividend payments cannot reduce regulatory capital levels below the Company’s regulatory capital requirements and minimum regulatory guidelines. Future dividend payments by the Company will be based on future earnings and the approval of the OCC.

Note 15 - Parent-Only Financial Statements

The following represents the condensed financial statements of First Federal of Northern Michigan Bancorp, Inc. (“Parent”) only. The Parent-only financial information should be read in conjunction with the Company’s consolidated financial statements.

Condensed parent company financial statements, which include transactions with the subsidiary, are as follows:

Balance Sheets:

	December 31
	2012	2011

Assets

Cash at subsidiary bank	$817	$516
Investment in subsidiary	23,304	23,734
Deferred tax asset	318	318
Other assets	-	-

Total assets	$24,439	$24,568

Liabilities and Stockholders' Equity

Liabilities	$4	$-
Stockholders' equity	24,435	24,568

Total liabilities and stockholders' equity	$24,439	$24,568

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

 (000s omitted, except per share data)

Statements of Operations:

	December 31
	2012	2011

Operating income	$-	$-

Dividend income	500	-

Operating expense	(205)	(199)

Income (loss) before income taxes and equity in undistributed net income of subsidiary bank	295	(199)

Income tax benefit	-	-

Income (loss) before equity in undistributed loss of subsidiary bank	295	(199)

Equity in undistributed net income (loss) of subsidiary bank	(509)	941

Net income (loss)	$(214)	$742

Statements of Cash Flows:

	December 31
	2012	2011

Cash Flows from Operating Activities
Net income (loss)	$(214)	$742
Adjustments to reconcile net income (loss) to net cash from operating activities:
Dividend from subsidiary bank	500	-
Stock options/awards	2	68
Equity in undistributed net income of subsidiary bank	9	(941)
Net change in deferred tax assets	-	-
Net change in other liabilities	4	-
Net change in other assets	-	223

Net cash provided by (used in) operating activities	515	(650)

Net Increase in Cash	301	92

Cash - Beginning of year	516	424

Cash - End of year	$817	$516

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

 (000s omitted, except per share data)

Note 16 - Quarterly Results of Operations (Unaudited)

The following tables summarize the Company’s quarterly results for the fiscal years ended December 31, 2012 and 2011:

	For the Three-Month Period Ending
	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012
Interest income	$2,409	$2,352	$2,313	$2,169
Interest expense	464	427	394	369
Net interest income	1,945	1,925	1,919	1,800
Provision for loan losses	376	578	234	179
Other income	447	390	802	637
Other expenses	2,301	2,143	2,077	2,191
Income (Loss) - before income tax expense (benefit)	(285)	(406)	410	67
Income tax (benefit) expense	(886)	(136)	137	885
Net income (loss)	$601	$(270)	$273	$(818)

Net income (loss) per share
Basic	$0.21	$(0.09)	$0.09	$(0.28)
Diluted	$0.21	$(0.09)	$0.09	$(0.28)

Weighted average number of shares outstanding - basic and dilutive	2,884	2,884	2,884	2,884
Cash dividends declared per common share	$-	$-	$-	$-

	For the Three-Month Period Ending
	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011
Interest income	$2,592	$2,691	$2,588	$2,519
Interest expense	605	581	564	512
Net interest income	1,987	2,110	2,024	2,007
Provision for loan losses	67	(19)	(67)	303
Other income	449	393	469	621
Other expenses	2,208	2,260	2,325	2,241
Income - before income tax expense (benefit)	161	262	235	84
Income tax expense	-	-	-	-
Net income	$161	$262	$235	$84

Net income per share
Basic	$0.06	$0.09	$0.08	$0.03
Diluted	$0.06	$0.09	$0.08	$0.03

Weighted average number of shares outstanding - basic and dilutive	2,884	2,884	2,884	2,884
Cash dividends declared per common share	$-	$-	$-	$-

