Form 10-K, Exhibit 13
period 2013-12-31
First Federal of Northern Michigan Bancorp, Inc.
filed 2014-03-19
CIK 1128227

 First Federal of Northern Michigan 10-K

EXHIBIT 13

2013 ANNUAL REPORT TO STOCKHOLDERS

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

2013

ANNUAL REPORT

March 19, 2014

Selected Consolidated Financial and Other Data of the Company

Set forth below are selected financial and other data of First Federal of Northern Michigan Bancorp, Inc. (the “Company”). This information is derived in part from and should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto presented elsewhere in this Annual Report. The information at December 31, 2013 and December 31, 2012 and for the years ended December 31, 2013 and 2012 is derived in part from the audited consolidated financial statements of the Company that appear in this Annual Report. The information for the years ended December 31, 2011, 2010, and 2009 is derived in part from audited consolidated financial statements that do not appear in this Annual Report.

	At December 31,
Financial condition data:	2013	2012	2011	2010	2009
	(In thousands)
Total assets	$209,657	$213,834	$217,045	$215,733	$233,506
Loans receivable, net	136,315	138,912	140,884	157,144	171,219
Loans held for sale	175	79	—	—	52
Investment securities	52,613	53,109	55,484	37,821	37,641
Cash and cash equivalents	2,766	2,752	2,749	1,963	3,099
Deposits	160,029	158,350	150,649	155,466	158,100
FHLB advances	24,813	26,358	34,500	29,000	45,031
Repo Sweep agreements	—	3,183	5,592	6,172	5,408
Stockholders’ equity	23,525	24,435	24,568	23,236	23,052

	For the Years Ended December 31,
Operating data:	2013	2012	2011	2010	2009
	(In thousands)
Interest income	$8,319	$9,243	$10,390	$11,447	$12,442
Interest expense	1,150	1,654	2,262	3,447	5,088
Net interest income	7,169	7,589	8,128	8,000	7,354
Provision for loan losses	637	1,367	284	1,101	6,196

Net interest income after provision for loan losses	6,532	6,222	7,844	6,899	1,158
Other income (loss):
Service charges and fees	857	760	730	804	869
Mortgage banking activities	585	1,243	969	1,438	1,414
Net gain on sale of investment securities	—	47	—	546	—
Gain (loss) on sale of real estate	3	(3)	(51)	(43)	20
Other non-interest income	194	80	126	301	102
Insurance & brokerage commissions	126	149	158	159	170

Total other income	1,765	2,276	1,932	3,205	2,575
Other expenses	8,242	8,712	9,034	9,866	9,360

Income (loss) from continuing operations before income tax expense (benefit) .	55	(214)	742	238	(5,627)
Income tax expense from continuing operations	—	—	—	—	1,090
Net income (loss) from continuing operations	55	(214)	742	238	(6,717)
Loss from discontinued operations, net of tax benefit	—	—	—	—	(46)
Net income (loss)	$55	$(214)	$742	$238	$(6,763)

	For the Years Ended December 31,
Performance Ratios:	2013	2012	2011	2010	2009

Return on average assets	0.03%	-0.10%	0.34%	0.10%	-2.80%
Return on average equity	0.22%	-0.85%	3.07%	0.99%	-23.21%
Average interest rate spread	3.54%	3.65%	3.88%	3.60%	2.97%
Dividend payout ratio	105.35%	0.00%	0.00%	0.00%	0.00%
Dividends per share	$0.02	$0.00	$0.00	$0.00	$0.00
Net interest margin	3.64%	3.78%	4.02%	3.78%	3.26%
Efficiency ratio (Bank)	98.00%	101.55%	90.06%	102.76%	252.19%
Texas ratio (Bank)	17.02%	30.83%	28.28%	39.66%	64.29%
Non-interest expense to average total assets	3.78%	3.94%	4.14%	4.33%	3.88%
Average interest-earning assets to average interest-bearing liabilities	118.10%	115.88%	112.59%	111.20%	113.32%

	At December 31,
Asset Quality Ratios:	2013	2012	2011	2010	2009

Non-performing assets to total assets	1.95%	3.42%	3.11%	4.37%	6.58%
Non-performing loans to total loans	1.68%	3.50%	2.34%	4.13%	6.73%
Allowance for loan losses to nonperforming loans	63.65%	35.50%	45.47%	42.85%	31.05%
Allowance for loan losses to total loans	1.07%	1.24%	1.07%	1.77%	2.09%

Capital Ratios:

Equity to total assets at end of period	11.22%	11.43%	11.32%	10.77%	9.87%
Average equity to average assets	11.43%	11.63%	11.06%	10.47%	12.07%
Risk-based capital ratio (Bank only)	17.89%	17.36%	17.20%	15.57%	13.58%

Other Data:
Number of full service offices	8	8	8	8	8

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

First Federal of Northern Michigan (the “Bank”), the Company’s principal operating subsidiary, is a full-service, community-oriented savings bank whose primary lending activity is the origination of one- to four-family residential real estate mortgages, commercial real estate loans, commercial loans and consumer loans. As of December 31, 2013, $63.8 million, or 46.2%, of our total loan portfolio consisted of one- to four-family residential real estate loans, $51.9 million, or 37.6%, and $12.5 million, or 9.0%, of our total loan portfolio consisted of commercial mortgage loans and commercial loans, respectively, and $9.9 million, or 7.2%, of our total loan portfolio consisted of consumer and other loans. In recent years, commercial mortgage loans and commercial loans have grown as a percentage of our loan portfolio for three reasons. First, we have increased our emphasis on originating these loans, which generally have higher interest rates compared to one- to four-family residential real estate loans. In addition, most of these loans are originated with adjustable interest rates, which assist us in managing interest rate risk. Finally, most of our one- to four-family residential mortgage loan customers prefer fixed-rate loans in the low interest rate environment that has prevailed over the last several years. Since we sell a majority of the fixed-rate one- to four-family residential mortgage loans that we originate, one- to four-family residential real estate loans have decreased as a percentage of our total loan portfolio.

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

Business Strategy

Operating as a Community Savings Bank. We are committed to meeting the financial needs of the communities in which we operate. Our branch network of eight offices enhances our ability to serve these communities. We provide a broad range of individualized consumer and business financial services. We believe that we can be more effective in servicing our customers than many of our non-local competitors because our employees and senior management are able to respond promptly to customer needs and inquiries. Our ability to provide these services is enhanced by the experience of our senior management, which has an average of 22 years experience in the financial services industry.

On January 23, 2014, we signed a merger agreement with and Alpena Banking Corporation, the parent company of Bank of Alpena. Pursuant to the agreement First Federal and Bank of Alpena will merge. In connection with the all-stock transaction, which is based upon the pro rata tangible equity contribution of each company as of September 30, 2013, each share of common stock of Alpena Banking Corporation will be converted into the right to receive 1.549 shares of First Federal Bancorp common stock. The merger is subject to customary closing conditions, including approval by the shareholders of First Federal Bancorp and the shareholders of Alpena Banking Corporation and applicable banking regulatory authorities. It is anticipated the transaction will close late in the second quarter of 2014 or in the third quarter of 2014.

Rebuilding our Balance Sheet. Beginning in 2001, we began to increase our originations of commercial real estate and commercial loans, resulting in significant organic loan growth in the years from 2004 through 2006. In 2007 we began participating, on a limited basis, in commercial opportunities outside of our market areas and, in some cases, outside of Michigan to help mitigate the geographic risk of lending only in Michigan. At December 31, 2005 and 2006, respectively, our total assets were $282.8 million and $281.0 million, the highest levels in our history. Beginning in 2008, due to severely deteriorating economic conditions in our market area, we began to see a decline in loan balances and an increase in loan charge-offs, which began deteriorating our asset base. At December 31, 2013 our total assets were $209.7 million. We are seeing signs of economic recovery in our markets and have devoted staff and resources to begin the process of rebuilding our balance sheet in 2014 and beyond.

Increasing Our Share of Lower-Cost Deposits. In past years our cost of funds has been relatively high as we accepted higher-cost long-term certificates of deposit to fund our long-term assets such as one- to four-family residential mortgage loans. As we have increased our origination of shorter-term commercial real estate and commercial loans, most of which are originated with adjustable interest rates, we have decreased our need for higher-cost long-term certificates of deposit. We intend to continue to lower our cost of funds by increasing our share of lower-cost short-term certificates of deposit and lower-cost money market deposits. We typically are not a market leader in deposit rates, although from time-to-time we do offer higher rates as liquidity needs dictate. We also intend to continue to market our non-interest-bearing checking accounts in conjunction with our focus on commercial business lending. We grew the average balance of core deposits, non-maturity deposit accounts, by $8.3 million in 2013. This growth is attributed to implementing a sales calling program, in which we target area businesses and municipalities to gain core deposit relationships and a reclassification of funds previously maintained in non-core deposit products.

Maintaining High Asset Quality and Capital Strength. We are committed to conservative loan underwriting standards and procedures, and we primarily originate loans secured by real estate. As a result, we have historically experienced low levels of late payments and losses on loans. However, during the economic recession of recent years, we saw delinquency trends increase despite our conservative underwriting practices due to declining economic conditions and increasing unemployment in our market area. In 2013 we continued to see an improvement in delinquency patterns as evidenced by improvements in our asset quality ratios: at December 31, 2013, our ratio of non-performing assets to total assets was 1.95% as compared to 3.42% at December 31, 2012 due to a $3.2 million reduction to our non-performing asset balances as of December 31, 2013. We continue to maintain a strong capital base. At December 31, 2013, our total risk-based capital ratio was 17.9%, an improvement from 17.4% at December 31, 2012 and well in excess of the regulatory requirements to be categorized as “well capitalized.”

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

Comparison of Financial Condition at December 31, 2013 and 2012

Total assets decreased $4.1 million, or 1.9%, to $209.7 million at December 31, 2013 from $213.8 million at December 31, 2012. Net loans decreased $2.6 million, or 1.9% to $136.3 million at December 31, 2013 from $138.9 million at December 31, 2012. Mortgage loan originations decreased $23.6 million to $28.8 million in 2013 from $52.4 million in 2012. During that time period, our mortgage loan portfolio decreased $2.7 million to $63.8 million at December 31, 2013 from $66.5 million as of December 31, 2012, despite placing $3.5 million of high-quality 10- and 15-year fixed rate mortgages into portfolio in 2013. The commercial loan portfolio increased 2.5% to $64.4 million at December 31, 2013 from $62.8 million at December 31, 2012. Cash and cash equivalents remained unchanged at $2.8 million at December 31, 2013 and December 31, 2012. Investment securities decreased $496,000, or 0.9%, to $52.6 million at December 31, 2013 from $53.1 million at December 31, 2012.

Deposits increased $1.7 million, or 1.1%, to $160.0 million at December 31, 2013 from $158.4 million at December 31, 2012. This increase was due in large part to the increase in our interest-bearing commercial checking accounts. Our focus in 2013 continued to be on building deposit relationships rather than attracting higher-cost non-core certificate of deposit accounts. REPO Sweep accounts decreased $3.2 million, or 100% to $0 at December 31, 2013 from $3.2 million at December 31, 2012 as a result of our discontinuation of this product in 2013. Borrowings, consisting primarily of FHLB advances, decreased $1.6 million, or 6.1%, to $24.8 million at December 31, 2013 from $26.4 million at December 31, 2012 as we replaced borrowings with deposits.

Stockholders’ equity decreased $910,000, or 3.7%, to $23.5 million at December 31, 2013 from $24.4 million at December 31, 2012. The decrease was mainly a result of a decrease of $907,000 in net unrealized gain on investment securities and dividends paid of $58,000 with net income for the year of $55,000 partially offsetting these decreases.

Comparison of Operating Results for the Years Ended December 31, 2013 and 2012

General. Net income increased to $55,000 for the year ended December 31, 2013 from a loss of $214,000 for the year ended December 31, 2012. Net interest income before provision for loan losses decreased $420,000 to $1.2 million in 2013 from $1.7 million in 2012, due in large part to a decline in our net interest margin year over year. The provision for loan losses was $730,000 lower in 2013 than in 2012, resulting in net interest income after provision for loan losses being $310,000 higher in 2013 than in 2012. Non-interest income was $511,000 lower in 2013 than in 2012, and non-interest expenses which were $470,000 lower in 2013 than in 2012.

Interest Income. Interest income decreased by $924,000, or 10.0%, to $8.3 million for the year ended December 31, 2013 from $9.2 million for the year ended December 31, 2012. The decrease was primarily due to a decrease in the average balance of our interest bearing assets of $3.7 million, or 1.9%, year over year. The average balance of our one- to four-family residential mortgage loans decreased by $1.9 million, or 2.9%, to $65.3 million for the year ended December 31, 2013 from $67.2 million for the year ended December 31, 2012, while the average yield on such loans decreased to 5.11% from 5.52%. The average balance of our non-mortgage loans, principally commercial loans and consumer loans, decreased by $827,000, or 1.1%, to $74.8 million for the twelve months ended December 31, 2013 from $75.6 million for the twelve months ended December 31, 2012. The average yield on our commercial loans decreased 47 basis points and the average yield on our consumer loans decreased 5 basis points from 2012 to 2013. The average balance of our investment securities, excluding mortgage-backed securities, decreased by $2.0 million, or 8.0%, to $22.4 million for the year ended December 31, 2013 from $24.4 million for the year ended December 31, 2012, while the average yield on these investments decreased to 2.24% from 2.33%.

Interest Expense. Interest expense decreased to $1.2 million for the year ended December 31, 2013 from $1.7 million for the year ended December 31, 2012, due primarily to a $6.4 million, or 3.7%, decrease in the average balance of interest-bearing liabilities. The average balance of interest-bearing deposits increased by $1.2 million from 2013 to 2012, while the average cost of those deposits decreased 16 basis points to 0.60% for 2013 from 0.76% for 2012, reflecting a continued decline in market interest rates during 2013. The average balance of FHLB borrowings decreased $7.2 million from 2013 to 2012 while the cost of those borrowings decreased from 1.92% to 1.30% year over year as we were able to pay off high-cost maturing advances with deposits or replace them with lower-cost advances due to the rate environment. The average balance of REPO Sweep accounts decreased by $465,000, or 10.5% year over year, while the average cost of these accounts decreased 3 basis points from 0.21% for 2012 to 0.18% for 2013. As of December 31, 2013 we have discontinued offering this product to customers.

Net Interest Income. Net interest income decreased to $7.2 million for the year ended December 31, 2013 from $7.6 million for the year ended December 31, 2012. The decrease was primarily due to a decrease of 11 basis points in our average interest rate spread to 3.54% for the year ended December 31, 2013 from 3.65% for the year ended December 31, 2012.

Provision for Loan Losses. We recorded a provision for loan losses of $637,000 for the year ended December 31, 2013 compared to a provision of $1.4 million for the year ended December 31, 2012. We had net charge-offs of $915,000 and $1.1 million during 2013 and 2012, respectively. Included in our net charge-offs for 2013 is a partial charge-off of $589,000, related to a single loan that became troubled at the end of 2012. Our provision is based on management’s review of the components of the overall loan portfolio, the status of non-performing loans and various subjective factors. For 2013, the provision was significantly lower than 2012 due to the following factors: our provision for loan losses is based on a twelve-quarter rolling average of actual net charge-offs adjusted for various environmental factors for each pool of loans in our portfolio. As our charge-off history on commercial loans improved in 2013 as compared to recent prior years, lower loss factors were applied to those pools of loans to establish an adequate reserve. In addition, asset quality metrics improved in 2013. In contrast, in 2012, the Company charged off $1.2 million in loans, including $840,000 of residential mortgage loans which required a comparatively higher provision than the previous year.

Non-Interest Income. Non-interest income decreased to $1.8 million for the year ended December 31, 2013 from $2.3 million for the year ended December 31, 2012. The 2013 results reflected a decrease of $658,000 in mortgage banking activities and a decrease in gain on sale of available for sale securities to $0 for 2013 from $47,000 for 2012. In 2013 we retained in our portfolio approximately $3.5 million of 10- and 15-year fixed residential mortgages in our portfolio, rather than selling them, which reduced mortgage banking activities income.

	For years ended December 31,
			Change from 2013 to
	2013	2012	2012
	(dollars in thousands)
Service charges and other fees	$857	$760	12.76%
Net gain on sale of investments	—	47	(100.00%)
Net gain on sale of loans	235	587	(59.97%)
Net gain/(loss) on sale of real estate owned and other repossessed assets	3	(83)	103.61%
Loan servcing fees	350	656	(46.65%)
Insurance and brokerage commissions	126	149	(15.44%)
Other	194	160	21.25%

	$1,765	$2,276	(22.45%)

Non-Interest Expense. Non-interest expense decreased to $8.2 million for the year ended December 31, 2013 from $8.7 million for the year ended December 31, 2012. The year over year decrease related primarily to a reduction in expenses associated with troubled loans and repossessed properties. Compensation and benefits were lower in 2013 as compared to 2012 resulting from decreases in the number of employees, mortgage lender commissions attributable to decreased mortgage loan originations year over year and as a result of self insuring a portion of our health care premiums during the twelve months ended December 31, 2013.

	For years ended December 31,
			Change from 2013 to
	2013	2012	2012
	(dollars in thousands)

Compensation and employee benefits	$4,654	$4,913	(5.27%)
FDIC premiums	184	189	(2.65%)
Amortization of intangible assets	119	177	(32.77%)
Advertising	130	156	(16.67%)
Occupancy and equipment	911	959	(5.01%)
Data processing service bureau	301	306	(1.63%)
Professional fees	510	424	20.28%)
Collection activity	153	206	(25.73%)
Real estate and other repossessed assets	245	409	(40.10%)
Other	1,035	973	6.37%)

	$8,242	$8,712	(5.39%)

Income Taxes. The Company had no federal income expense for the periods ended December 31, 2013 and 2012 as a result of the valuation allowance against the Company’s deferred tax assets. See Critical Accounting Policies section for discussion on valuation of deferred tax assets.

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

			Average Consolidated Statements of Condition For Years Ended December 31,			Average Consolidated Statements of Condition For Years Ended December 31,
	As of December 31, 2013		2013			2012			2011
	Balance	Yield / Rate	Average Balance	Interest	Average Yield / Rate	Average Balance	Interest	Average Yield / Rate	Average Balance	Interest	Average Yield / Rate
			(In thousands)			(In thousands)			(In thousands)
Interest-earning assets:
Mortgage loans			$65,297	$3,338		$67,151	$3,708		$67,529	$4,012
Non-mortgage loans			74,813	3,865		75,640	4,220		82,562	4,914
Loans	$136,490	4.91%	140,110	7,203	5.14%	142,791	7,928	5.55%	150,091	8,926	5.95%
Mortgage-backed securities	28,709	2.99%	29,540	480	1.63%	29,002	621	2.14%	26,543	784	2.95%
Other Investment securities	23,904	2.91%	22,401	502	2.24%	24,352	566	2.32%	19,448	573	2.95%
Investment securities	52,613	2.51%	51,941	982	1.89%	53,354	1,187	2.22%	45,991	1,357	2.95%
Other investments	3,658	2.80%	4,759	134	2.83%	4,412	128	2.90%	6,433	107	1.66%
Total interest-earning assets	192,761	4.21%	196,810	8,319	4.23%	200,557	9,243	4.62%	202,515	10,390	5.14%

Non interest-earning assets	16,896		16,261			16,544			15,947
Total Assets	$209,657		$213,071			$217,101			$218,462

Interest-bearing liabilities:
Savings Deposits	$22,037	0.05%	$21,630	$11	0.06%	$18,784	$9	0.06%	$17,507	$9	0.06%
Money market/NOW accounts	50,222	0.21%	46,765	97	0.21%	43,634	94	0.21%	43,471	158	0.35%
Certificates of deposit	66,723	0.97%	70,217	718	1.02%	74,966	931	1.24%	81,665	1,382	1.69%
Total interest-bearing deposits	138,982	0.55%	138,612	$826	0.61%	137,384	$1,034	0.75%	142,643	$1,549	1.09%
Borrowed funds	24,813	1.07%	28,035	324	1.14%	35,694	620	1.74%	37,233	713	1.91%
Total interest-bearing liabilities	163,795	0.63%	166,647	1,150	0.69%	173,078	1,654	0.96%	179,876	2,262	1.26%

Non interest-bearing liabilities	22,337		22,043			18,729			14,417

Total liabilities	186,132		188,690			191,807			194,293
Stockholders’ equity	23,525		24,381			25,294			24,169

Total liabilities & stockholders’ equity	$209,657		$213,071			$217,101			$218,462

Net interest income				$7,169			$7,589			$8,128

Interest rate spread		3.59%			3.54%			3.66%			3.88%

Net interest-earning assets			$30,163			$27,479			$22,639

Net interest margin (1)		3.68%			3.64%			3.80%			4.02%

Average interest-earning assets to average interest-bearing liabilities					118.10%			115.88%			112.59%

(1)	Net interest margin represents net interest income divided by the interest-earning assets.

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

	Year ended December 31, 2013 Compared to Year ended December 31, 2012 Increase (Decrease) Due to:
	Volume	Rate	Total
	(In thousands)
Interest-earning assets:
Loans receivable	$(154)	$(571)	$(725)
Investment securities	(33)	(172)	$(205)
Other investments	10	(4)	$6

Total interest-earning assets	(177)	(747)	(924)

Interest-bearing liabilities:
Savings Deposits	—	2	2
Money Market/NOW accounts	6	(3)	3
Certificates of Deposit	(66)	(147)	(213)
Deposits	(60)	(148)	(208)
Borrowed funds	(210)	(86)	(296)

Total interest-bearing liabilities	(270)	(234)	(504)

Change in net interest income	$93	$(513)	$(420)

	Year ended December 31, 2012 Compared to Year ended December 31, 2011 Increase (Decrease) Due to:
	Volume	Rate	Total
	(In thousands)
Interest-earning assets:
Loans receivable	$(413)	$(585)	$(998)
Investment securities	27	(196)	$(169)
Other investments	(41)	61	$20

Total interest-earning assets	(427)	(720)	(1,147)

Interest-bearing liabilities:
Savings Deposits	1	—	1
Money Market/NOW accounts	1	(65)	(64)
Certificates of Deposit	(134)	(318)	(452)
Deposits	(132)	(383)	(515)
Borrowed funds	(33)	(60)	(93)

Total interest-bearing liabilities	(165)	(443)	(608)

Change in net interest income	$(262)	$(277)	$(539)

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

We actively evaluate interest rate risk in connection with our lending, investing and deposit-taking activities. Generally, our loans, which represent the significant majority of our assets, have longer-terms to maturity than our deposits, which represent the significant majority of our liabilities. As of December 31, 2013, $124.0 million, or 89.8% of our loan portfolio, consisted of loans that mature or reprice after December 31, 2014. In contrast, as of December 31, 2013, $33.0 million, or 49.4% of our time deposits as of that date, consisted of deposits that mature or reprice in less than one year.

In an effort to manage interest rate risk, we have increased our focus on the origination and retention in our portfolio of adjustable-rate residential mortgage loans. In addition, we have increased the origination and retention in our portfolio of commercial real estate and commercial loans, since most of these loans are originated with adjustable interest rates. In the current low interest rate environment, we generally have sold all of the fixed-rate, longer-term (15 years or more) residential mortgage loans that we originate on a servicing-retained basis. In 2013, we determined to keep in portfolio $3.5 million of 10- and 15-year fixed rate residential mortgage loans. Finally, we have primarily invested in short- and medium-term securities and have maintained high levels of liquid assets, such as cash and cash equivalents. Shortening the average maturity of our interest-earning assets through these strategies helps us to better match the maturities and interest rates of our assets and liabilities, thereby reducing the exposure of our net interest income to changes in market interest rates. Maintaining high levels of liquid assets also permits us to invest in higher-yielding securities and loans when market interest rates increase. However, these strategies can be expected to adversely affect net interest income if long-term interest rates remain at low levels. As long-term interest rates rise, as we expect will happen, we will reduce our mortgage-banking operations, and will retain in our portfolio a larger percentage of the one- to four-family loans that we originate.

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

The Company’s interest rate risk exposure is currently evaluated by measuring the anticipated change in net interest income over a 24-month horizon assuming a -100bp, 100bp, 200bp, 300bp and 400bp parallel ramped decrease or increase in interest rates. The Fed Funds interest rate, targeted by the Federal Reserve at a range of 0% to 0.25% is currently set at a level that would be negative in parallel ramped decrease scenarios, therefore those scenarios were omitted from the interest rate risk analysis at December 31, 2013.

At December 31, 2013, the Company’s interest rate risk profile reflects a neutral position. The following table shows the Company’s estimated net interest income sensitivity profile and ALCO policy limits as of December 31, 2013.

Dynamic Balance Sheet - RAMP

Rate Changes:	0 BP	- 100 BP	+ 100 BP	+200 BP	+300 BP	+400 BP
$Change in NII	$14,666	$14,505	$14,919	$15,385	$15,919	$16,454
% Change in NII		-1.10%	1.73%	4.91%	8.55%	12.19%
Policy Limits		+/- 5%	+/- 5%	+/- 10%	+/- 15%	+/- 20%

The 24-months net interest income at risk reported as of December 31, 2013 for all scenarios presented shows that the Company’s overall risk to changes in interest rates is low. Given that the duration of our assets is longer than that of our liabilities, the scenarios shown illustrate that a rising rate environment has a neutral to slightly positive impact on our net interest income. The impact illustrated is well within Board set limits.

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

Economic Value of Equity: The Company also uses EVE as a measurement tool in managing interest rate risk. Whereas the net interest income simulation model highlights exposure over a relatively short time horizon, the EVE analysis incorporates all cash flows over the estimated remaining life of all balance sheet positions. The EVE of the balance sheet, at a point in time, is defined as the discounted present value of asset cash flows less the discounted value of liability cash flows. The sensitivity of EVE to changes in the level of interest rates is a measure of longer-term interest rate risk. EVE values only the current balance sheet and does not incorporate the growth assumptions used in the earnings simulation model. As with the earnings simulation model, assumptions about the timing and variability of existing balance sheet cash flows are critical in the EVE analysis. Particularly important are assumptions driving prepayments and the expected changes in balances and pricing of transaction deposit portfolios. The following table shows the Company’s EVE sensitivity profile as of December 31, 2013.

Rate Changes:	0 BP	+ 100 BP	+200 BP	+300 BP	+400 BP
$Change in Equity	$33,081	$34,155	$35,058	$35,825	$36,631
% Change in Equity		3.24%	5.98%	8.29%	10.73%
Policy Limits		+/- 10%	+/- 15%	+/- 20%	+/- 25%

The EVE at risk profile shows slight to moderate asset sensitivity from market rate increases.

Cash Flows

Cash flows provided by operations were $2.1 million for 2013 compared to $2.2 million for 2012. Cash flows provided by investing activities were $1.1 million in 2013 as compared to $700,000 in 2012. The change year over year was due in large part to the purchase of bank owned life insurance of $3.0 million and proceeds from the sale of available for sale securities of $1.6 million in 2012. Cash used in financing activities was $3.1 million in 2013 as compared to $2.9 million in 2012, due primarily to the lower growth of deposits and the continued decrease in our outstanding Federal Home Loan Bank (FHLB) advances year over year in 2013.

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

Liquidity represents the amount of our assets that can be quickly and easily converted into cash without significant loss. Our most liquid assets are cash, short-term U.S. Government securities and U.S. Government agency or government-sponsored enterprise securities. We are required to maintain sufficient levels of liquidity as defined by the Office of the Comptroller of the Currency regulations. Current regulations require that we maintain sufficient liquidity to ensure our safe and sound operation. Our current objective is to maintain liquid assets equal to at least 20% of total deposits and Federal Home Loan Bank borrowings due in one year or less. Liquidity as of December 31, 2013 was $53.4 million, or 42.4% of total deposits and Federal Home Loan Bank borrowings due in one year or less, compared to $52.5 million, or 42.5% of this amount at December 31, 2012. The levels of liquidity are dependent on our operating, financing, lending and investing activities during any given period. Our calculation of liquidity includes additional borrowing capacity available with the Federal Home Loan Bank. As of December 31, 2013, we had unused borrowing capacity of $27.2 million.

We currently retain in our portfolio all adjustable-rate residential mortgage loans, short-term balloon mortgage loans and fixed-rate residential mortgage loans with maturities of less than 15 years, and generally sell the remainder, although in 2013 we placed $3.5 million in 10- and 15-year fixed-rate residential mortgage loans in our portfolio. We also originate for retention in our loan portfolio, commercial and commercial real estate loans, including real estate development loans. During the year ended December 31, 2013, we originated $28.8 million of one- to four-family residential mortgage loans, of which $11.7 million were retained in our portfolio and the remainder were. This compares to $52.4 million of one- to four-family originations during the year ended December 31, 2012, of which $15.9 million were retained in our portfolio. At December 31, 2013, we had outstanding loan commitments of $18.9 million. These commitments included $1.6 million for permanent one- to four-family residential mortgage loans, $1.2 million for non-residential loans, $2.3 million of undisbursed loan proceeds for construction of one- to four-family residences, $4.1 million of undisbursed lines of credit on home equity loans, $458,000 of unused credit card lines, $6.7 million of unused commercial lines of credit, and $745,000 for commercial loans, unused bounce protection.of $1.7 million and letters of credit of $59,000.

Deposits are a primary source of funds for use in lending and for other general business purposes. At December 31, 2013, deposits funded 76.3% of our total assets compared to 74.1% at December 31, 2012. Certificates of deposit scheduled to mature in less than one year at December 31, 2013 totaled $33.0 million. We believe that a significant portion of such deposits will remain with us. We monitor the deposit rates offered by competitors in our market area, and we set rates that take into account the prevailing market conditions along with our liquidity position. As we rebuild our balance sheet in the next few years, the growth in assets may require a more significant in-flow of liquidity than has been necessary over the past few years. As such, we may from time to time be a market leader in rates paid for certain liabilities to fund asset growth.

Borrowings may be used to compensate for seasonal or other reductions in normal sources of funds or for deposit outflows at more than projected levels. Borrowings also may be used on a longer-term basis to support increased lending or investment activities. At December 31, 2013, we had $24.8 million in Federal Home Loan Bank advances and no outstanding advances at the Federal Reserve Discount Window. Total borrowings as a percentage of total assets were 11.8% at December 31, 2013 compared to 12.3% at December 31, 2012.

As of December 31, 2013, management was not aware of any known trends, events or uncertainties that have or are reasonably likely to have a material impact on our liquidity. As of December 31, 2013, we had no material commitments for capital expenditures.

Our cash flows are derived from operating activities, investing activities and financing activities as reported in our Consolidated Statement of Cash Flows included with our Consolidated Financial Statements.

Total stockholders’ equity of the Company was $23.5 million at December 31, 2013 and $24.4 million at December 31, 2012, a decrease of $910,000 year over year. The Company’s ratio of equity to assets decreased from 11.4% as of December 31, 2012 to 11.2% as of December 31, 2013. Federal bank regulatory agencies have set capital adequacy standards for Total Risk Based Capital, Tier 1 Risk Based Capital, and Leverage Capital. These regulatory standards require banks to maintain Leverage and Tier 1 ratios of at least 4% and a Total Capital ratio of at least 8% to be adequately capitalized. The regulatory agencies consider a bank to be “well capitalized” if its Total Risk Based Capital is at least 10% of Risk Weighted Assets, Tier 1 Capital is at least 6% of Risk Weighted Assets, the Leverage Capital Ratio is at least 5%, and the Bank is not subject to any written agreements or order issued by the FDIC pursuant to Section 8 of the Federal Deposit Insurance Act.

The following table summarizes the capital ratios of the Company:

	At December 31,		Minimum to be
	2013	2012	Well Capitalized

Tier 1 Leverage Ratio	10.79%	10.33%	5.00%

Tier 1 Risk-Based Capital	16.79%	16.11%	6.00%

Total Risk-Based Capital	17.89%	17.36%	10.00%

At December 31, 2013 and December 31, 2012, the Bank exceeded the minimum capital requirements to be considered “well capitalized.” See Note 11 to our financial statements for further information.

Critical Accounting Policies

Our accounting and reporting policies are prepared in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. We consider accounting policies that require significant judgment and assumptions by management that have, or could have a material impact on the carrying value of certain assets or on income to be critical accounting policies. Changes in underlying factors, assumptions or estimates could have a material impact on our future financial condition and results of operations. Based on the size of the item or significance of the estimate, the following accounting policies are considered critical to our financial results.

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

The analysis of the allowance for loan losses has two components: specific and general allocations. Specific allocations are made for loans that are determined to be impaired. Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. The general allocation is determined by segregating the remaining loans by type of loan, risk weighting (if applicable) and payment history. We also analyze delinquency trends, general economic conditions and geographic and industry concentrations. This analysis establishes factors that are applied to the loan groups to determine the amount of the general reserve. The principal assumption used in deriving the allowance for loan losses is the estimate of loss content for each risk rating. To illustrate, if recent loss experience dictated that the projected loss ratios would be increased by 10% (of the estimate) across all risk ratings, the allocated allowance as of December 31, 2013 would have changed by approximately $109,000. Actual loan losses may be significantly more than the allowances we have established, which could have a material negative effect on our financial results.

Mortgage Servicing Rights. We sell to investors a portion of our originated one- to four-family residential real estate mortgage loans. When we acquire mortgage servicing rights through the origination of mortgage loans and sale of those loans with servicing rights retained, we allocate a portion of the total cost of the mortgage loans to the mortgage servicing rights based on their relative fair value. As of December 31, 2013, we were servicing loans sold to others totaling $131.7 million. We amortize capitalized mortgage servicing rights as a reduction of servicing fee income in proportion to, and over the period of, estimated net servicing income by use of a method that approximates the level-yield method. We periodically evaluate capitalized mortgage servicing rights for impairment using a model that takes into account several variables including expected prepayment speeds and prevailing interest rates. If we identify impairment, we charge the amount of the impairment to earnings by establishing a valuation allowance against the capitalized mortgage servicing rights asset. The primary risk of material changes to the value of the servicing rights resides in the potential volatility in the economic assumptions used, particularly the prepayment speed. We monitor this risk and adjust the valuation allowance as necessary to adequately record any probable impairment in the portfolio. Management believes the estimation of these variables makes this a critical accounting policy. For purposes of measuring impairment, the mortgage servicing rights are stratified based on financial asset type and interest rates. In addition, we obtain an independent third-party valuation of the mortgage servicing portfolio on a quarterly basis. In general, the value of mortgage servicing rights increases as interest rates rise and decreases as interest rates fall. This is because the estimated life and estimated income from a loan increase as interest rates rise and decrease as interest rates fall. The key economic assumptions made in determining the fair value of the mortgage servicing rights at December 31, 2013 included the following:

Annual constant prepayment speed (CPR):	10.3%
Weighted average life remaining (in months):	244
Discount rate used:	9.3%

At the December 31, 2013 valuation we determined that the book value of our mortgage servicing rights asset associated with sold 20-year fixed-rate loans was no longer $19,200 more than the independent valuation; therefore the $19,200 valuation reserve that was established against that tranche of loans as of December 31, 2012 was reversed. There was no need to establish a valuation allowance against the asset related to either the 15- or 30-year fixed-rate sold loan tranches.

Impairment of Intangible Assets. On June 12, 2003, we acquired 100% of the stock of the InsuranCenter of Alpena (ICA). We allocated the excess of the purchase price paid over the fair value of net assets acquired to intangible assets, including goodwill. On February 27, 2009 the Company sold the majority of the assets of ICA. The remaining goodwill on our books of $600,000 related to certain assets of the Company that were not sold in the sale of ICA. We allocated the goodwill between the assets sold and the assets retained and determined a value of the assets that remained of $600,000. Since the $600,000 allocation relates to a finite life asset, we re-characterized the goodwill as an amortizable intangible and began amortizing the asset in March 2009. The balance of the intangible asset was $39,000 at December 31, 2013, and was evaluated for impairment as of that date.

Valuation of Deferred Tax Assets. The Company records a valuation allowance if it believes, based on available evidence, that it is “more likely than not” that the future tax assets recognized will not be realized before their expiration. Realization of the Company’s deferred tax assets is primarily dependent upon the generation of a sufficient level of future taxable income.

At December 31, 2013 and 2012, management did not believe it was more likely than not that all of the deferred tax assets would be realized. Accordingly, at December 31, 2013 and 2012 a valuation allowance of $3.2 million was recorded, respectively. The net deferred tax asset recorded at December 31, 2013 and 2012 was $798,000 and $331,000. See Note 9 for additional information.

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

At December 31, 2013 and December 31, 2012, First Federal of Northern Michigan had $5.9 million and $9.5 million, respectively, of commitments to grant loans, $12.9 million and $13.1 million, respectively, of unfunded commitments under lines of credit and $59,000 and $4,000, respectively, of letters of credit. See Note 10 of the Notes to the Consolidated Financial Statements.

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

STOCKHOLDER INFORMATION

The Annual Meeting of Stockholders will be held at 1:00 p.m., May 14, 2014 at the Thunder Bay National Marine Sanctuary, 500 W. Fletcher St., Alpena, MI 49707.

Stock Listing

The Company’s common stock is traded on the NASDAQ Capital Market under the symbol “FFNM”.

Price Range of Common Stock

The following sets forth the quarterly high and low closing price per share and cash dividends declared during each of the four quarters in 2013 and 2012.

	Market Price
Quarter Ended	High	Low	Cash Dividend Declared

December 31, 2013	$5.72	$4.71	$0.020
September 30, 2013	$4.47	$4.20	$—
June 30, 2013	$4.65	$3.40	$—
March 31, 2013	$4.79	$4.24	$—
December 31, 2012	$5.00	$3.94	$—
September 30, 2012	$3.96	$3.25	$—
June 30, 2012	$4.03	$3.30	$—
March 31, 2012	$4.27	$2.99	$—

Special Counsel	Independent Auditor

Luse Gorman Pomerenk & Schick, PC	Plante & Moran, PLLC
5335 Wisconsin Avenue, N.W., Suite 780	2601 Cambridge Ct. Suite 500
Washington, D.C. 20015	Auburn Hills, Michigan 48326

Market Maker	Transfer Agent

Raymond James & Associates, Inc.	Registrar and Transfer Company
222 South Riverside Plaza	10 Commerce Drive
7th Floor 60606	Cranford, New Jersey 07016
Chicago, IL	800-346-6084
312-655-3000

Annual Report on Form 10-K

A copy of the Company’s Form 10-K for the year ended December 31, 2013 will be furnished without charge upon written request to: Eileen M. Budnick, VP- Director of Financial Reporting & Accounting.

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

Gary C. VanMassenhove is a Certified Public Accountant at Straley, Lamp and Kraenzlein, CPA firm. Mr. VanMassenhove has been a Certified Public Accountant for 43 years. He has been a director of the Company and the Bank since September 2001.

Thomas R. Townsend is the President of the R.A. Townsend Co., a plumbing, heating and air conditioning distributor located in Alpena, Michigan, where he has been employed for the past 36 years. Mr. Townsend has been a director of the Company and the Bank since April 2002.

James E. Kraenzlein is a partner in Straley, Lamp and Kraenzlein CPA firm. Mr. Kraenzlein has been a Certified Public Accountant for 17 years. He has been a director of the Company since June 2013.

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

Eileen M. Budnick was named VP- Director of Financial Reporting & Accounting, Treasurer and Corporate Secretary of the Company and the Bank in May 2013. Mrs. Budnick had served as Controller of the Bank since April 2008 and had served, since February 2007, as Assistant Controller, and prior to that appointment served, since February 2002, as a staff accountant for the Bank. Prior to February 2002, Mrs. Budnick was employed at Alpena Alcona Area Credit Union serving in various banking positions since September 1993.

Executive Management of the Bank

Michael W. Mahler, Jerome W. Tracey, Eileen M. Budnick, Linda K. Sansom

Officers of the Bank

Michael W. Mahler, Jerome W. Tracey, Eileen M. Budnick, Joseph W. Gentry II, Kathleen R. Brown, Linda K. Sansom, Jerome P. Schmidt, Steven T. Mousseau, Tifanie A. Tremble

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Report of Independent Registered Public Accounting Firm

Board of Directors
First Federal of Northern Michigan Bancorp, Inc.

We have audited the consolidated balance sheet of First Federal of Northern Michigan Bancorp, Inc. as of December 31, 2013 and 2012 and the related consolidated statements of operations and comprehensive income, changes in stockholders’ equity, and cash flows for each year in the two-year period ended December 31, 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Federal of Northern Michigan Bancorp, Inc. as of December 31, 2013 and 2012 and the consolidated results of its operations and its cash flows for each year in the two-year period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/ Plante & Moran, PLLC

Auburn Hills, Michigan
March 18, 2014

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheet (000s omitted, except per share data)

	December 31
	2013	2012
Assets
Cash and cash equivalents	$2,760	$2,732
Overnight deposits with Federal Home Loan Bank	6	20

Total cash and cash equivalents	2,766	2,752

Securities available for sale, at fair value (Note 2)	50,358	50,764
Securities held to maturity (Note 2)	2,255	2,345
Loans - net (Note 3)	136,315	138,912
Loans held for sale	175	79
Federal Home Loan Bank stock	3,266	3,266
Property and equipment (Note 4)	5,203	5,394
Foreclosed real estate	1,780	2,387
Accrued interest receivable	745	970
Intangible assets (Note 6)	40	158
Deferred tax asset (Note 9)	799	331
Originated mortgage servicing right - net (Note 5)	860	1,016
Bank owned life insurance	4,610	4,475
Other assets	485	985
Total assets	$209,657	$213,834

Liabilities and Stockholders’ Equity
Liabilities
Non-interest bearing deposits	$21,047	$21,067
Interest-bearing deposits (Note 7)	138,982	137,283
Advances from Federal Home Loan Bank (Note 8)	24,813	26,358
REPO sweep accounts	—	3,183
Accrued expenses and other liabilities (Note 12)	1,290	1,508
Total liabilities	186,132	189,399

Stockholders’ Equity (Note 11)
Common stock ($0.01 par value 20,000,000 shares authorized, 3,191,799 shares issued) - at December 31, 2013 and 2012, respectively	32	32
Additional paid-in capital	23,854	23,854
Retained earnings	2,763	2,766
Treasury stock at cost (307,750 shares) - at December 31, 2013 and 2012, respectively	(2,964)	(2,964)
Accumulated other comprehensive (loss) income	(160)	747
Total stockholders’ equity	23,525	24,435
Total liabilities and stockholders’ equity	$209,657	$213,834

See Notes to Consolidated Financial Statements.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Consolidated Statement of Operations and Comprehensive Income (000s omitted, except per share data)

	Year Ended December 31
	2013	2012

Interest Income
Loans, including fees	$7,203	$7,928
Investments
Taxable	484	540
Tax-exempt	151	154
Mortgage-backed securities	481	621
Total interest income	8,319	9,243
Interest Expense
Deposits (Note 7)	826	1,034
Borrowings	324	620
Total interest expense	1,150	1,654
Net Interest Income - Before provision for loan losses	7,169	7,589
Provision for Loan Losses (Note 3)	637	1,367
Net Interest Income - After provision for loan losses	6,532	6,222
Other Income
Service charges and other fees	857	760
Net gain on sale of investments	—	47
Net gain on sale of loans	235	587
Net gain (loss) on sale of real estate owned and other repossessed assets	3	(83)
Loan servicing fees	350	656
Insurance and brokerage commissions	126	149
Other	194	160
Total other income	1,765	2,276
Operating Expenses
Compensation and employee benefits (Note 12)	4,654	4,913
FDIC insurance premiums	184	189
Amortization of intangible assets	119	177
Advertising	130	156
Occupancy and equipment	911	959
Data processing service bureau	301	306
Professional fees	510	424
Collection activity	153	206
Real estate owned & other repossessed assets	245	409
Other	1,035	973
Total operating expenses	8,242	8,712
Income (Loss) - before income tax expense	55	(214)
Income tax expense (Note 9)	—	—
Net income (loss)	$55	$(214)

Other Comprehensive Income (Loss):
Unrealized (loss) gain on investment securities - available for sale securities - net of tax	(907)	110
Reclassification adjustment for gains realized in earnings - net of tax	—	(31)

Comprehensive Loss	$(852)	$(135)

Per Share Data
Net income (loss) per share
Basic	$0.02	$(0.07)
Diluted	$0.02	$(0.07)

Dividends per common share	$0.02	$—

See Notes to Consolidated Financial Statements.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Consolidated Statement of Changes in Stockholders’ Equity (000s omitted)

	Shares	Common Stock	Treasury Stock	Additional Paid-in Capital	Unearned Compensation	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity

Balance - January 1, 2012	3,192	$32	$(2,964)	$23,853	$(1)	$2,980	$668	$24,568
Net loss	—	—	—	—	—	(214)	—	(214)
Other comprehensive income	—	—	—	—	—	—	79	79
Stock options/MRP shares expense	—	—	—	1	1	—	—	2

Balance - December 31, 2012	3,192	32	(2,964)	23,854	—	2,766	747	24,435
Net income	—	—	—	—	—	55	—	55
Other comprehensive loss	—	—	—	—	—	—	(907)	(907)
Common dividend declared, $0.02 per share	—	—	—	—	—	(58)	—	(58)

Balance - December 31, 2013	3,192	$32	$(2,964)	$23,854	$—	$2,763	$(160)	$23,525

See Notes to Consolidated Financial Statements.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements December 31, 2013 & 2012 (000s omitted, except per share data)

Consolidated Statement of Cash Flows (000s omitted, except per share data)

	Year Ended December 31
	2013	2012
Cash Flows from Operating Activities
Net income (loss)	$55	$(214)
Adjustments to reconcile net income (loss) to cash from operating activities:
Depreciation and amortization	401	480
Provision for loan losses	637	1,367
Amortization and accretion on securities	551	527
Gain on sale of investment securities	—	(47)
Stock options/awards	—	2
Gain on sale of loans held for sale	(235)	(587)
(Gain) Loss on sale of property and equipment	(12)	4
(Gain) Loss on sale of real estate owned and other repossessed assets	(3)	83
Originations of loans held for sale	(17,383)	(35,559)
Proceeds from sale of loans held for sale	17,522	36,067
Net change in:
Accrued interest receivable	225	179
Prepaid FDIC insurance premiums	583	176
Bank owned life insurance	(135)	(61)
Other assets	73	(37)
Accrued expenses and other liabilities	(218)	(227)
Deferred income tax benefit - (Note 9)	—	—
	—	—
Net cash provided by operating activities	2,061	2,153
	—	—
Cash Flows from Investing Activities
Net decrease (increase) in loans	474	(1,219)
Proceeds from maturity of securities	14,441	20,494
Proceeds from sale of securities available-for-sale	—	1,600
Proceeds from sale of property and equipment	59	264
Proceeds from sale of of real estate owned and other repossessed assets	2,097	2,761
Purchase of securities available for sale	(15,872)	(20,080)
Purchase of bank owned life insurance	—	(3,000)
Purchase of premises and equipment	(139)	(120)

Net cash provided by investing activities	1,060	700

Cash Flows from Financing Activities
Net increase in deposits	1,679	7,701
Dividends paid on common stock	(58)	—
Net decrease in Repo Sweep Accts	(3,183)	(2,409)
Advances from FHLB	47,005	58,815
Repayments of advances from FHLB	(48,550)	(66,957)

Net cash used in financing activities	(3,107)	(2,850)

Net Increase in Cash and Cash Equivalents	14	3

Cash and Cash Equivalents - Beginning of year	2,752	2,749

Cash and Cash Equivalents - End of year	$2,766	$2,752

Supplemental Cash Flow and Noncash Information
Net cash paid (refunded) for income taxes	$—	$(15)
Cash paid for interest on deposits and borrowings	1,161	1,702
Transfer of loans to real estate owned & other repossessed assets	1,486	1,823

.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements December 31, 2013 & 2012 (000s omitted, except per share data)

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

Principles of Consolidation - The consolidated financial statements include the accounts of First Federal of Northern Michigan Bancorp, Inc., First Federal of Northern Michigan, and the Bank’s wholly owned subsidiaries, Financial Services & Mortgage Corporation (“FSMC”) and FFNM Agency. FSMC invested in real estate, which includes leasing, selling, developing, and maintaining real estate properties. The main activity of FFNM Agency is to collect the stream of income associated with the sale of the Blue Cross/Blue Shield override business to an outside party and, to a lesser extent, the collection of commissions for the sale of non-insured investment products. All significant intercompany balances and transactions have been eliminated in the consolidation.

Certain reclassifications of prior years’ amounts have been made to conform to current year presentation. Such reclassifications had no effect on prior year net income or shareholders’ equity.

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

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements December 31, 2013 & 2012 (000s omitted, except per share data)

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

Management evaluates securities for other-than-temporary impairment (“OTTI”) on a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. When evaluating investment securities consideration is given to the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, whether the market decline was affected by macroeconomic conditions and whether the Company has the intent to sell the debt security or more likely than not will be required to sell the debt security before its anticipated recovery. In analyzing an issuer’s financial condition, the Company may consider whether the securities are issued by the federal government or its agencies, or U.S. Government sponsored enterprises, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition. The assessment of whether another-than-temporary decline exists involves a high degree of subjectivity and judgment and is based on the information available to management at a point in time.

When OTTI occurs, the amount of the OTTI recognized in earnings depends on whether an entity intends to sell the security or it is more likely than not it will be required to sell the security before recovery of its amortized cost basis. If an entity intends to sell or it is more likely than not it will be required to sell the security before recovery of its amortized cost basis, the OTTI shall be recognized in earnings equal to the entire difference between the investment’s amortized cost basis and its fair value at the balance sheet date. The previous amortized cost basis less the OTTI recognized in earnings becomes the new amortized cost basis of the investment. If a security is determined to be other-than-temporarily impaired, but the entity does not intend to sell the security, only the credit portion of the estimated loss is recognized in earnings, with the other portion of the loss recognized in other comprehensive income.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements December 31, 2013 & 2012 (000s omitted, except per share data)

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

The Company enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding, also known as rate lock commitments. Rate lock commitments on residential mortgage loans that are intended to be sold are considered to be derivatives. Fair value is based on fees currently charged to enter into similar agreements. The fair value of rate lock commitments was insignificant at December 31, 2013 and 2012.

The Company uses forward contracts as part of its mortgage banking activities. Forward contracts provide for the delivery of financial instruments at a specified future date and at a specified price or yield. The fair value of forward contracts was insignificant at December 31, 2013 and 2012.

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

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements December 31, 2013 & 2012 (000s omitted, except per share data)

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

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements December 31, 2013 & 2012 (000s omitted, except per share data)

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

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements December 31, 2013 & 2012 (000s omitted, except per share data)

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

Bank Owned Life Insurance - The Bank has purchased life insurance policies on certain key officers. Bank-owned life insurance is recorded at its cash surrender value, or the amount that can be realized.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements December 31, 2013 & 2012 (000s omitted, except per share data)

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

At the time of the sale, goodwill of $600 continued to be recorded relating to certain assets of the Company that were not sold in the sale of ICA. The assets retained relate to a future stream of commissions. Under an agreement, the Company will receive a portion of the override commission through April, 2014. Management computed an estimated cash flow on this commission using a 6.0% discount rate and determined a fair value of $600. Since the $600 allocation of fair value relates to a finite life asset, the Company re-characterized the goodwill as an amortizable intangible and began amortizing the asset in March, 2009.

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

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements December 31, 2013 & 2012 (000s omitted, except per share data)

Note 1 - Summary of Significant Accounting Policies (Continued)

At December 31, 2013 and 2012, management did not believe it was more likely than not that all of the deferred tax assets would be realized. Accordingly, at December 31, 2013 and 2012 a valuation allowance of $3.2 million was recorded.

The net deferred tax asset recorded at December 31, 2013 and 2012 was $798 and $331. See Note 9 for additional information.

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

The Company’s stock based compensation plans are described in detail in Note 12 (Employee Benefit Plans). Compensation expense is recognized for stock options and unvested (restricted) stock awards issued to employees, based on the fair value of these awards at the date of grant. A Black Scholes model is utilized to estimate the fair value of stock options, while the market price of the Company’s common shares at the date of grant is used to estimate the fair value of unvested (restricted) stock awards. Compensation cost is recognized over the required service period, generally defined as the vesting period for stock option awards and as the unvested period for nonvested (restricted) stock awards. Certain of the Company’s share-based awards contain terms that provide for a graded vesting schedule whereby portions of the award vest in increments over the requisite service period.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements December 31, 2013 & 2012 (000s omitted, except per share data)

Note 1 - Summary of Significant Accounting Policies (Continued)

The Company granted no options in 2013 and 2012. Compensation costs related to stock options charged to earnings were $0 and $2 in 2013 and 2012, respectively.

Earnings Per Common Share - Earnings per common share are computed by dividing net income by the average number of common shares outstanding during the period. The Company uses the treasury stock method to compute diluted earnings per share, which assumes that proceeds from the assumed exercise of stock options would be used to purchase common stock at the average market price during the period. As of December 31, 2013, 150,030 options were not considered dilutive, due to the fact that the options are underwater. As of December 31, 2012 there was no dilution due to the net loss for the year.

Earnings per common share have been computed based on the following:

	December 31,
	2013	2012

Net income (loss)	$55	$(214)

Average number of common shares outstanding	2,884,049	2,884,049
Effect of dilutive options	—	—
Average number of common shares outstanding used to calculate diluted earnings per common share	2,884,049	2,884,049

Recent Accounting Pronouncements - In 2013 the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2013-02 The Reporting of Amounts Reclassified out of Accumulated Other Comprehensive Income. The Update does not change the current requirements for reporting net income or other comprehensive income in financial statements. However, the amendments require an entity to provide information about the amounts reclassified out of accumulated other comprehensive income (AOCI) by component. In addition, an entity is required to present, either on the face of the statement where net income is presented (or in the notes), significant amounts reclassified out of AOCI by the respective line items of net income but only if the amount reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under U.S. GAAP that provide additional detail about those amounts. This standard is effective for reporting periods beginning after December 15, 2013 (December 31, 2014)

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements December 31, 2013 & 2012 (000s omitted, except per share data)

Note 1 - Summary of Significant Accounting Policies (Continued)

In 2013 the FASB issued ASU No. 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. The update provides additional guidance related to the presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss or a tax credit carryforward exists. An unrecognized tax benefit should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss or a tax credit carryfoward. Except for when a net operating loss carryforward, a similar tax loss or tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The assessment of whether a deferred tax asset is available is based on the unrecognized tax benefit and deferred tax asset that exist at the reporting date and should be made presuming disallowance of the tax position at the reporting date. The amendments in this update are effective for fiscal years and interim periods within those years, beginning after December 15, 2013. For nonpublic entities, the amendments are effective for fiscal years and interim periods within those years, beginning after December 15, 2014. Early adoption is permitted. We do not expect the update to have a material effect on our financial statements.

During 2014, the FASB issued ASU N. 2014-04 Receivables – Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure. The amendments in this Update clarify that an in substance repossession or foreclosures occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the amendment requires interim and annual disclosure of both (1) the amount of

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements December 31, 2013 & 2012 (000s omitted, except per share data)

foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. The amendments in this Update are effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. For entities other than public business entities, the amendments in this Update are effective for annual periods beginning after December 15, 2014 and interim periods within annual periods beginning after December 15, 2015. An entity can elect to adopt the amendments in this Update using either a modified retrospective transition method or a prospective method. We do not expect the update to have a material effect on our financial statements.

Note 2 - Securities

Investment securities have been classified according to management’s intent. The carrying value and estimated fair value of securities are as follows:

	December 31, 2013
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Market Value
Securities Available for Sale
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$7,111	$36	$(105)	$7,042
Municipal notes	13,694	216	(301)	13,609
Corporate securities	1,085	12	—	1,097
Mortgage-backed securities	28,708	279	(384)	28,603
Equity securities	3	4	—	7

Total	$50,601	$547	$(790)	$50,358

Securities Held to Maturity
Municipal notes	$2,255	$145	$—	$2,400

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements December 31, 2013 & 2012 (000s omitted, except per share data)

Note 2 - Securities (Continued)

	December 31, 2012
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Market Value
Securities Available for Sale
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$9,181	$66	$—	$9,247
Municipal notes	10,413	368	(23)	10,758
Corporate securities	1,135	15	—	1,150
Mortgage-backed securities	28,901	736	(29)	29,608
Equity securities	3	—	(2)	1

Total	$49,633	$1,185	$(54)	$50,764

Securities Held to Maturity
Municipal notes	$2,345	$225	$—	$2,570

The amortized cost and estimated market value of securities at December 31, 2013, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements December 31, 2013 & 2012 (000s omitted, except per share data)

Note 2 - Securities (Continued)

	December 31, 2013
	Amortized Cost	Market Value
Available For Sale:

Due in one year or less	$3,414	$3,427
Due after one year through five years	10,779	10,854
Due in five year through ten years	6,461	6,201
Due after ten years	1,236	1,266

Subtotal	21,890	21,748

Equity securities	3	7
Mortgage-backed securities	28,708	28,603

Total	$50,601	$50,358

Held To Maturity
Due in one year or less	$90	$92
Due after one year through five years	490	516
Due in five year through ten years	700	750
Due after ten years	975	1,042

Total	$2,255	$2,400

At December 31, 2013 and 2012, securities with a fair value of $36.0 million and $44.1 million, respectively, were pledged to secure REPO Sweep accounts, FHLB advances and borrowings from the Federal Reserve discount window.

Gross proceeds from the sale of available-for-sale securities for the years ended December 31, 2013 and 2012 were $0 and $1.6 million, respectively, resulting in gross gains of $0 and $54, respectively, and gross losses of $0 and $7, respectively. The tax provision applicable to these net realized gains amounted to $0 and $16, respectively.

The following is a summary of securities that had unrealized losses at December 31, 2013 and 2012. The information is presented for securities that have been in an unrealized loss position for less than 12 months and for more than 12 months. At December 31, 2013, the Company held 39 securities with unrealized losses totaling $790. At December 31, 2012 there were 10 securities with unrealized losses totaling $54. There are temporary reasons why securities may be valued at less than amortized cost.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements December 31, 2013 & 2012 (000s omitted, except per share data)

Note 2 - Securities (Continued)

Temporary reasons are that the current levels of interest rates as compared to the coupons on the securities held by the Company are higher and impairment is not due to credit deterioration. The Company has the intent and the ability to hold these securities until their value recovers, which may be until maturity.

	December 31, 2013				December 31, 2012
		Gross Unrealized Losses		Gross Unrealized Losses		Gross Unrealized Losses		Gross Unrealized Losses
	Fair Value	Less than 12 months	Fair Value	12 months or longer	Fair Value	Less than 12 months	Fair Value	12 months or longer

Available For Sale:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$—	$—	$894	$(105)	$—	$—	$—	$—
Corporate and other securities
Municipal notes	7,902	(243)	1,668	(58)	1,537	(23)	—	—
Mortgage-backed securities	14,471	(334)	2,052	(50)	2,725	(13)	1,687	(16)
Equity securities	—	—	—	—	—	—	1	(2)
Total Securities available for sale	$22,373	$(577)	$4,614	$(213)	$4,262	$(36)	$1,688	$(18)
Held to Maturity:
Municipal notes	—	—	—	—	—	—	—	—
Total Securities held to maturity	$—	$—	$—	$—	$—	$—	$—	$—

On a quarterly basis, the Company performs a comprehensive security-level impairment assessment on all securities in an unrealized loss position to determine if other-than-temporary impairment (“OTTI”) exists. An unrealized loss exists when the current fair value of an individual security is less than its amortized cost basis. For debt securities, an OTTI loss must be recognized for a debt security in an unrealized loss position if the Company intends to sell the security or it is more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis. In this situation, the amount of loss recognized in income is equal to the difference between the fair value and the amortized cost basis of the individual security. If the Company does not expect to sell the security, the Company must evaluate the expected cash flows to be received to determine if a credit loss has occurred. If a credit loss is present, only the amount of impairment associated with the credit loss is recognized in income. The portion of the unrealized loss relating to other factors, such as liquidity conditions in the market or changes in market interest rates, is recorded in other comprehensive income.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements December 31, 2013 & 2012 (000s omitted, except per share data)

Note 2 - Securities (Continued)

The security-level assessment is performed on each security, regardless of the classification of the security as available for sale or held to maturity. The assessments are based on the nature of the securities, the financial condition of the issuer, the extent and duration of the securities, the extent and duration of the loss and the intent and whether Management intends to sell or it is more likely than not that it will be required to sell a security before recovery of its amortized cost basis, which may be maturity. For those securities for which the assessment shows the Company will recover the entire cost basis, Management does not intend to sell these securities and it is not more likely than not that the Company will be required to sell them before the anticipated recovery of the amortized cost basis, the gross unrealized losses are recognized in other comprehensive income, net of tax.

Management does not believe that the investment securities that were in an unrealized loss position as of December 31, 2013 represent an other-than-temporary impairment. Total gross unrealized losses were primarily attributable to changes in interest rates, relative to when the investment securities were purchased, and not due to the credit quality of the investment securities. The Company does not intend to sell the investment securities that were in an unrealized loss position and it is not more likely than not that the Company will be required to sell the investment securities before recovery of their amortized cost bases, which may be at maturity.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements December 31, 2013 & 2012 (000s omitted, except per share data)

Note 3 - Loans

Loans at December 31, 2013 and 2012 are summarized as follows:

	December 31
	2013	2012

Real estate loans - One- to four-family residential	$63,839	$66,539
Commercial loans:
Secured by real estate	51,899	54,673
Other	12,451	8,102
Total commercial loans	64,350	62,775
Consumer loans:
Secured by real estate	8,730	10,409
Other	1,165	1,259
Total consumer loans	9,895	11,668
Total gross loans	138,084	140,982
Less:
Net deferred loan fees	297	320
Allowance for loan losses	1,472	1,750
Total loans - net	$136,315	$138,912

Final loan maturities and rate sensitivity of the loan portfolio are as follows:

	December 31, 2013
	Less Than One Year	One Year to Five Years	After Five Years	Total

Loans at fixed interest rates	$7,713	$28,673	$49,458	$85,844
Loans at variable interest rates	6,357	12,280	33,603	52,240

Total	$14,070	$40,953	$83,061	$138,084

Certain directors and executive officers of the Company were loan customers of the Bank during 2013 and 2012. Such loans were made in the ordinary course of business and do not involve more than a normal risk of collectability. An analysis of aggregate loans outstanding to directors and executive officers for the years ended December 31, 2013 and 2012 are as follows:

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements December 31, 2013 & 2012 (000s omitted, except per share data)

Note 3- Loans (Continued)

	December 31
	2013	2012

Aggregate balance - Beginning of Period	$3,340	$3,344

New loans	2,524	1,166
Repayments	(2,491)	(1,170)
Net change in directors and officers	(205)	—

Aggregate balance - End of Period	$3,168	$3,340

The following tables illustrate the contractual aging of the recorded investment in past due loans by class of loans as of December 31, 2013 and 2012:

As of December 31, 2013
	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans	Recorded Investment > 90 Days and Accruing

Commercial Real Estate:
Commercial Real Estate - construction	$—	$—	$173	$173	$—	$173	$—
Commercial Real Estate - other	—	521	1,441	1,962	49,764	51,726	—
Commercial - non real estate	33	20	—	53	12,398	12,451	—

Consumer:
Consumer - Real Estate	54	55	—	109	8,621	8,730	—
Consumer - Other	—	4	2	6	1,159	1,165	2

Residential:
Residential	1,973	393	353	2,719	61,120	63,839	24
Total	$2,060	$993	$1,969	$5,022	$133,062	$138,084	$26

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements December 31, 2013 & 2012 (000s omitted, except per share data)

Note 3 - Loans (Continued)

As of December 31, 2012
	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans	Recorded Investment > 90 Days and Accruing

Commercial Real Estate:
Commercial Real Estate - construction	$—	$—	$173	$173	$2,073	$2,246	$—
Commercial Real Estate - other	3,210	540	282	4,032	48,395	52,427	—
Commercial - non real estate	113	—	—	113	7,989	8,102	—

Consumer:
Consumer - Real Estate	59	—	13	72	10,337	10,409	—
Consumer - Other	11	5	6	22	1,237	1,259	6

Residential:
Residential	2,047	796	1,198	4,041	62,498	66,539	61
Total	$5,440	$1,341	$1,672	$8,453	$132,529	$140,982	$67

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

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements December 31, 2013 & 2012 (000s omitted, except per share data)

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

Risk Grade 6 (Substandard) - Loans are “substandard” whose full, final collectability does not appear to be a matter of serious doubt, but which nevertheless portray some form of well defined weakness that requires close supervision by Bank management. The noted weaknesses involve more than normal banking risk. One or more of the following characteristics may be exhibited in loans classified Substandard: (1) Loans possess a defined credit weakness and the likelihood that the loan shall be paid from the primary source of repayment is uncertain; (2) Loans are not adequately protected by the current net worth and/or paying capacity of the obligor; (3) primary source of repayment is gone, and the Bank is forced to rely on a secondary source of repayment such as collateral liquidation or guarantees; (4) distinct possibility that the Bank shall sustain some loss if deficiencies are not corrected; (5) unusual courses of action are needed to maintain a high probability of repayment; (6) the borrower is not generating enough cash flow to repay loan principal, however, continues to make interest payments; (7) the Bank is forced into a subordinated or unsecured position due to flaws in documentation; (8) loans have been restructured so that payment schedules, terms, and collateral represent concessions to the

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements December 31, 2013 & 2012 (000s omitted, except per share data)

Note 3 - Loans (Continued)

borrower when compared to normal loan terms; (9) the Bank is contemplating foreclosure or legal action due to the apparent deterioration in the loan; or (10) there is a significant deterioration in the market conditions and the borrower is highly vulnerable to these conditions.

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

The following tables present the risk category of loans by class of loans based on the most recent analysis performed as of December 31, 2013 and 2012:

As of December 31, 2013

Loan Grade	Commercial Real Estate Construction	Commercial Real Estate Other	Commercial

1-2	$—	$—	$—
3	—	16,187	5,602
4	—	27,789	6,699
5	—	4,835	45
6	173	2,915	105
7	—	—	—
8	—	—	—
Total	$173	$51,726	$12,451

As of December 31, 2012

Loan Grade	Commercial Real Estate Construction	Commercial Real Estate Other	Commercial

1-2	$—	$—	$—
3	615	13,895	2,376
4	1,458	27,488	5,489
5	—	2,712	37
6	173	8,332	200
7	—	—	—
8	—	—	—
Total	$2,246	$52,427	$8,102

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements December 31, 2013 & 2012 (000s omitted, except per share data)

Note 3 - Loans (Continued)

For residential real estate and other consumer credit the Company also evaluates credit quality based on the aging status of the loan and by payment activity. Loans 60 or more days past due are monitored by the collection committee.

The following tables present the risk category of loans by class based on the most recent analysis performed as of December 31, 2013 and 2012.

As of December 31, 2013
	Residential

Loan Grade:
Pass	$63,164
Special Mention	—
Substandard	675
Total	$63,839

	Consumer - Real Estate	Consumer - Other

Performing	$8,723	$1,163
Nonperforming	7	2
Total	$8,730	$1,165

As of December 31, 2012
	Residential

Loan Grade:
Pass
Special Mention	$64,668
Substandard	—
Total	1,871
	$66,539

	Consumer - Real Estate	Consumer - Other

Performing	$10,381	$1,253
Nonperforming	28	6
Total	$10,409	$1,259

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements December 31, 2013 & 2012 (000s omitted, except per share data)

Note 3 - Loans (Continued)

The following tables present the recorded investment in non-accrual loans by class as of December 31, 2013 and 2012:

As of December 31
	2013	2012

Commercial Real Estate:
Commercial Real Estate - construction	$173	$173
Commercial Real Estate - other	1,454	2,851
Commercial	—	—

Consumer:
Consumer - real estate	7	28
Consumer - other	—	1

Residential:
Residential	651	1,810

Total	$2,285	$4,863

The following tables present loans individually evaluated for impairment by class of loans as of December 31, 2013 and 2012:

Impaired Loans As of December 31, 2013				For the Twelve Months Ended December 31,
				2013
	Unpaid Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized

With no related allowance recorded:
Commercial	$—	$—	$—	$—	$—
Commercial Real Estate - Construction	—	—	—	—	—
Commercial Real Estate - Other	1,789	1,788	—	1,894	104
Consumer - Real Estate	8	7	—	7	—
Consumer - Other	—	—	—	—	—
Residential	954	722	—	727	6

With a specific allowance recorded:
Commercial	—	—	—	—	—
Commercial Real Estate - Construction	1,589	173	48	173	—
Commercial Real Estate - Other	3,980	3,391	182	3,397	94
Consumer - Real Estate	—	—	—	—	—
Consumer - Other	—	—	—	—	—
Residential	53	30	5	30	—

Totals:
Commercial	$—	$—	$—	$—	$—
Commercial Real Estate - Construction	$1,589	$173	$48	$173	$—
Commercial Real Estate - Other	$5,769	$5,179	$182	$5,291	$198
Consumer - Real Estate	$8	$7	$—	$7	$—
Consumer - Other	$—	$—	$—	$—	$—
Residential	$1,007	$752	$5	$757	$6

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013 & 2012
(000s omitted, except per share data)

Note 3 - Loans (Continued)

				For the Twelve Months Ended
Impaired Loans				December 31,
As of December 31, 2012				2012
	Unpaid Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized

With no related allowance recorded:
Commercial	$—	$—	$—	$—	$—
Commercial Real Estate - Construction	1,589	173	—	173	—
Commercial Real Estate - Other	4,869	4,535	—	5,084	138
Consumer - Real Estate	33	28	—	34	—
Consumer - Other	1	1	—	3	—
Residential	1,365	1,194	—	1,359	—

With a specific allowance recorded:
Commercial	—	—	—	—	—
Commercial Real Estate - Construction	—	—	—	—	—
Commercial Real Estate - Other	2,138	2,127	101	2,167	80
Consumer - Real Estate	—	—	—	—	—
Consumer - Other	—	—	—	—	—
Residential	616	616	141	642	—

Totals:
Commercial	$—	$—	$—	$—	$—
Commercial Real Estate - Construction	$1,589	$173	$—	$173	$—
Commercial Real Estate - Other	$7,007	$6,662	$101	$7,251	$218
Consumer - Real Estate	$33	$28	$—	$34	$—
Consumer - Other	$1	$1	$—	$3	$—
Residential	$1,981	$1,810	$141	$2,001	$—

As of December 31, 2013 no additional funds are committed to be advanced in connection with impaired loans.

A restructuring of debt constitutes a troubled debt restructuring (“TDR”) if the creditor, for economic or legal reasons related to the debtor’s financial difficulties, grants a concession to the debtor that it would not otherwise consider. That concession either stems from an agreement between the creditor and the debtor or is imposed by law or a court. The Company adheres to ASC 310-40, Troubled Debt Restructurings by Creditors, to determine whether a TDR applies in a particular instance. Prior to loans being modified and classified as a TDR, specific reserves are generally assessed, as most these loans have been specifically allocated for as part of the Company’s normal loan loss provisioning methodology. The Company allocated $230 and $13 reserves for the TDR loans at December 31, 2013 and December 31, 2012, respectively. The Company classifies all TDR loans as impaired loans in the table above.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013 & 2012
(000s omitted, except per share data)

Note 3 - Loans (Continued)

The following table summarizes the loans that were modified as a TDR during the period ended December 31, 2013 and 2012.

	For the Twelve Months Ended December 31, 2013
	Number of Contracts	Pre-Modification Outstanding Recorded Investments	Post-Modification Outstanding Recorded Investment	Troubled Debt Restructurings That Subsequently Defaulted
				Number of Contracts	Recorded Investment

Troubled Debt Restructurings

Commercial Real Estate - Construction	—	$—	$—	—	$—
Commercial Real Estate - Other	1	412	412	—	—
Commercial - non real estate	—	—	—	—	—
Residential	2	337	337	—	—

Total	3	$749	$749	—	$—

	For the Twelve Months Ended December 31, 2012
	Number of Contracts	Pre-Modification Outstanding Recorded Investments	Post-Modification Outstanding Recorded Investment	Troubled Debt Restructurings That Subsequently Defaulted
				Number of Contracts	Recorded Investment

Troubled Debt Restructurings

Commerical Real Estate - Construction	—	$—	$—	—	$—
Commercial Real Estate - Other	—	—	—	1	53
Consumer - Real Estate	4	3,542	2,737	—	—
Residential	—	—	—	—	—

Total	4	$3,542	$2,737	1	$53

A modification of a loan constitutes a TDR when a borrower is experiencing financial difficulty and the modification constitutes a concession. The Company offers various types of concessions when modifying a loan, however, forgiveness of principal is rarely granted. Commercial loans modified in a TDR often involve temporary interest-only payments, term extensions, and converting revolving credit lines to term loans.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013 & 2012
(000s omitted, except per share data)

Note 3 - Loans (Continued)

Additional collateral, a co-borrower, or a guarantor may be requested. Commercial mortgage and construction loans modified in a TDR often involve reducing the interest rate for the remaining term of the loan, extending the maturity date at an interest rate lower than the current market rate for new debt with similar risk, or substituting or adding a new borrower or guarantor.

Loans modified in a TDR may be on non-accrual status and partial charge-offs have in some cases already been taken against the outstanding loan balance. As a result, loans modified in a TDR for the Company may have the financial effect of increasing the specific allowance associated with the loan. The allowance for impaired loans that have been modified in a TDR is measured based on the estimated fair value of the collateral, less any selling costs, if the loan is collateral dependent or on the present value of expected future cash flows discounted at the loan’s effective interest rate if the loan is performing in accordance with the modified terms. Management exercises significant judgment in developing these estimates.

The regulatory guidance requires loans to be accounted for as collateral-dependent loans when borrowers have filed Chapter 7 bankruptcy, the debt has been discharged and the borrower has not reaffirmed the debt, regardless of the delinquency status of the loan. The filing of bankruptcy by the borrower is evidence of financial difficulty and the discharge of the obligation by the bankruptcy court is deemed to be a concession granted to the borrower.

At December 31, 2013, there were no additional commitments to lend additional funds to the related debtors whose terms have been modified in a TDR.

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

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013 & 2012
(000s omitted, except per share data)

Note 3 – Loans (Continued)

Activity in the allowance for loan and lease losses was as follows for the years ended December 31, 2013 and 2012:

For the Year Ended December 31, 2013
	Commercial Construction	Commercial Real Estate	Commercial	Consumer Real Estate	Consumer	Residential	Unallocated	Total

Allowance for credit losses:
Beginning Balance	$64	$579	$69	$99	$33	$906	$—	$1,750
Charge-offs	—	(674)	—	(40)	(13)	(464)	—	(1,191)
Recoveries	—	114	—	36	6	120	—	276
Provision	(16)	425	(6)	(33)	(5)	222	50	637
Ending Balance	$48	$444	$63	$62	$21	$784	$50	$1,472

Ending balance: individually evaluated for impairment	$48	$182	$—	$—	$—	$5	$—	$235

Ending balance: loans collectively evaluated for impairment	$—	$262	$63	$62	$21	$779	$50	$1,237

Loans:
Ending Balance	$173	$51,726	$12,451	$8,730	$1,165	$63,839	$—	$138,084

Ending balance: individually evaluated for impairment	$173	$5,179	$—	$7	$—	$752	$—	$6,111

Ending balance: loans collectively evaluated for impairment	$—	$46,547	$12,451	$8,723	$1,165	$63,087	$—	$131,973

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013 & 2012
(000s omitted, except per share data)

Note 3 – Loans (Continued)

For the Year Ended December 31, 2012
	Commercial Construction	Commercial Real Estate	Commercial	Consumer Real Estate	Consumer	Residential	Unallocated	Total

Allowance for credit losses:
Beginning Balance	$10	$393	$53	$146	$46	$870	$—	$1,518
Charge-offs	—	(265)	—	(87)	(44)	(840)	—	(1,236)
Recoveries	—	10	—	16	10	65	—	101
Provision	54	441	16	24	21	811	—	1,367
Ending Balance	$64	$579	$69	$99	$33	$906	$—	$1,750

Ending balance: individually evaluated for impairment	$—	$101	$—	$—	$—	$141	$—	$242

Ending balance: loans collectively evaluated for impairment	$64	$478	$69	$99	$33	$765	$—	$1,508

Loans:
Ending Balance	$2,246	$52,427	$8,102	$10,409	$1,259	$66,539	$—	$140,982

Ending balance: individually evaluated for impairment	$173	$6,662	$—	$28	$1	$1,810	$—	$8,674

Ending balance: loans collectively evaluated for impairment	$2,073	$45,765	$8,102	$10,381	$1,258	$64,729	$—	$132,308

Note 4 - Property and Equipment

A summary of property and equipment is as follows:

	December 31
	2013	2012

Land	$1,071	$1,112
Land improvements	182	184
Buildings	6,237	6,249
Equipment	3,523	3,682

Total property and equipment	11,013	11,227

Accumulated depreciation	5,810	5,833

Net property and equipment	$5,203	$5,394

Depreciation expense was $283 and $303 for the periods ended December 31, 2013 and 2012, respectively.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013 & 2012
(000s omitted, except per share data)

Note 5 - Servicing

Loans serviced for others are not included in the accompanying consolidated balance sheet. The unpaid principal balances of mortgage and other loans serviced for others were approximately $131.7 million and $140.7 million at December 31, 2013 and 2012, respectively.

The key economic assumptions used in determining the fair value of the mortgage servicing rights are as follows:

	December 31,
	2013	2012
Annual constant prepayment speed (CPR)	10.27%	17.86%
Weighted average life (in months)	244	246
Discount rate	9.26%	8.11%

The fair value of our mortgage servicing rights was estimated to be $1.1 million and $1.0 million at December 31, 2013 and December 31, 2012, respectively. At December 31, 2012 a valuation allowance of $19 was established against the mortgage servicing rights associated with our 20-year fixed-rate sold loans. Based on decreased prepayment speeds within the 20-year fixed rate tranche, the valuation allowance was removed in 2013.

The following table summarizes mortgage servicing rights capitalized and amortized, along with the aggregate activity in related valuation allowances:

	December 31
	2013	2012
Balance - beginning of period:	$1,035	$993

Originated mortgage servicing rights capitalized	151	426
Amortization of mortgage servicing rights	(326)	(384)

Balance - end of period	860	1,035

Valuation allowances:
Balance - beginning of period	(19)	—
Additions	—	(19)
Reductions	19	—
Write-downs	—	—

Balance - end of period (net of allowances)	$860	$1,016

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013 & 2012
(000s omitted, except per share data)

Note 6 - Intangible Assets

Intangible assets of the Company are summarized as follows:

	December 31, 2013
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortized intangible assets:
Core deposit	$25	$24	$1
Commission residual	600	561	39
Total	$625	$585	$40

	December 31, 2012
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortized intangible assets:
Core deposit	$3,081	$3,078	$3
Commission residual	600	445	155
Total	$3,681	$3,523	$158

Amortization expense was $118 and $177 for the periods ended December 31, 2013 and 2012, respectively.

As discussed in Note 1, on February 27, 2009 the Company announced that it had sold the majority of the assets of the InsuranCenter of Alpena. The Company allocated the goodwill between the assets sold and the assets retained.

The assets retained relate to a future stream of commissions related to the override commission discussed earlier. Under an agreement, the Company will receive a portion of the override commission through April, 2014. Management computed an estimated cash flow on this commission and using a 6.0% discount rate determined a fair value of $600. Since the $600 allocation of fair value relates to a finite life asset, the Company re-characterized the goodwill as an amortizable intangible and began amortizing the asset in March, 2009.

The following table sets forth the amount of remaining amortization for intangibles assets:

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013 & 2012
(000s omitted, except per share data)

Note 6 - Intangible Assets (Continued)

For the year ended December 31,
2014

Core deposit	1
Commission residual	39
Total	40

Note 7 - Deposits

Deposit accounts, by type and range of rates, consist of the following:

	December 31
	2013	2012
Account Type

NOW accounts and MMDA	$50,222	$44,218
Regular savings accounts	22,037	19,867

Total	72,259	64,085

Certificate of Deposit Rates

0.50 percent to 0.99 percent	40,259	42,698
1.00 percent to 1.99 percent	17,715	15,962
2.00 percent to 2.99 percent	7,130	10,746
3.00 percent to 3.99 percent	1,486	3,398
4.00 percent to 4.99 percent	133	394

Total certificate of deposits	66,723	73,198

Total interest-bearing deposits	$138,982	$137,283

Certificates of deposit $100 or greater at December 31, 2013 and 2012 were $22.9 million and $26.0 million, respectively.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013 & 2012
(000s omitted, except per share data)

Note 7 – Deposits (Continued)

The following table sets forth the amount and maturities of certificates of deposit:

	December 31, 2013
	Amount Due
Rate	Less than 1 Year	1-2 Years	2-3 Years	3-5 Years	Greater than 5 Years	Total
0.50 percent to 0.99 percent	$27,892	$11,193	$877	$297	$—	$40,259
1.00 percent to 1.99 percent	3,324	953	6,408	3,315	3,715	17,715
2.00 percent to 2.99 percent	1,313	3,861	409	51	1,496	7,130
3.00 percent to 3.99 percent	422	494	—	12	558	1,486
4.00 percent to 4.99 percent	—	46	33	54	—	133
Total	$32,951	$16,547	$7,727	$3,729	$5,769	$66,723

Interest expense on deposits is summarized as follows:

	Year Ended December 31
	2013	2012

NOW and MMDAs	$98	$95
Regular savings	11	10
Certificates of deposit	717	929

Total	$826	$1,034

Deposits from related parties held by the Bank at December 31, 2013 and 2012 amounted to $632 and $1.3 million, respectively.

Note 8 - Federal Home Loan Bank and Federal Reserve Advances

The Bank has advances from the Federal Home Loan Bank of Indianapolis. Interest rates range from 0.30% to 2.21% with a weighted average interest rate of 1.00%. These advances contain varying maturity dates through January 3, 2023 with a weighted average maturity of approximately 32 months. The advances are collateralized by approximately $49.6 million and $50.0 million of mortgage loans as of December 31, 2013 and 2012, respectively. In addition, at December 31, 2013 and 2012, securities with a carrying value of $20.4 million and $31.7 million, respectively, were pledged as collateral for Federal Home Loan Bank advances. Available borrowings with the Federal Home Loan Bank at December 31, 2013 totaled $52.0 million, of which $24.8 million was outstanding.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013 & 2012
(000s omitted, except per share data)

Note 8 - Federal Home Loan Bank and Federal Reserve Advances (Continued)

The advances are subject to prepayment penalties subject to the provisions and conditions of the credit policy of the Federal Home Loan Bank. Future maturities of the advances are as follows:

December 31, 2013

Years Ending December 31	Amount	Weighted Average Interest Rate

2014	$7,715.44
2015	2,526.81
2016	6,938	1.15
2017	5,729	1.49
2018	661	1.17
Thereafter	1,244	1.61
Total	$24,813	1.00

The Bank had $1.5 million and $0 of variable rate advances outstanding as of December 31, 2013 and 2012, respectively.

In 2009, the Bank entered into a discount window loan agreement with the Federal Reserve Bank that allows for advances up to seventy-five percent of the collateral balance. As of December 31, 2013, these advances are secured by investment securities with a fair value of approximately $7.9 million and are generally due within 28 days from the date of the advance. The interest rate on the advances is based on the quoted Federal Reserve discount window rate (effective rate of 0.75 percent as of December 31, 2013). At December 31, 2013 and 2012, the Bank had no outstanding advances.

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

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013 & 2012
(000s omitted, except per share data)

Note 9 - Federal Income Tax (Continued)

The analysis of the consolidated provision for federal income tax is as follows:

	Year Ended December 31
	2013	2012

Current provision	$—	$—
Deferred benefit	(57)	(138)
Change in valuation allowance	57	138

Total	$—	$—

A reconciliation of the federal income tax expense and the amount computed by applying the statutory federal income tax rate (34 percent) to income before federal income tax is as follows:

	Year Ended December 31
	2013	2012

Tax (benefit) expense at statutory rate	$19	$(73)
Increase (decrease) from:
Change in valuation allowance	57	138
Tax-exempt interest	(52)	(52)
Other	(24)	(13)

Total income tax expense	$—	$—

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements December 31, 2013 & 2012 (000s omitted, except per share data)

Note 9 - Federal Income Tax (Continued)

The net deferred tax asset was comprised of the following temporary differences:

	December 31
	2013	2012
Deferred tax assets:
Other real estate owned	$92	$96
Non-accrual loan interest	49	65
Directors’ benefit plan	272	274
Net operating loss carryforward	3,684	3,536
Investment in subsidiary	784	784
Net deferred loan origination fees	101	109
Unrealized loss on available-for-sale securities	83	—
Other	246	192

Total deferred tax assets	5,311	5,056

Less: valuation allowance	3,223	3,166

Deferred tax liabilities:
Allowance for loan losses	322	158
Mortgage servicing rights	292	345
Partnership losses	124	117
Unrealized gain on available-for-sale securities	—	385
Depreciation	344	343
Other	207	211

Total deferred tax liabilities	1,289	1,559

Net deferred tax asset	$799	$331

The Company has net operating loss carryforwards of approximately $10.8 million generated from December 31, 2007 through December 31, 2013 that are available to reduce total taxable income through the years ending December 31, 2033.

For tax years beginning prior to January 1, 1996, a qualified thrift institution was allowed a bad debt deduction for tax purposes based on a percentage of taxable income or on actual experience. The Bank used the percentage of taxable income method through December 31, 1995.

A deferred tax liability has not been recognized for the tax bad debt base year reserves of the Bank. The base year reserves are the balance of reserves as of December 31, 1987. At December 31, 2013 and 2012, the amount of those reserves was approximately $60. The amount of the unrecognized deferred tax liability at December 31, 2013 and 2012 was approximately $20.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements December 31, 2013 & 2012 (000s omitted, except per share data)

Note 10 – Off-Balance Sheet Risk Commitments and Contingencies

The Company is a party to credit-related financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit, and commercial letters of credit. These financial instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statement of financial condition.

The Bank’s exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of these commitments. The Company follows the same credit policies in making commitments as it does for on-balance-sheet instruments.

The following financial instruments were outstanding whose contract amounts represent credit risk:

	December 31
	2013	2012

Commitments to grant loans	$5,936	$9,498
Unfunded commitments under lines of credit	12,940	13,074
Commercial and standby letters of credit	59	4

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

Commercial and standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily used to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. Fees earned on commercial and standby letters of credit are required to be deferred over the contractual life of the letter of credit. The Company determined that the fair value of guarantees on standby letters of credit has an immaterial effect on the financial results at December 31, 2013 and 2012.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements December 31, 2013 & 2012 (000s omitted, except per share data)

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

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements December 31, 2013 & 2012 (000s omitted, except per share data)

Note 11 - Stockholders’ Equity (Continued)

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

	Actual		For Capital Adequacy Purposes		To be Categorized as Well-Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(Dollars in Thousands)

December 31, 2013
Total capital (to risk-weighted assets)	$24,033	17.9%	$10,748	8.0%	$13,436	10.0%
Tier 1 capital (to risk-weighted assets)	$22,563	16.8%	$5,374	4.0%	$8,061	6.0%
Tangible capital (to tangible assets)	$22,563	10.8%	$3,137	1.5%	$4,183	2.0%

December 31, 2012
Total capital (to risk-weighted assets)	$23,723	17.4%	$10,930	8.0%	$13,663	10.0%
Tier 1 capital (to risk-weighted assets)	$22,015	16.1%	$5,465	4.0%	$8,198	6.0%
Tangible capital (to tangible assets)	$22,015	10.3%	$3,197	1.5%	$4,263	2.0%

Note 12 - Employee Benefit Plans

Defined Benefit Pension Plan

The Bank is a participant in the multiemployer Financial Institutions Retirement Fund (FIRF or the “Plan”), which covers substantially all of its officers and employees. The defined benefit plan covers all employees who have completed one year of service, attained age 21, and worked at least 1,000 hours during the year. Normal retirement age is 65, with reduced benefits available at age 55. The Bank’s contributions are determined by FIRF and generally represent the normal cost of the Plan. Specific Plan assets and accumulated benefit information for the Bank’s portion of the Plan are not available. Under the Employee Retirement Income Security Act of 1974 (ERISA), a contributor to a multiemployer pension plan may be liable in the event of complete or partial withdrawal for the benefit payments guaranteed under ERISA. Effective July 1, 2005 the plan was frozen as to current participants and any new employees hired after July 1, 2004 were excluded from the plan. The expense of the Plan allocated to the Bank was $72 and $87 for the years ended December 31, 2013 and 2012, respectively.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements December 31, 2013 & 2012 (000s omitted, except per share data)

Note 12 - Employee Benefit Plans (Continued)

401(k) Savings Plan

The Bank has a 401(k) savings plan covering substantially all of its employees who meet certain age and service requirements. Contributions to the plan by the Bank are discretionary in nature in such amounts determined by the Board of Directors. The expense under the plan for the years ended December 31, 2013 and 2012 was $89 and $94, respectively.

Nonqualified Deferred Compensation Plan

The Bank has a nonqualified deferred compensation plan for certain of its directors. Through 1998, each eligible director could voluntarily defer all or part of his or her director’s fees to participate in the program. The plan is currently unfunded and amounts deferred are unsecured and remain subject to claims of the Bank’s general creditors.

Directors are paid once they reach normal retirement age or sooner for reason of death, total disability, or termination. The Bank may terminate the plan at any time. The amount recorded under the plan totaled approximately $801 and $807 at December 31, 2013 and 2012, respectively. The expense under the plan for the years ended December 31, 2013 and 2012 was $78 and $71, respectively.

Employee Stock Ownership Plan

Effective January 1, 1994, the Bank implemented an employee stock ownership plan (ESOP). The ESOP covers substantially all employees who have completed one year of service, attained age 21, and worked at least 1,000 hours during the year. To fund the ESOP, the Bank borrowed $480 from an outside party to purchase 48,000 shares of the Company’s common stock at $10 per share. The ESOP note was payable quarterly with interest at the prime rate and was retired in 1999. All of the 1994 shares were allocated as of December 31, 1999. Compensation expense is measured by the fair value of ESOP shares allocated to participants during a fiscal year.

Pursuant to the 2005 second-step conversion and stock offering, the shareholders of the Company approved the purchase of 8% of shares sold in the stock offering by the ESOP.
44

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements December 31, 2013 & 2012 (000s omitted, except per share data)

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

Compensation expense is recognized for the ESOP equal to the average fair value of shares committed to be released for allocation to participant accounts. Any difference between the average fair value of shares committed to be released for allocation and the ESOP’s original acquisition cost is charged or credited to stockholders’ equity (additional paid-in capital). During the years ended December 31, 2013 and 2012, respectively, 2,793 and 13,687 shares were sold into the open market and 0 and 15 shares were purchased from the open market. Total compensation expense was $0 for both the years ended December 31, 2013 and 2012.

Shares held by the ESOP include the following:

	December 31
	2013	2012

Allocated	116,465	121,608
Unallocated	—	—
Total	116,465	121,608

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements December 31, 2013 & 2012 (000s omitted, except per share data)

Note 12 - Employee Benefit Plans (Continued)

There were 1,.350 and 3,065 shares distributed to ESOP participants in 2013 and 2012, respectively.

Stock-Based Compensation Plans

The Company’s 1996 Stock Option Plan (the “1996 Plan”), which was approved by shareholders, permits the grant of stock options to its directors and employees for up to 127,491 shares of common stock (retroactively adjusted for the exchange ratio applied in the Company’s 2005 stock offering and related second-step conversion). The Company’s 2006 Stock-Based Incentive Plan (the “2006 Plan”), which was approved by the shareholders on May 17, 2006, permits the award of up to 242,740 shares of common stock of which the maximum number to be granted as Stock Options is 173,386 and the maximum that can be granted as Restricted Stock Awards is 69,354. Option awards are granted with an exercise price equal to the market price of the Company’s stock at the date of grant; those option awards generally vest based on five years of continual service and have ten year contractual terms. Certain options provide for accelerated vesting if there is a change in control (as defined in the Plans). Shares issued under the Plan and exercised pursuant to the exercise of the stock option plan may be either authorized but unissued shares or reacquired shares held by the Company as treasury stock.

Stock Options - A summary of option activity under the Plans during the years ended December 31, 2013 and 2012 is presented below:

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013 & 2012
(000s omitted, except per share data)

Note 12 - Employee Benefit Plans (Continued)

Options	Shares	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value

Outstanding at January 1, 2012	182,682	$9.47	4.30	—

Granted	—	$0.00

Exercised	—	$0.00

Forfeited or Expired	(15,062)	$8.81

Outstanding at December 31, 2012	167,620	$9.53	3.38	—

Granted	—	$0.00

Exercised	—	$0.00

Forfeited or expired	(17,590)	$9.60

Oustanding at December 31, 2013	150,030	$9.52	2.40	—

Options Exercisable at December 31, 2013	150,030	$9.52	2.40	—

There were 54,656 shares available for future granting of options as of December 31, 2013.

The aggregate intrinsic value of outstanding options shown in the table above represents the total pretax intrinsic value (i.e. the difference between the Company’s closing stock price of $5.40 on December 31, 2013 and the exercise price times the number of shares) that would have been received by the option holder had all option holders exercised their options on December 31, 2013. The amount changes based on the fair market value of the stock. This value was $0.00 at both December 31, 2013 and 2012. The exercise prices for the stock options range from $7.60 to $9.65 per share.

As of December 31, 2013, the total compensation cost of the Plans were fully recognized. The total fair value of shares vested during the year ended December 31, 2013 and 2012 was $0 and $4, respectively. Compensation expense for 2013 and 2012 related to options granted under this plan was $0 and $1, respectively.

All stock options were fully vested at December 31, 2013 and 2012, respectively.

Restricted Stock Awards – The Company did not grant any award shares during the years ended December 31, 2013 and 2012. Compensation expense for 2013 and 2012 related to awards granted under this plan was $0 and $1, respectively.
47

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013 & 2012
(000s omitted, except per share data)

Note 12 - Employee Benefit Plans (Continued)

The shares vest over a five year service period. As of December 31, 2013, the total compensation cost of the Plan was fully recognized. In addition, there were no restricted stock awards under the plan that were unvested at December 31, 2013 and 2012, respectively.

There were 5,304 shares available for future grants of award shares at December 31, 2013.

Note 13 - Fair Value Measurements

Accounting standards require certain assets and liabilities be reported at fair value in the financial statements and provide a framework for establishing that fair value. The framework for determining fair value is based on a hierarchy that prioritizes the inputs and valuation techniques used to measure fair value.

The following tables present information about the Company’s assets measured at fair value on a recurring basis at December 31, 2013 and 2012 and the valuation techniques used by the Company to determine those fair values.

In general, fair values determined by Level 1 inputs use quoted prices in active markets for identical assets that the Company has the ability to access.

Fair values determined by Level 2 inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs include quoted prices for similar assets in active markets and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset. These Level 3 fair value measurements are based primarily on management’s own estimates using pricing models, discounted cash flow methodologies, or similar techniques taking into account the characteristics of the asset.

In instances whereby inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Company’s assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each asset.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013 & 2012
(000s omitted, except per share data)

Note 13 - Fair Value Measurements (Continued)

Assets and Liabilities Measured at Fair Value on a Recurring Basis at December 31, 2013

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2013

Investment securities - available-for-sale:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$—	$7,042	$—	$7,042
Municipal notes	—	13,609	—	13,609
Corporate securities	—	1,097		1,097
Mortgage-backed securities	—	28,603	—	28,603
Equity securities	—	7	—	7

Total investment securities - available-for-sale	$—	$50,358	$—	$50,358

Assets and Liabilities Measured at Fair Value on a Recurring Basis at December 31, 2012

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2012

Investment securities - available-for-sale:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$—	$9,247	$—	$9,247
Municipal notes	—	10,758	—	10,758
Corporate securities	—	1,150		1,150
Mortgage-backed securities	—	29,608	—	29,608
Equity securities	—	1	—	1

Total investment securities - available-for-sale	$—	$50,764	$—	$50,764

Fair value measurements of U.S. Government agencies and mortgage backed securities use pricing models that vary and may consider various assumptions, including time value, yield curves, volatility factors, prepayment speeds, default rates, loss severity, current market and contractual prices for the underlying financial instruments, as well as other relevant economic measures.

There were no transfers between Levels 1 and 2 of the fair value hierarchy during the years ended December 31, 2013 and 2012. For the available for sale securities, the Company obtains fair value measurements from an independent third-party service.
49

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013 & 2012
(000s omitted, except per share data)

Note 13 - Fair Value Measurements (Continued)

The Company also has assets that under certain conditions are subject to measurement at fair value on a nonrecurring basis. These assets include impaired loans (see Note 3) and other real estate owned.

The change in fair value of impaired loans is recorded through the allowance for loan losses. The Company estimates the fair value of impaired loans based on Level 3 inputs which include the present value of expected future cash flows using management’s best estimate of key assumptions. These assumptions include future payment ability, timing of payment streams, and estimated realizable values of available collateral (typically based on outside appraisals).

Other real estate owned assets are reported in the following table at initial recognition of impairment and on an ongoing basis until recovery or charge-off. At the time of foreclosure or repossession, real estate owned and repossessed assets are adjusted to fair value less estimated costs to sell, establishing a new cost basis. At that time, they are reported in the Company’s fair value disclosures in the following nonrecurring tables:

Assets Measured at Fair Value on a Nonrecurring Basis at December 31, 2013

	Balance at December 31, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Impaired loans accounted for under FASB ASC 310-10	$5,352	$—	$—	$5,352

Other real estate owned - residential mortgages	$285	$—	$—	$285

Other real estate owned - commercial	$472	$—	$—	$472

Other repossessed assets	$1,023	$—	$—	$1,023

Total assets at fair value on a non-recurring basis				$7,132

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013 & 2012
(000s omitted, except per share data)

Note 13 - Fair Value Measurements (Continued)

Assets Measured at Fair Value on a Nonrecurring Basis at December 31, 2012

	Balance at December 31, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Impaired loans accounted for under FASB ASC 310-10	$6,835	$—	$—	$6,835

Other real estate owned - residential mortgages	$947	$—	$—	$947

Other real estate owned - commercial	$319	$—	$—	$319

Other repossessed assets	$1,121	$—	$—	$1,121

Total assets at fair value on a non-recurring basis				$9,222

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

Cash and Cash Equivalents - The carrying amounts of cash and short-term instruments approximate fair values.

Securities - Fair values of securities are based on quoted market prices. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans Receivable - For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values of nonperforming loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013 & 2012
(000s omitted, except per share data)

Note 13 - Fair Value Measurements (Continued)

Federal Home Loan Bank Stock - The carrying value of Federal Home Loan Bank stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank.

Deposit Liabilities - The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

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

Other Financial Instruments - The fair value of other financial instruments, including loan commitments and unfunded letters of credit, based on discounted cash flow analyses, is not material.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013 & 2012
(000s omitted, except per share data)

Note 13 - Fair Value Measurements (Continued)

The estimated fair values and related carrying amounts of the Company’s financial instruments as of December 31, 2013 and 2012 are as follows:

December 31, 2013	Carrying Value	Level 1	Level 2	Level 3	Total Estimated Fair Value
	(dollars in thousands)
Financial assets:
Cash and cash equivalents	$2,766	$2,766	$—	$—	$2,766
Securities available for sale	50,358	—	50,358	—	50,358
Securities held to maturity	2,255	—	2,400	—	2,400
Loans held for sale	175			178	178
Loans receivable - net	136,315	—	—	135,172	135,172
Federal Home Loan Bank stock	3,266	—	3,266	—	3,266
Accrued interest receivable	745	—	—	745	745

Financial liabilities:
Customer deposits	160,029	—	160,784	—	160,784
Federal Home Loan Bank advances	24,813	—	24,458	—	24,458
Accrued interest payable	89	—	—	89	89

December 31, 2012	Carrying Value	Level 1	Level 2	Level 3	Total Estimated Fair Value
	(dollars in thousands)

Financial assets:
Cash and cash equivalents	$2,752	$2,752	$—	$—	$2,752
Securities available for sale	50,764	—	$50,764	—	50,764
Securities held to maturity	2,345	—	2,570	—	2,570
Loans held for sale	79	—	—	84	84
Loans receivable - net	138,912	—	—	140,877	140,877
Federal Home Loan Bank stock	3,266	—	3,266	—	3,266
Accrued interest receivable	970		—	970	970
Financial liabilities:

Customer deposits	158,350	—	159,335	—	159,335
Federal Home Loan Bank advances	26,358	—	26,493	—	26,493
REPO sweep accounts	3,183	—	3,183	—	3,183
Accrued interest payable	100	—	—	100	100

Note 14 - Restrictions on Dividends

Dividends paid by the Bank are the primary source of funds available to the Company for payment of dividends to shareholders and for other working capital needs. The payment of dividends by the Bank to the Company is subject to restrictions by the Office of the Comptroller of Currency (OCC). These restrictions generally limit dividends to the current and prior two years’ retained earnings. In addition to these restrictions, as a practical matter, dividend payments cannot reduce regulatory capital levels below the Bank’s regulatory capital requirements and minimum regulatory guidelines. Future dividend payments by the Company will be based on future earnings and the approval of the OCC.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013 & 2012
(000s omitted, except per share data)

Note 15 - Parent-Only Financial Statements

The following represents the condensed financial statements of First Federal of Northern Michigan Bancorp, Inc. (“Parent”) only. The Parent-only financial information should be read in conjunction with the Company’s consolidated financial statements.

Condensed parent company financial statements, which include transactions with the subsidiary, are as follows:

Balance Sheets:
	December 31
	2013	2012

Assets

Cash at subsidiary bank	$510	$817
Investment in subsidiary	22,701	23,304
Deferred tax asset	318	318
Other assets	1	—

Total assets	$23,530	$24,439

Liabilities and Stockholders’ Equity

Liabilities	$5	$4
Stockholders’ equity	23,525	24,435

Total liabilities and stockholders’ equity	$23,530	$24,439

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013 & 2012
(000s omitted, except per share data)

Note 15 - Parent-Only Financial Statements (Continued)

Statements of Operations:

	December 31
	2013	2012

Operating income	$—	$—

Dividend income	—	500
Operating expense	(249)	(205)

Income (Loss) before income taxes and equity in undistributed net income of subsidiary bank	(249)	295

Income tax benefit	—	—

Income (Loss) before equity in undistributed loss of subsidiary bank	(249)	295

Equity in undistributed net income (loss) of subsidiary bank	304	(509)

Net income (loss)	$55	$(214)

Statements of Cash Flows:

	December 31
	2013	2012

Cash Flows from Operating Activities
Net income (loss)	$55	$(214)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Stock options/awards	—	2
Equity in undistributed net (income) loss of subsidiary bank	(304)	509
Net change in other liabilities	1	4
Net change in other assets	(1)	—

Cash Flows from Financing Activities
Dividends paid	(58)	—

Net cash provided by (used in) operating activities	(362)	515

Net (Decrease) Increase in Cash	(307)	301

Cash - Beginning of year	817	516

Cash - End of year	$510	$817

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013 & 2012
(000s omitted, except per share data)

Note 16 - Quarterly Results of Operations (Unaudited)

The following tables summarize the Company’s quarterly results for the fiscal years ended December 31, 2013 and 2012:

	For the Three-Month Period Ending
	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013
Interest income	$2,085	$2,095	$2,065	$2,074
Interest expense	321	285	274	270
Net interest income	1,764	1,810	1,791	1,804
Provision for loan losses	144	196	32	265
Other income	440	465	459	401
Other expenses	1,992	2,082	2,036	2,132
Income (Loss) - before income tax expense (benefit)	68	(3)	182	(192)
Income tax (benefit) expense	—	—	—	—
Net income (loss)	$68	$(3)	$182	$(192)

Net income (loss) per share
Basic	$0.02	$(0.00)	$0.06	$(0.07)
Diluted	$0.02	$(0.00)	$0.06	$(0.07)

Weighted average number of shares outstanding - basic and dilutive	2,884	2,884	2,884	2,884
Cash dividends declared per common share	$—	$—	$—	$0.020

	For the Three-Month Period Ending
	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012
Interest income	$2,409	$2,352	$2,313	$2,169
Interest expense	464	427	394	369
Net interest income	1,945	1,925	1,919	1,800
Provision for loan losses	376	578	234	179
Other income	447	390	802	637
Other expenses	2,301	2,143	2,077	2,191
Income - before income tax expense (benefit)	(285)	(406)	410	67
Income tax expense	(886)	(136)	137	885
Net income	$601	$(270)	$273	$(818)

Net income per share
Basic	$0.21	$(0.09)	$0.09	$(0.28)
Diluted	$0.21	$(0.09)	$0.09	$(0.28)

Weighted average number of shares outstanding - basic and dilutive	2,884	2,884	2,884	2,884
Cash dividends declared per common share	$—	$—	$—	$—

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013 & 2012
(000s omitted, except per share data)

Note 17 – Subsequent Events

On January 23, 2014, First Federal of Northern Michigan Bancorp, Inc. (“First Federal Bancorp”) and Alpena Banking Corporation, jointly announced the execution of an agreement and plan of merger that provides for the integration of the two companies and their subsidiary community banking institutions. In connection with the all-stock transaction, which is based upon the pro rata tangible equity contribution of each company as of September 30, 2013, each share of common stock of Alpena Banking Corporation will be converted into the right to receive 1.549 shares of First Federal Bancorp common stock. The merger is subject to customary closing conditions, including approval by the shareholders of First Federal Bancorp and the shareholders of Alpena Banking Corporation and applicable banking regulatory authorities. It is anticipated the transaction will close late in the second quarter of 2014 or in the third quarter of 2014.

