Form 10-K, Exhibit 13
period 2014-12-31
First Federal of Northern Michigan Bancorp, Inc.
filed 2015-03-30
CIK 1128227

First Federal of Northern Michigan Bancorp, Inc. 10-K

EXHIBIT 13

2014 ANNUAL REPORT TO STOCKHOLDERS

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

2014

ANNUAL REPORT

March 27, 2015

Selected Consolidated Financial and Other Data of the Company

Set forth below are selected financial and other data of First Federal of Northern Michigan Bancorp, Inc. (the “Company”). This information is derived in part from and should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto presented elsewhere in this Annual Report. The information at and for the years ended December 31, 2014 and December 31, 2013 is derived in part from the audited consolidated financial statements of the Company that appear in this Annual Report. The information at and for the years ended December 31, 2012, 2011, and 2010 is derived in part from audited consolidated financial statements that do not appear in this Annual Report.

	At December 31,
Financial condition data:	2014	2013	2012	2011	2010

Total assets	$325,867	$209,657	$213,834	$217,045	$215,733
Loans receivable, net	163,647	136,315	138,912	140,884	157,144
Loans held for sale	88	175	79	—	—
Investment securities	120,758	52,613	53,109	55,484	37,821
Cash and cash equivalents	11,254	2,766	2,752	2,749	1,963
Deposits	270,734	160,029	158,350	150,649	155,466
FHLB advances	22,885	24,813	26,358	34,500	29,000
Repo Sweep agreements	—	—	3,183	5,592	6,172
Stockholders' equity	30,536	23,525	24,435	24,568	23,236

	For the Years Ended December 31,
Operating data:	2014	2013	2012	2011	2010
				(In thousands)
Interest income	$9,100	$8,319	$9,243	$10,390	$11,447
Interest expense	1,082	1,150	1,654	2,262	3,447
Net interest income	8,018	7,169	7,589	8,128	8,000
Provision for loan losses	2014	2013	2012	2011	2010

Net interest income after provision for loan losses	6,004	5,156	5,577	6,117	5,990
Other income (loss):
Service charges and fees	807	857	760	730	804
Mortgage banking activities	472	585	1,243	969	1,438
Net gain on sale of investment securities	(4)	—	47	—	546
Gain (loss) on sale of real estate	(76)	3	(3)	(51)	(43)
Bargain purchase gain	1,982	—	—	—	—
Other non-interest income	180	194	80	126	301
Insurance & brokerage commissions	117	126	149	158	159

Total other income	3,478	1,765	2,276	1,932	3,205
Other expenses	8,963	8,242	8,712	9,034	9,866

Income (loss) before income tax expense (benefit)	519	(1,321)	(859)	(985)	(671)
Income tax expense	—	—	—	—	—
Net income (loss)	$519	$(1,321)	$(859)	$(985)	$(671)

	For the Years Ended December 31,
Performance Ratios:	2014	2013	2012	2011	2010

Return on average assets	0.87%	0.03%	-0.10%	0.34%	0.10%
Return on average equity	8.42%	0.22%	-0.85%	3.07%	0.99%
Average interest rate spread	3.18%	3.54%	3.65%	3.88%	3.60%
Dividend payout ratio	11.01%	105.35%	0.00%	0.00%	0.00%
Dividends per share	$0.08	$0.02	$0.00	$0.00	$0.00
Net interest margin	3.31%	3.64%	3.78%	4.02%	3.78%
Efficiency ratio (Bank)	78.24%	98.00%	101.55%	90.06%	102.76%
Texas ratio (Bank)	17.02%	17.02%	30.83%	28.28%	39.66%
Non-interest expense to average total assets	3.36%	3.78%	3.94%	4.14%	4.33%
Average interest-earning assets to average interest-bearing liabilities	128.81%	118.10%	115.88%	112.59%	111.20%

	At December 31,
Asset Quality Ratios:	2014	2013	2012	2011	2010

Non-performing assets to total assets	1.52%	1.95%	3.42%	3.11%	4.37%
Non-performing loans to total loans	1.30%	1.68%	3.50%	2.34%	4.13%
Allowance for loan losses to nonperforming loans	66.82%	63.65%	35.50%	45.47%	42.85%
Allowance for loan losses to total loans	0.86%	1.07%	1.24%	1.07%	1.77%

Capital Ratios:

Equity to total assets at end of period	9.37%	11.22%	11.43%	11.32%	10.77%
Average equity to average assets	10.27%	11.43%	11.63%	11.06%	10.47%
Risk-based capital ratio (Bank only)	16.89%	17.89%	17.36%	17.20%	15.57%

Other Data:
Number of full service offices	8	8	8	8	8

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

First Federal of Northern Michigan (the “Bank”), the Company’s principal operating subsidiary, is a full-service, community-oriented savings bank whose primary lending activity is the origination of one- to four-family residential real estate mortgages, commercial real estate loans, commercial loans, and consumer loans. As of December 31, 2014, $71.8 million, or 43.5%, of our total loan portfolio consisted of one- to four-family residential real estate loans, $63.6 million, or 38.5%, and $19.0 million, or 11.5%, of our total loan portfolio consisted of commercial mortgage loans and commercial loans, respectively, and $10.9 million, or 6.6%, of our total loan portfolio consisted of consumer and other loans. In recent years, commercial mortgage loans and commercial loans have grown as a percentage of our loan portfolio for three reasons. First, we have increased our emphasis on originating these loans, which generally have higher interest rates compared to one- to four-family residential real estate loans. In addition, most of these loans are originated with adjustable interest rates, which assist us in managing interest rate risk. Finally, most of our one- to four-family residential mortgage loan customers prefer fixed-rate loans in the low interest rate environment that has prevailed over the last several years. In spite of the fact of selling a majority of the fixed-rate one- to four-family residential mortgage loans that we originate, one- to four-family residential real estate loans have increased as a percentage of our total loan portfolio.

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

Business Strategy

Operating as a Community Savings Bank. We are committed to meeting the financial needs of the communities in which we operate. Our branch network of eight offices enhances our ability to serve these communities. We provide a broad range of individualized consumer and business financial services. We believe that we can be more effective in servicing our customers than many of our non-local competitors because our employees and senior management are able to respond promptly to customer needs and inquiries. Our ability to provide these services is enhanced by the experience of our senior management, which has an average of 26 years experience in the financial services industry.

In August 2014, we consummated our merger with Bank of Alpena, (“Alpena”), resulting in an increase to stockholders equity of $7.0 million during 2014.

Restoring our Balance Sheet. Beginning in 2001, we began to increase our originations of commercial real estate and commercial loans, resulting in significant organic loan growth in the years from 2004 through 2006. In contrast, beginning in 2008, due to severely deteriorating economic conditions we began to see a decline in loan balances and an increase in charge-offs, which decreased our asset base. As a result of our merger with Bank of Alpena, our total assets grew to $325.6 million as of December 31, 2014. Total loans increased $27.3 million, or 19.7% to $165.3 million as of December 31, 2014 from $138.1 million as of December 31, 2013. We are seeing signs of economic recovery in our markets and have devoted staff and resources to allow for continued growth of our balance sheet in 2015 and beyond.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Increasing Our Share of Lower-Cost Deposits. In past years our cost of funds has been relatively high as we accepted higher-cost long-term certificates of deposit to fund our long-term assets such as one- to four-family residential mortgage loans. As we have increased our origination of shorter-term commercial real estate and commercial loans, most of which are originated with adjustable interest rates, we have decreased our need for higher-cost long-term certificates of deposit. We intend to continue to lower our cost of funds by increasing our share of lower-cost deposit products in the form of savings, checking and money market deposits. We typically are not a market leader in deposit rates, although from time-to-time we do offer higher rates as liquidity needs dictate. We also intend to continue to market our non-interest-bearing checking accounts in conjunction with our focus on commercial business lending. We grew the average balance of core deposits, non-maturity deposit accounts, by $78.7 million in 2014. This growth is attributed to the merger and implementing a sales calling program, in which we target area businesses and municipalities to gain core deposit relationships and a reclassification of funds previously maintained in non-core deposit products.

Maintaining High Asset Quality and Capital Strength. We are committed to conservative loan underwriting standards and procedures, and we primarily originate loans secured by real estate. As a result, we have historically experienced low levels of late payments and losses on loans. However, during the economic recession of recent years, we saw delinquency trends increase despite our conservative underwriting practices due to declining economic conditions and increasing unemployment in our market area. In 2014 we saw an improvement in delinquency patterns as evidenced by improvements in our asset quality ratios: at December 31, 2014, our ratio of non-performing assets to total assets was 1.03% as compared to 1.95% at December 31, 2013. We continue to maintain a strong capital base. At December 31, 2014, our total risk-based capital ratio was 16.9%, a decrease from 17.9% at December 31, 2013 and well in excess of the regulatory requirements to be categorized as “well capitalized.”

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

Comparison of Financial Condition at December 31, 2014 and 2013

Total assets increased $116.0 million, or 55.3%, to $325.6 million at December 31, 2014 from $209.7 million at December 31, 2013. Net loans increased $27.3 million, or 20.1% to $163.6 million at December 31, 2014 from $136.3 million at December 31, 2013. Mortgage loan originations decreased $3.5 million to $25.3 million in 2014 from $28.8 million in 2013. During that time period, our mortgage loan portfolio increased $8.0 million to $71.8 million at December 31, 2014 from $63.8 million as of December 31, 2013, as a result of loans acquired in the merger. The commercial loan portfolio increased 28.4% to $82.6 million at December 31, 2014 from $64.4 million at December 31, 2013. Cash and cash equivalents increased $8.5 million to $11.3 million at December 31, 2014 from $2.8 million at December 31, 2013. Deposits held at other financial institutions increased $8.4 million as a result of investing in certificates of deposit with the cash acquired in the merger. Investment securities increased $68.1 million, or 129.5%, to $120.8 million at December 31, 2014 from $52.6 million at December 31, 2013.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Deposits increased $110.7 million, or 69.2%, to $270.7 million at December 31, 2014 from $160.0 million at December 31, 2013. This increase was due in large part to $95.8 million in deposits acquired in the merger, of which $29.4 million was placed in our interest bearing commercial checking and $33.0 million in our non-interest-bearing commercial checking accounts. Our focus in 2014 continued to be on building deposit relationships rather than attracting higher-cost non-core certificate of deposit accounts. Borrowings, consisting primarily of FHLB advances, decreased $1.9 million, or 7.8%, to $22.9 million at December 31, 2014 from $24.8 million at December 31, 2013 as we replaced borrowings with deposits.

Stockholders’ equity increased $7.0 million, or 29.8%, to $30.5 million at December 31, 2014 from $23.5 million at December 31, 2013. The increase was mainly a result of the $7.1 million in equity acquired from Bank of Alpena in the merger, $2.2 million in net income for the year, and an increase of $591,000 in net unrealized gain on investment securities, with dividends paid of $247,000 partially offsetting these increases.

Comparison of Operating Results for the Years Ended December 31, 2014 and 2013

General. Net income increased to $2.2 million for the year ended December 31, 2014 from $55,000 for the year ended December 31, 2013. Net interest income before provision for loan losses increased $849,000 to $8.0 million in 2014 from $7.2 million in 2013, due in large part to the increase in interest earning assets for the year. The provision for loan losses was $353,000 lower in 2014 than in 2013, resulting in net interest income after provision for loan losses being $1.2 million higher in 2014 than in 2013. Non-interest income was $1.7 million higher in 2014 than in 2013, and non-interest expense was $721,000 higher in 2014 than in 2013.

Interest Income. Interest income increased $781,000, or 9.4%, to $9.1 million for the year ended December 31, 2014 from $8.2 million for the year ended December 31, 2013. The increase was primarily due to an increase in the average balance of our interest earning assets of $45.5 million, or 23.1%, year over year. The average balance of our one- to four-family residential mortgage loans increased $1.8 million, or 2.7%, to $67.1 million for the year ended December 31, 2014 from $65.3 million for the year ended December 31, 2013, while the average yield on such loans decreased to 4.67% from 5.11%. The average balance of our non-mortgage loans, principally commercial loans and consumer loans, increased $7.4 million, or 9.9%, to $82.2 million for the twelve months ended December 31, 2014 from $74.8 million for the twelve months ended December 31, 2013. The average yield on our commercial loans decreased five basis points and the average yield on our consumer loans decreased 18 basis points from 2013 to 2014. The average balance of our investment securities, excluding mortgage-backed securities, increased $15.8 million, or 70.5%, to $38.2 million for the year ended December 31, 2014 from $22.4 million for the year ended December 31, 2013, while the average yield on these investments decreased to 2.00% from 2.24%. In addition, the average balance of our mortgage-backed securities increased $11.2 million, or 38.0%, to $40.8 million for the year ended December 31, 2014 from $29.5 million for the year ended December 31, 2013, with an average yield increase of 25 basis points to 1.88% from 1.63%.

Interest Expense. Interest expense decreased to $1.1 million for the year ended December 31, 2014 from $1.2 million for the year ended December 31, 2013, due primarily to a $26.1 million, or 38.2%, increase in the average balance of lower costing core deposits accounts year over year. The average balance of interest-bearing deposits increased $26.1 million from 2014 to 2013, while the average cost of those deposits decreased nine basis points to 0.51% for 2014 from 0.60% for 2013, reflecting a continued decline in market interest rates during 2014. The average balance of FHLB borrowings decreased $646,000 from 2014 to 2013 while the cost of those borrowings decreased to 1.11% from 1.92% year over year as we were able to pay off high-cost maturing advances with deposits or replace them with lower-cost advances due to the rate environment. The average balance of REPO Sweep accounts decreased $4.0 million, or 100.0% year over year, as a result of the discontinuation of this product as of December 31, 2013.

Net Interest Income. Net interest income increased to $8.0 million for the year ended December 31, 2014 from $7.2 million for the year ended December 31, 2013. The increase was primarily due to an increase of $45.5 million in the average balance of our interest earning assets. While the average balance increased we experienced a decrease of 36 basis points in our average interest rate spread to 3.18% for the year ended December 31, 2014 from 3.54% for the year ended December 31, 2013.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Provision for Loan Losses. We recorded a provision for loan losses of $284,000 for the year ended December 31, 2014 compared to $637,000 for the year ended December 31, 2013. We had net charge-offs of $362,000 and $915,000 during 2014 and 2013, respectively. Included in our net charge-offs for 2013 is a partial charge-off of $589,000, related to a single loan that became troubled at the end of 2012. Our provision is based on management’s review of the components of the overall loan portfolio, the status of non-performing loans and various subjective factors. For 2014, the provision was significantly lower than 2013 due to the following factors: our provision for loan losses is based on a twelve-quarter rolling average of actual net charge-offs adjusted for various environmental factors for each pool of loans in our portfolio. As our charge-off history on commercial loans improved in 2014 as compared to recent prior years, lower loss factors were applied to those pools of loans to establish an adequate reserve. In addition, asset quality metrics improved in 2014. In contrast, in 2013, the Company charged off $915,000 in loans, including $344,000 of residential mortgage loans which required a comparatively higher provision than the current year.

Non-Interest Income. Non-interest income increased to $3.5 million for the year ended December 31, 2014 from $1.8 million for the year ended December 31, 2013. The 2014 results reflect a bargain purchase gain of $2.0 million related to the acquisition that closed in August 2014. This increase was partially offset by decreases of $113,000 in mortgage banking activities and a loss on sale of real estate owned and other repossessed assets of $79,000 which was recorded in 2014. In 2014 we retained in our portfolio approximately $11.4 million of 10- and 15-year fixed residential mortgages in our portfolio, rather than selling them, which reduced mortgage banking activities income. Non-interest income is detailed in the table presented below:

	For years ended December 31,
	2014	2013	Change from 2014 to 2013
	(dollars in thousands)

Service charges and other fees	$807	$857	(5.83%)
Net gain on sale of investments	(4)	—	0.00%
Net gain on sale of loans	206	235	(12.34%)
Net gain/(loss) on sale of real estate owned
and other repossessed assets	(76)	3	2,633.33%
Loan servcing fees	266	350	(24.00%)
Insurance and brokerage commissions	117	126	(7.14%)
Bargain purchase gain	1,982	—	0.00%
Other	180	194	(7.22%)

	$3,478	$1,765	97.05%

Non-Interest Expense. Non-interest expense increased to $9.0 million for the year ended December 31, 2014 from $8.2 million for the year ended December 31, 2013. The year over year increase related primarily to increases in compensation and employee benefits of $307,000, occupancy of $121,000, and merger related expenses of $183,000. These increases were partially offset by a decrease in collection loan activity expenses of $85,000 for 2014. Non-interest expense is detail in the table presented below:

Management’s Discussion and Analysis of Financial Condition and Results of Operations

	For years ended December 31,
	2014	2013	Change from 2014 to 2013
	(dollars in thousands)

Compensation and employee benefits	$4,961	$4,654	6.60%
FDIC premiums	207	184	12.50%
Amortization of intangible assets	145	119	21.85%
Advertising	183	130	40.77%
Occupancy and equipment	1,032	911	13.28%
Data processing service bureau	345	301	14.62%
Professional fees	393	427	(7.96%)
Collection activity	68	153	(55.56%)
Real estate and other repossessed assets	272	245	11.02%
Merger related expenses	266	83	220.48%
Other	1,091	1,035	5.41%

	$8,963	$8,242	8.75%

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Income Taxes. The Company had no federal income expense for 2014 and 2013 as a result of the valuation allowance against the Company’s deferred tax assets. See Critical Accounting Policies section for discussion on valuation of deferred tax assets.

Average Balance Sheet. The following tables set forth average balance sheets, average yields and costs, and certain other information for the periods indicated. No tax-equivalent yield adjustments were made, as the effect thereof was not material. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense.

	As of December 31, 2014		For Years Ended December 31, 2014			Average Consolidated Statements of Condition For Years Ended December 31, 2013			Average Consolidated Statements of Condition For Years Ended December 31, 2012
					Average			Average			Average
		Yield /	Average		Yield /	Average		Yield /	Average		Yield /
	Balance	Rate	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
				(In thousands)			(In thousands)			(In thousands
Interest-earning assets:
Mortgage loans			$67,057	$3,133		$65,297	$3,338		$67,151	$3,708
Non-mortgage loans			82,232	4,260		74,813	3,865		75,640	4,220
Loans	163,735	4.80%	149,289	7,393	4.95%	140,110	7,203	5.14%	142,791	7,928	5.55%
Mortgage-backed securities	63,648	2.65%	40,760	767	1.89%	29,540	480	1.63%	29,002	621	2.14%
Other Investment securities	57,110	1.60%	39,656	766	1.93%	22,401	502	2.24%	24,352	566	2.32%
Investment securities	120,758	2.16%	80,416	1,533	1.91%	51,941	982	1.89%	53,354	1,187	2.22%
Other investments	19,683	0.71%	12,632	174	1.39%	4,759	134	2.83%	4,412	128	2.90%
Total interest-earning assets	304,176	3.47%	242,337	9,100	3.76%	196,810	8,319	4.23%	200,557	9,243	4.62%

Non interest-earning assets	21,691		56,314			16,261			16,544
Total Assets	$325,867		$298,651			$213,071			$217,101

Interest-bearing liabilities:
Savings Deposits	29,846	0.05%	$26,279	$13	0.06%	$21,630	$11	0.06%	$18,784	9	0.06%
Money market/NOW accounts	107,935	0.27%	68,206	141	0.21%	46,765	97	0.21%	43,634	94	0.21%
Certificates of deposit	76,921	1.00%	70,228	664	0.95%	70,217	718	1.02%	74,966	931	1.24%
Total interest-bearing deposits	214,702	0.50%	164,713	$818	0.51%	138,612	$826	0.61%	137,384	1,034	0.75%
Borrowed funds	22,885	1.17%	23,422	264	1.11%	28,035	324	1.14%	35,694	620	1.74%
Total interest-bearing liabilities	237,587	0.57%	188,135	1,082	0.58%	166,647	1,150	0.69%	173,078	1,654	0.96%

Non interest-bearing liabilities	57,744		82,204			22,043			18,729

Total liabilities	295,331		270,339			188,690			191,807
Stockholders' equity	30,536		28,312			24,381			25,294

Total liabilities & stockholders' equity	$325,867		$298,651			$213,071			$217,101

Net interest income				$8,018			$7,169			$7,589

Interest rate spread		2.90%			3.18%			3.54%			3.66%

Net interest-earning assets			$54,202			$30,163			$27,479

Net interest margin (1)		3.02%			3.30%			3.64%			3.80%

Average interest-earning assets to average interest-bearing liabilities					128.81%			118.10%			115.88%

(1) Net interest margin represents net interest income divided by the interest-earning assets

Management’s Discussion and Analysis of Financial Condition and Results of Operations

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

	Year ended December 31, 2014 Compared to Year ended December 31, 2013 Increase (Decrease) Due to:
	Volume	Rate	Total
		(In thousands)
Interest-earning assets:
Loans receivable	$483	$(293)	$190
Investment securities	542	9	$551
Other investments	147	(107)	$40

Total interest-earning assets	1,172	(391)	781

Interest-bearing liabilities:
Savings Deposits	2	—	2
Money Market/NOW accounts	44	(1)	43
Certificates of Deposit	—	(53)	(53)
Deposits	46	(54)	(8)
Borrowed funds	(51)	(9)	(60)

Total interest-bearing liabilities	(5)	(63)	(68)

Change in net interest income	$1,177	$(328)	$849

	Year ended December 31, 2013 Compared to Year ended December 31, 2012 Increase (Decrease) Due to:
	Volume	Rate	Total
		(In thousands)
Interest-earning assets:
Loans receivable	$(154)	$(571)	$(725)
Investment securities	(33)	(172)	$(205)
Other investments	10	(4)	$6

Total interest-earning assets	(177)	(747)	(924)

Interest-bearing liabilities:
Savings Deposits	—	2	2
Money Market/NOW accounts	6	(3)	3
Certificates of Deposit	(66)	(147)	(213)
Deposits	(60)	(148)	(208)
Borrowed funds	(210)	(86)	(296)

Total interest-bearing liabilities	(270)	(234)	(504)

Change in net interest income	$93	$(513)	$(420)

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Management of Interest Rate Risk

Qualitative Analysis. Our most significant form of market risk is interest rate risk. The general objective of our interest rate risk management is to determine the appropriate level of risk given our business strategy, and then manage that risk in a manner that is consistent with our policy to reduce the exposure of our net interest income to changes in market interest rates. First Federal of Northern Michigan’s asset/liability management committee (“ALCO”), which consists of senior management and one member of the board of directors, evaluates the interest rate risk inherent in our assets and liabilities, our operating environment and capital and liquidity requirements, and modifies our lending, investing and deposit-taking strategies accordingly. The Board of Directors reviews the ALCO’s activities and strategies, the effect of those strategies on our net interest margin, and the effect that changes in market interest rates would have on the economic value of our loan and securities portfolios, as well as the intrinsic value of our deposits and borrowings.

We actively evaluate interest rate risk in connection with our lending, investing and deposit-taking activities. Generally, our loans, which represent the significant majority of our assets, have longer-terms to maturity than our deposits, which represent the significant majority of our liabilities. As of December 31, 2014, $124.5 million, or 91.4% of our loan portfolio, consisted of loans that mature or reprice after December 31, 2015. In contrast, as of December 31, 2014, $39.1 million, or 50.9% of our time deposits as of that date, consisted of deposits that mature or reprice in less than one year.

In an effort to manage interest rate risk, we have increased our focus on the origination and retention in our portfolio of adjustable-rate residential mortgage loans. In addition, we have increased the origination and retention in our portfolio of commercial real estate and commercial loans, since most of these loans are originated with adjustable interest rates. In the current low interest rate environment, we generally have sold all of the fixed-rate, longer-term (15 years or more) residential mortgage loans that we originate on a servicing-retained basis. In 2014, we determined to retain in portfolio $11.4 million of 10- and 15-year fixed rate residential mortgage loans. Finally, we have primarily invested in short- and medium-term securities and have maintained high levels of liquid assets, such as cash and cash equivalents. Shortening the average maturity of our interest-earning assets through these strategies helps us to better match the maturities and interest rates of our assets and liabilities, thereby reducing the exposure of our net interest income to changes in market interest rates. Maintaining high levels of liquid assets also permits us to invest in higher-yielding securities and loans when market interest rates increase. However, these strategies can be expected to adversely affect net interest income if long-term interest rates remain at low levels. As long-term interest rates rise, as we expect will happen, we will reduce our mortgage-banking operations, and will retain in our portfolio a larger percentage of the one- to four-family loans that we originate.

Quantitative Analysis. The Company uses two primary measurement techniques to identify and manage its interest rate risk:

—	Net Interest Income (NII) simulation

—	Economic Value of Equity (EVE)

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

The Company’s interest rate risk exposure is currently evaluated by measuring the anticipated change in net interest income over a 24-month horizon assuming a -100bp, 100bp, 200bp, 300bp and 400bp parallel ramped decrease or increase in interest rates. The Fed Funds interest rate, targeted by the Federal Reserve at a range of 0% to 0.25% is currently set at a level that would be negative in parallel ramped decrease scenarios, therefore those scenarios were omitted from the interest rate risk analysis at December 31, 2014.

At December 31, 2014, the Company’s interest rate risk profile reflects a neutral position. The following table shows the Company’s estimated net interest income sensitivity profile and ALCO policy limits as of December 31, 2014.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Dynamic Balance Sheet - RAMP

Rate Changes:	0 BP	- 100 BP	+ 100 BP	+200 BP	+300 BP	+400 BP
$ Change in NII	$18,428	$17,873	$19,003	$19,333	$19,623	$19,797
% Change in NII		-3.01%	3.12%	4.91%	6.49%	7.43%
Policy Limits		+/-5%	+/-5%	+/-10%	+/-15%	+/-20%

The 24-months net interest income at risk reported as of December 31, 2014 for all scenarios presented shows that the Company’s overall risk to changes in interest rates is low. Given that the duration of our assets is longer than that of our liabilities, the scenarios shown illustrate that a rising rate environment has a neutral to slightly positive impact on our net interest income. The impact illustrated is well within Board set limits.

Certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in net interest income requires making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. The net interest income table presented above assumes that the composition of our interest-rate sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and, accordingly, the data do not reflect any actions management may undertake in response to changes in interest rates. The table also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or the repricing characteristics of specific assets and liabilities. Accordingly, although the net interest income table provides an indication of our sensitivity to interest rate changes at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results. As a means of validation and testing of our assumptions a back test is performed annually to compare actual results to the predicted results.

Economic Value of Equity: The Company also uses EVE as a measurement tool in managing interest rate risk. Whereas the net interest income simulation model highlights exposure over a relatively short time horizon, the EVE analysis incorporates all cash flows over the estimated remaining life of all balance sheet positions. The EVE of the balance sheet, at a point in time, is defined as the discounted present value of asset cash flows less the discounted value of liability cash flows. The sensitivity of EVE to changes in the level of interest rates is a measure of longer-term interest rate risk. EVE values only the current balance sheet and does not incorporate the growth assumptions used in the earnings simulation model. As with the earnings simulation model, assumptions about the timing and variability of existing balance sheet cash flows are critical in the EVE analysis. Particularly important are assumptions driving prepayments and the expected changes in balances and pricing of transaction deposit portfolios. The following table shows the Company’s EVE sensitivity profile as of December 31, 2014.

Rate Changes:	0 BP	+ 100 BP	+200 BP	+300 BP	+400 BP
$ Change in Equity	$51,821	$54,565	$56,505	$58,027	$59,352
% Change in Equity		5.30%	9.04%	11.98%	14.53%
Policy Limits		+/-10%	+/-15%	+/-20%	+/-25%

The EVE at risk profile shows slight to moderate asset sensitivity from market rate increases.

Cash Flows

Cash flows provided by operations were $1.7 million for 2014 compared to $2.0 million for 2013. Cash flows used for investing activities were $5.8 million in 2014 as compared to cash flows provided by investing activities of $1.1 million in 2013. The change year over year was due in large part to the purchase of available-for-sale securities as a result of increased cash on hand following the merger. Cash provided by financing activities was $12.8 million in 2014 as compared to cash used in financing activities of $3.1 million in 2013, due primarily to the increased growth of deposits, subsequent to the merger, and the continued decrease in our outstanding Federal Home Loan Bank (FHLB) advances year over year in 2014.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

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

Liquidity represents the amount of our assets that can be quickly and easily converted into cash without significant loss. Our most liquid assets are cash, short-term U.S. Government securities and U.S. Government agency or government-sponsored enterprise securities. We are required to maintain sufficient levels of liquidity as defined by the Office of the Comptroller of the Currency regulations. Current regulations require that we maintain sufficient liquidity to ensure our safe and sound operation. Our current objective is to maintain liquid assets equal to at least 20% of total deposits and Federal Home Loan Bank borrowings due in one year or less. Liquidity as of December 31, 2014 was $146.5 million, or 62.9% of total deposits and Federal Home Loan Bank borrowings due in one year or less, compared to $53.4 million, or 42.4% of this amount at December 31, 2013. The levels of liquidity are dependent on our operating, financing, lending and investing activities during any given period. Our calculation of liquidity includes additional borrowing capacity available with the Federal Home Loan Bank. As of December 31, 2014, we had unused borrowing capacity of $33.5 million.

We currently retain in our portfolio all adjustable-rate residential mortgage loans, short-term balloon mortgage loans and fixed-rate residential mortgage loans with maturities of less than 15 years, and generally sell the remainder. We also originate for retention in our loan portfolio, commercial and commercial real estate loans, including real estate development loans. During the year ended December 31, 2014, we originated $25.3 million of one- to four-family residential mortgage loans, of which $11.4 million were retained in our portfolio and the remainder were sold. This compares to $28.8 million of one- to four-family originations during the year ended December 31, 2013, of which $11.7 million were retained in our portfolio. At December 31, 2014, we had outstanding loan commitments of $24.2 million. These commitments included $2.0 million for permanent one- to four-family residential mortgage loans, $3.7 million for non-residential loans, $2.2 million of undisbursed loan proceeds for construction of one- to four-family residences, $5.2 million of undisbursed lines of credit on home equity loans, $590,000 of unused credit card lines, $7.5 million of unused commercial lines of credit, and $1.2 million for commercial loans, unused bounce protection of $1.7 million and letters of credit of $134,000.

Deposits are a primary source of funds for use in lending and for other general business purposes. At December 31, 2014, deposits funded 83.1% of our total assets compared to 76.3% at December 31, 2013. Certificates of deposit scheduled to mature in less than one year at December 31, 2014 totaled $39.1 million. We believe that a significant portion of such deposits will remain with us. We monitor the deposit rates offered by competitors in our market area, and we set rates that take into account the prevailing market conditions along with our liquidity position.

Borrowings may be used to compensate for seasonal or other reductions in normal sources of funds or for deposit outflows at more than projected levels. Borrowings also may be used on a longer-term basis to support increased lending or investment activities. At December 31, 2014, we had $22.9 million in Federal Home Loan Bank advances and no outstanding advances at the Federal Reserve Discount Window. Total borrowings as a percentage of total assets were 7.0% at December 31, 2014 compared to 11.8% at December 31, 2013.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

As of December 31, 2014, management was not aware of any known trends, events or uncertainties that have or are reasonably likely to have a material impact on our liquidity. As of December 31, 2014, we had no material commitments for capital expenditures.

Our cash flows are derived from operating activities, investing activities and financing activities as reported in our Consolidated Statement of Cash Flows included with our Consolidated Financial Statements.

Our total stockholders’ equity was $30.5 million at December 31, 2014 and $23.5 million at December 31, 2013, an increase of $7.0 million year over year, resulting from net income of $2.2 million and $7.1 million of acquired equity in the merger. The Company’s ratio of equity to assets decreased to 9.4% as of December 31, 2014 from 11.2% as of December 31, 2013. Federal bank regulatory agencies have set capital adequacy standards for Total Risk Based Capital, Tier 1 Risk Based Capital, and Leverage Capital. These regulatory standards require banks to maintain Leverage and Tier 1 ratios of at least 4% and a Total Capital ratio of at least 8% to be adequately capitalized. The regulatory agencies consider a bank to be “well capitalized” if its Total Risk Based Capital is at least 10% of Risk Weighted Assets, Tier 1 Capital is at least 6% of Risk Weighted Assets, Leverage Capital Ratio is at least 5%, and the Bank is not subject to any written agreements or orders issued by the FDIC pursuant to Section 8 of the Federal Deposit Insurance Act.

The following table summarizes the capital ratios of the Company:

	At December 31,		Minimum to be
	2014	2013	Well Capitalized

Tier 1 Leverage Ratio	8.59%	10.75%	5.00%
Tier 1 Risk-Based Capital	16.14%	16.79%	6.00%
Total Risk-Based Capital	16.96%	17.89%	10.00%

At December 31, 2014 and December 31, 2013, the Bank exceeded the minimum capital requirements to be considered “well capitalized.” See Note 12 to our financial statements for further information.

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

Allowance for Loan and Lease Losses (ALLL). The ALLL is calculated with the objective of maintaining an allowance sufficient to absorb estimated probable loan losses. Management’s determination of the adequacy of the allowance is based on periodic evaluations of the loan portfolio and other relevant factors. However, this evaluation is inherently subjective, as it requires an estimate of the loss content for each risk rating and for each impaired loan, an estimate of the amounts and timing of expected future cash flows, and an estimate of the value of collateral.

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

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The analysis of the ALLL has two components: specific and general allocations. Specific allocations are made for loans that are determined to be impaired. Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. The general allocation is determined by segregating the remaining loans by type of loan, risk weighting (if applicable) and payment history. We also analyze delinquency trends, general economic conditions and geographic and industry concentrations. This analysis establishes factors that are applied to the loan groups to determine the amount of the general reserve. The principal assumption used in deriving the ALLL is the estimate of loss content for each risk rating. To illustrate, if recent loss experience dictated that the projected loss ratios would be increased by 10% (of the estimate) across all risk ratings, the allocated allowance as of December 31, 2014 would have changed by approximately $130,000. Actual loan losses may be significantly more than the allowances we have established, which could have a material negative effect on our financial results.

Mortgage Servicing Rights. We sell to investors a portion of our originated one- to four-family residential real estate mortgage loans. When we acquire mortgage servicing rights through the origination of mortgage loans and sale of those loans with servicing rights retained, we allocate a portion of the total cost of the mortgage loans to the mortgage servicing rights based on their relative fair value. As of December 31, 2014, we were servicing mortgage loans sold to others totaling $125.4 million. We amortize capitalized mortgage servicing rights as a reduction of servicing fee income in proportion to, and over the period of, estimated net servicing income by use of a method that approximates the level-yield method. We periodically evaluate capitalized mortgage servicing rights for impairment using a model that takes into account several variables including expected prepayment speeds and prevailing interest rates. If we identify impairment, we charge the amount of the impairment to earnings by establishing a valuation allowance against the capitalized mortgage servicing rights asset. The primary risk of material changes to the value of the servicing rights resides in the potential volatility in the economic assumptions used, particularly the prepayment speed. We monitor this risk and adjust the valuation allowance as necessary to adequately record any probable impairment in the portfolio. Management believes the estimation of these variables makes this a critical accounting policy. For purposes of measuring impairment, the mortgage servicing rights are stratified based on financial asset type and interest rates. In addition, we obtain an independent third-party valuation of the mortgage servicing portfolio on a quarterly basis. In general, the value of mortgage servicing rights increases as interest rates rise and decreases as interest rates fall. This is because the estimated life and estimated income from a loan increase as interest rates rise and decrease as interest rates fall. The key economic assumptions made in determining the fair value of the mortgage servicing rights at December 31, 2014 included the following:

	December 31,
	2014	2013
Annual constant prepayment speed (CPR)	11.46%	10.27%
Weighted average life (in months)	244	244
Discount rate	9.38%	9.26%

As of the December 31, 2013 valuation, we determined that the book value of our mortgage servicing rights asset associated with sold 20-year fixed-rate loans was no longer $19,200 more than the independent valuation; therefore the $19,200 valuation reserve that was established against that tranche of loans as of December 31, 2012 was reversed. As of December 31, 2014 there was no need to establish a valuation allowance against the mortgage servicing asset.

Impairment of Intangible Assets. On June 12, 2003, we acquired 100% of the stock of the InsuranCenter of Alpena (ICA). We allocated the excess of the purchase price paid over the fair value of net assets acquired to intangible assets, including goodwill. On February 27, 2009 the Company sold the majority of the assets of ICA. The remaining goodwill on our books of $600,000 related to certain assets of the Company that were not sold in the sale of ICA. We allocated the goodwill between the assets sold and the assets retained and determined a value of the assets that remained of $600,000. Since the $600,000 allocation relates to a finite life asset, we re-characterized the goodwill as an amortizable intangible and began amortizing the asset in March 2009. The intangible asset was fully amortized in April of 2014, and as a result this subsidiary was dissolved as of December 31, 2014.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Upon completion of our merger, on August 8, 2014, with Alpena, we established a core deposit intangible asset of $1.4 million, which represents the value of the depositor relationships that were acquired. The core deposit intangible is an amortizable asset that will be recognized on an accelerated basis over a 10 year period. The Company evaluates the carrying value on an annual basis for impairment.

Valuation of Deferred Tax Assets. The Company records a valuation allowance if it believes, based on available evidence, that it is “more likely than not” that the future tax assets recognized will not be realized before their expiration. Realization of the Company’s deferred tax assets is primarily dependent upon the generation of a sufficient level of future taxable income.

At December 31, 2014 and 2013, management did not believe it was more likely than not that all of the deferred tax assets would be realized. Accordingly, at December 31, 2014 and 2013 a valuation allowance of $3.1 million and $3.2 million was recorded, respectively. The net deferred tax asset recorded at December 31, 2014 and 2013 was $851,000 and $799,000. See Note 10 for additional information.

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

At December 31, 2014 and December 31, 2013, First Federal of Northern Michigan had $9.0 million and $5.9 million, respectively, of commitments to grant loans, $15.0 million and $12.9 million, respectively, of unfunded commitments under lines of credit and $134,000 and $59,000, respectively, of letters of credit. See Note 11 of the Notes to the Consolidated Financial Statements.

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

Management’s Discussion and Analysis of Financial Condition and Results of Operations

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

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Report of Independent Registered Public Accounting Firm

Board of Directors

First Federal of Northern Michigan Bancorp, Inc.

We have audited the consolidated balance sheet of First Federal of Northern Michigan Bancorp, Inc. as of December 31, 2014 and 2013 and the related consolidated statements of operations and comprehensive income, changes in stockholders’ equity, and cash flows for each year in the two-year period ended December 31, 2014. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Federal of Northern Michigan Bancorp, Inc. as of December 31, 2014 and 2013 and the consolidated results of its operations and its cash flows for each year in the two-year period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

/s/ Plante & Moran, PLLC

Auburn Hills, Michigan

March 27, 2015

First federal of northern Michigan bancorp, inc. and subsidiaries	2014 Annual Report

Consolidated Balance Sheet

(000s omitted, except per share data)

	December 31,
	2014	2013
Assets
Cash and cash equivalents	$11,205	$2,760
Overnight deposits with Federal Home Loan Bank	267	6
Total cash and cash equivalents	11,472	2,766
Deposits held in other financial institutions	8,429	—
Securities available for sale, at fair value (Note 3)	119,968	50,358
Securities held to maturity (Note 3)	790	2,255
Loans - net (Note 4)	163,647	136,315
Loans held for sale	88	175
Federal Home Loan Bank stock	2,591	3,266
Property and equipment (Note 5)	6,336	5,203
Assets held for sale - net	478	—
Foreclosed real estate and other repossessed assets	2,823	1,780
Accrued interest receivable	986	745
Intangible assets (Note 7)	1,286	40
Deferred tax asset (Note 10)	851	799
Originated mortgage servicing right - net (Note 6)	710	860
Bank owned life insurance	4,727	4,610
Other assets	685	485
Total assets	$325,867	$209,657
Liabilities and Stockholders' Equity
Liabilities
Non-interest bearing deposits	$56,032	$21,047
Interest-bearing deposits (Note 8)	214,702	138,982
Advances from Federal Home Loan Bank (Note 9)	22,885	24,813
Accrued expenses and other liabilities (Note 13)	1,712	1,290
Total liabilities	295,331	186,132
Stockholders' Equity (Note 12)
Common stock ($0.01 par value 20,000,000 shares authorized, 4,034,764 and 3,191,799
shares issued and outstanding) - at December 31, 2014 and 2013 , respectively	40	32
Additional paid-in capital	28,264	23,854
Retained earnings	4,765	2,763
Treasury stock at cost (307,750 shares) - at December 31, 2014 and 2013 , respectively	(2,964)	(2,964)
Accumulated other comprehensive income (loss)	431	(160)
Total stockholders' equity	30,536	23,525
Total liabilities and stockholders' equity	$325,867	$209,657

First federal of northern Michigan bancorp, inc. and subsidiaries	2014 Annual Report

Consolidated Statement of Operations and Comprehensive Income

(000s omitted, except per share data)

	Year Ended December 31,
	2014	2013
Interest Income
Loans, including fees	$7,394	$7,203
Investments
Taxable	781	484
Tax-exempt	158	151
Mortgage-backed securities	767	481
Total interest income	9,100	8,319
Interest Expense
Deposits (Note 8)	818	826
Borrowings	264	324
Total interest expense	1,082	1,150
Net Interest Income - Before provision for loan losses	8,018	7,169
Provision for Loan Losses (Note 4)	284	637
Net Interest Income - After provision for loan losses	7,734	6,532
Other Income
Service charges and other fees	807	857
Net loss on sale of investments	(4)	—
Net gain on sale of loans	206	235
Net (loss) gain on sale of real estate owned and other repossessed assets	(76)	3
Loan servicing fees	266	350
Insurance and brokerage commissions	117	126
Bargain purchase gain (Note 2)	1,982	—
Other	180	194
Total other income	3,478	1,765
Operating Expenses
Compensation and employee benefits (Note 13)	4,961	4,654
FDIC insurance premiums	207	184
Amortization of intangible assets	146	119
Advertising	183	130
Occupancy and equipment	1,032	911
Data processing service bureau	345	301
Professional fees	393	427
Collection activity	68	153
Real estate owned & other repossessed assets	272	245
Merger related expenses	266	83
Other	1,090	1,035
Total operating expenses	8,963	8,242
Income - before income tax expense	2,249	55
Income tax expense (Note 10)	—	—
Net income	$2,249	$55
Other Comprehensive Income (Loss):
Unrealized gain (loss) on securities available for sale - net of tax	594	(907)
Reclassification adjustment for losses realized in earnings - net of tax	(3)	—
Comprehensive Income (Loss)	$2,840	$(852)

Per Share Data
Net income per share
Basic	$0.70	$0.02
Diluted	$0.70	$0.02

Dividends per common share	$0.08	$0.02

First federal of northern Michigan bancorp, inc. and subsidiaries	2014 Annual Report

Consolidated Statement of Changes in Stockholders’ Equity

(000s omitted)

	Shares	Common Stock	Treasury Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity
Balance - January 1, 2013	3,192	$32	$(2,964)	$23,854	$2,766	$747	$24,435
Net income	—	—		—	55	—	55
Other comprehensive loss	—	—		—	—	(907)	(907)
Common dividend declared, $0.02 per share	—	—		—	(58)	—	(58)
Balance - December 31, 2013	3,192	32	(2,964)	23,854	2,763	(160)	23,525
Net income	—	—		—	2,249	—	2,249
Exchange of Alpena Banking Corp Stock (842,965 shares issued)	843	8		4,410	—	—	4,418
Other comprehensive income	—	—		—	—	591	591
Common dividend declared, $0.08 per share	—	—		—	(247)	—	(247)

Balance - December 31, 2014	4,035	$40	$(2,964)	$28,264	$4,765	$431	$30,536

First federal of northern Michigan bancorp, inc. and subsidiaries Notes to consolidated financial statements – December 31, 2014 and 2013 (000’s omitted), except per share data	2014 Annual report

Consolidated Statement of Cash Flows

(000s omitted, except per share data)

	Year Ended December 31
	2014	2013
Cash Flows from Operating Activities
Net income (loss)	$2,249	$55
Adjustments to reconcile net income (loss) to cash from operating activities:
Depreciation and amortization	483	401
Provision for loan losses	284	637
Accretion of acquired loans	(89)	—
Amortization and accretion on securities	578	551
Bargain purchase gain from bank acquisition	(1,982)	—
Loss on sale of investment securities	4	—
Gain on sale of loans held for sale	(206)	(235)
Loss (Gain) on sale of property and equipment	23	(12)
Loss (Gain) on sale of real estate owned and other repossessed assets	4	(3)
Originations of loans held for sale	(13,833)	(17,383)
Proceeds from sale of loans held for sale	14,126	17,522
Net change in:
Accrued interest receivable	(25)	225
Prepaid FDIC insurance premiums	—	583
Bank owned life insurance	(117)	(135)
Other assets	128	73
Accrued expenses and other liabilities	86	(236)
Net cash provided by operating activities	1,713	2,043
Cash Flows from Investing Activities
Net cash received in bank acquisition	41,650	—
Net decrease in loans	3,740	474
Net increase in deposits at other institutions	(7,189)	—
Proceeds from maturity of securities	14,843	14,441
Proceeds from sale of securities available-for-sale	730	—
Proceeds from sale of FHLB stock	831	—
Proceeds from sale of property and equipment	3	59
Proceeds from sale of of real estate owned and other repossessed assets	556	2,097
Purchase of securities available for sale	(60,636)	(15,872)
Purchase of premises and equipment	(306)	(139)
Net cash (used in) provided by investing activities	(5,778)	1,060
Cash Flows from Financing Activities
Net increase in deposits	14,919	1,679
Dividends paid on common stock	(247)	(58)
Net decrease in Repo Sweep Accts	—	(3,183)
Net increase in advances from borrowers	28	18
Advances from FHLB	17,955	47,005
Repayments of advances from FHLB	(19,884)	(48,550)
Net cash provided by (used in) financing activities	12,771	(3,089)
Net Increase in Cash and Cash Equivalents	8,706	14
Cash and Cash Equivalents - Beginning of year	2,766	2,752
Cash and Cash Equivalents - End of year	$11,472	$2,766
Supplemental Cash Flow and Noncash Information
Net cash paid for income taxes	$20	$—
Cash paid for interest on deposits and borrowings	1,076	1,161
Transfer of loans to real estate owned & other repossessed assets	1,562	1,486

First federal of northern Michigan bancorp, inc. and subsidiaries Notes to consolidated financial statements – December 31, 2014 and 2013 (000’s omitted), except per share data	2014 Annual report

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

Principles of Consolidation - The consolidated financial statements include the accounts of First Federal of Northern Michigan Bancorp, Inc., First Federal of Northern Michigan, and the Bank’s wholly owned subsidiary, Financial Services & Mortgage Corporation (“FSMC”). FSMC invested in real estate, which includes leasing, selling, developing, and maintaining real estate properties. The 2014 activity of FFNM Agency, Inc. was to collect the stream of income associated with the sale of the Blue Cross/Blue Shield override business to an outside party and, to a lesser extent, the collection of commissions for the sale of non-insured investment products. The final override commission payment was collected in April of 2014 and as a result, this subsidiary was dissolved as of December 31, 2014. All significant intercompany balances and transactions have been eliminated in the consolidation.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan and lease loss (“ALLL”), the valuation of investment securities, intangible and deferred tax assets, and mortgage servicing rights.

Significant Concentrations of Credit Risk - Most of the Company’s activities are with customers located within the northeastern lower peninsula of Michigan. Note 3 discusses the types of securities in which the Company invests. Note 4 discusses the types of lending in which the Company engages. The Company does not have any significant concentrations to any one industry or customer.

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

First federal of northern Michigan bancorp, inc. and subsidiaries Notes to consolidated financial statements – December 31, 2014 and 2013 (000’s omitted), except per share data	2014 Annual report

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

The Company enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding, also known as rate lock commitments. Rate lock commitments on residential mortgage loans that are intended to be sold are considered to be derivatives. Fair value is based on fees currently charged to enter into similar agreements. The fair value of rate lock commitments was insignificant at December 31, 2014 and 2013.

The Company uses forward contracts as part of its mortgage banking activities. Forward contracts provide for the delivery of financial instruments at a specified future date and at a specified price or yield. The fair value of forward contracts was insignificant at December 31, 2014 and 2013.

Originated Loans - The Company grants mortgage, commercial, and consumer loans to customers. Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding unpaid principal balances adjusted for charge-offs, the ALLL, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield over the contractual life of the loan.

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

First federal of northern Michigan bancorp, inc. and subsidiaries Notes to consolidated financial statements – December 31, 2014 and 2013 (000’s omitted), except per share data	2014 Annual report

Loans Acquired in a Business Combination – Loans acquired in a business combination (acquired loans) consist of loans acquired on August 8, 2014 in the merger with Bank of Alpena. Acquired loans are recorded at fair value as of the acquisition date without a carryover of the associated allowance for loan losses related to these loans, through a fair value discount that was, in part, attributed to credit quality. The estimate of the expected credit losses was determined based on due diligence performed by executive and senior management of the Company. The fair value discount was recorded as a reduction to the acquired loans’ outstanding principal balance in the consolidated financial statements on the merger date.

First federal of northern Michigan bancorp, inc. and subsidiaries Notes to consolidated financial statements – December 31, 2014 and 2013 (000’s omitted), except per share data	2014 Annual report

The Company accounts for acquired loans, which are recorded at fair value at acquisition, in accordance with ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality (ASC 310-30). Under the provisions of ASC 310-30, the Company evaluated each loan individually and determined that loans with an outstanding principal balance of $5.9 million exhibited deteriorated credit quality, and therefore, met the criteria set forth in ASC 310-30. None of the loans acquired were classified as debt securities.

In accordance with ASC 310-30 with Company elected to evaluate each loan individually for expected future cash flows. Loans will be removed from the acquired loan segment in the event of sale, foreclosure, pay off or being written off as uncollectable. The Company estimates the cash flow to be collected over the remaining life of the loan on a quarterly basis based on a set of assumptions including expectations as to default rates, prepayment rates, and expected loss rates. The Company makes numerous assumptions, interpretations and judgments using internal and third-party credit quality information when determining the probability of collecting all contractual required payments. This is a point in time assessment and inherently subjective due to the nature of the available information and judgment involved.

The calculation of the fair value of the acquired loans entails estimating the amount and timing of cash flows attributable to both principal and interest expected to be collected on each individual loan, and then discounting those cash flows at a market interest rate. The excess of a loan’s expected cash flow at the acquisition date over its estimated fair value is commonly referred to as “accretable yield”, which is recognized into interest income over the remaining life of the loan on a level-yield basis. The difference between an individual loan’s contractual required principal and interest as of the merger date and the expected cash flows as of the same date is commonly referred to as “nonaccretable difference”, which includes an estimate of future credit losses expected to be incurred over the remaining life of the loan and interest payments that are not expected to be collected. A decrease to the expected cash flows of a loan in subsequent periods will require the Company to record a provision for loan loss. Improvements to expected cash flows of a loan in subsequent periods will result in reversing a portion of the nonaccretable difference, which is then classified as a part of the accretable yield and subsequently recognized into interest income over the estimated remaining life of the loan. A loan will be removed from the acquired loan segment through any one of the following avenues, foreclosed, paid off or written off.

Allowance for Loan and Lease Losses (ALLL) - The ALLL is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The ALLL is evaluated on a regular basis by management and is based on management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

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

First federal of northern Michigan bancorp, inc. and subsidiaries Notes to consolidated financial statements – December 31, 2014 and 2013 (000’s omitted), except per share data	2014 Annual report

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

Loan Servicing – Servicing assets are recognized as separate assets when rights are retained through the sale of originated residential mortgage loans. Capitalized servicing rights are reported in other assets and are amortized against non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights into tranches based on predominant characteristics, such as interest rate, loan type and investor type. Fair value is based on market prices for comparable mortgage servicing contracts, when available, or on a valuation model that calculates the present value of estimated future net servicing income using market based assumptions. Temporary impairment is recognized through a valuation allowance for an individual stratum to the extent that fair value is less than the capitalized amount for the stratum. If it is later determined that all or a portion of the temporary impairment no longer exists, the valuation allowance is reduced through a recovery of income. An other-than-temporary impairment results in a permanent reduction to the carrying value of the servicing asset. Servicing income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal, or a fixed amount per loan and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income.

Foreclosed Assets (Including Other Real Estate Owned) - Foreclosed real estate held for sale is carried at the lower of fair value minus estimated costs to sell. Costs of holding foreclosed real estate are charged to expense in the current period, except for significant property improvements, which are capitalized. Valuations are periodically performed by management and an allowance is established by a charge to non-interest expense if the carrying value exceeds the fair value minus estimated costs to sell. Foreclosed real estate is classified as other real estate owned. The net income from operations of foreclosed real estate held for sale is reported in non-interest income.

Property and Equipment - These assets are recorded at cost, less accumulated depreciation. The Bank uses the straight-line method of recording depreciation for financial reporting. The depreciable lives used by the Company are: land improvements 7-10 years, buildings 7-40 years and equipment 3-10 years. Maintenance and repairs are charged to expense and improvements are capitalized.

First federal of northern Michigan bancorp, inc. and subsidiaries Notes to consolidated financial statements – December 31, 2014 and 2013 (000’s omitted), except per share data	2014 Annual report

Bank Owned Life Insurance - The Bank has purchased life insurance policies on certain key officers. Bank-owned life insurance is recorded at its cash surrender value, or the amount that can be realized.

Intangible Assets – The Company has in the past purchased one or more branches from other financial institutions. The analysis of these branch acquisitions led the Company to conclude that in each case, we acquired a business and therefore, the purchase price generally includes the intangible value of the depositor relationships acquired, referred to as core deposit intangible assets. The expected life for core deposit intangible asset is based on the type of products acquired. The amortization periods range from 10 to 15 years and are based on the expected life of the products and relationships. The expected life was determined based on an analysis of the life of similar products within the Company and local competition in the markets where the branches were acquired. The core deposit intangible assets, related to branch purchases, were amortized on a straight line basis.

In conjunction with the merger with Bank of Alpena, the Company established a $1.4 million core deposit intangible asset. This intangible asset is being amortized over a 10 year period on an accelerated basis. The core deposit intangible is analyzed quarterly for impairment.

On June 12, 2003, First Federal of Northern Michigan acquired 100% of the stock of the InsuranCenter of Alpena (ICA).

On February 27, 2009 the Company announced that it had sold the majority of the assets of the InsuranCenter of Alpena.

At the time of the sale, goodwill of $600 continued to be recorded relating to certain assets of the Company that were not sold in the sale of ICA. The assets retained relate to a future stream of commissions. Management computed an estimated cash flow on this commission using a 6.0% discount rate and determined a fair value of $600. Since the $600 allocation of fair value relates to a finite life asset, the Company re-characterized the goodwill as an amortizable intangible and began amortizing the asset in March, 2009. Pursuant to the agreement, the Company received the final override commission payment in April, 2014.

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

At December 31, 2014 and 2013, management did not believe it was more likely than not that all of the deferred tax assets would be realized. Accordingly, at December 31, 2014 and 2013 a valuation allowance of $3.1 million and $3.2 million was recorded, respectively.

The net deferred tax asset recorded at December 31, 2014 and 2013 was $851 and $799. See Note 10 for additional information.

Off Balance Sheet Instruments - In the ordinary course of business, the Company has entered into commitments to extend credit, including commitments under credit card arrangements, commercial letters of credit and standby letters of credit. For letters of credit, a liability is recorded for the fair value of the obligation undertaken in issuing the guarantee.

First federal of northern Michigan bancorp, inc. and subsidiaries Notes to consolidated financial statements – December 31, 2014 and 2013 (000’s omitted), except per share data	2014 Annual report

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

Accumulated other comprehensive income consists solely of unrealized gains and losses on available for sale securities, reported net of tax of $222 and ($83) at December 31, 2014 and December 31, 2013, respectively.

Stock-Based Compensation – The Company’s stock based compensation plans are described in detail in Note 12 (Employee Benefit Plans). Compensation expense is recognized for stock options and unvested (restricted) stock awards issued to employees, based on the fair value of these awards at the date of grant. A Black Scholes model is utilized to estimate the fair value of stock options, while the market price of the Company’s common shares at the date of grant is used to estimate the fair value of unvested (restricted) stock awards. Compensation cost is recognized over the required service period, generally defined as the vesting period for stock option awards and as the unvested period for nonvested (restricted) stock awards. Certain of theCompany’s share-based awards contain terms that provide for a graded vesting schedule whereby portions of the award vest in increments over the requisite service period.

The Company granted no options in 2014 and 2013. Compensation costs related to stock options charged to earnings were $0 in 2014 and 2013, respectively.

Earnings Per Common Share – Basic earnings per common share is computed by dividing net income by the average number of common shares outstanding during the period. The Company uses the treasury stock method to compute diluted earnings per share, which assumes that proceeds from the assumed exercise of stock options would be used to purchase common stock at the average market price during the period. As of December 31, 2014, 136,030 options were not considered dilutive, due to the fact that the option price exceeded the fair value of the shares.

Earnings per common share have been computed based on the following:

	December 31,
	2014	2013

Net income	$2,249	$55

Average number of common shares outstanding	3,218,926	2,884,049
Effect of dilutive options	—	—
Average number of common shares outstanding used to calculate diluted earnings per common share	3,218,926	2,884,049

Recent Accounting Pronouncements - The Financial Accounting Standards Board (FASB) issued Accounting Standards Update 2014-09 (ASU 2014-09), “Revenue from Contracts with Customers (Topic 606)”. ASU 2014-09 adopts a standardized approach for revenue recognition and was a joint effort with the International Accounting Standards Board (IASB). The new revenue recognition standard is based on a core principle of recognizing revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 does not apply to financial instruments. ASU 2014-09 is effective for public entities for reporting periods beginning after December 15, 2016 (therefore, for the year ending December 31, 2017 for the Company). Early implementation is not allowed for public companies. Management is currently assessing the impact to the Company’s consolidated financial statements.

First federal of northern Michigan bancorp, inc. and subsidiaries Notes to consolidated financial statements – December 31, 2014 and 2013 (000’s omitted), except per share data	2014 Annual report

The Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2014-04, Receivables – Troubled Debt Restructurings by Creditors (Subtopic 310-40) – Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure. The ASU clarifies that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. The ASU is effective for public entities for reporting beginning after December 15, 2014 (therefore, for the year ending December 31, 2015 for the Company). The ASU can be adopted using either a modified retrospective transition method or a prospective transition method. Adoption of this update is not expected to have a material effect on the consolidated financial statements.

Note 2 - Business Combinations

As of August 8, 2014 (“Merger Date”), the Company completed its merger with Alpena Banking Corporation and its wholly owned subsidiary Bank of Alpena (“Alpena”). Alpena had one branch office and $102.9 million in assets as of August 8, 2014. The results of operations due to the merger have been included in the Company’s results since the Merger Date. The merger was effected by the issuance of shares of the Company’s common stock to Alpena Banking Corporation shareholders. Each share of Alpena’s common stock was converted into the right to receive 1.549 shares of the Company’s common stock, with cash paid in lieu of fractional shares. The conversion of Alpena’s shares resulted in the issuance of 842,965 shares of the Company’s common stock.

The business combination was recorded using the acquisition method of accounting and accordingly, assets acquired, liabilities assumed and consideration exchanged were recorded at estimated fair values on the Merger Date. The following table provides the purchase price calculation as of December 31, 2014 and the identifiable assets acquired and liabilities assumed at their estimated fair values. A bargain purchase gain resulted from the business combination due to the fair value of the net assets acquired exceeding the value of the stock issued as consideration in the transaction. These fair value measurements are based on third-party valuations and are subject to refinement for up to one year after the Merger Date based on additional information that may be obtained by us that existed on the Merger Date.

First federal of northern Michigan bancorp, inc. and subsidiaries Notes to consolidated financial statements – December 31, 2014 and 2013 (000’s omitted), except per share data	2014 Annual report

First Federal of Northern Michigan Bancorp, Inc. common stock issued for Alpena Banking Corporation common shares	843

Price per share, based on First Federal of Northern Michigan Bancorp, Inc. closing price on August 8, 2014	$5.59

Total purchase price	$4,712

Preliminary Statement of Net Assets Acquired Fair Value:

Assets
Cash and cash equivalents	$41,650
Securities	24,008
Loans	33,051
Premises and Equipment	1,667
Core Deposit Intangible	1,392
Deferred Tax Asset	337
Other Assets	467
Total Assets	$102,572

Liabilities
Deposits	95,787
Other Liabilities	91
Total Liabilities	$95,878
Net Identifiable Assets Acquired		$6,694
Bargain Purchase Gain		$(1,982)

The results of operations for the year ended December 31, 2014 include the operating results of the combined entities cfor the 143 days subsequent to the Merger Date. Alpena’s results of operations prior to the Merger Date are not included in the Company’s consolidated statement of comprehensive income.

We incurred merger related expenses of $266 during 2014. These expenses were for professional services such as legal, accounting and contractual arrangements for consulting services.

The following table provides the pro forma information for the results of operations for the years ended December 31, 2014 and 2013, as if the merger had occurred on January 1 of each year. These adjustments reflect the impact of certain purchase accounting fair value measurements, primarily on the loan and deposit portfolios of Bank of Alpena. In addition, the $266 in merger-related costs noted above are included in each period presented. Further operating cost savings are expected along with additional business synergies as a result of the merger which are not presented in the pro forma amounts. These pro forma results are presented for illustrative purposes only and are not intended to represent or be indicative of the actual results of operations of the combined banking organizations that would have been achieved had the merger occurred at the beginning of each period presented, nor are they intended to represent or be indicative of future results of the Company.

	For the Year Ended
	December 31,
	2014	2013
Net interest income	$9,554	$9,602
Non-interest income	3,631	2,079
Non-interest expense	10,502	11,064
Net income	2,316	190
Net income per basic and diluted share	0.72	0.07
Weighted average shares outstanding	3,219	2,884

First federal of northern Michigan bancorp, inc. and subsidiaries Notes to consolidated financial statements – December 31, 2014 and 2013 (000’s omitted), except per share data	2014 Annual report

In most instances, determining the fair value of the acquired assets and assumed liabilities required the Company to estimate the cash flows expected to result from those assets and liabilities and to discount those cash flows at appropriate rates of interest. The most significant of those determinations related to the valuation of acquired loans. For such loans, the excess cash flows expected at merger over the estimated fair value is recognized as interest income over the remaining lives of the loans. The difference between contractually required payments at merger and the cash flows expected to be collected at merger reflects the impact of estimated credit losses and other factors, such as prepayments. In accordance with the applicable accounting guidance for business combinations, there was no carry-over of Alpena’s previously established allowance for loan losses.

The acquired loans were divided into loans with evidence of credit quality deterioration, which are accounting for under ASC 310-30 (“acquired impaired”), and loans that do not meet the criteria, which are accounted for under ACC 310-20 (“acquired non-impaired”). In addition, the loans are further categorized into different pools based primarily on the type and purpose of the loan.

	Acquired Impaired	Acquired Non-Impaired	Acquired Total
	(in thousands)
Real estate loans:
Residential mortgages	$397	$6,992	$7,389
Commercial Loans:
Construction - real estate	—	109	109
Secured by real estate	3,070	14,721	17,791
Other	1,201	4,213	5,414
Total commercial loans	4,271	19,043	23,314
Consumer loans:
Secured by real state	30	1,567	1,598
Other	—	750	750
Total consumer loans	30	2,318	2,348

Total Loans at acqusition date	$4,698	$28,353	$33,051

	Acquired Impaired	Acquired Non-Impaired	Acquired Total
	(in thousands)

Loans acquired- contractual required payments	$5,930	$28,587	$34,517
Non accretable difference	(1,232)	—	(1,232)
Expected cash flows	4,698	28,587	33,285
Accretable yield	—	(234)	(234)
Carrying balance at acquisition date	$4,698	$28,353	$33,051

First federal of northern Michigan bancorp, inc. and subsidiaries Notes to consolidated financial statements – December 31, 2014 and 2013 (000’s omitted), except per share data	2014 Annual report

Note 3 – Securities

Investment securities have been classified according to management’s intent. The carrying value and estimated fair value of securities are as follows:

	December 31, 2014
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Market Value
Securities Available for Sale
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$31,221	$58	$(57)	$31,222
Municipal notes	22,894	369	(129)	23,134
Corporate securities	1,549	12	—	1,561
Mortgage-backed securities	63,648	515	(117)	64,046
Equity securities	3	2	—	5
Total	$119,315	$956	$(303)	$119,968

Securities Held to Maturity
Municipal notes	$790	$118	$—	$908

	December 31, 2013
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Market Value
Securities Available for Sale
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$7,111	$36	$(105)	$7,042
Municipal notes	13,694	216	(301)	13,609
Corporate securities	1,085	12	—	1,097
Mortgage-backed securities	28,708	279	(384)	28,603
Equity securities	3	4	—	7
Total	$50,601	$547	$(790)	$50,358
Securities Held to Maturity
Municipal notes	$2,255	$145	$—	$2,400

The amortized cost and estimated market value of securities at December 31, 2014, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

First federal of northern Michigan bancorp, inc. and subsidiaries Notes to consolidated financial statements – December 31, 2014 and 2013 (000’s omitted), except per share data	2014 Annual report

	December 31, 2014
	Amortized Cost	Market Value
Available For Sale:
Due in one year or less	$5,069	$5,092
Due after one year through five years	38,827	38,843
Due in five year through ten years	10,478	10,562
Due after ten years	1,290	1,420
Subtotal	55,664	55,917
Equity securities	3	5
Mortgage-backed securities	63,648	64,046
Total	$119,315	$119,968
Held To Maturity
Due in one year or less	$45	$45
Due after one year through five years	200	218
Due in five year through ten years	315	365
Due after ten years	230	280

Total	$790	$908

At December 31, 2014 and 2013, securities with a fair value of $35.0 million and $36.0 million, respectively, were pledged to FHLB advances and borrowings from the Federal Reserve discount window.

Gross proceeds from the sale of available-for-sale securities for the years ended December 31, 2014 and 2013 were $730 and $0, respectively, resulting in gross gains of $1 and $0, respectively, and gross losses of $5 and $0, respectively. The tax benefit applicable to the net realized loss amounted to $2 and $0, respectively.

The following is a summary of securities that had unrealized losses at December 31, 2014 and 2013. The information is presented for securities that have been in an unrealized loss position for less than 12 months and for more than 12 months. At December 31, 2014, the Company held 72 securities with unrealized losses totaling $303. At December 31, 2013 there were 39 securities with unrealized losses totaling $790.

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

	December 31, 2014				December 31, 2013
		Gross Unrealized Losses		Gross Unrealized Losses		Gross Unrealized Losses		Gross Unrealized Losses
	Fair Value	Less than 12 months	Fair Value	12 months or longer	Fair Value	Less than 12 months	Fair Value	12 months or longer
Available For Sale:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$13,672	$(28)	$971	$(29)	$—	$—	$894	$(105)
Corporate and other securities
Municipal notes	9,506	(54)	4,039	(75)	7,902	(243)	1,668	(58)
Mortgage-backed securities	9,923	(31)	4,666	(86)	14,471	(334)	2,052	(50)
Equity securities	—	—	—	—	—	—	—	—
Total Securities available for sale	$33,101	$(113)	$9,676	$(190)	$22,373	$(577)	$4,614	$(213)
Held to Maturity:
Municipal notes	—	—	—	—	—	—	—	—
Total Securities held to maturity	$—	$—	$—	$—	$—	$—	$—	$—

First federal of northern Michigan bancorp, inc. and subsidiaries Notes to consolidated financial statements – December 31, 2014 and 2013 (000’s omitted), except per share data	2014 Annual report

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

Management does not believe that the investment securities that were in an unrealized loss position as of December 31, 2014 represent an other-than-temporary impairment. Total gross unrealized losses were primarily attributable to changes in interest rates, relative to when the investment securities were purchased, and not due to the credit quality of the investment securities. The Company does not intend to sell the investment securities that were in an unrealized loss position and it is not more likely than not that the Company will be required to sell the investment securities before recovery of their amortized cost bases, which may be at maturity.

Note 4 – Loans

Loans at December 31, 2014 and 2013 are summarized as follows:

	December 31
	2014	2013

Real estate loans - One- to four-family residential	$71,828	$63,839
Commercial loans:
Secured by real estate	63,606	51,899
Other	19,000	12,451
Total commercial loans	82,606	64,350
Consumer loans:
Secured by real estate	9,502	8,730
Other	1,403	1,165
Total consumer loans	10,905	9,895
Total gross loans	165,339	138,084
Less:
Net deferred loan fees	263	297
Allowance for loan losses	1,429	1,472
Total loans - net	$163,647	$136,315

First federal of northern Michigan bancorp, inc. and subsidiaries Notes to consolidated financial statements – December 31, 2014 and 2013 (000’s omitted), except per share data	2014 Annual report

As of December 31, 2014 the total outstanding balance and carrying value of acquired impaired loans was $5.2 million and $4.7 million, respectively. Changes to the accretable yield for acquired impaired loans were as follows as of December 31, 2014:

	Acquired Impaired Non- Accretable	Acquired Non- Impaired Accretable	Acquired Total

Beginning of year	$—	$—	$—
Net discount associated with acquired loans	(1,456)	(234)	(1,690)
Accretion of discount for credit spread	—	26	26
Loans paid off through December 31, 2014	224	—	224
	$(1,232)	$(208)	$(1,440)

Final loan maturities and rate sensitivity of the loan portfolio are as follows:

	December 31, 2014
	Less Than One Year	One Year to Five Years	After Five Years	Total
Originated Loans:
Loans at fixed interest rates	$3,983	$31,560	$50,507	$86,050
Loans at variable interest rates	7,731	8,381	34,035	50,147
Total	$11,714	$39,941	$84,542	$136,197

	December 31, 2014
	Less Than One Year	One Year to Five Years	After Five Years	Total
Acquired Loans :
Loans at fixed interest rates	$1,796	$9,502	$1,165	$12,463
Loans at variable interest rates	2,024	3,773	10,882	16,679

Total	$3,820	$13,275	$12,047	$29,142

Certain directors and executive officers of the Company were loan customers of the Bank during 2014 and 2013. Such loans were made in the ordinary course of business and do not involve more than a normal risk of collectability. An analysis of aggregate loans outstanding to directors and executive officers for the years ended December 31, 2014 and 2013 are as follows:

	December 31,
	2014	2013
Aggregate balance - Beginning of Period	$3,168	$3,340
New loans	1,070	2,524
Repayments	(1,135)	(2,491)
Net change in directors and officers(1)	3,134	(205)
Aggregate balance - End of Period	$6,237	$3,168

(1) Represents the addition or removal of new officer and directors during the year.

First federal of northern Michigan bancorp, inc. and subsidiaries Notes to consolidated financial statements – December 31, 2014 and 2013 (000’s omitted), except per share data	2014 Annual report

The following tables illustrate the contractual aging of the recorded investment in past due loans by class of loans as of December 31, 2014 and 2013:

		As of December 31, 2014
	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans	Recorded Investment > 90 Days andAccruing
Originated Loans:
Commercial Real Estate:
Commercial Real Estate - construction	$—	$—	$—	$—	$1,443	$1,443	$—
Commercial Real Estate - other	10	195	—	205	46,103	46,308	—
Commercial - non real estate	—	—	—	—	14,544	14,544	—

Consumer:
Consumer - Real Estate	107	4	7	118	7,684	7,802	—
Consumer - Other	3	—	3	6	1,152	1,158	3

Residential:
Residential	1,484	746	386	2,616	62,326	64,942	87
Total	$1,604	$945	$396	$2,945	$133,252	$136,197	$90

		As of December 31, 2014
	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans	Recorded Investment > 90 Days and Accruing
Acquired Loans:
Commercial Real Estate:
Commercial Real Estate - construction	$—	$—	$—	$—	$—	$—	$—
Commercial Real Estate - other	125	128	93	346	15,604	15,950	—
Commercial - non real estate	—	40	104	144	4,217	4,361	—

Consumer:
Consumer - Real Estate	123	—	—	123	1,609	1,732	—
Consumer - Other	—	—	—	—	213	213	—

Residential:
Residential	147	56	461	664	6,222	6,886	225
Total	$395	$224	$658	$1,277	$27,865	$29,142	$225

		As of December 31, 2013
	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans	Recorded Investment > 90 Days and Accruing

Commercial Real Estate:
Commercial Real Estate - construction	$—	$—	$173	$173	$—	$173	$—
Commercial Real Estate - other	—	521	1,441	1,962	49,764	51,726	—
Commercial - non real estate	33	20	—	53	12,398	12,451	—

Consumer:
Consumer - Real Estate	54	55	—	109	8,621	8,730	—
Consumer - Other	—	4	2	6	1,159	1,165	2

Residential:
Residential	1,973	393	353	2,719	61,120	63,839	24
Total	$2,060	$993	$1,969	$5,022	$133,062	$138,084	$26

First federal of northern Michigan bancorp, inc. and subsidiaries Notes to consolidated financial statements – December 31, 2014 and 2013 (000’s omitted), except per share data	2014 Annual report

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

Risk Grade 4.5 (Monitored) - Loans are considered “below average” and monitored more closely due to some credit deficiency that poses additional risk but is not considered adverse to the point of being a “classified” credit. Possible reasons for additional monitoring may include characteristics such as temporary negative debt service coverage due to weak economic conditions; borrower may have experienced recent losses from operations, declining equity and/or increasing leverage, or marginal liquidity that may affect long-term sustainability. Loans of this grade have a higher degree of risk and warrant close monitoring to insure against further deterioration.

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

First federal of northern Michigan bancorp, inc. and subsidiaries Notes to consolidated financial statements – December 31, 2014 and 2013 (000’s omitted), except per share data	2014 Annual report

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

The following tables present the risk category of loans by class of loans based on the most recent analysis performed as of December 31, 2014 and 2013:

As of December 31, 2014
Originated Loans:
	Commercial Real Estate	Commercial Real Estate
Loan Grade	Construction	Other	Commercial

1-2	$—	$—	$31
3	—	13,565	6,088
4	1,443	21,757	7,538
4.5	—	3,553	252
5	—	6,040	635
6	—	1,393	—
7	—	—	—
8	—	—	—
Total	$1,443	$46,308	$14,544

As of December 31, 2014
Acquired Loans:
	Commercial Real Estate	Commercial Real Estate
Loan Grade	Construction	Other	Commercial

1-2	$—	$280	$1,188
3	—	2,696	876
4	—	10,905	970
4.5	—	337	21
5	—	1,176	1,150
6	—	547	156
7	—	9	0
8	—	—	0
Total	$—	$15,950	$4,361

As of December 31, 2013

	Commercial Real Estate	Commercial Real Estate
Loan Grade	Construction	Other	Commercial

1-2	$—	$—	$—
3	—	16,187	5,602
4	—	27,789	6,699
5	—	4,835	45
6	173	2,915	105
7	—	—	—
8	—	—	—
Total	$173	$51,726	$12,451

First federal of northern Michigan bancorp, inc. and subsidiaries Notes to consolidated financial statements – December 31, 2014 and 2013 (000’s omitted), except per share data	2014 Annual report

For residential real estate and other consumer credit the Company also evaluates credit quality based on the aging status of the loan and by payment activity. Loans 60 or more days past due are monitored by the collection committee.

The following tables present the risk category of loans by class based on the most recent analysis performed as of December 31, 2014 and 2013.

As of December 31, 2014
		Consumer -
	Residential	Real Estate	Consumer - Other
Originated Loans:
Loan Grade:
Pass	$64,397	$7,778	$1,155
Special Mention	—	—	—
Substandard	545	24	3
Total	$64,942	$7,802	$1,158

		Consumer -
	Residential	Real Estate	Consumer - Other
Acquired Loans:
Loan Grade:
Pass	$6,335	$1,731	$213
Special Mention	—	—	—
Substandard	551	1	—
Total	$6,886	$1,732	$213

As of December 31, 2013
		Consumer -
	Residential	Real Estate	Consumer - Other

Loan Grade:
Pass	$63,164	$8,723	$1,163
Special Mention	—	7	2
Substandard	675
Total	$63,839	$8,730	$1,165

The following tables present the recorded investment in non-accrual loans by class as of December 31, 2014 and 2013:

First federal of northern Michigan bancorp, inc. and subsidiaries Notes to consolidated financial statements – December 31, 2014 and 2013 (000’s omitted), except per share data	2014 Annual report

As of December 31
	2014	2013
Originated Loans:
Commercial Real Estate:
Commercial Real Estate - construction	$—	$173
Commercial Real Estate - other	486	1,454
Commercial	77	—

Consumer:
Consumer - real estate	25	7
Consumer - other	—	—

Residential:
Residential	750	651

Total	$1,338	$2,285

The following tables present loans individually evaluated for impairment by class of loans as of December 31, 2014 and 2013:

				For the Twelve Months Ended
Impaired Loans				December 31,
As of December 31, 2014				2014
	Unpaid Principal	Recorded	Related	Average	Interest
	Balance	Investment	Allowance	Recorded	Income
				Investment	Recognized

With no related allowance recorded:
Commercial	$—	$—	$—	$—	$—
Commercial Real Estate - Construction	—	—	—	—	—
Commercial Real Estate - Other	1,431	1,430	—	1,482	84
Consumer - Real Estate	26	24	—	26	—
Consumer - Other	—	—	—	—	—
Residential	781	618	—	635	14

With a specific allowance recorded:
Commercial	—	—	—	—	—
Commercial Real Estate - Construction	—	—	—	—	—
Commercial Real Estate - Other	386	386	10	393	18
Consumer - Real Estate	—	—	—	—	—
Consumer - Other	—	—	—	—	—
Residential	—	—	—	—	—

Totals:
Commercial	$—	$—	$—	$—	$—
Commercial Real Estate - Construction	$—	$—	$—	$—	$—
Commercial Real Estate - Other	$1,817	$1,816	$10	$1,875	$102
Consumer - Real Estate	$26	$24	$—	$26	$—
Consumer - Other	$—	$—	$—	$—	$—
Residential	$781	$618	$—	$635	$14

First federal of northern Michigan bancorp, inc. and subsidiaries Notes to consolidated financial statements – December 31, 2014 and 2013 (000’s omitted), except per share data	2014 Annual report

				For the Twelve Months Ended
Impaired Loans				December 31,
As of December 31, 2013				2013
	Unpaid Principal	Recorded	Related	Average	Interest
	Balance	Investment	Allowance	Recorded	Income
				Investment	Recognized

With no related allowance recorded:
Commercial	$—	$—	$—	$—	$—
Commercial Real Estate - Construction	—	—	—	—	—
Commercial Real Estate - Other	1,789	1,788	—	1,894	104
Consumer - Real Estate	8	7	—	7	—
Consumer - Other	—	—	—	—	—
Residential	954	722	—	727	6

With a specific allowance recorded:
Commercial	—	—	—	—	—
Commercial Real Estate - Construction	1,589	173	48	173	—
Commercial Real Estate - Other	3,980	3,391	182	3,397	94
Consumer - Real Estate	—	—	—	—	—
Consumer - Other	—	—	—	—	—
Residential	53	30	5	30	—

Totals:
Commercial	$—	$—	$—	$—	$—
Commercial Real Estate - Construction	$1,589	$173	$48	$173	$—
Commercial Real Estate - Other	$5,769	$5,179	$182	$5,291	$198
Consumer - Real Estate	$8	$7	$—	$7	$—
Consumer - Other	$—	$—	$—	$—	$—
Residential	$1,007	$752	$5	$757	$6

As of December 31, 2014 no additional funds are committed to be advanced in connection with impaired loans.

A restructuring of debt constitutes a troubled debt restructuring (“TDR”) if the creditor, for economic or legal reasons related to the debtor’s financial difficulties, grants a concession to the debtor that it would not otherwise consider. That concession either stems from an agreement between the creditor and the debtor or is imposed by law or a court. The Company adheres to ASC 310-40, Troubled Debt Restructurings by Creditors, to determine whether a TDR applies in a particular instance. Prior to loans being modified and classified as a TDR, specific reserves are generally assessed, as most of these loans have been specifically allocated for as part of the Company’s normal loan loss provisioning methodology. The Company allocated $10 and $230 reserves for the TDR loans at December 31, 2014 and December 31, 2013, respectively. The Company classifies all TDR loans as impaired loans in the table above.

The following table summarizes the loans that were modified as a TDR during the period ended December 31, 2014 and 2013.

For the Twelve Months Ended
December 31, 2014
		Pre-Modification	Post-Modification	Troubled Debt Restructurings That Subsequently Defaulted
	Number of	Outstanding Recorded	Outstanding Recorded	Number of	Recorded
	Contracts	Investments	Investment	Contracts	Investment

Commercial Real Estate - Construction	—	$—	$—	—	$—
Commercial Real Estate - Other	—	—	—	—	—
Commercial - non real estate	—	—	—	—	—
Residential	—	—	—	—	—

Total	—	$—	$—	—	$—

First federal of northern Michigan bancorp, inc. and subsidiaries Notes to consolidated financial statements – December 31, 2014 and 2013 (000’s omitted), except per share data	2014 Annual report

For the Twelve Months Ended
December 31, 2013

				Troubled Debt Restructurings
		Pre-Modification	Post-Modification	That Subsequently Defaulted
	Number of	Outstanding Recorded	Outstanding Recorded	Number of	Recorded
	Contracts	Investments	Investment	Contracts	Investment

Commerical Real Estate - Construction	—	$—	$—	—	$—
Commercial Real Estate - Other	1	412	412	—	—
Consumer - Real Estate	—	—	—	—	—
Residential	2	337	337	—	—

Total	3	$749	$749	—	$—

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

At December 31, 2014, there were no additional commitments to lend additional funds to the related debtors whose terms have been modified in a TDR.

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

The ALLL has a direct impact on the provision expense. An increase in the ALLL is funded through recoveries and provision expense.

First federal of northern Michigan bancorp, inc. and subsidiaries Notes to consolidated financial statements – December 31, 2014 and 2013 (000’s omitted), except per share data	2014 Annual report

Activity in the ALLL was as follows for the years ended December 31, 2014 and 2013:

For the Year Ended December 31, 2014
	Commercial	Commercial		Consumer
	Construction	Real Estate	Commercial	Real Estate	Consumer	Residential	Unallocated	Total

Allowance for credit losses:
Beginning Balance	$48	$444	$63	$62	$21	$784	$50	$1,472
Charge-offs	(12)	(241)	—	(14)	(24)	(177)	—	(468)
Recoveries	—	54	2	30	—	55	—	141
Provision	(28)	50	29	(45)	22	207	49	284
Ending Balance	$8	$307	$94	$33	$19	$869	$99	$1,429

Ending balance: individually evaluated for impairment	$—	$10	$—	$—	$—	$—	$—	$10

Ending balance: loans collectively evaluated for impairment	$8	$297	$94	$33	$19	$869	$99	$1,419

Loans:
Ending Balance	$1,443	$62,163	$19,000	$9,502	$1,403	$71,828	$—	$165,339

Ending balance: individually evaluated for impairment	$—	$1,816	$—	$24	$—	$618	$—	$2,458

Ending balance: loans collectively evaluated for impairment	$1,443	$44,492	$14,544	$7,778	$1,158	$64,324	$—	$133,739

Acquired loans not subject to loan loss reserve	$—	$15,855	$4,456	$1,700	$245	$6,886	$—	$29,142

For the Year Ended December 31, 2013
	Commercial Construction	Commercial Real Estate	Commercial	Consumer Real Estate	Consumer	Residential	Unallocated	Total

Allowance for credit losses:
Beginning Balance	$64	$579	$69	$99	$33	$906	$—	$1,750
Charge-offs	—	(674)	—	(40)	(13)	(464)	—	(1,191)
Recoveries	—	114	—	36	6	120	—	276
Provision	(16)	425	(6)	(33)	(5)	222	50	637
Ending Balance	$48	$444	$63	$62	$21	$784	$50	$1,472

Ending balance: individually evaluated for impairment	$48	$182	$—	$—	$—	$5	$—	$235

Ending balance: loans collectively evaluated for impairment	$—	$262	$63	$62	$21	$779	$50	$1,237

Loans:
Ending Balance	$173	$51,726	$12,451	$8,730	$1,165	$63,839	$—	$138,084

Ending balance: individually evaluated for impairment	$173	$5,179	$—	$7	$—	$752	$—	$6,111

Ending balance: loans collectively evaluated for impairment	$—	$46,547	$12,451	$8,723	$1,165	$63,087	$—	$131,973

First federal of northern Michigan bancorp, inc. and subsidiaries Notes to consolidated financial statements – December 31, 2014 and 2013 (000’s omitted), except per share data	2014 Annual report

Note 5 - Property and Equipment

A summary of property and equipment is as follows:

	December 31,
	2014	2013

Land	$1,271	$1,071
Land improvements	195	182
Buildings	7,058	6,237
Equipment	3,959	3,523

Total property and equipment	12,483	11,013

Accumulated depreciation	6,147	5,810

Net property and equipment	$6,336	$5,203

Depreciation expense was $337 and $283 for the periods ended December 31, 2014 and 2013, respectively.

Note 6 – Servicing

Loans serviced for others are not included in the accompanying consolidated balance sheet. The unpaid principal balances of mortgage and other loans serviced for others were approximately $125.4 million and $131.7 million at December 31, 2014 and 2013, respectively. The key economic assumptions used in determining the fair value of the mortgage servicing rights are as follows:

	December 31,
	2014	2013
Annual constant prepayment speed (CPR)	11.46%	10.27%
Weighted average life (in months)	244	244
Discount rate	9.38%	9.26%

The fair value of our mortgage servicing rights was estimated to be $1.0 million and $1.1 million at December 31, 2014 and December 31, 2013, respectively. At December 31, 2012 a valuation allowance of $19 was established against the mortgage servicing rights associated with our 20-year fixed-rate sold loans. Based on decreased prepayment speeds within the 20-year fixed rate tranche, the valuation allowance was removed in 2013.

The following table summarizes mortgage servicing rights capitalized and amortized, along with the aggregate activity in related valuation allowances:

First federal of northern Michigan bancorp, inc. and subsidiaries Notes to consolidated financial statements – December 31, 2014 and 2013 (000’s omitted), except per share data	2014 Annual report

	December 31,
	2014	2013

Balance - beginning of period:	$860	$1,035

Originated mortgage servicing rights capitalized	111	151
Amortization of mortgage servicing rights	(261)	(326)

Balance - end of period	710	860

Valuation allowances:
Balance - beginning of period	—	(19)
Reductions	—	19

Balance - end of period (net of allowances)	$710	$860

Note 7 - Intangible Assets

Intangible assets of the Company are summarized as follows:

	December 31, 2014
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortized intangible assets:
Core deposit (merger)	1,392	106	$1,286
Core deposit (purchase)	$25	$25	—
Commission residual	600	600	—
Total	$2,017	$731	$1,286

	December 31, 2013
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortized intangible assets:
Core deposit	$25	$24	$1
Commission residual	600	561	39
Total	$625	$585	$40

Amortization expense was $146 and $118 for the periods ended December 31, 2014 and 2013, respectively.

In accordance with the merger with Bank of Alpena in 2014, the Company recorded $1.4 million in core deposit intangible assets.

The estimated future amortization expense on core deposit intangible assets for the years ending after December 31, 2014 are as follows:

Amortization
Expense
2015	$243
2016	217
2017	192
2018	167
2019	141
Thereafter	326
Total	$1,286

First federal of northern Michigan bancorp, inc. and subsidiaries Notes to consolidated financial statements – December 31, 2014 and 2013 (000’s omitted), except per share data	2014 Annual report

Note 8 - Deposits

Deposit accounts, by type and range of rates, consist of the following:

	December 31,
	2014	2013
Account Type

NOW accounts and MMDA	$107,935	$50,222
Regular savings accounts	29,846	22,037

Total	137,781	72,259

Certificate of Deposit Rates

0.10 percent to 0.99 percent	42,302	40,259
1.00 percent to 1.99 percent	27,362	17,715
2.00 percent to 2.99 percent	6,092	7,130
3.00 percent to 3.99 percent	1,050	1,486
4.00 percent to 4.99 percent	115	133

Total certificate of deposits	76,921	66,723

Total interest-bearing deposits	$214,702	$138,982

Certificates of deposit $100 or greater at December 31, 2014 and 2013 were $28.1 million and $22.9 million, respectively.

The following table sets forth the amount and maturities of certificates of deposit:

	December 31, 2014
	Amount Due
Rate	Less than 1 Year	1-2 Years	2-3 Years	3-5 Years	Greater than 5 Years	Total

0.10 percent to 0.99 percent	$33,161	$8,214	$532	$395	$—	$42,302

1.00 percent to 1.99 percent	1,419	6,884	6,398	12,394	267	27,362

2.00 percent to 2.99 percent	4,022	696	47	323	1,004	6,092

3.00 percent to 3.99 percent	502	—	12	536	—	1,050

4.00 percent to 4.99 percent	45	17	53	—	—	115
Total	$39,149	$15,811	$7,042	$13,648	$1,271	$76,921

Interest expense on deposits is summarized as follows:

	Year Ended December 31,
	2014	2013

NOW and MMDAs	$141	$98
Regular savings	13	11
Certificates of deposit	664	717

Total	$818	$826

First federal of northern Michigan bancorp, inc. and subsidiaries Notes to consolidated financial statements – December 31, 2014 and 2013 (000’s omitted), except per share data	2014 Annual report

Deposits from related parties held by the Bank at December 31, 2014 and 2013 amounted to $13.3 million and $632, respectively.

Note 9 - Federal Home Loan Bank and Federal Reserve Advances

The Bank has advances from the Federal Home Loan Bank of Indianapolis. Interest rates range from 0.32% to 2.21% with a weighted average interest rate of 1.17%. These advances contain varying maturity dates through January 3, 2023 with a weighted average maturity of approximately 27 months. The advances are collateralized by approximately $48.9 million and $49.6 million of mortgage loans as of December 31, 2014 and 2013, respectively. In addition, at December 31, 2014 and 2013, securities with a carrying value of $21.2 million and $20.4 million, respectively, were pledged as collateral for Federal Home Loan Bank advances. Available borrowings with the Federal Home Loan Bank at December 31, 2014 totaled $56.4 million, of which $22.9 million was outstanding.

The advances are subject to prepayment penalties subject to the provisions and conditions of the credit policy of the Federal Home Loan Bank. Future maturities of the advances are as follows:

December 31, 2014
Years Ending December 31	Amount	Weighted Average Interest Rate
2015	$4,890	.71
2016	8,561	1.10
2017	4,362	1.70
2018	3,303	1.10
2019	1,460	1.56
Thereafter	309	1.61
Total	$22,885	1.17

First federal of northern Michigan bancorp, inc. and subsidiaries Notes to consolidated financial statements – December 31, 2014 and 2013 (000’s omitted), except per share data	2014 Annual report

The Bank had $0 and $1.5 million of variable rate advances outstanding as of December 31, 2014 and 2013, respectively.

In 2009, the Bank entered into a discount window loan agreement with the Federal Reserve Bank that allows for advances up to seventy-five percent of the collateral balance. As of December 31, 2014, these advances are secured by investment securities with a fair value of approximately $8.7 million and are generally due within 28 days from the date of the advance. The interest rate on the advances is based on the quoted Federal Reserve discount window rate (effective rate of 0.75 percent as of December 31, 2014). At December 31, 2014 and 2013, the Bank had no outstanding advances.

Note 10 - Federal Income Tax

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

The Company and the Bank file a consolidated Federal income tax return. The analysis of the consolidated provision for federal income tax is as follows:

	Year Ended December 31,
	2014	2013

Current provision	$—	$—
Deferred benefit	807	(57)
Change in valuation allowance	(807)	57

Total	$—	$—

A reconciliation of the federal income tax expense and the amount computed by applying the statutory federal income tax rate (34 percent) to income before federal income tax is as follows:

	Year Ended December 31,
	2014	2013

Tax expense at statutory rate	$765	$19
Increase (decrease) from:
Change in valuation allowance, including bargain purchase gain	(807)	57
Tax-exempt interest	(52)	(52)
Other	94	(24)

Total income tax expense	$—	$—

The net deferred tax asset was comprised of the following temporary differences:

First federal of northern Michigan bancorp, inc. and subsidiaries Notes to consolidated financial statements – December 31, 2014 and 2013 (000’s omitted), except per share data	2014 Annual report

	December 31,
	2014	2013
Deferred tax assets:
Acquired loans	$565	$—
Other real estate owned	202	92
Non-accrual loan interest	155	49
Directors’ benefit plan	251	272
Net operating loss carryforward	4,177	3,684
Investment in subsidiary	—	784
Net deferred loan origination fees	89	101
Unrealized loss on available-for-sale securities	—	83
Other	90	246

Total deferred tax assets	5,529	5,311

Less: valuation allowance	3,090	3,223

Deferred tax liabilities:
Allowance for loan losses	306	322
Mortgage servicing rights	242	292
Partnership losses	132	124
Unrealized gain on available-for-sale securities	222	—
Depreciation	115	344
Core deposit intangible	437	—
Other	134	207

Total deferred tax liabilities	1,588	1,289

Net deferred tax asset	$851	$799

The Company has net operating loss carryforwards of approximately $12.3 million generated from December 31, 2007 through December 31, 2014 that are available to reduce total taxable income through the years ending December 31, 2033.

For tax years beginning prior to January 1, 1996, a qualified thrift institution was allowed a bad debt deduction for tax purposes based on a percentage of taxable income or on actual experience. The Bank used the percentage of taxable income method through December 31, 1995.

A deferred tax liability has not been recognized for the tax bad debt base year reserves of the Bank. The base year reserves are the balance of reserves as of December 31, 1987. At December 31, 2014 and 2013, the amount of those reserves was approximately $60. The amount of the unrecognized deferred tax liability at December 31, 2014 and 2013 was approximately $20.

Note 11 – Off-Balance Sheet Risk Commitments and Contingencies

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

First federal of northern Michigan bancorp, inc. and subsidiaries Notes to consolidated financial statements – December 31, 2014 and 2013 (000’s omitted), except per share data	2014 Annual report

	December 31,
	2014	2013

Commitments to grant loans	$9,020	$5,936
Unfunded commitments under lines of credit	15,022	12,940
Commercial and standby letters of credit	134	59

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

Commercial and standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily used to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. Fees earned on commercial and standby letters of credit are required to be deferred over the contractual life of the letter of credit. The Company determined that the fair value of guarantees on standby letters of credit has an immaterial effect on the financial results at December 31, 2014 and 2013.

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

Note 12 - Stockholders’ Equity

Payment of dividends on the common stock is subject to determination and declaration by the Board of Directors and depends on a number of factors, including capital requirements, regulatory limitation on payment of dividends, the Bank’s results of operations and financialcondition, tax considerations, and general economic conditions.

The Bank is subject to various regulatory capital requirements administered by the Office of the Comptroller of the Currency (OCC). Failure to meet certain capital requirements can initiate certain mandatory and possibly additional discretionary action by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators regarding components, risk-weightings, and other factors.

First federal of northern Michigan bancorp, inc. and subsidiaries Notes to consolidated financial statements – December 31, 2014 and 2013 (000’s omitted), except per share data	2014 Annual report

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

In 2013 the federal banking agencies issued revisions to the existing capital rules to incorporate certain changes to the Basel capital framework, including Basel III and other elements. The intent is to strengthen the definition of regulatory capital, increase risk-based capital requirements, and make selected changes to the calculation of risk-weighted assets. Beginning January 1, 2015, banks transitioned to the new rules and will report results with the first call report of 2015. As part of the new rules there are several provisions affecting the Company, such as the implementation of a new common tier ratio, the start of a capital conservation buffer, and increased prompt corrective action capital adequacy thresholds.

	Actual		For Capital Adequacy Purposes		To be Categorized as Well-Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)

December 31, 2014

Total capital (to risk-weighted assets)	$29,092	16.9%	$13,778	8.0%	$17,223	10.0%

Tier 1 capital (to risk-weighted assets)	$27,662	16.1%	$6,889	4.0%	$10,334	6.0%

Tangible capital (to tangible assets)	$27,662	8.5%	$4,858	1.5%	$6,477	2.0%

December 31, 2013

Total capital (to risk-weighted assets)	$24,033	17.9%	$10,748	8.0%	$13,436	10.0%

Tier 1 capital (to risk-weighted assets)	$22,563	16.8%	$5,374	4.0%	$8,061	6.0%

Tangible capital (to tangible assets)	$22,563	10.8%	$3,137	1.5%	$4,183	2.0%

Note 13 - Employee Benefit Plan

Defined Benefit Pension Plan

The Bank is a participant in the multiemployer Financial Institutions Retirement Fund (FIRF or the “Plan”), which covers substantially all of its officers and employees. The defined benefit plan covers all employees who have completed one year of service, attained age 21, and worked at least 1,000 hours during the year. Normal retirement age is 65, with reduced benefits available at age 55. The Bank’s contributions are determined by FIRF and generally represent the normal cost of the Plan. Specific Plan assets and accumulated benefit information for the Bank’s portion of the Plan are not available. Under the Employee Retirement Income Security Act of 1974 (ERISA), a contributor to a multiemployer pension plan may be liable in the event of complete or partial withdrawal for the benefit payments guaranteed under ERISA. Effective July 1, 2005 the plan was frozen as to current participants and any new employees hired after July 1, 2004 were excluded from the plan. The expense of the Plan allocated to the Bank was $103 and $72 for the years ended December 31, 2014 and 2013, respectively.

First federal of northern Michigan bancorp, inc. and subsidiaries Notes to consolidated financial statements – December 31, 2014 and 2013 (000’s omitted), except per share data	2014 Annual report

401(k) Savings Plan

The Bank has a 401(k) savings plan covering substantially all of its employees who meet certain age and service requirements. Contributions to the plan by the Bank are discretionary in nature in such amounts determined by the Board of Directors. The expense under the plan for the years ended December 31, 2014 and 2013 was $96 and $89, respectively.

Nonqualified Deferred Compensation Plan

The Bank has a nonqualified deferred compensation plan for certain of its directors. Through 1998, each eligible director could voluntarily defer all or part of his or her director’s fees to participate in the program. The plan is currently unfunded and amounts deferred are unsecured and remain subject to claims of the Bank’s general creditors.

Directors are paid once they reach normal retirement age or sooner for reason of death, total disability, or termination. The Bank may terminate the plan at any time. The amount recorded under the plan totaled approximately $738 and $801 at December 31, 2014 and 2013, respectively. The expense under the plan for the years ended December 31, 2014 and 2013 was $73 and $78, respectively.

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

Compensation expense is recognized for the ESOP equal to the average fair value of shares committed to be released for allocation to participant accounts. Any difference between the average fair value of shares committed to be released for allocation and the ESOP’s original acquisition cost is charged or credited to stockholders’ equity (additional paid-in capital). During the years ended December 31, 2014 and 2013, respectively, 0 and 2,793 shares were sold into the open market and no shares were purchased from the open market. Total compensation expense was $0 for both the years ended December 31, 2014 and 2013.

As of December 31, 2014 this benefit plan was terminated and funds have been distributed to the participants or rolled over into an individual retirement accounts (IRA) or the 401(k) plan savings plan.

First federal of northern Michigan bancorp, inc. and subsidiaries Notes to consolidated financial statements – December 31, 2014 and 2013 (000’s omitted), except per share data	2014 Annual report

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

First federal of northern Michigan bancorp, inc. and subsidiaries Notes to consolidated financial statements – December 31, 2014 and 2013 (000’s omitted), except per share data	2014 Annual report

Stock Options - A summary of option activity under the Plans during the years ended December 31, 2014 and 2013 is presented below:

Options	Shares	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value

Outstanding at January 1, 2013	167,620	$9.53	3.38	—

Granted	—	$0.00

Exercised	—	$0.00

Forfeited or Expired	(17,590)	$9.60

Outstanding at December 31, 2013	150,030	$9.52	2.40	—

Granted	—	$0.00

Exercised	—	$0.00

Forfeited or expired	(14,000)	$9.30

Oustanding at December 31, 2014	136,030	$9.54	1.40	—

Options Exercisable at December 31, 2014	136,030	$9.54	1.40	—

There were 63,256 shares available for future granting of options as of December 31, 2014.

The aggregate intrinsic value of outstanding options shown in the table above represents the total pretax intrinsic value (i.e. the difference between the Company’s closing stock price of $5.49 on December 31, 2014 and the exercise price times the number of shares) that would have been received by the option holder had all option holders exercised their options on December 31, 2014. The amount changes based on the fair market value of the stock. This value was $0.00 at both December 31, 2014 and 2013. The exercise prices for the stock options range from $9.07 to $9.65 per share.

As of December 31, 2014, the total compensation cost of the Plans was fully recognized. The total fair value of shares vested during the year ended December 31, 2014 and 2013 was $0 and $0, respectively. Compensation expense for 2014 and 2013 related to options granted under this plan was $0 and $0, respectively.

All stock options were fully vested at December 31, 2014 and 2013, respectively.

Restricted Stock Awards – The Company did not grant any award shares during the years ended December 31, 2014 and 2013. Compensation expense for 2014 and 2013 related to awards granted under this plan was $0 and $0, respectively.

The shares vest over a five year service period. As of December 31, 2014, the total compensation cost of the Plan was fully recognized. In addition, there were no restricted stock awards under the plan that were unvested at December 31, 2014 and 2013, respectively.

There were 5,304 shares available for future grants of award shares at December 31, 2014.

First federal of northern Michigan bancorp, inc. and subsidiaries Notes to consolidated financial statements – December 31, 2014 and 2013 (000’s omitted), except per share data	2014 Annual report

Note 14 - Fair Value Measurements

Accounting standards require certain assets and liabilities be reported at fair value in the financial statements and provide a framework for establishing that fair value. The framework for determining fair value is based on a hierarchy that prioritizes the inputs and valuation techniques used to measure fair value.

The following tables present information about the Company’s assets measured at fair value on a recurring basis at December 31, 2014 and 2013 and the valuation techniques used by the Company to determine those fair values.

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

Assets and Liabilities Measured at Fair Value on a Recurring Basis at December 31, 2014

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2014

Investment securities - available-for-sale:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$—	$31,223	$—	$31,223
Municipal notes	—	23,133	—	23,133
Corporate securities	—	1,561		1,561
Mortgage-backed securities	—	64,046	—	64,046
Equity securities	5	—	—	5

Total investment securities - available-for-sale	$5	$119,963	$—	$119,968

First federal of northern Michigan bancorp, inc. and subsidiaries Notes to consolidated financial statements – December 31, 2014 and 2013 (000’s omitted), except per share data	2014 Annual report

Assets and Liabilities Measured at Fair Value on a Recurring Basis at December 31, 2013

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2013

Investment securities - available-for-sale:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$—	$7,042	$—	$7,042
Municipal notes	—	13,609	—	13,609
Corporate securities	—	1,097		1,097
Mortgage-backed securities	—	28,603	—	28,603
Equity securities	7	—	—	7

Total investment securities - available-for-sale	$7	$50,351	$—	$50,358

Fair value measurements of U.S. Government agencies and mortgage backed securities use pricing models that vary and may consider various assumptions, including time value, yield curves, volatility factors, prepayment speeds, default rates, loss severity, current market and contractual prices for the underlying financial instruments, as well as other relevant economic measures.

There were no transfers between Levels 1 and 2 of the fair value hierarchy during the years ended December 31, 2014 and 2013. For the available for sale securities, the Company obtains fair value measurements from an independent third-party service.

The Company also has assets that under certain conditions are subject to measurement at fair value on a nonrecurring basis. These assets include impaired loans (see Note 4) and other real estate owned.

The change in fair value of impaired loans is recorded through the ALLL. The Company estimates the fair value of impaired loans based on Level 3 inputs which include the present value of expected future cash flows using management’s best estimate of key assumptions. These assumptions include future payment ability, timing of payment streams, and estimated realizable values of available collateral (typically based on outside appraisals).

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

First federal of northern Michigan bancorp, inc. and subsidiaries Notes to consolidated financial statements – December 31, 2014 and 2013 (000’s omitted), except per share data	2014 Annual report

Assets Measured at Fair Value on a Nonrecurring Basis at December 31, 2014
	Balance at December 31, 2014	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Originated Assets:

Impaired loans accounted for under FASB ASC 310-10	$1,806	$—	$—	$1,806

Other real estate owned -residential mortgages	336	—	—	336

Other real estate owned - commercial	1,628	—	—	1,628

Other repossessed assets	860	—	—	860

Total assets at fair value on a non-recurring basis				$4,630

Acquired Assets:
Impaired loans accounted for under FASB ASC 310-10	$396	$—	$—	$396

Other real estate owned -residential mortgages	—	—	—	—
	—
Other real estate owned - commercial	—	—	—	—

Other repossessed assets	—	—	—	—

Total assets at fair value on a non-recurring basis				$396

Assets Measured at Fair Value on a Nonrecurring Basis at December 31, 2013
	Balance at December 31, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Impaired loans accounted for under FASB ASC 310-10	$5,122	$—	$—	$5,122

Other real estate owned -residential mortgages	285	—	—	285

Other real estate owned - commercial	472	—	—	472

Other repossessed assets	1,023	—	—	1,023

Total assets at fair value on a non-recurring basis				$6,902

First federal of northern Michigan bancorp, inc. and subsidiaries Notes to consolidated financial statements – December 31, 2014 and 2013 (000’s omitted), except per share data	2014 Annual report

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

Loans Receivable - For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for other loans are estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values of nonperforming loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable.

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

The estimated fair values and related carrying amounts of the Company’s financial instruments as of December 31, 2014 and 2013 are as follows:

First federal of northern Michigan bancorp, inc. and subsidiaries Notes to consolidated financial statements – December 31, 2014 and 2013 (000’s omitted), except per share data	2014 Annual report

December 31, 2014	Carrying Value	Level 1	Level 2	Level 3	Total Estimated Fair Value
	(dollars in thousands)
Financial assets:
Cash and cash equivalents	$11,254	$11,254	$—	$—	$11,254
Deposits held at other financial institutions	8,429	—	8,424	—	8,424
Securities available for sale	119,968	—	119,968	—	119,968
Securities held to maturity	790	—	908	—	908
Loans held for sale	88			90	90
Loans receivable - net	163,646	—	—	163,690	163,690
Federal Home Loan Bank stock	2,591	—	2,591	—	2,591
Accrued interest receivable	986	—	—	986	986

Financial liabilities:
Customer deposits	270,734	—	271,200	—	271,200
Federal Home Loan Bank advances	22,885	—	22,696	—	22,696
Accrued interest payable	101	—	—	101	101

December 31, 2013	Carrying Value	Level 1	Level 2	Level 3	Total Estimated Fair Value
	(dollars in thousands)

Financial assets:
Cash and cash equivalents	$2,766	$2,766	$—	$—	$2,766
Securities available for sale	50,358	—	50,358	—	50,358
Securities held to maturity	2,255	—	2,400	—	2,400
Loans held for sale	175			178	178
Loans receivable - net	136,315	—	—	135,172	135,172
Federal Home Loan Bank stock	3,266	—	3,266	—	3,266
Accrued interest receivable	745	—	—	745	745
Financial liabilities:

Customer deposits	160,029	—	160,784	—	160,784
Federal Home Loan Bank advances	24,813	—	24,458	—	24,458
Accrued interest payable	89	—	—	89	89

Note 15 - Restrictions on Dividends

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

First federal of northern Michigan bancorp, inc. and subsidiaries Notes to consolidated financial statements – December 31, 2014 and 2013 (000’s omitted), except per share data	2014 Annual report

Note 16 - Parent-Only Financial Statements

The following represents the condensed financial statements of First Federal of Northern Michigan Bancorp, Inc. (“Parent”) only. The Parent-only financial information should be read in conjunction with the Company’s consolidated financial statements.

Condensed parent company financial statements, which include transactions with the subsidiary, are as follows (000s omitted):

	December 31,
	2014	2013

Assets

Cash at subsidiary bank	$481	$510
Investment in subsidiary	29,731	22,701
Deferred tax asset	318	318
Other assets	6	1

Total assets	$30,536	$23,530

Liabilities and Stockholders’ Equity

Liabilities	$—	$5
Stockholders’ equity	30,536	23,525

Total liabilities and stockholders’ equity	$30,536	$23,530

	December 31,
	2014	2013

Operating income	$—	$—

Dividend income	500	—
Operating expense	(271)	(249)

Income (Loss) before income taxes and equity in undistributed net income of subsidiary bank	229	(249)

Income tax benefit	—	—

Income (Loss) before equity in undistributed loss of subsidiary bank	229	(249)

Equity in undistributed net income of subsidiary bank	2,020	304

Net income	$2,249	$55

First federal of northern Michigan bancorp, inc. and subsidiaries Notes to consolidated financial statements – December 31, 2014 and 2013 (000’s omitted), except per share data	2014 Annual report

Statements of Operations:

	December 31,
	2014	2013

Cash Flows from Operating Activities
Net income	$2,249	$55

Adjustments to reconcile net income to net cash from operating activities:
Dividend from subsidiary bank	$500
Stock options/awards	—	—
Equity in undistributed net income of subsidiary bank	(2,520)	(304)
Net change in other liabilities	(6)	1
Net change in other assets	(5)	(1)

Cash Flows from Financing Activities
Dividends paid	(247)	(58)

Net cash used in operating activities	(2,278)	(362)

Net Decrease in Cash	(29)	(307)

Cash - Beginning of year	510	817

Cash - End of year	$481	$510

First federal of northern Michigan bancorp, inc. and subsidiaries Notes to consolidated financial statements – December 31, 2014 and 2013 (000’s omitted), except per share data	2014 Annual report

Note 17 - Quarterly Results of Operations (Unaudited)

The following tables summarize the Company’s quarterly results for the fiscal years ended December 31, 2014 and 2013:

	For the Three-Month Period Ending
	March 31, 2014	June 30, 2014	September 30, 2014	December 31, 2014
Interest income	$2,045	$2,025	$2,387	$2,643
Interest expense	249	259	270	304
Net interest income	1,796	1,766	2,117	2,339
Provision for loan losses	16	—	257	11
Other income	336	344	2,224	574
Other expenses	1,895	2,016	2,470	2,582
Income - before income tax expense	221	94	1,614	320
Income tax expense	—	—	—	—
Net income	$221	$94	$1,614	$320

Net income per share
Basic	$0.08	$0.03	$0.48	$0.11
Diluted	$0.08	$0.03	$0.48	$0.11

Weighted average number of shares outstanding - basic and dilutive	2,884	2,884	3,370	3,019
Cash dividends declared per common share	$0.020	$0.020	$0.020	$0.020

	For the Three-Month Period Ending
	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013
Interest income	$2,085	$2,095	$2,065	$2,074
Interest expense	321	285	274	270
Net interest income	1,764	1,810	1,791	1,804
Provision for loan losses	144	196	32	265
Other income	440	465	459	401
Other expenses	1,992	2,082	2,036	2,132
Income (loss) - before income tax expense (benefit)	68	(3)	182	(192)
Income tax expense	—	—	—	—
Net income (loss)	$68	$(3)	$182	$(192)

Net income (loss) per share
Basic	$0.02	$—	$0.06	$(0.07)
Diluted	$0.02	$—	$0.06	$(0.07)

Weighted average number of shares outstanding - basic and dilutive	2,884	2,884	2,884	2,884
Cash dividends declared per common share	$—	$—	$—	$0.020

Stockholder information	2014 Annual report

Annual Stockholder Meeting

The Annual Meeting of Stockholders will be held at 1:00 p.m., May 13, 2015 at the Art in the Loft, 109 N. Second Ave. Suite 300, Alpena, MI 49707.

Stock Listing

The Company’s common stock is traded on the NASDAQ Capital Market under the symbol “FFNM”.

Price Range of Common Stock

The following sets forth the quarterly high and low closing price per share and cash dividends declared during each of the four quarters in 2014 and 2013.

		Market Price
			Cash Dividend
Quarter Ended	High	Low	Declared

December 31, 2014	$5.80	$4.70	$0.020
September 30, 2014	$6.20	$5.33	$0.020
June 30, 2014	$6.12	$4.82	$0.020
March 31, 2014	$5.40	$4.88	$0.020
December 31, 2013	$5.72	$4.71	$0.020
September 30, 2013	$4.47	$4.20	$—
June 30, 2013	$4.65	$3.40	$—
March 31, 2013	$4.79	$4.24	$—

Special Counsel

Luse Gorman, PC
5335 Wisconsin Avenue, N.W.
Suite 780
Washington, D.C. 20015

Market Maker

Raymond James & Associates, Inc.
222 South Riverside Plaza
7th Floor
Chicago, IL 60606
312-655-3000	Independent Auditor

Plante & Moran, PLLC
2601 Cambridge Ct. Suite 500
Auburn Hills, MI 48326

Transfer Agent

Computershare Investor Services
211 Quality Circle
Suite 210
College Station, TX 77845
800-368-5948

Annual Report on Form 10-K

A copy of the Company’s Form 10-K for the year ended December 31, 2014 will be furnished without charge upon written request to: Eileen M. Budnick, VP- Director of Financial Reporting & Accounting, Treasurer and Corporate Secretary, First Federal of Northern Michigan Bancorp, Inc., 100 S. Second Avenue, Alpena, Michigan 49707.

directors and exectuive officer of first federal of northern michigan bancorp, inc. and first federal of northern michigan	2014 Annual report

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

Gary C. VanMassenhove is a Certified Public Accountant at Straley, Lamp and Kraenzlein, CPA firm. Mr. VanMassenhove has been a Certified Public Accountant for 44 years. He has been a director of the Company and the Bank since September 2001.

Thomas R. Townsend is the President of the R.A. Townsend Co., a plumbing, heating and air conditioning distributor located in Alpena, Michigan, where he has been employed for the past 37 years. Mr. Townsend has been a director of the Company and the Bank since April 2002.

James E. Kraenzlein is a partner in Straley, Lamp and Kraenzlein CPA firm. Mr. Kraenzlein has been a Certified Public account for 18 years. He has been a director of the Company since June 2013.

Timothy E. Fitzpatrick is the President of WMCR, Inc., a restaurant holding company located in Alpena, Michigan, where he has been employed for the past 35 years. Mr. Fitzpatrick has been a director of the Company since August 2014.

Christopher B. McCoy is the President of Magnaloy Coupling, a manufacturing company that produces a light weight, heavy-duty flexible drive coupling, located in Alpena Michigan, where he has been employed for the past 38 years. Mr. McCoy has been a director of the Company since August 2014.

Eric G. Smith is the President of Panel Processing, a panel fabricating plant located in Alpena Michigan, where he has been employed for the past 23 years. Mr. Smith is a Certified Public Accountant and has been a director of the Company since August 2014.

Richard L. Crittenden is the President of DeVere Construction Co., a general contractor and construction management company located in Alpena Michigan, where he has been employed for the past 35 years. Mr. Crittenden has been a director of the Company since August 2014.

Michael W. Mahler currently serves as the Chief Executive Officer of the Company and the Bank. In May 2008 he was named President and Chief Executive Officer of the Company and the Bank. Preceding that appointment, beginning in January 2006, he served as the President and Chief Operating Officer of the Company and the Bank. Prior to that designation, since November 2004, Mr. Mahler served as Executive Vice President of the Company and the Bank and had served, since November 2002, as Chief Financial Officer. From September 2000 until November 2002, Mr. Mahler was Corporate Controller at Besser Company, Alpena, Michigan, an international producer of concrete products equipment. From 1990 until 2000, Mr. Mahler was employed at LTV Steel Company, East Chicago, Indiana where he served in financial roles of increasing responsibility and served, from 1997 until 2000, as Controller for a northeast Michigan division. Mr. Mahler has been a Director of the Bank since January 2006 and of the Company since May 2008.

directors and exectuive officer of first federal of northern michigan bancorp, inc. and first federal of northern michigan	2014 Annual report

Executive Officers Who Are Not Directors

Craig A. Kus was named President and Chief Operating Officer of the Company and Bank in August 2014. Prior to joining the Bank, Mr. Kus served as the President and Chief Executive Officer of the Bank of Alpena and Alpena Banking Corporation, Alpena Michigan, a position he held since the bank’s inception in 2001. Mr. Kus has been in the banking profession since 1977.

Jerome W. Tracey was named Executive Vice President, of the Company, and Chief Lending Officer of the Bank in January 2006. Mr. Tracey had served as Senior Vice President, Senior Lender of the Company and the Bank since September 2001 and served as Vice President of Commercial Services since joining the Bank in November 1999. Prior to joining the Bank, Mr. Tracey served as Vice President of Commercial Lending for National City Bank, Alpena, Michigan, a position he held since 1996. Mr. Tracey has been in the banking profession since 1981.

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

Executive Management of the Bank

Michael W. Mahler, Craig A. Kus, Jerome W. Tracey, Eileen M. Budnick, and Joseph P. Garber

Officers of the Bank

Michael W. Mahler, Craig A. Kus, Jerome W. Tracey, Eileen M. Budnick, Joseph P. Garber, Joseph W. Gentry II, Kathleen R. Brown, Linda K. Sansom, Jerome P. Schmidt, Steven T. Mousseau and Tifanie A. Tremble.

